                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    Depositor

                                       and

                    KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                              Master Servicer No. 1

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                              Master Servicer No. 2

                                       and

                            CENTERLINE SERVICING INC.
                                Special Servicer

                                       and

                         U.S. BANK NATIONAL ASSOCIATION
                                     Trustee

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                            Certificate Administrator

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                                    Custodian

                         POOLING AND SERVICING AGREEMENT

                           Dated as of August 1, 2007

                                   ----------

                          $4,050,224,260 (Approximate)

                      Merrill Lynch Mortgage Trust 2007-C1
          Commercial Mortgage Pass-Through Certificates Series 2007-C1

                                                  ARTICLE I

                                                 DEFINITIONS

                                                  ARTICLE II

    CONVEYANCE OF TRUST MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01  Conveyance of Trust Mortgage Loans.......................................................   105
SECTION 2.02  Acceptance of the Trust Fund by Trustee; Receipt of the Mortgage Files by the Custodian..   108
SECTION 2.03  Mortgage Loan Sellers' Repurchase or Substitution of Trust Mortgage Loans for Document

SECTION 2.06  Execution, Authentication and Delivery of Class R-I Certificates; Issuance of REMIC I

                                                 ARTICLE III

                                ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01  Administration of the Mortgage Loans.....................................................   118
SECTION 3.02  Collection of Mortgage Loan Payments.....................................................   121
SECTION 3.03  Collection of Taxes, Assessments and Similar Items; Servicing Advances; Servicing
              Accounts; Reserve Accounts...............................................................   124
SECTION 3.04  Collection Accounts, Interest Reserve Account, Additional Interest Account, Distribution
              Account, Gain-on-Sale Reserve Account, Loan Combination Custodial Accounts and Floating
              Rate Account.............................................................................   130
SECTION 3.05  Permitted Withdrawals From the Collection Accounts, the Interest Reserve Account, the
              Additional Interest Account, the Distribution Account and the Loan Combination Custodial
              Accounts.................................................................................   140
SECTION 3.06  Investment of Funds in the Servicing Accounts, the Reserve Accounts, the Collection
              Accounts, the Distribution Account, the Loan Combination Custodial Accounts, the
              Additional Interest

                                       -i-

              Account, the Gain-on-Sale Reserve Account, the REO Accounts and the Floating Rate

SECTION 3.14  Reports on Assessment of Compliance with Servicing Criteria; Registered Public Accounting

SECTION 3.21  Transfer of Servicing Between the Master Servicers and the Special Servicer; Record

SECTION 3.30  Deliveries in Connection with Securitization of a Serviced Mortgage Loan that is a
              Non-Trust Loan...........................................................................   225

                                                  ARTICLE IV

                                        PAYMENTS TO CERTIFICATEHOLDERS

                                      -ii-

                                                  ARTICLE V

                                               THE CERTIFICATES

                                                  ARTICLE VI

      THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE CONTROLLING CLASS REPRESENTATIVE

SECTION 6.01  Liability of Depositor, Master Servicers and Special Servicer............................   267
SECTION 6.02  Merger, Consolidation or Conversion of Depositor or Master Servicers or Special Servicer.   267
SECTION 6.03  Limitation on Liability of the Depositor, the Master Servicers, the Special Servicer and
              Others...................................................................................   267
SECTION 6.04  Resignation of Master Servicers and the Special Servicer.................................   271
SECTION 6.05  Rights of Depositor, Trustee, Custodian and Certificate Administrator in Respect of
              Master Servicers and the Special Servicer................................................   272
SECTION 6.06  Depositor, Master Servicers and Special Servicer to Cooperate with Trustee, Certificate
              Administrator and Custodian..............................................................   273
SECTION 6.07  Depositor, Special Servicer, Certificate Administrator, Custodian and Trustee to
              Cooperate with Master Servicers..........................................................   273
SECTION 6.08  Depositor, Master Servicers, Certificate Administrator, Custodian and Trustee to

                                                 ARTICLE VII

                                                   DEFAULT

                                      -iii-

                                                 ARTICLE VIII

          CONCERNING THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN AND THE FISCAL AGENT

SECTION 8.01  Duties of Trustee, Certificate Administrator and Custodian...............................   289
SECTION 8.02  Certain Matters Affecting the Trustee, the Certificate Administrator and the Custodian...   290
SECTION 8.03  Trustee, Certificate Administrator, Custodian and Fiscal Agent Not Liable for Validity or
              Sufficiency of Certificates or Mortgage Loans............................................   292
SECTION 8.04  Trustee, Certificate Administrator, Custodian and Fiscal Agent May Own Certificates......   293
SECTION 8.05  Fees and Expenses of Trustee, Certificate Administrator and Custodian; Indemnification of

SECTION 8.15  Representations, Warranties and Covenants of the Trustee, the Certificate Administrator

                                                  ARTICLE IX

                                                 TERMINATION

                                                  ARTICLE X

                                          ADDITIONAL TAX PROVISIONS

SECTION 10.01 REMIC Administration.....................................................................   318

                                      -iv-

SECTION 10.02 Grantor Trust Administration.............................................................   321

                                                  ARTICLE XI

                                           MISCELLANEOUS PROVISIONS

                                       -v-

                             SCHEDULES AND EXHIBITS

Schedule No.   Schedule Description
------------   --------------------
Schedule I     Mortgage Loan Schedule
Schedule II    List of Mortgage Loans with Secured Creditor Environmental
               Insurance Policies
Schedule III   [RESERVED]
Schedule IV    Class A-SB Planned Principal Balances
Schedule V     Sub-Servicers as to Which Sub-Servicing Agreements Are In Effect
               on the Closing Date
Schedule VI    List of Mortgage Loans Requiring Operations and Maintenance Plans

Exhibit No.    Exhibit Description
-----------    -------------------
    A-1        Form of Class A-1, A-2, A-3, A-SB, A-4 and A-1A Certificates
    A-2        Form of Class X Certificate
    A-3        Form of Class AM, AJ, B, C and D Certificates
    A-4        Form of Class A-2FL, A-3FL, AJ-FL, E, F, G and H Certificates
    A-5        Form of Class J, K, L, M, N, P and Q Certificates
    A-6        Form of Class R-I and R-II Certificates
    A-8        Form of Class Z Certificate
     B         Form of Distribution Date Statement
     C         Form of Custodial Certification
    D-1        Form of Master Servicer Request for Release
    D-2        Form of Special Servicer Request for Release
    E-1        Form of Transferor Certificate for Transfers of Definitive
               Non-Registered Certificates (Pursuant to Section 5.02(b))
    E-2A       Form I of Transferee Certificate for Transfers of Definitive
               Non-Registered Certificates (Pursuant to Section 5.02(b))
    E-2B       Form II of Transferee Certificate for Transfers of Definitive
               Non-Registered Certificates (Pursuant to Section 5.02(b))
    E-2C       Form of Transferee Certificate for Transfers of Interests in Rule
               144A Global Certificates (Pursuant to Section 5.02(b))
    E-2D       Form of Transferee Certificate for Transfers of Interests in
               Regulation S Global Certificates (Pursuant to Section 5.02(b))
    F-1        Form I of Transferee Certificate Regarding ERISA Matters
               (Definitive Non-Registered Certificates) (Pursuant to Section
               5.02(c))
    F-2        Form II of Transferee Certificate Regarding ERISA Matters
               (Book-Entry Non-Registered Certificates) (Pursuant to Section
               5.02(c))
    G-1        Form of Transfer Affidavit and Agreement Regarding Residual
               Certificates (Pursuant to Section 5.02(d)(i)(4))
    G-2        Form of Transferor Certificate for Transfers of Residual
               Certificates (Pursuant to Section 5.02(d)(i)(4))
    H-1        Form of Notice and Acknowledgment (Regarding Proposed Special
               Servicer)
    H-2        Form of Acknowledgment of Proposed Special Servicer
    I-1        Form of Information Request from Certificateholder or Certificate
               Owner
    I-2        Form of Information Request from Prospective Investor
     J         Form of Exchange Act Reportable Event Notification
     K         Form of Defeasance Certification
     L         Relevant Servicing Criteria

                                      -vi-

    M-1        Form of Purchase Option Notice
    M-2        Form of Purchase Option Assignment by the Special Servicer
    M-3        Form of Purchase Option Assignment by Plurality Subordinate
               Certificateholder or Controlling Class Representative
     N         [RESERVED]
     O         Form of Sarbanes-Oxley Certification by the Depositor
    P-1        Form of Certification to be Provided by each Master Servicer to the Depositor
    P-2        Form of Certification to be Provided by the Certificate
               Administrator to the Depositor
    P-3        Form of Certification to be Provided by the Special Servicer to
               the Depositor
     Q         Centerline Naming Convention

                                      -vii-

                         POOLING AND SERVICING AGREEMENT

          This Pooling and Servicing Agreement is dated and effective as of
August 1, 2007, among MERRILL LYNCH MORTGAGE INVESTORS, INC., as Depositor,
KEYCORP REAL ESTATE CAPITAL MARKETS, INC., as Master Servicer No. 1, WELLS FARGO
BANK, NATIONAL ASSOCIATION, as Master Servicer No. 2, CENTERLINE SERVICING INC.,
as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee, WELLS FARGO
BANK, NATIONAL ASSOCIATION, as Certificate Administrator and LASALLE BANK
NATIONAL ASSOCIATION, as Custodian.

                             PRELIMINARY STATEMENT:

          The Depositor intends to sell mortgage pass-through certificates, to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in a trust fund to be created hereunder, the primary assets of which will be the Trust Mortgage Loans.

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of all of the Trust Mortgage Loans (exclusive of the
Excess Servicing Strip and that portion of the interest payments on the Trust
Mortgage Loans that constitutes Additional Interest), and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I". The Class R-I
Certificates will evidence the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. For federal income tax purposes, each REMIC I Regular Interest will be designated as a separate "regular interest" in REMIC I for purposes of the REMIC Provisions under federal income tax law. None of the REMIC I Regular Interests will be certificated.

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of all of the REMIC I Regular Interests as a REMIC for
federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R-II Certificates will evidence the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions under federal income tax law. For federal income tax purposes, each Class of the
Regular Certificates (or in the case of the Class X Certificates, each Class X
Component thereof), the Class A-2FL REMIC II Regular Interest, the Class A-3FL
REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest will be designated as a separate "regular interest" in REMIC II for purposes of the
REMIC Provisions under federal income tax law.

          The following table sets forth: (i) the class designation of each
Class of Regular Certificates; (ii) the Original Class Principal Balance or
Original Class Notional Amount for each Class of Regular Certificates; (iii) the corresponding REMIC I Regular Interest (the "Corresponding REMIC I Regular
Interest") for each Class of Regular Certificates (exclusive of the Class X
Certificates); and (iv) the initial REMIC I Principal Balance of each such
Corresponding REMIC I Regular Interest.

                                        Corresponding
   Class           Original Class          REMIC I          Initial REMIC I
Designation      Principal Balance   Regular Interest(s)   Principal Balance
--------------   -----------------   -------------------   -----------------
Class A-1           $   57,041,000           LA-1             $   57,041,000
Class A-2           $  298,918,000           LA-2             $  298,918,000
Class A-2FL(1)      $  200,000,000          LA-2FL            $  200,000,000
Class A-3           $  322,217,000           LA-3             $  322,217,000

                                        Corresponding
   Class           Original Class          REMIC I          Initial REMIC I
Designation      Principal Balance   Regular Interest(s)   Principal Balance
--------------   -----------------   -------------------   -----------------
Class A-3FL(2)      $  130,000,000          LA-3FL            $  130,000,000
Class A-SB          $   90,343,000          LA-SB             $   90,343,000
Class A-4           $  442,207,000           LA-4             $  442,207,000
Class A-1A          $1,294,430,000          LA-1A             $1,294,430,000
Class AM            $  405,023,000           LAM              $  405,023,000
Class AJ            $  134,143,000           LAJ              $  134,143,000
Class AJ-FL(3)      $  200,000,000          LAJ-FL            $  200,000,000
Class B             $   86,068,000            LB              $   86,068,000
Class C             $   40,502,000            LC              $   40,502,000
Class D             $   45,565,000            LD              $   45,565,000
Class E             $   45,565,000            LE              $   45,565,000
Class F             $   50,628,000            LF              $   50,628,000
Class G             $   40,502,000            LG              $   40,502,000
Class H             $   40,502,000            LH              $   40,502,000
Class J             $   15,189,000            LJ              $   15,189,000
Class K             $   15,188,000            LK              $   15,188,000
Class L             $   10,125,000            LL              $   10,125,000
Class M             $   10,126,000            LM              $   10,126,000
Class N             $   10,126,000            LN              $   10,126,000
Class P             $    5,062,000            LP              $    5,062,000
Class Q             $   60,754,260            LQ              $   60,754,260
Class X             $4,050,224,260*          N/A                   N/A

* Original Class Notional Amount

----------
(1)  The Class A-2FL REMIC II Regular Interest will have the same designation,
     Original Class Principal Balance and Corresponding REMIC I Regular Interest
     as the Class A-2FL Certificates.

(2)  The Class A-3FL REMIC II Regular Interest will have the same designation,
     Original Class Principal Balance and Corresponding REMIC I Regular Interest
     as the Class A-3FL Certificates.

(3)  The Class AJ-FL REMIC II Regular Interest will have the same designation,
     Original Class Principal Balance and Corresponding REMIC I Regular Interest
     as the Class AJ-FL Certificates.

          There exist four (4) Pari Passu Trust Mortgage Loans, each of which is part of a group of loans comprised of that Pari Passu Trust Mortgage Loan and one or more other Mortgage Loans, namely the related Pari Passu Non-Trust
Loan(s), that are both secured by the same Mortgage encumbering the related
Mortgaged Property. Each Pari Passu Trust Mortgage Loan and the related Pari
Passu Non-Trust Loan(s) collectively constitute a Pari Passu Loan Combination.
The relative rights of the holder of a Pari Passu Trust Mortgage Loan and the holder(s) of the related Pari Passu Non-Trust Loan(s) are set forth in the related Loan Combination Co-Lender Agreement. As and to the extent provided in the related Loan Combination Co-Lender Agreement, each Pari Passu Non-Trust Loan is pari passu in right

                                       -2-

of payment and in other respects to the related Pari Passu Non-Trust Loan. The
Pari Passu Trust Mortgage Loans are identified in the following table:

                Loan Number*    Pari Passu Trust Mortgage Loans
                ------------    -------------------------------
                      4         DRA/Colonial Office Portfolio
                      5         Och-Ziff Retail Portfolio
                     12         1101 New York Avenue
                     14         600 West Chicago

*    As indicated on Mortgage Loan Schedule

          The 600 West Chicago Trust Mortgage Loan is part of a group of loans comprised of that Trust Mortgage Loan and three (3) other Mortgage Loans, namely the 600 West Chicago Pari Passu Non-Trust Loans, that are all secured by the same Mortgage encumbering the related Mortgaged Property. The 600 West Chicago
Pari Passu Non-Trust Loans are pari passu in right of payment and in other respects with the 600 West Chicago Trust Mortgage Loan. The 600 West Chicago
Pari Passu Non-Trust Mortgage Loans, which will not be included in the Trust
Fund, are either, as of the Closing Date, included in various commercial mortgage securitizations or in the future will be included in various commercial mortgage securitizations. The 600 West Chicago Loan Combination is being serviced pursuant to the pooling and servicing agreement (the "CGCMT 2007-C6
Pooling and Servicing Agreement") for the Citigroup Commercial Mortgage Trust
Series 2007-C6 securitization transaction (the "CGCMT 2007-C6 Securitization")
involving the issuance of a series of commercial mortgage-backed securities captioned Citigroup Commercial Mortgage Trust Series 2007-C6, Commercial
Mortgage Pass-Through Certificates, Series 2007-C6, which pooling and servicing agreement is dated as of July 1, 2007, between Citigroup Commercial Mortgage
Securities, Inc. as depositor, Wachovia Bank, National Association as master servicer no. 1 (in such capacity, the "CGCMT 2007-C6 Applicable Master
Servicer"), Midland Loan Services, Inc. as master servicer no. 2, Capmark
Finance Inc. as master servicer no. 3, CWCapital Asset Management LLC as special servicer (in such capacity, the "CGCMT 2007-C6 Special Servicer"), Wells Fargo
Bank, National Association as trustee and LaSalle Bank National Association as certificate administrator. Accordingly, the 600 West Chicago Trust Mortgage
Loan, although part of the Trust Fund, will be serviced and administered in accordance with the CGCMT 2007-C6 Pooling and Servicing Agreement by the CGCMT
2007-C6 Applicable Master Servicer and the CGCMT 2007-C6 Special Servicer for so
long as the 600 West Chicago Pari Passu Non-Trust Loan that is part of the trust fund created in connection with the CGCMT 2007-C6 Securitization remains an asset of such trust fund. The 600 West Chicago Trust Mortgage Loan and the 600
West Chicago Pari Passu Non-Trust Loans together constitute the 600 West Chicago
Loan Combination. The relative rights of the holder of the 600 West Chicago
Trust Mortgage Loan and the respective holders of the 600 West Chicago Non-Trust
Loans are set forth in the 600 West Chicago Co-Lender and Servicing Agreement.

          There exist five (5) A-Note Trust Mortgage Loans, each of which is part of a group of loans comprised of that A-Note Trust Mortgage Loan and another Mortgage Loan, namely the related B-Note Non-Trust Loan, that are both secured by the same Mortgage encumbering the related Mortgaged Property. Each
A-Note Trust Mortgage Loan and the related B-Note Non-Trust Loan(s) collectively constitute a Loan Combination. The relative rights of the holder of an A-Note
Trust Mortgage Loan and the holder(s) of the related B-Note Non-Trust Loan(s)
are set forth in the related Loan Combination Co-Lender Agreement. As and to the extent provided in the related Loan Combination Co-Lender Agreement, each B-Note
Non-Trust Loan is subordinate in right of payment

                                       -3-

and in other respects to the related A-Note Trust Mortgage Loan. The A-Note
Trust Mortgage Loans are identified in the table below:

                Loan Number*   A-Note Trust Mortgage Loans
                ------------   ---------------------------
                    49         Encanto-SLB Puerto Rico
                    61         Lexus of Fremont
                    65         Stone Ridge Apartments
                    91         Fairfield Inn Potomac Mills
                    93         Toledo Hilton

*    As indicated on Mortgage Loan Schedule

          As and to the extent provided herein, the Pari Passu Non-Trust Loans
(excluding the 600 West Chicago Pari Passu Non-Trust Loans) and the B-Note
Non-Trust Loans, although not part of the Trust Fund, will be serviced and administered in accordance with this Agreement by the applicable Master Servicer and by the Special Servicer.

          The portion of the Trust Fund consisting of (i) the Additional
Interest and (ii) amounts held from time to time in the Collection Accounts and/or the Additional Interest Account that represent Additional Interest shall be treated as a grantor trust for federal income tax purposes and such grantor trust will be designated as "Grantor Trust Z".

          The Class A-2FL Swap Agreement (and payments thereunder), the Class
A-2FL REMIC II Regular Interest and the applicable sub-account of the Floating
Rate Account and amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent payments under the Class A-2FL Swap
Agreement, the Class A-3FL Swap Agreement (and payments thereunder), the Class
A-3FL REMIC II Regular Interest and the applicable sub-account of the Floating
Rate Account and amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent payments under the Class A-3FL Swap
Agreement, the Class AJ-FL Swap Agreement (and payments thereunder), the Class
AJ-FL REMIC II Regular Interest and the applicable sub-account of the Floating
Rate Account and amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent payments under the Class AJ-FL Swap
Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "MLMT 2007-C1 Grantor Trust FL"; provided that the initial up-front payment by the Class A-2FL Swap Counterparty to the Depositor
under the respective Swap Agreements shall belong to the Depositor and shall not be part of the Trust Fund or MLMT 2007-C1 Grantor Trust FL. As provided herein, the Grantor Trust Trustee shall take all actions required hereunder to ensure that MLMT 2007-C1 Grantor Trust FL maintains its status as a grantor trust under federal income tax law and not be treated as part of REMIC I or REMIC II. The
Class A-2FL Certificates shall represent beneficial interests in the portion of
MLMT 2007-C1 Grantor Trust FL related to the Class A-2FL Swap Agreement
(including payments thereunder), the Class A-2FL REMIC II Regular Interest and the Class A-2FL Sub-Account. The Class A-3FL Certificates shall represent beneficial interests in the portion of MLMT 2007-C1 Grantor Trust FL related to the Class A-3FL Swap Agreement (including payments thereunder), the Class A-3FL
REMIC II Regular Interest and the Class A-3FL Sub-Account. The Class AJ-FL
Certificates shall represent beneficial interests in the portion of the MLMT
2007-C1 Grantor Trust FL related to the Class AJ-FL Swap Agreement (including payments thereunder), the Class AJ-FL REMIC II Regular Interest and the Class
AJ-FL Sub-Account.

                                       -4-

          The portions of the Trust Fund consisting of (i) the Excess Servicing
Strip and (ii) amounts held from time to time in the Collection Accounts that represent the Excess Servicing Strip shall be treated as a grantor trust for federal income tax purposes, and such grantor trust will be designated as
"Grantor Trust E". As provided herein, the Certificate Administrator (in such capacity and as Grantor Trust Trustee) shall take all actions reasonably necessary to ensure that each of the respective portions of the Trust Fund consisting of MLMT 2007-C1 Grantor Trust FL, Grantor Trust E and Grantor Trust Z
maintains its status as a "grantor trust" under federal income tax law and is not treated as part of REMIC I or REMIC II.

          In consideration of the mutual agreements herein contained, the
Depositor, the Master Servicers, the Special Servicer, the Trustee, the
Certificate Administrator and the Custodian agree as follows:

                                       -5-

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Defined Terms.

          Whenever used in this Agreement, including in the Preliminary
Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

          "30/360 Basis": The accrual of interest calculated on the basis of a
360-day year consisting of twelve 30-day months.

          "600 West Chicago Co-Lender and Servicing Agreement": The Co-Lender
and Servicing Agreement, dated May 14, 2007, between the Trust Fund as holder of the 600 West Chicago Trust Mortgage Loan and the related Non-Trust Loan Holders.

          "600 West Chicago Loan Combination": Collectively, the 600 West
Chicago Trust Mortgage Loan and the 600 West Chicago Pari Passu Non-Trust Loans.
The term "600 West Chicago Loan Combination" shall include any successor REO
Loan with respect to the 600 West Chicago Trust Mortgage Loan.

          "600 West Chicago Pari Passu Non-Trust Loan": With respect to the 600
West Chicago Loan Combination, each Mortgage Loan that is secured by the same
Mortgage encumbering the related Mortgaged Property as the 600 West Chicago
Trust Mortgage Loan and that is pari passu in right of payment and other respects to the 600 West Chicago Trust Mortgage Loan.

          "600 West Chicago REO Property": With respect to the 600 West Chicago
Loan Combination, the related Loan Combination REO Property.

          "600 West Chicago Trust Mortgage Loan": The Trust Mortgage Loan
identified by loan number 14 on the Mortgage Loan Schedule and included in the
Trust Fund.

                                       -6-

          "A/B Loan Combination": Collectively, each A-Note Trust Mortgage Loan and the related B-Note Non-Trust Loan.

          "A-Note Trust Mortgage Loan": Each of the Trust Mortgage Loans as to
which the related Mortgage, which encumbers the related Mortgaged Property, also secures a B-Note Non-Trust Loan, which B-Note Non-Trust Loan will not be included in the Trust Fund. The A-Note Trust Mortgage Loans are identified in the Preliminary Statement.

          "Acceptable Insurance Default": With respect to any Serviced Mortgage
Loan, any default under the related Mortgage Loan documents resulting from: (i)
the exclusion of acts of terrorism from coverage under the related "all risk"
casualty insurance policy maintained on the related Mortgaged Property and (ii)
the related Mortgagor's failure to obtain insurance that specifically covers acts of terrorism, but, in each case, only if the Special Servicer has determined, in its reasonable judgment (exercised in accordance with the
Servicing Standard), that (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties in similar locales (but only by reference to such insurance that has been obtained by such owners at current market rates) or (b) such insurance is not available at any rate. Subject to the
Servicing Standard, in making any of the determinations required in subclause
(a) or (b) of this definition, the Special Servicer shall be entitled to rely on the opinion of an insurance consultant.

          "Accountant's Consent" As defined in Section 3.14.

          "Accrued Certificate Interest": With respect to any Class of
Sequential Pay Certificates (other than the Class A-2FL Certificates, the Class
A-3FL Certificates and the Class AJ-FL Certificates), the Class A-2FL REMIC II
Regular Interest, the Class A-3FL REMIC II Regular Interest or the Class AJ-FL
REMIC II Regular Interest for any Distribution Date, one month's interest at the
Pass-Through Rate applicable to such Class of Certificates, the Class A-2FL
REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest or the
Class AJ-FL REMIC II Regular Interest, as the case may be, for such Distribution
Date, accrued on the related Class Principal Balance outstanding immediately prior to such Distribution Date; and with respect to the Class X Certificates for any Distribution Date, the aggregate of all Accrued Component Interest with respect to the Class X Components for such Distribution Date. Accrued
Certificate Interest shall be calculated on a 30/360 Basis and, with respect to any Class of Regular Certificates, the Class A-2FL REMIC II Regular Interest,
the Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular
Interest, for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Accrued Component Interest": With respect to any Class X Component for any Distribution Date, one month's interest at the Class X Strip Rate with respect to such Class X Component for such Distribution Date, accrued on the
Component Notional Amount of such Class X Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Class X Component for any
Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Accrued REMIC I Interest": With respect to any REMIC I Regular
Interest for any Distribution Date, one month's interest at the REMIC I
Remittance Rate applicable to such REMIC I Regular Interest for such
Distribution Date, accrued on the REMIC I Principal Balance of such REMIC I
Regular Interest outstanding immediately prior to such Distribution Date.

                                       -7-

          "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

          "Actual/360 Mortgage Loan": Each Mortgage Loan that accrues interest on an Actual/360 Basis.

          "Additional Exclusions": Exclusions in addition to those in the insurance policies for the Mortgaged Properties on September 11, 2001.

          "Additional Interest": With respect to any ARD Loan after its
Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Loan at the Additional Interest Rate (the payment of which interest shall, under the terms of such Mortgage Loan, be deferred until the entire outstanding principal balance of such ARD Loan has been paid), together with all interest, if any, accrued at the related Mortgage Rate plus the related
Additional Interest Rate on such deferred interest. For purposes of this
Agreement, Additional Interest on an ARD Loan or any successor REO Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated
Principal Balance of such ARD Loan or successor REO Loan, notwithstanding that the terms of the related Mortgage Loan documents so permit. To the extent that any Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

          "Additional Interest Account": The segregated account or accounts
(which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(d), which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "Wells Fargo Bank, National Association as Certificate
Administrator for U.S. Bank National Association, as Trustee, in trust for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
Pass-Through Certificates, Series 2007-C1, Additional Interest Account". The
sub-account or the Additional Interest Account shall not be an asset of either of REMIC I or REMIC II.

          "Additional Interest Rate": With respect to any ARD Loan after its
Anticipated Repayment Date, the incremental increase in the per annum rate at which such Mortgage Loan accrues interest after the Anticipated Repayment Date
(in the absence of defaults) as calculated and as set forth in the related
Mortgage Loan documents.

          "Additional Item 1123 Servicer": Any Additional Servicer that meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB with respect to the Subject Securitization Transaction.

          "Additional Servicer": Any Servicer, other than the Master Servicers, the Special Servicer, the Trustee or the Certificate Administrator.

          "Additional Trust Fund Expense": Any Special Servicing Fees, Workout
Fees, Principal Recovery Fees and, in accordance with Sections 3.03(d) and
4.03(d), interest payable to either Master Servicer, the Special Servicer, the
Trustee and any Fiscal Agent on Advances (to the extent not offset by Default
Charges or amounts otherwise payable to any related Non-Trust Loan Holder as provided herein) and amounts payable to the Special Servicer in connection with inspections of Mortgaged Properties required pursuant to the first sentence of
Section 3.12(a) (and not otherwise paid from Default Charges or amounts otherwise payable to any related Non-Trust Loan Holder as provided herein), as well as (without duplication) any of the expenses of the Trust Fund that may be withdrawn (x) pursuant

                                       -8-

to any of clauses (vii)(B), (ix), (xi), (xii), (xiii), (xv), (xviii) and (xix)
of Section 3.05(a) out of collections on the related Trust Mortgage Loans or REO
Properties or out of general collections on the Trust Mortgage Loans and any REO
Properties on deposit in the Collection Accounts as indicated in such clauses of
Section 3.05(a), (y) pursuant to any of clauses (ix), (xi), (xii), (xiii) and
(xvi) of Section 3.05(e) out of collections on any Loan Combination or any related Loan Combination REO Property on deposit in the related Loan Combination
Custodial Account as indicated in such clauses of Section 3.05(e) (but only to the extent that such collections would have otherwise been transferred to the applicable Collection Account with respect to the related Trust Mortgage Loan or any successor Trust REO Loan with respect thereto), or (z) pursuant to clause
(ii) or any of clauses (iv) through (vi) of Section 3.05(b) out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the
Distribution Account; provided that for purposes of the allocations contemplated by Section 4.04 no such expense shall be deemed to have been incurred by the
Trust Fund until such time as the payment thereof is actually made from the applicable Collection Account, the related Loan Combination Custodial Account or the Distribution Account, as the case may be.

          "Additional Yield and Prepayment Amount": With respect to any Class of
Sequential Pay Certificates (other than any Excluded Class), the Class A-2FL
REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest or the
Class AJ-FL REMIC II Regular Interest, for any Distribution Date on which distributions of principal are being made with respect to that Class of
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest or the Class AJ-FL REMIC II Regular Interest, as the case may be, pursuant to Section 4.01(a), provided that a Yield Maintenance Charge and/or Prepayment Premium was actually collected during the related Collection
Period on a Trust Mortgage Loan or a Trust REO Loan (for purposes of this definition, the "Prepaid Loan") in the Loan Group as to which the Holders of such Class of Certificates, MLMT 2007-C1 Grantor Trust FL with respect to the
Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest
and the Class AJ-FL REMIC II Regular Interest are/is receiving payments of principal on such Distribution Date, the product of (a) such Yield Maintenance
Charge and/or Prepayment Premium, net of Workout Fees and Principal Recovery
Fees payable therefrom and net of any portion of such Yield Maintenance Charges and/or Prepayment Premiums applied pursuant to Section 4.01(k) to reimburse one or more Classes of Sequential Pay Certificates in respect of Realized Losses and/or Additional Trust Fund Expenses previously allocated to such Class(es), multiplied by (b) a fraction, which in no event will be greater than one, the numerator of which is equal to the positive excess, if any, of (i) the
Pass-Through Rate for the subject Class of Sequential Pay Certificates, the
Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest
or the Class AJ-FL REMIC II Regular Interest, as the case may be, over (ii) the related Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) the Mortgage Rate for the Prepaid Loan over (ii) the related Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on the subject Class of
Sequential Pay Certificates, the Class A-2FL REMIC II Regular Interest, the
Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular
Interest, as the case may be, on such Distribution Date (or, for so long as either of the Class A-3 or the Class A-1A Certificates are outstanding, principal distributable on the subject Class of Sequential Pay Certificates on that Distribution Date from collections on the applicable Loan Group that includes the Prepaid Loan), pursuant to Section 4.01(a), and the denominator of which is equal to the Principal Distribution Amount (or, for so long as either of the Class A-3 or the Class A-1A Certificates are outstanding, the Loan Group
1 Principal Distribution Amount or the Loan Group 2 Principal Distribution
Amount, as applicable, based on which Loan Group includes the Prepaid Loan) for such Distribution Date.

                                       -9-

          "Adjusted REMIC I Remittance Rate": With respect to any REMIC I
Regular Interest (other than REMIC I Regular Interest LA-2FL, REMIC I Regular
Interest LA-3FL and REMIC I Regular Interest LAJ-FL), for any Distribution Date,
an annual rate equal to the Pass-Through Rate in effect for such Distribution
Date for the Class of Regular Certificates as to which such REMIC I Regular
Interest is the Corresponding REMIC I Regular Interest; with respect to REMIC I
Regular Interest LA-2FL, for any Distribution Date, an annual rate equal to the
Pass-Through Rate in effect for such Distribution Date for the Class A-2FL REMIC
II Regular Interest; with respect to REMIC I Regular Interest LA-3FL, for any
Distribution Date, an annual rate equal to the Pass-Through Rate in effect for such Distribution Date for the Class A-3FL REMIC II Regular Interest; and with respect to REMIC I Regular Interest LAJ-FL, for any Distribution Date, an annual rate equal to the Pass-Through Rate in effect for such Distribution Date for the
Class AJ-FL REMIC II Regular Interest.

          "Administered REO Property": Any REO Property other than any 600 West
Chicago REO Property.

          "Advance": Any P&I Advance or Servicing Advance.

          "Adverse Grantor Trust Event": As defined in Section 10.02(i).

          "Adverse Rating Event": With respect to each Rating Agency that has assigned a rating to any Class of rated Certificates, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to any such Class of rated Certificates by such Rating Agency (or the placing of any such Class of rated Certificates on "negative credit watch"
status or "ratings outlook negative" status in contemplation of any such action with respect thereto); provided, that, in the case of any Pari Passu Non-Trust
Loan (that is a Serviced Mortgage Loan) included in a Non-Trust Loan
Securitization Trust, unless the subject event or circumstance as to which confirmation from the Rating Agencies as to the absence of an Adverse Rating
Event is to be sought or is being sought relates specifically to one or more
Mortgage Loans that are not part of the related Loan Combination, "Adverse
Rating Event" shall also refer to each nationally recognized statistical rating organization that assigned a rating to any class of securities backed
(individually or as part of a mortgage pool) by such Pari Passu Non-Trust Loan and the certificates rated thereby.

          "Adverse REMIC Event": As defined in Section 10.01(h).

          "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

          "Annual Assessment Report": As defined in Section 3.14.

          "Annual Attestation Report": As defined in Section 3.14.

          "Annual Statement of Compliance": As defined in Section 3.13.

                                      -10-

          "Anticipated Repayment Date": For each ARD Loan, the date specified in the related Mortgage Note after which the rate per annum at which interest accrues on such ARD Loan will increase as specified in the related Mortgage Note
(other than as a result of a default thereunder).

          "Appraisal": With respect to any Serviced Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the
Special Servicer or the applicable Master Servicer, as the case may be, prepared in accordance with 12 C.F.R. Section 225.64 and conducted in accordance with the standards of the Appraisal Institute by an Independent Appraiser, which
Independent Appraiser shall be advised to take into account the factors specified in Section 3.09(a), any available environmental, engineering or other third-party reports, and other factors that a prudent real estate appraiser would consider. The applicable Master Servicer, the Special Servicer, the
Trustee and any Fiscal Agent may conclusively rely on any Appraisal obtained in accordance with this Agreement and, in the case of the 600 West Chicago Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto, any appraisal obtained in accordance with the CGCMT 2007-C6 Pooling and Servicing
Agreement.

          "Appraisal Reduction Amount": With respect to any Required Appraisal
Mortgage Loan, the excess, if any, of: (a) an amount, as calculated by the
Special Servicer in consultation with the Controlling Class Representative, as of the first Determination Date immediately succeeding the date on which the
Special Servicer obtains knowledge of the subject Mortgage Loan becoming a
Required Appraisal Mortgage Loan, if no new Required Appraisal (or letter update or internal valuation) is required, or otherwise the date on which a Required
Appraisal (or letter update or internal valuation, if applicable) is obtained, and each anniversary of such Determination Date thereafter so long as the subject Mortgage Loan remains a Required Appraisal Mortgage Loan, equal to the sum (without duplication) of (i) the Stated Principal Balance of such Required
Appraisal Mortgage Loan, (ii) to the extent not previously advanced by or on behalf of a Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent, all unpaid interest accrued on such Required Appraisal Mortgage Loan through the most recent Due Date prior to such Determination Date at a per annum rate equal to the related Net Mortgage Rate (exclusive of any portion thereof that constitutes Additional Interest), (iii) all accrued but unpaid (from related collections) Master Servicing Fees and Special Servicing Fees with respect to such Required Appraisal Mortgage Loan and, without duplication, all accrued or otherwise incurred but unpaid (from related collections) Additional
Trust Fund Expenses with respect to such Required Appraisal Mortgage Loan, (iv)
all related unreimbursed Advances made by or on behalf of a Master Servicer, the
Special Servicer, the Trustee or any Fiscal Agent with respect to such Required
Appraisal Mortgage Loan, together with (A) interest on those Advances and (B)
any related Unliquidated Advances, (v) all currently due and unpaid real estate taxes and unfunded improvement reserves and assessments, insurance premiums and, if applicable, ground rents with respect to the related Mortgaged Property and
(vi) to the extent known, any and all interest accrued on delinquency advances comparable to P&I Advances made in respect of a Pari-Passu Non-Trust Loan (or any successor REO Loan with respect thereto) that is payable under the related
Non-Trust Loan Securitization Servicing Agreement; over (b) an amount equal to the sum of (i) the Required Appraisal Value and (ii) all escrows, reserves and letters of credit held as additional collateral held with respect to such
Required Appraisal Mortgage Loan. If the Special Servicer fails to obtain a
Required Appraisal (or letter update or internal valuation, if applicable)
within the time limit described in Section 3.09(a), and such Required Appraisal
(or letter update or internal valuation, if applicable) is required thereunder, then the Appraisal Reduction Amount for the related Required Appraisal Mortgage
Loan will equal 25% of the Stated Principal Balance of such Required Appraisal
Mortgage Loan, to be adjusted upon receipt of a Required Appraisal or letter update or internal valuation, if applicable.

                                      -11-

          Notwithstanding anything herein to the contrary, each Serviced Loan
Combination shall be treated as a single Required Appraisal Mortgage Loan for purposes of calculating an Appraisal Reduction Amount. Any Appraisal Reduction
Amount with respect to an A/B Loan Combination shall be allocated first to the related B-Note Non-Trust Loan(s), in each case up to the outstanding principal balance thereof, and then to the applicable A-Note Trust Mortgage Loan. Any
Appraisal Reduction Amount with respect to a Pari Passu Loan Combination shall be allocated between the holder of the related Pari Passu Trust Mortgage Loan and the related Pari Passu Non-Trust Loan(s) on a pari passu and pro rata basis.

          Notwithstanding the foregoing, any "Appraisal Reduction Amount" (as defined under the CGCMT 2007-C6 Pooling and Servicing Agreement) with respect to any 600 West Chicago Loan Combination shall be calculated, and allocated between the Mortgage Loans comprising such Loan Combination, by the CGCMT 2007-C6
Applicable Servicer pursuant to the CGCMT 2007-C6 Pooling and Servicing
Agreement; and the parties hereto shall be entitled to rely on such calculations and the allocations to the 600 West Chicago Trust Mortgage Loan or any successor
Trust REO Loan with respect thereto, as reported to them by the CGCMT 2007-C6
Applicable Servicer.

          "Appraised Value": With respect to each Serviced Mortgaged Property and Administered REO Property, the appraised value thereof based upon the most recent Appraisal (or letter update or internal valuation, if applicable) that is contained in the related Servicing File upon which the applicable Master
Servicer, the Special Servicer, the Trustee and any Fiscal Agent may
conclusively rely; provided, that the term "Appraised Value" shall include any value determined by the CGCMT 2007-C6 Applicable Servicer with respect to the
600 West Chicago Trust Mortgage Loan (upon which Master Servicer No.1, the
Special Servicer, the Trustee and any Fiscal Agent may conclusively rely).

          "ARD Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such
Mortgage Loan will accrue Additional Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

          "Asset Status Report": As defined in Section 3.21(c).

          "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related
Mortgage Loan.

          "Assumed Periodic Payment": With respect to any Balloon Loan for its
Stated Maturity Date (provided that such Mortgage Loan has not been paid in full and no other Liquidation Event has occurred in respect thereof on or before such
Stated Maturity Date) and for any related Due Date thereafter as of which such
Mortgage Loan remains outstanding and part of the Trust Fund (or, in the case of a Non-Trust Loan for any Due Date, as of which such Mortgage Loan remains outstanding and the related Trust Mortgage Loan remains part of the Trust Fund), the Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Periodic Payment that would have been due in respect of such Mortgage Loan on such Due Date if the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and to accrue interest at the Mortgage Rate, in effect immediately prior to, and without regard to the occurrence of, its Stated
Maturity Date. With respect to any REO Loan, for any related Due Date as of which the related REO Property or any interest therein remains part of the Trust
Fund, the Periodic Payment of

                                      -12-

principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Periodic Payment that would have been due in respect of the predecessor Mortgage Loan on such Due Date had it remained outstanding (or, if the predecessor Mortgage Loan was a Balloon Loan and such Due Date coincides with or follows what had been its Stated Maturity Date, equal to the Assumed
Periodic Payment that would have been deemed due in respect of the predecessor
Mortgage Loan on such Due Date had it remained outstanding).

          "Authenticating Agent": Any authenticating agent appointed pursuant to
Section 8.12 (or, in the absence of any such appointment, the Certificate
Administrator).

          "Available Distribution Amount": With respect to any Distribution
Date, an amount equal to (a) the sum, without duplication, of (i) the aggregate of the amounts on deposit in the Collection Accounts and the Distribution
Account as of the close of business on the related Determination Date and the amounts collected by or on behalf of the Master Servicers as of the close of business on such Determination Date and required to be deposited in the
Collection Accounts plus any Balloon Payment on deposit in the Collection
Accounts and the Distribution Account as of the close of business on the
Business Day preceding the related P&I Advance Date, (ii) the aggregate amount of any P&I Advances made by the Master Servicers, the Trustee or any Fiscal
Agent for distribution on the Certificates on such Distribution Date pursuant to
Section 4.03, (iii) the aggregate amount transferred from the Pool REO Account
(if established) and/or any Loan Combination Custodial Account to the applicable
Collection Account after the Determination Date in the month of such
Distribution Date, but on or prior to the P&I Advance Date in such month, pursuant to Section 3.16(c) and/or Section 3.05(e), as applicable, (iv) the aggregate amounts deposited by the Master Servicers in their Collection Accounts for such Distribution Date pursuant to Section 3.19(a) in connection with
Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls,
and (v) for each Distribution Date occurring in March, the aggregate of the
Interest Reserve Amounts in respect of each Interest Reserve Loan deposited into the Distribution Account pursuant to Section 3.05(c), net of (b) the portion of the amount described in clause (a) of this definition that represents one or more of the following: (i) collected Periodic Payments that are due on a Due
Date following the end of the related Collection Period, (ii) any amounts payable or reimbursable to any Person from (A) a Collection Account pursuant to clauses (ii)-(xvi), (xix) and (xxi) of Section 3.05(a) or (B) the Distribution
Account pursuant to clauses (ii)-(vi) and (ix) of Section 3.05(b), (iii)
Prepayment Premiums and Yield Maintenance Charges, (iv) Additional Interest, (v)
with respect to the Distribution Date occurring in February of each year and in
January of each year that is not a leap year, the Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn from the Distribution
Account and deposited in the Interest Reserve Account in respect of such
Distribution Date and held for future distribution, pursuant to Section 3.04(c), and (vi) any amounts deposited in either Master Servicer's Collection Account or the Distribution Account in error.

          "B-Note Loan Holder": Each holder of (i) the Mortgage Note for a
B-Note Non-Trust Loan and (ii) the corresponding rights under the related Loan
Combination Co-Lender Agreement.

          "B-Note Non-Trust Loan": With respect to each A-Note Trust Mortgage
Loan, the other Mortgage Loan that (i) is not included in the Trust Fund, (ii)
is subordinate in right of payment and in other respects to such A-Note Trust
Mortgage Loan to the extent set forth in the related Loan Combination Co-Lender
Agreement and (iii) is secured by the same Mortgage on the same Mortgaged
Property as such A-Note Trust Mortgage Loan.

                                      -13-

          "Balloon Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Stated Maturity Date.

          "Balloon Payment": With respect to any Balloon Loan as of any date of determination, the Scheduled Payment payable on the Stated Maturity Date of such
Mortgage Loan.

          "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

          "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

          "Book-Entry Non-Registered Certificate": Any Book-Entry Certificate
that is a Non-Registered Certificate.

          "Breach": As defined in Section 2.03(a).

          "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the city in which the
Corporate Trust Office of the Trustee (which as of the Closing Date is Boston,
Massachusetts), the offices of the Certificate Administrator (which as of the
Closing Date is Minneapolis, Minnesota), the offices of the Custodian (which as of the Closing Date is Chicago, Illinois) or the offices of either Master
Servicer or the Special Servicer (which as of the Closing Date is/are Kansas
City, Missouri and Dallas, Texas with respect to Master Servicer No. 1, San
Francisco, California with respect to Master Servicer No. 2 and Irving, Texas with respect to the Special Servicer), are located, are authorized or obligated by law or executive order to remain closed.

          "Casualty/Condemnation Interest Shortfall": With respect to any
Serviced Trust Mortgage Loan as to which a Casualty/Condemnation Principal
Prepayment was received during any Collection Period and was applied to such
Mortgage Loan as an unscheduled payment of principal prior to such Mortgage
Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor, that would have accrued (at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage
Loan and (y) the Trust Administration Fee Rate) on the amount of such
Casualty/Condemnation Principal Prepayment during the period commencing on the date as of which such Casualty/Condemnation Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (net of any portion of such interest that would have constituted
Penalty Interest and/or Additional Interest, if applicable).

          "Casualty/Condemnation Principal Prepayment": With respect to any
Serviced Trust Mortgage Loan, any amounts constituting Insurance Proceeds or amounts received in connection with the taking of all or a part of a Mortgaged
Property by the exercise of the power of eminent domain or condemnation, that are applied as an unscheduled principal prepayment in accordance with the provisions of this Pooling and Servicing Agreement, in reduction of the principal balance of such Mortgage Loan.

          "Centerline": Centerline Servicing Inc., a Delaware corporation, or its successor in interest.

                                      -14-

          "Centerline Naming Convention": The naming convention for electronic file delivery set forth on Exhibit Q hereto.

          "CERCLA": The Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

          "Certificate": Any one of the Merrill Lynch Mortgage Trust 2007-C1,
Commercial Mortgage Pass-Through Certificates, Series 2007-C1, as executed by the Certificate Registrar and authenticated and delivered hereunder by the
Authenticating Agent.

          "Certificate Administrator": Wells Fargo, or any successor certificate administrator appointed as herein provided.

          "Certificate Administrator Indemnification Agreement": With respect to the initial Certificate Administrator, that certain Certificate Administrator
Indemnification Agreement, dated as of July 31, 2007, between the initial
Certificate Administrator, the Depositor, the Underwriters and the Initial
Purchaser.

          "Certificate Administrator Investment Period": With respect to any
Distribution Date, the period commencing on the day immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, commencing on the Closing Date) and ending on and including the subject
Distribution Date.

          "Certificate Administrator Reportable Event": Any of the following events, conditions, circumstances and/or matters:

          (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Certificate Administrator or any Servicing
     Representative of the Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM
     1.01 ON FORM 8-K];

          (ii) the termination of a definitive agreement that is material to the
     Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
     Certificate Administrator or any Servicing Representative of the
     Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

          (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Certificate Administrator, (B) any Servicing Representative of the
     Certificate Administrator that constitutes a Servicer contemplated by Item
     1108(a)(3) of Regulation AB, (C) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (D) the Trust [ITEM 1.03(a) ON FORM
     8-K];

                                      -15-

          (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Certificate Administrator, (B) any Servicing
     Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
     Enhancement/Support Provider that is not an Affiliate of the Depositor or
     (D) the Trust [ITEM 1.03(b) ON FORM 8-K];

          (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
     Certificates [ITEM 2.04 ON FORM 8-K];

          (vi) any material modification to the rights of the Holders of any
     Class of Certificates, including by reason of a modification to this
     Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument [ITEM 3.03(a) ON FORM 8-K];

          (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other
     Class of Certificates [ITEM 3.03(b) ON FORM 8-K];

          (viii) any amendment to this Agreement pursuant to Section 11.01 [ITEM
     5.03 ON FORM 8-K];

          (ix) any resignation, removal, replacement or substitution of the
     Certificate Administrator or any Servicing Representative of the
     Certificate Administrator that constitutes a Servicer contemplated by Item
     1108(a)(2) of Regulation AB [ITEM ON 6.02 ON FORM 8-K];

          (x) any appointment of (A) a new Certificate Administrator or (B) any
     new Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB
     [ITEM 6.02 ON FORM 8-K];

          (xi) any termination of a material enhancement or support specified in
     Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB that was previously applicable regarding one or more Classes of the
     Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement [ITEM 6.03(a) ON FORM
     8-K];

          (xii) any addition of a material enhancement or support specified in
     Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates [ITEM 6.03(b) ON
     FORM 8-K];

          (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
     Regulation AB or Item 1115 of Regulation AB with respect to one or more
     Classes of the Certificates [ITEM 6.03(c) ON FORM 8-K];

          (xiv) any material failure on the part of the Certificate
     Administrator to make on the applicable Distribution Date any required monthly distributions to the Holders of any Class of Certificates [ITEM
     6.04 ON FORM 8-K];

                                      -16-

          (xv) any nonpublic disclosure, by the Certificate Administrator or any
     Servicing Representative of the Certificate Administrator with respect to the Subject Securitization Transaction that is required to be disclosed by
     Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

          (xvi) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to
     Certificateholders hereunder and that is directly related to the obligations of the Certificate Administrator hereunder [ITEM 8.01 ON FORM
     8-K];

          (xvii) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
     Certificate Administrator is controlling the subject litigation or if the subject Material Litigant is (A) the Certificate Administrator, (B) any
     Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
     Enhancement/Support Provider that is not an Affiliate of the Depositor or
     (D) the Trust [ITEM 2 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

          (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
     Certificates [ITEM 4 ON FORM 10-D];

          (xix) the submission of any matter to a vote by Certificateholders
     [ITEM 5 ON FORM 10-D];

          (xx) the receipt by the Certificate Administrator or by any Servicing
     Representative or other agent of the Certificate Administrator of any updated information regarding an Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item 1114(b)(2)
     or Item 1115(b) of Regulation AB [ITEM 7 ON FORM 10-D AND GENERAL
     INSTRUCTION J TO FORM 10-K];

          (xxi) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Certificate Administrator as described in
     Item 1119(a) of Regulation AB has become an affiliate (as defined in Rule
     405 of the Securities Act) of any of (A) the Trust, (B) the Depositor, (C)
     a Mortgage Loan Seller, (D) either Master Servicer, (E) the Special
     Servicer, (F) any Servicing Representative of the Certificate Administrator
     that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation
     AB, or (G) any Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K];

          (xxii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between the
     Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the
     Certificate Administrator or any Servicing Representative (but only if such
     Servicing Representative is a Servicer contemplated by Item 1108(a)(d) of
     Regulation AB or a material party related to the Subject Securitization
     Transaction contemplated by Item 1100 (d)(1) of Regulation AB) of the
     Certificate Administrator, on the other hand [GENERAL INSTRUCTION J TO FORM
     10-K]; and

                                      -17-

          (xxiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans contemplated by Item
     1119(c) of Regulation AB between the Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the Certificate Administrator or any
     Servicing Representative (but only if such Servicing Representative is a
     Servicer contemplated by Item 1108(a)(d) of Regulation AB or a material party related to the Subject Securitization Transaction contemplated by
     Item 1100 (d)(1) of Regulation AB) of the Certificate Administrator, on the
     other hand [GENERAL INSTRUCTION J TO FORM 10-K].

          "Certificate Factor": With respect to any Class of Regular
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest or the Class AJ-FL REMIC II Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then current Class Principal Balance or
Class X Notional Amount, as applicable, of such Class of Certificates, the Class
A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest or
the Class AJ-FL REMIC II Regular Interest, as the case may be, and the denominator of which is the Original Class Principal Balance or Original Class
Notional Amount, as the case may be, of such Class of Certificates, the Class
A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest or
the Class AJ-FL REMIC II Regular Interest, as the case may be.

          "Certificate Notional Amount": With respect to any Class X
Certificate, as of any date of determination, the then notional amount of such
Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class X Notional Amount.

          "Certificate Owner": With respect to a Book-Entry Certificate, the
Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

          "Certificate Principal Balance": With respect to any Sequential Pay
Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Principal
Balance of the Class of Certificates to which such Certificate belongs.

          "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02(a).

          "Certificateholder": The Person in whose name a Certificate is registered in the Certificate Register, except that (i) neither a Disqualified
Organization nor a Disqualified Non-United States Tax Person shall be Holder of a Residual Certificate for any purpose hereof and, (ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to any of the Depositor, any Mortgage Loan Seller, either Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the
Custodian or any Fiscal Agent in its respective capacity as such (except with respect to amendments or waivers referred to in Sections 7.04 and 11.01 hereof and any consent, approval or waiver required or permitted to be made by the
Plurality Subordinate Certificateholder or the Controlling Class Representative
and any election, removal or replacement of the Special Servicer or the
Controlling Class Representative pursuant to Section 6.09), any Certificate registered in the name of the Depositor, any Mortgage Loan Seller, either Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the
Custodian or any Fiscal Agent, as the case may be, or any Certificate

                                      -18-

registered in the name of any of their respective Affiliates, shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting
Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the Trustee (if the
Person acting as Certificate Administrator is different from the Person acting as Certificate Registrar), either Master Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

          "Certification Parties": As defined in Section 8.16(b).

          "Certifying Person": As defined in Section 8.16(b).

          "CGCMT 2007-C6 Applicable Servicer": The CGCMT 2007-C6 Applicable
Master Servicer or the CGCMT 2007-C6 Special Servicer, as applicable.

          "CGCMT 2007-C6 Applicable Master Servicer": As defined in the
Preliminary Statement. The term "CGCMT 2007-C6 Applicable Master Servicer" shall include any successor master servicer appointed pursuant to the CGCMT 2007-C6
Pooling and Servicing Agreement.

          "CGCMT 2007-C6 Pooling and Servicing Agreement": As defined in the
Preliminary Statement.

          "CGCMT 2007-C6 Securitization": As defined in the Preliminary
Statement.

          "CGCMT 2007-C6 Servicing Fee": With respect to the 600 West Chicago
Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, the
"Master Servicing Fee" payable to the CGCMT 2007-C6 Applicable Master Servicer with respect to such Mortgage Loan or Trust REO Loan, as the case may be, pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement.

          "CGCMT 2007-C6 Servicing Fee Rate": With respect to the 600 West
Chicago Trust Mortgage Loan or any related Trust REO Loan, the per annum rate
(which is 0.01%) at which the CGCMT 2007-C6 Servicing Fee accrues with respect to such Mortgage Loan or REO Loan, as the case may be.

          "CGCMT 2007-C6 Special Servicer": As defined in the Preliminary
Statement. The term "CGCMT 2007-C6 Special Servicer" shall include any successor special servicer appointed pursuant to the CGCMT 2007-C6 Pooling and Servicing
Agreement.

          "CGCMT 2007-C6 Trustee": As defined in the Preliminary Statement. The term "CGCMT 2007-C6 Trustee" shall include any successor trustee appointed pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement.

                                      -19-

          "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric, as applicable, class designation.

          "Class A Senior Certificates": The Class A-1, Class A-2, Class A-2FL,
Class A-3, Class A-3FL, Class A-SB, Class A-4 and Class A-1A Certificates.

          "Class A-1 Certificate": Any one of the Certificates with a "Class
A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-1A Certificate": Any one of the Certificates with a "Class
A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-2 Certificate": Any one of the Certificates with a "Class
A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-2FL Additional Fixed Swap Payment": With respect to any
Distribution Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable
"Additional Fixed Amount" within the meaning of the confirmation under the Class
A-2FL Swap Agreement.

          "Class A-2FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, properly made on or in respect of the Class
A-2FL REMIC II Regular Interest with respect to such Distribution Date and (ii)
the amounts, if any, received from the Class A-2FL Swap Counterparty pursuant to the Class A-2FL Swap Agreement for such Distribution Date, less (b) any Class
A-2FL Net Fixed Swap Payment, Class A-2FL Additional Fixed Swap Payment and
Class A-2FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class A-2FL Swap Counterparty pursuant to the Class A-2FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

          "Class A-2FL Certificate": Any one of the Certificates with a "Class
A-2FL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing a proportionate interest in the portion of MLMT 2007-C1
Grantor Trust FL related to the Class A-2FL Swap Agreement, the Class A-2FL
REMIC II Regular Interest and the Class A-2FL Sub-Account.

          "Class A-2FL Depositor's Retained Amount": The initial up-front payment from the Class A-2FL Swap Counterparty to the Depositor pursuant to the
Class A-2FL Swap Agreement.

          "Class A-2FL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Swap
Payment Default under the Class A-2FL Swap Agreement while the Grantor Trust
Trustee is pursuing remedies under the Class A-2FL Swap Agreement pursuant to
Section 3.29, or (ii) immediately upon and following the termination of the
Class A-2FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class A-2FL Certificates from distributions based, in part, on floating interest payments from the Class A-2FL
Swap Counterparty under the Class A-2FL Swap Agreement to

                                      -20-

distributions based solely on distributions in respect of the Class A-2FL REMIC
II Regular Interest, as specified in Section 4.01(c).

          "Class A-2FL Fixed Payer Shortfall Reimbursement Payment": With
respect to any Distribution Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

          "Class A-2FL Fixed Swap Payment": With respect to any Distribution
Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Fixed Amount"
within the meaning of the confirmation under the Class A-2FL Swap Agreement.

          "Class A-2FL Floating Swap Payment": With respect to any Distribution
Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Floating
Amount" within the meaning of the confirmation under the Class A-2FL Swap
Agreement.

          "Class A-2FL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) the Distributable
Certificate Interest with respect to the Class A-2FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, (ii) any Class A-2FL Net Floating Swap Payment received from the Class A-2FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class A-2FL Swap Agreement is terminated and a replacement Class
A-2FL Swap Agreement is not obtained, any related Swap Termination Fee collected during the related Collection Period, less (b) any Class A-2FL Net Fixed Swap
Payment and/or Class A-2FL Fixed Payer Shortfall Reimbursement Payment made to the Class A-2FL Swap Counterparty with respect to such Distribution Date.

          "Class A-2FL Net Fixed Swap Payment": With respect to any Distribution
Date, the excess, if any of (i) the Class A-2FL Fixed Swap Payment for that
Distribution Date over (ii) the Class A-2FL Floating Swap Payment for that
Distribution Date.

          "Class A-2FL Net Floating Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class A-2FL Floating Swap
Payment for that Distribution Date over (ii) the Class A-2FL Fixed Swap Payment for that Distribution Date.

          "Class A-2FL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class A-2FL REMIC II Regular Interest on such
Distribution Date.

          "Class A-2FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-2FL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

          "Class A-2FL Sub-Account": As defined in Section 3.04(f).

          "Class A-2FL Swap Agreement": With respect to the Class A-2FL
Certificates and the Class A-2FL REMIC II Regular Interest, the interest rate swap agreement consisting of the ISDA-1992 Master Agreement, together with the related schedule, confirmation, credit support annex or other credit

                                      -21-

support document relating thereto, dated as of August 16, 2007, by and between the Class A-2FL Swap Counterparty and the Grantor Trust Trustee, solely in its capacity as Grantor Trust Trustee, on behalf of MLMT 2007-C1 Grantor Trust FL, or any replacement interest rate swap agreement entered into by the Grantor
Trust Trustee in accordance with the terms of Section 3.29.

          "Class A-2FL Swap Counterparty": The swap provider under the Class
A-2FL Swap Agreement, initially Merrill Lynch Capital Services, Inc.

          "Class A-2FL Swap Credit Support Annex": The credit support annex, dated as of August 16, 2007, between the Grantor Trust Trustee and the Class
A-2FL Swap Counterparty, which is annexed to and forms part of the Class A-2FL
Swap Agreement.

          "Class A-2FL Swap Custodian": As defined in Section 3.29(g).

          "Class A-2FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

          "Class A-3 Certificate": Any one of the Certificates with a "Class
A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-3FL Additional Fixed Swap Payment": With respect to any
Distribution Date and the Class A-3FL Swap Payment Date to which it relates based on the confirmation under the Class A-3FL Swap Agreement, the applicable
"Additional Fixed Amount" within the meaning of the confirmation under the Class
A-3FL Swap Agreement.

          "Class A-3FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, properly made on or in respect of the Class
A-3FL REMIC II Regular Interest with respect to such Distribution Date and (ii)
the amounts, if any, received from the Class A-3FL Swap Counterparty pursuant to the Class A-3FL Swap Agreement for such Distribution Date, less (b) any Class
A-3FL Net Fixed Swap Payment, Class A-3FL Additional Fixed Swap Payment and
Class A-3FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class A-3FL Swap Counterparty pursuant to the Class A-3FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

          "Class A-3FL Certificate": Any one of the Certificates with a "Class
A-3FL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing a proportionate interest in the portion of MLMT 2007-C1
Grantor Trust FL related to the Class A-3FL Swap Agreement, the Class A-3FL
REMIC II Regular Interest and the Class A-3FL Sub-Account.

          "Class A-3FL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Swap
Payment Default under the Class A-3FL Swap Agreement while the Grantor Trust
Trustee is pursuing remedies under the Class A-3FL Swap Agreement pursuant to
Section 3.29, or (ii) immediately upon and following the termination of the
Class A-3FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class A-3FL Certificates from distributions based, in part, on floating interest payments from the Class A-3FL
Swap Counterparty under the Class A-3FL Swap Agreement to

                                      -22-

distributions based solely on distributions in respect of the Class A-3FL REMIC
II Regular Interest, as specified in Section 4.01(c).

          "Class A-3FL Fixed Payer Shortfall Reimbursement Payment": With
respect to any Distribution Date and the Class A-3FL Swap Payment Date to which it relates based on the confirmation under the Class A-3FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class A-3FL Swap Agreement.

          "Class A-3FL Fixed Swap Payment": With respect to any Distribution
Date and the Class A-3FL Swap Payment Date to which it relates based on the confirmation under the Class A-3FL Swap Agreement, the applicable "Fixed Amount"
within the meaning of the confirmation under the Class A-3FL Swap Agreement.

          "Class A-3FL Floating Swap Payment": With respect to any Distribution
Date and the Class A-3FL Swap Payment Date to which it relates based on the confirmation under the Class A-3FL Swap Agreement, the applicable "Floating
Amount" within the meaning of the confirmation under the Class A-3FL Swap
Agreement.

          "Class A-3FL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) the Distributable
Certificate Interest with respect to the Class A-3FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, (ii) any Class A-3FL Net Floating Swap Payment received from the Class A-3FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class A-3FL Swap Agreement is terminated and a replacement Class
A-3FL Swap Agreement is not obtained, any related Swap Termination Fee collected during the related Collection Period, less (b) any Class A-3FL Net Fixed Swap
Payment and/or Class A-3FL Fixed Payer Shortfall Reimbursement Payment made to the Class A-3FL Swap Counterparty with respect to such Distribution Date.

          "Class A-3FL Net Fixed Swap Payment": With respect to any Distribution
Date, the excess, if any of (i) the Class A-3FL Fixed Swap Payment for that
Distribution Date over (ii) the Class A-3FL Floating Swap Payment for that
Distribution Date.

          "Class A-3FL Net Floating Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class A-3FL Floating Swap
Payment for that Distribution Date over (ii) the Class A-3FL Fixed Swap Payment for that Distribution Date.

          "Class A-3FL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class A-3FL REMIC II Regular Interest on such
Distribution Date.

          "Class A-3FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-3FL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

          "Class A-3FL Sub-Account": As defined in Section 3.04(f).

          "Class A-3FL Swap Agreement": With respect to the Class A-3FL
Certificates and the Class A-3FL REMIC II Regular Interest, the interest rate swap agreement consisting of the ISDA-1992 Master Agreement, together with the related schedule, confirmation, credit support annex or other credit

                                      -23-

support document relating thereto, dated as of August 16, 2007, by and between the Class A-3FL Swap Counterparty and the Grantor Trust Trustee, solely in its capacity as Grantor Trust Trustee, on behalf of MLMT 2007-C1 Grantor Trust FL, or any replacement interest rate swap agreement entered into by the Grantor
Trust Trustee in accordance with the terms of Section 3.29.

          "Class A-3FL Swap Counterparty": The swap provider under the Class
A-3FL Swap Agreement, initially Merrill Lynch Capital Services, Inc.

          "Class A-3FL Swap Credit Support Annex": The credit support annex, dated as of August 16, 2007, between the Grantor Trust Trustee and the Class
A-3FL Swap Counterparty, which is annexed to and forms part of the Class A-3FL
Swap Agreement.

          "Class A-3FL Swap Custodian": As defined in Section 3.29(g).

          "Class A-3FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class A-3FL Swap Agreement.

          "Class A-4 Certificate": Any one of the Certificates with a "Class
A-4" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class AJ Certificate": Any one of the Certificates with a "Class AJ"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class AJ-FL Additional Fixed Swap Payment": With respect to any
Distribution Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable
"Additional Fixed Amount" within the meaning of the confirmation under the Class
AJ-FL Swap Agreement.

          "Class AJ-FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, properly made on or in respect of the Class
AJ-FL REMIC II Regular Interest with respect to such Distribution Date and (ii)
the amounts, if any, received from the Class AJ-FL Swap Counterparty pursuant to the Class AJ-FL Swap Agreement for such Distribution Date, less (b) any Class
AJ-FL Net Fixed Swap Payment, Class AJ-FL Additional Fixed Swap Payment and
Class AJ-FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class AJ-FL Swap Counterparty pursuant to the Class AJ-FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

          "Class AJ-FL Certificate": Any one of the Certificates with a "Class
AJ-FL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing a proportionate interest in the portion of MLMT 2007-C1
Grantor Trust FL related to the Class AJ-FL Swap Agreement, the Class AJ-FL
REMIC II Regular Interest and the Class AJ-FL Sub-Account.

          "Class AJ-FL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Swap
Payment Default under the Class AJ-FL Swap Agreement while the Grantor Trust
Trustee is pursuing remedies under the Class AJ-FL Swap Agreement pursuant to
Section 3.29, or (ii) immediately upon and following the termination of the

                                      -24-

Class AJ-FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class AJ-FL Certificates from distributions based, in part, on floating interest payments from the Class AJ-FL
Swap Counterparty under the Class AJ-FL Swap Agreement to distributions based solely on distributions in respect of the Class AJ-FL REMIC II Regular Interest, as specified in Section 4.01(c).

          "Class AJ-FL Fixed Payer Shortfall Reimbursement Payment": With
respect to any Distribution Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

          "Class AJ-FL Fixed Swap Payment": With respect to any Distribution
Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Fixed Amount"
within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

          "Class AJ-FL Floating Swap Payment": With respect to any Distribution
Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Floating
Amount" within the meaning of the confirmation under the Class AJ-FL Swap
Agreement.

          "Class AJ-FL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) the Distributable
Certificate Interest with respect to the Class AJ-FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, (ii) any Class AJ-FL Net Floating Swap Payment received from the Class AJ-FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class AJ-FL Swap Agreement is terminated and a replacement Class
AJ-FL Swap Agreement is not obtained, any related Swap Termination Fee collected during the related Collection Period, less (b) any Class AJ-FL Net Fixed Swap
Payment and/or Class AJ-FL Fixed Payer Shortfall Reimbursement Payment made to the Class AJ-FL Swap Counterparty with respect to such Distribution Date.

          "Class AJ-FL Net Fixed Swap Payment": With respect to any Distribution
Date, the excess, if any of (i) the Class AJ-FL Fixed Swap Payment for that
Distribution Date over (ii) the Class AJ-FL Floating Swap Payment for that
Distribution Date.

          "Class AJ-FL Net Floating Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class AJ-FL Floating Swap
Payment for that Distribution Date over (ii) the Class AJ-FL Fixed Swap Payment for that Distribution Date.

          "Class AJ-FL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class AJ-FL REMIC II Regular Interest on such
Distribution Date.

          "Class AJ-FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class AJ-FL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

          "Class AJ-FL Sub-Account": As defined in Section 3.04(f).

                                      -25-

          "Class AJ-FL Swap Agreement": With respect to the Class AJ-FL
Certificates and the Class AJ-FL REMIC II Regular Interest, the interest rate swap agreement consisting of the ISDA-1992 Master Agreement, together with the related schedule, confirmation, credit support annex or other credit support document relating thereto, dated as of August 16, 2007, by and between the Class
AJ-FL Swap Counterparty and the Grantor Trust Trustee, solely in its capacity as
Grantor Trust Trustee, on behalf of MLMT 2007-C1 Grantor Trust FL, or any replacement interest rate swap agreement entered into by the Grantor Trust
Trustee in accordance with the terms of Section 3.29.

          "Class AJ-FL Swap Counterparty": The swap provider under the Class
AJ-FL Swap Agreements, initially, Merrill Lynch Capital Services, Inc.

          "Class AJ-FL Swap Credit Support Annex": The credit support annex, dated as of August 16, 2007, between the Grantor Trust Trustee and the Class
AJ-FL Swap Counterparty, which is annexed to and forms part of the Class AJ-FL
Swap Agreement.

          "Class AJ-FL Swap Custodian": As defined in Section 3.29(g).

          "Class AJ-FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

          "Class AM Certificate": Any one of the Certificates with a "Class AM"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-SB Certificate": Any one of the Certificates with a "Class
A-SB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-SB Planned Principal Balance": With respect to any
Distribution Date, the targeted Class Principal Balance of the Class A-SB
Certificates for such date set forth on Schedule IV attached hereto.

          "Class B Certificate": Any one of the Certificates with a "Class B"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class C Certificate": Any one of the Certificates with a "Class C"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class D Certificate": Any one of the Certificates with a "Class D"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class E Certificate": Any one of the Certificates with a "Class E"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                      -26-

          "Class F Certificate": Any one of the Certificates with a "Class F"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class G Certificate": Any one of the Certificates with a "Class G"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class H Certificate": Any one of the Certificates with a "Class H"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class J Certificate": Any one of the Certificates with a "Class J"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class K Certificate": Any one of the Certificates with a "Class K"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class L Certificate": Any one of the Certificates with a "Class L"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class M Certificate": Any one of the Certificates with a "Class M"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class N Certificate": Any one of the Certificates with a "Class N"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class P Certificate": Any one of the Certificates with a "Class P"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class Principal Balance": The aggregate principal balance of any
Class of Sequential Pay Certificates, the Class A-2FL REMIC II Regular Interest,
the Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular
Interest, as the case may be, outstanding from time to time. As of the Closing
Date, the Class Principal Balance of each Class of Sequential Pay Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
Interest and the Class AJ-FL REMIC II Regular Interest, as the case may be, shall equal the Original Class Principal Balance thereof. On each Distribution
Date, the Class Principal Balance of each of the respective Classes of the
Sequential Pay Certificates (exclusive of the Class A-2FL Certificates, the
Class A-3FL Certificates and the Class AJ-FL Certificates), the Class A-2FL
REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest and the
Class AJ-FL REMIC II Regular Interest shall be reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to
Section 4.01 or 9.01, as applicable, and shall be further reduced by the amount of any Realized Losses and Additional Trust Fund Expenses allocated thereto on such Distribution Date pursuant to the first

                                      -27-

paragraph of Section 4.04(a). The respective Class Principal Balances of the various Classes of Sequential Pay Certificates (exclusive of the Class A-2FL
Certificates, the Class A-3FL Certificates and the Class AJ-FL Certificates),
the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
Interest and the Class AJ-FL REMIC II Regular Interest shall be increased, as and to the extent and in the order provided in the second paragraph of Section
4.04(a), in connection with any recoveries of Nonrecoverable Advances and/or interest thereon which were reimbursed and/or paid in a prior Collection Period from the principal portion of general collections on the Mortgage Pool and which are included in the Principal Distribution Amount for the current Distribution
Date. Distributions in respect of a reimbursement of Realized Losses and
Additional Trust Fund Expenses previously allocated to a Class of Sequential Pay
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest and the Class AJ-FL REMIC II Regular Interest, as the case may be, shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance. The Class Principal Balance of
the Class A-2FL REMIC II Regular Interest, the Class Principal Balance of the
Class A-3FL REMIC II Regular Interest and the Class Principal Balance of the
Class AJ-FL Certificates shall at all times equal the Class Principal Balance of the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
Interest and Class AJ-FL REMIC II Regular Interest, respectively.

          "Class Q Certificate": Any one of the Certificates with a "Class Q"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class R-I Certificate": Any one of the Certificates with a "Class
R-I" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing the sole class of "residual interests" in REMIC
I for purposes of the REMIC Provisions.

          "Class R-II Certificate": Any one of the Certificates with a "Class
R-II" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing the sole class of "residual interests" in REMIC
II for purposes of the REMIC Provisions.

          "Class X Certificate": Any one of the Certificates with a "Class X"
designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing multiple "regular interests" in REMIC II for purposes of the REMIC Provisions.

                                      -28-

          "Class X Component": Any of the 25 components of the Class X
Certificates listed in the following table.

                     Class X       Class Designation of
                    Component   Corresponding Certificates
                    ---------   --------------------------
                      X-A-1                A-1
                      X-A-2                A-2
                     X-A-2FL              A-2FL
                      X-A-3                A-3
                     X-A-3FL              A-3FL
                     X-A-SB                A-SB
                      X-A-4                A-4
                     X-A-1A                A-1A
                      X-AM                  AM
                      X-AJ                  AJ
                     X-AJ-FL              AJ-FL
                       X-B                  B
                       X-C                  C
                       X-D                  D
                       X-E                  E
                       X-F                  F
                       X-G                  G
                       X-H                  H
                       X-J                  J
                       X-K                  K
                       X-L                  L
                       X-M                  M
                       X-N                  N
                       X-P                  P
                       X-Q                  Q

          "Class X Notional Amount": With respect to the Class X Certificates, as of any date of determination, the sum of the then Component Notional Amounts of all of the Class X Components.

          "Class X Strip Rate": With respect to any Class X Component, for any
Distribution Date, a rate per annum equal to (i) the REMIC I Remittance Rate for each Corresponding REMIC I Regular Interest for each Class X Component for such
Distribution Date, minus (ii) the Adjusted REMIC I Remittance Rate for each
Corresponding REMIC I Regular Interest for each Class X Component for such
Distribution Date. In no event, however, shall any Class X Strip Rate be less than zero.

          "Class Z Certificate": Any one of the Certificates with a "Class Z"
designation on the face thereof, substantially in the form of Exhibit A-8 attached hereto, and evidencing a proportionate interest in Grantor Trust Z.

          "Clearstream": Clearstream Banking, Luxembourg or any successor.

                                      -29-

          "Closing Date": August 16, 2007.

          "CMSA": The Commercial Mortgage Securities Association, or any
association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, investors, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage-backed pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist,
"CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicers (or, in the event of a failure of both
Master Servicers to agree on an association or organization, as shall be selected by the Certificate Administrator) and reasonably acceptable to the
Certificate Administrator (if the Master Servicers make the determination), the
Special Servicer and the Controlling Class Representative.

          "CMSA Advance Recovery Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Appraisal Reduction Template": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Bond Level File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the
"Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Collateral Summary File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Comparative Financial Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

                                      -30-

          "CMSA Delinquent Loan Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Financial File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the
"Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Historical Bond/Collateral Realized Loss Reconciliation
Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Bond/Collateral Realized
Loss Reconciliation Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Historical Liquidation Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Historical Loan Modification and Corrected Mortgage Loan
Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan
Modification and Corrected Mortgage Loan Report" available as of the Closing
Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Interest Shortfall Reconciliation Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Interest Shortfall Reconciliation Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Loan Level Reserve/LOC Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve Report" on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Loan Periodic Update File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

                                      -31-

          "CMSA Loan Setup File": A data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan
Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally, and in any event, shall present the computations made in accordance with the methodology described in such form to "normalize" the full year net operating income, net cash flow and debt service coverage numbers used in the other reports required by this
Agreement.

          "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Property File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the
"Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Reconciliation of Funds Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Template" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA REO Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"REO Status Report" available on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Servicer Realized Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Realized Loss Template" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Servicer Watch List": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"Servicer Watch List" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such

                                      -32-

information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Special Servicer Loan File": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Total Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"Total Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Website": The CMSA's website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

          "Code": The Internal Revenue Code of 1986, as amended, and applicable temporary or final regulations of the U.S. Department of the Treasury promulgated thereunder.

          "Collection Account": One or more segregated accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the
Trustee in trust for the Certificateholders, which shall be entitled substantially as follows: in the case of KRECM, "KeyCorp Real Estate Capital
Markets, Inc., as Master Servicer for U.S. Bank National Association, as
Trustee, on behalf of and in trust for the registered holders of Merrill Lynch
Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series
2007-C1", and in the case of Wells Fargo, "Wells Fargo Bank, National
Association, as Master Servicer for U.S. Bank National Association, as Trustee,
on behalf of and in trust for the registered holders of Merrill Lynch Mortgage
Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1".

          "Collection Period": Individually and collectively, as the context may require: with respect to each Mortgage Loan and any successor REO Loan with respect thereto, for any Distribution Date, the period commencing on the day immediately following the related Determination Date for such Mortgage Loan for the preceding Distribution Date (or, in the case of the initial Distribution
Date, commencing immediately following the Cut-off Date) and ending on and including the related Determination Date for such Mortgage Loan for the subject
Distribution Date. For the purposes of this Agreement, with respect to any
Distribution Date, the Collection Period that corresponds to that Distribution
Date (including, for example, but without limitation, references to "the related
Collection Period") shall mean the Collection Periods (determined in accordance with the preceding sentence) ending in the month in which such Distribution Date occurs that are applicable to the Merrill Trust Mortgage Loans, the LaSalle
Trust Mortgage Loans, the GE Trust Mortgage Loans and/or the Wells Fargo Trust
Mortgage Loans, as applicable.

          "Commission": The United States Securities and Exchange Commission or
any successor agency.

                                      -33-

          "Component Notional Amount": With respect to each Class X Component and, as of any date of determination, an amount equal to the then REMIC I
Principal Balance of its Corresponding REMIC I Regular Interest.

          "Controlling Class": As of any date of determination, the most subordinate Class of Sequential Pay Certificates (based on the payment priorities set forth in Section 4.01(a)) that has a Class Principal Balance that is greater than 25% of the Original Class Principal Balance thereof (without considering any Appraisal Reduction Amounts); provided, however, that if no
Class of Sequential Pay Certificates has a Class Principal Balance that satisfies such requirement, then the Controlling Class shall be the most subordinate outstanding Class of Sequential Pay Certificates (based on the payment priorities set forth in Section 4.01(a)) with a Class Principal Balance greater than zero. With respect to determining and exercising the rights of the
Controlling Class, the Class A Senior Certificates shall collectively be deemed to be a single Class of Certificates.

          "Controlling Class Representative": As defined in Section 3.25.

          "Corporate Trust Office": With respect to the Trustee, the principal corporate trust office of the Trustee at which, at any particular time, its asset-backed securities trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at One Federal Street, 3rd Floor, Mailcode: EX-MA-7ED, Boston,
Massachusetts 02110-2004, Attention: Structured Finance Administration--Merrill
Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates,
Series 2007-C1, and (ii) with respect to the Certificate Administrator, the principal corporate office of the Certificate Administrator at which, at any particular time, its asset-backed securities business with respect to this
Agreement shall be administered, which office at the date of the execution of this Agreement is for the purpose of certificate transfer services, located at
Wells Fargo Center, Sixth Street and Marquette Avenue, MAC #N9303-121,
Minneapolis, Minnesota 55479-0113, Attn: Corporate Trust Services
(CMBS)--Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1, and for all other purposes at 9062 Old Annapolis
Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS) --
Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1.

          "Corrected Mortgage Loan": Any Serviced Mortgage Loan that had been a
Specially Serviced Mortgage Loan but has ceased to be a Specially Serviced
Mortgage Loan in accordance with the definition of "Specially Serviced Mortgage
Loan". The 600 West Chicago Trust Mortgage Loan shall not constitute a Corrected
Mortgage Loan under this Agreement.

          "Corresponding Certificates": With respect to any REMIC I Regular
Interest, the Class of Regular Certificates (exclusive of the Class X
Certificates) for which such REMIC I Regular Interest is the Corresponding REMIC
I Regular Interest or one of the Corresponding REMIC I Regular Interests. With
respect to any Class X Component, the Class of Sequential Pay Certificates
designated as the "Corresponding Certificates" for such Class X Component in the definition of "Class X Component".

          "Corresponding REMIC I Regular Interest": As defined in the
Preliminary Statement with respect to any Class of Sequential Pay Certificates.
With respect to the Class A-2FL REMIC II Regular Interest, REMIC I Regular
Interest LA-2FL. With respect to the Class A-3FL REMIC II Regular Interest,
REMIC I Regular Interest LA-3FL. With respect to the Class AJ-FL REMIC II
Regular Interest, REMIC I Regular Interest LA-AJFL. With respect to any Class X
Component, the

                                      -34-

REMIC I Regular Interest that, at the beginning of its designation, has the same alphabetic or alphanumeric designation as such Class X Component.

          "Crossed Loan": As defined in Section 2.03(a). The Mortgage Loans comprising a Loan Combination shall not be deemed to be Crossed Loans for purposes of this Agreement.

          "Crossed Loan Group": As defined in Section 2.03(a).

          "Custodian": LaSalle, or any successor custodian appointed as herein provided.

          "Cut-off Date": Individually and collectively, as the context may require: with respect to each Mortgage Loan, the related Due Date of such
Mortgage Loan in August 2007; or, with respect to any Mortgage Loan that has its first Due Date after August 2007, the later of August 1, 2007, or its date of origination.

          "Cut-off Date Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, after application of all unscheduled payments of principal received on or before such date and the principal component of all Periodic Payments due on or before such date, whether or not received.

          "Debt Service Coverage Ratio": With respect to any Trust Mortgage
Loan, as of any date of determination, the ratio of (x) the annualized Net
Operating Income (before payment of any debt service on such Mortgage Loan)
generated by the related Mortgaged Property during the most recently ended period of not less than six months and not more than twelve months for which financial statements, if available (whether or not audited) have been received by or on behalf of the related Mortgage Loan Seller (prior to the Closing Date or, in the case of a Qualified Substitute Mortgage Loan, prior to the relevant date of determination) or the applicable Master Servicer or the Special Servicer
(or, in the case of the 600 West Chicago Trust Mortgage Loan, the CGCMT 2007-C6
Applicable Servicer) (following the Closing Date), to (y) twelve times the amount of the Periodic Payment in effect for such Mortgage Loan as of such date of determination or, in the case of a Pari Passu Trust Mortgage Loan, twelve times the amount of the aggregate Periodic Payment in effect for such Pari Passu
Trust Mortgage Loan and the Pari Passu Non-Trust Loan(s) in the related Loan
Combination as of such date of determination.

          "Default Charges": Penalty Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Loan.

          "Defaulted Mortgage Loan": A Serviced Mortgage Loan: (i) that is (A)
delinquent 60 days or more in respect of a Periodic Payment (not including the
Balloon Payment) or (B) delinquent in respect of its Balloon Payment unless (x)
the related Mortgagor makes an Assumed Periodic Payment on each Due Date
(commencing with the Due Date of such Balloon Payment) during the period contemplated in clause (y), and (y) the applicable Master Servicer receives, within 60 days after the Due Date of such Balloon Payment, written evidence from an institutional lender of such lender's binding commitment to refinance such
Mortgage Loan within 120 days after the Due Date of such Balloon Payment and either such 120-day period has not expired or it has not been determined, in accordance with the definition of "Specially Serviced Mortgage Loan" that the refinancing could not reasonably be expected to occur, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of

                                      -35-

payments under the related Mortgage and Mortgage Note; or (ii) as to which the
Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

          "Defaulting Party": As defined in Section 7.01(b).

          "Defeasance Collateral": With respect to any Defeasance Loan, the securities, constituting "government securities" within the meaning of Section
2(a)(16) of the Investment Company Act of 1940, as amended, required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof.

          "Defeasance Loan": Any Mortgage Loan which permits or requires the related Mortgagor (or permits the holder of such Mortgage Loan to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment.

          "Deficient Valuation": With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than (i) in the case of a Serviced Trust Mortgage Loan, the then outstanding principal balance of such Mortgage Loan, and (ii) in the case of each Pari Passu
Trust Mortgage Loan and any Non-Trust Loan, the then-aggregate outstanding principal balance of such Mortgage Loan and all other Mortgage Loans in the related Loan Combination that are senior to, or pari passu with, such Mortgage
Loan, which valuation results from a proceeding initiated under the Bankruptcy
Code.

          "Definitive Certificates": As defined in Section 5.03(a).

          "Definitive Non-Registered Certificate": Any Definitive Certificate
that is a Non-Registered Certificate.

          "Depositor": Merrill Lynch Mortgage Investors, Inc. or its successor in interest.

          "Depository": The Depository Trust Company, or any successor depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform
Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of
1934, as amended.

          "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

          "Designated Sub-Servicer": As defined in Section 3.22(a).

          "Determination Date": For any Distribution Date, the eighth day of the month in which such Distribution Date occurs or if such eighth day is not a
Business Day, the next following Business Day.

          "Determination Information": As defined in Section 3.18(b).

                                      -36-

          "Directly Operate": With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management of such Administered REO Property, the holding of such REO Property primarily for sale or lease or the performance of any construction work thereon, in each case other than through an Independent Contractor; provided, however, that the
Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee)
shall not be considered to Directly Operate an Administered REO Property solely because the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Administered REO Property.

          "Discount Rate": With respect to any prepaid Trust Mortgage Loan or
Trust REO Loan for purposes of allocating any Prepayment Premium or Yield
Maintenance Charge received thereon or with respect thereto among the respective
Classes of the Sequential Pay Certificates (other than any Excluded Class thereof), the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II
Regular Interest and the Class AJ-FL REMIC II Regular Interest, an amount equal to the discount rate stated in the Mortgage Loan documents related to such Trust
Mortgage Loan or Trust REO Loan used in calculating the related Prepayment
Premium or Yield Maintenance Charge; provided that, if a discount rate is not stated thereon, the "Discount Rate" will be an amount equal to the yield (when compounded monthly) on the U.S. Treasury issue (primary issue) with a maturity date closest to the maturity date or Anticipated Repayment Date, as applicable, for such prepaid Trust Mortgage Loan or Trust REO Loan. In the event there are two or more such U.S. Treasury issues (a) with the same coupon, the issue with the lowest yield shall apply, and (b) with maturity dates equally close to the maturity date or Anticipated Repayment Date, as applicable, for the prepaid
Trust Mortgage Loan or Trust REO Loan, the issue with the earliest maturity date shall apply.

          "Disqualified Non-United States Tax Person": With respect to any
Residual Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual
Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury Regulations Section 1.860E-1(c)(4)(ii), as a
holder of such Residual Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Certificate and intends to pay taxes associated with holding such
Residual Certificate, and (c) has furnished the Transferor and the Certificate
Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or
(2) a Non-United States Tax Person that has delivered to the Transferor, the
Certificate Administrator and the Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual
Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Residual
Certificate will not be disregarded for United States federal income tax purposes.

          "Disqualified Organization": (i) the United States, any State or
political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code
(including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code and (iv) any other Person so designated by the
Certificate Administrator or the REMIC Administrator based upon an Opinion of
Counsel that the holding of an Ownership Interest in a Residual Certificate by
such Person may cause the Trust or any

                                      -37-

Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership
Interest in a Residual Certificate to such Person. The terms "United States",
"State" and "international organization" shall have the meanings set forth in
Section 7701 of the Code or successor provisions.

          "Disqualified Partnership": Any domestic entity classified as a partnership under the Code, if any of its beneficial owners are Disqualified
Non-United States Tax Persons.

          "Distributable Certificate Interest": With respect to any Class of
Regular Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL
REMIC II Regular Interest or the Class AJ-FL REMIC II Regular Interest for any
Distribution Date, the Accrued Certificate Interest in respect of such Class of
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest or the Class AJ-FL REMIC II Regular Interest, as the case may be, for such Distribution Date, reduced (other than with respect to the
Class X Certificates) (to not less than zero) by the product of (a) any Net
Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Accrued
Certificate Interest in respect of the subject Class of Certificates, the Class
A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest or
the Class AJ-FL REMIC II Regular Interest, as the case may be, for such
Distribution Date, and the denominator of which is the aggregate Accrued
Certificate Interest in respect of all the Classes of Sequential Pay
Certificates (exclusive of the Class A-2FL Certificates, the Class A-3FL
Certificates and the Class AJ-FL Certificates), the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II
Regular Interest, as the case may be, for such Distribution Date; provided that, if the aggregate Class Principal Balance of the Sequential Pay Certificates
(exclusive of the Class A-2FL Certificates, the Class A-3FL Certificates and the
Class AJ-FL Certificates), the Class A-2FL REMIC II Regular Interest, the Class
A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular Interest is
reduced as a result of a Realized Loss caused by a diversion of principal collections on the Mortgage Pool to reimburse Nonrecoverable Advances and/or pay interest thereon as contemplated by Section 1.02, and if there is a subsequent recovery of such amounts that results in the reinstatement of the Class
Principal Balance of any one or more Classes of Sequential Pay Certificates
(exclusive of the Class A-2FL Certificates, the Class A-3FL Certificates and the
Class AJ-FL Certificates), the Class A-2FL REMIC II Regular Interest, the Class
A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular Interest as
provided in the definition of "Class Principal Balance" and the second paragraph of Section 4.04(a), then the amount of Distributable Certificate Interest with respect to each Class of Regular Certificates, the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest and/or the Class AJ-FL REMIC
II Regular Interest for the next succeeding Distribution Date shall be increased by the amount of any and all additional Distributable Certificate Interest that would have been payable with respect to the subject Class of Regular
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest or the Class AJ-FL REMIC II Regular Interest if such diversion of principal and the corresponding allocation of a Realized Loss (up to the amount of the reinstated balances) had not occurred.

          "Distribution Account": The segregated account or accounts created and maintained by the Certificate Administrator pursuant to Section 3.04(b), which shall be entitled "Wells Fargo Bank, National Association, as Certificate
Administrator for U.S. Bank National Association, as Trustee, in trust for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
Pass-Through Certificates, Series 2007-C1".

                                      -38-

          "Distribution Date": During any given month, the fourth Business Day following the Determination Date in such month, commencing in September 2007.

          "Distribution Date Statement": As defined in Section 4.02(a).

          "Document Defect": As defined in Section 2.03(a).

          "Due Date": With respect to (i) any Mortgage Loan on or prior to its
Stated Maturity Date, the day of the month set forth in the related Mortgage
Note on which each Periodic Payment on such Mortgage Loan is scheduled to be first due; (ii) any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan had been scheduled to be first due; and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each
Periodic Payment on the related Mortgage Loan had been scheduled to be first due.

          "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, and (a) with respect to deposits held for 30 days or more in such account, the long-term deposit or unsecured debt obligations of which are rated at least "AA-" by Fitch (or "A-"
by Fitch, provided that the short-term unsecured debt obligations of such institution or trust company are rated at least "F-1" by Fitch) and "AA" by S&P
(or "A" by S&P, provided the short term unsecured debt obligations of such institution or trust company are rated at least "A-1" by S&P) (or, with respect to any such Rating Agency, such lower rating as will not result in an Adverse
Rating Event, as evidenced in writing by the applicable Rating Agency), at any time such funds are on deposit therein, or (b) with respect to deposits held for less than 30 days in such account, the short-term deposits or unsecured debt obligations of which are rated at least "F-1" by Fitch and "A-1" by S&P (or, with respect to any such Rating Agency, such lower rating as will not result in an Adverse Rating Event) as evidenced in writing by the applicable Rating Agency at any time such funds are on deposit therein, provided that, following a downgrade, withdrawal, or suspension of each Rating Agency's rating set forth above, the subject account(s) shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, (ii) an account or accounts maintained with KeyBank National Association so long as KeyBank National
Association has a long-term unsecured debt rating of at least "A-" from Fitch and "A" from S&P and a short-term rating of at least "F-1" from Fitch and "A-1"
from S&P, provided that, following a downgrade, withdrawal, or suspension of each Rating Agency's rating set forth above, the subject account(s) shall promptly (and in

                                      -39-

any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, (iii)
an account or accounts maintained with Wells Fargo so long as Wells Fargo &
Company has ratings meeting the criteria set forth in clause (i) above and subject to the proviso to such clause (i) (provided that, following a downgrade, withdrawal, or suspension of each Rating Agency's rating set forth above, the subject account(s) shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements), (iv) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, having in either case a combined capital and surplus of at least $50,000,000, (v) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. Section 9.10(b), the long-term deposit or unsecured debt obligations of which (or its parent), are rated at least "Baa3"
by Moody's Investors Service, Inc., or (vi) any other account the use of which would not, in and of itself, cause an Adverse Rating Event, as confirmed in writing by each Rating Agency.

          "Encanto-SLB Puerto Rico A-Note Trust Mortgage Loan": The A-Note Trust
Mortgage Loan identified in the Preliminary Statement as Encanto-SLB Puerto
Rico.

          "Encanto-SLB Puerto Rico B-Note Non-Trust Loan": The B-Note Non-Trust
Loan that is part of the same Loan Combination as the Encanto-SLB Puerto Rico
A-Note Trust Mortgage Loan.

          "Encanto-SLB Puerto Rico Control Appraisal Event": The existence of a
"Control Appraisal Event" within the meaning of the Encanto-SLB Puerto Rico
Intercreditor Agreement.

          "Encanto-SLB Puerto Rico Intercreditor Agreement": The Co-Lender
Agreement dated July 11, 2007, initially between Wells Fargo Bank, National
Association, as holder of the Encanto-SLB Puerto Rico Trust Mortgage Loan, and
the B-Note Loan Holder with respect to the Encanto-SLB Puerto Rico B-Note
Non-Trust Loan.

          "Encanto-SLB Puerto Rico Loan Combination": Collectively, the
Encanto-SLB Puerto Rico A-Note Trust Mortgage Loan and the Encanto-SLB Puerto
Rico B-Note Non-Trust Loan.

          "Encanto-SLB Puerto Rico Loan Combination Specially Designated
Servicing Actions": Proposed actions of the applicable Master Servicer or the
Special Servicer that are set forth in Section 20 of the Encanto-SLB Puerto Rico
Intercreditor Agreement.

          "Enhancement/Support Provider": Any enhancement or support provider contemplated by Item 1114(b) or Item 1115 of Regulation AB with respect to the
Trust Fund or any one or more Classes of Certificates.

          "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard
Sections 1527-05 or a review conducted in accordance with the All Appropriate
Inquiries final rule issued by the United States Environmental Protection Agency on November 1, 2005 (40 C.F.R. Part 312), or any successor to either.

          "ERISA": The Employee Retirement Income Security Act of 1974, as
amended.

                                      -40-

          "Escrow Payment": Any payment received by either Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other similar items in respect of the related Mortgaged
Property.

          "Euroclear": The Euroclear System or any successor.

          "Event of Default": One or more of the events described in Section
7.01(a).

          "Excess Servicing Strip": With respect to each Trust Mortgage Loan and
Trust REO Loan, that portion of the Master Servicing Fee for such Mortgage Loan or REO Loan that represents interest accrued at the related Excess Servicing
Strip Rate.

          "Excess Servicing Strip Rate": With respect to each Mortgage Loan and
REO Loan, the excess of (x) the Master Servicing Fee Rate for such Mortgage Loan or REO Loan over (y) the sum of (i) 0.005% (one-half of a basis point) per annum and (ii) with respect to any Mortgage Loan and REO Loan that is a Serviced
Mortgage Loan or Serviced REO Loan not primary serviced by the applicable Master
Servicer, the primary servicing fee rate, if any, for such Mortgage Loan or REO
Loan; provided that the Excess Servicing Strip Rate with respect to each
Mortgage Loan and REO Loan shall be subject to reduction by the Certificate
Administrator pursuant to Section 3.11(a).

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "Exchange Act Reportable Event": With respect to (a) the Trustee or, if and to the extent specifically applicable thereto or to its duties on behalf of the Trustee, any Servicing Representative of the Trustee or any Trustee
Appointee, any Trustee Reportable Event, (b) the Certificate Administrator, or,
if and to the extent specifically applicable thereto or to its duties on behalf of the Certificate Administrator, any Servicing Representative of the
Certificate Administrator, any Certificate Administrator Reportable Event, (c)
either Master Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of such Master Servicer, any Servicing Representative of such Master Servicer, any Master Servicer Reportable Event, and (d) the
Special Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of the Special Servicer, any Servicing Representative of
the Special Servicer, any Special Servicer Reportable Event.

          "Exchange Act Reporting Year": Each of (a) the Trust's fiscal year
2007, and (b) any subsequent fiscal year of the Trust, but only if (i) as of the beginning of such subsequent fiscal year of the Trust, the Registered
Certificates are held in the aggregate by at least 300 holders (which may consist of (A) in the case of Registered Certificates held in definitive form, direct Holders of such Definitive Certificates, and/or (B) in the case of
Registered Certificates held in book-entry form through the Depository,
Depository Participants having accounts with the Depository), or (ii) solely in the case of the Trust's fiscal year 2008, the Master Servicers, the Special
Servicer, the Trustee and the Certificate Administrator have not received the notice contemplated by the second paragraph of Section 8.16(e).

          "Exchange Act Reports": As defined in Section 8.16(a).

          "Excluded Class": Any Class of Sequential Pay Certificates other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G and Class H
Certificates.

                                      -41-

          "Exemption": Department of Labor Prohibited Transaction Exemption
("PTE") 90-29 (as amended by PTE 97-34, PTE 2000-58, PTE 2002-41 and
PTE 2007-05), as it may be amended from time to time, or any successor thereto, all as issued by the U.S. Department of Labor.

          "Exemption-Favored Party": Any of (i) MLPF&S, (ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with MLPF&S, and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and (ii)
is a manager or co-manager with respect to a Class of Investment Grade
Certificates.

          "FDIC": Federal Deposit Insurance Corporation or any successor.

          "Final Recovery Determination": A determination by the Special
Servicer with respect to any Specially Serviced Mortgage Loan, Corrected
Mortgage Loan or Administered REO Property (other than a Mortgage Loan or REO
Property, as the case may be, that was purchased or replaced by any of the
Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase
Agreement, or that was purchased by the Plurality Subordinate Certificateholder or the Special Servicer or any assignee of the foregoing pursuant to Section
3.18, or by the related Non-Trust Loan Holder (in the case of a Loan Combination
Trust Mortgage Loan) pursuant to the related Loan Combination Co-Lender
Agreement or by the applicable Master Servicer, the Special Servicer or the
Plurality Subordinate Certificateholder pursuant to Section 9.01) that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds, REO Revenues
and other payments or recoveries that the Special Servicer has determined, in accordance with the Servicing Standard, will be ultimately recoverable; provided that the term "Final Recovery Determination" shall include any comparable determination made by the CGCMT 2007-C6 Special Servicer pursuant to the CGCMT
2007-C6 Pooling and Servicing Agreement with respect to the 600 West Chicago
Trust Mortgage Loan or any related 600 West Chicago REO Property.

          "Fiscal Agent": A Person who is at any time appointed by the Trustee pursuant to Section 8.18 to act as fiscal agent.

          "Fitch": Fitch, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Custodian, any
Fiscal Agent, the Master Servicers and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

          "Floating Rate Account": The segregated accounts or sub-accounts created and maintained by the Grantor Trust Trustee pursuant to Section 3.04(f), in trust for: (i) in the case of the Class A-2FL Certificates, the holders of
Class A-2FL Certificates and the Class A-2FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National
Association, as Grantor Trust Trustee, on behalf of and in trust for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
Pass-Through Certificates, Series 2007-C1, Class A-2FL, and Merrill Lynch
Capital Services, Inc., as their interests may appear, Floating Rate Account";
(ii) in the case of the Class A-3FL Certificates, the holders of Class A-3FL
Certificates and the Class A-3FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National Association, as
Grantor Trust Trustee, on behalf of and in trust for the registered holders of
Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1, Class A-3FL, and Merrill Lynch Capital Services,
Inc., as their interests may appear, Floating Rate Account"; and (iii) in the case of the Class AJ-FL Certificates, the holders of the Class AJ-FL

                                      -42-

Certificates and the Class AJ-FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National Association, as
Grantor Trust Trustee, on behalf of and in trust for the registered holders of
Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1, Class AJ-FL, and Merrill Lynch Capital Services,
Inc., as their interests may appear, Floating Rate Account".

          "Form 8-K": Exchange Act Form 8-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing current reports under Section 13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-11 or Rule 15d-11, and for reports of nonpublic information required to be disclosed by Regulation FD (17 C.F.R.
243.100 and 243.101). For purposes of this Agreement, "Form 8-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the
Commission.

          "Form 8-K Current Report": A current report on Form 8-K.

          "Form 8-K Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 8-K.

          "Form 10-D": Exchange Act Form 10-D, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing distribution reports under Section
13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-17 or Rule 15d-17.
For purposes of this Agreement, "Form 10-D" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 10-D Distribution Report": A distribution report on Form 10-D.

          "Form 10-D Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-D.

          "Form 10-K": Exchange Act Form 10-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing annual reports pursuant to Section
13 or 15(d) of the Exchange Act for which no other form is prescribed, as well as for filing transition reports pursuant to Section 13 or 15(d) of the Exchange
Act. For purposes of this Agreement, "Form 10-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 10-K Annual Report": An annual report on Form 10-K.

          "Form 10-K Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-K.

          "Gain-on-Sale Proceeds": With respect to any Trust Mortgage Loan or
Trust REO Loan, the excess, if any, of (i) any and all Liquidation Proceeds collected with respect to such Mortgage Loan

                                      -43-

or the related REO Property, as the case may be, net of any related liquidation expenses, P&I Advances, Servicing Advances, Principal Recovery Fees, interest on
Advances, Master Servicing Fees, Special Servicing Fees and Additional Trust
Fund Expenses, and if applicable, further net of any portion of such Liquidation
Proceeds payable to the related Non-Trust Loan Holder(s) (if any) and, in the case of the 600 West Chicago Trust Mortgage Loan or any related 600 West Chicago
REO Property, to the CGCMT 2007-C6 Applicable Servicer, over (ii) the Purchase
Price for such Trust Mortgage Loan or Trust REO Loan, as the case may be, on the date on which such Liquidation Proceeds were received.

          "Gain-on-Sale Reserve Account": A segregated custodial account (which may be a sub-account of the Distribution Account) created and maintained by the
Certificate Administrator pursuant to Section 3.04(e) in trust for the
Certificateholders, which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "Wells Fargo Bank,
National Association, as Certificate Administrator for U.S. Bank National
Association, as Trustee, in trust for the registered holders of Merrill Lynch
Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series
2007-C1, Gain-on-Sale Reserve Account".

          "GE Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 31, 2007, between the Depositor and GECC and relating to the transfer of the GE Trust Mortgage Loans to the Depositor.

          "GE Trust Mortgage Loan": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the GE Mortgage Loan Purchase Agreement.

          "GECC": General Electric Capital Corporation, a Delaware corporation, or its successor in interest.

          "Global Certificate": With respect to any Class of Book-Entry
Non-Registered Certificates, either the related Rule 144A Global Certificate or the related Regulation S Global Certificate.

          "Grantor Trust E": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of the Excess
Servicing Strip with respect to the Mortgage Loans and any successor REO Loans and amounts held from time to time in the Collection Accounts that represent the
Excess Servicing Strip.

          "Grantor Trust E Assets": The segregated pool of assets comprising
Grantor Trust E.

          "Grantor Trust Provisions": Subpart E of Subchapter J of the Code.

          "Grantor Trust Trustee" The entity acting as Certificate Administrator as herein provided, which shall initially be Wells Fargo.

          "Grantor Trust Z": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of any Additional
Interest with respect to the Trust ARD Loans and any successor Trust REO Loans after their respective Anticipated Repayment Dates and amounts held from time to time in the Collection Accounts and/or the Additional Interest Account that represent ARD Loans.

          "Grantor Trust Z Assets": The segregated pool of assets comprising
Grantor Trust Z.

                                      -44-

          "Ground Lease": With respect to any Mortgage Loan for which the
Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

          "Group 1 Mortgage Loan": Any Trust Mortgage Loan identified on the
Mortgage Loan Schedule as belonging to Loan Group 1.

          "Group 2 Mortgage Loan": Any Trust Mortgage Loan identified on the
Mortgage Loan Schedule as belonging to Loan Group 2.

          "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products and urea formaldehyde.

          "Holder": A Certificateholder.

          "Impound Reserve": As defined in Section 3.16(c).

          "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, any Mortgage Loan
Seller, either Master Servicer, the Special Servicer, the Controlling Class
Representative, the Trustee, the Certificate Administrator, the Custodian, any
Fiscal Agent and any and all Affiliates thereof (and, with respect to any Loan
Combination, any of the related Non-Trust Loan Holder(s) and any and all
Affiliates thereof), (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, any Mortgage Loan
Seller, either Master Servicer, the Special Servicer, the Controlling Class
Representative, the Certificate Administrator, the Custodian, any Fiscal Agent
or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Loan Holder(s) or any Affiliate thereof), and (iii) is not connected with the Depositor, any Mortgage Loan Seller, either Master Servicer, the Controlling Class Representative, the Special Servicer, the Trustee, the
Certificate Administrator, the Custodian, any Fiscal Agent or any Affiliate
thereof (or, with respect to any Loan Combination, any of the related Non-Trust
Loan Holder(s) or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions;
provided, however, that a Person shall not fail to be Independent of the
Depositor, any Mortgage Loan Seller, either Master Servicer, the Controlling
Class Representative, the Special Servicer, the Trustee, the Certificate
Administrator, the Custodian, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Loan
Holder(s) or any Affiliate thereof) merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, any
Mortgage Loan Seller, either Master Servicer, the Special Servicer, the
Controlling Class Representative, the Trustee, the Certificate Administrator,
the Custodian, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Loan Holder(s) or any
Affiliate thereof), as the case may be; provided that such ownership constitutes less than 1% of the total assets owned by such Person.

          "Independent Appraiser": An Independent professional real estate appraiser who is a member in good standing of the Appraisal Institute, and, if the State in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such State, and in each such case, who has a minimum of five years experience in the subject property type and market.

                                      -45-

          "Independent Contractor": (a) Any Person that would be an "independent contractor" with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any
Person that owns, directly or indirectly, 35% or more of any Class of
Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to either Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the
Custodian, any Fiscal Agent or the Trust Fund, delivered to the Certificate
Administrator (and, if a Loan Combination is involved, to the related Non-Trust
Loan Holder(s)), provided that (i) such REMIC does not receive or derive any income from such Person and (ii) the relationship between such Person and such
REMIC is at arm's length, all within the meaning of Treasury Regulations Section
1.856-4(b)(5), or (b) any other Person upon receipt by the Certificate
Administrator (and, if a Loan Combination is involved, by the related Non-Trust
Loan Holder(s)) of an Opinion of Counsel, which shall be at no expense to either
Master Servicer, the Special Servicer, the Trustee, the Certificate
Administrator, the Custodian, any Fiscal Agent or the Trust Fund, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such
REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as
Rents from Real Property, due to such Person's failure to be treated as an
Independent Contractor.

          "Initial Form 8-K Current Reports": As defined in Section 8.16.

          "Initial Purchaser": MLPF&S.

          "Institutional Accredited Investor" or "IAI": An "accredited investor"
as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the
Securities Act or any entity in which all of the equity owners come within such paragraphs.

          "Insurance Policy": With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

          "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged
Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

          "Insured Environmental Event": As defined in Section 3.07(d).

          "Interest Accrual Period": With respect to any Distribution Date, except with respect to the Class A-2FL Certificates, the Class A-3FL
Certificates and the Class AJ-FL Certificates prior to a Class A-2FL
Distribution Conversion, Class A-3FL Distribution Conversion or a Class AJ-FL
Distribution Conversion, as the case may be, the calendar month immediately preceding the calendar month in which such Distribution Date occurs. For purposes of determining Class A-2FL Interest Distribution Amounts and Class
A-2FL Floating Swap Payments, or Class A-3FL Interest Distribution Amounts and
Class A-3FL Floating Swap Payments or Class AJ-FL Interest Distribution Amounts
and Class AJ-FL Floating Swap Payments, for any Distribution Date and any Class
A-2FL Swap Payment Date, or Class A-3FL Swap Payment Date or Class AJ-FL Swap
Payment Date, as the case may be,

                                      -46-

related thereto based upon the confirmation under the related Swap Agreement, the Interest Accrual Period will begin on and include the 12th day of the month preceding the month in which the subject Distribution Date occurs (or, in the case of the first Distribution Date, will begin on and include the Closing Date)
and will end on and include the 11th day of the month in which the subject
Distribution Date occurs; provided that, if a Class A-2FL Distribution
Conversion, or a Class A-3FL Distribution Conversion or a Class AJ-FL
Distribution Conversion is in effect with respect to the subject Distribution
Date, then the Interest Accrual Period applicable to the Class A-2FL Interest
Distribution Amount, the Class A-3FL Interest Distribution Amount or the Class
AJ-FL Interest Distribution Amount, as the case may be, for such Distribution
Date will be the same as the Interest Accrual Period with respect to the Class
A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest or
the Class AJ-FL REMIC II Regular Interest, as the case may be, for such
Distribution Date.

          "Interest Reserve Account": The segregated account (which may be a sub-account of the Distribution Account) created and maintained by the
Certificate Administrator pursuant to Section 3.04(c) in trust for
Certificateholders, which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "Wells Fargo Bank,
National Association, as Certificate Administrator for U.S. Bank National
Association, as Trustee, on behalf of and in trust for the registered holders of
Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1".

          "Interest Reserve Amount": With respect to each Interest Reserve Loan and each Distribution Date that occurs in February of each year subsequent to
2007 and in January of each year subsequent to 2007 that is not a leap year, an amount equal to one day's interest at the related Net Mortgage Rate on the related Stated Principal Balance as of the Due Date in the month in which such
Distribution Date occurs (but prior to the application of any amounts owed on such Due Date), to the extent a Periodic Payment or P&I Advance is made in respect thereof for such Due Date as of the related P&I Advance Date, in the case of a Periodic Payment, or as of the related Distribution Date, in the case of a P&I Advance.

          "Interest Reserve Loan": Each Trust Mortgage Loan that is an
Actual/360 Mortgage Loan and each Trust REO Loan that relates to an Actual/360
Mortgage Loan.

          "Interested Person": The Depositor, each Mortgage Loan Seller, each
Master Servicer, the Special Servicer, any Independent Contractor hired by the
Special Servicer, any related Non-Trust Loan Holder, any Holder of a Certificate or any Affiliate of any such Person.

          "Internet Website": Either the Internet website maintained by the
Certificate Administrator (located at "www.ctslink.com" or such other address as provided to the parties hereto from time to time) or the Internet website maintained by either Master Servicer, as the case may be (in the case of KRECM, initially at www.key.com/key2cre).

          "Investment Account": As defined in Section 3.06(a).

          "Investment Grade Certificate": As of any date of determination, a
Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

          "Investment Period": With respect to any Distribution Date and (i)
each of the Collection Accounts, any Servicing Account, any Reserve Account, any
REO Account and any Loan Combination Custodial Account, the related Collection
Period and (ii) each of the Distribution Account, the Interest

                                      -47-

Reserve Account, the Additional Interest Account and the Gain-on-Sale Reserve
Account, the related Certificate Administrator Investment Period.

          "KRECM": KeyCorp Real Estate Capital Markets, Inc., an Ohio
corporation, or its successor in interest.

          "LaSalle": LaSalle Bank National Association, a national banking association, or its successor in interest.

          "LaSalle Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 31, 2007, between the Depositor and LaSalle and relating to the transfer of the LaSalle Trust Mortgage Loans to the
Depositor.

          "LaSalle Trust Mortgage Loan": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the LaSalle Mortgage Loan Purchase
Agreement.

          "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, other than Penalty Interest, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a
Scheduled Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of such Mortgage Loan due or deemed due on a Due Date in a previous
Collection Period, and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any
Collection Period, other than Penalty Interest, whether as Insurance Proceeds,
Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a Scheduled Payment
(other than a Balloon Payment) or an Assumed Periodic Payment in respect of the predecessor Mortgage Loan or of an Assumed Periodic Payment in respect of such
REO Loan due or deemed due on a Due Date in a previous Collection Period and not previously recovered.

          "LIBOR": The rate specified in Section 1.03(a) or the rate calculated by the Swap Counterparty in accordance with Section 1.03(b), as applicable under the circumstances.

          "LIBOR Business Day": Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England and, if applicable, New York, New York, pursuant to the definition of "LIBOR Determination Date" below.

          "LIBOR Determination Date": For purposes of calculating LIBOR in any particular calendar month, the second LIBOR Business Day prior to the commencement of the Interest Accrual Period in such calendar month; provided that, to the extent that the calculation of LIBOR in accordance with Section
1.03(b) requires a determination made as of New York City time, the subject
LIBOR Determination Date must be a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England and New York, New York.

          "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery
Determination is made with respect to such Mortgage Loan; (iii) such Mortgage
Loan is repurchased or replaced by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased

                                      -48-

by the Plurality Subordinate Certificateholder, the Special Servicer or any
assignee thereof pursuant to Section 3.18 or by either Master Servicer, the
Special Servicer or the Plurality Subordinate Certificateholder pursuant to
Section 9.01; (v) in the case of a Loan Combination Trust Mortgage Loan, such
Mortgage Loan is purchased by a related Non-Trust Loan Holder pursuant to the related Loan Combination Co-Lender Agreement; (vi) such Mortgage Loan is purchased by a mezzanine lender pursuant to the related mezzanine intercreditor agreement; or (vii) such Mortgage Loan is removed from the Trust by the Sole
Certificate Owner in connection with an exchange of all of the outstanding
Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage
Loans and each REO Property remaining in the Trust Fund pursuant to Section
9.01. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or replaced by a Mortgage
Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement; (iii)
such REO Property is purchased by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to Section 9.01; or (iv)
such REO Property is removed from the Trust Fund by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO
Property remaining in the Trust Fund pursuant to Section 9.01.

          "Liquidation Proceeds": All cash amounts (other than Insurance
Proceeds and REO Revenues) received by either Master Servicer or the Special
Servicer in connection with: (i) the taking of all or a part of a Mortgaged
Property or REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the rights of the Mortgagor under the terms of the related Mortgage; (ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Serviced Trust Defaulted Mortgage
Loan by the Plurality Subordinate Certificateholder, the Special Servicer or any
assignee thereof pursuant to Section 3.18; (v) the repurchase or substitution of a Trust Mortgage Loan or REO Property by a Mortgage Loan Seller, pursuant to the applicable Mortgage Loan Purchase Agreement; (vi) the purchase of a Trust
Mortgage Loan or REO Property by either Master Servicer, the Special Servicer, or the Plurality Subordinate Certificateholder pursuant to Section 9.01; (vii)
the purchase of a Loan Combination Trust Mortgage Loan by a related Non-Trust
Loan Holder pursuant to the related Loan Combination Co-Lender Agreement; (viii)
the purchase of a Mortgage Loan by a mezzanine lender pursuant to the related mezzanine intercreditor agreement; or (ix) the removal of a Mortgage Loan or REO
Property from the Trust Fund by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate
Owner for all of the Trust Mortgage Loans and each REO Property remaining in the
Trust Fund pursuant to Section 9.01.

          "Loan Combination": Any A/B Loan Combination or Pari Passu Loan
Combination, as the case may be. The term "Loan Combination" shall include any successor REO Loan with respect to the applicable Mortgage Loans comprising such
Loan Combination.

          "Loan Combination Controlling Party": With respect to the Och-Ziff
Retail Portfolio Loan Combination, the related Non-Trust Loan Holder; and with respect to the Encanto-SLB Puerto Rico Loan Combination, for so long as the
Encanto-SLB Puerto Rico B-Note Non-Trust Loan is not then subject to an
Encanto-SLB Puerto Rico Control Appraisal Event, the related B-Note Loan Holder.

                                      -49-

          "Loan Combination Co-Lender Agreement": With respect to each Loan
Combination, each co-lender or intercreditor agreement (including the 600 West
Chicago Co-Lender and Servicing Agreement) in effect between (i) the Trust Fund as holder of the related Trust Mortgage Loan and (ii) the Non-Trust Loan
Holder(s).

          "Loan Combination Custodial Account": With respect to any Serviced
Loan Combination, the separate account (which may be a sub-account of the applicable Collection Account) created and maintained by the applicable Master
Servicer pursuant to Section 3.04(h) and held on behalf of the
Certificateholders and the related Non-Trust Loan Holder, which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) substantially as follows: in the case of KRECM, "KeyCorp Real
Estate Capital Markets, Inc., as Master Servicer for U.S. Bank, as Trustee, on
behalf of and in trust for the registered holders of Merrill Lynch Mortgage
Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1 and
[name of the related Non-Trust Loan Holder(s)], as their interests may appear", and in the case of Wells Fargo, "Wells Fargo Bank, National Association, as
Master Servicer for U.S. Bank, as Trustee, on behalf of and in trust for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
Pass-Through Certificates, Series 2007-C1, and [name of the related Non-Trust
Loan Holder(s)], as their interests may appear". Any such account shall be an
Eligible Account.

          "Loan Combination Mortgaged Property": The Mortgaged Property securing a Loan Combination.

          "Loan Combination REO Account": With respect to each Serviced Loan
Combination, a segregated account or accounts created and maintained by the
Special Servicer pursuant to Section 3.16 on behalf of the Trustee, in trust for the Certificateholders, and the related Non-Trust Loan Holder, which shall be entitled "Centerline Servicing Inc., as Special Servicer for U.S. Bank National
Association as Trustee in trust for registered holders of Merrill Lynch Mortgage
Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1,
and [name of the related Non-Trust Loan Holder(s)], as their interests may appear".

          "Loan Combination REO Property": With respect to each Serviced Loan
Combination, the related Mortgaged Property if such Mortgaged Property is acquired on behalf and in the name of the Trust Fund, for the benefit of the
Certificateholders, and the related Non-Trust Loan Holder(s), as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of such Loan Combination.

          "Loan Combination Trust Mortgage Loan": An A-Note Trust Mortgage Loan
or a Pari Passu Trust Mortgage Loan, as the case may be.

          "Loan Group": Either Loan Group 1 or Loan Group 2.

          "Loan Group 1": Collectively, all of the Trust Mortgage Loans that are
Group 1 Mortgage Loans and any successor Trust REO Loans with respect thereto.

          "Loan Group 1 Available Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 1.

                                      -50-

          "Loan Group 1 Principal Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to the Trust Mortgage Loans and Trust REO Loans belonging to Loan
Group 1, taking into account adjustments in accordance with Section 1.02.

          "Loan Group 2": Collectively, all of the Trust Mortgage Loans that are
Group 2 Mortgage Loans and any successor Trust REO Loans with respect thereto.

          "Loan Group 2 Available Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 2.

          "Loan Group 2 Principal Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to the Trust Mortgage Loans and Trust REO Loans belonging to Loan
Group 2, taking into account adjustments in accordance with Section 1.02.

          "Loan-to-Value Ratio": With respect to any Trust Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is (i) the then current principal amount of such Mortgage Loan, or (ii)
in the case of any Pari Passu Trust Mortgage Loan, the then aggregate current principal amount of such Mortgage Loan and the related Pari Passu Non-Trust
Loan(s), in each case as adjusted in accordance with the considerations specified in Section 3.08(a)(i), and the denominator of which is the Appraised
Value of the related Mortgaged Property.

          "Master Servicer": With respect to the Merrill Trust Mortgage Loans
(and any related Non-Trust Loan), Master Servicer No. 1; with respect to the
Wells Fargo Trust Mortgage Loans (and any related Non-Trust Loan), Master
Servicer No. 2; with respect to the LaSalle Trust Mortgage Loans (and any related Non-Trust Loan), Master Servicer No. 1 (with respect to the 600 West
Chicago Trust Mortgage Loan for purposes of Section 4.03 hereof and any other obligations of a Master Servicer hereunder that are not being performed by the
CGCMT 2007-C6 Applicable Master Servicer); and with respect to the GE Trust
Mortgage Loans (and any related Non-Trust Loan), Master Servicer No. 2.

          "Master Servicer Indemnification Agreement": With respect to KRECM, that certain Master Servicer No. 1 Indemnification Agreement, dated as of July
31, 2007, between KRECM, the Depositor, the Underwriters and the Initial
Purchaser; and with respect to Wells Fargo, that certain Master Servicer No. 2
Indemnification Agreement, dated as of July 31, 2007, between Wells Fargo, the
Depositor, the Underwriters and the Initial Purchaser.

          "Master Servicer No. 1": KRECM or any successor Master Servicer thereto appointed as herein provided.

          "Master Servicer No. 2": Wells Fargo or any successor Master Servicer thereto appointed as herein provided.

          "Master Servicer Reportable Event": With respect to either Master
Servicer, any of the following events, conditions, circumstances and/or matters:

               (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if such Master Servicer or

                                      -51-

     any Servicing Representative of such Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM
     1.01 ON FORM 8-K];

               (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if such Master
     Servicer or any Servicing Representative of such Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust
     [ITEM 1.02 ON FORM 8-K];

               (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
     Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     such Master Servicer, (B) any Servicing Representative of such Master
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Performing
     Mortgage Loan [ITEM 1.03(a) ON FORM 8-K];

               (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) such Master Servicer, (B) any Servicing
     Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Performing Mortgage Loan [ITEM 1.03(b) ON FORM
     8-K];

               (v) any resignation, removal, replacement or substitution of (A)
     such Master Servicer or (B) any Servicing Representative of such Master
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
     Regulation AB [ITEM 6.02 ON FORM 8-K];

               (vi) any appointment of (A) a new Master Servicer or (B) any new
     Servicing Representative of such Master Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON
     FORM 8-K];

               (vii) any nonpublic disclosure, by such Master Servicer or any
     Servicing Representative of such Master Servicer, with respect to the
     Subject Securitization Transaction (other than disclosure required pursuant to this Agreement) that is required to be disclosed by Regulation FD (17
     C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

               (viii) any other information of importance to Certificateholders
     (determined by such Master Servicer in accordance with the Servicing
     Standard) that (A) is not otherwise required to be included in the
     Distribution Date Statement, the CMSA Special Servicer Loan File or any
     other report to be delivered or otherwise made available to
     Certificateholders hereunder, and (B) such Master Servicer has determined, in accordance with the Servicing Standard, could have a material adverse effect on the value of a Mortgaged Property as collateral for a Performing
     Mortgage Loan or the ability of a Mortgaged Property to generate sufficient cash

                                      -52-

     flow for the related Mortgagor to meet its debt service obligations under the related Performing Mortgage Loan [ITEM 8.01 ON FORM 8-K];

               (ix) the commencement or termination of, or any material
     developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if such
     Master Servicer is controlling the subject litigation or if the subject
     Material Litigant is (A) such Master Servicer, (B) any Servicing
     Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Performing Mortgage Loan [ITEM 2 ON FORM 10-D AND
     GENERAL INSTRUCTION J TO FORM 10-K];

               (x) the receipt by or on behalf of such Master Servicer or any
     Servicing Representative of such Master Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding a Significant Obligor with respect to a Performing Mortgage Loan that is required to be provided under Item 1112(b) of Regulation AB [ITEM 6
     ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (xi) to the extent not otherwise disclosed in the Prospectus
     Supplement, whether such Master Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the
     Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) the Certificate
     Administrator, (F) the Custodian, (G) the Special Servicer, (H) any
     Servicing Representative of such Master Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(3) of Regulation AB or (I) any
     Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K];

               (xii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding required to be disclosed by Item 1119(b) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and such
     Master Servicer or any Servicing Representative of the subject Master
     Servicer, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K]; and

               (xiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans required to be disclosed by Item 1119(c) of Regulation AB between a Mortgage Loan Seller or the
     Trust, on the one hand, and such Master Servicer or any Servicing
     Representative of such Master Servicer, on the other hand [GENERAL
     INSTRUCTION J TO FORM 10-K];

provided that, in the case of clauses (ii), (iv), (ix) and (xii) above, if a
Servicing Representative is a Designated Sub-Servicer, the subject event, condition, circumstance and/or matter shall constitute a Master Servicer
Reportable Event with respect to such Servicing Representative only if the
Master Servicer has knowledge thereof.

          "Master Servicing Fee": With respect to each Mortgage Loan and any successor REO Loan with respect thereto, the fee payable to the applicable
Master Servicer pursuant to Section 3.11(a).

          "Master Servicing Fee Rate": With respect to each Trust Mortgage Loan, the per annum rate equal to the sum of the rates set forth under the columns
"Master Servicing Fee", "Primary

                                      -53-

Servicing Fee" and "Sub-Servicing Fee Rate" on the Mortgage Loan Schedule, and
with respect to each Non-Trust Loan, or any successor REO Loan with respect thereto, the per annum rate at which any related Master Servicing Fee is permitted to be calculated under the related Loan Combination Co-Lender
Agreement.

          "Material Debtor": Any of the following:

          (i) the Trust;

          (ii) each of the Mortgage Loan Sellers;

          (iii) each of the parties to this Agreement;

          (iv) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB;

          (v) any Significant Obligor;

          (vi) any Enhancement/Support Provider; and

          (vii) any other material party contemplated by Item 1100(d)(1) of
     Regulation AB relating to the relating to the Subject Securitization
     Transaction.

          "Material Litigant": Any of the following:

          (i) the Trust;

          (ii) each of the Mortgage Loan Sellers;

          (iii) the Depositor;

          (iv) the Trustee;

          (v) each Master Servicer;

          (vi) the Special Servicer;

          (vii) the Certificate Administrator;

          (viii) the Custodian;

          (ix) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB;

          (x) any originator of Trust Mortgage Loans contemplated by Item
     1110(b) of Regulation AB; and

          (xi) any other party contemplated by Item 1100(d)(1) of Regulation AB relating to the Subject Securitization Transaction.

                                      -54-

          "Merrill Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 31, 2007, between the Depositor and MLMLI and relating to the transfer of the Merrill Trust Mortgage Loans to the
Depositor.

          "Merrill Trust Mortgage Loan": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the Merrill Mortgage Loan Purchase
Agreement.

          "MERS": Mortgage Electronic Registration Systems, Inc. or any
successor thereto.

          "MERS Mortgage Loan": Any Mortgage Loan registered with MERS on the
MERS(R) System, as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

          "MERS(R) System": The system of recording transfers of mortgages electronically maintained by MERS.

          "MIN": The Mortgage Identification Number for any MERS Mortgage Loan.

          "MLMLI": Merrill Lynch Mortgage Lending, Inc. or its successor in interest.

          "MLMT 2007-C1 Grantor Trust FL": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of (i)
the Class A-2FL Swap Agreement and payments thereunder, (ii) the Class A-2FL
REMIC II Regular Interest, (iii) the Class A-2FL Sub-Account, (iv) the Class
A-3FL Swap Agreement and payments thereunder, (v) the Class A-3FL REMIC II
Regular Interest, (vi) the Class A-3FL Sub-Account, (vii) the Class AJ-FL Swap
Agreement and payments thereunder, (viii) the Class AJ-FL REMIC II Regular
Interest and (ix) the Class AJ-FL Sub-Account, intended to be treated as a
"grantor trust" within the meaning of the Grantor Trust Provisions.

          "MLMT 2007-C1 Grantor Trust FL Assets": The segregated pool of assets comprising MLMT 2007-C1 Grantor Trust FL.

          "MLPF&S": Merrill Lynch, Pierce, Fenner & Smith Incorporated, a
Delaware corporation, or its successor in interest.

          "Mortgage": With respect to any Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged
Property.

          "Mortgage File": (a) With respect to any Serviced Trust Mortgage Loan and, in the case of any Serviced Trust Mortgage Loan that is part of a Loan
Combination, also with respect to the related Non-Trust Loan(s), collectively the following documents (which, in the case of a Loan Combination, except for the Mortgage Notes referred to in clause (i) of this definition and any modifications thereof referred to in clause (vi) of this definition, relate to the entire Loan Combination):

               (i) (A) the original executed Mortgage Note for such Serviced
     Trust Mortgage Loan, including any power of attorney related to the execution thereof (or a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto), together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto

                                      -55-

     (without recourse, representation or warranty, express or implied) to the order of U.S. Bank National Association, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
     Pass-Through Certificates, Series 2007-C1, or in blank, and (B) in the case of a Loan Combination, a copy of the executed Mortgage Note for each related Non-Trust Loan;

               (ii) an original or a copy of the Mortgage, together with
     originals or copies of any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office or, in the case of a MERS Mortgage Loan, an original or a copy of the Mortgage, together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office, with language noting the presence of the MIN of such Mortgage Loan and language indicating that such Mortgage Loan is a
     MERS Mortgage Loan;

               (iii) an original or a copy of any related Assignment of Leases
     (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office or, in the case of a MERS Mortgage Loan, an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case with evidence of recording indicated
     thereon or certified by the applicable recording office, with language noting the presence of the MIN of such Mortgage Loan and language indicating that such Mortgage Loan is a MERS Mortgage Loan;

               (iv) an original executed assignment, in recordable form (except for completion of the assignee's name and address, if the assignment is delivered in blank, and any missing recording information) or a certified copy of that assignment as sent for recording, of (A) the Mortgage, (B) any related Assignment of Leases (if such item is a document separate from the
     Mortgage) and (C) any other recorded document relating to such Serviced
     Trust Mortgage Loan otherwise included in the Mortgage File, in favor of
     U.S. Bank National Association, as Trustee for the registered holders of
     Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
     Certificates, Series 2007-C1 (or, in the case of a Loan Combination, in favor of U.S. Bank National Association, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
     Pass-Through Certificates, Series 2007-C1, and in its capacity as lead lender on behalf of the holder of the related Non-Trust Loan(s)), or in blank or, in the case of a MERS Mortgage Loan, evidence from MERS indicating the Trustee's ownership of such Mortgage Loan on the MERS(R)
     System and the Trustee as the beneficiary of the assignment(s) of (a) the
     Mortgage, (b) any related Assignment of Leases (if such item is a document separate from the Mortgage) and (c) any other recorded document relating to such Mortgage Loan otherwise included in the Mortgage File;

               (v) an original assignment of all unrecorded documents relating to the subject Trust Mortgage Loan (to the extent not already assigned pursuant to clause (iv) above), in favor of U.S. Bank National Association, as Trustee for the registered holders of Merrill Lynch Mortgage
     Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series
     2007-C1 (or,

                                      -56-

     in the case of a Loan Combination, in favor of U.S. Bank National
     Association, as Trustee for the registered holders of Merrill Lynch
     Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates,
     Series 2007-C1, and in its capacity as lead lender on behalf of the holder of the related Non-Trust Loan(s)), or in blank or, in the case of a MERS
     Mortgage Loan (to the extent not evidenced pursuant to clause (iv) above), evidence from MERS indicating the Trustee's ownership of the Mortgage Loan on the MERS(R) System and the Trustee as the beneficiary of the assignment(s) of unrecorded documents related to the Mortgage Loan;

               (vi) originals or copies of any consolidation, assumption, substitution and modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been consolidated or modified or the subject Trust Mortgage Loan has been assumed;

               (vii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or located, an original or a copy of an irrevocable, binding commitment (which may be a pro forma policy or a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

               (viii) any filed copies or other evidence of filing of any prior
     UCC Financing Statements in favor of the originator of such Serviced Trust
     Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Mortgage Loan Seller had possession of such UCC Financing
     Statements prior to the Closing Date) and, if there is an effective UCC
     Financing Statement in favor of the Mortgage Loan Seller on record with the applicable public office for UCC Financing Statements, a UCC Financing
     Statement assignment, in form suitable for filing in favor of U.S. Bank
     National Association, as Trustee for the registered holders of Merrill
     Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
     Certificates, Series 2007-C1, as assignee (or, in the case of a Loan
     Combination, in favor of U.S. Bank National Association, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial
     Mortgage Pass-Through Certificates, Series 2007-C1, and in its capacity as lead lender on behalf of the holder of the related Non-Trust Loan(s)), or in blank or, in the case of a MERS Mortgage Loan, evidence from MERS indicating the Trustee's ownership of the Mortgage Loan on the MERS(R)
     System and the Trustee as the beneficiary of any effective UCC Financing
     Statement in favor of the related Mortgage Loan Seller on record with the applicable public office for UCC Financing Statements;

               (ix) an original or a copy of any Ground Lease and any related ground lessor estoppel or any guaranty;

               (x) an original or a copy of any intercreditor agreement relating to permitted debt of the Mortgagor (including, in the case of a Trust
     Mortgage Loan that is part of a Loan Combination, any related Loan
     Combination Co-Lender Agreement) and any intercreditor agreement relating to mezzanine debt related to the Mortgagor;

               (xi) an original or a copy of any loan agreement, any escrow or reserve agreement, any security agreement, any management agreement, any agreed upon procedures letter, any lockbox or cash management agreements, any environmental reports or any letter of

                                      -57-

     credit (which letter of credit shall not be delivered in original form to the Custodian but rather to the applicable Master Servicer), in each case relating to such Serviced Trust Mortgage Loan; and

               (xii) with respect to a Serviced Trust Mortgage Loan secured by a hospitality property, a signed copy of any franchise agreement and/or franchisor comfort letter.

          (b) with respect to the 600 West Chicago Trust Mortgage Loan, the following documents collectively:

               (i) the original executed Mortgage Note for such Trust Mortgage
     Loan including any power of attorney related to the execution thereof (or a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto), together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto (without recourse, representation or warranty, express or implied) to the order of
     U.S. Bank National Association, as Trustee for the registered holders of
     Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
     Certificates, Series 2007-C1, or in blank;

               (ii) an executed copy of the 600 West Chicago Co-Lender and
     Servicing Agreement; and

               (iii) an executed copy of the CGCMT 2007-C6 Pooling and Servicing
     Agreement;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Custodian, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Custodian for documents described in clause (vi) of this definition, shall be deemed to include only such documents to the extent the Custodian has actual knowledge of their existence.

          "Mortgage Loan": Any Trust Mortgage Loan or any Non-Trust Loan. As
used herein, the term "Mortgage Loan" includes the related Mortgage Note,
Mortgage and other security documents contained in the related Mortgage File or otherwise held on behalf of the Trust and/or any Non-Trust Loan Holder, as applicable.

          "Mortgage Loan Purchase Agreement": Each of the Merrill Mortgage Loan
Purchase Agreement, the LaSalle Mortgage Loan Purchase Agreement, the GE
Mortgage Loan Purchase Agreement and the Wells Fargo Mortgage Loan Purchase
Agreement.

          "Mortgage Loan Schedule": The list of Trust Mortgage Loans transferred on the Closing Date to the Trustee as part of REMIC I, respectively, attached hereto as Schedule I and in a computer readable format. Such list shall set forth the following information with respect to each Trust Mortgage Loan:

          (i) the loan identification number (as specified in Annex A-1 to the
     Prospectus);

          (ii) the street address (including city, county, state and zip code)
     and name of the related Mortgaged Property;

          (iii) the Cut-off Date Balance;

                                      -58-

          (iv) (A) the amount of the Periodic Payment due on the first Due Date following the Closing Date and (B) the monthly Due Date;

          (v) the Net Mortgage Rate as of the Cut-off Date and the original
     Mortgage Rate;

          (vi) the (A) original term to stated maturity, (B) remaining term to stated maturity and (C) Stated Maturity Date;

          (vii) the original and remaining amortization term;

          (viii) whether the Trust Mortgage Loan is secured by a Ground Lease;

          (ix) the Master Servicing Fee Rate;

          (x) whether such Trust Mortgage Loan is an ARD Loan and if so the
     Anticipated Repayment Date and Additional Interest Rate for such ARD Loan;

          (xi) the related Mortgage Loan Seller and, if different, the related originator;

          (xii) whether such Trust Mortgage Loan is insured by an environmental policy;

          (xiii) whether such Trust Mortgage Loan is cross-defaulted or cross-collateralized with any other Trust Mortgage Loan;

          (xiv) whether such Trust Mortgage Loan is a Defeasance Loan;

          (xv) whether the Trust Mortgage Loan is secured by a letter of credit;

          (xvi) whether payments on such Trust Mortgage Loan are made to a lock-box;

          (xvii) the amount of any Reserve Funds escrowed in respect of each
     Trust Mortgage Loan;

          (xviii) the number of days of any grace period permitted in respect of any Periodic Payment due under such Trust Mortgage Loan;

          (xix) the property type of the related Mortgaged Property as reported in the rent roll;

          (xx) the original principal balance of such Trust Mortgage Loan;

          (xxi) the interest accrual basis of such Trust Mortgage Loan;

          (xxii) the primary servicing fee rate, if any, for such Trust Mortgage
     Loan; and

          (xxiii) the applicable Loan Group to which the Trust Mortgage Loan belongs.

          "Mortgage Loan Seller": Each of MLMLI, LaSalle, GECC and Wells Fargo.

                                      -59-

          "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

          "Mortgage Pool": Collectively, all of the Trust Mortgage Loans and any
Trust REO Loans. The Non-Trust Loans shall not constitute part of the Mortgage
Pool.

          "Mortgage Rate": With respect to: (i) any Mortgage Loan on or prior to its Stated Maturity Date, the fixed annualized rate, not including any
Additional Interest Rate, at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law; (ii) any Mortgage Loan after its
Stated Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, but giving effect to any modification thereof as contemplated by Section 3.20 or, in the case of the 600 West Chicago Trust Mortgage Loan, any modification thereof pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement; and (iii) any REO
Loan, the annualized rate described in clause (i) or (ii) above, as applicable, above determined as if the predecessor Mortgage Loan had remained outstanding.

          "Mortgaged Property": The property subject to the lien of a Mortgage.

          "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Mortgage Loan, and any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note, but excluding guarantors that do not own the related
Mortgaged Property.

          "Net Aggregate Prepayment Interest Shortfall": With respect to any
Distribution Date, the amount, if any, by which (a) the aggregate of all
Prepayment Interest Shortfalls incurred in connection with the receipt of
Principal Prepayments on the Trust Mortgage Loans during the related Collection
Period, exceeds (b) the aggregate amount deposited by the Master Servicers in their respective Collection Accounts for such Distribution Date pursuant to
Section 3.19(a) in connection with such Prepayment Interest Shortfalls on the
Trust Mortgage Loans.

          "Net Investment Earnings": With respect to each of the Collection
Accounts, the Interest Reserve Account, any Servicing Account, any Reserve
Account, any REO Account, the Distribution Account, any Loan Combination
Custodial Account, the Additional Interest Account, the Floating Rate Account
and the Gain-on-Sale Reserve Account, for any Investment Period, the amount, if any, by which the aggregate of all interest and other income realized during such Investment Period on funds held in such account, exceeds the aggregate of all losses, if any, incurred during such Investment Period in connection with the investment of such funds in accordance with Section 3.06 (other than losses of what would have otherwise constituted interest or other income earned on such funds).

          "Net Investment Loss": With respect to each of the Collection
Accounts, any Servicing Account, any Reserve Account, any REO Account, the
Distribution Account, any Loan Combination Custodial Account, the Interest
Reserve Account, the Additional Interest Account, the Floating Rate Account and
the Gain-on-Sale Reserve Account, for any Investment Period, the amount by which the aggregate of all losses, if any, incurred during such Investment Period in connection with the investment of funds held in such account in accordance with
Section 3.06 (other than losses of what would have

                                      -60-

otherwise constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Investment
Period on such funds.

          "Net Mortgage Pass-Through Rate":

          (A)  With respect to any Trust Mortgage Loan (or any successor Trust
               REO Loan with respect thereto) that accrues (or is deemed to accrue) interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the Net Mortgage Rate for such Trust
               Mortgage Loan as of the Closing Date (without regard to any modification, waiver or amendment of the terms of such Trust
               Mortgage Loan subsequent to the Closing Date); and

          (B)  With respect to any Trust Mortgage Loan (or any successor Trust
               REO Loan with respect thereto) that accrues interest on an
               Actual/360 Basis, for any Distribution Date, an annual rate equal to twelve times a fraction, expressed as a percentage:

               (1)  the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest
                    equal to the product of (a) the number of days in the
                    calendar month preceding the month in which such
                    Distribution Date occurs, multiplied by (b) the Stated
                    Principal Balance of such Trust Mortgage Loan (or such Trust
                    REO Loan) immediately preceding such Distribution Date,
                    multiplied by (c) 1/360, multiplied by (d) the Net Mortgage
                    Rate for such Trust Mortgage Loan as of the Closing Date
                    (without regard to any modification, waiver or amendment of the terms of such Trust Mortgage Loan subsequent to the
                    Closing Date); and

               (2)  the denominator of which fraction is the Stated Principal
                    Balance of such Trust Mortgage Loan (or such Trust REO Loan)
                    immediately preceding that Distribution Date.

          Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to
2007, then the amount of interest referred to in the fractional numerator described in clause (B)(1) above will be decreased to reflect any Interest
Reserve Amounts with respect to the subject Trust Mortgage Loan (or Trust REO
Loan) transferred from the Distribution Account to the Interest Reserve Account
in such calendar month. Furthermore, if the subject Distribution Date occurs during March of any year subsequent to 2007, then the amount of interest referred to in the fractional numerator described in clause (B)(1) above will be increased to reflect any Interest Reserve Amounts with respect to the subject
Trust Mortgage Loan (or Trust REO Loan) transferred from the Interest Reserve
Account to the Distribution Account for distribution on such Distribution Date.

          "Net Mortgage Rate": With respect to any Trust Mortgage Loan or any
Trust REO Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of the Trust Administration Fee Rate and the applicable Master Servicing Fee Rate and, in the case of the 600 West Chicago
Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, the
CGCMT 2007-C6 Servicing Fee Rate; and, with respect to any Non-Trust Loan or any successor REO Loan with respect thereto, the related Mortgage Rate minus the applicable Master Servicing Fee Rate.

                                      -61-

          "Net Operating Income" or "NOI": With respect to any Mortgaged
Property, for any twelve-month period, the total operating revenues derived from such Mortgaged Property during such period, minus the total operating expenses incurred in respect of such Mortgaged Property during such period, other than
(i) non-cash items such as depreciation, (ii) amortization, (iii) actual capital expenditures and (iv) debt service on the related Mortgage Loan.

          "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trustee for the benefit of the Certificateholders and, in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s).

          "NMWHFIT": A "Non-Mortgage Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations Section 1.671-5(b)(12) or successor provisions.

          "Nonrecoverable Advance": Any Nonrecoverable P&I Advance (including any Workout-Delayed Reimbursement Amount that subsequently becomes a
Nonrecoverable P&I Advance) or Nonrecoverable Servicing Advance (including any
Workout-Delayed Reimbursement Amount that subsequently becomes a Nonrecoverable
Servicing Advance).

          "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made, including any previously made P&I Advance that constitutes a Workout-Delayed Reimbursement Amount, in respect of any Trust Mortgage Loan or
Trust REO Loan by the applicable Master Servicer, the Trustee or any Fiscal
Agent, as the case may be, that, as determined by the applicable Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in accordance with the Servicing Standard (in the case of the applicable
Master Servicer or the Special Servicer) or its good faith judgment (in the case of the Trustee or any Fiscal Agent) with respect to such P&I Advance (together with any accrued and unpaid interest thereon), will not be ultimately recoverable from Late Collections, REO Revenues, Insurance Proceeds or
Liquidation Proceeds, or any other recovery on or with respect to such Trust
Mortgage Loan or Trust REO Loan (or, in the case of a Trust Mortgage Loan that is a part of a Loan Combination, on or with respect to the related Loan
Combination); provided, however, the Special Servicer may, at its option, make a determination (which shall be binding upon the applicable Master Servicer, the
Trustee and any Fiscal Agent) in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made, or any Workout-Delayed
Reimbursement Amount previously made, by the applicable Master Servicer, the
Trustee or any Fiscal Agent is a Nonrecoverable P&I Advance and shall deliver notice of such determination to the applicable Master Servicer, the Trustee and any Fiscal Agent. In making a recoverability determination, the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such
Person's assumptions (consistent with the Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged
Properties, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 4.03(f), any outstanding Workout Delayed
Reimbursement Amounts and any Unliquidated Advances. In addition, the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, may update or change its recoverability determinations at any time and, consistent with the Servicing

                                      -62-

Standard, may obtain from the Special Servicer any reasonably required analysis,
Appraisals or market value estimates or other information in the Special
Servicer's possession for such purposes. Absent bad faith, the applicable Master
Servicer's, the Special Servicer's, the Trustee's or any Fiscal Agent's
determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the applicable Master
Servicer that any P&I Advance constitutes a Nonrecoverable P&I Advance, and the applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the Special Servicer that any P&I
Advance constitutes a Nonrecoverable P&I Advance and shall be required to act in accordance with such determination; provided that, no party hereto may reverse any determination made by another party hereto that a P&I Advance is a
Nonrecoverable Advance.

          "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made, including any previously made Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount, in respect of a
Serviced Mortgage Loan or Serviced REO Loan by the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, that, as determined by the applicable Master Servicer, the Special Servicer, the
Trustee or any Fiscal Agent, as the case may be, in accordance with the
Servicing Standard (in the case of the applicable Master Servicer or the Special
Servicer) or its good faith judgment (in the case of the Trustee or any Fiscal
Agent) with respect to such Servicing Advance (together with any accrued and unpaid interest thereon), will not be ultimately recoverable from Late
Collections, REO Revenues, Insurance Proceeds, Liquidation Proceeds, or any
other recovery on or in respect of such Mortgage Loan or the related REO
Property; provided, however, the Special Servicer may, at its option, make a determination (which shall be binding upon the applicable Master Servicer, the
Trustee and any Fiscal Agent) in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made, or any
Workout-Delayed Reimbursement Amount previously made, by the applicable Master
Servicer, the Trustee or any Fiscal Agent is a Nonrecoverable Servicing Advance
and shall deliver notice of such determination to the applicable Master
Servicer, the Trustee and any Fiscal Agent. In making a recoverability determination, the applicable Master Servicer, the Special Servicer, the Trustee
or any Fiscal Agent, as the case may be, will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related
Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the
Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider
(among other things) future expenses and to estimate and consider (consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 4.03(f), any outstanding Workout Delayed Reimbursement Amounts and any Unliquidated Advances.
In addition, the applicable Master Servicer, the Special Servicer, the Trustee
or any Fiscal Agent, as the case may be, may update or change its recoverability determinations at any time and, consistent with the Servicing Standard, may obtain from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes. Absent bad faith, the applicable Master Servicer's, the
Special Servicer's, the Trustee's or any Fiscal Agent's determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the
Certificateholders. The Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the applicable Master Servicer that any Servicing Advance constitutes a Nonrecoverable Servicing Advance, and the applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the Special

                                      -63-

Servicer that any Servicing Advance constitutes a Nonrecoverable Servicing
Advance and shall be required to act in accordance with such determination;
provided that, no party hereto may reverse any determination made by another party hereto that a Servicing Advance is a Nonrecoverable Advance.

          "Non-Registered Certificate": Unless and until registered under the
Securities Act, any Class X, Class A-2FL, Class A-3FL, Class AJ-FL, Class E,
Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P,
Class Q, Class Z, Class R-I or Class R-II Certificate.

          "Non-Trust Loan" Any B-Note Non-Trust Loan or Pari Passu Non-Trust
Loan, as the case may be.

          "Non-Trust Loan Holder": The holder of a Non-Trust Loan.

          "Non-Trust Loan Securitization Trust": Any commercial mortgage securitization trust that holds a Non-Trust Loan that is a Serviced Mortgage
Loan or any successor REO Loan with respect thereto.

          "Non-Trust Loan Securitization Agreement": Any agreement governing the servicing and administration of a Non-Trust Loan Securitization Trust.

          "Non-United States Securities Person": Any Person other than a United
States Securities Person.

          "Non-United States Tax Person": Any Person other than a United States
Tax Person.

          "Och-Ziff Retail Portfolio Loan Combination": Collectively, the
Och-Ziff Retail Portfolio Trust Mortgage Loan and the Och-Ziff Retail Portfolio
Pari Passu Non-Trust Loan. The term "Och-Ziff Retail Portfolio Loan Combination"
shall include any successor REO Loan with respect to the Och-Ziff Retail
Portfolio Trust Mortgage Loan.

          "Och-Ziff Retail Portfolio Intercreditor Agreement": The Co-Lender
Agreement dated July 31, 2007, initially between LaSalle, as holder of the
Och-Ziff Retail Portfolio Trust Mortgage Loan, and the Non-Trust Loan Holder
with respect to the Och-Ziff Retail Portfolio Pari-Passu Non-Trust Loan.

          "Och-Ziff Retail Portfolio Pari Passu Non-Trust Loan": With respect to the Och-Ziff Retail Portfolio Loan Combination, the Mortgage Loan that is secured by the same Mortgage encumbering the related Mortgaged Property as the
Och-Ziff Retail Portfolio Trust Mortgage Loan and that is pari passu in right of payment and other respects to the Och-Ziff Retail Portfolio Trust Mortgage Loan.

          "Och-Ziff Retail Portfolio Trust Mortgage Loan": The Trust Mortgage
Loan identified by loan number 5 on the Mortgage Loan Schedule and included in the Trust Fund.

          "Officer's Certificate": A certificate signed by a Servicing Officer of either Master Servicer or the Special Servicer, as the case may be, or by a
Responsible Officer of the Trustee or the Certificate Administrator.

          "Opinion of Counsel": A written opinion of counsel (which counsel may be a salaried counsel for the Depositor, the applicable Master Servicer or the
Special Servicer) acceptable to and

                                      -64-

delivered to the Trustee, the Custodian, the Certificate Administrator (in such capacity or, if applicable, in its capacity as Grantor Trust Trustee) or the applicable Master Servicer, as the case may be, except that any opinion of counsel relating to (a) the qualification of REMIC I or REMIC II as a REMIC; (b)
the qualification of any of MLMT 2007-C1 Grantor Trust FL, Grantor Trust E or
Grantor Trust Z as a grantor trust; (c) compliance with REMIC Provisions; or (d)
the resignation of either Master Servicer or the Special Servicer pursuant to
Section 6.04 must be an opinion of counsel who is in fact Independent of the applicable Master Servicer, the Special Servicer or the Depositor, as
applicable.

          "Option Holder": As defined in Section 3.18(c).

          "Option Price": As defined in Section 3.18(c).

          "Original Class Notional Amount": $4,050,224,260, the total original notional amount of the Class X Certificates.

          "Original Class Principal Balance": With respect to any Class of
Sequential Pay Certificates, the Class A-2FL REMIC II Regular Interest, the
Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular
Interest, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary Statement. The Class A-2FL
Certificates and the Class A-2FL REMIC II Regular Interest will have the same
Original Class Principal Balance, the Class A-3FL Certificates and the Class
A-3FL REMIC II Regular Interest will have the same Original Class Principal
Balance and the Class AJ-FL Certificates and the Class AJ-FL REMIC II Regular
Interest will have the same Original Class Principal Balance.

          "OTS": The Office of Thrift Supervision or any successor thereto.

          "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

          "Pari Passu Loan Combination": Collectively, each Pari Passu Trust
Mortgage Loan and the related Pari Passu Non-Trust Loan.

          "Pari Passu Non-Trust Loan": With respect to each Pari Passu Trust
Mortgage Loan, the other Mortgage Loan(s) that is (are) (i) not included in the
Trust Fund, (ii) pari passu in right of payment and in other respects to such
Pari Passu Trust Mortgage Loan to the extent set forth in the related Loan
Combination Co-Lender Agreement and (iii) secured by the same Mortgage on the same Mortgaged Property as such Pari Passu Trust Mortgage Loan.

          "Pari Passu Trust Mortgage Loan": Each of the Trust Mortgage Loans as
to which the related Mortgage, which encumbers the related Mortgaged Property, also secures one or more Pari Passu Non-Trust Loan(s), which Pari Passu
Non-Trust Loan(s) will not be included in the Trust Fund. The Pari Passu Trust
Mortgage Loans are identified in the Preliminary Statement.

          "P&I Advance": As to any Trust Mortgage Loan or Trust REO Loan, any
advance made by the applicable Master Servicer, the Trustee or any Fiscal Agent pursuant to Section 4.03.

          "P&I Advance Date": The Business Day immediately preceding each
Distribution Date.

                                      -65-

          "Pass-Through Rate": (i) With respect to the Class A-1 Certificates for any Distribution Date, a fixed per annum rate equal to 4.533%.

          (ii) With respect to the pass-through rate for the Class A-2
Certificates for any Distribution Date, a per annum rate equal to the Weighted
Average Net Mortgage Pass-Through Rate for the related Distribution Date minus
0.104%.

          (iii) With respect to each of the Class A-3, A-SB, A-4, A-1A, AM, AJ,
B, C, D, E, F, G, H, J and K Certificates for any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

          (iv) With respect to each of the Class L, Class M, Class N, Class P and Class Q Certificates for any Distribution Date, a per annum rate equal to the lesser of (a) the per annum rate specified for such Class in the following table and (b) the Weighted Average Net Mortgage Pass Through Rate for such
Distribution Date:

                                        Pass Through Rate
                                (Subject to Weighted Average Net
                       Class              Mortgage Rate)
                     --------   --------------------------------
                      Class L                5.265%
                      Class M                5.265%
                      Class N                5.265%
                      Class P                5.265%
                      Class Q                5.265%

          (v) With respect to the Class X Certificates, for any Distribution
Date, a rate equal to the weighted average of the Class X Strip Rates for the
Class X Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of the Class X Components outstanding immediately prior to such Distribution Date).

          (vi) With respect to the Class A-2FL Certificates, (A) for any
Distribution Date with respect to which a Class A-2FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section
1.03, plus 0.310% per annum, and (B) for any Distribution Date with respect to which a Class A-2FL Distribution Conversion does exist, the Pass Through Rate for the Class A-2FL REMIC II Regular Interest for that Distribution Date;

          (vii) With respect to the Class A-2FL REMIC II Regular Interest, for any Distribution Date, a per annum rate equal to the lesser of (a) the Weighted
Average Net Mortgage Rate for such Distribution Date and (b) 5.805% per annum;

          (viii) With respect to the Class A-3FL Certificates, (A) for any
Distribution Date with respect to which a Class A-3FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section
1.03, plus 0.470% per annum, and (B) for any Distribution Date with respect to which a Class A-3FL Distribution Conversion does exist, the Pass Through Rate for the Class A-3FL REMIC II Regular Interest for that Distribution Date;

                                      -66-

          (ix) With respect to the Class A-3FL REMIC II Regular Interest, for any Distribution Date, a per annum rate equal to 5.628% per annum;

          (x) With respect to the Class AJ-FL Certificates, (A) for any
Distribution Date with respect to which a Class AJ-FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section
1.03, plus 0.660% per annum, and (B) for any Distribution Date with respect to which a Class AJ-FL Distribution Conversion does exist, the Pass Through Rate for the Class AJ-FL REMIC II Regular Interest for that Distribution Date; and

          (xi) With respect to the Class AJ-FL REMIC II Regular Interest, for any Distribution Date, a per annum rate equal to the lesser of (a) Weighted
Average Net Mortgage Rate for such Distribution Date and (b) 5.805% per annum.

          "PCAOB": The Public Company Accounting Oversight Board.

          "Penalty Interest": With respect to any Mortgage Loan (or any successor REO Loan with respect thereto), any amounts collected thereon, other than late payment charges, Additional Interest, Prepayment Premiums or Yield
Maintenance Charges, that represent penalty interest (arising out of a default)
in excess of interest on such Mortgage Loan (or such successor REO Loan) accrued at the related Mortgage Rate.

          "Percentage Interest": With respect to any Regular Certificate or any
Class A-2FL Certificate, Class A-3FL Certificate or Class AJ-FL Certificate, the
portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or
Certificate Notional Amount, as the case may be, of such Certificate as of the
Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or Original Class Notional Amount, as the
case may be, of the relevant Class. With respect to a Residual Certificate or
Class Z Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

          "Performance Certification": As defined in Section 8.16(b).

          "Performing Mortgage Loan": Any Corrected Mortgage Loan and any
Mortgage Loan as to which a Servicing Transfer Event has never occurred.

          "Performing Party": As defined in Section 8.16(b).

          "Periodic Payment": With respect to any Mortgage Loan as of any Due
Date, the scheduled payment of principal and/or interest on such Mortgage Loan
(exclusive of Additional Interest), including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related
Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20) or, in the case of the 600
West Chicago Trust Mortgage Loan, by the CGCMT 2007-C6 Applicable Servicer
pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement.

                                      -67-

          "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of the Certificate
Administrator or one of its Affiliates if otherwise qualifying hereunder):

               (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original maturities of not more than 365 days), provided such obligations are backed by the full faith and credit of the United States; such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. In addition, such obligations may not have a rating from S&P with an "r" highlighter,

               (ii) repurchase agreements or obligations with respect to any security described in clause (i) above (having original maturities of not more than 365 days), provided that the short-term deposit or debt obligations, of the party agreeing to repurchase such obligations are rated in the highest rating categories of each of Fitch and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies; in addition, it may not have a rating from
     S&P with an "r" highlighter and its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change;
     interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

               (iii) federal funds, unsecured uncertified certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short term obligations of which are rated in the highest rating categories of each of Fitch and S&P or such lower rating as will not result in an
     Adverse Rating Event, as evidenced in writing by the Rating Agencies; in addition, it may not have a rating from S&P with an "r" highlighter and its terms should have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

               (iv) commercial paper (including both non-interest bearing discount obligations and interest-bearing obligations and having original maturities of not more than 365 days) of any corporation or other entity organized under the laws of the United States or any state thereof which is rated in the highest rating category of each of Fitch and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies; the commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; in addition, it may not have a rating from S&P with an "r" highlighter; interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

                                      -68-

               (v) money market funds which are rated in the highest applicable rating category of each of Fitch and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating
     Agencies; in addition, it may not have a rating from S&P with an "r"
     highlighter and its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; and

               (vi) any other obligation or security acceptable to each Rating
     Agency, evidence of which acceptability shall be provided in writing by each Rating Agency to the applicable Master Servicer, the Special Servicer and the Certificate Administrator;

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and
provided further, that, in the case of any Permitted Investments described in clauses (iii) and (v) above as to which the related rated entity is the Federal
Home Loan Bank of Cincinnati, such entity shall be required to have the ratings from S&P set forth in such clause (iii) or (v) above, as applicable, and, if rated by Fitch shall be required to have the rating from Fitch set forth in such clause (iii) or (v) above, as applicable.

          "Permitted Transferee": Any Transferee that is not (i) a Disqualified
Organization, (ii) any Person as to whom the transfer of any Residual
Certificate may cause either of REMIC I or REMIC II to fail to qualify as a
REMIC, (iii) a Disqualified Non-United States Tax Person, (iv) a Disqualified
Partnership or (v) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

          "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Plan": As defined in Section 5.02(c).

          "Plurality Residual Certificateholder": As to any taxable year of
REMIC I or REMIC II, the Holder of Certificates holding the largest Percentage
Interest of the related Class of Residual Certificates.

          "Plurality Subordinate Certificateholder": As of any date of determination, any single Holder of Certificates of the Controlling Class (or, if the Controlling Class consists of Book-Entry Certificates, any single
Certificate Owner) (other than any Holder (or Certificate Owner, as the case may
be) which is an Affiliate of the Depositor or a Mortgage Loan Seller) with the largest percentage of Voting Rights allocated to such Class. With respect to determining the Plurality Subordinate Certificateholder, the Class A Senior
Certificates collectively shall be deemed to be a single Class of Certificates, with such Voting Rights allocated among the Holders of Certificates (or
Certificate Owners) of such Classes of Class A Senior Certificates in proportion to the respective Certificate Principal Balances of such Certificates as of such date of determination.

          "Pool REO Account": A segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the
Trustee in trust for the Certificateholders,

                                      -69-

which shall be entitled "Centerline Servicing Inc., as Special Servicer, for
U.S. Bank National Association, as Trustee in trust for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1".

          "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the
Certificates for federal income tax purposes, (i) each Trust ARD Loan is repaid on its Anticipated Repayment Date, (ii) no Trust Mortgage Loan will otherwise be paid prior to maturity and (iii) there will be no extension of maturity for any
Trust Mortgage Loan.

          "Prepayment Interest Excess": With respect to: (a) any Serviced
Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during any Collection Period, which Principal Prepayment was applied to such Mortgage Loan following such Mortgage Loan's Due Date in such Collection
Period, the amount of interest (net of the related Master Servicing Fee and, if applicable, any Additional Interest and Penalty Interest) accrued on the amount of such Principal Prepayment during the period from and after such Due Date and to but not including the date such Principal Prepayment was applied to such
Mortgage Loan, to the extent collected (without regard to any related Prepayment
Premium or Yield Maintenance Charge actually collected); and (b) and the 600
West Chicago Trust Mortgage Loan, if it was subject to a voluntary Principal
Prepayment in full or in part, which Principal Prepayment was applied to such
Mortgage Loan following such Mortgage Loan's Due Date in the applicable
Collection Period, the amount of interest (net of the related Master Servicing
Fee, the CGCMT Series 2007-C6 Servicing Fee and, if applicable, any Additional
Interest and Penalty Interest) accrued on the amount of such Principal
Prepayment during the period from and after such Due Date to but not including the date such Principal Prepayment was applied to such Mortgage Loan, to the extent collected by, and to the extent received from, the CGCMT Series 2007-C6
Master Servicer.

          "Prepayment Interest Shortfall": With respect to: (a) any Serviced
Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during any Collection Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such Collection
Period, the amount of interest, to the extent not collected from the related
Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued (at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the
Trust Administration Fee Rate) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such
Due Date, inclusive (net of any portion of that interest that would have constituted Penalty Interest and/or Additional Interest, if applicable); and (b)
the 600 West Chicago Trust Mortgage Loan, if it was subject to a voluntary
Principal Prepayment in full or in part during any Collection Period, which
Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage
Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor by, and received from, the CGCMT
2007-C6 Applicable Master Servicer (without regard to any Prepayment Premium or
Yield Maintenance Charge actually collected), that would have accrued (at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such
Mortgage Loan and (y) the Trust Administration Fee Rate) on the amount of such
Principal Prepayment during the period commencing on the date as of which such
Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (net of any portion of that interest that would have constituted Penalty Interest and/or Additional
Interest, if applicable).

                                      -70-

          "Prepayment Premium": Any premium, penalty or fee (other than a Yield
Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment.

          "Primary Collateral": The Mortgaged Property directly securing a
Crossed Loan and excluding any property as to which the related lien may only be foreclosed upon by exercise of cross-collateralization provisions.

          "Prime Rate": The "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time.
If The Wall Street Journal ceases to publish the "prime rate", then the Master
Servicers (or, if the Master Servicers fail to agree, the Trustee) shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Master Servicers (or, if the Master Servicers fail to agree, the Trustee) shall agree on and select a comparable interest rate index. Any such selection shall be made in the reasonable discretion of the party(ies) making the selection, which party(ies)
shall notify the Certificate Administrator and the Special Servicer in writing of its (their) selection.

          "Principal Distribution Amount": With respect to any Distribution
Date, the aggregate of the following (without duplication):

          (a) the aggregate of the principal portions of all Periodic Payments
(other than Balloon Payments) and any Assumed Periodic Payments due or deemed due in respect of the Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period, to the extent paid by the related Mortgagor during or prior to, or otherwise received during, the related
Collection Period or advanced with respect to such Distribution Date;

          (b) the aggregate of all Principal Prepayments received on the Trust
Mortgage Loans during the related Collection Period;

          (c) with respect to any Trust Mortgage Loan as to which the related
Stated Maturity Date occurred during or prior to the related Collection Period, any payment of principal (other than a Principal Prepayment) made by or on behalf of the related Mortgagor during the related Collection Period (including any Balloon Payment) and, in the case of a Balloon Payment, as of the close of business on the Business Day preceding the related P&I Advance Date, net of any portion of such payment that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or the principal portion of any Assumed Periodic Payment deemed due, in respect of such Trust
Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) above;

          (d) the aggregate of all Liquidation Proceeds, Insurance Proceeds and,
to the extent not otherwise included in clause (a), (b) or (c) above, payments and revenues that were received on the Trust Mortgage Loans during the related
Collection Period and that were identified and applied by the Master Servicers and/or the Special Servicer (or, in the case of the 600 West Chicago Trust
Mortgage Loan, if applicable, by the CGCMT 2007-C6 Applicable Servicer) as recoveries of principal of the Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related
Trust Mortgage Loan on

                                      -71-

a Due Date during or prior to the related Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior
Distribution Date pursuant to clause (a) above;

          (e) with respect to any REO Properties, the aggregate of the principal portions of all Assumed Periodic Payments deemed due in respect of the related
Trust REO Loans for their respective Due Dates occurring during the related
Collection Period to the extent received (in the form of REO Revenues or otherwise) during the related Collection Period or advanced with respect to such
Distribution Date;

          (f) with respect to any REO Properties, the aggregate of all
Liquidation Proceeds, Insurance Proceeds and REO Revenues that were received during the related Collection Period on such REO Properties and that were identified and applied by the Master Servicers and/or the Special Servicer (or,
in the case of the 600 West Chicago Trust Mortgage Loan, if applicable, by the
CGCMT 2007-C6 Applicable Servicer) as recoveries of principal of the related
Trust REO Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a
Balloon Payment) due, or of the principal portion of any Assumed Periodic
Payment deemed due, in respect of the related Trust REO Loan or the predecessor
Trust Mortgage Loan on a Due Date during or prior to the related Collection
Period and included as part of the Principal Distribution Amount for such
Distribution Date or any prior Distribution Date pursuant to clause (a) or (e)
above; and

          (g) if such Distribution Date is subsequent to the initial
Distribution Date, the excess, if any, of the Principal Distribution Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Sequential Pay Certificates (exclusive of the Class A-2FL
Certificates, Class A-3FL Certificates and the Class AJ-FL Certificates), the
Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest
and the Class AJ-FL REMIC II Regular Interest on such immediately preceding
Distribution Date pursuant to Section 4.01;

provided that if any Nonrecoverable Advance or Workout-Delayed Reimbursement
Amount is reimbursed, or interest on any Nonrecoverable Advance is paid, from collections on the Mortgage Pool received during the related Collection Period that are allocable as principal, as provided in Section 1.02(a), then the
Principal Distribution Amount for the subject Distribution Date shall be reduced
(to not less than zero) as and to the extent provided in Section 1.02(b); and
provided, further, that if any Recovered Amounts are received during the related
Collection Period, then the Principal Distribution Amount for the subject
Distribution Date shall be increased as and to the extent provided in Section
1.02(c).

          Any allocation of the Principal Distribution Amount between Loan Group
1 and Loan Group 2 for purposes of calculating the Loan Group 1 Principal
Distribution Amount and the Loan Group 2 Distribution Amount shall take into account Section 1.02.

          "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date; and
provided that it shall not include a payment of principal that is accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                                      -72-

          "Principal Recovery Fee": With respect to each Specially Serviced
Mortgage Loan and REO Loan, the fee payable to the Special Servicer out of certain related recoveries pursuant to the third paragraph of Section 3.11(c).

          "Principal Recovery Fee Rate": With respect to all amounts set forth in the third paragraph of Section 3.11(c), 1.0%.

          "Privileged Person": Any Certificateholder, any Certificate Owner, any
prospective transferee of a Certificate or interest therein, any Rating Agency, any Mortgage Loan Seller, any Non-Trust Loan Holder, any holder of a mezzanine loan (or any holder of a participation interest therein) secured by the ownership interests of a borrower with respect to a Trust Mortgage Loan, any
Underwriter or any party hereto; provided that no Certificate Owner or prospective transferee of a Certificate or an interest therein shall be considered a "Privileged Person" or be entitled to a password or restricted access as contemplated by Section 3.15 unless such Person has delivered to the
Trustee, the Certificate Administrator or the applicable Master Servicer, as the case may be, a certification in the form of Exhibit I-1 or Exhibit I-2 (or such other form as may be reasonably acceptable to the Trustee, the Certificate
Administrator or the applicable Master Servicer, as the case may be), as the case may be.

          "Proposed Plan": As defined in Section 3.17(a)(iii).

          "Prospectus": The prospectus dated May 10, 2007, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

          "Prospectus Supplement": The final prospectus supplement dated July
31, 2007, of the Depositor relating to the registration of the Registered
Certificates under the Securities Act.

          "Purchase Option": As defined in Section 3.18(c).

          "Purchase Option Notice": As defined in Section 3.18(e).

          "Purchase Price": With respect to any Trust Mortgage Loan (or Trust
REO Loan), a cash price equal to the outstanding principal balance of such Trust
Mortgage Loan (or Trust REO Loan) as of the date of purchase, together with (a)
all accrued and unpaid interest on such Trust Mortgage Loan (or Trust REO Loan)
at the related Mortgage Rate (other than Additional Interest) to but not including the Due Date in the Collection Period of purchase, (b) any accrued interest on P&I Advances (other than Unliquidated Advances in respect of prior
P&I Advances) made with respect to such Trust Mortgage Loan (or Trust REO Loan),
(c) all related and unreimbursed (from collections on such Trust Mortgage Loan and, if such Trust Mortgage Loan is part of a Loan Combination, any related
Non-Trust Loan (or Trust REO Loan and, if such Trust REO Loan is a successor to a Trust Mortgage Loan that is part of a Loan Combination, any related REO Loan that is a successor to a related Non-Trust Loan)) Servicing Advances (together with Unliquidated Advances) plus any accrued and unpaid interest thereon (other than on Unliquidated Advances), (d) any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action (including reasonable legal fees), incurred by the applicable Master Servicer, the Special
Servicer or the Trust Fund in connection with any such purchase by a Mortgage
Loan Seller (to the extent not included in clause (c) above) and Principal
Recovery Fees payable (to the extent payable pursuant to Section 3.11(c)) with respect to such Trust Mortgage Loan (or Trust REO Loan), and (e) any other
Additional Trust Fund Expenses in respect of such Trust Mortgage Loan (or Trust
REO Loan) (including any Additional Trust Fund Expenses (which includes Special
Servicing Fees and Workout Fees) previously reimbursed or paid by the Trust Fund but not so reimbursed by the

                                      -73-

related Mortgagor or from related Insurance Proceeds or Liquidation Proceeds);
provided that the Purchase Price shall not be reduced by any outstanding P&I
Advance.

          "Qualified Bidder": As defined in Section 7.01(c).

          "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

          "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction (i) with a minimum claims paying ability rating of at least "A" by
Fitch (or, if not rated by Fitch, an equivalent rating thereto from at least one nationally recognized rating organization in addition to S&P or a rating of
"A:IX" or better from A.M. Best's Key Rating Guide) and "A" by S&P (or the obligations of which insurance company or security or bonding company are guaranteed or backed by a company having such a claims paying ability) and (ii)
with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a claims paying ability rated no lower than two rating categories (without regard to pluses or minuses or numerical qualifications) below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A" by Fitch and "A-" by S&P (or the obligations of which insurance company or security or bonding company are guaranteed or backed by a company having such a claims paying ability) or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not result in an Adverse Rating Event.

          "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal
Balance of the deleted Trust Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Trust Mortgage Loan; (iii) have the same
Due Date as and a grace period no longer than the deleted Trust Mortgage Loan;
(iv) accrue interest on the same basis as the deleted Trust Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v)
have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Trust
Mortgage Loan; (vi) have a then current Loan-to-Value Ratio not higher than that of the deleted Trust Mortgage Loan and a current Loan-to-Value Ratio not higher than the then current Loan-to-Value Ratio of the deleted Trust Mortgage Loan;
(vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii)
have an Environmental Assessment that indicates no adverse environmental conditions and an engineering report that indicates no adverse physical condition with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a current Debt
Service Coverage Ratio of not less than the greater of the original Debt Service
Coverage Ratio of the deleted Trust Mortgage Loan and the current Debt Service
Coverage Ratio of the deleted Trust Mortgage Loan; (x) be determined by an
Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a
"qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the
Code; (xi) not have a maturity date after the date two years prior to the Rated
Final Distribution Date; (xii) not be substituted for a deleted Trust Mortgage
Loan unless the Trustee has received prior confirmation in writing by each
Rating Agency that such substitution will not result in an Adverse Rating Event
(the cost, if any, of obtaining such confirmation to be paid by the applicable
Mortgage Loan Seller); (xiii) have a date of origination that is not more than
12 months prior to the date of

                                      -74-

substitution; (xiv) have been approved by the Controlling Class Representative
(or, if there is no Controlling Class Representative then serving, by the
Holders of Certificates representing a majority of the Voting Rights allocated to the Controlling Class), which approval may not be unreasonably withheld or delayed; (xv) not be substituted for a deleted Trust Mortgage Loan if it would result in the termination of the REMIC status of any of the REMICs established under this Agreement or the imposition of tax on any of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel (at the applicable
Mortgage Loan Seller's expense); (xvi) have comparable prepayment restrictions;
and (xvii) become a part of the same Loan Group as the deleted Trust Mortgage
Loan. In the event that one or more mortgage loans are substituted for one or more deleted Trust Mortgage Loans, then the amounts described in clause (i)
shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above (provided that the lowest Net Mortgage Rate shall not be lower than the highest fixed Pass-Through Rate of any Class of Sequential
Pay Certificates outstanding) and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis. When a
Qualified Substitute Mortgage Loan is substituted for a deleted Trust Mortgage
Loan, the applicable Mortgage Loan Seller shall certify that the proposed
Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee and the Certificate
Administrator.

          "Rated Final Distribution Date": The Distribution Date in June 2050.

          "Rating Agency": Either of Fitch or S&P.

          "Realized Loss": With respect to: (1) each Specially Serviced Mortgage
Loan or Corrected Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Loan as to which a Final
Recovery Determination has been made as to the related REO Property and with respect to the 600 West Chicago Trust Mortgage Loan or any successor Trust REO
Loan with respect thereto, if a Final Recovery Determination has been made in respect thereof by the CGCMT 2007-C6 Special Servicer, an amount (not less than zero) equal to (a) the unpaid principal balance of such Mortgage Loan or REO
Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause (1)(d) of this definition, all accrued but unpaid interest on such Mortgage Loan or such REO Loan, as the case may be, at the related Mortgage Rate to but not including the Due Date in the Collection
Period in which the Final Recovery Determination was made (exclusive of any portion thereof that constitutes Penalty Interest, Additional Interest,
Prepayment Premiums or Yield Maintenance Charges), plus (c) any related unpaid servicing expenses, any related Servicing Advances (together with Unliquidated
Advances in respect of prior related Servicing Advances) that, as of the commencement of the Collection Period in which the Final Recovery Determination was made, had not been reimbursed from the subject Mortgage Loan or REO
Property, as the case may be, and any new related Servicing Advances made during such Collection Period, minus (d) all payments and proceeds, if any, received in respect of and allocable to such Mortgage Loan or such REO Loan, as the case may be, during the Collection Period in which such Final Recovery Determination was made net of any portion of such payments and/or proceeds that is payable or reimbursable in respect of the related liquidation and other servicing expenses and, in the case of a Mortgage Loan or REO Loan that is part of a Loan
Combination, net of any portion of such payments and/or proceeds that represent
Liquidation Proceeds payable to the holder(s) of the other Mortgage Loan(s) in that Loan Combination; (2) each defaulted Mortgage Loan as to which any portion of the principal or previously accrued interest (other than Additional Interest and Penalty Interest) payable

                                      -75-

thereunder or any Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of the 600 West
Chicago Trust Mortgage Loan, by the CGCMT 2007-C6 Applicable Servicer pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement), the amount of such principal and/or interest or Unliquidated Advance so canceled; (3) each Mortgage
Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such
Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section
3.20 (or, in the case of the 600 West Chicago Trust Mortgage Loan, by the CGCMT
2007-C6 Applicable Servicer pursuant to the CGCMT 2007-C6 Pooling and Servicing
Agreement), the amount of the consequent reduction in the interest portion of each successive Periodic Payment due thereon (each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Periodic
Payment); (4) each Trust Mortgage Loan or Trust REO Loan as to which there were any Nonrecoverable Advances, the amount of any such Nonrecoverable Advance reimbursed (and/or interest thereon paid) from amounts that would have otherwise been distributable as principal on the Certificates; and (5) each Trust Mortgage
Loan purchased from the Trust Fund at a price less than the Purchase Price therefor, the amount of the deficiency.

          "Record Date": With respect to any Distribution Date, the last
Business Day of the month immediately preceding the month in which such
Distribution Date occurs.

          "Recording/Filing Agent": As defined in Section 2.01(d).

          "Recovered Amount": As defined in Section 1.02(c).

          "Registered Certificate": Any Class A-1, Class A-2, Class A-3, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C or Class D
Certificate.

          "Regular Certificate": Any REMIC II Certificate other than a Class
R-II Certificate.

          "Regulation AB": Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506- 1,631 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Regulation S": Regulation S under the Securities Act.

          "Regulation S Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates offered and sold outside of the United
States in reliance on Regulation S, one or collectively more global Certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which
Certificates bears a Regulation S CUSIP number.

          "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and on P&I
Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

                                      -76-

          "Relevant Servicing Criteria": The Servicing Criteria applicable to the various parties, as set forth on Exhibit L attached hereto. For clarification purposes, multiple parties can have responsibility for the same
Relevant Servicing Criteria. With respect to a Sub-Servicing Function
Participant engaged by the Trustee, the Custodian, the Certificate
Administrator, either Master Servicer or the Special Servicer, the term
"Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing
Criteria applicable to such Master Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator.

          "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

          "REMIC Administrator": The Certificate Administrator or any REMIC
administrator appointed pursuant to Section 8.14.

          "REMIC I": The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and, consisting of: (i) all of the Trust Mortgage Loans as from time to time are subject to this Agreement and all payments under and proceeds of such Trust Mortgage Loans received after the
Closing Date (excluding the Excess Servicing Strip and all Additional Interest
on such Trust Mortgage Loans), together with all documents included in the related Mortgage Files and any related Escrow Payments and Reserve Funds; (ii)
all amounts (exclusive of the Excess Servicing Strip and all Additional
Interest) held from time to time in the Collection Accounts, the Interest
Reserve Account, any Pool REO Account, the Gain-on-Sale Reserve Account, any
Loan Combination Custodial Account and the Distribution Account; (iii) any REO
Property acquired in respect of a Trust Mortgage Loan (or, in the case of the
600 West Chicago Trust Mortgage Loan, the rights of the holder thereof with respect to any related 600 West Chicago REO Property under the CGCMT 2007-C6
Pooling and Servicing Agreement); (iv) the rights of the Depositor under
Sections 2, 3, 8, 10, 11, 12, 13, 14, 15, 17, 18, 20 and 21 of each of the
Mortgage Loan Purchase Agreements with respect to the Trust Mortgage Loans; and
(v) the rights of the mortgagee under all Insurance Policies with respect to the
Trust Mortgage Loans; provided that REMIC I shall not include any Non-Trust Loan or any successor REO Loan with respect thereto or any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance
Charges or other amounts collected on a Non-Trust Loan or any successor REO Loan with respect thereto.

          "REMIC I Principal Balance": The principal amount of any REMIC I
Regular Interest outstanding as of any date of determination. As of the Closing
Date, the initial REMIC I Principal Balance of each REMIC I Regular Interest shall be the amount set forth as such in the Preliminary Statement hereto. On each Distribution Date, the REMIC I Principal Balance of each REMIC I Regular
Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such REMIC I Regular Interest on such
Distribution Date pursuant to Section 4.01(i), and shall be further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust
Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to the first paragraph of Section 4.04(b). The REMIC I Principal
Balance of a REMIC I Regular Interest shall be increased, pursuant to the second paragraph of Section 4.04(b), in connection with increases in the Class
Principal Balance of the Corresponding Certificates as contemplated by the second paragraph of Section 4.04(a).

                                      -77-

          "REMIC I Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a
"regular interest" in REMIC I, as described in the Preliminary Statement hereto.

          "REMIC I Remittance Rate": With respect to any REMIC I Regular
Interest, for any Distribution Date, the Weighted Average Net Mortgage
Pass-Through Rate for such Distribution Date;

          "REMIC II": The segregated pool of assets consisting of all of the
REMIC I Regular Interests and all amounts held from time to time, to the extent related to REMIC II, in the Distribution Account conveyed in trust to the
Trustee for the benefit of REMIC II, as holder of the REMIC I Regular Interests, and the Holders of the Class R-II Certificates pursuant to Section 2.07, with respect to which a separate REMIC election is to be made.

          "REMIC II Certificate": Any Class A-1, Class A-2, Class A-3, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N,
Class P, Class Q, Class X or Class R-II Certificate.

          "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

          "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

          "REO Account": The Pool REO Account or any Loan Combination REO
Account, as applicable.

          "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09 or, in the case of the 600 West Chicago Mortgaged Property, pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement.

          "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18 or, in the case of the 600 West Chicago Mortgaged
Property, pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement.

          "REO Extension": As defined in Section 3.16(a).

          "REO Loan": The Mortgage Loan (or, if a Loan Combination is involved, any of the multiple Mortgage Loans comprising the subject Loan Combination)
deemed for purposes hereof to be outstanding with respect to each REO Property.
Each REO Loan shall be deemed to be outstanding for so long as the related REO
Property (or an interest therein) remains part of REMIC I and shall be deemed to provide for periodic payments of principal and/or interest equal to its Assumed
Periodic Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan and the acquisition of the related REO Property as part of the Trust Fund or, if applicable in the case of any Loan Combination REO Property, on behalf of the Trust and the related
Non-Trust Loan Holder(s)). Each REO Loan shall be deemed to have an initial unpaid principal balance and Stated Principal

                                      -78-

Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO
Acquisition. All Periodic Payments (other than a Balloon Payment), Assumed
Periodic Payments (in the case of a Balloon Loan delinquent in respect of its
Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO
Acquisition, shall be deemed to continue to be due and owing in respect of an
REO Loan. Collections in respect of each REO Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to, the applicable Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property or for the reimbursement of or payment to the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent for other related Servicing Advances as provided in this Agreement, interest on such
Advances and other related Additional Trust Fund Expenses) shall be treated:
first, as a recovery of Nonrecoverable Advances and Workout-Delayed
Reimbursement Amounts (and interest thereon) with respect to such REO Loan that were repaid from principal collections on the Mortgage Pool (including
Unliquidated Advances) and resulted in principal distributed to the
Certificateholders being reduced; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate (in the case of the Trust
REO Loan that relates to the 600 West Chicago Trust Mortgage Loan, net of the
CGCMT 2007-C6 Servicing Fee) to but not including the Due Date in the Collection
Period of receipt (exclusive of any portion thereof that constitutes Additional
Interest); third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Yield Maintenance Charges, Prepayment Premiums and Penalty
Interest and (ii) Additional Interest and other amounts, in that order;
provided, however, that if the Mortgage Loans comprising a Loan Combination become REO Loans, then amounts received with respect to such REO Loans shall be applied to amounts due and owing in respect of such REO Loans as provided in the related Loan Combination Co-Lender Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent, as the case may be, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Servicing Fees and any unreimbursed
Advances, together with any interest accrued and payable to the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, in respect of such Advances in accordance with Sections 3.03(d) and
4.03(d), shall continue to be payable or reimbursable to the applicable Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in respect of an REO Loan pursuant to Section 3.05(a). In addition,
Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Trust
Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal
Distribution Amount", shall be deemed outstanding until recovered.

          "REO Property": With respect to any Mortgage Loan (other than a
Mortgage Loan constituting part of a Loan Combination), a Mortgaged Property acquired on behalf and in the name of the Trust Fund for the benefit of the
Certificateholders through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan; and with respect to a
Serviced Loan Combination, the related Loan Combination REO Property; and with respect to the 600 West Chicago Loan Combination, the 600 West Chicago REO
Property; provided that the 600 West Chicago Mortgaged Property shall constitute an REO Property if acquired under the CGCMT 2007-C6 Pooling and Servicing
Agreement for the benefit of all the related Non-Trust Loan Holders and the
Trust, as their interests may appear, through

                                      -79-

foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of the 600 West Chicago Loan Combination.

          "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

          "REO Tax": As defined in Section 3.17(a)(i).

          "Representing Party": As defined in Section 8.15.

          "Request for Release": A request signed by a Servicing Officer, as applicable, of either Master Servicer in the form of Exhibit D-1 attached hereto or of the Special Servicer in the form of Exhibit D-2 attached hereto.

          "Required Appraisal": With respect to each Required Appraisal Mortgage
Loan, an appraisal of the related Mortgaged Property from an Independent
Appraiser selected by the Special Servicer, prepared in accordance with 12
C.F.R. Section 225.64 and conducted in accordance with the standards of the
Appraisal Institute.

          "Required Appraisal Mortgage Loan": Each Serviced Trust Mortgage Loan
(or, in the case of clause (ii) below, any successor Trust REO Loan with respect thereto) (i) that is 60 days or more delinquent in respect of any Periodic
Payments, (ii) that becomes an REO Loan, (iii) that has been modified by the
Special Servicer in a manner that affects the amount or timing of any Periodic
Payment (other than a Balloon Payment) (except, or in addition to, bringing monthly Periodic Payments current and extending the maturity date for less than six months), (iv) 60 days following the receipt by the Special Servicer of notice that a receiver has been appointed and continues in such capacity in respect of the related Mortgaged Property, (v) 60 days following the receipt by the Special Servicer of notice that the related Mortgagor has become the subject of a bankruptcy proceeding, or (vi) delinquent in respect of any Balloon Payment unless (x) the related Mortgagor makes an Assumed Periodic Payment on each Due
Date (commencing with the Due Date of such Balloon Payment) during the period contemplated in clause (y), and (y) the applicable Master Servicer receives, within 60 days after the Due Date of such Balloon Payment, written evidence from an institutional lender of such lender's binding commitment to refinance such
Trust Mortgage Loan within 120 days after the Due Date of such Balloon Payment and either such 120-day period has not expired or it has not been determined, in accordance with the definition of "Specially Serviced Mortgage Loan" that the refinancing could not reasonably be expected to occur; provided, however, that a
Required Appraisal Mortgage Loan shall cease to be a Required Appraisal Mortgage
Loan:

               (a) with respect to the circumstances described in clauses (i)
     and (iii) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of such Trust Mortgage Loan
     (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special
     Servicer pursuant to Section 3.20); and

               (b) with respect to the circumstances described in clauses (iv),
     (v) and (vi) above, when such circumstances cease to exist in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), but, with respect to any bankruptcy or insolvency proceedings described in clauses (iv) and (v), no later than the entry of

                                      -80-

     an order or decree dismissing such proceeding, and with respect to the circumstances described in clause (vi) above, no later than the date that the Special Servicer agrees to an extension pursuant to Section 3.20 hereof;

so long as at that time no circumstance identified in clauses (i) through (vi)
above exists that would cause the Trust Mortgage Loan to continue to be characterized as a Required Appraisal Mortgage Loan. For purposes of the foregoing, each Serviced Loan Combination shall be treated as a single Mortgage
Loan.

          "Required Appraisal Value": With respect to any Mortgaged Property or
REO Property related to a Required Appraisal Mortgage Loan, 90% of an amount equal to (A) subject to reduction by the Special Servicer in accordance with
Section 3.09(a), the Appraised Value of such Mortgaged Property or REO Property, as the case may be, as determined by a Required Appraisal or letter update or internal valuation, if applicable, reduced by (B) the amount of any obligations secured by liens on such Mortgaged Property that are prior to the lien of such
Required Appraisal Mortgage Loan and estimated liquidation expenses; provided, however, that for purposes of determining any Appraisal Reduction Amount in respect of such Required Appraisal Mortgage Loan, such Appraisal Reduction
Amount shall be amended no less often than annually to reflect the Required
Appraisal Value determined pursuant to any Required Appraisal or letter update of a Required Appraisal or internal valuation, if applicable conducted subsequent to the original Required Appraisal performed pursuant to Section
3.09(a).

          "Reserve Account": The account or accounts created and maintained pursuant to Section 3.03(f).

          "Reserve Funds": With respect to any Serviced Mortgage Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing reserves for environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property.

          "Residual Certificate": A Class R-I or Class R-II Certificate.

          "Responsible Officer": When used with respect to (i) the initial
Trustee, any officer in the corporate trust department of the initial Trustee,
(ii) any successor Trustee, any officer or assistant officer in the corporate trust department of the Trustee, or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the
Trustee because of such officer's knowledge of and familiarity with the particular subject, (iii) the initial Certificate Administrator, any officer in the Global Securities and Trust Services Group of the Certificate Administrator,
(iv) any successor Certificate Administrator, any officer or assistant officer in the Global Securities and Trust Services Group of the Certificate
Administrator, or any other officer or assistant officer of the Certificate
Administrator, customarily performing functions similar to those performed by any of the above designated officers, to whom a particular matter is referred by the Certificate Administrator because of such officer's knowledge of and familiarity with the particular subject, (v) the Custodian, any officer thereof, and (vi) any Fiscal Agent, any officer thereof.

          "Restricted Reports": Collectively, to the extent not filed with the
Commission, the CMSA Servicer Watch List, the CMSA Appraisal Reduction Template,
the CMSA Special Servicer Loan File, the CMSA Operating Statement Analysis
Report, the CMSA NOI Adjustment Worksheet, the

                                      -81-

CMSA Financial File, the CMSA Comparative Financial Status Report, the CMSA Loan
Level Reserve/LOC Report and the CMSA Reconciliation of Funds Template.

          "Rule 144A Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates, one or collectively more global certificates representing such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, and each of which certificates has a Rule 144A CUSIP number.

          "S&P": Standard & Poor's Ratings Services, a Division of The
McGraw-Hill Companies, Inc., or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Custodian, the Certificate Administrator, the
Master Servicers, the Special Servicer and any Fiscal Agent, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

          "Sarbanes-Oxley Certification": As defined in Section 8.16(a)(iii).

          "Scheduled Payment": With respect to any Mortgage Loan, for any Due
Date following the Cut-off Date as of which it is outstanding, the scheduled
Periodic Payment of principal and interest (other than Additional Interest) on such Mortgage Loan that is or would be, as the case may be, payable by the related Mortgagor on such Due Date under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such
Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section
3.20 (or, in the case of the 600 West Chicago Trust Mortgage Loan by the CGCMT
2007-C6 Special Servicer pursuant to the CGCMT 2007-C6 Pooling and Servicing
Agreement) or acceleration of principal by reason of default, and assuming that each prior Scheduled Payment has been made in a timely manner; provided, however, that if the related loan documents for a Loan Combination provide for a single monthly debt service payment for such Loan Combination, then the
Scheduled Payment for each Mortgage Loan comprising such Loan Combination for any Due Date shall be that portion of the monthly debt service payment for such
Loan Combination and such Due Date that is, in accordance with the related loan documents and/or the related Loan Combination Co-Lender Agreement, in the absence of default, allocable to interest at the related Mortgage Rate on and/or principal of each such Mortgage Loan comprising the subject Loan Combination.

          "Securities Act": The Securities Act of 1933, as amended.

          "Senior Certificate": Any Class A-1, Class A-2, Class A-2FL, Class
A-3, Class A-3FL, Class A-SB, Class A-4, Class A-1A or Class X Certificate.

          "Sequential Pay Certificate": Any Class A-1, Class A-2, Class A-2FL,
Class A-3, Class A-3FL, Class A-SB, Class A-4, Class A-1A, Class AM, Class AJ,
Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H,
Class J, Class K, Class L, Class M, Class N, Class P or Class Q Certificate.

          "Serviced Loan Combination": Each Loan Combination as to which Master
Servicer No. 1, Master Servicer No. 2 or the Special Servicer, as applicable, shall perform material servicing

                                      -82-

functions pursuant to this Agreement. Except for the 600 West Chicago Loan
Combination (which shall not be a Serviced Loan Combination), each Loan
Combination shall be a Serviced Loan Combination.

          "Serviced Mortgage Loan": Each Mortgage Loan (including a Specially
Serviced Mortgage Loan, but excluding an REO Loan) other than any Mortgage Loan constituting part of the 600 West Chicago Loan Combination.

          "Serviced Mortgaged Property": The Mortgaged Property securing a
Serviced Mortgage Loan.

          "Serviced REO Loan": An REO Loan deemed to be outstanding in respect of a Serviced Mortgaged Property.

          "Serviced Trust Defaulted Mortgage Loan": A Defaulted Mortgage Loan
that is a Trust Mortgage Loan and a Serviced Mortgage Loan.

          "Serviced Trust Mortgage Loan": Any Trust Mortgage Loan that is a
Serviced Mortgage Loan.

          "Servicer": Any Person that constitutes a "servicer", as defined in
Item 1101(j) of Regulation AB, with respect to the Subject Securitization
Transaction.

          "Servicer Notice": As defined in Section 3.14.

          "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

          "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by or on behalf of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent in connection with the servicing of a Serviced Mortgage Loan, if a default is imminent thereunder or after a default, delinquency or other unanticipated event, or in connection with the administration of any Administered REO Property, including, but not limited to, the cost of (a) compliance with the obligations of the applicable Master
Servicer and the Special Servicer, if any, set forth in Section 3.02 and 3.03,
(b) (i) real estate taxes, assessments, penalties and other similar items, (ii)
ground rents (if applicable), and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due and the related
Mortgagor has failed to pay such item on a timely basis, (c) the preservation, insurance, restoration, protection and management of a Mortgaged Property, including the cost of any "force placed" insurance policy purchased by the applicable Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the applicable Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section
3.07(a), (d) obtaining any Insurance Proceeds or any Liquidation Proceeds of the
nature described in clauses (i)-(iii), (v), (vii) and (viii) of the definition of "Liquidation Proceeds," (e) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures,
(f) any Required Appraisal or other appraisal expressly required or permitted to be obtained hereunder, (g) the operation, management, maintenance and liquidation of any REO Property, including, without limitation, appraisals and compliance with Section 3.16(a) (to the extent not covered by available funds in the applicable REO Account), (h) obtaining related ratings confirmation (to the extent not paid by the

                                      -83-

related Mortgagor), (i) UCC filings (to the extent not reimbursed by the
Mortgagor), (j) compliance with the obligations of the applicable Master
Servicer or the Trustee set forth in Section 2.03(a) or (b) and (k) any other expenditure expressly designated as a Servicing Advance under this Agreement.
Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs, and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property, or costs or expenses expressly required to be borne by the applicable Master Servicer or the Special Servicer without reimbursement pursuant to the terms of this Agreement.

          "Servicing Criteria": The "servicing criteria" set forth in Item
1122(d) of Regulation AB, as such may be amended from time to time.

          "Servicing Fees": With respect to each Serviced Mortgage Loan and any successor REO Loan with respect thereto, the Master Servicing Fee and the
Special Servicing Fee. With respect to the 600 West Chicago Trust Mortgage Loan, the Master Servicing Fee and the CGCMT 2007-C6 Servicing Fee.

          "Servicing File": Any documents, certificates, opinions and reports
(other than documents required to be part of the related Mortgage File)
delivered by the related Mortgagor in connection with, or relating to, the origination and servicing of any Mortgage Loan, and that are reasonably required for the ongoing administration of the Mortgage Loan, including appraisals, surveys, property inspection reports, engineering reports, environmental reports, financial statements, leases, rent rolls and tenant estoppels.

          "Servicing Function Participant": Any of: (i) Master Servicer No. 1 or
Master Servicer No. 2; (ii) the Special Servicer; (iii) the Certificate
Administrator; (iv) the Custodian; and (v) any other party hereto, in addition to the Master Servicers, the Special Servicer, the Certificate Administrator and
the Custodian, that is a "party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the
Trust Fund.

          "Servicing Officer": Any officer or employee of either Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee, the
Certificate Administrator and the Depositor on the Closing Date, as such list may be amended from time to time.

          "Servicing-Released Bid": As defined in Section 7.01(c).

          "Servicing Representative": With respect to either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, any other
Person (including any Sub-Servicer, subcontractor, vendor or agent) retained or engaged thereby to perform any duties in connection with this Agreement or all or any portion of the Trust Fund, the performance of which duties would cause such other Person to be, or result in such other Person being, a Servicer or a
Sub-Servicing Function Participant.

          "Servicing-Retained Bid": As defined in Section 7.01(c).

                                      -84-

          "Servicing Standard": With respect to either Master Servicer or the
Special Servicer, as applicable, the servicing and administration of the
Serviced Mortgage Loans (including any Non-Trust Loans) for which it is responsible hereunder (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, such Master Servicer or the Special
Servicer, as the case may be, generally services and administers similar mortgage loans (i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers servicing mortgage loans for third parties or (ii) held in its own portfolio, whichever standard is higher, (b) with a view to (i) the timely recovery of all Scheduled Payments of principal and interest under the
Serviced Mortgage Loans, (ii) in the case of the Special Servicer, if a Serviced
Mortgage Loan comes into and continues in default, the maximization of the recovery on that Serviced Mortgage Loan to the Certificateholders or, in the
case of any Serviced Loan Combination, to the Certificateholders and the related
Non-Trust Loan Holder(s) (as a collective whole) on a net present value basis
(the relevant discounting of anticipated collections to be performed at the related Mortgage Rate) and (iii) the best interests (as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment) of the Certificateholders and the Trust Fund (or, in the
case of any Serviced Loan Combination, the Certificateholders, the Trust Fund
and the related Non-Trust Loan Holder(s)), taking into account, if applicable and to the extent consistent with the related Loan Combination Co-Lender
Agreement and the related Mortgage Loan documents, the subordinate nature, if applicable, of the related Non-Trust Loan(s) and (c) without regard to (i) any relationship that such Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor (or any
Affiliate thereof), the Depositor, any Mortgage Loan Seller, or any other party to the transactions contemplated hereby; (ii) the ownership of any Certificate or interest in any mezzanine loan or Non-Trust Loan by such Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof; (iii) the right of such Master Servicer or the Special Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to this
Agreement; (iv) the obligations of such Master Servicer or the Special Servicer, as the case may be, to make Advances; (v) the ownership, servicing or management by such Master Servicer or the Special Servicer or any Affiliate thereof for others of any other mortgage loans or mortgaged property not included in or securing, as the case may be, the Mortgage Pool; (vi) any obligation of such
Master Servicer or any Affiliate of such Master Servicer to repurchase or substitute a Mortgage Loan as a Mortgage Loan Seller; (vii) any obligation of such Master Servicer or any Affiliate of such Master Servicer to cure a breach of a representation and warranty with respect to a Mortgage Loan; and (viii) any debt such Master Servicer or the Special Servicer or any Affiliate of either has extended to any Mortgagor or any Affiliate thereof.

          "Servicing Transfer Event": With respect to any Serviced Mortgage
Loan, the occurrence of any of the events described in clauses (a) through (g)
of the definition of "Specially Serviced Mortgage Loan".

          "Significant Mortgage Loan": At any time of determination, any
Mortgage Loan that (1) has a principal balance equal to or greater than the applicable Threshold Principal Balance at the time of determination or (2) has, whether (a) individually, (b) as part of a Crossed Loan Group or (c) as part of a group of Mortgage Loans made to affiliated Mortgagors, a principal balance that is equal to or greater than the applicable Threshold Percentage of the aggregate outstanding principal balance of the Mortgage Pool at the time of determination or (3) is one of the 10 largest Mortgage Loans (which for the purposes of this definition shall include Crossed Loan Groups and groups of
Mortgage Loans made to affiliated Mortgagors) by outstanding principal balance at such time. For purposes of the preceding sentence, the "Threshold Principal
Balance" and "Threshold Percentage" shall be (i) with respect to Section 3.08(a)
hereof, (a) $35,000,000 and 5%, respectively, with respect to S&P and any
"due-on-

                                      -85-

sale" provision with respect to a Significant Mortgage Loan, (b) $20,000,000 and
2%, respectively, with respect to S&P and any "due-on-encumbrance" provision with respect to a Significant Mortgage Loan and (c) $25,000,000 and 5%
respectively, with respect to Fitch and any "due-on-sale" or
"due-on-encumbrance" provision with respect to a Significant Mortgage Loan, and
(ii) with respect to Sections 3.20(i) and 3.20 (k) hereof, $20,000,000 and 5%, respectively; provided that, notwithstanding the foregoing, any Mortgage Loan with an outstanding principal balance (whether (a) individually, (b) as part of a Crossed Loan Group or (c) as part of a group of Mortgage Loans made to affiliated Mortgagors) of $5,000,000 or less shall not be a Significant Mortgage
Loan.

          "Significant Obligor": (a) Any obligor (as defined in Item 1101(k) of
Regulation AB) or group of affiliated obligors on any Trust Mortgage Loan or group of Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance); or (b) any single Mortgaged
Property or group of Mortgaged Properties securing any Trust Mortgage Loan or group of cross-collateralized and/or cross-defaulted Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off
Date Balance). The Trust Mortgage Loans (loan numbers 1 and 2) identified on the
Mortgage Loan Schedule by property names Empirian Multifamily Portfolio Pool 1 and Empirian Multifamily Portfolio Pool 3 are Significant Obligors.

          "Similar Law": As defined in Section 5.02(c).

          "Single Certificate": For purposes of Section 4.02, a hypothetical
Certificate of any Class of Regular Certificates, the Class A-2FL Certificates,
the Class A-3FL Certificates or the Class AJ-FL Certificates, evidencing a
$1,000 denomination.

          "Sole Certificate Owner": As defined in Section 9.01.

          "Special Servicer": Centerline or any successor special servicer appointed as herein provided.

          "Special Servicer Indemnification Agreement": That certain Special
Servicer Indemnification Agreement, dated as of July 31, 2007, between
Centerline, the Depositor, the Underwriters and the Initial Purchaser.

          "Special Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

               (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Special Servicer or any Servicing
     Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

               (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Special
     Servicer or any Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust
     [ITEM 1.02 ON FORM 8-K];

                                      -86-

               (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
     Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Special Servicer, (B) any Servicing Representative of the Special
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Specially
     Serviced Mortgage Loan [ITEM 1.03(a) ON FORM 8-K];

               (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Special Servicer, (B) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Specially Serviced Mortgage Loan [ITEM 1.03(b) ON
     FORM 8-K];

               (v) any resignation, removal, replacement or substitution of (A)
     the Special Servicer or (B) any Servicing Representative of the Special
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
     Regulation AB [ITEM 6.02 ON FORM 8-K];

               (vi) any appointment of (A) a new Special Servicer or (B) any new
     Servicing Representative of the Special Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON
     FORM 8-K];

               (vii) any nonpublic disclosure, by the Special Servicer or any
     Servicing Representative of the Special Servicer, with respect to the
     Subject Securitization Transaction (other than disclosure required by this
     Agreement) that is required to be disclosed by Regulation FD (17 C.F.R.
     243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

               (viii) any other information of importance to Certificateholders
     (determined by the Special Servicer in accordance with the Servicing
     Standard) that (A) is not otherwise required to be included in the
     Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, and (B) could have a material adverse effect on the value of a Mortgaged Property as collateral for a Specially Serviced Mortgage Loan or the ability of a
     Mortgaged Property to generate sufficient cash flow for the related
     Mortgagor to meet its debt service obligations under the related Specially
     Serviced Mortgage Loan [ITEM 8.01 ON FORM 8-K];

               (ix) the commencement or termination of, or any material
     developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
     Special Servicer is controlling the subject litigation or if the subject
     Material Litigant is (A) the Special Servicer, (B) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Specially

                                      -87-

     Serviced Mortgage Loan [ITEM 2 ON FORM 10-D AND GENERAL INSTRUCTION J TO
     FORM 10-K];

               (x) the receipt by the Special Servicer or by any Servicing
     Representative of the Special Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding any
     Significant Obligor (that has been identified to the Special Servicer in writing) with respect to a Specially Serviced Mortgage Loan that is required to be provided under Item 1112(b) of Regulation AB [ITEM 6 ON FORM
     10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (xi) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in a report delivered by the Special
     Servicer to the Certificate Administrator and the Depositor in accordance with Section 8.16(c), whether the Special Servicer has become an affiliate
     (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B)
     a Mortgage Loan Seller, (C) the Trustee, (D) the Custodian, (E) the
     Certificate Administrator, (F) either Master Servicer, (G) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (H) any Significant
     Obligor [GENERAL INSTRUCTION J TO FORM 10-K];

               (xii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between the
     Trust, on the one hand, and the Special Servicer or any Servicing
     Representative of the Special Servicer, on the other hand [GENERAL
     INSTRUCTION J TO FORM 10-K]; and

               (xiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans contemplated by Item
     1119(c) of Regulation AB between the Trust, on the one hand, and the
     Special Servicer or any Servicing Representative of the Special Servicer,
     on the other hand [GENERAL INSTRUCTION J TO FORM 10-K].

          "Special Servicing Fee": With respect to each Specially Serviced
Mortgage Loan and each REO Loan, the fee designated as such and payable to the
Special Servicer pursuant to the first paragraph of Section 3.11(c).

          "Special Servicing Fee Rate": With respect to each Specially Serviced
Mortgage Loan and each REO Loan, 0.25% per annum.

          "Specially Designated Mortgage Loan Documents": With respect to any
Trust Mortgage Loan, the following documents collectively:

          (i)   the original executed Mortgage Note (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note
                attached thereto);

          (ii)  an original or a copy of the Mortgage (with or without recording information);

          (iii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or
                located, an original or a copy of an irrevocable,

                                      -88-

                binding commitment (which may be a pro forma policy or a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

          (iv)  an original or a copy of any Ground Lease and any related ground lessor estoppel; and

          (v)   a copy of any letter of credit relating to the Trust Mortgage
                Loan (which letter of credit shall not be delivered in original form to the Custodian but rather to the applicable Master
                Servicer);

provided that whenever the term "Specially Designated Mortgage Loan Documents"
is used to refer to documents actually received by the Custodian, such term, with respect to any receipt or certification by the Custodian for documents described in clauses (iv) and (v) of this definition, shall be deemed to include such documents only to the extent the Custodian has actual knowledge of their existence; and provided, further, that the only Specially Designated Mortgage
Loan Document with respect to the 600 West Chicago Trust Mortgage Loan shall be the document described in clause (i) of this definition.

          "Specially Serviced Mortgage Loan": Any Serviced Mortgage Loan as to
which any of the following events have occurred:

          (a) the related Mortgagor shall have failed to make when due any
Periodic Payment, including a Balloon Payment, and the failure continues unremedied--

               (i) except in the case of a Balloon Payment, for 60 days; or

               (ii) solely in the case of a delinquent Balloon Payment, beyond the day such Balloon Payment was due or (if longer) beyond the applicable grace period for a Balloon Payment unless the related Mortgagor (A) makes in respect of each Due Date (commencing with the Due Date of such Balloon
     Payment) during the period contemplated in (B) below, without omission,
     Assumed Periodic Payments and (B) delivers a refinancing commitment within
     60 days after such Mortgage Loan's maturity date, then for such period (not to exceed 120 days) beyond such Mortgage Loan's maturity date ending on the earlier of the date on which the related Mortgagor fails to make an Assumed
     Periodic Payment or the date on which it is determined that the refinancing could not reasonably be expected to occur; or

          (b) the applicable Master Servicer or, with the consent of the
Controlling Class Representative, the Special Servicer shall have determined, in its reasonable judgment (exercised in accordance with the Servicing Standard), based on, among other things, communications with the related Mortgagor, that a default in making a Periodic Payment (including a Balloon Payment) is likely to occur and is likely to remain unremedied for at least 60 days; or

          (c) the applicable Master Servicer or, with the consent of the
Controlling Class Representative, the Special Servicer shall have determined, in its reasonable judgment (exercised in accordance with the Servicing Standard), that a default (other than an Acceptable Insurance Default or a default described in clause (a) above) has occurred that may materially impair the value of the Mortgaged Property as security for the Mortgage Loan and the default continues unremedied beyond the

                                      -89-

applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified, for 60 days, provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero); or

          (d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor; provided that if such decree or order is discharged, dismissed or stayed within 60 days it shall not be a Specially Serviced Mortgage
Loan (and no Special Servicing Fees shall be payable); or

          (e) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

          (f) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

          (g) the applicable Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related
Mortgaged Property;

provided, however, that a Serviced Mortgage Loan will cease to be a Specially
Serviced Mortgage Loan:

               (i) with respect to the circumstances described in clause (a)
     above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20);

               (ii) with respect to the circumstances described in clauses (b),
     (d), (e) and (f) above, when such circumstances cease to exist in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

               (iii) with respect to the circumstances described in clause (c)
     above, when such default is cured; and

               (iv) with respect to the circumstances described in clause (g)
     above, when such proceedings are terminated;

so long as at that time no other circumstance identified in clauses (a) through
(g) above exists that would otherwise cause such Serviced Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

                                      -90-

          During any time an entire Serviced Loan Combination is serviced and administered pursuant to this Agreement, if a Servicing Transfer Event exists with respect to one Mortgage Loan in such Serviced Loan Combination, it will also be considered to exist for the other Mortgage Loan(s) in such Serviced Loan
Combination; provided that, if a Non-Trust Loan Holder prevents the occurrence of a Servicing Transfer Event with respect to the related Loan Combination Trust
Mortgage Loan through the exercise of cure rights as set forth in the related
Loan Combination Co-Lender Agreement, then the existence of such Servicing
Transfer Event with respect to the related Non-Trust Loan shall not, in and of itself, result in the existence of a Servicing Transfer Event with respect to such Loan Combination Trust Mortgage Loan or cause the servicing of the subject
Serviced Loan Combination to be transferred to the Special Servicer, unless a separate Servicing Transfer Event has occurred with respect thereto.

          "Startup Day": With respect to each of REMIC I and REMIC II, the day designated as such in Section 10.01(c).

          "State and Local Taxes": Taxes imposed by the states of New York,
Massachusetts, Minnesota, Illinois, Missouri, California and Texas by any other state or local taxing authorities as may, by notice to the Trustee and/or the
Certificate Administrator, assert jurisdiction over the Trust Fund or any portion thereof, or which, according to an Opinion of Counsel addressed to the
Trustee, have such jurisdiction.

          "Stated Maturity Date": With respect to any Mortgage Loan, the Due
Date specified in the Mortgage Note (as in effect on the Closing Date) as the
Due Date on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of a Mortgage Loan constituting part of the 600 West Chicago Loan Combination, by the CGCMT 2007-C6 Special Servicer
pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement) and, in the case of an ARD Loan, without regard to its Anticipated Repayment Date.

          "Stated Principal Balance": With respect to any Trust Mortgage Loan as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-off Date Balance of such Trust Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan that is a Trust Mortgage Loan, the unpaid principal balance thereof after application of all principal payments due on or before the related date of substitution, whether or not received), permanently reduced on each Distribution Date, to not less than zero, by (y) the sum of:

               (i) all payments and other collections of principal, if any, with respect to such Trust Mortgage Loan that are included as part of the
     Principal Distribution Amount for such Distribution Date pursuant to clause(s) (a), (b), (c) and/or (d) of, and without regard to the provisos to, the definition of "Principal Distribution Amount";

               (ii) any other amount received with respect to such Trust
     Mortgage Loan during the related Collection Period that is not included among the payments and other collections of principal described in the immediately preceding clause (i), as to which there is not and never has been an outstanding P&I Advance and that is actually applied in reduction of the amount of principal owing from the related Mortgagor;

                                      -91-

               (iii) any amount of reduction in the outstanding principal balance of such Trust Mortgage Loan resulting from a Deficient Valuation that occurred during the related Collection Period; and

               (iv) any related Realized Loss (other than any such loss
     resulting from a Deficient Valuation) incurred during the related
     Collection Period that represents a loss of principal with respect to that
     Trust Mortgage Loan.

          With respect to any Trust REO Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Trust
Mortgage Loan as of the date of the related REO Acquisition, permanently reduced on each subsequent Distribution Date, to not less than zero, by (y) the sum of:

               (a) all amounts, if any, collected with respect to the related
     REO Property that are allocable as principal of the subject Trust REO Loan and that are included as part of the Principal Distribution Amount for such
     Distribution Date pursuant to clause (e) and/or clause (f) of, and without regard to the provisos to, the definition of "Principal Distribution
     Amount"; and

               (b) any related Realized Losses incurred during the related
     Collection Period that represents a loss of principal with respect to the subject Trust REO Loan.

          A Trust Mortgage Loan or a Trust REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the
Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation
Event, would have been) distributed to Certificateholders.

          With respect to a Non-Trust Loan or any successor REO Loan with respect thereto on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Non-Trust Loan or the deemed unpaid principal balance of such successor REO Loan.

          "Subject Securitization Transaction": The commercial mortgage securitization transaction contemplated by this Agreement.

          "Subordinated Certificate": Any Class AM, Class AJ, Class AJ-FL, Class
B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class
L, Class M, Class N, Class P, Class Q, Class R-I or Class R-II Certificate.

          "Sub-Servicer": Any Person that either Master Servicer or the Special
Servicer has retained or engaged for the performance (whether directly or through Sub-Servicers or subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer or the Special Servicer under this Agreement, with respect to one or more of the
Mortgage Loans, which servicing functions either (a) are identified in Item
1122(d) of Regulation AB or (b) would cause such Person to be a Servicer.

          "Sub-Servicing Agreement": The written contract between either Master
Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

                                      -92-

          "Sub-Servicing Function Participant": Any Sub-Servicer,
sub-contractor, vendor, agent or other Person acting on behalf of a party hereto, which Sub-Servicer, sub-contractor, vendor, agent or other Person is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund (i.e., any entity that is performing activities that address the criteria in Item 1122(d)
of Regulation AB, unless such entity's activities relate only to 5% or less of the Mortgage Loans, by balance).

          "Subsequent Exchange Act Reports": As defined in Section 8.16(a).

          "Substitution Shortfall Amount": With respect to a substitution pursuant to or as contemplated by Section 2.03(a) hereof, an amount equal to the excess, if any, of the Purchase Price of the Trust Mortgage Loan being replaced, calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution.
In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time) for one or more deleted Trust Mortgage Loans, the
Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Price of the Trust Mortgage Loan or Trust Mortgage Loans being replaced and the aggregate Stated Principal
Balance of the related Qualified Substitute Mortgage Loan or Qualified
Substitute Mortgage Loans.

          "Successful Bidder": As defined in Section 7.01(c).

          "Swap Agreement": Either of the Class A-2FL Swap Agreement, the Class
A-3FL Swap Agreement or the Class AJ-FL Swap Agreement.

          "Swap Counterparty": Either of the Class A-2FL Swap Counterparty, the
Class A-3FL Swap Counterparty or the Class AJ-FL Swap Counterparty.

          "Swap Default": With respect to either Swap Agreement, any failure on the part of the related Swap Counterparty (that continues beyond any applicable grace period under such Swap Agreement) to (i) make a required payment under such Swap Agreement as and when due thereunder, (ii) either post acceptable collateral or find an acceptable replacement Swap Counterparty or find an acceptable guarantor after a Collateral Event (as defined in such Swap
Agreement) has occurred, as required by such Swap Agreement, or (iii) find an acceptable replacement Swap Counterparty after a Required Ratings Downgrade
Event (as defined in such Swap Agreement) has occurred, as required by such Swap
Agreement.

          "Swap Payment Default": A Swap Default of the nature described in clause (i) of the definition of "Swap Default".

          "Swap Termination Fees": With respect to either Swap Agreement, any fees, costs or expenses payable by the related Swap Counterparty to the Trust in connection with a Swap Default under such Swap Agreement, termination of such
Swap Agreement or liquidation of such Swap Agreement, as specified in such Swap
Agreement.

          "Tax Matters Person": With respect to each of the REMICs created hereunder, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d), which Person shall be the applicable Plurality Residual Certificateholder.

                                      -93-

          "Tax Returns": The federal income tax returns on Internal Revenue
Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax
Return, including Schedule Q thereto, Quarterly Notice to Residual Interest
Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of REMIC I and REMIC II due to its classification as a REMIC under the REMIC Provisions, the federal income tax return to be filed on behalf of each of MLMT 2007-C1 Grantor Trust FL, Grantor Trust E and Grantor
Trust Z due to its classification as a grantor trust under the Grantor Trust
Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the
Internal Revenue Service under any applicable provisions of federal tax law or any other governmental taxing authority under applicable State and Local Tax laws.

          "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a
Certificate.

          "Transfer Affidavit and Agreement": As defined in Section
5.02(d)(i)(B).

          "Transferee": Any Person who is acquiring by Transfer any Ownership
Interest in a Certificate.

          "Transferor": Any Person who is disposing by Transfer any Ownership
Interest in a Certificate.

          "Trust": The common law trust created hereunder.

          "Trust Administration Fee": With respect to each Trust Mortgage Loan and each Trust REO Loan for any Distribution Date an amount equal to one month's interest for the most recently ended calendar month (calculated on the same interest accrual basis as such Trust Mortgage Loan or Trust REO Loan, as the case may be), accrued at the Trust Administration Fee Rate on the Stated
Principal Balance of such Trust Mortgage Loan or Trust REO Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

          "Trust Administration Fee Rate": 0.0005% per annum.

          "Trust ARD Loan": Any Trust Mortgage Loan that is an ARD Loan.

          "Trust Balloon Loan": Any Trust Mortgage Loan that is a Balloon Loan.

          "Trust Corrected Mortgage Loan": Any Trust Mortgage Loan that is a
Corrected Mortgage Loan.

          "Trust Defaulted Mortgage Loan": Any Trust Mortgage Loan that is a
Defaulted Mortgage Loan.

          "Trust Defeasance Mortgage Loan": Any Trust Mortgage Loan that is a
Defeasance Loan.

                                      -94-

          "Trust Fund": Collectively, (i) all of the assets of REMIC I and REMIC
II, (ii) the Grantor Trust E Assets, (iii) the MLMT 2007-C1 Grantor Trust FL
Assets and (iv) the Grantor Trust Z Assets.

          "Trust Mortgage Loan": Each Mortgage Loan, including any A-Note Trust
Mortgage Loan and any Pari Passu Trust Mortgage Loan, transferred and assigned to the Trust Fund pursuant to Section 2.01 and listed on the Mortgage Loan
Schedule and from time to time held in the Trust Fund.

          "Trust Required Appraisal Mortgage Loan": Any Trust Mortgage Loan or
Trust REO Loan that is a Required Appraisal Mortgage Loan.

          "Trust REO Loan": Any REO Loan that succeeded a Trust Mortgage Loan.

          "Trust Specially Serviced Mortgage Loan": Any Trust Mortgage Loan that is a Specially Serviced Mortgage Loan.

          "Trustee": U.S. Bank, or any successor trustee appointed as herein provided.

          "Trustee Appointee": Any Fiscal Agent, Authenticating Agent,
Certificate Registrar, REMIC Administrator, Custodian, co-trustee or separate trustee appointed or designated by the Trustee hereunder.

          "Trustee Indemnification Agreement": That certain Trustee
Indemnification Agreement, dated as of July 31, 2007, between U.S. Bank, the
Depositor, the Underwriters and the Initial Purchaser.

          "Trustee Reportable Event": Any of the following events, conditions, circumstances and/or matters:

               (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Trustee, any Servicing Representative of the
     Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

               (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
     Trustee, any Servicing Representative of the Trustee or any Trustee
     Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

               (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
     Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Trustee, (B) any Servicing Representative of the Trustee that

                                      -95-

     constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
     (C) any Trustee Appointee, (D) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 1.03(a) ON FORM 8-K];

               (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Trustee, (B) any Servicing Representative of the
     Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
     Provider that is not an Affiliate of the Depositor or (E) the Trust
     [ITEM 1.03(b) ON FORM 8-K];

               (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
     Certificates [ITEM 2.04 ON FORM 8-K];

               (vi) any material modification to the rights of the Holders of any Class of Certificates, including by reason of a modification to this
     Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument [ITEM 3.03(a) ON FORM 8-K];

               (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates [ITEM 3.03(b) ON FORM 8-K];

               (viii) any amendment to this Agreement pursuant to Section 11.01
     [ITEM 5.03 ON FORM 8-K];

               (ix) any resignation, removal, replacement or substitution of (A)
     the Trustee, the Certificate Administrator, either Master Servicer or the
     Special Servicer or (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB
     [ITEM ON 6.02 ON FORM 8-K];

               (x) any appointment of (A) a new Trustee, a new Certificate
     Administrator, a new Master Servicer or new Special Servicer or (B) any new
     Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

               (xi) any termination of a material enhancement or support
     specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
     Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement [ITEM 6.03(a)
     ON FORM 8-K];

               (xii) any addition of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation
     AB with respect to one or more Classes of the Certificates [ITEM 6.03(b) ON
     FORM 8-K];

                                      -96-

               (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
     Regulation AB or Item 1115 of Regulation AB with respect to one or more
     Classes of the Certificates [ITEM 6.03(c) ON FORM 8-K];

               (xiv) any nonpublic disclosure, by the Trustee, any Servicing
     Representative of the Trustee or any Trustee Appointee, with respect to the
     Subject Securitization Transaction that is required to be disclosed by
     Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

               (xv) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date
     Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Trustee hereunder [ITEM 8.01 ON FORM 8-K];

               (xvi) the commencement or termination of, or any material
     developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
     Trustee is controlling the subject litigation or if the subject Material
     Litigant is (A) the Trustee, (B) any Servicing Representative of the
     Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
     Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 2
     ON FORM 10 D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (xvii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
     Certificates [ITEM 4 ON FORM 10-D];

               (xviii) the submission of any matter to a vote by
     Certificateholders [ITEM 5 ON FORM 10-D];

               (xix) the receipt by the Trustee or by any Servicing
     Representative or other agent of the Trustee of any updated information regarding an Enhancement/Support Provider with respect to any Class of
     Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b)
     of Regulation AB [ITEM 7 ON FORM 10 D AND GENERAL INSTRUCTION J TO
     FORM 10-K];

               (xx) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Trustee as described in Item 1119(a) of
     Regulation AB has become an affiliate (as defined in Rule 405 of the
     Securities Act) of any of (A) the Trust, (B) the Depositor, (C) a Mortgage
     Loan Seller, (D) the Certificate Administrator, (E) either Master Servicer,
     (F) the Special Servicer, (G) any Servicing Representative of the Trustee
     that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation
     AB, (H) any Trustee Appointee or (I) any Significant Obligor [GENERAL
     INSTRUCTION J TO FORM 10-K];

               (xxi) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between a
     Mortgage Loan Seller or the Trust, on the one hand, and the Trustee, any
     Trustee Appointee or any Servicing Representative (but only if such Trustee
     Appointee is a material party to the Subject Securitization Transaction contemplated by Item 1100(d)(1) of Regulation AB) or any Servicing
     Representative (but only if such Servicing Representative is a Servicer contemplated by Item 1108(a)(3) of Regulation AB or a material party related to the Subject Securitization Transaction contemplated by Item
     1100(d)(1) of Regulation AB) of the Trustee, on the other hand [GENERAL
     INSTRUCTION J TO FORM 10-K]; and

                                      -97-

               (xxii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Trust Mortgage Loans contemplated by Item
     1119(c) of Regulation AB between the Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the Trustee, any Trustee Appointee (but only if such Trustee Appointee is a material party to the Subject
     Securitization Transaction contemplated by Item 1100 (d)(1) of Regulation
     AB) or any Servicing Representative (but only if such Servicing
     Representative is a Servicer contemplated by Item 1108(a)(3) of Regulation
     AB or a material party related to the Subject Securitization Transaction contemplated by Item 1100(d)(1) of Regulation AB) of the Trustee, on the
     other hand [GENERAL INSTRUCTION J TO FORM 10-K].

          "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

          "UCC Financing Statement": A financing statement filed pursuant to the
UCC.

          "Underwriter": Each of MLPF&S, Goldman, Sachs & Co. and Morgan Stanley
& Co. Incorporated, or in each case, its respective successor in interest.

          "United States Securities Person": Any "U.S. person" as defined in
Rule 902(k) of Regulation S.

          "United States Tax Person": A citizen or resident of the United
States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or to the extent provided in the Treasury regulations, if the trust was in existence on August
20, 1996 and elected to be treated as a United States person), all within the meaning of Section 7701(a)(30) of the Code.

          "Unliquidated Advance": Any Advance previously made by a party hereto that (i) is not a Nonrecoverable Advance, (ii) has been previously reimbursed to the party that made the Advance as a Workout-Delayed Reimbursement Amount pursuant to Section 3.05(a)(vii) out of principal collections on other Trust
Mortgage Loans and (iii) was originally made with respect to an item that has not been subsequently recovered out of collections on or proceeds of the related
Trust Mortgage Loan or any related REO Property (and provided that no
Liquidation Event has occurred with respect to the related Trust Mortgage Loan or any related REO Property).

          "Unrestricted Reports": Collectively, the CMSA Total Loan Report, the
CMSA Delinquent Loan Status Report, the CMSA Historical Loan Modification and
Corrected Mortgage Loan Report, the CMSA Historical Liquidation Loss Template,
the CMSA Servicer Realized Loss Template, the CMSA REO Status Report, the CMSA
Advance Recovery Report and, if and to the extent filed with the Commission, such reports and files as would, but for such filing, constitute Restricted
Reports.

          "U.S. Bank": U.S. Bank National Association, a national banking association, or its successor in interest.

                                      -98-

          "Voting Rights": The portion of the voting rights of all of the
Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among the
Holders of the Regular Certificates, the Class A-2FL Certificates, the Class
A-3FL Certificates and the Class AJ-FL Certificates. Ninety-eight percent (98%)
of the Voting Rights shall be allocated among the Class A-1, Class A-2, Class
A-2FL, Class A-3, Class A-3FL, Class A-SB, Class A-4, Class A-1A, Class AM,
Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G,
Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class Q
Certificates in proportion to the respective Class Principal Balances of their
Certificates. Two percent (2%) in the aggregate of the Voting Rights shall be allocated to the Class X Certificates. The Class Z and the Residual Certificates
shall have no voting rights. Voting Rights allocated to a Class of
Certificateholders shall be allocated among such Certificateholders in standard proportion to the Percentage Interests evidenced by their respective
Certificates. In addition, if either Master Servicer is the holder of any
Certificates, such Master Servicer, in its capacity as a Certificateholder, shall have no Voting Rights with respect to matters concerning compensation affecting such Master Servicer.

          "Weighted Average Net Mortgage Pass-Through Rate": With respect to any
Distribution Date, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective Net
Mortgage Pass-Through Rates applicable to the Trust Mortgage Loans and any Trust
REO Loans for such Distribution Date, weighted on the basis of their respective
Stated Principal Balances immediately following the preceding Distribution Date
(or, in the case of the initial Distribution Date, as of the Closing Date). For purposes of calculating Pass-Through Rates with respect to any Distribution Date for federal income tax purposes, such rate shall be the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective REMIC I Remittance Rates applicable to the REMIC I
Regular Interests, weighted on the basis of their respective REMIC I Principal
Balances immediately preceding such Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

          "Wells Fargo": Wells Fargo Bank, National Association or its successor in interest.

          "Wells Fargo Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 31, 2007, between the Depositor and
Wells Fargo and relating to the transfer of the Wells Fargo Trust Mortgage Loans to the Depositor.

          "Wells Fargo Trust Mortgage Loan": Each Trust Mortgage Loan
transferred and assigned to the Depositor pursuant to the Wells Fargo Mortgage
Loan Purchase Agreement.

          "WHFIT": A "Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

          "WHFIT Regulations": Treasury Regulations Section 1.671-5, as amended.

          "Workout-Delayed Reimbursement Amounts": With respect to any Trust
Mortgage Loan, the amount of any Advance made with respect to such Trust
Mortgage Loan on or before the date such Trust Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Trust Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances accruing before, on and after such date, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Trust Mortgage
Loan becomes a Trust Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the Mortgagor to pay such amount under the terms of the

                                      -99-

modified loan documents. That any amount constitutes all or a portion of any
Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a
Nonrecoverable Advance.

     "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of Section 3.11(c).

          "Workout Fee Rate": With respect to each Corrected Mortgage Loan,
1.00%.

          "Yield Maintenance Charge": Payments paid or payable, as the context requires, on a Mortgage Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based on Scheduled Payments on such Mortgage Loan) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered "Yield Maintenance Charges". In the event that a Yield Maintenance Charge shall become due for any particular
Mortgage Loan, the applicable Master Servicer or the Special Servicer, as applicable, shall be required to follow the terms and provisions contained in the applicable Mortgage Note, provided, however, in the event the particular
Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the applicable Master Servicer or the Special Servicer, as applicable, shall be required to use those U.S. Treasuries having maturity dates most closely approximating the maturity of such Mortgage Loan. Accordingly if either no U.S. Treasury issue, or more than one U.S. Treasury issue, shall coincide with the term over which the Yield Maintenance Charge shall be calculated (which depending on the applicable Mortgage Note is based on the remaining average life of the Mortgage Loan or the actual term remaining through the Maturity Date), the applicable Master Servicer or the Special Servicer, as applicable, shall use the U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The
Wall Street Journal on the date that is 14 days prior to the date that the Yield
Maintenance Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = 12X ({(1+"BEY"/2)^1/6}-1) where BEY is defined as the U.S. Treasury Reinvestment Yield which is in decimal form and not in percentage, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = 12 X ({(1+
..055/2)^0.16667}-1) where .055 is the decimal version of the percentage 5.5% and
0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

                                     -100-

          SECTION 1.02 Certain Adjustments to the Principal Distributions on the
                       Certificates.

          (a) If any party hereto is reimbursed out of general collections on the Mortgage Pool on deposit in a Collection Account for (i) any unreimbursed
Advance that has been or is determined to be a Nonrecoverable Advance (together with interest accrued and payable thereon pursuant to Section 3.03(d) or Section
4.03(d), as applicable, to the extent such interest was paid hereunder from a source other than related Default Charges) or (ii) any Workout-Delayed
Reimbursement Amount, then (for purposes of calculating distributions on the
Certificates) such reimbursement and payment of interest shall be deemed to have been made:

               first, out of any amounts then on deposit in the Collection
     Accounts that represent payments or other collections of principal received by the Trust with respect to the Trust Mortgage Loans and/or Trust REO
     Loans in the Loan Group that includes the Trust Mortgage Loan or Trust REO
     Loan in respect of which such Nonrecoverable Advance was made or in respect of which such Workout-Delayed Reimbursement Amount is outstanding, and which amounts, but for their application to reimburse such Nonrecoverable
     Advance (and/or to pay interest thereon) or to reimburse such
     Workout-Delayed Reimbursement Amount, as the case may be, would be included in the Available Distribution Amount for the related Distribution Date;

               second, out of any amounts then on deposit in the Collection
     Accounts that represent payments or other collections of principal received by the Trust with respect to the Trust Mortgage Loans or Trust REO Loans in the Loan Group that does not include the Trust Mortgage Loan or Trust REO
     Loan in respect of which such Nonrecoverable Advance was made or in respect of which such Workout-Delayed Reimbursement Amount is outstanding, and which amounts, but for their application to reimburse such Nonrecoverable
     Advance (and/or to pay interest thereon) or to reimburse such
     Workout-Delayed Reimbursement Amount, as the case may be, would be included in the Available Distribution Amount for the related Distribution Date;

               third, solely in the case of the reimbursement of a
     Nonrecoverable Advance and/or the payment of interest thereon, out of any amounts then on deposit in the Collection Accounts that represent any other payments or other collections received by the Trust with respect to the
     Trust Mortgage Loans or Trust REO Loans in the Loan Group that includes the
     Trust Mortgage Loan or Trust REO Loan in respect of which such
     Nonrecoverable Advance was made, and which amounts, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for the related Distribution Date;

               fourth, solely in the case of the reimbursement of a
     Nonrecoverable Advance and/or the payment of interest thereon, out of any amounts then on deposit in the Collection Accounts that represent any other payments or other collections received by the Trust with respect to the
     Trust Mortgage Loans or Trust REO Loans in the Loan Group that does not include the Trust Mortgage Loan or Trust REO Loan in respect of which such
     Nonrecoverable Advance was made, and which amounts, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for the related Distribution Date; and

                                     -101-

               fifth, solely in the case of the reimbursement of a
     Nonrecoverable Advance and/or the payment of interest thereon, out of any other amounts then on deposit in the Collection Accounts that may be available to reimburse the subject Nonrecoverable Advance and/or to pay interest thereon.

          (b) If and to the extent that any payment or other collection of principal received on the Mortgage Pool during any Collection Period is deemed to be applied in accordance with clause first or second of Section 1.02(a) to reimburse a Nonrecoverable Advance (or to pay interest thereon) or to reimburse a Workout-Delayed Reimbursement Amount, then:

               (i) the Principal Distribution Amount for the related
     Distribution Date shall be reduced by the portion of such payment or other collection of principal that, but for the application of this Section
     1.02(b), would constitute part of such Principal Distribution Amount; and

               (ii) depending on whether such payment or other collection of principal relates to Loan Group 1 or Loan Group 2, there shall be a corresponding reduction in the Loan Group 1 Principal Distribution Amount or the Loan Group 2 Principal Distribution Amount, as applicable, for the related Distribution Date.

          (c) If and to the extent that any Nonrecoverable Advance or
Workout-Delayed Reimbursement Amount is reimbursed or interest on any
Nonrecoverable Advance is paid out of payments or other collections of principal received on the Mortgage Pool (with a corresponding reduction to the Principal
Distribution Amount, and to either or both of the Loan Group 1 Principal
Distribution Amount and the Loan Group 2 Principal Distribution Amount, for the
relevant Distribution Date), and further if and to the extent that the particular item for which such Advance was originally made or such
Workout-Delayed Reimbursement Amount is outstanding is subsequently collected out of payments or other collections in respect of the related Trust Mortgage
Loan or Trust REO Loan (such item, upon collection, a "Recovered Amount"), then
(without duplication of amounts already included therein):

               (i) the Principal Distribution Amount for the Distribution Date
     that corresponds to the Collection Period in which such Recovered Amount was received, shall be increased by an amount equal to the lesser of (A)
     such Recovered Amount and (B) any previous reduction in the Principal
     Distribution Amount for a prior Distribution Date pursuant to Section
     1.02(b) above resulting from the reimbursement of the subject
     Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be; and

               (ii) the Loan Group 1 Principal Distribution Amount and/or the
     Loan Group 2 Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such Recovered Amount was received, shall be increased by an amount equal to the lesser of (A) such
     Recovered Amount and (B) any previous reduction in the Loan Group 1
     Principal Distribution Amount and/or the Loan Group 2 Principal
     Distribution Amount, as applicable, for a prior Distribution Date pursuant to Section 1.02(b) above resulting from the reimbursement of the subject
     Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be;

                                     -102-

provided that, if both the Loan Group 1 Principal Distribution Amount and the
Loan Group 2 Principal Distribution Amount for a prior Distribution Date were reduced pursuant to Section 1.02(b) above as a result of the reimbursement of the subject Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be, and if the subject Recovered Amount is not sufficient to cover the full amount of such reductions, then such Recovered Amount shall be applied to increase the Loan Group 1 Principal Distribution Amount and the Loan Group 2
Principal Distribution Amount in accordance with, and to the extent permitted by, clause (ii) of this Section 1.02(c) in reverse order of the application of payments and other collections of principal on the respective Loan Groups in accordance with Section 1.02(a) to reimburse the subject Nonrecoverable Advance
(and/or pay interest thereon) or to reimburse the subject Workout-Delayed
Reimbursement Amount, as the case may be.

          (d) For purposes of making the adjustments to the Principal
Distribution Amount, the Loan Group 1 Principal Distribution Amount or the Loan
Group 2 Principal Distribution Amount, for any Distribution Date, as
contemplated by this Section 1.02, that amount shall be calculated in accordance with the definition thereof (without regard to this Section 1.02) and shall thereafter be adjusted as provided in this Section 1.02.

          (e) Nothing contained in this Section 1.02 is intended to limit the ability of any party hereto that is entitled to reimbursement hereunder for any unreimbursed Advances that have been or are determined to be Nonrecoverable
Advances (together with interest accrued and payable thereon pursuant to Section
3.03(d) or Section 4.03(d)) to collections of principal received by the Trust with respect to the Mortgage Pool; instead the order of priority set forth in
Section 1.02(a) is a deemed allocation only for purposes of calculating distributions on the Certificates.

          (f) For purposes of this Section 1.02, notwithstanding any other provision of this Agreement, the term "Nonrecoverable Advance" shall include any amounts paid by the applicable Master Servicer pursuant to Section
3.05(a)(xviii) in reimbursement of "Nonrecoverable Advances" (within the meaning of the CGCMT 2007-C6 Pooling and Servicing Agreement) in respect of the 600 West
Chicago Trust Mortgage Loan, any successor Trust REO Loan with respect thereto or the 600 West Chicago Mortgaged Property.

          SECTION 1.03 Calculation of LIBOR.

          (a) The initial value of LIBOR shall be a rate of 5.8875% per annum.
Such value of LIBOR shall be utilized in calculating: (i) with respect to the
Class A-2FL Certificates, (A) the Class A-2FL Floating Swap Payment to be made on the Class A-2FL Swap Payment Date in September 2007 and (B) the Pass-Through
Rate with respect to the Class A-2FL Certificates for the Distribution Date in
September 2007, (ii) with respect to the Class A-3FL Certificates, (A) the Class
A-3FL Floating Swap Payment to be made on the Class A-3FL Swap Payment Date in
September 2007 and (B) the Pass-Through Rate with respect to the Class A-3FL
Certificates for the Distribution Date in September 2007, and (iii) with respect to the Class AJ-FL Certificates, (A) the Class AJ-FL Floating Swap Payment to be
made on the Class AJ-FL Swap Payment Date in September 2007 and (B) the
Pass-Through Rate with respect to the Class AJ-FL Certificates for the
Distribution Date in September 2007.

          (b) The value of LIBOR applicable to the calculation of the Class
A-2FL Floating Swap Payment to be made on the Class A-2FL Swap Payment Date, the
Class A-3FL Floating Swap Payment to be made on the Class A-3FL Swap Payment
Date and the Class AJ-FL Floating Swap

                                     -103-

Payment to be made on the Class AJ-FL Swap Payment Date in any particular calendar month subsequent to September 2007, as well as the calculation of the respective Pass-Through Rates with respect to the Class A-2FL Certificates, the
Class A-3FL Certificates and the Class AJ-FL Certificates for the Distribution
Date in such calendar month (provided that no Class A-2FL Distribution
Conversion, Class A-3FL Distribution Conversion or Class AJ-FL Distribution
Conversion, as applicable, is then in effect), shall be determined by the Swap
Counterparty (and promptly reported to the related Swap Counterparty) on the
LIBOR Determination Date in the preceding calendar month in accordance with the following methodology: LIBOR shall equal the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Dow Jones Market Service
(formerly Telerate) Page 3750 as of 11:00 a.m., London time, on the applicable
LIBOR Determination Date. If that rate does not appear on the Dow Jones Market
Service Page 3750, LIBOR will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any five major reference banks in the
London interbank market selected by the Certificate Administrator to provide that bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the 12th day of the calendar month in which the applicable LIBOR Determination Date occurs and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator shall request the principal London office of any five major reference banks in the London interbank market selected by the Certificate Administrator to provide a quotation of those rates, as offered by each such bank. If at least two such quotations are provided, LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Certificate Administrator, at approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for loans in U.S. Dollars to leading
European banks for a period equal to one month, commencing on the applicable
LIBOR Determination Date and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The determination of LIBOR by the Certificate Administrator will be binding absent manifest error.

                                     -104-

                                   ARTICLE II

       CONVEYANCE OF TRUST MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

          SECTION 2.01 Conveyance of Trust Mortgage Loans.

          (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a common law trust under the laws of the State of
New York, designated as "Merrill Lynch Mortgage Trust 2007-C1" and consisting of the Trust Fund, and does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the
Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i) the Trust Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) Sections 2, 3,
8, 10, 11, 12, 13, 14, 15, 17, 18, 20 and 21 of each Mortgage Loan Purchase
Agreement, (iii) each Loan Combination Co-Lender Agreement and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the
Trust Mortgage Loans and due after the Cut-off Date and, in the case of each
Trust Mortgage Loan that is part of a Loan Combination, is subject to the provisions of the corresponding Loan Combination Co-Lender Agreement. The
Trustee, on behalf of the Trust, assumes the obligations of the holder of each
Loan Combination Trust Mortgage Loan (including the 600 West Chicago Trust
Mortgage Loan) under the related Loan Combination Co-Lender Agreement; provided that the applicable Master Servicer shall, as further set forth in Article III, perform the servicing obligations and exercise the related rights of the related holder of a Loan Combination Trust Mortgage Loan under the related Loan
Combination Co-Lender Agreement. The transfer of the Trust Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale.

          (b) In connection with the Depositor's assignment pursuant to Section
2.01(a) above the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to their respective
Mortgage Loan Purchase Agreements to deliver to and deposit with, or cause to be delivered to and deposited with the Custodian (with a copy to the applicable
Master Servicer and the Special Servicer), on or before the Closing Date, the
Mortgage File for each Trust Mortgage Loan so assigned. At the request of the
Special Servicer, each Master Servicer shall deliver a copy of the Servicing
File for each Serviced Trust Mortgage Loan serviced thereby to the Special
Servicer if the Special Servicer and such Master Servicer reasonably agree such delivery is required for the Special Servicer to perform its obligations pursuant to this Agreement. Notwithstanding the foregoing sentence, the delivery of a Servicing File by either Master Servicer to the Special Servicer may be made by such other means agreed to by such Master Servicer and the Special
Servicer. None of the Custodian, the Trustee, the Certificate Administrator, any
Fiscal Agent, the Master Servicers or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b).

          (c) If any Mortgage Loan Seller cannot deliver, or cause to be delivered, on the Closing Date, as to any Serviced Trust Mortgage Loan, any of
the documents and/or instruments referred to in clauses (a)(ii), (a)(iii),
(a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage

                                     -105-

File", with evidence of recording thereon, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements of the related Mortgage Loan Purchase
Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the
Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording or filing as applicable, thereon, is delivered to the Custodian within 120 days of the
Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, in good faith, attempting to obtain from the appropriate county recorder's office such original or photocopy, as evidenced by an officer's certificate). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Serviced Trust Mortgage Loan, any of the documents and/or instruments referred to in clauses (a)(ii), (a)(iii),
(a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage File," with evidence of recording or filing as applicable, thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the related Mortgage Loan Purchase
Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (with evidence of recording in the proper office thereon and with respect to the item referred to in clause (a)(ii) of the definition of "Mortgage File", certified by the appropriate county recorder's office to be a true and complete copy of the original submitted for recording) is delivered to the Custodian on or before the
Closing Date.

          If, on the Closing Date as to any Serviced Trust Mortgage Loan (other than any Mortgage Loan that has been recorded on the MERS(R) System) the applicable Mortgage Loan Seller does not deliver in complete and recordable form any one of the assignments in favor of the Trustee referred to in clause (a)(iv)
or (a)(v) of the definition of "Mortgage File" (in the case of clause (a)(iv)
solely because of a delay caused by the recording office where such document or instrument has been delivered for recordation), the applicable Mortgage Loan
Seller may provisionally satisfy the delivery requirements of the related
Mortgage Loan Purchase Agreement and Section 2.01(b) by delivering with respect to such Serviced Trust Mortgage Loan on the Closing Date an omnibus assignment of such Serviced Trust Mortgage Loan; provided that all required original assignments with respect to such Serviced Trust Mortgage Loan in fully complete and recordable form shall be delivered to the Custodian within 120 days of the
Closing Date (or within such longer period, not to exceed 18 months, as the
Trustee in its reasonable discretion may permit so long as the applicable
Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate county recorder's office such original or photocopy).

          If, on the Closing Date as to any MERS Mortgage Loan, the applicable
Mortgage Loan Seller does not deliver written evidence of the Trustee's ownership of such Mortgage Loan on the MERS(R) System showing the Trustee as a beneficiary of the assignment referred to in each of clause (a)(iv) and (a)(v)
of the definition of "Mortgage File" or the UCC Financing Statements referred to in clause (a)(viii) of the definition of "Mortgage File", the applicable
Mortgage Loan Seller may satisfy the delivery requirements of the related
Mortgage Loan Purchase Agreement, as applicable, and Section 2.01(b) by delivering such evidence of ownership within 90 days following the Closing Date;
provided that, during such time, the applicable Mortgage Loan Seller shall execute any documents requested by

                                     -106-

the Master Servicer or the Special Servicer with respect to such MERS Mortgage
Loan that, in the reasonable discretion of the Master Servicer or the Special
Servicer (exercised in accordance with the Servicing Standard), are necessary to evidence the Trustee's ownership of, or are otherwise required for an immediate servicing need with respect to, such Mortgage Loan.

          (d) The Depositor hereby represents and warrants that with respect to the Merrill Trust Mortgage Loans, the LaSalle Trust Mortgage Loans and the Wells
Fargo Trust Mortgage Loans, the related Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase Agreement that it shall retain or cause to be retained, an Independent Person (such Person, the "Recording/Filing Agent") that shall, as to each such Serviced Trust Mortgage Loan, promptly (and in any event within 180 days following the later of the Closing Date or the delivery of each assignment and UCC Financing Statement to the Recording/Filing Agent) cause to be submitted, for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, each such assignment of Mortgage, each such assignment of Assignment of Leases and any other recordable documents relating to each such Trust Mortgage Loan in favor of the Trustee that is referred to in clause (a)(iv) of the definition of "Mortgage
File" and each such UCC Financing Statement assignment in favor of the Trustee that is referred to in clause (a)(viii) of the definition of "Mortgage File," in each case pursuant to Section 2(d) of the related Mortgage Loan Purchase
Agreement.

          The Custodian shall, for a fee paid to the Custodian by GECC on the
Closing Date as to each Trust Mortgage Loan that is an GE Trust Mortgage Loan, promptly (and in any event within 180 days following the later of the Closing
Date or the delivery of each assignment and UCC Financing Statement to the
Custodian) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing
Statements, as appropriate and to the extent timely delivered to the Custodian in final, recordable form, each such assignment of Mortgage, each such assignment of Assignment of Leases and, to the extent the Custodian has actual knowledge that such documents are to be recorded, any other recordable documents relating to each such Trust Mortgage Loan, in favor of the Trustee referred to in clause (a)(iv) of the definition of "Mortgage File" and each such UCC
Financing Statement assignment in favor of the Trustee and so delivered to the
Custodian and referred to in clause (a)(viii) of the definition of "Mortgage
File." Each such assignment and UCC Financing Statement assignment shall reflect that the recorded original should be returned by the public recording office to the Custodian or its designee following recording, and each such assignment and
UCC Financing Statement assignment shall reflect that the file copy thereof should be returned to the Custodian or its designee following filing; provided, that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Custodian shall obtain therefrom a certified copy of the recorded original, at the expense of GECC. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Custodian shall direct GECC, pursuant to the applicable Mortgage Loan Purchase Agreement, to promptly prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Custodian shall, upon receipt thereof, cause the same to be duly recorded or filed, as appropriate. Upon request, the Custodian shall forward to the applicable Master Servicer a copy of each of the aforementioned recorded assignments following the Custodian's receipt thereof, to the extent not previously provided.

          (e) All documents and records in the Servicing File (except draft documents, privileged or other communications, credit underwriting, legal or other due diligence analyses, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations of the Mortgage Loan Seller) in possession of the
Depositor

                                     -107-

or the Mortgage Loan Sellers that relate to the Serviced Trust Mortgage Loans and that are not required to be a part of a Mortgage File in accordance with the definition thereof (including any original letter of credit that is not part of the Mortgage File because the applicable Master Servicer or any Sub-Servicer therefor has possession thereof), together with all Escrow Payments and Reserve
Accounts in the possession thereof, shall be delivered to the applicable Master
Servicer or such other Person as may be directed by the applicable Master
Servicer (at the expense of the applicable Mortgage Loan Seller) on or before the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders; provided, however, the applicable Master Servicer shall have no responsibility for holding documents created or maintained by the Special Servicer hereunder and not delivered to such Master Servicer. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of any letter of credit related to the
Trust Mortgage Loans such Mortgage Loan Seller sold to the Depositor required in order for the applicable Master Servicer to draw on such letter of credit.

          (f) In connection with the Depositor's assignment pursuant to Section
2.01(a) above, the Depositor shall deliver to the Custodian, the applicable
Master Servicer and the Special Servicer on or before the Closing Date and hereby represents and warrants that it has delivered a copy of a fully executed counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect on the Closing Date.

          (g) The Depositor hereby consents to the filing of any UCC Financing
Statements contemplated by this Agreement without its consent.

          (h) The Trust Fund shall constitute the sole assets of the Trust.
Except as expressly provided herein, the Trust may not issue or invest in additional securities, borrow money or make loans to other Persons. The fiscal year end of the Trust shall be December 31.

          SECTION 2.02 Acceptance of the Trust Fund by Trustee; Receipt of the
                       Mortgage Files by the Custodian.

          (a) The Trustee, by its execution and delivery of this Agreement, acknowledges receipt of the Depositor's assignment to it of the Depositor's right, title and interest in the assets that constitute the Trust Fund, and further acknowledges receipt by the Custodian, subject to the provisos in the definition of "Mortgage File" and the provisions of Section 2.01 and subject to the further limitations on review provided for in Section 2.02(b) and the exceptions noted on the schedule of exceptions of (i) the Mortgage File delivered to it for each Trust Mortgage Loan and (ii) a copy of a fully-executed counterpart of each Mortgage Loan Purchase Agreement, all in good faith and without notice of any adverse claim, and declares that the Custodian holds and will hold such documents and the other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Trust
Mortgage Loans and other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. To the extent that the Mortgage File for a Trust Mortgage Loan that is part of a Loan
Combination relates to the corresponding Non-Trust Loan, the Custodian shall also hold such Mortgage File in trust for the use and benefit of the related
Non-Trust Loan Holder(s). The Custodian hereby certifies to each of the
Depositor, the Trustee, the Master Servicers, the Special Servicer and each
Mortgage Loan Seller that, without regard to the proviso in the definition of
"Mortgage File", each of the Specially Designated Mortgage Loan Documents are in
its possession. In addition, within 90 days after the Closing Date, the
Custodian will review the Mortgage Files and certify (in a certificate substantially in the form of Exhibit C) to each of the Depositor, the

                                     -108-

Trustee, the Master Servicers, the Special Servicer, each Mortgage Loan Seller
(with copies to the Controlling Class Representative), that, with respect to each Trust Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the schedule of exceptions annexed thereto, (i)
without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (a)(i), (a)(ii), (a)(iv)(A), (a)(v), (a)(vii) and
b(i) through b(iii) of the definition of "Mortgage File", to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the
Trustee or a Custodian to be required or to the extent listed on the Mortgage
Loan checklist, if any, provided by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, clauses (a)(iii), (a)(iv)(B),
(a)(iv)(C), (a)(vi), (a)(viii) through (a)(xii) of the definition of "Mortgage
File" are in its possession, (ii) all documents delivered or caused to be delivered with respect to a Trust Mortgage Loan by the applicable Mortgage Loan
Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face, appear to be executed and appear to relate to such
Trust Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Trust Mortgage Loan with respect to the items specified in clauses (a)(v)
and (a)(vi)(c) of the definition of "Mortgage Loan Schedule" is correct.
Further, with respect to the documents described in clause (a)(viii) of the definition of "Mortgage File", absent actual knowledge of a Responsible Officer to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for purposes of the certification delivered in this Section 2.02(a), that the related Mortgage File should include one state level UCC Financing Statement filing and one local UCC Financing Statement fixture filing for each Mortgaged
Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor). Amendments with respect to the UCC Financing Statements to be assigned to the Trust, assigning such UCC Financing Statements to the Trust, will be delivered on the new national forms and in recordable form and will be filed in the state of incorporation or organization of the related Mortgagor as so indicated on the documents provided. If any exceptions are noted to the certification delivered to the above-mentioned recipients substantially in the form of Exhibit C, the Custodian shall, every 90 days after the delivery of such certification until the second anniversary of the Closing Date, and every 180 days thereafter until the fifth anniversary of the Closing Date, and thereafter upon request by any party hereto, any Mortgage Loan Seller or the Plurality
Subordinate Certificateholder, distribute an updated exception report to such recipients; provided that, by delivery of each such updated exception report, the Custodian shall be deemed to have made the certifications provided for in
Exhibit C as to each Mortgage Loan or each applicable document (that is to be covered by a certification in the form of Exhibit C) in respect of a Mortgage
Loan that, in each case, is not identified in such updated exception report.

          (b) None of the Trustee, any Fiscal Agent, either Master Servicer, the
Special Servicer or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

          (c) The Custodian shall: (i) provide for the safekeeping and preservation of the Mortgage Files with respect to the Trust Mortgage Loans;
(ii) segregate such Mortgage Files from its own assets and the assets retained by it for others; (iii) maintain such Mortgage Files in secure and fire resistant facilities in compliance with customary industry standard; (iv)
maintain disaster recovery protocols to ensure the preservation of such Mortgage
Files in the event of force majeure; and (v) track

                                     -109-

and monitor the receipt and movement internally and externally of such Mortgage
Files and any release and reinstatement thereof.

          SECTION 2.03 Mortgage Loan Sellers' Repurchase or Substitution of
                       Trust Mortgage Loans for Document Defects and Breaches of
                       Representations and Warranties.

          (a) If any party hereto discovers (without implying any duty of such
Person to make any inquiry) or receives notice that any document or documents constituting a part of a Mortgage File with respect to a Trust Mortgage Loan has not been properly executed, is missing (beyond the time period required for its delivery hereunder), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan
Schedule, or does not appear to be regular on its face (each, a "Document
Defect"), or discovers (without implying any duty of such Person to make any inquiry) or receives notice of a breach of any representation or warranty relating to any Trust Mortgage Loan set forth in Schedule I of any Mortgage Loan
Purchase Agreement (a "Breach"), the party discovering such Document Defect or
Breach shall give written notice (which notice, in respect of any obligation of the Custodian to provide notice of a Document Defect, shall be deemed given by the delivery of the certificate as required by Section 2.02(a)) to the applicable Mortgage Loan Seller and the other parties hereto. The Trustee shall then promptly deliver such notice to the Controlling Class Representative and to the Rating Agencies of such Document Defect or Breach. Promptly upon becoming aware of any Document Defect or Breach (including through such written notice provided by any party hereto or the Controlling Class Representative as provided above), if any party hereto determines that such Document Defect or Breach materially and adversely affects the value of the affected Trust Mortgage Loan or the interests of the Certificateholders therein, such party shall notify the applicable Master Servicer and, if the subject Trust Mortgage Loan is a
Specially Serviced Mortgage Loan, the Special Servicer, of such determination and promptly after receipt of such notice, the applicable Master Servicer or the
Special Servicer, as applicable, shall request in writing that the applicable
Mortgage Loan Seller, not later than 90 days from receipt of such written request (or, in the case of a Document Defect or Breach relating to a Trust
Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC
Provisions, not later than 90 days after any party to this Agreement discovers such Document Defect or Breach) (i) cure such Document Defect or Breach, as the case may be, in accordance with Section 3(c) of the related Mortgage Loan
Purchase Agreement, (ii) repurchase the affected Trust Mortgage Loan (which for purposes of this clause (ii) shall include a Trust REO Loan) in accordance with
Section 3(c) of the related Mortgage Loan Purchase Agreement, or (iii) within two years of the Closing Date, substitute a Qualified Substitute Mortgage Loan for such affected Trust Mortgage Loan (which for purposes of this clause (iii)
shall include a Trust REO Loan) and pay the applicable Master Servicer for deposit into its Collection Account any Substitution Shortfall Amount in
connection therewith in accordance with Sections 3(c) and 3(d) of the related
Mortgage Loan Purchase Agreement; provided, however, that if such Document
Defect or Breach is capable of being cured but not within such 90 day period, such Document Defect or Breach does not relate to the Trust Mortgage Loan not being treated as a "qualified mortgage" within the meaning of the REMIC
Provisions, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Document Defect or Breach within such 90 day period, the applicable Mortgage Loan Seller shall have an additional
90 days to complete such cure (or, failing such cure, to repurchase or (subject to clause (iii) above) replace the related Trust Mortgage Loan (which for purposes of such repurchase or substitution shall include a Trust REO Loan));
and provided, further, with respect to such additional 90 day period the applicable Mortgage Loan Seller shall have delivered an Officer's Certificate to the Trustee setting forth the reasons such Document Defect or Breach is not capable of

                                     -110-

being cured within the initial 90 day period and what actions the applicable
Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates such Document Defect or
Breach will be cured within the additional 90 day period; and provided, further, that no Document Defect (other than with respect to a Specially Designated
Mortgage Loan Document) shall be considered to materially and adversely affect the interests of the Certificateholders or the value of the related Trust
Mortgage Loan unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Trust Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Trust Mortgage
Loan, establishing the validity or priority of any lien on any collateral securing the Trust Mortgage Loan or for any immediate servicing obligations. In the event of a Document Defect or Breach as to a Trust Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Trust Mortgage
Loans (each a "Crossed Loan" and, collectively, a "Crossed Loan Group"), and such Document Defect or Breach does not constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Loan Group
(without regard to this paragraph) and is not cured as provided for above, then the applicable Document Defect or Breach, as the case may be, shall be deemed to constitute a Document Defect or Breach, as the case may be, as to any other
Crossed Loan in the Crossed Loan Group for purposes of this paragraph and the related Mortgage Loan Seller shall be required to repurchase or substitute for all such Crossed Loans unless (1) the weighted average Debt Service Coverage
Ratio for all the remaining related Crossed Loans for the four calendar quarters immediately preceding such repurchase or substitution is not less than the weighted average Debt Service Coverage Ratio for all such Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding such repurchase or substitution, and (2) the weighted average Loan to-Value Ratio for the remaining related Crossed Loans, determined at the time of repurchase or substitution, based upon an Appraisal obtained by the Special
Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the weighted average Loan-to-Value Ratio for all such Crossed Loans, including the affected Crossed Loan determined at the time of repurchase or substitution, based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller; provided that if such criteria is satisfied and any Crossed Loan (that is not the Crossed Loan directly affected by the subject Document Defect or Breach) is not so repurchased or substituted, then the affected Crossed Loan shall be released from its
cross-collateralization and cross default provision so long as the unaffected
Crossed Loan(s) is held in the Trust Fund; provided, further, that the repurchase or replacement of less than all such Crossed Loans and the release from the cross-collateralization and cross-default provision shall be subject to the delivery by the Mortgage Loan Seller to the Trustee, at the expense of the
Mortgage Loan Seller, of an Opinion of Counsel to the effect that such release would not cause either of REMIC I or REMIC II to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the REMIC
Provisions. In the event that one or more of such other unaffected Crossed Loans satisfy the aforementioned criteria, the related Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Document Defect or Breach exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Loan Group. All documentation relating to the termination of the cross-collateralization provisions of each Crossed Loan being repurchased or replaced is to be prepared at the expense of the applicable Mortgage Loan Seller and, where required, with the consent of the applicable Mortgagor. For a period of two years from the
Closing Date, so long as there remains any Mortgage File as to which there is any uncured Document Defect and so long as the applicable Mortgage Loan Seller shall provide the Officer's Certificate pursuant to Section 3(c) of the related
Mortgage Loan Purchase Agreement, the Custodian shall on a quarterly basis prepare and deliver electronically to the other parties an updated exception report as to the status of such uncured Document

                                     -111-

Defects as provided in Section 2.02(a). If the affected Trust Mortgage Loan is to be repurchased or substituted, the applicable Master Servicer shall designate its Collection Account as the account to which funds in the amount of the
Purchase Price or the Substitution Shortfall Amount, as applicable, are to be wired. Any such repurchase or substitution of a Trust Mortgage Loan shall be on a whole loan, servicing released basis.

          Pursuant to each Mortgage Loan Purchase Agreement, to the extent that the related Mortgage Loan Seller is required to repurchase or substitute for a
Crossed Loan thereunder while the Trustee continues to hold any other Crossed
Loan(s) in the related Crossed Loan Group, the related Mortgage Loan Seller and the Depositor have agreed that neither such party shall enforce any remedies against the other party's Primary Collateral, but each is permitted to exercise remedies against the Primary Collateral securing the Crossed Loan(s) held thereby, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against the Primary Collateral securing the
Crossed Loan(s) held thereby. Notwithstanding the foregoing, each Mortgage Loan
Seller and the Depositor have agreed that if the exercise by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Loan(s) held by such party, then each such party shall forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Crossed Loans can be modified in a manner consistent with the related Mortgage Loan Purchase
Agreement to remove the threat of material impairment as a result of the exercise of remedies.

          (b) In connection with any repurchase or substitution of one or more
Trust Mortgage Loans contemplated by this Section 2.03, upon receipt of a
Request for Release (in the form of Exhibit D-1 attached hereto) of a Servicing
Officer of the applicable Master Servicer certifying as to the receipt of the applicable Purchase Price(s) in its Collection Account (in the case of any such repurchase) or the receipt of the applicable Substitution Shortfall Amount(s) in its Collection Account and upon the delivery of the Mortgage File(s) and the
Servicing File(s) for the related Qualified Substitute Mortgage Loan(s) to the
Custodian and the applicable Master Servicer, respectively (in the case of any such substitution), (i) the Trustee shall execute and deliver such endorsements and assignments as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the applicable
Mortgage Loan Seller the legal and beneficial ownership of each repurchased
Trust Mortgage Loan or deleted Trust Mortgage Loan, as applicable, being released pursuant to this Section 2.03, (ii) the Trustee, the Custodian, the applicable Master Servicer, and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller, all portions of the Mortgage
File and other documents pertaining to each such Mortgage Loan possessed by it and (iii) the applicable Master Servicer and the Special Servicer shall release to the applicable Mortgage Loan Seller any Escrow Payments and Reserve Funds
held by it in respect of such repurchased or deleted Trust Mortgage Loan;
provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the applicable Master Servicer or the Special Servicer of a Request for Release. Thereafter, the Trustee, any Fiscal Agent, the Custodian,
the applicable Master Servicer and the Special Servicer shall have no further responsibility with regard to the related repurchased Trust Mortgage Loan(s) or deleted Trust Mortgage Loan(s), as applicable, and the related Mortgage File(s)
and Servicing File(s). The applicable Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03, and the
Trustee shall execute any powers of attorney that are prepared and delivered to the Trustee by the applicable Master Servicer to permit the applicable Master
Servicer to do so. The applicable Master Servicer shall indemnify the Trustee for any reasonable costs, fees, liabilities

                                     -112-

and expenses incurred by the Trustee in connection with the negligent or willful misuse by the applicable Master Servicer of such powers of attorney. At the time a substitution is made, the applicable Mortgage Loan Purchase Agreement will provide that the applicable Mortgage Loan Seller shall be required to deliver the related Mortgage File to the Custodian and certify that the substitute Trust
Mortgage Loan is a Qualified Substitute Mortgage Loan.

          (c) No substitution of a Qualified Substitute Mortgage Loan or Loans
may be made in any calendar month after the Determination Date for such month.
Periodic Payments due with respect to any Qualified Substitute Mortgage Loan after the related date of substitution shall be part of REMIC I, as applicable.
No substitution of a Qualified Substitute Mortgage Loan for a deleted Trust
Mortgage Loan shall be permitted under this Agreement if after such substitution, the aggregate of the Stated Principal Balances of all Qualified
Substitute Mortgage Loans which have been substituted for deleted Trust Mortgage
Loans exceeds 10% of the aggregate Cut-off Date Balance of all the Trust
Mortgage Loans. Periodic Payments due with respect to any Qualified Substitute
Mortgage Loan on or prior to the related date of substitution shall not be part of the Trust Fund or REMIC I and will (to the extent received by the applicable
Master Servicer) be remitted by the applicable Master Servicer to the applicable
Mortgage Loan Seller promptly following receipt.

          (d) The Mortgage Loan Purchase Agreements and Section 2.03(a) of this
Agreement provide the sole remedies available to the Certificateholders, or the
Trustee on behalf of the Certificateholders, respecting any Document Defect or
Breach with respect to the Trust Mortgage Loans purchased by the Depositor thereunder.

          (e) The Trustee with the cooperation of the Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the
Certificateholders, enforce the obligations of each Mortgage Loan Seller under
Section 3 of the related Mortgage Loan Purchase Agreement.

          Notwithstanding anything contained herein or the related Mortgage Loan
Purchase Agreement, no delay in the discovery of a Defect or Breach or delay on the part of any party to this Agreement in providing notice of such Defect or
Breach shall relieve the related Mortgage Loan Seller of its obligations to repurchase or substitute if it is otherwise required to do so under the related
Mortgage Loan Purchase Agreement.

          If the applicable Mortgage Loan Seller incurs any expense in connection with the curing of a Document Defect or a Breach which also constitutes a default under the related Trust Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund, as successor to the mortgagee, to recover the amount of such expenses from the related Mortgagor;
provided, however, that such Mortgage Loan Seller's rights pursuant to this paragraph shall be junior, subject and subordinate to the rights of the applicable Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent
and the Trust Fund to recover amounts owed by the related Mortgagor under the terms of such Trust Mortgage Loan, including the rights to recover unreimbursed
Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, any Fiscal Agent, the Trust
Fund, the applicable Master Servicer or the Special Servicer allocable to such
Trust Mortgage Loan. The applicable Master Servicer or, with respect to a
Specially Serviced Mortgage Loan, the Special Servicer, at such Mortgage Loan
Seller's expense, shall use commercially reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the
Servicing Standard, but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided,

                                     -113-

however, that such Master Servicer or, with respect to a Specially Serviced
Mortgage Loan, the Special Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair such Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related
Trust Mortgage Loan which would otherwise be payable to such Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent, and the Certificateholders
pursuant to the terms of this Agreement.

          SECTION 2.04 Representations and Warranties of Depositor.

          (a) The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to each Master
Servicer, the Special Servicer, the Certificate Administrator, the Custodian and
any Fiscal Agent, as of the Closing Date, that:

               (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (ii) The execution and delivery of this Agreement by the
     Depositor, and the performance and compliance with the terms of this
     Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

               (iii) The Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Depositor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

               (vi) The transfer of the Trust Mortgage Loans to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

                                     -114-

               (vii) No litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this
     Agreement or that, in the Depositor's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the
     Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

               (viii) Immediately prior to the transfer of the Trust Mortgage
     Loans to the Trust Fund pursuant to Section 2.01(a) of this Agreement (and assuming that the Mortgage Loan Sellers transferred to the Depositor good and marketable title to their respective Mortgage Loans free and clear of all liens, claims, encumbrances and other interests), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each
     Trust Mortgage Loan; and (B) the Depositor has full right and authority to sell, assign and transfer the Trust Mortgage Loans and all servicing rights pertaining thereto.

               (ix) The Depositor is transferring the Trust Mortgage Loans to the Trust Fund free and clear of any liens, pledges, charges and security interests created by or through the Depositor.

          (b) The representations and warranties of the Depositor set forth in
Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties.

          SECTION 2.05 Acceptance of REMIC I and Grantor Trusts by Trustee.

          The Trustee acknowledges the assignment to it of the Trust Mortgage
Loans and/or REMIC I and the Additional Interest and the other property comprising Grantor Trust Z and the Excess Servicing Strip and the other property comprising Grantor Trust E and declares that it holds and will hold the same in trust for the exclusive use and benefit of: in the case of REMIC I, all present and future Holders of the Class R-I Certificates and REMIC II as the holder of the REMIC I Regular Interests; and in the case of Grantor Trust E, all present and future holders of the Excess Servicing Strip; and in the case of the Grantor
Trust Z, all present and future holders of the Class Z Certificates.

          SECTION 2.06 Execution, Authentication and Delivery of Class R-I
                       Certificates; Issuance of REMIC I Regular Interests.

          In exchange for the assets included in REMIC I, REMIC I Regular
Interests have been issued pursuant to the written request of the Depositor executed by an officer of the Depositor, the Certificate Registrar has executed, and the Authenticating Agent has authenticated and delivered to or upon the order of the Depositor, the Class R-I Certificates in authorized denominations.

          SECTION 2.07 Conveyance of REMIC I Regular Interests; Acceptance
                       of REMIC II by Trustee.

          The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular
Interests to the Trustee for the benefit of the respective Holders of the REMIC
II Certificates. The Trustee acknowledges the assignment to it of the REMIC I
Regular

                                     -115-

Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC II
Certificates.

          SECTION 2.08 Execution, Authentication and Delivery of REMIC II
                       Certificates.

          Concurrently with the assignment to the Trustee of the REMIC I Regular
Interests and in exchange therefor, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular
Interest have been issued, and pursuant to the written request of the Depositor, executed by an officer of the Depositor, the Certificate Registrar has executed, and the Authenticating Agent has authenticated and delivered to or upon the order of the Depositor, the REMIC II Certificates in authorized denominations, evidencing, together with the Class A-2FL REMIC II Regular Interest, the Class
A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest,
the entire beneficial ownership of REMIC II. The rights of the holders of the respective Classes of REMIC II Certificates, the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II
Regular Interest to receive distributions from the proceeds of REMIC II in respect of their REMIC II Certificates, the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II
Regular Interest, and all ownership interests evidenced or constituted by the respective Classes of REMIC II Certificates, the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II
Regular Interest, in such distributions, shall be as set forth in this
Agreement.

          SECTION 2.09 Execution, Authentication and Delivery of Class Z
                       Certificates.

          Concurrently with the assignment to it of the Additional Interest and the other assets of Grantor Trust Z and in exchange therefor, the Certificate
Registrar, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, and the Authenticating Agent has authenticated, and delivered to or upon the order of the Depositor, the Class Z
Certificates.

          SECTION 2.10 MLMT 2007-C1 Grantor Trust FL

          (a) On the Closing Date, there is hereby established a separate trust
("MLMT 2007-C1 Grantor Trust FL"), into which the Depositor shall deposit the
Swap Agreements, the Class A-2FL REMIC II Regular Interest, the Class A-3FL
REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest. MLMT
2007-C1 Grantor Trust FL shall be maintained by the Grantor Trust Trustee, who shall, at all times, be the entity acting as Trustee, and shall be held for the benefit of the Holders of the Class A-2FL Certificates, the Class A-3FL
Certificates and the Class AJ-FL Certificates. No later than the Closing Date, the Grantor Trust Trustee shall establish and maintain the Floating Rate
Account. Funds on deposit in the Floating Rate Account shall be held separate and apart from, and shall not be commingled with, any other funds, including, without limitation, funds held by the Trustee pursuant to this Agreement.

          (b) For federal income tax purposes, each Holder of the Class A-2FL
Certificates, the Class A-3FL Certificates and the Class AJ-FL Certificates will be treated as having acquired its proportionate share of the corresponding REMIC
II Regular Interest and having entered into its proportionate share of the related Swap Agreement. Any amounts paid to a Swap Counterparty with respect to any Distribution Date shall first be deemed paid to the Holders of the corresponding REMIC II Regular Interest to the extent of the amount distributable on the corresponding REMIC II Regular Interest.

                                      -116-

          (c) Any obligation of the Grantor Trust Trustee under the Swap
Agreements shall be deemed to be an obligation of MLMT 2007-C1 Grantor Trust FL.

          (d) The Certificate Administrator hereby agrees to act as the Grantor
Trust Trustee in accordance with the terms of this Agreement.

                                      -117-

                                  ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

          SECTION 3.01 Administration of the Mortgage Loans.

          (a) Each of the Master Servicers and the Special Servicer shall service and administer the Serviced Mortgage Loans that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders (or, in the case of any Serviced Loan
Combination, for the benefit of the Certificateholders and the related Non-Trust
Loan Holder(s)) in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Mortgage Loans and, in the case of a
Serviced Loan Combination, the terms of the related Loan Combination Co-Lender
Agreement (which, in the event of any conflict with this Agreement, shall control), to the extent consistent with the foregoing, in accordance with the
Servicing Standard.

          Without limiting the foregoing, and subject to Section 3.21, (i) the
Master Servicers shall service and administer all Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans, and (ii) the Special Servicer shall service and administer each Specially Serviced Mortgage Loan and REO Property and shall render such services with respect to all Mortgage Loans and REO
Properties as are specifically provided for herein; provided that the Master
Servicers shall continue to receive payments, and prepare, or cause to be prepared, all reports required hereunder, except for the reports specified herein, as prepared by the Special Servicer with respect to the Specially
Serviced Mortgage Loans, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO
Acquisition had occurred, and to render such incidental services with respect to the Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, that neither Master Servicer shall be liable for its failure to comply with such duties insofar as such failure results from a failure by the Special Servicer to provide sufficient information to such Master Servicer to comply with such duties or failure by the Special
Servicer to otherwise comply with its obligations hereunder. All references herein to the respective duties of the Master Servicers and the Special
Servicer, and to the areas in which they may exercise discretion, shall be subject to Section 3.21.

          (b) Subject to Section 3.01(a), Section 6.11 and, if applicable,
Section 6.12, the Master Servicers and the Special Servicer each shall have full power and authority, acting alone (or, pursuant to Section 3.22, through one or more Sub-Servicers), to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable.
Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name, with respect to each of the Serviced
Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee and, pursuant to each Loan Combination Co-Lender
Agreement, by the related Non-Trust Loan Holder(s), to execute and deliver, on behalf of the Certificateholders, the Trustee and each such Non-Trust Loan
Holder, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged
Property and related collateral; (ii) in accordance with the Servicing Standard and subject to Section 3.20, Section 6.11 and, if applicable, Section 6.12, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, or of partial or full release, discharge, or

                                      -118-

assignment, and all other comparable instruments; and (iv) pledge agreements and other defeasance documents in connection with a defeasance contemplated pursuant to Section 3.20(i). Subject to Section 3.10, the Trustee shall, at the written request of the applicable Master Servicer or the Special Servicer, promptly execute any limited powers of attorney and other documents furnished by such
Master Servicer or the Special Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder;
provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by either Master Servicer or the Special Servicer.
Notwithstanding anything contained herein to the contrary, neither the Master
Servicers nor the Special Servicer shall without the Trustee's written consent:
(i) initiate any action, suit or proceeding solely under the Trustee's name (or, in the case of a Non-Trust Loan, solely under the related Non-Trust Loan
Holder's name) without indicating the representative capacity of the applicable
Master Servicer or the Special Servicer, as the case may be; or (ii) take any action with the intent to cause, and that actually does cause, the Trustee to be registered to do business in any state.

          (c) The relationship of each of the Master Servicers, the Special
Servicer, the Certificate Administrator and the Custodian to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture or partner or agent. No Person acting in any one or more of such capacities shall be responsible for the actions of or failure to act by another Person acting in any one or more of such capacities.

          (d) Notwithstanding anything herein to the contrary, in no event shall either Master Servicer, the Trustee or any Fiscal Agent make a Servicing Advance with respect to any Non-Trust Loan to the extent the related Trust Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

          (e) Neither the Master Servicers nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

          (f) The parties hereto acknowledge that each Loan Combination is subject to the terms and conditions of the related Loan Combination Co-Lender
Agreement. The parties hereto further recognize the respective rights and obligations of the related Non-Trust Loan Holder(s) under the related Loan
Combination Co-Lender Agreement, including with respect to (i) the allocation of collections on or in respect of the applicable Loan Combination, and the making of payments, to such Non-Trust Loan Holder(s) in accordance with the related
Loan Combination Co-Lender Agreement, (ii) the allocation of expenses and/or losses relating to the subject Loan Combination to such Non-Trust Loan Holder(s)
in accordance with the related Loan Combination Co-Lender Agreement, and (iii)
the right of a B-Note Loan Holder or its designee to purchase the related Trust
Mortgage Loan in accordance with the related Loan Combination Co-Lender
Agreement.

          (g) With respect to any Serviced Loan Combination, in the event that either the related Trust Mortgage Loan or the related Loan Combination REO
Property (or any interest therein) is no longer an asset of the Trust Fund and, except as contemplated in the second paragraph of this Section 3.01(g), in accordance with the related Loan Combination Co-Lender Agreement, the servicing and administration of such Serviced Loan Combination and any related Loan
Combination REO Property are to be governed by a separate servicing agreement and not by this Agreement, then (either (i) with the consent or at the request of the holders of each Mortgage Loan comprising such Serviced Loan Combination or (ii) if expressly provided for in or pursuant to the related Loan Combination
Co-Lender

                                      -119-

Agreement) the applicable Master Servicer and, if such Serviced Loan Combination is then being specially serviced hereunder or the related Loan Combination
Mortgaged Property has become a Loan Combination REO Property, the Special
Servicer, shall continue to act in such capacities under such separate servicing agreement; provided that such separate servicing agreement shall be reasonably acceptable to the applicable Master Servicer and/or the Special Servicer, as the
case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that such Serviced Loan Combination and the related Loan Combination Mortgaged
Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder.

          Further, with respect to any Serviced Loan Combination, if at any time neither the related Trust Mortgage Loan nor any related Loan Combination REO
Property (or any interest therein) is an asset of the Trust Fund, and if a separate servicing agreement with respect to such Serviced Loan Combination or any related Loan Combination REO Property, as applicable, has not been entered into as contemplated by the related Loan Combination Co-Lender Agreement and the prior paragraph (for whatever reason, including the failure to obtain any rating agency confirmation required in connection therewith pursuant to the related
Loan Combination Co-Lender Agreement), and notwithstanding that neither the related Trust Mortgage Loan nor any related Loan Combination REO Property (or any interest therein) is an asset of the Trust Fund, then, unless directed otherwise by the then current holders of the Mortgage Notes comprising such
Serviced Loan Combination, the applicable Master Servicer and, if applicable, the Special Servicer shall continue to service and administer such Serviced Loan
Combination and/or any related Loan Combination REO Property, for the benefit of the respective holders of such Serviced Loan Combination, under this Agreement as if such Serviced Loan Combination or any related Loan Combination REO
Property were the sole assets subject hereto but shall not be required to make any Advances with respect thereto.

          (h) Nothing contained in this Agreement shall limit the ability of either Master Servicer to lend money to or accept deposits from or otherwise generally engage in any kind of business or dealings with any Mortgagor as though such Master Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided, however, that no such loan made by such Master Servicer may be secured, in whole or in part by any Mortgaged
Property securing a Mortgage Loan or by ownership interests in a Mortgagor, and provided, further, that the foregoing provision shall not act to modify, qualify or limit a Master Servicer's obligation to act in accordance with the Servicing
Standard.

          (i) In clarification of, and neither in addition to nor in deletion of the duties and obligations of the Master Servicers or the Special Servicer pursuant to this Agreement, no provision herein contained shall be construed as an express or implied guarantee by either Master Servicer or the Special
Servicer of the collectibility or recoverability of payments on the Mortgage
Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or the Special Servicer
(including with respect to Master Servicing Fees or the right to be reimbursed for Advances). Any provision in this Agreement for any Advance by a Master
Servicer, the Special Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and, if applicable, the
Non-Trust Loan Holders, and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans.
No provision hereof shall be construed to impose liability on either Master
Servicer or the Special Servicer for the reason that any recovery to the
Certificateholders (or, in the case of any Loan Combination, to the
Certificateholders and the related Non-Trust Loan Holder(s)) in respect of a
Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in

                                      -120-

accordance with the Servicing Standard by such Master Servicer or the Special
Servicer hereunder at any time is less than the amount reflected in such determination.

          SECTION 3.02 Collection of Mortgage Loan Payments.

          (a) Each of the Master Servicers or the Special Servicer shall undertake reasonable efforts consistent with the Servicing Standard to collect all payments required under the terms and provisions of the Serviced Mortgage
Loans it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures in accordance with the Servicing Standard; provided that with respect to the Serviced Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is otherwise in compliance with each provision of the related Mortgage Loan documents, the Master Servicers and the Special Servicer
(including the Special Servicer in its capacity as a Certificateholder), shall not take any enforcement action with respect to the failure of the related
Mortgagor to make any payment of Additional Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the maturity date of the related Mortgage Loan; provided, further, that either Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. Either
Master Servicer may, in its discretion, with respect to Serviced Mortgage Loans that have Anticipated Repayment Dates, waive any or all of the Additional
Interest accrued on any such Serviced Mortgage Loan if the Mortgagor is ready and willing to pay all other amounts due under such Serviced Mortgage Loan in full, including the Stated Principal Balance, provided that it acts in accordance with the Servicing Standard and it has received the consent of the
Special Servicer and the Controlling Class Representative (which consent will be deemed granted if not denied in writing within 10 Business Days after the
Special Servicer's receipt of the applicable Master Servicer's request for such consent), and neither of the Master Servicers nor the Special Servicer will have any liability to the Trust Fund, the Certificateholders or any other person for any determination that is made in accordance with the Servicing Standard. The applicable Master Servicer, with regard to a Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, may waive any Default Charges in connection with any payment on such Mortgage Loan two (2) times during any period of 12 consecutive months and no more than four (4) times following the Closing Date, except that such limitations shall not apply with respect to the portion of any
Default Charges that would otherwise be payable to such Master Servicer pursuant to Section 3.26. A waiver of Default Charges that is prohibited under the prior sentence shall nonetheless be permitted with the consent of the Controlling
Class Representative, which consent shall be deemed granted if not denied in writing (which may be sent via facsimile transmission or electronic mail) within five Business Days of such request.

          (b) All amounts collected in respect of any Serviced Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds (insofar as such
Liquidation Proceeds are of the nature described in clauses (i) through (iii) of the definition thereof) or Insurance Proceeds shall be applied to either amounts due and owing under the related Mortgage Note, loan agreement (if any) and
Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage
Note, loan agreement (if any) and Mortgage (and, with respect to any Serviced
Loan Combination, the related Loan Combination Co-Lender Agreement and the documents evidencing and securing the related Non-Trust Loan(s)) except as otherwise provided herein or, if required pursuant to the express provisions of the related Mortgage or as determined by the applicable Master Servicer or the
Special Servicer in accordance with the Servicing Standard, to the repair or restoration of the related Mortgaged Property, and, in the absence of such express provisions,

                                      -121-

shall be applied (after reimbursement or payment, first, to the Trustee and any
Fiscal Agent, and second, to the applicable Master Servicer or the Special
Servicer, as the case may be, for any unpaid Master Servicing Fee, Special
Servicing Fee, Principal Recovery Fee, liquidation expenses and related
Additional Trust Fund Expenses) for purposes of this Agreement: first, in connection with Liquidation Proceeds or Insurance Proceeds as a recovery of
Nonrecoverable Advances (and interest thereon) and Workout Delayed Reimbursement
Amounts with respect to such Mortgage Loan that were paid from principal collections on the Serviced Mortgage Pool (including Unliquidated Advances) and resulted in principal distributed to the Certificateholders being reduced;
second, as a recovery of any other related and unreimbursed Advances plus unpaid interest accrued thereon; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate (net of the Master Servicing Fee Rate) on such
Serviced Mortgage Loan, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional
Interest; fourth, as a recovery of principal of such Serviced Mortgage Loan then due and owing, including, without limitation, by reason of acceleration of such
Mortgage Loan following a default thereunder, to the extent such amounts have not been previously advanced; fifth, as a recovery of Default Charges due and owing on such Mortgage Loan; sixth, as a recovery of any remaining principal of such Serviced Mortgage Loan to the extent of its entire remaining unpaid principal balance; seventh, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts then due and owing under such Serviced Mortgage Loan (other than Additional Interest), including, without limitation, Prepayment Premiums and Yield Maintenance
Charges; and eighth, with respect to any ARD Loan after its Anticipated
Repayment Date, as a recovery of any unpaid Additional Interest. All amounts collected on any Trust Mortgage Loan in the form of Liquidation Proceeds of the nature described in clauses (iv) through (ix) of the definition thereof shall be deemed to be applied (after reimbursement or payment first to any Fiscal Agent, second to the Trustee and third to the applicable Master Servicer or the Special
Servicer, as the case may be, for any unpaid Master Servicing Fee, Special
Servicing Fee, Principal Recovery Fee, liquidation expenses and related
Additional Trust Fund Expenses): first, as a recovery of any related and unreimbursed Advances plus unpaid interest accrued thereon; second, as a recovery of Nonrecoverable Advances (and interest thereon) and Workout-Delayed
Reimbursement Amounts with respect to such Mortgage Loan that were paid from principal collections on the Mortgage Pool (including Unliquidated Advances) and resulted in principal to the Certificateholders being reduced; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate (net of the
Master Servicing Fee Rate) on such Serviced Mortgage Loan to but not including the Due Date in the Collection Period of receipt, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal of such
Serviced Mortgage Loan up to its entire unpaid principal balance, to the extent such amounts have not been previously advanced; and fifth, with respect to any
ARD Loan after its Anticipated Repayment Date, as a recovery of any unpaid
Additional Interest. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof. The provisions of this paragraph with respect to the application of amounts collected on any Serviced
Mortgage Loan shall not alter in any way the right of either Master Servicer, the Special Servicer or any other Person to receive payments from the Collection
Accounts as set forth in Section 3.05(a) from amounts so applied.

          (c) To the extent consistent with the terms of the related Mortgage
Loan and applicable law, the applicable Master Servicer shall apply all
Insurance Proceeds and condemnation proceeds it receives on a day other than the
Due Date to amounts due and owing under the related Mortgage Loan as if such
Insurance Proceeds and condemnation proceeds were received on the Due Date immediately succeeding the month in which such Insurance Proceeds and condemnation proceeds were received.

                                      -122-

          (d) In the event that a Master Servicer or the Special Servicer receives Additional Interest in any Collection Period, or receives notice from the related Mortgagor that it will be receiving Additional Interest in any
Collection Period, such Master Servicer or the Special Servicer, as applicable, shall, to the extent not included in the related CMSA Loan Periodic Update File, promptly notify the Certificate Administrator. Subject to the provisions of
Section 3.02(a) hereof, none of the Master Servicers, the Trustee, the
Certificate Administrator, any Fiscal Agent or the Special Servicer shall be responsible for any such Additional Interest not collected after notice from the related Mortgagor.

          (e) With respect to any Mortgage Loan in connection with which the
Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage
Loan documents, the applicable Master Servicer shall (with the consent of the
Special Servicer, which consent shall be deemed given if not denied within 10
Business Days (or, if the Controlling Class Representative is entitled to object pursuant to Section 6.11, 15 Business Days (which 15 Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) of the Special Servicer's receipt of the applicable
Master Servicer's request for such consent and all reasonably requested information)), to the extent the Mortgage Loan documents provide for any discretion, with respect to non-Specially Serviced Mortgage Loans, or the
Special Servicer, with respect to Specially Serviced Mortgage Loans shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or the
Servicing Standard.

          (f) Promptly following the Closing Date, the Trustee shall send a copy of this Pooling and Servicing Agreement fully executed by the parties hereto and written notice to the CGCMT Series 2007-C6 Master Servicer, the CGCMT 2007-C6
Special Servicer and the CGCMT 2007-C6 Trustee, stating that, as of the Closing
Date, the Trustee is the holder of the 600 West Chicago Trust Mortgage Loan and directing the CGCMT Series 2007-C6 Master Servicer to remit to Master Servicer
No. 1 all amounts payable to, and to forward, deliver or otherwise make available to, Master Servicer No. 1 all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the 600 West Chicago Trust Mortgage
Loan under the 600 West Chicago Co-Lender and Servicing Agreement and the CGCMT
Series 2007-C6 Pooling and Servicing Agreement. Master Servicer No. 1 shall, within one Business Day of receipt thereof, deposit into the Collection Account all amounts received by it from the CGCMT Series 2007-C6 Master Servicer or any other party under the CGCMT Series 2007-C6 Pooling and Servicing Agreement with respect to the 600 West Chicago Trust Mortgage Loan, or the 600 West Chicago
Mortgaged Property or any 600 West Chicago REO Property. In the event Master
Servicer No. 1 fails to so receive any amounts due to the Trust Fund as holder of the 600 West Chicago Trust Mortgage Loan under the 600 West Chicago Co-Lender and Servicing Agreement and the CGCMT Series 2007-C6 Pooling and Servicing
Agreement by the Determination Date occurring in such calendar month, Master
Servicer No. 1 shall notify the CGCMT Series 2007-C6 Master Servicer, the CGCMT
Series 2007-C6 Trustee, the Trustee and any Fiscal Agent that such amounts due with respect to the 600 West Chicago Trust Mortgage Loan have not been received
(specifying the amount of such deficiency).

                                      -123-

          SECTION 3.03 Collection of Taxes, Assessments and Similar Items;
                       Servicing Advances; Servicing Accounts; Reserve Accounts.

          (a) Each Master Servicer shall, as to all Serviced Mortgage Loans establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such accounts in accordance with the terms of the Mortgage Loan documents;
provided that, in the case of a Serviced Loan Combination, if the related
Servicing Account includes funds with respect to any other Serviced Mortgage
Loan, then the applicable Master Servicer shall maintain a separate sub-account of such Servicing Account that relates solely to such Serviced Loan Combination.
Each Servicing Account with respect to a Serviced Mortgage Loan shall be an
Eligible Account unless not permitted by the terms of the applicable Mortgage
Loan documents. Withdrawals of amounts so collected from a Servicing Account may be made (to the extent of amounts on deposit therein in respect of the related
Serviced Mortgage Loan or, in the case of clauses (iv) and (v) below, to the extent of interest or other income earned on such amounts) only for the following purposes: (i) consistent with the related Mortgage Loan documents, to effect the payment of real estate taxes, assessments, insurance premiums
(including premiums on any environmental insurance policy), ground rents (if applicable) and comparable items in respect of the respective Mortgaged
Properties; (ii) insofar as the particular Escrow Payment represents a late payment that was intended to cover an item described in the immediately preceding clause (i) for which a Servicing Advance was made, to reimburse the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent, as the case may be, for any such Servicing Advance (provided that any interest thereon may only be withdrawn from its Collection Account), (iii) to refund to Mortgagors any sums as may be determined to be overages; (iv) to pay interest, if required by law or the related Mortgage Loan documents and as described below, to Mortgagors on balances in the respective Servicing Accounts;
(v) to pay the applicable Master Servicer interest and investment income on balances in the Servicing Accounts as described in Section 3.06(b), if and to the extent not required by law or the terms of the related Mortgage Loan documents to be paid to the Mortgagor; (vi) during an event of default under the related Serviced Mortgage Loan, for any other purpose permitted by the related
Mortgage Loan documents, applicable law and the Servicing Standard; (vii) to withdraw amounts deposited in error; (viii) to clear and terminate the Servicing
Accounts at the termination of this Agreement in accordance with Section 9.01;
or (ix) only as, when and to the extent permitted under the Mortgage Loan documents, to effect payment of accrued and unpaid late charges, default interest and other reasonable fees. To the extent permitted by law or the applicable Mortgage Loan documents, funds in the Servicing Accounts may be invested only in Permitted Investments in accordance with the provisions of
Section 3.06 and in accordance with the terms of the related Mortgage Loan documents. Each Master Servicer shall pay or cause to be paid to the applicable
Mortgagors interest, if any, earned on the investment of funds in the related
Servicing Accounts maintained thereby, if required by law or the terms of the related Serviced Mortgage Loan. If either Master Servicer shall deposit in a
Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. The Servicing Accounts shall not be considered part of the segregated pool of assets constituting REMIC I, REMIC II, MLMT
2007-C1 Grantor Trust FL or Grantor Trust E. If for any reason any Escrow
Payments or Reserve Funds are received by the Special Servicer, then promptly after such receipt, and in any event within two Business Days of such receipt, the Special Servicer shall remit such Escrow Payments to the applicable Master
Servicer for deposit in the applicable Servicing Account(s).

          (b) Each Master Servicer, with respect to Serviced Mortgage Loans serviced thereby (including any such Mortgage Loans that become Specially
Serviced Mortgage Loans) or the Special

                                      -124-

Servicer with respect to Serviced REO Loans, shall (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, if the subject Mortgage Loan required the related
Mortgagor to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related
Mortgaged Property for nonpayment of such items. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments (at the direction of the Special Servicer for Specially
Serviced Mortgage Loans and Serviced REO Loans) as allowed under the terms of the related Serviced Mortgage Loan or, if such Serviced Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall, as to all Serviced Mortgage Loans, use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due, and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

          (c) Each Master Servicer shall, as to all Serviced Mortgage Loans, make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of the costs and expenses described in the definition of "Servicing
Advances", provided that neither Master Servicer shall make any Servicing
Advance prior to the penalty date or cancellation date, as applicable, if the applicable Master Servicer reasonably anticipates in accordance with the
Servicing Standard that the Mortgagor will pay such amount on or before the penalty date or cancellation date, and provided, further, that neither Master
Servicer shall be obligated to make any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. All such Servicing Advances shall be reimbursable in the first instance from related collections from the
Mortgagors, and in the case of REO Properties, from the operating revenues related thereto, and further as provided in Section 3.05(a) and/or Section
3.05(e). No costs incurred by either Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of such Mortgaged Properties shall, for purposes of this Agreement, including, without limitation, the Certificate Administrator's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated Principal
Balances of the related Serviced Mortgage Loans, notwithstanding that the terms of such Serviced Mortgage Loans so permit. The foregoing shall in no way limit the applicable Master Servicer's ability to charge and collect from the
Mortgagor such costs together with interest thereon.

          The Special Servicer shall give the applicable Master Servicer, the
Trustee and any Fiscal Agent not less than five Business Days' notice (or, in an emergency situation, not less than two Business Days' notice) with respect to
Servicing Advances to be made on any Specially Serviced Mortgage Loan or
Administered REO Property, before the date on which the applicable Master
Servicer is required to make any Servicing Advance with respect to a given
Serviced Mortgage Loan or Administered REO Property; provided, however, that the
Special Servicer (who shall be under no obligation to make a Servicing Advance)
may make any Servicing Advance on a Specially Serviced Mortgage Loan or
Administered REO Property only as may be required on an urgent or emergency basis. In addition, the Special Servicer shall provide the applicable Master
Servicer, the Trustee and any Fiscal Agent with such information in its possession as the applicable Master Servicer, the Trustee or any Fiscal Agent, as

                                      -125-

applicable, may reasonably request to enable the applicable Master Servicer, the
Trustee or any Fiscal Agent, as applicable, to determine whether a requested
Servicing Advance would constitute a Nonrecoverable Servicing Advance. The
Special Servicer shall not be entitled to deliver such a notice (other than for emergency Servicing Advances) more frequently than once per calendar month
(although such notice may relate to more than one Servicing Advance). The Master
Servicer to whom the Special Servicer has given notice (as contemplated above)
regarding a Servicing Advance that is to be made will have the obligation to make any such Servicing Advance (other than a Nonrecoverable Servicing Advance)
that it is so requested by the Special Servicer to make, within five Business
Days after such Master Servicer's receipt of such request. If the request is timely and properly made, the Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the applicable Master Servicer to make with respect to any Specially Serviced
Mortgage Loan or Administered REO Property (regardless of whether or not such
Master Servicer shall make such Servicing Advance). The applicable Master
Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such
Master Servicer is entitled with respect to any other Servicing Advances made thereby. Any request by the Special Servicer that a Master Servicer make a
Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance,
and the applicable Master Servicer shall be entitled to (but shall have no obligation to) conclusively rely on such determination. On the fourth Business
Day before each Distribution Date, the Special Servicer shall report to the applicable Master Servicer the Special Servicer's determination that any
Servicing Advance previously made with respect to a Specially Serviced Mortgage
Loan or Serviced REO Loan is a Nonrecoverable Servicing Advance. The applicable
Master Servicer shall act in accordance with such determination and shall be entitled to rely conclusively on such determination; provided that, no party hereto may reverse any determination made by another party hereto that a
Servicing Advance is a Nonrecoverable Advance.

          No later than 1:00 p.m., New York City time, on the first
Determination Date that follows the date on which it makes any Servicing
Advance, the Special Servicer shall provide the applicable Master Servicer an
Officer's Certificate (via facsimile) setting forth the details of the Servicing
Advance, upon which such Master Servicer may conclusively rely in reimbursing the Special Servicer. The applicable Master Servicer shall be obligated, out of its own funds, to reimburse the Special Servicer for any unreimbursed Servicing
Advances (other than Nonrecoverable Servicing Advances) made by the Special
Servicer together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Any such reimbursement, together with any accompanying payment of interest, shall be made by the applicable Master Servicer, by wire transfer of immediately available funds to an account designated by the Special Servicer, no later than the first P&I
Advance Date that is at least three (3) Business Days after the date on which such Master Servicer receives the corresponding Officer's Certificate contemplated by the prior sentence; provided that any such Officer's Certificate received after 1:00 p.m., New York City time, on any particular date shall, for purposes of any such reimbursement, be deemed received on the next succeeding
Business Day. Upon its reimbursement to the Special Servicer of any Servicing
Advance and payment to the Special Servicer of interest thereon, the applicable
Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to reimbursement for such Servicing Advance, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such
Master Servicer would otherwise have been entitled if it had actually made such
Servicing Advance at the time the Special Servicer did.

                                      -126-

          Notwithstanding the foregoing provisions of this Section 3.03(c), a
Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if such
Master Servicer determines that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is
a Nonrecoverable Servicing Advance. The subject Master Servicer shall notify the
Special Servicer in writing of such determination and, if applicable, such
Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a) or 3.05(e).

          If a Master Servicer is required under any provision of this Agreement
(including, but not limited to, this Section 3.03(c)) to make a Servicing
Advance, but does not do so within 15 days after such Advance is required to be made, the Trustee shall, if a Responsible Officer of the Trustee has actual knowledge of such failure on the part of such Master Servicer, give written notice of such failure to such Master Servicer. If such Servicing Advance is not made by the subject Master Servicer within five Business Days after such notice then (subject to a determination that such Servicing Advance would not be a
Nonrecoverable Servicing Advance) the Trustee shall make such Servicing Advance.
If the Trustee does not make such Servicing Advance within such period, any
Fiscal Agent shall make such Servicing Advance within such period. Any failure by a Master Servicer to make a Servicing Advance hereunder shall constitute an
Event of Default by such Master Servicer subject to and as provided in Section
7.01.

          (d) In connection with its recovery of any Servicing Advance from a
Collection Account pursuant to Section 3.05(a) or from a Loan Combination
Custodial Account pursuant to Section 3.05(e) or from a Servicing Account or
Reserve Fund pursuant to Section 3.03(a), as applicable, each of the Master
Servicers, the Special Servicer, the Trustee and any Fiscal Agent shall be entitled to receive, out of amounts then on deposit in the applicable Collection
Account as provided in Section 3.05(a) or in such Loan Combination Custodial
Account as provided in Section 3.05(e), as applicable, any unpaid interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement, such interest to be payable: first, out of Default Charges received on the related Serviced Mortgage
Loans and Administered REO Properties during the Collection Period in which such reimbursement is made, and then, to the extent that such Default Charges are insufficient, but only after or at the same time the related Advance has been or is reimbursed pursuant to this Agreement, from general collections on the Trust
Mortgage Loans then on deposit in the applicable Collection Account or in such
Loan Combination Custodial Account, as applicable; provided that interest on
Servicing Advances with respect to a Serviced Loan Combination or any related
Loan Combination Mortgaged Property shall, to the maximum extent permitted under the related Loan Combination Co-Lender Agreement, be payable out of amounts then on deposit in the related Loan Combination Custodial Account and otherwise payable to the related B-Note Loan Holder and/or payments having then been received from the related B-Note Loan Holder under the related Loan Combination
Co-Lender Agreement for such purpose. Subject to any exercise of the option to defer reimbursement for Advances pursuant to Section 4.03(f), the applicable
Master Servicer shall reimburse itself, the Special Servicer, the Trustee or any
Fiscal Agent, as the case may be, for any outstanding Servicing Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this Section 3.03(d) on any Servicing Advance as to which the corresponding Escrow Payment or other similar payment by the Mortgagor was received by the applicable Master Servicer on or prior to the date the related
Servicing Advance was made.

                                      -127-

          (e) The determination by a Master Servicer or the Special Servicer that it has made a Nonrecoverable Servicing Advance or that any proposed
Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered promptly to the
Trustee, any Fiscal Agent, the Depositor and, in the case of a Loan Combination, the related Non-Trust Loan Holder(s), setting forth the basis for such determination, together with a copy of any Appraisal (the cost of which may be paid out of the applicable Collection Account pursuant to Section 3.05(a) or, in the case of a Serviced Loan Combination, out of the related Loan Combination
Custodial Account pursuant to Section 3.05(e)) of the related Mortgaged Property or REO Property, as the case may be, which Appraisal shall be obtained pursuant to Section 3.09(a) by the applicable Master Servicer, or by or on behalf of the
Special Servicer if the Mortgage Loan is a Defaulted Mortgage Loan (or, if no
such Appraisal has been performed, a copy of an Appraisal of the related
Mortgaged Property or REO Property, performed within the twelve months preceding such determination and the party delivering such appraisal has no actual knowledge of a material adverse change in the condition of the related Mortgaged
Property that would draw into question the applicability of such Appraisal) and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property and any engineers' reports, environmental surveys or similar reports that the applicable
Master Servicer or the Special Servicer may have obtained and that support such determination. The Trustee and any Fiscal Agent shall act in accordance with any determination made by the applicable Master Servicer or the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance and shall be entitled to rely, conclusively, on such determination by such Master Servicer or the Special Servicer; provided, however, that if such Master Servicer has failed to make a Servicing Advance for reasons other than a determination by such Master Servicer or the Special Servicer that such Servicing Advance would be a Nonrecoverable Advance, the Trustee or any Fiscal Agent shall make such
Servicing Advance within the time periods required by Section 3.03(c) unless the
Trustee or any Fiscal Agent in good faith makes a determination that such
Servicing Advance would be a Nonrecoverable Advance. The applicable Person shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such
Unliquidated Advance were a Servicing Advance.

          (f) Each Master Servicer shall, as to all Serviced Mortgage Loans, establish and maintain, as applicable, one or more accounts (the "Reserve
Accounts"), into which all Reserve Funds, if any, shall be deposited and retained; provided that, in the case of a Serviced Loan Combination, if the related Reserve Account includes funds with respect to any other Serviced
Mortgage Loan, then the applicable Master Servicer shall maintain a separate sub-account of such Reserve Account that relates solely to such Serviced Loan
Combination. Withdrawals of amounts so deposited may be made (i) to pay for, or to reimburse the related Mortgagor in connection with, the related environmental remediation, repairs and/or capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property if the repairs and/or capital improvements have been completed, and such withdrawals are made in accordance with the Servicing Standard and the terms of the related
Mortgage Note, Mortgage and any agreement with the related Mortgagor governing such Reserve Funds and any other items for which such Reserve Funds were intended pursuant to the loan documents, (ii) to pay the applicable Master
Servicer interest and investment income earned on amounts in the Reserve
Accounts if permitted under the related Mortgage Loan documents, (iii) during an event of default under the related Serviced Mortgage Loan, for any other purpose permitted by the related Mortgage Loan documents, applicable law and the
Servicing Standard and (iv) to withdraw funds deposited in error. To the extent permitted in the applicable Mortgage Loan documents, funds in the Reserve
Accounts to the extent invested may be only invested in Permitted Investments in accordance with the provisions of Section 3.06. All Reserve Accounts shall be
Eligible Accounts. The Reserve

                                      -128-

Accounts shall not be considered part of the segregated pool of assets comprising REMIC I, REMIC II, MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z and
Grantor Trust E. Consistent with the Servicing Standard, either Master Servicer may waive or extend the date set forth in any agreement governing such Reserve
Funds by which the required repairs and/or capital improvements at the related
Mortgaged Property must be completed.

          (g) Notwithstanding anything to the contrary in this Agreement, but subject to the limitations on reimbursements in Section 4.03, a Master Servicer may (and, at the direction of the Special Servicer if a Specially Serviced
Mortgage Loan or an Administered REO Property is involved, shall) pay directly out of its Collection Account or, with respect to a servicing expense relating to a Non-Trust Loan or related to a Loan Combination Mortgaged Property, out of the related Loan Combination Custodial Account any servicing expense that, if paid by a Master Servicer or the Special Servicer, would constitute a
Nonrecoverable Servicing Advance for the subject Serviced Mortgage Loan or
Administered REO Property; provided that the applicable Master Servicer (or the
Special Servicer, if a Specially Serviced Mortgage Loan or an Administered REO
Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole) (or, with respect to a Serviced Loan Combination, if paid out of the related Loan Combination Custodial Account, in the best interests of the Certificateholders and the related Non-Trust Loan Holder(s), as a collective whole), as evidenced by an Officer's Certificate delivered promptly to the
Depositor, the Trustee and the Controlling Class Representative, setting forth the basis for such determination and accompanied by any information that such
Person may have obtained that supports such determination. The applicable Master
Servicer and the Special Servicer shall deliver a copy of any such Officer's
Certificate (and accompanying information) promptly to the other such Person.

          (h) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Serviced Mortgage Loan (each of which Serviced Mortgage Loans is listed on Schedule VI hereto), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Serviced Mortgage
Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(h), the applicable Master Servicer shall determine whether the Mortgagor has failed to perform its obligations under the respective Serviced Mortgage Loan and report any such failure (other than any failure deemed immaterial) to the
Special Servicer within a reasonable time after the date as of which such operations and maintenance plan is required to be established or executed or the date as of which such actions or remediations are required to be or to have been taken or completed.

                                      -129-

          SECTION 3.04 Collection Accounts, Interest Reserve Account, Additional
                       Interest Account, Distribution Account, Gain-on-Sale
                       Reserve Account, Loan Combination Custodial Accounts and
                       Floating Rate Account.

          (a) Each Master Servicer shall establish and maintain one or more accounts (as to each Master Servicer, a "Collection Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each Collection
Account shall be an Eligible Account. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within one Business Day of receipt of available funds (in the case of payments by Mortgagors or other collections on the Trust Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by such Master Servicer or on its behalf subsequent to the Cut-off Date (other than in respect of principal and interest on the Trust Mortgage Loans due and payable on or before the
Cut-off Date, which payments shall be delivered promptly to the applicable
Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse), other than amounts received from
Mortgagors which are to be used to purchase Defeasance Collateral, or payments
(other than Principal Prepayments) received by it on or prior to the Cut-off
Date but allocable to a period subsequent thereto:

               (i) all payments on account of principal of the Trust Mortgage
     Loans including Principal Prepayments;

               (ii) all payments on account of interest on the Trust Mortgage
     Loans including Additional Interest and Penalty Interest;

               (iii) all Prepayment Premiums, Yield Maintenance Charges and late payment charges received in respect of the Trust Mortgage Loans;

               (iv) all Insurance Proceeds and Liquidation Proceeds (other than
     Gain-on-Sale Proceeds) received in respect of any Trust Mortgage Loan, and together with any amounts representing recoveries of Workout-Delayed
     Reimbursement Amounts and/or Nonrecoverable Advances in respect of the related Trust Mortgage Loans, in each case to the extent not otherwise required to be applied to the restoration of the Mortgaged Property or released to the related Mortgagor;

               (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to
     Permitted Investments of funds held in the Collection Account;

               (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy;

               (vii) any amounts required to be transferred from an REO Account pursuant to Section 3.16(c);

               (viii) any amount in respect of Purchase Prices and Substitution
     Shortfall Amounts pursuant to Section 2.03(b);

                                      -130-

               (ix) any amount required to be deposited by such Master Servicer pursuant to Section 3.19(a) in connection with Prepayment Interest
     Shortfalls and Casualty/Condemnation Interest Shortfalls;

               (x) any amount paid by or on behalf of a Mortgagor to cover items for which a Servicing Advance has been previously made, and payments collected in respect of Unliquidated Advances;

               (xi) any amounts representing a reimbursement, payment and/or contribution due and owing to the Trust from a Non-Trust Loan Holder in accordance with the related Loan Combination Co-Lender Agreement;

               (xii) any amounts required to be transferred from any Loan
     Combination Custodial Account pursuant to Section 3.05(e); and

               (xiii) all remittances to the Trust under the CGCMT Series
     2007-C6 Pooling and Servicing Agreement and/or the 600 West Chicago
     Co-Lender and Servicing Agreement with respect to the 600 West Chicago
     Trust Mortgage Loan or any 600 West Chicago REO Property.

provided that, in the case of a Trust Mortgage Loan that is part of a Serviced
Loan Combination, any amounts required to be deposited in the related Loan
Combination Custodial Account, pursuant to Section 3.04(h), shall first be so deposited therein and shall thereafter be transferred to the applicable
Collection Account only to the extent provided in Section 3.05(e).

          Notwithstanding the foregoing requirements, neither Master Servicer shall be obligated to deposit into the related Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such
Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

          The foregoing requirements for deposit in the Collection Accounts shall be exclusive. Notwithstanding the foregoing, actual payments from
Mortgagors in the nature of Escrow Payments, amounts to be deposited in Reserve
Accounts, and amounts that the applicable Master Servicer and the Special
Servicer are entitled to retain as additional servicing compensation pursuant to
Sections 3.11(b) and (d), need not be deposited by such Master Servicer in its
Collection Account. If either Master Servicer shall deposit in its Collection
Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding. Each Master Servicer shall promptly deliver to the
Special Servicer as additional special servicing compensation in accordance with
Section 3.11(d), assumption fees, late payment charges (to the extent not applied to pay interest on Advances or Additional Trust Fund Expenses as provided in Sections 3.03(d), 3.12 and 4.03(d) or otherwise applied pursuant to
Section 3.26) and other transaction fees or other expenses received by such
Master Servicer to which the Special Servicer is entitled pursuant to Section
3.11 upon receipt of a certificate of a Servicing Officer of the Special
Servicer describing the item and amount (upon which such Master Servicer, absent bad faith, may conclusively rely). The Collection Accounts shall be maintained as segregated accounts, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Master
Servicers.

                                      -131-

          Upon receipt of any of the amounts described in clauses (i) through
(iv), (x) and (xi) of the second preceding paragraph with respect to any
Serviced Trust Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the applicable Master Servicer for deposit into its
Collection Account in accordance with the second preceding paragraph or any related Loan Combination Custodial Account pursuant to Section 3.04(h), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement.
Any such amounts received by the Special Servicer with respect to an
Administered REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account or any applicable Loan Combination Custodial
Account, as the case may be, pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special
Servicer shall endorse such check to the order of the applicable Master Servicer and shall deliver promptly, but in no event later than two Business Days after receipt, any such check to the applicable Master Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

          (b) The Certificate Administrator shall establish and maintain one or more trust accounts (collectively, the "Distribution Account") at its Corporate
Trust Office to be held in trust for the benefit of the Certificateholders. The
Distribution Account shall be an Eligible Account. Each Master Servicer shall deliver to the Certificate Administrator each month on or before 1:30 p.m. (New
York City time) on the P&I Advance Date therein, for deposit in the Distribution
Account, an aggregate amount of immediately available funds equal to that portion of the Available Distribution Amount (calculated without regard to clauses (a)(ii), (a)(v), (b)(ii)(B) and (b)(v) of the definition thereof) for the related Distribution Date then on deposit in such Master Servicer's
Collection Account, together with (i) any Prepayment Premiums and/or Yield
Maintenance Charges received on the related Trust Mortgage Loans during the related Collection Period, and (ii) in the case of the final Distribution Date, any additional amounts contemplated by the second or third, as applicable, paragraph of Section 9.01.

          In addition, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the
Distribution Account:

               (i) any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03(a); and

               (ii) the aggregate purchase price paid in connection with the purchase by such Master Servicer of all of the Trust Mortgage Loans and any
     REO Properties (net of any portion of such aggregate purchase price to be paid to any Non-Trust Loan Holder(s)) pursuant to Section 9.01, exclusive of the portion of such amounts required to be deposited in its Collection
     Account pursuant to Section 9.01.

          If, in connection with any Distribution Date, the Certificate
Administrator has reported the amount of an anticipated distribution to the
Depository based on information reported to it by each Master Servicer pursuant to Section 3.12, and the funds (including, but not limited to, unscheduled payments, late payments, Principal Prepayments or Balloon Payments) remitted to it by a Master Servicer differ in amount from what was reported to the
Certificate Administrator by such Master Servicer, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository

                                      -132-

to revise the related distribution and make such revised distribution on a timely basis on such Distribution Date, but there can be no assurance that the
Depository can do so. The Certificate Administrator, the Master Servicers, the
Special Servicer and any Fiscal Agent shall not be liable or held responsible for any resulting delay (or claims by the Depository resulting therefrom) in the making of such revised distribution to the Certificateholders. In addition, if the Certificate Administrator incurs out-of-pocket expenses, despite reasonable efforts to avoid and mitigate such expenses, as a consequence of attempting to revise such distribution to the Depository, the Certificate Administrator shall be entitled to reimbursement from the Trust Fund, payable from amounts on deposit in the Distribution Account.

          The Certificate Administrator shall, upon receipt, deposit in the
Distribution Account any and all amounts received by the Certificate
Administrator that are required by the terms of this Agreement to be deposited therein. The Certificate Administrator shall also deposit into the Distribution
Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to
Permitted Investments of funds held in the Distribution Account.

          (c) The Certificate Administrator shall establish and maintain one or more accounts (which may be sub-accounts of the Distribution Account)
(collectively, the "Interest Reserve Account"), in trust for the benefit of the
Certificateholders. The Interest Reserve Account shall be an Eligible Account.
On or before each Distribution Date in February and, during each year that is not a leap year, January, the Certificate Administrator shall withdraw from the
Distribution Account and deposit in the Interest Reserve Account, with respect to each Interest Reserve Loan, an amount equal to the Interest Reserve Amount in respect of such Interest Reserve Loan for such Distribution Date (such withdrawal from the Distribution Account to be made out of general collections on the Mortgage Pool including any related P&I Advance that was deposited in the
Distribution Account). The Certificate Administrator shall also deposit into the
Interest Reserve Account any amounts required to be deposited by the Certificate
Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Interest Reserve Account.

          (d) Prior to any Collection Period during which Additional Interest is received on the Trust Mortgage Loans, and upon notification from either Master
Servicer or the Special Servicer pursuant to Section 3.02(d), the Certificate
Administrator shall establish and maintain the Additional Interest Account in the name of the Certificate Administrator in trust for the benefit of the Class
Z Certificateholders. The Additional Interest Account shall be established and maintained as an Eligible Account. Prior to each Distribution Date, each Master
Servicer shall remit to the Certificate Administrator for deposit in the
Additional Interest Account an amount equal to the Additional Interest received on the Trust ARD Loans serviced thereby and any successor Trust REO Loans with respect thereto during the applicable Collection Period. The Certificate
Administrator shall also deposit into the Additional Interest Account any amounts required to be deposited by the Certificate Administrator pursuant to
Section 3.06 in connection with losses incurred with respect to Permitted
Investments of funds held in the Additional Interest Account.

          Following the distribution of Additional Interest to Class Z
Certificateholders on the first Distribution Date after which there are no longer any Trust Mortgage Loans outstanding which pursuant to their terms could pay Additional Interest or any successor Trust REO Loans with respect thereto, the Certificate Administrator shall terminate the Additional Interest Account.

                                      -133-

          (e) The Certificate Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds)
and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the
Certificateholders. The Gain-on-Sale Reserve Account shall be an Eligible
Account. The Gain-on-Sale Reserve Account shall be maintained as a segregated account or a sub-account of the Distribution Account, separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate
Administrator.

          Upon the liquidation of a Trust Specially Serviced Mortgage Loan or the disposition of any Administered REO Property in accordance with Section 3.09 or Section 3.18, or the liquidation of the 600 West Chicago Trust Mortgage Loan or the disposition of any 600 West Chicago REO Property in accordance with the
CGCMT Series 2007-C6 Pooling and Servicing Agreement and/or the 600 West Chicago
Co-Lender and Servicing Agreement, the Special Servicer (or, in the case of the
600 West Chicago Trust Mortgage Loan or any 600 West Chicago REO Property,
Master Servicer No. 1), the Special Servicer shall calculate the Gain-on-Sale
Proceeds, if any, realized in connection with such event and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account.
The Certificate Administrator shall deposit into the Gain-on-Sale Reserve
Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to
Permitted Investments of funds held in the Gain-on-Sale Reserve Account.

          (f) The Grantor Trust Trustee shall establish and maintain the
Floating Rate Account, which shall consist of three sub-accounts. One of those sub-accounts (the "Class A-2FL Sub-Account") shall be held in trust for the benefit of the Holders of the Class A-2FL Certificates and the Class A-2FL Swap
Counterparty, as their interests may appear, another of those sub-accounts (the
"Class A-3FL Sub-Account") shall be held in trust for the benefit of the Holders of the Class A-3FL Certificates and the Class A-3FL Swap Counterparty, as their interests may appear, and the other such sub-account (the "Class AJ-FL
Sub-Account") shall be held in trust for the benefit of the Holders of the Class
AJ-FL Certificates and the Class AJ-FL Swap Counterparty, as their interests may appear. The Floating Rate Account shall be established and maintained as an
Eligible Account consisting of the three sub-accounts described in the preceding sentence or, subject to Section 3.04(g), three subaccounts of the Distribution
Account. The Grantor Trust Trustee shall make or be deemed to have made deposits in and withdrawals from the Floating Rate Account in accordance with the terms of this Agreement. The Grantor Trust Trustee shall, as and when required, deposit in the applicable sub-account of the Floating Rate Account any amounts required to be so deposited by the Grantor Trust Trustee pursuant to Section
3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Floating Rate Account and, to the extent permitted by Section
3.06, may withdraw any Net Investment Earnings from the applicable sub-account of the Floating Rate Account. The Grantor Trust Trustee shall deposit into the applicable sub-account of the Floating Rate Account (i.e., the Class A-2FL
Sub-Account, in the case of clauses (i) and (iv) of this sentence, the Class
A-3FL Sub-Account, in the case of clauses (ii) and (v) of this sentence, and the
Class AJ-FL Sub-Account, in the case of clauses (iii) and (vi) of this sentence): (i) all amounts distributable with respect to the Class A-2FL REMIC
II Regular Interest pursuant to Sections 4.01 and 9.01 for each Distribution
Date; (ii) all amounts distributable with respect to the Class A-3FL REMIC II
Regular Interest pursuant to Sections 4.01 and 9.01 for each Distribution Date;
(iii) all amounts distributable with respect to the Class AJ-FL REMIC II Regular
Interest pursuant to Sections 4.01 and 9.01 for each Distribution Date; (iv)
upon receipt, all amounts received from the Class A-2FL Swap Counterparty under the Class A-2FL Swap Agreement intended for distribution on the Class A-2FL
Certificates; (v) upon receipt, all amounts received from the Class A-3FL Swap

                                      -134-

Counterparty under the Class A-3FL Swap Agreement intended for distribution on the Class A-3FL Certificates; and (vi) upon receipt, all amounts received from the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Agreement intended for distribution on the Class AJ-FL Certificates.

          (g) Notwithstanding that any of the Interest Reserve Account, the
Additional Interest Account, the Floating Rate Account or the Gain-on-Sale
Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, each of the Interest Reserve Account, the Additional
Interest Account, the Gain-on-Sale Reserve Account and the Distribution Account
shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The
Certificate Administrator shall indemnify and hold harmless the Trust Fund against any losses arising out of the failure by the Certificate Administrator to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the Certificate Administrator and appointment of a successor certificate administrator.

          (h) With respect to each Serviced Loan Combination, the applicable
Master Servicer shall establish and maintain, or cause to be established and maintained, one or more separate accounts for such Serviced Loan Combination
(collectively, as to each Serviced Loan Combination, the related "Loan
Combination Custodial Account") (which may be a sub-account of such Master
Servicer's Collection Account), into which, subject to the related Loan
Combination Co-Lender Agreement, such Master Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following its receipt of available funds) the following payments and collections received after the Closing Date:

               (i) all payments on account of principal, including Principal
     Prepayments, on such Serviced Loan Combination;

               (ii) all payments on account of interest, including Penalty
     Interest, on such Serviced Loan Combination;

               (iii) all Prepayment Premiums, Yield Maintenance Charges and late payment charges on such Serviced Loan Combination;

               (iv) all Insurance Proceeds and Liquidation Proceeds (other than
     Gain-on-Sale Proceeds, and, insofar as they relate to the purchase or other acquisition of the related Trust Mortgage Loan that is part of such
     Serviced Loan Combination, other than Liquidation Proceeds described in clauses (iv) - (ix) of the definition of "Liquidation Proceeds", which amounts shall be required to be deposited in such Master Servicer's
     Collection Account) received in respect of such Serviced Loan Combination and together with any amounts representing recoveries of Workout-Delayed
     Reimbursement Amounts or Nonrecoverable Advances in respect of such
     Serviced Loan Combination, in each case to the extent not otherwise required to be applied to the restoration of the Mortgaged Property or released to the related Mortgagor;

               (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to
     Permitted Investments of funds held in such Loan Combination Custodial
     Account;

                                      -135-

               (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy;

               (vii) any amounts required to be transferred to such Loan
     Combination Custodial Account from the related REO Account pursuant to
     Section 3.16(c);

               (viii) insofar as they do not constitute Escrow Payments, any amounts paid by or on behalf of the related Mortgagor with respect to such
     Serviced Loan Combination specifically to cover items for which a Servicing
     Advance has been made; and

               (ix) any amounts representing a reimbursement, payment and/or contribution due and owing to a party other than the Trust from a related
     Non-Trust Loan Holder in accordance with the related Loan Combination
     Co-Lender Agreement and any amounts representing a cure payment made by a related Non-Trust Loan Holder in accordance with the related Loan
     Combination Co-Lender Agreement.

          Notwithstanding the foregoing requirements, the applicable Master
Servicer need not deposit into the applicable Loan Combination Custodial Account any amount that such Master Servicer would be authorized to withdraw immediately from such Loan Combination Custodial Account in accordance with the terms of
Section 3.05 and shall be entitled to instead pay such amount directly to the
Person(s) entitled thereto.

          The foregoing requirements for deposit by the applicable Master
Servicer in a Loan Combination Custodial Account shall be exclusive, it being understood and agreed that actual payments from the Mortgagor(s) in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, assumption application fees, modification fees, extension fees, defeasance fees, earn-out fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts that such Master Servicer or the Special
Servicer is entitled to retain as additional servicing compensation pursuant to
Section 3.11 need not be deposited by such Master Servicer in a Loan Combination
Custodial Account. If the applicable Master Servicer shall deposit in a Loan
Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Loan Combination Custodial
Account. The applicable Master Servicer shall promptly deliver to the Special
Servicer, as additional special servicing compensation in accordance with
Section 3.11(d), all assumption fees and assumption application fees (or the applicable portions thereof) and other transaction fees received by such Master
Servicer with respect to any Serviced Loan Combination to which the Special
Servicer is entitled pursuant to such section, upon receipt of a written statement of a Servicing Officer of the Special Servicer describing the item and amount (upon which such Master Servicer, absent bad faith, may conclusively rely). Each Loan Combination Custodial Account shall be maintained as a segregated account, separate and apart from trust funds created for mortgage-backed securities of other series and the other accounts of the applicable Master Servicer.

          Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii) and (ix) of the second preceding paragraph with respect to a
Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the applicable
Master Servicer for deposit into the related Loan Combination Custodial Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer,

                                      -136-

the Special Servicer shall endorse such check to the order of the applicable
Master Servicer, unless the Special Servicer determines, consistent with the
Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Loan Combination REO
Property shall initially be deposited by the Special Servicer into the related
REO Account and thereafter remitted to the applicable Master Servicer for deposit into the related Loan Combination Custodial Account, all in accordance with Section 3.16(c).

          (i) Notwithstanding that any Loan Combination Custodial Account may be a sub-account of the applicable Master Servicer's Collection Account for reasons of administrative convenience, each Loan Combination Custodial Account and such
Collection Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the applicable Master Servicer hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The applicable Master Servicer shall indemnify and hold harmless the Trust Fund and each Non-Trust Loan Holder against any losses arising out of the failure by such Master Servicer to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the applicable
Master Servicer and appointment of a successor Master Servicer.

          (j) Funds in the Collection Accounts, the Distribution Account, any
Loan Combination Custodial Account, the Gain-on-Sale Reserve Account, the
Interest Reserve Account, the Floating Rate Account and the Additional Interest
Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicers shall give written notice to the Certificate Administrator, the Special Servicer and the Rating Agencies of
the location of their Collection Accounts and any Loan Combination Custodial
Account as of the Closing Date and of the new location of each such account prior to any change thereof. The Certificate Administrator shall give written notice to the Trustee, the Master Servicers, the Special Servicer and the Rating
Agencies of any new location of the Distribution Account prior to any change thereof.

          (k) The Class A-2FL Swap Custodian shall, on or before the Closing
Date, establish a Class A-2FL Swap Collateral Account (the "Class A-2FL Swap
Collateral Account"). The Class A-2FL Swap Collateral Account shall be held in the name of the Class A-2FL Swap Custodian in trust for the benefit of the
Holders of Class A-2FL Certificates. The Class A-2FL Swap Collateral Account
must be an Eligible Account and shall be entitled "MLMT 2007-C1 Commercial
Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Class A-2FL Swap
Collateral Account, Wells Fargo, as Class A-2FL Swap Custodian for the benefit of holders of the Class A-2FL Certificates."

          The Class A-2FL Swap Custodian shall credit to Class A-2FL Swap
Collateral Account all collateral (whether in the form of cash or securities)
posted by the Class A-2FL Swap Counterparty to secure the obligations of the
Swap Counterparty in accordance with the terms of the Class A-2FL Swap
Agreement. Except for investment earnings, the Class A-2FL Swap Counterparty shall not have any legal, equitable or beneficial interest in the Class A-2FL
Swap Collateral Account other than in accordance with this Agreement, the Swap
Agreement and applicable law. The Class A-2FL Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral
Account in accordance with Class A-2FL Swap Credit Support Annex.

          Cash collateral posted by the Class A-2FL Swap Counterparty in accordance with the Class A-2FL Swap Credit Support Annex shall be invested at the direction of the Swap Counterparty in

                                      -137-

Permitted Investments in accordance with the requirements of the Swap Credit
Support Annex. All amounts earned on amounts on deposit in the Class A-2FL Swap
Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Class A-2FL Swap Counterparty.

          Upon the occurrence of an Event of Default (as defined in the Class
A-2FL Swap Agreement) with respect to the Swap Counterparty or upon occurrence or designation of an Early Termination Date (as defined in the Class A-2FL Swap
Agreement) as a result of any such Event of Default or Specified Condition with respect to the Swap Counterparty, and, in either such case, unless the Class
A-2FL Swap Counterparty has paid in full all of its Obligations (as defined in the Class A-2FL Swap Credit Support Annex) that are then due, then any collateral posted by the Swap Counterparty in accordance with the Class A-2FL
Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Class A-2FL Swap Agreement) in accordance with the
Class A-2FL Swap Credit Support Annex. Any amounts held in such Swap Collateral
Account which are required to be repaid to the Class A-2FL Swap Counterparty in accordance with the Class A-2FL Swap Credit Support Annex shall be withdrawn from such Swap Collateral Account and paid to the Class A-2FL Swap Counterparty in accordance with this Agreement, as permitted under the related Swap Credit
Support Annex.

          The Class A-3FL Swap Custodian shall, on or before the Closing Date, establish a Class A-3FL Swap Collateral Account (the "Class A-3FL Swap
Collateral Account"). The Class A-3FL Swap Collateral Account shall be held in the name of the Class A-3FL Swap Custodian in trust for the benefit of the
Holders of Class A-3FL Certificates. The Class A-3FL Swap Collateral Account
must be an Eligible Account and shall be entitled "MLMT 2007-C1 Commercial
Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Class A-3FL Swap
Collateral Account, Wells Fargo, as Class A-3FL Swap Custodian for the benefit of holders of the Class A-3FL Certificates."

          The Class A-3FL Swap Custodian shall credit to Class A-3FL Swap
Collateral Account all collateral (whether in the form of cash or securities)
posted by the Class A-3FL Swap Counterparty to secure the obligations of the
Swap Counterparty in accordance with the terms of the Class A-3FL Swap
Agreement. Except for investment earnings, the Class A-3FL Swap Counterparty shall not have any legal, equitable or beneficial interest in the Class A-3FL
Swap Collateral Account other than in accordance with this Agreement, the Swap
Agreement and applicable law. The Class A-3FL Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral
Account in accordance with Class A-3FL Swap Credit Support Annex.

          Cash collateral posted by the Class A-3FL Swap Counterparty in accordance with the Class A-3FL Swap Credit Support Annex shall be invested at the direction of the Swap Counterparty in Permitted Investments in accordance with the requirements of the Swap Credit Support Annex. All amounts earned on amounts on deposit in the Class A-3FL Swap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Class
A-3FL Swap Counterparty.

          Upon the occurrence of an Event of Default (as defined in the Class
A-3FL Swap Agreement) with respect to the Swap Counterparty or upon occurrence or designation of an Early Termination Date (as defined in the Class A-3FL Swap
Agreement) as a result of any such Event of Default or Specified Condition with respect to the Swap Counterparty, and, in either such case, unless the Class
A-3FL Swap Counterparty has paid in full all of its Obligations (as defined in the Class A-3FL Swap Credit Support Annex) that are then due, then any collateral posted by the Swap Counterparty in accordance with the Class A-3FL
Swap Credit Support Annex shall be applied to the payment of any

                                      -138-

Obligations due to Party B (as defined in the Class A-3FL Swap Agreement) in accordance with the Class A-3FL Swap Credit Support Annex. Any amounts held in such Swap Collateral Account which are required to be repaid to the Class A-3FL
Swap Counterparty in accordance with the Class A-3FL Swap Credit Support Annex shall be withdrawn from such Swap Collateral Account and paid to the Class A-3FL
Swap Counterparty in accordance with this Agreement, as permitted under the related Swap Credit Support Annex.

          The Class AJ-FL Swap Custodian shall, on or before the Closing Date, establish a Class AJ-FL Swap Collateral Account (the "Class AJ-FL Swap
Collateral Account"). The Class AJ-FL Swap Collateral Account shall be held in the name of the Class AJ-FL Swap Custodian in trust for the benefit of the
Holders of Class AJ-FL Certificates. The Class AJ-FL Swap Collateral Account
must be an Eligible Account and shall be entitled "MLMT 2007-C1 Commercial
Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Class AJ-FL Swap
Collateral Account, Wells Fargo, as Class AJ-FL Swap Custodian for the benefit of Holders of the Class AJ-FL Certificates."

          The Class AJ-FL Swap Custodian shall credit to Class AJ-FL Swap
Collateral Account all collateral (whether in the form of cash or securities)
posted by the Class AJ-FL Swap Counterparty to secure the obligations of the
Swap Counterparty in accordance with the terms of the Class AJ-FL Swap
Agreement. Except for investment earnings, the Class AJ-FL Swap Counterparty shall not have any legal, equitable or beneficial interest in the Class AJ-FL
Swap Collateral Account other than in accordance with this Agreement, the Swap
Agreement and applicable law. The Class AJ-FL Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral
Account in accordance with Class AJ-FL Swap Credit Support Annex.

          Cash collateral posted by the Class AJ-FL Swap Counterparty in accordance with the Class AJ-FL Swap Credit Support Annex shall be invested at the direction of the Swap Counterparty in Permitted Investments in accordance with the requirements of the Swap Credit Support Annex. All amounts earned on amounts on deposit in the Class AJ-FL Swap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Class
AJ-FL Swap Counterparty.

          Upon the occurrence of an Event of Default (as defined in the Class
AJ-FL Swap Agreement) with respect to the Swap Counterparty or upon occurrence or designation of an Early Termination Date (as defined in the Class AJ-FL Swap
Agreement) as a result of any such Event of Default or Specified Condition with respect to the Swap Counterparty, and, in either such case, unless the Class
AJ-FL Swap Counterparty has paid in full all of its Obligations (as defined in the Class AJ-FL Swap Credit Support Annex) that are then due, then any collateral posted by the Swap Counterparty in accordance with the Class AJ-FL
Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Class AJ-FL Swap Agreement) in accordance with the
Class AJ-FL Swap Credit Support Annex. Any amounts held in such Swap Collateral
Account which are required to be repaid to the Class AJ-FL Swap Counterparty in accordance with the Class AJ-FL Swap Credit Support Annex shall be withdrawn from such Swap Collateral Account and paid to the Class AJ-FL Swap Counterparty in accordance with this Agreement, as permitted under the related Swap Credit
Support Annex.

                                      -139-

          SECTION 3.05 Permitted Withdrawals From the Collection Accounts, the
                       Interest Reserve Account, the Additional Interest
                       Account, the Distribution Account and the Loan
                       Combination Custodial Accounts.

          (a) Each Master Servicer may, from time to time, make withdrawals from its Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the Certificate Administrator for deposit in the
     Distribution Account the amounts required to be so deposited pursuant to the first paragraph of Section 3.04(b) and any amount that may be applied to make P&I Advances pursuant to Section 4.03(a);

               (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances in respect of any Trust Mortgage
     Loan or Trust REO Loan (exclusive of any Serviced Trust Mortgage Loan that is part of a Serviced Loan Combination and any successor Trust REO Loan with respect thereto), any Fiscal Agent's, the Trustee's and such Master
     Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent Late Collections of interest (net of related Master Servicing
     Fees and, in the case of the 600 West Chicago Trust Mortgage Loan, net of the related CGCMT Series 2007-C6 Servicing Fee) and principal (net of any related Workout Fee or Principal Recovery Fee) received in respect of the particular Trust Mortgage Loan or Trust REO Loan (exclusive of any Serviced
     Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan with respect thereto) as to which such P&I Advance was made; provided, however, that if such P&I Advance becomes a
     Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Trust Mortgage Loans and related REO
     Properties on deposit in such Master Servicer's Collection Account from time to time that represent principal to the extent provided in clause
     (vii) below (to be allocated between the Loan Groups as set forth in
     Section 1.02);

               (iii) to pay to itself and/or the holder of the Excess Servicing
     Strip earned and unpaid Master Servicing Fees, as allocable between such
     Master Servicer and such holder (if different from such Master Servicer), in respect of each Trust Mortgage Loan and Trust REO Loan (other than a
     Serviced Trust Mortgage Loan that is part of a Serviced Loan Combination and any successor Trust REO Loan with respect thereto), such Master
     Servicer's right to payment pursuant to this clause (iii) with respect to any such Trust Mortgage Loan or Trust REO Loan being limited to amounts received on or in respect of such Trust Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance Proceeds) or such Trust REO
     Loan (whether in the form of REO Revenues, Liquidation Proceeds or
     Insurance Proceeds) that are allocable as a recovery of interest thereon;

               (iv) to pay to the Special Servicer earned and unpaid Special
     Servicing Fees in respect of each Trust Specially Serviced Mortgage Loan and Trust REO Loan;

               (v) to pay the Special Servicer (or, if applicable, a predecessor
     Special Servicer) earned and unpaid Workout Fees or Principal Recovery Fees in respect of each Trust Specially Serviced Mortgage Loan, Trust Corrected
     Mortgage Loan and/or Trust REO Loan (in each case other than a Serviced
     Trust Mortgage Loan that is part of a Serviced Loan

                                      -140-

     Combination or any successor Trust REO Loan with respect thereto), in the amounts and from the sources contemplated by Section 3.11(c);

               (vi) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order, for any unreimbursed Servicing Advances in respect of any Serviced Trust Mortgage Loan, Serviced Trust REO Loan or
     related Administered REO Property (other than a Serviced Trust Mortgage
     Loan that is part of a Serviced Loan Combination or any successor Trust REO
     Loan with respect thereto or any related REO Property), any Fiscal Agent's, the Trustee's, such Master Servicer's and the Special Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any
     Servicing Advance being limited first to payments made by or on behalf of the related Mortgagor that are allocable to such Servicing Advance, and then to Liquidation Proceeds, Insurance Proceeds and, if applicable, REO
     Revenues received in respect of the particular Serviced Mortgage Loan or
     Administered REO Property as to which such Servicing Advance was made;
     provided, however, that if such Servicing Advance becomes a Workout-Delayed
     Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Trust Mortgage Loans and related REO Properties on deposit in such Master Servicer's Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (vii) below (to be allocated between the Loan Groups as set forth in
     Section 1.02);

               (vii) (A) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order, for any unreimbursed Advances that have been or are determined to be (1) Nonrecoverable Advances with respect to any Trust Mortgage Loan or any related REO Property and the portion of any
     P&I Advance that would have been reimbursable from a Late Collection of principal under clause (ii) above but for the application of a Workout Fee or Principal Recovery Fee to such Late Collection, first, out of REO
     Revenues, Liquidation Proceeds and Insurance Proceeds received on the related Trust Mortgage Loan, then out of the principal portion of general collections on the Mortgage Pool (to be allocated between the Loan Groups as set forth in Section 1.02), then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 4.03(f), out of other collections on the Trust Mortgage
     Loans and related REO Properties, and/or (2) Workout-Delayed Reimbursement
     Amounts, out of the principal portion of the general collections on the
     Mortgage Pool (to be allocated between the Loan Groups as set forth in
     Section 1.02), net of such amounts being reimbursed pursuant to (1) above, together with, in the case of a Nonrecoverable Advance, interest thereon being paid pursuant to clause (viii) below, or (B) to pay itself, with respect to any Trust Mortgage Loan or related REO Property (other than a
     Serviced Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan or REO Property), any related earned Master
     Servicing Fee that remained unpaid in accordance with clause (iii) above following a Final Recovery Determination made with respect to such Trust
     Mortgage Loan or related REO Property and the deposit into such Master
     Servicer's Collection Account of all amounts received in connection therewith;

               (viii) at such time as it reimburses any Fiscal Agent, the
     Trustee, itself or the Special Servicer, in that order, for any unreimbursed Advance (excluding any such Advance that constitutes a
     Workout-Delayed Reimbursement Amount for which interest was paid under clause (vii) above) pursuant to clause (ii), (vi) or (vii) above, to pay any Fiscal Agent, the Trustee, itself

                                      -141-

     or the Special Servicer, as the case may be, in that order, (except that payments to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), any unpaid interest accrued and payable thereon in accordance with Section 3.03(c), 3.03(d) or 4.03(d), as applicable; such Master Servicer's, the Special Servicer's, the Trustee's
     and/or any Fiscal Agent's right to payment pursuant to this clause (viii)
     with respect to interest on any Advance being permitted to be satisfied (A)
     in the case of interest on an Advance that has been or is determined to be a Nonrecoverable Advance, out of the sources out of which the related
     Advance may be satisfied as provided in clause (vii) above, as the case may be, and (B) in the case of interest on an Advance that has not been determined to be a Nonrecoverable Advance, (1) out of Default Charges
     collected on or in respect of the related Trust Mortgage Loan or Trust REO
     Loan during the Collection Period in which such Advance is reimbursed (the use of such Default Charges to be allocated pursuant to Section 3.26), and
     (2) to the extent that the Default Charges described in the immediately preceding clause (1) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Trust
     Mortgage Loans and any related REO Properties on deposit in such Master
     Servicer's Collection Account;

               (ix) to pay for property inspection costs and expenses incurred by the Trust Fund as an Additional Trust Fund Expense pursuant to Section
     3.12(a);

               (x) (A) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (1) interest and investment income earned in respect of amounts held in such Master Servicer's Collection Account as provided in Section 3.06(b), but only to the extent of the Net Investment
     Earnings with respect to such Collection Account for any Investment Period;
     and (2) any Prepayment Interest Excesses (after deduction of the amounts required to be deposited by such Master Servicer in such Collection Account for the related Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest
     Shortfalls); and (B) to pay itself and the Special Servicer, as additional servicing compensation in accordance with Sections 3.11(b) and 3.11(d), respectively, Default Charges to the extent provided in clause seventh of
     Section 3.26(a);

               (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e),
     3.09(a), 3.18 or 4.03(c), to the extent such cost is not required to be advanced hereunder;

               (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective directors, partners, members, managers, officers, employees or agents, as the case may be, any amounts payable to any such
     Person pursuant to Section 6.03;

               (xiii) to pay for (A) the advice of counsel and other experts contemplated by Section 3.17(a)(iii), (B) the cost of the Opinions of
     Counsel contemplated by Sections 3.09(b)(ii), 3.20(b) and 11.02(a), (C) the
     cost of an Opinion of Counsel contemplated by Section 11.01(a), 11.01(b) or
     11.01(c) in connection with any amendment to this Agreement requested by such Master Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, and (D) the cost of recording this Agreement in accordance with Section 11.02(a);

               (xiv) to pay itself, the Special Servicer, any of the Mortgage
     Loan Sellers, the Plurality Subordinate Certificateholder or any other
     Person, as the case may be, with respect to each Trust Mortgage Loan, if any, previously purchased by such Person pursuant to this

                                      -142-

     Agreement and/or a related Loan Combination Co-Lender Agreement or mezzanine intercreditor agreement, all amounts received thereon subsequent to the date of purchase;

               (xv) to pay, out of general collections on the Mortgage Pool on deposit in such Master Servicer's Collection Account, to a Non-Trust Loan
     Holder, any amount (other than normal monthly payments) specifically payable or reimbursable to such party by the Trust, in its capacity as holder of the related Trust Mortgage Loan that is a part of the related
     Loan Combination or any successor REO Loan with respect thereto, pursuant to the terms of the related Loan Combination Co-Lender Agreement;

               (xvi) to reimburse any Fiscal Agent, the Trustee, such Master
     Servicer and/or the Special Servicer, as applicable, for unreimbursed
     Advances, unpaid Master Servicing Fees and/or any unpaid interest on any
     Advances, but only to the extent that such items relate to a Trust Mortgage
     Loan that is part of a Loan Combination or any successor Trust REO Loan, each such party's respective rights to reimbursement pursuant to this clause (xvi) being limited to amounts on deposit in such Master Servicer's
     Collection Account that represent Liquidation Proceeds described in clauses
     (iv) through (ix) of the definition thereof; provided that, such items may only be reimbursed to any party pursuant to this clause (xvi) if and to the extent that such items have not been or are not simultaneously being reimbursed to such party pursuant to Section 3.05(e); and provided, further, that the amount of any unpaid Master Servicing Fees, unreimbursed
     Advances and/or unpaid interest on Advances reimbursable to any party pursuant to this clause (xvi) shall be reduced by any related unpaid Master
     Servicing Fees, unreimbursed Advances and unpaid interest on Advances in respect of the subject Trust Mortgage Loan or Trust REO Loan which, following the purchase or sale from which the subject Liquidation Proceeds have been derived, will continue to be payable or reimbursable under the related Loan Combination Co-Lender Agreement and/or any successor servicing agreement with respect to the related Loan Combination to the Master
     Servicer and/or the Special Servicer (and which amounts shall no longer be payable hereunder) if the Master Servicer and/or the Special Servicer has
     agreed to continue acting as a master servicer or special servicer, as the case may be, of the related Loan Combination following the removal of the related Trust Mortgage Loan from the Trust Fund;

               (xvii) to remit to the Certificate Administrator for deposit into the Additional Interest Account the amounts required to be deposited pursuant to Section 3.04(d);

               (xviii) to pay, out of general collections on the Mortgage Pool as are then on deposit in the Collection Account, to the CGCMT Series
     2007-C6 Applicable Servicer or the CGCMT Series 2007-C6 Trustee, any amount payable by the Trust, in its capacity as holder of the 600 West Chicago
     Trust Mortgage Loan, pursuant to the terms of the 600 West Chicago
     Co-Lender and Servicing Agreement;

               (xix) to pay the cost of any Environmental Assessment (to the extent not otherwise advanced pursuant to Section 3.09(c)) or any remedial, corrective or other action pursuant to Section 3.09(c);

               (xx) to withdraw any amounts deposited in error;

               (xxi) to withdraw any other amounts that this Agreement expressly provides may be withdrawn from such Master Servicer's Collection Account;
     and

                                      -143-

               (xxii) to clear and terminate such Master Servicer's Collection
     Account at the termination of this Agreement pursuant to Section 9.01.

          Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to clauses (ii)-(xix) above and such records shall be sufficient to determine the amounts attributable to REMIC
I.

          Each Master Servicer shall pay to the Special Servicer, the Trustee or any Fiscal Agent, on each P&I Advance Date from its Collection Account amounts permitted to be paid to the Special Servicer, the Trustee or any Fiscal Agent
therefrom based on a certificate of a Servicing Officer of the Special Servicer or of a Responsible Officer of the Trustee or any Fiscal Agent, received not later than 1:00 p.m. (New York City time) on the immediately preceding
Determination Date and describing the item and amount to which the Special
Servicer, the Trustee or any Fiscal Agent, as the case may be, is entitled. The
Master Servicers may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and
REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the Collection Accounts. With respect to each Mortgage Loan for which it makes an Advance, the Trustee and any
Fiscal Agent shall similarly keep and maintain separate accounting for each
Mortgage Loan, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the Collection Accounts for reimbursements of Advances or interest thereon.

          In addition, but subject to the preceding provisions of this Section
3.05(a), if at any time a Master Servicer is entitled to make a payment, reimbursement or remittance from its Collection Account, and the payment, reimbursement or remittance can be made from funds on deposit in such Collection
Account without any requirement that they be paid, reimbursed or remitted from funds that relate to a particular Mortgage Loan and the amounts on deposit in such Collection Account that are available to make such payment, reimbursement or remittance are insufficient and the amounts on deposit in the other Master
Servicer's Collection Account are sufficient to make up any shortfall in the requesting Master Servicer's Collection Account, then such other Master Servicer shall withdraw such funds from its Collection Account and make such payment, reimbursement or remittance within three (3) Business Days following a written request therefor from the requesting Master Servicer, which request shall be accompanied by an Officer's Certificate (1) either (x) stating that the requesting Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent
or another particular Person, as applicable, is entitled to such payment, reimbursement or remittance (and setting forth the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) or (y)
forwarding a copy of any Officer's Certificate or other information provided by the Special Servicer, the Certificate Administrator or any Fiscal Agent or any
comparable certification from another particular Person, as the case may be, that states that such Person is entitled to such payment, reimbursement or remittance (and the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) and (2) stating that the requesting
Master Servicer does not then have on deposit in its Collection Account funds sufficient for such payment, reimbursement or remittance; provided, however, that prior to determining whether there are sufficient funds available to make, and prior to making such requested payment, reimbursement or remittance to the requesting Master Servicer, such other Master Servicer shall be entitled to apply the amounts on deposit in its Collection Account to make any payment, remittance or reimbursement permitted to be made by such other Master Servicer pursuant to clauses (ii)-(xxi) above. The Master Servicer to whom a request for payment, reimbursement or remittance is

                                      -144-

made as contemplated in this paragraph may, absent bad faith, conclusively rely on an Officer's Certificate from the requesting Master Servicer, the Special
Servicer, the Trustee, the Certificate Administrator or any Fiscal Agent.

          In connection with any payments required to be made to a Non-Trust
Loan Holder in accordance with Section 3.05(a)(xv), the applicable Master
Servicer may request a written statement from such Non-Trust Loan Holder, describing the nature and amount of the item for which such party is seeking payment or reimbursement and setting forth the provision(s) of the related Loan
Combination Co-Lender Agreement pursuant to which such party believes it is entitled to reimbursement; provided that such Master Servicer may not condition payments required to be made to a Non-Trust Loan Holder in accordance with
Section 3.05(a)(xv) upon receipt of such a written statement (other than as permitted under the related Loan Combination Co-Lender Agreement); and provided, further, that to the extent such a written statement from a Non-Trust Loan
Holder is received by such Master Servicer, such Master Servicer may conclusively rely, absent manifest error, upon such statement as to the nature and amount of the item for which reimbursement is sought. In connection with any payments required to be made to the CGCMT Series 2007-C6 Applicable Servicer or the CGCMT Series 2007-C6 Trustee in accordance with Section 3.05(a)(xviii),
Master Servicer No. 1 may request a written statement from a responsible officer of the CGCMT Series 2007-C6 Applicable Servicer and/or the CGCMT Series 2007-C6
Trustee, as applicable, describing the nature and amount of the item for which such party is seeking reimbursement and setting forth the provision(s) of the
600 West Chicago Co-Lender and Servicing Agreement pursuant to which such party believes it is entitled to reimbursement; provided that Master Servicer No. 1 may not condition payments required to be made to such party in accordance with
Section 3.05(a)(xviii) upon receipt of such a written statement (other than as permitted under the 600 West Chicago Co-Lender and Servicing Agreement); and
provided, further, that to the extent such a written statement from the CGCMT
Series 2007-C6 Applicable Servicer or the CGCMT Series 2007-C6 Trustee is
received by Master Servicer No. 1; Master Servicer No. 1 (unless it also acting as the CGCMT Series 2007-C6 Applicable Servicer) may conclusively rely, absent manifest error, upon such statement as to the nature and amount of the item for which reimbursement is sought.

          (b) The Certificate Administrator may, from time to time, make withdrawals from the Distribution Account for any of the following purposes (in no particular order of priority):

               (i) to make deemed distributions to itself as holder of the REMIC
     I Regular Interests, and to make distributions to Certificateholders, on each Distribution Date, pursuant to Section 4.01 or 9.01, as applicable;

               (ii) to pay itself or the Trustee and the Custodian any of its directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05;

               (iii) to pay itself, the Trustee and the Custodian respective portions of the Trust Administration Fee as contemplated by Section 8.05(a)
     hereof with respect to the Mortgage Loans;

               (iv) to pay for the cost of the Opinions of Counsel sought by it or the Trustee (A) as provided in clause (iv) of the definition of
     "Disqualified Organization", (B) as contemplated by Section 3.20(b),
     9.02(a) and 10.01(h), or (C) as contemplated by Section 11.01(a), 11.01(b)
     or 11.01(c) in connection with any amendment to this Agreement requested

                                      -145-

     by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

               (v) to pay any and all federal, state and local taxes imposed on any of the REMICs created hereunder or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the REMIC Administrator, either Master Servicer or the
     Special Servicer is liable therefor pursuant to Section 10.01(i);

               (vi) to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(e);

               (vii) to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Account not required to be deposited therein;

               (viii) to withdraw any Interest Reserve Amount and deposit such
     Interest Reserve Amount into the Interest Reserve Account pursuant to
     Section 3.04(c);

               (ix) to pay itself interest and investment income earned in respect of amounts held in the Distribution Account as provided in Section
     3.06(b), but only to the extent of the Net Investment Earnings with respect to the Distribution Account for any Investment Period; and

               (x) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

          (c) The Certificate Administrator shall on each Distribution Date to occur in March of each year, prior to any distributions required to be made to
Certificateholders on such date, withdraw from the Interest Reserve Account and deposit into the Distribution Account in respect of each Interest Reserve Loan, an amount equal to the aggregate of the Interest Reserve Amounts deposited into the Interest Reserve Account pursuant to Section 3.04(c) during February and, if applicable, January of that year.

          (d) The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Additional Interest Account to the extent required to make the distributions of Additional Interest required by Section 4.01(b).

          (e) The applicable Master Servicer may, from time to time, make withdrawals from each Loan Combination Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to make remittances on each P&I Advance Date (or, with respect to a Non-Trust Loan Holder, on such earlier or later date as provided for in the related Loan Combination Co-Lender Agreement) to the related Non-Trust Loan Holder(s) and to the Trust in accordance with the related Loan Combination Co-Lender Agreements, such remittances to the
     Trust to be made to such Master Servicer's Collection Account;

               (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances made with respect to the related
     Trust Mortgage Loan that is part of the related Serviced Loan Combination or any successor Trust REO Loan, any Fiscal Agent's,

                                      -146-

     the Trustee's and such Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than any P&I
     Advance that has been or is determined to be a Nonrecoverable Advance, which shall be reimbursed in the manner contemplated in Section
     3.05(a)(vii)) being limited to amounts that represent Late Collections of interest (net of related Master Servicing Fees) and principal (net of any related Workout Fee or Principal Recovery Fee) received in respect of the related Trust Mortgage Loan that is part of the related Serviced Loan
     Combination or any successor Trust REO Loan; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such
     P&I Advance shall thereafter be reimbursed in the manner contemplated in
     Section 3.05(a)(vii);

               (iii) to pay to itself and/or the holder of the Excess Servicing
     Strip earned and unpaid Master Servicing Fees (as allocable between such
     Master Servicer and such holder (if different from such Master Servicer))
     in respect of the related Loan Combination (including, without limitation, any successor REO Loans comprising such), such Master Servicer's right to payment pursuant to this clause (iii) with respect to the related Loan
     Combination (including, without limitation, any successor REO Loans comprising such) being limited to amounts received on or in respect of such
     Mortgage Loans (whether in the form of payments, Liquidation Proceeds or
     Insurance Proceeds) or such REO Loans (whether in the form of REO Revenues,
     Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

               (iv) [RESERVED];

               (v) to pay the Special Servicer (or, if applicable, a predecessor
     Special Servicer) earned and unpaid Special Servicing Fees, Workout Fees and/or Principal Recovery Fees in respect of the related Serviced Loan
     Combination in the amounts provided in Section 3.11(c) and out of the collections contemplated by the applicable Loan Combination Co-Lender
     Agreement;

               (vi) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order (with reimbursements to the Special
     Servicer and such Master Servicer to be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of the related
     Serviced Loan Combination or any related Loan Combination REO Property, any
     Fiscal Agent's, the Trustee's, the Special Servicer's and such Master
     Servicer's respective rights to reimbursement pursuant to this clause (vi)
     with respect to any Servicing Advance being limited to payments made by or on behalf of the related Mortgagor (including any cure payments made by a
     Non-Trust Loan Holder) that are allocable to such Servicing Advance, or to
     Liquidation Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of the related Serviced Loan Combination or any related
     Loan Combination REO Property; provided, however, that if such Servicing
     Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing
     Advance shall thereafter be reimbursed in the manner contemplated in
     Section 3.05(a)(vii);

               (vii) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order (except that reimbursements to the
     Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of the related Serviced Loan Combination or any related Loan Combination REO
     Property that have been or are determined to be Nonrecoverable Advances out of REO Revenues, Liquidation Proceeds and Insurance Proceeds received on such Serviced Loan

                                      -147-

     Combination or any related Loan Combination REO Property; provided that if
     REO Revenues, Liquidation Proceeds and Insurance Proceeds received on the related Serviced Loan Combination or any related Loan Combination REO
     Property are insufficient, then such Servicing Advance shall be reimbursed in the manner contemplated in Section 3.05(a)(vii);

               (viii) at such time as it reimburses any Fiscal Agent, the
     Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above, to pay any Fiscal Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order (except that payments to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), any unpaid interest accrued and payable thereon in accordance with Section
     3.03(d) or 4.03(d), as applicable; such Master Servicer's, Special
     Servicer's, Trustee's and/or Fiscal Agent's right to payment pursuant to this clause (viii) with respect to interest on any Advance being permitted to be satisfied (A) out of Default Charges collected on or in respect of the related Serviced Loan Combination, during the Collection Period in which such Advance is reimbursed (the use of such Default Charges to be allocated pursuant to Section 3.26), (B) to the extent that the Default
     Charges described in the immediately preceding clause (A) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Serviced Loan Combination and any related Loan
     Combination REO Property on deposit in such Loan Combination Custodial
     Account, and (C) if general collections on the related Serviced Loan
     Combination and any related Loan Combination REO Property on deposit in such Loan Combination Custodial Account are insufficient and such Advance has been or is determined to be a Nonrecoverable Advance, out of the sources out of which the related Advance may be reimbursed as provided in
     Section 3.05(a)(vii);

               (ix) to pay for property inspection costs and expenses incurred by the Trust Fund as an Additional Trust Fund Expense pursuant to Section
     3.12(a), to the extent such costs and expenses relate to the related Loan
     Combination Mortgaged Property;

               (x) (A) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (1) interest and investment income earned in respect of amounts held in such Loan Combination Custodial Account as provided in Section 3.06(b), but only to the extent of the Net Investment
     Earnings with respect to such Loan Combination Custodial Account for any
     Investment Period; and (2) any Prepayment Interest Excess with respect to the Trust Mortgage Loan that is part of the related Serviced Loan
     Combination (after deduction of the amounts required to be deposited by such Master Servicer in its Collection Account for the related Distribution
     Date pursuant to Section 3.19(a) in connection with Prepayment Interest
     Shortfalls and Casualty/Condemnation Interest Shortfalls); and (B) to pay
     itself and the Special Servicer, as additional servicing compensation in accordance with Sections 3.11(b) and 3.11(d), respectively, Default Charges with respect to such Serviced Loan Combination to the extent provided in clause seventh of Section 3.26(a);

               (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e),
     3.09(a), 3.18 or 4.03(c), to the extent those costs relate to such Serviced
     Loan Combination and/or the related Loan Combination Mortgaged Property;

               (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective directors, partners, members, managers, officers, employees or agents, as the case may

                                      -148-

     be, any amounts payable to any such Person pursuant to Section 6.03, to the extent such amounts relate to such Serviced Loan Combination and/or the related Loan Combination Mortgaged Property;

               (xiii) to pay for (A) the advice of counsel and other experts contemplated by Section 3.17(a)(iii), (B) the cost of the Opinions of
     Counsel contemplated by Sections 3.09(b)(ii), 3.20(b) and 11.02(a), and (C)
     the cost of recording the related Loan Combination Co-Lender Agreement and any required opinion of counsel related thereto and, to the extent applicable pursuant to Section 11.02(a), the allocable portion of the cost of the Opinion of Counsel contemplated by Section 11.02(a) and, in the case of each of (A) and (B) preceding, to the extent such amounts relate to such
     Serviced Loan Combination and/or the related Loan Combination Mortgaged
     Property;

               (xiv) to pay itself, the Special Servicer, the related Mortgage
     Loan Seller, the Plurality Subordinate Certificateholder or any other
     Person, as the case may be, with respect to the related Trust Mortgage Loan in such Serviced Loan Combination, if previously purchased by such Person pursuant to this Agreement and/or a related Loan Combination Co-Lender
     Agreement or mezzanine intercreditor agreement, all amounts received thereon subsequent to the date of purchase;

               (xv) [RESERVED];

               (xvi) to pay the cost of any Environmental Assessment (to the extent not otherwise advanced pursuant to Section 3.09(c)) or any remedial, corrective or other action pursuant to Section 3.09(c), to the extent such costs relate to such Serviced Loan Combination and/or the related Loan
     Combination Mortgaged Property;

               (xvii) to withdraw any amounts deposited in error;

               (xviii) to withdraw any other amounts that this Agreement
     expressly provides may be withdrawn from such Loan Combination Custodial
     Account; and

               (xix) to clear and terminate such Loan Combination Custodial
     Account at the termination of this Agreement pursuant to Section 9.01.

          Any party that makes delinquency advances similar to P&I Advances under any Non-Trust Loan Securitization Agreement with respect to the related
Pari Passu Non-Trust Loan(s) shall be entitled to be reimbursed for such advances, together with interest accrued thereon, out of collections in respect of the related Loan Combination in a manner similar to the manner in which any
Fiscal Agent, the Trustee and the applicable Master Servicer are entitled to be reimbursed (with interest) for P&I Advances with respect to the related Pari
Passu Trust Mortgage Loan pursuant to this Section 3.05(e) out of collections in respect of the related Loan Combination.

          The applicable Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from a Loan Combination Custodial Account pursuant to clauses
(ii)-(xviii) above and such records shall be sufficient to determine the amounts attributable to REMIC I.

                                      -149-

          The applicable Master Servicer shall, on or before 12:00 p.m. (New
York City time) on each P&I Advance Date (or, if a different date and/or time is provided under or pursuant to the related Loan Combination Co-Lender Agreement with respect to remittances to be made to a Non-Trust Loan Holder, such other date and/or time), remit to the Trust and the related Non-Trust Loan Holder(s), such amounts as are distributable in respect of each Mortgage Loan that is part of a Serviced Loan Combination (or any successor REO Loan with respect thereto)
pursuant to the corresponding Loan Combination Co-Lender Agreement, such remittances to the Trust to be made to its Collection Account and such remittances to the related Non-Trust Loan Holder(s) to be made by wire transfer to the respective accounts designated by such Non-Trust Loan Holder(s) pursuant to the related Loan Combination Co-Lender Agreements.

          The applicable Master Servicer shall pay to the Special Servicer, the
Trustee or any Fiscal Agent on each P&I Advance Date from any Loan Combination
Custodial Account amounts permitted to be paid to the Special Servicer, the
Trustee or any Fiscal Agent therefrom based on a certificate of a Servicing
Officer of the Special Servicer or of a Responsible Officer of the Trustee or
any Fiscal Agent received not later than 1:00 p.m. (New York City time) on the immediately preceding Determination Date and describing the item and amount to which the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.
The Special Servicer shall keep and maintain separate accounting for each
Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from a Loan Combination Custodial Account. With respect to each
Mortgage Loan for which it makes an Advance, each of the Trustee and any Fiscal
Agent shall similarly keep and maintain separate accounting for each Mortgage
Loan, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from a Loan Combination Custodial
Account for reimbursements of Advances or interest thereon.

          If and to the fullest extent that it is permitted to do so pursuant to the related Loan Combination Co-Lender Agreement, the applicable Master Servicer shall, consistent with the Servicing Standard, seek payment from the related
B-Note Loan Holder to cover (or to reimburse the Trust for the payment of) any cost or expense, including the reimbursement of Advances and the payment of interest thereon, with respect to such Serviced Loan Combination or any related
REO Property that is not (but, subject to available funds, would have been permitted to be) paid out of amounts otherwise payable to such B-Note Loan
Holder.

          (f) In addition, the Certificate Administrator may from time to time, make withdrawals from the Gain-on-Sale Reserve Account, the Additional Interest
Account, the Floating Rate Account and the Interest Reserve Account to pay
itself interest and investment income earned in respect of amounts held in the
Gain-on-Sale Reserve Account, the Additional Interest Account, the Floating Rate
Account and the Interest Reserve Account, respectively, as provided in Section
3.06(b), but in each case only to the extent of the Net Investment Earnings with respect to the Gain-on-Sale Reserve Account, the Additional Interest Account,
the Floating Rate Account and the Interest Reserve Account, respectively, for any Investment Period.

                                      -150-

          (g) The Grantor Trust Trustee may, from time to time, make withdrawals from the Floating Rate Account for (but only for) the following purposes:

               (i) solely to the extent of amounts on deposit in the Class A-2FL
     Sub-Account, to make payments to the Class A-2FL Swap Counterparty pursuant to Section 3.29(d);

               (ii) solely to the extent of amounts on deposit in the Class
     A-2FL Sub-Account, to make distributions to the Holders of the Class A-2FL
     Certificates on each Distribution Date pursuant to Section 4.01(c);

               (iii) solely to the extent of amounts on deposit in the Class
     A-3FL Sub-Account, to make payments to the Class A-3FL Swap Counterparty pursuant to Section 3.29(d);

               (iv) solely to the extent of amounts on deposit in the Class
     A-3FL Sub-Account, to make distributions to the Holders of the Class A-3FL
     Certificates on each Distribution Date pursuant to Section 4.01(c);

               (v) solely to the extent of amounts on deposit in the Class AJ-FL
     Sub-Account, to make payments to the Class AJ-FL Swap Counterparty pursuant to Section 3.29(d);

               (vi) solely to the extent of amounts on deposit in the Class
     AJ-FL Sub-Account, to make distributions to the Holders of the Class AJ-FL
     Certificates on each Distribution Date pursuant to Section 4.01(c);

               (vii) to pay itself Net Investment Earnings earned on funds held in the Floating Rate Account;

               (viii) to pay to the Persons entitled thereto any amounts
     deposited in the Floating Rate Account in error; and

               (ix) to clear and terminate the Floating Rate Account pursuant to
     Section 9.01.

          It is hereby acknowledged that amounts on deposit in the Class A-2FL
Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class A-2FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class A-2FL
Certificates pursuant to Section 4.01(c).

          It is hereby acknowledged that amounts on deposit in the Class A-3FL
Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class A-3FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class A-3FL
Certificates pursuant to Section 4.01(c).

                                      -151-

          It is hereby acknowledged that amounts on deposit in the Class AJ-FL
Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class AJ-FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class AJ-FL
Certificates pursuant to Section 4.01(c).

                                      -152-

          SECTION 3.06 Investment of Funds in the Servicing Accounts, the
                       Reserve Accounts, the Collection Accounts, the
                       Distribution Account, the Loan Combination Custodial
                       Accounts, the Additional Interest Account, the
                       Gain-on-Sale Reserve Account, the REO Accounts and the
                       Floating Rate Account.

          (a) Each Master Servicer may direct in writing any depository institution maintaining a Servicing Account, a Reserve Account, a Collection
Account or a Loan Combination Custodial Account (each, for purposes of this
Section 3.06, an "Investment Account"), the Special Servicer may direct in writing any depository institution maintaining an REO Account (also, for purposes of this Section 3.06, an "Investment Account"), and the Certificate
Administrator or the Grantor Trust Trustee, as applicable, may direct in writing any depository institution maintaining the Distribution Account, the
Gain-on-Sale Reserve Account, the Additional Interest Account, the Interest
Reserve Account and the Floating Rate Account (each also, for purposes of this
Section 3.06, an "Investment Account"), to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more
Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an
Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicers (with respect to Permitted Investments of amounts in the Servicing Accounts, the Reserve Accounts, the Collection Accounts or the
Loan Combination Custodial Accounts) and the Special Servicer (with respect to
Permitted Investments of amounts in the REO Accounts), on behalf of the Trustee, and the Certificate Administrator or the Grantor Trust Trustee, as applicable
(with respect to Permitted Investments of amounts in the Distribution Account, the Gain-on-Sale Reserve Account, the Additional Interest Account, the Interest
Reserve Account and the Floating Rate Account) on behalf of the Trustee, shall
(and in the case of the Master Servicers, the Special Servicer and the
Certificate Administrator, the Trustee hereby designates each Master Servicer, the Special Servicer and the Certificate Administrator, as applicable, as the
Person that shall) maintain continuous possession of any Permitted Investment that is either (i) a "certificated security", as such term is defined in the
UCC, or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by either Master Servicer, the Special Servicer or the Certificate Administrator shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicers (in the case of the Collection Accounts, the Loan Combination Custodial Accounts, the Servicing
Accounts and the Reserve Accounts), the Special Servicer (in the case of the REO
Accounts) or the Certificate Administrator or the Grantor Trust Trustee, as
applicable (in the case of the Distribution Account, the Gain-on-Sale Reserve
Account, the Additional Interest Account, the Interest Reserve Account and the
Floating Rate Account), shall:

               (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted
     Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

               (ii) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Certificate

                                      -153-

     Administrator, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

          (b) Whether or not the applicable Master Servicer directs the investment of funds in any of the Servicing Accounts, the Reserve Accounts, its
Collection Account or the Loan Combination Custodial Accounts, interest and investment income realized on funds deposited therein, to the extent of the related Net Investment Earnings, if any, for each Investment Period and, in the case of a Reserve Account or a Servicing Account, to the extent not otherwise payable to the related Mortgagor in accordance with applicable law or the related Mortgage Loan documents, shall be for the sole and exclusive benefit of such Master Servicer and shall be subject to its withdrawal in accordance with
Section 3.03(a), 3.03(f) or 3.05(a), as applicable. Whether or not the Special
Servicer directs the investment of funds in any REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net
Investment Earnings, if any, for each Investment Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate
Administrator or the Grantor Trust Trustee, as applicable, directs the investment of funds in the Distribution Account, the Gain-on-Sale Reserve
Account, the Additional Interest Account, the Interest Reserve Account and the
Floating Rate Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Investment Period, shall be for the sole and exclusive benefit of the
Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05(b) or 3.05(f), as applicable. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the applicable Master Servicer (in the case of the Servicing Accounts, the Reserve
Accounts, its Collection Account and the Loan Combination Custodial Accounts,
excluding any accounts containing amounts invested solely for the benefit of, and at the direction of, the Mortgagor under the terms of the Mortgage Loan or applicable law), the Special Servicer (in the case of the REO Accounts) and the
Certificate Administrator or the Grantor Trust Trustee, as applicable (in the case of the Distribution Account, the Gain-on-Sale Reserve Account, the
Additional Interest Account, the Interest Reserve Account and the Floating Rate
Account), shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Investment Period during which such loss was incurred, the amount of the Net Investment Loss, if any, for such
Investment Period (except, in the case of any such loss with respect to a
Servicing Account or Reserve Account, to the extent the loss amounts represent amounts that were invested for the benefit of, and payable to, a Mortgagor under the terms of a Mortgage Loan or applicable law and there is no liability on the part of the lender to such Mortgagor for such loss). Notwithstanding any of the foregoing, no party shall be required under this Agreement to deposit any loss on a deposit of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company with which such deposit was maintained so long as such depository institution or trust company satisfied the conditions set forth in the definition of "Eligible Account" at the time such deposit was made and also as of a date not earlier than 30 days prior to the insolvency and so long as such party is not itself the insolvent federal or state chartered depository institution or trust company or an affiliate thereof.

          (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted
Investment and the Special Servicer or the applicable Master Servicer fails to deposit any losses with respect to such Permitted Investment pursuant to Section
3.06(b), the Trustee may and, subject to Section 8.02, upon the request of
Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class, shall take such action as may be

                                      -154-

appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

          (d) Notwithstanding the investment of funds held in any Investment
Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

          SECTION 3.07 Maintenance of Insurance Policies; Errors and Omissions
                       and Fidelity Coverage.

          (a) The Master Servicers, with respect to each of the Serviced
Mortgage Loans, including Specially Serviced Mortgage Loans, and the Special
Servicer, with respect to Administered REO Properties, shall use reasonable efforts, consistent with the Servicing Standard, to cause the Mortgagor to maintain, to the extent required by the terms of the related Mortgage Loan documents, or if the Mortgagor does not maintain, shall itself maintain for each
Mortgaged Property all insurance coverage as is required under the related
Mortgage; provided that if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the
Master Servicers shall exercise such discretion in a manner consistent with the
Servicing Standard and subject to the terms of this Section 3.07; and provided, further that, if and to the extent that a Mortgage so permits, the applicable
Master Servicer shall use reasonable efforts (but shall not be required to institute any enforcement proceedings) to cause the related Mortgagor to obtain the required insurance coverage from Qualified Insurers and required insurance coverage obtained by the Master Servicers shall be from Qualified Insurers. The cost of any such insurance coverage obtained by either Master Servicer or the
Special Servicer shall be a Servicing Advance to be paid by the applicable
Master Servicer pursuant to Section 3.03. If not required under the terms of the
Mortgage or the Mortgage Loan documents, the Special Servicer may require that earthquake insurance be secured for one or more Serviced Mortgaged Properties at the expense of the Trust Fund (including the Special Servicer's costs and expenses incurred in obtaining such insurance). Subject to Section 3.17(a), the
Special Servicer shall also cause to be maintained for each Administered REO
Property no less insurance coverage than was required of the Mortgagor under the related Mortgage as of the Closing Date; provided that all such insurance shall be obtained from Qualified Insurers. All such insurance policies maintained by either Master Servicer or the Special Servicer (i) shall contain (if they insure against loss to property and do not relate to an REO Property) a "standard"
mortgagee clause, with loss payable to (or, in the case of liability insurance, naming as an additional insured) the Trustee or the applicable Master Servicer on behalf of the Trustee (and, in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)) (in the case of insurance maintained in respect of Mortgage Loans); (ii) shall be in the name of the Special Servicer
(in the case of insurance maintained in respect of Administered REO Properties), on behalf of the Trustee; (iii) shall be non-cancelable without 30 days' prior written notice to the insured party or with respect to non-payment shall be non-cancelable without the insurer providing 10 days' prior notice; (iv) in the case of a hazard insurance policy shall include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing a
Serviced Mortgaged Property or Administered REO Property, as applicable, or (y)
the outstanding principal balance owing on the related Serviced Mortgage Loan or
Serviced REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (v) shall include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents);
(vi) shall include such other insurance, including, to the extent available at commercially

                                      -155-

reasonable rates, earthquake insurance, where applicable, as required under the applicable Mortgage or other Mortgage Loan documents; (vii) to the extent that the Mortgage or other Mortgage Loan documents specifically require terrorism coverage or the Mortgage requires the related Mortgagor to carry "all risk"
coverage, shall include terrorism coverage, unless the failure to obtain such terrorism coverage constitutes an Acceptable Insurance Default (upon which determination the applicable Master Servicer may conclusively rely); and (viii)
in each case such insurance shall be issued by an insurer authorized under applicable law to issue such insurance. Notwithstanding the foregoing, the
Master Servicers and the Special Servicer shall not be required to obtain, and shall not be in default hereunder for failing to obtain, (A) any insurance coverage that was previously required of the Mortgagor under the related
Mortgage if (a) such insurance is not available at any rate; (b) such insurance is not available from a Qualified Insurer (provided that either Master Servicer or the Special Servicer, as applicable, shall obtain such insurance from the next highest rated insurer offering such insurance at commercially reasonable rates); (c) subject to the prior approval of the Controlling Class
Representative (which approval shall be deemed granted if not denied within 10
Business Days after its receipt of the applicable Master Servicer's or the
Special Servicer's request for such approval), such insurance is not available at commercially reasonable rates and, as determined by the applicable Master
Servicer or the Special Servicer following due inquiry conducted in a manner consistent with the Servicing Standard, the subject hazards are not commonly insured against by prudent owners of similar real properties in similar locales
(but only by reference to such insurance that has been obtained by such owners at the then current market rates); or (d) the Trustee does not have an insurable interest in the related Mortgaged Property or Administered REO Property or (B)
any earthquake or environmental insurance policy on any Mortgaged Property unless such insurance policy was in effect at the time of origination of the related Mortgage Loan or on the Closing Date pursuant to the terms of the related Mortgage Loan documents and is available at commercially reasonable rates, which determination shall be subject to the approval of the Controlling
Class Representative (which approval shall be deemed granted if not denied within 10 Business Days after its receipt of the applicable Master Servicer's or the Special Servicer's request for such approval). In determining whether any insurance coverage is available or is available at reasonable rates, the applicable Master Servicer shall be entitled to rely, at its own expense, on insurance consultants in making such determination and such determinations by the applicable Master Servicer must be made not less frequently (but need not be made more frequently) than annually (or such other lesser period as may be required by the Servicing Standard) but in any event shall be made at the approximate date on which the applicable Master Servicer receives notice of the renewal, replacement or cancellation of coverage. Any amounts collected by either Master Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Serviced
Mortgaged Property or Administered REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard) shall be deposited in the applicable Master Servicer's Collection Account, subject to withdrawal pursuant to Section 3.05(a), in the case of amounts received in respect of a Serviced
Mortgage Loan (other than a Serviced Loan Combination), or in the related Loan
Combination Custodial Account, subject to withdrawal pursuant to Section
3.05(e), in the case of amounts received in respect of a Serviced Loan
Combination, or in the applicable REO Account, subject to withdrawal pursuant to
Section 3.16(c), in the case of amounts received in respect of an Administered
REO Property. Any cost incurred by either Master Servicer or the Special
Servicer in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to
Certificateholders, be added to the unpaid principal balance of the related
Serviced Mortgage Loan, notwithstanding that the terms of such Serviced Mortgage
Loan so permit.

                                      -156-

          Notwithstanding the foregoing, with respect to the Serviced Mortgage
Loans which either (x) require the Mortgagor to maintain "all risk" property insurance (and do not expressly permit an exclusion for terrorism) or (y)
contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Serviced
Mortgage Loan reasonably requires from time to time in order to protect its interests, the applicable Master Servicer will be required to (A) use reasonable efforts to monitor whether the insurance policies for the related Mortgaged
Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if any insurance policy contains Additional
Exclusions or if any Mortgagor fails to purchase the insurance requested to be purchased by such Master Servicer pursuant to clause (B) above. If the Special
Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the applicable Master Servicer and such Master Servicer shall cause such insurance to be maintained. Furthermore, the Special Servicer shall inform the Rating
Agencies as to such conclusions for those Serviced Mortgage Loans that (i) have one of the 10 highest outstanding Stated Principal Balances of all of the
Mortgage Loans then included in the Trust Fund or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust Fund (and, if a Serviced Loan Combination satisfies clause (i) and/or clause (ii), the Special Servicer shall also inform the related Non-Trust Loan
Holder(s) as to such conclusion). During the period that the Special Servicer is evaluating the availability of such insurance, the applicable Master Servicer will not be liable for any loss related to the Mortgagor's failure to maintain such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

          (b) If either Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Serviced
Mortgage Loans and/or Serviced REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified
Insurer and (ii) provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Serviced Mortgaged Properties and/or Administered REO Properties. In the event that the Special Servicer causes any Administered REO Property to be covered by such blanket policy, the incremental cost of such insurance applicable to such Administered REO Property
(other than any minimum or standby premium payable for such policy whether or not any Administered REO Property is covered thereby) shall be paid by the applicable Master Servicer as a Servicing Advance pursuant to Section 3.03. Such blanket policy or master force-placed policy may contain a deductible clause
(not in excess of a customary amount), in which case the applicable Master
Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Serviced Mortgaged Property or Administered REO
Property a hazard insurance policy complying with the requirements of Section
3.07(a), and there shall have been one or more losses that would have been covered by such policy, promptly deposit into its Collection Account (or, in the case of a Loan Combination Mortgaged Property or any Loan Combination REO
Property, into the related Loan Combination Custodial Account) from its own funds the amount not otherwise payable under the blanket policy or master force-placed policy because of such deductible clause to the extent the amount of such deductible exceeds the deductible permitted under the related Mortgage
Loan documents (or if the related Mortgage Loan documents are silent regarding a permitted deductible, a deductible for an individual policy that is consistent with the Servicing Standard). The applicable Master Servicer or the Special
Servicer, as appropriate, shall prepare and present, on behalf of itself, the

                                      -157-

Trustee and the Certificateholders (and, in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)), claims under any such blanket policy or master force-placed policy in a timely fashion in accordance with the terms of such policy.

          (c) Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Mortgage Loans or Administered REO Properties are part of the Trust
Fund) keep in force a fidelity bond with Qualified Insurers, such fidelity bond to be in such form and amount as is in accordance with the Servicing Standard, provided that the amount of such coverage shall not be less than $10,000,000 or, in the case of the Special Servicer, $7,500,000 (subject to customary and commercially reasonable deductibles). Each of the Master Servicers and the
Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the subject
Master Servicer or the Special Servicer, as the case may be.

          Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Mortgage Loans and/or Administered REO Properties exist as part of the
Trust Fund) also keep in force with Qualified Insurers, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as is in accordance with the
Servicing Standard, provided that the amount of such coverage shall not be less than $10,000,000 or, in the case of the Special Servicer, $7,500,000 (subject to customary and commercially reasonable deductibles). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the subject
Master Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide for 10 days' written notice to the Trustee prior to cancellation. Each Master Servicer and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

          For so long as the long-term debt obligations of either Master
Servicer or the Special Servicer (or in the case of each initial Master Servicer and the Special Servicer, their respective direct parent), are rated at least
"A" or the equivalent by all of the Rating Agencies (or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the
Rating Agencies), such Person may self-insure with respect to all or a portion of the risks described in this Section 3.07(c).

          (d) Within 90 days of the Closing Date, with respect to each of the
Serviced Mortgage Loans identified on Schedule II as being covered by an environmental insurance policy, the applicable Master Servicer (or the Special
Servicer in the case of a Specially Serviced Mortgage Loan) shall notify the insurer under such environmental insurance policy and take all other action necessary for the Trustee, on behalf of the Certificateholders (and in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), to be an insured (and for such Master Servicer (or the Special Servicer in the case of a
Specially Serviced Mortgage Loan), on behalf of the Trust Fund (and in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), to make claims) under such environmental insurance policy. In the event that the applicable Master Servicer, in the case of a non-Specially Serviced Mortgage
Loan, or the Special Servicer in the case of a Specially Serviced Mortgage Loan, has actual knowledge of any event (an "Insured Environmental Event") giving rise to a

                                      -158-

claim under any environmental insurance policy in respect of any Serviced
Mortgage Loan covered thereby, such Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) shall, in accordance with the terms of such environmental insurance policy and the Servicing Standard, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standard which are necessary under such environmental insurance policy in order to realize the full value thereof for the benefit of the Certificateholders (and in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)). Any legal fees, premiums or other out-of-pocket costs incurred in connection with any such claim under an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance. With respect to each environmental insurance policy that relates to one or more Serviced Mortgage
Loans, the applicable Master Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action must be taken under such policy to realize the full value thereof for the benefit of the
Certificateholders (and in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)) in the event such Master Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy.

          In the event that the applicable Master Servicer (or the Special
Servicer in the case of a Specially Serviced Mortgage Loan) receives notice of any termination of any environmental insurance policy that relates to one or more Serviced Mortgage Loans, such Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) shall, within five Business Days after receipt of such notice, notify the Special Servicer, the Controlling Class
Representative, the Rating Agencies, the Trustee and, in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s) of such termination in writing. Upon receipt of such notice, the applicable Master Servicer with respect to non-Specially Serviced Mortgage Loans, and the Special Servicer with respect to Specially Serviced Mortgage Loans, shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other Insurance Policy required under the related Mortgage Loan documents. Any legal fees, premiums or other out-of-pocket costs incurred in connection with a resolution of such termination of an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance.

                                      -159-

          SECTION 3.08 Enforcement of Alienation Clauses.

          (a) Each Master Servicer (with respect to Mortgage Loans that are not
Specially Serviced Mortgage Loans) and the Special Servicer (with respect to all other Mortgage Loans), on behalf of the Trustee as the mortgagee of record, shall enforce any "due-on-sale" or "due-on-encumbrance" clauses and any other restrictions contained in the related Mortgage or other related loan document on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless the subject Master
Servicer or the Special Servicer, as the case may be, has (i) determined, in its reasonable judgment (exercised in accordance with the Servicing Standard and which, for the avoidance of doubt, would include a determination that any required conditions to a transfer have been met), that waiver of the lender's rights under such clauses or the waiver of such other restrictions, as applicable, would be in accordance with the Servicing Standard and (ii) complied with the applicable requirements, if any, of Section 6.11 and, if applicable,
Section 6.12 and, if applicable, the provisions regarding consultation and consent set forth in the related Loan Combination Co-Lender Agreement; provided that:

               (i) subject to the related Mortgage Loan documents and applicable law, neither Master Servicer nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-encumbrance" clause under any Serviced
     Trust Mortgage Loan that is a Significant Mortgage Loan, or if, taking into account existing debt on the subject Mortgaged Property (including any related Non-Trust Loan(s)) and the proposed additional debt as if such total debt were a single mortgage loan, the Loan-to-Value Ratio is equal to or greater than 85% or the Debt Service Coverage Ratio is equal to or less than 1.2x, unless it receives prior written confirmation from each Rating
     Agency that such action would not result in an Adverse Rating Event (except that prior written confirmation from Fitch and S&P shall not be required unless the Serviced Trust Mortgage Loan is a Significant Mortgage Loan);

               (ii) if the affected Serviced Trust Mortgage Loan is a
     Significant Mortgage Loan, then, subject to the related Mortgage Loan documents and applicable law, neither Master Servicer nor the Special
     Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" clause under any Serviced Trust Mortgage Loan until it has received written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event; provided that, with respect to a waiver of a due-on-sale provision, in the event that such Serviced Mortgage Loan is not a Significant Mortgage Loan, and the Mortgage Loan documents contain a requirement for Rating Agency approval, the applicable Master Servicer or the Special Servicer, as the case may be, subject to Section 6.11 and, if applicable, Section 6.12 may waive such requirement without Rating Agency approval in accordance with the Servicing Standard;

               (iii) subject to the related Mortgage Loan documents and
     applicable law, the applicable Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-encumbrance" clause under any Trust
     Mortgage Loan that is not a Specially Serviced Mortgage Loan until it has delivered to the Special Servicer its recommendation and analysis of the request, together with a copy of the materials and information upon which such recommendation is based, and has received the consent of the Special
     Servicer (the giving of which consent shall be subject to the Servicing
     Standard, Section 6.11 and, if applicable, Section 6.12, which consent shall be deemed given if

                                      -160-

     not denied in writing within 10 Business Days (or, if the Controlling Class
     Representative or any applicable Loan Combination Controlling Party is entitled to object pursuant to Section 6.11 or Section 6.12, 15 Business
     Days (which 15 Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of Section 6.11)) after receipt by the Special Servicer of the applicable Master Servicer's written recommendation and analysis and any additional information reasonably requested by the Special Servicer, the Controlling Class Representative or
     any applicable Loan Combination Controlling Party);

               (iv) subject to the related Mortgage Loan documents and
     applicable law, the applicable Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" clause under any Trust Mortgage
     Loan that is not a Specially Serviced Mortgage Loan until it has received the consent of the Special Servicer (the giving of which consent shall be subject to the Servicing Standard, Section 6.11 and, if applicable, Section
     6.12, which consent shall be deemed given if not denied in writing within
     10 Business Days (or, if the Controlling Class Representative or any
     applicable Loan Combination Controlling Party is entitled to object pursuant to Section 6.11 or Section 6,12, 15 Business Days (which 15
     Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of Section 6.11)) of receipt by the
     Special Servicer of such Master Servicer's written recommendation and analysis and any additional information reasonably requested by the Special
     Servicer, the Controlling Class Representative or any applicable Loan
     Combination Controlling Party);

               (v) subject to the related Mortgage Loan documents and applicable law, neither the applicable Master Servicer nor the Special Servicer, as the case may be, shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related
     "due-on-sale" or "due-on-encumbrance" clause under any Serviced Mortgage
     Loan, or approve the assumption of any Mortgage Loan, unless in any such case, all associated costs and expenses are covered without any expense to the Trust (it being understood and agreed that, except as expressly provided herein, the applicable Master Servicer or the Special Servicer, as the case may be, shall not be obligated to cover or assume any such costs or expenses); and

               (vi) the applicable Master Servicer or the Special Servicer, as the case may be, shall not (to the extent that it is within the control thereof to prohibit such event) consent to the transfer of any Serviced
     Mortgaged Property that secures a Crossed Loan Group unless (i) all of the
     Serviced Mortgaged Properties securing such Crossed Loan Group are transferred simultaneously by the respective Mortgagor or (ii) it obtains the consent of the Controlling Class Representative or any applicable Loan
     Combination Controlling Party, which consent shall be deemed given if not denied in writing within 10 Business Days of receipt by the Controlling
     Class Representative or any applicable Loan Combination Controlling Party of written notice of such action and all reasonably requested information related thereto (or, if no information is requested, within 10 Business
     Days of receipt of written notice).

          If, in connection with an assumption of any Serviced Mortgage Loan, the applicable Mortgage Loan Seller bears the costs and expenses associated with such assumption in accordance with the terms of the applicable Mortgage Loan
Purchase Agreement, any costs and expenses subsequently recovered by the applicable Master Servicer or the Special Servicer from the related Mortgagor in respect of such assumption shall be promptly remitted by such Master Servicer or the Special Servicer to the applicable Mortgage Loan Seller.

                                      -161-

          In the case of any Serviced Mortgage Loan, the applicable Master
Servicer and the Special Servicer shall each provide the other with all such information as each may reasonably request in order to perform its duties under this Section.

          In connection with any permitted assumption of any Serviced Mortgage
Loan or waiver of a "due-on-sale" or "due-on-encumbrance" clause thereunder, the applicable Master Servicer, with respect to Trust Mortgage Loans that are not
Specially Serviced Mortgage Loans, or the Special Servicer, with respect to the
Specially Serviced Mortgage Loans, shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Mortgagor for the due execution and delivery of such documents.

          If the applicable Master Servicer or the Special Servicer, as applicable, consents subsequent to the Closing Date to the incurrence by the principal(s) of a Mortgagor under a Trust Mortgage Loan of mezzanine financing or the incurrence by a Mortgagor of subordinate debt and enters into an intercreditor agreement, such servicer (to the extent it is permitted to do so under the related loan documents and applicable law and in accordance with the
Servicing Standard) shall require the related mezzanine or subordinate lender to agree to pay a Principal Recovery Fee in connection with any purchase right that arises upon a loan default in the event such purchase occurs after the expiration of 60 days from the date the right to purchase arises under such intercreditor agreement. The foregoing sentence shall not operate to modify the provisions of the preceding paragraph of this Section 3.08(a) regarding due-on-sale and due-on-encumbrance provisions.

          (b) Notwithstanding any other provisions of this Section 3.08, the applicable Master Servicer, with respect to Trust Mortgage Loans that are not
Specially Serviced Mortgage Loans (without the Special Servicer's consent, but subject to delivering prior notice to the Special Servicer and the Controlling
Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Loan Holder(s)) or the Special Servicer with respect to the
Specially Serviced Mortgage Loans, as applicable, may grant, without any Rating
Agency confirmation as otherwise provided in paragraph (a) above, a Mortgagor's request for consent to subject the related Mortgaged Property to an easement, right-of-way or other similar agreement for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the related
Serviced Mortgage Loan to such easement, right-of-way or other similar agreement provided the applicable Master Servicer or the Special Servicer, as the case may be, shall have determined in accordance with the Servicing Standard that such easement, right-of-way or other similar agreement shall not materially interfere with the then-current use of the related Mortgaged Property, the security intended to be provided by such Mortgage or the related Mortgagor's ability to repay the Serviced Mortgage Loan, or materially and adversely affect the value of such Mortgaged Property, or cause the Serviced Mortgage Loan to cease to be a qualified mortgage loan for REMIC purposes.

          SECTION 3.09 Realization Upon Defaulted Mortgage Loans; Required
                       Appraisals.

          (a) The Special Servicer shall, subject to Sections 3.09(b) through
3.09(d) and Section 6.11 and, if applicable, Section 6.12, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the corresponding Mortgaged Property by operation of law or otherwise in relation to such of the Serviced Mortgage
Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of

                                      -162-

delinquent payments, including, without limitation, pursuant to Section 3.20.
Subject to the second paragraph of Section 3.03(c), the applicable Master
Servicer shall advance all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Servicing Advance) incurred by the Special Servicer in any such proceedings, and shall be entitled to reimbursement therefor as provided in Section 3.05(a) or Section 3.05(e), as applicable. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund (and, in the case of a
Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s)), to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable judgment (exercised in accordance with the Servicing Standard) taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the Mortgaged Property or REO
Property, the state of the local economy, the obligation to dispose of any REO
Property within the time period specified in Section 3.16(a) and the results of any appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master Servicer or the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged
Property securing a Defaulted Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, it may, at the expense of the Trust Fund (and, in the case of a Serviced Loan Combination, at the expense of the related Non-Trust
Loan Holder(s)), have an appraisal performed (upon which such Person shall be entitled to rely) with respect to such property by an Independent Appraiser or other expert in real estate matters; which appraisal shall take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a), including without limitation, any environmental, engineering or other third party reports available, and other factors that a prudent real estate appraiser would consider. A copy of any such appraisal that relates to a Mortgaged Property securing a Serviced Loan Combination shall be delivered to the related Non-Trust Loan Holder promptly following the Special
Servicer's receipt thereof.

          With respect to each Required Appraisal Mortgage Loan, the Special
Servicer will be required to use commercially reasonable efforts to obtain a
Required Appraisal (or with respect to any Mortgage Loan with an outstanding principal balance, net of related unreimbursed advances of principal, of less than $2,000,000, at the Special Servicer's option, an internal valuation performed by the Special Servicer) within 60 days of a Serviced Mortgage Loan becoming a Required Appraisal Mortgage Loan (unless an appraisal meeting the requirements of a Required Appraisal was obtained for such Required Appraisal
Mortgage Loan within the prior 12 months and the Special Servicer has no actual knowledge of a material adverse change in the condition of the related Mortgaged
Property in which case such appraisal may be a letter update of the Required
Appraisal) and thereafter shall obtain a Required Appraisal (or with respect to any Serviced Mortgage Loan with an outstanding principal balance, net of related unreimbursed Advances of principal, of less than $2,000,000, an internal valuation performed by the Special Servicer) once every 12 months (or sooner if the Special Servicer has actual knowledge of a material adverse change in the condition of the related Mortgaged Property) if such Serviced Mortgage Loan remains a Required Appraisal Mortgage Loan. Upon a Trust Mortgage Loan that is a part of a Serviced Loan Combination becoming a Required Appraisal Mortgage Loan, the Special Servicer shall notify each related Non-Trust Holder to such effect.
Following its receipt of such Required Appraisal or letter update or the completion of its internal valuation, the Special Servicer may, but shall not be required to, reduce the Appraised Value of the related Mortgaged Property based on its

                                      -163-

review of the Required Appraisal (or letter update or internal valuation) and any other information that the Special Servicer, consistent with the Servicing
Standard, deems appropriate. The Special Servicer shall deliver a copy of each
Required Appraisal (or letter update or internal valuation) to the applicable
Master Servicer, the Controlling Class Representative and the Trustee within 10
Business Days of obtaining or performing such Required Appraisal (or letter update or internal valuation). Subject to the second paragraph of Section
3.03(c), the applicable Master Servicer shall advance the cost of such Required
Appraisal; provided, however, that such expense will be subject to reimbursement to such Master Servicer as a Servicing Advance out of its Collection Account
pursuant to Section 3.05(a)(vi) and 3.05(a)(vii) or, in the case of a Serviced
Loan Combination, out of the related Loan Combination Custodial Account pursuant to Section 3.05(e)(vi) and 3.05(e)(vii).

          (b) Notwithstanding any other provision of this Agreement, no Serviced
Mortgaged Property shall be acquired by the Special Servicer on behalf of the
Certificateholders (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder) under such circumstances, in such manner or pursuant to such terms as would, in the reasonable judgment of the Special
Servicer (exercised in accordance with the Servicing Standard), (i) cause such
Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (unless the portion of such Mortgaged
Property that is not treated as "foreclosure property" and that is held by REMIC
I at any given time constitutes not more than a de minimis amount of the assets of REMIC I, within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i)
and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust
Fund to the imposition of any federal income taxes under the Code. Subject to the foregoing, however, a Serviced Mortgaged Property may be acquired through a single member limited liability company if the Special Servicer determines that such an action is appropriate to protect the Trust (and, in the case of a Loan
Combination Mortgaged Property, the related Non-Trust Loan Holder(s)) from potential liability. The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

               (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special
     Servicer; or

               (ii) the Special Servicer shall have obtained an Opinion of
     Counsel (the cost of which may be withdrawn from the applicable Master
     Servicer's Collection Account pursuant to Section 3.05(a)) to the effect that the holding of such personal property as part of the Trust Fund will not cause the imposition of a tax on either of REMIC I or REMIC II under the REMIC Provisions or cause either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificate is outstanding.

          (c) Neither Master Servicer (in such capacity) shall obtain title to a
Mortgaged Property. Notwithstanding the foregoing provisions of this Section
3.09, the Special Servicer shall not, on behalf of the Trust Fund (and, in the case of a Serviced Loan Combination, on behalf of the related Non-Trust Loan
Holder(s)), obtain title to a Serviced Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Serviced Mortgaged Property, if, as a result of any such action, the
Trustee, on behalf of the Certificateholders (and, in the case of a Loan
Combination Mortgaged Property, on behalf of the related Non-Trust Loan
Holder(s)), could, in the reasonable judgment of the Special Servicer exercised in accordance with the Servicing Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such
Serviced Mortgaged Property within the meaning of CERCLA or any comparable law
(a "potentially responsible party"), unless the Special Servicer has determined
(as evidenced by an

                                      -164-

Officer's Certificate to such effect delivered to the Trustee (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s))
that shall specify all of the bases for such determination), in accordance with the Servicing Standard, and based on an Environmental Assessment of such
Serviced Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six months prior to any such acquisition of title or other action (a copy of which Environmental
Assessment shall be delivered to the Trustee, the Controlling Class
Representative, the applicable Master Servicer and, in the case of a Loan
Combination Mortgaged Property, to the related Non-Trust Loan Holder(s)), that:

               (i) the Serviced Mortgaged Property is in compliance with
     applicable environmental laws and regulations or, if not, that it would
     (taking into account the coverage provided under any related environmental insurance policy) maximize the recovery to the Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related
     Non-Trust Loan Holder(s)), as a collective whole, on a present value basis
     (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Loan Combination
     Mortgaged Property, on behalf of the related Non-Trust Loan Holder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions as are necessary to bring the Serviced Mortgaged Property into compliance therewith in all material respects; and

               (ii) there are no circumstances or conditions present at the
     Serviced Mortgaged Property relating to the use, management or disposal of
     Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, that it would (taking into account the coverage provided under any related environmental insurance policy) maximize the recovery to the
     Certificateholders (and, in the case of a Loan Combination Mortgaged
     Property, on behalf of the related Non-Trust Loan Holder(s)), as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders
     (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Loan Holder(s)) to be performed at the related Net
     Mortgage Rate) to acquire title to or possession of the Serviced Mortgaged
     Property and to take such actions with respect to the affected Serviced
     Mortgaged Property.

          The Special Servicer shall, in good faith, undertake reasonable efforts to make the determination referred to in the preceding paragraph and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental Assessment shall be covered by, and reimbursable as, a Servicing Advance; and if any such
Environmental Assessment so warrants, the Special Servicer shall perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied (the cost of any such additional testing also to be covered by, and reimbursable as, a Servicing Advance). The cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph shall be payable out of the applicable
Collection Account or the applicable Loan Combination Custodial Account pursuant to Section 3.05(a) or 3.05(e) (or, in the case of a Loan Combination Mortgaged
Property, to the extent the funds in the related Loan Combination Custodial
Account are insufficient, shall be advanced by the applicable Master Servicer, subject to Section 3.03(c)).

                                     -165-

          (d) If the environmental testing contemplated by Section 3.09(c) above establishes that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied with respect to any Serviced Mortgaged Property securing a Defaulted Mortgage Loan and there is no breach of a representation or warranty requiring repurchase under the applicable Mortgage Loan Purchase Agreement, the
Special Servicer shall take such action as is in accordance with the Servicing
Standard (other than proceeding against the Serviced Mortgaged Property). At such time as it deems appropriate, the Special Servicer may, on behalf of the
Trust (and, if a Serviced Loan Combination is involved, the related Non-Trust
Loan Holder(s)), if and as applicable, release all or a portion of such Serviced
Mortgaged Property from the lien of the related Mortgage; provided that, if such
Serviced Mortgage Loan (or such Serviced Loan Combination, if applicable) has a then outstanding principal balance of greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating
Agencies, the Trustee, the Controlling Class Representative, the applicable
Master Servicer and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s) in writing of its intention to so release all or a portion of such Mortgaged Property and the bases for such intention and
(ii) the Trustee shall have notified the Certificateholders in writing of the
Special Servicer's intention to so release all or a portion of such Mortgaged
Property.

          (e) The Special Servicer shall report to the applicable Master
Servicer, the Controlling Class Representative, the Trustee and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s)
monthly in writing as to any actions taken by the Special Servicer with respect to any Serviced Mortgaged Property that represents security for a Defaulted
Mortgage Loan as to which the environmental testing contemplated in Section
3.09(c) above has revealed that any of the conditions set forth in clauses (i)
and (ii) thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related
Serviced Mortgage on such Mortgaged Property.

          (f) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially Serviced
Mortgage Loan, the advisability of seeking to obtain a deficiency judgment if the state in which the related Mortgaged Property is located and the terms of the Mortgage Loan permit such an action and shall, in accordance with the
Servicing Standard, seek such deficiency judgment if it deems advisable.

          (g) Annually in each January, the Special Servicer shall on a timely basis forward to the Master Servicers, all information required to be reported and the Master Servicers shall promptly prepare and file with the Internal
Revenue Service on a timely basis, the information returns with respect to the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Serviced Mortgage Loan or Serviced Mortgaged Property required by Sections 6050H (as applicable), 6050J and 6050P of the Code. Each Master Servicer shall prepare and file the information returns with respect to the receipt of any mortgage interest received in a trade or business from individuals with respect to any Serviced
Mortgage Loan as required by Section 6050H of the Code. All information returns shall be in form and substance sufficient to meet the reporting requirements imposed by the relevant sections of the Code.

          (h) The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination in respect of any
Serviced Mortgage Loan or Administered REO Property and the basis thereof. Each
Final Recovery Determination shall be evidenced by an Officer's Certificate
(together with the basis and back-up documentation for the

                                      -166-

determination) delivered to the Trustee, the Controlling Class Representative,
the applicable Master Servicer and, in the case of any Serviced Loan Combination or any Loan Combination REO Property, the related Non-Trust Loan Holder(s) no later than the third Business Day following such Final Recovery Determination.

          (i) Upon reasonable request of either Master Servicer, the Special
Servicer shall deliver to it and the related Sub-Servicer any other information and copies of any other documents in its possession with respect to a Specially
Serviced Mortgage Loan or the related Mortgaged Property.

          SECTION 3.10 Trustee and Custodian to Cooperate; Release of Mortgage
                       Files.

          (a) Upon the payment in full of any Serviced Trust Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master
Servicer shall promptly notify the Custodian (with a copy to the Trustee) in writing, who shall release or cause the related Custodian to release, by a certification (which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in such Master Servicer's Collection Account pursuant to Section 3.04(a) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the related Mortgage File. Upon receipt of such certification and request, the Trustee shall release, or cause any related
Custodian to release, the related Mortgage File to the applicable Master
Servicer and shall deliver to such Master Servicer such release or discharge, duly executed. If the related Mortgage has been recorded in the name of MERS or its designee, the Master Servicer or a Sub-Servicer at its direction, if registered with MERS, and if the Master Servicer or such Sub-Servicer is not so registered, the Trustee, shall take all necessary action to reflect the release of such Mortgage on the MERS(R) System. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the applicable Master Servicer's Collection Account or the Distribution Account.

          Upon the payment in full of any Non-Trust Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer shall promptly notify the related Non-Trust Loan Holder in writing by a certification
(which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the related Loan Combination Custodial Account pursuant to
Section 3.04(h) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the original Mortgage Note. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the related Loan Combination Custodial Account, the applicable
Master Servicer's Collection Account or the Distribution Account.

          (b) If from time to time, and as appropriate for servicing or foreclosure of any Serviced Mortgage Loan, either Master Servicer or the Special
Servicer shall otherwise require any Mortgage File (or any portion thereof) (or the original of the Mortgage Note for a Non-Trust Loan), the Custodian, upon request of the applicable Master Servicer and receipt from such Master Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a
Servicing Officer thereof, or

                                      -167-

upon request of the Special Servicer and receipt from the Special Servicer of a
Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause any related Custodian to release, such Mortgage File (or portion thereof) (and, in the case of a Non-Trust Loan, the applicable Master Servicer shall request the related Non-Trust Loan Holder to release the Mortgage Note for such Mortgage Loan) to such Master Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or related Custodian, or the delivery to the Trustee of a certificate of a
Servicing Officer of the Special Servicer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the applicable
Collection Account or the applicable Loan Combination Custodial Account pursuant to Section 3.04(a) or Section 3.04(h), as the case may be, have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee or related Custodian to the applicable Master Servicer or the Special Servicer, as the case may be.

          (c) Within seven Business Days (or within such shorter period (but no less than three Business Days) as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the
Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee (on behalf of the Certificateholders and, in the case of a
Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s)) based on a limited power of attorney issued in favor of the Special Servicer pursuant to Section 3.01(b)), in the form supplied to the Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a
Serviced Mortgaged Property or Administered REO Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or
Mortgage or to obtain a deficiency judgment, or any other document or agreement that in the Special Servicer's reasonable judgment is required to be executed in connection with the servicing of any Mortgage Loan or REO Property, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust Fund, either Master Servicer, the Special
Servicer or, if applicable, the related Non-Trust Loan Holder. Together with such documents or pleadings, the Special Servicer shall deliver to the Trustee
(and, if applicable, the related Non-Trust Loan Holder(s)) a certificate of a
Servicing Officer requesting that such pleadings or documents be executed by the
Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee (on behalf of the
Certificateholders and, in the case of a Serviced Loan Combination, also on behalf of the related Non-Trust Loan Holder(s)) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

          SECTION 3.11 Servicing Compensation.

          (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each
Mortgage Loan (including each Specially Serviced Mortgage Loan) and each REO
Loan master serviced by it. As to each such Mortgage Loan and REO Loan, the
Master Servicing Fee shall accrue at the related Master Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed and calculated on the same interest accrual basis as that Mortgage Loan, which will be either a 30/360 Basis or an Actual/360 Basis (or, in the event of a Principal
Prepayment in full or other Liquidation Event with respect to a Mortgage Loan or an REO Loan, on the basis of the actual number of days to elapse from and including the related Due

                                      -168-

Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Master Servicing Fee with respect to any
Mortgage Loan or any REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall be payable monthly on a loan-by-loan basis, from payments of interest on each
Mortgage Loan and REO Revenues allocable as interest on each REO Loan. Each
Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or any REO Loan out of that portion of related
Insurance Proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section 3.05(a)(iii) or Section 3.05(e), as applicable, and in the case of a Trust Mortgage Loan or a Trust REO Loan, out of such other amounts as may be permitted by Section 3.05(a). The right to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of either Master Servicer's responsibilities and obligations under this Agreement or the transfer of all or a portion of
Master Servicer No. 1's right to receive the Excess Servicing Strip.

          Notwithstanding anything herein to the contrary, either of KRECM or
Wells Fargo (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip (in any event, in whole as to the entire portion of the Mortgage Pool serviced by it but not in part); provided that any assignee or pledgee of the Excess Servicing
Strip must be a Qualified Institutional Buyer or Institutional Accredited
Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of the Excess Servicing Strip shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws; and provided, further, that in the event of any resignation or termination of KRECM or Wells Fargo in its capacity as a Master
Servicer, all or any portion of the Excess Servicing Strip may be reduced by the
Trustee through a reduction in the Excess Servicing Strip Rate with respect to one or more Mortgage Loans and REO Loans that were serviced by the resigned or terminated Master Servicer to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor
Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.04 and that requires market rate servicing compensation (including compensation necessary to pay primary servicing fees)
that accrues at a per annum rate in excess of the sum of (i) 0.005% (one-half of a basis point) per annum and (ii) with respect to any Serviced Mortgage Loan or
Serviced REO Loan that is not primary serviced by KRECM or Wells Fargo, as the case may be, the primary servicing fee rate, if any, for such Mortgage Loan or
REO Loan. KRECM or Wells Fargo, as the case may be, and each holder of the
Excess Servicing Strip desiring to effect a transfer, sale, pledge or other assignment of the Excess Servicing Strip shall, and each of KRECM and Wells
Fargo hereby agrees, and each such holder of the Excess Servicing Strip by its acceptance of the Excess Servicing Strip shall be deemed to have agreed, in connection with any transfer of the Excess Servicing Strip effected by such
Person, to indemnify the Certificateholders, the Trust, the Depositor, the
Underwriters, the Trustee, the Certificate Administrator, the Custodian, any
Fiscal Agent, the other Master Servicer, the Certificate Registrar and the
Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of the Excess Servicing Strip, the holder thereof shall be deemed to have agreed (i) to keep all information relating to the Trust and the Trust Fund and made available to it by the applicable Master
Servicer confidential (except as permitted pursuant to clause (iii) below or, in the case of such Master Servicer, as contemplated hereby in the performance of its duties and obligations hereunder), (ii) not to use or disclose such information in any manner that could result in a violation of

                                      -169-

any provision of the Securities Act or other applicable securities laws or that would require registration of the Excess Servicing Strip or any Non-Registered
Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the
Excess Servicing Strip if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the Excess Servicing Strip or any Non-Registered Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such
Persons' auditors, legal counsel and regulators. From time to time following any transfer, sale, pledge or assignment of the Excess Servicing Strip, the Person then acting as Master Servicer No. 1 or Master Servicer No. 2, as the case may be, shall pay, out of each amount paid to such Master Servicer as Master
Servicing Fees with respect to any Mortgage Loan or REO Loan, as the case may be, the portion of the Excess Servicing Strip attributable to such Mortgage Loan or REO Loan to the holder of the Excess Servicing Strip within one Business Day following the payment of such Master Servicing Fees to such Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Master Servicer. The holder of the Excess Servicing Strip shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. The applicable Master Servicer shall pay the Excess
Servicing Strip to the holder of the Excess Servicing Strip (i.e., KRECM or
Wells Fargo, as the case may be, or any such third party) at such time and to the extent such Master Servicer is entitled to receive payment of its Master
Servicing Fees hereunder, notwithstanding any resignation or termination of
KRECM or Wells Fargo, as the case may be, hereunder (subject to reduction as provided above and in the next paragraph).

          In the event that KRECM or Wells Fargo, as the case may be, is terminated or resigns as a Master Servicer, it (and its successors and assigns)
will be entitled to retain the Excess Servicing Strip, except to the extent that any portion of such Excess Servicing Strip is needed (as determined by the
Trustee in its sole discretion) to compensate any replacement Master Servicer for assuming the duties of KRECM or Wells Fargo, as the case may be, under this
Agreement.

          (b) Additional master servicing compensation in the form of:

               (i) any and all Default Charges (or portion thereof that is comprised of late payment charges) collected with respect to a Mortgage
     Loan that is not a Specially Serviced Mortgage Loan, to the extent provided in clause seventh of Section 3.26(a);

               (ii) (A) 100% of all fees paid in connection with defeasance by a
     Mortgagor with respect to a Serviced Mortgage Loan that is not a Specially
     Serviced Mortgage Loan and (B) 50% of any and all assumption application fees, assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees and earn-out fees actually paid by a Mortgagor with respect to a Serviced Mortgage Loan that is not a Specially Serviced
     Mortgage

                                      -170-

     Loan (provided, however, that if the consent of the Special Servicer is not required pursuant to the terms of this Agreement in connection with the underlying servicing action, then the applicable Master Servicer shall be entitled to receive 100% of such fees);

               (iii) any and all charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other loan processing fees actually paid by a Mortgagor with respect to a Serviced
     Mortgage Loan that is not a Specially Serviced Mortgaged Loan and, in the case of checks returned for insufficient funds, with respect to a Specially
     Serviced Mortgage Loan;

               (iv) any and all Prepayment Interest Excesses collected with respect to a Serviced Trust Mortgage Loan, including a Specially Serviced
     Mortgage Loan (after deduction of the amounts required to be deposited by the applicable Master Servicer in its Collection Account for the related
     Distribution Date pursuant to Section 3.19(a) in connection with Prepayment
     Interest Shortfalls and Casualty/Condemnation Interest Shortfalls);

               (v) interest or other income earned on deposits in the Investment
     Accounts maintained by either Master Servicer (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment
     Account for each Collection Period and, further, in the case of a Servicing
     Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Mortgagor under applicable law or under the related Mortgage Loan documents); and

               (vi) other customary charges;

may be retained by the Master Servicers (subject to Section 3.11(e) and are not required to be deposited in their respective Collection Accounts; provided that either Master Servicer's right to receive Default Charges pursuant to clause (i)
above shall be limited to the portion of such items that have not been applied to pay, or reimburse the Trust for, interest on Advances, Additional Trust Fund
Expenses and property inspection costs in respect of the related Mortgage Loan or REO Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or as otherwise provided in Section 3.26. Any of the amounts described in clauses (i) through
(v) that are collected by the Special Servicer shall be promptly paid to the applicable Master Servicer.

          Each Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder
(including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of its Collection Account or, with respect to a
Serviced Loan Combination, out of the related Loan Combination Custodial
Account, and the Master Servicers shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

          (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each
Specially Serviced Mortgage Loan and each Serviced REO Loan. As to each
Specially Serviced Mortgage Loan and Serviced REO Loan, the Special Servicing
Fee shall accrue at the Special Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Specially
Serviced Mortgage Loan or deemed to be due on such Serviced REO Loan is computed and calculated on the same interest accrual basis as that Mortgage Loan, which will be either a 30/360 Basis or an Actual/360 Basis (or, in the event of a

                                      -171-

Principal Prepayment in full or other Liquidation Event with respect to a
Serviced Mortgage Loan or Serviced REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of
30 days). The Special Servicing Fee with respect to any Specially Serviced
Mortgage Loan or Serviced REO Loan shall cease to accrue as of the date a
Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage
Loan. Subject to the penultimate paragraph of Section 3.11(c), earned but unpaid
Special Servicing Fees shall be payable monthly out of related Liquidation
Proceeds and then general collections on the Mortgage Loans and any REO
Properties on deposit in the Collection Accounts pursuant to Section 3.05(a).

          As further compensation for its activities hereunder, the Special
Servicer shall be entitled to receive the Workout Fee with respect to each
Corrected Mortgage Loan, so long as such loan remains a Corrected Mortgage Loan.
As to each Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each collection of interest (other than Additional Interest and Penalty Interest) and principal received on such Mortgage Loan for so long as it remains a Corrected Mortgage
Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing Transfer Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout
Fee would become payable if and when such Mortgage Loan again became a Corrected
Mortgage Loan. If the Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable with respect to any
Specially Serviced Mortgage Loan that became a Corrected Mortgage Loan during the period that it acted as Special Servicer and remained a Corrected Mortgage
Loan at the time of its termination or resignation or if the Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Mortgage Loan documents) causing the Mortgage Loan to be a
Specially Serviced Mortgage Loan, but the Mortgage Loan had not as of the time the Special Servicer is terminated or resigns become a Corrected Mortgage Loan because the related Mortgagor had not made three consecutive monthly debt service payments and subsequently becomes a Corrected Mortgage Loan as a result of making such three consecutive payments. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

          In addition, subject to the following sentence, the Special Servicer shall be entitled to a Principal Recovery Fee with respect to each Specially
Serviced Mortgage Loan (or Qualified Substitute Mortgage Loan substituted in lieu thereof) for which it obtains a full or discounted payoff from the related
Mortgagor, and the Special Servicer shall also be entitled to the Principal
Recovery Fee with respect to any Specially Serviced Mortgage Loan or
Administered REO Property as to which it receives any Liquidation Proceeds or
Insurance Proceeds and allocable as a recovery of principal, interest (other than Additional Interest and Penalty Interest) and expenses in accordance with
Section 3.02(b) or the definition of "REO Loan", as applicable; and as to each such Specially Serviced Mortgage Loan and Serviced REO Loan, the Principal
Recovery Fee shall be payable from, and will be calculated by application of the
Principal Recovery Fee Rate to the related payment or proceeds. Notwithstanding the foregoing, no Principal Recovery Fee shall be payable in connection with, or out of proceeds received in connection with: the repurchase or substitution of any Mortgage Loan or REO Property by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement due to a Breach or a Document Defect
(i) within the time period (or extension thereof) provided for such repurchase or substitution or (ii) if such repurchase or substitution occurs after such time period (or extension thereof) and the Mortgage Loan Seller was acting in good faith to resolve such Breach or Document Defect; or the purchase of any
Trust Mortgage Loan or related Administered REO Property by the Plurality
Subordinate Certificateholder, the Special Servicer or any Person (except an assignee meeting the

                                      -172-

requirements of Section 3.18(c)) pursuant to Section 3.18, by the related
Non-Trust Loan Holder pursuant to the related Loan Combination Co-Lender
Agreement unless the purchase occurs more than 90 days after the subject Trust
Mortgage Loan becoming a Specially Serviced Mortgage Loan or unless provided for under the related Loan Combination Co-Lender Agreement, or by either Master
Servicer, the Special Servicer or the Plurality Subordinate Certificateholder
pursuant to Section 9.01; or the purchase of any Mortgage Loan by a mezzanine lender pursuant to the related mezzanine intercreditor agreement unless the purchase price with respect thereto includes the Principal Recovery Fee; or the removal of any Mortgage Loan or REO Property from the Trust by the Sole
Certificate Owner in connection with an exchange of all of the outstanding
Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage
Loans and each REO Property remaining in the Trust Fund pursuant to Section
9.01; and further no Principal Recovery Fee shall, with respect to any Serviced
Mortgage Loan, be payable (i) in connection with a Periodic Payment received in connection with such Serviced Mortgage Loan or (ii) to the extent a Workout Fee is payable concerning the related payment, Liquidation Proceeds or Insurance
Proceeds.

          Notwithstanding the foregoing, any Special Servicing Fee, Workout Fee and/or Principal Recovery Fee payable in accordance with the three preceding paragraphs with respect to a Serviced Loan Combination (including, without limitation, any successor REO Loans comprising same) shall be paid from the collections received on such Serviced Loan Combination on deposit in the related
Loan Combination Custodial Account that may be applied to pay such fees in accordance with the related Loan Combination Co-Lender Agreement, pursuant to
Section 3.05(e). Insofar as any Special Servicing Fee, Workout Fee and/or
Principal Recovery Fee is payable in respect of a Non-Trust Loan, such fee shall be payable solely from collections in respect of such Non-Trust Loan.

          The Special Servicer's right to receive the Special Servicing Fee, the
Workout Fee and the Principal Recovery Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under Sections 6.02, 6.04 and 6.09.

          The Special Servicer shall not be entitled to any Special Servicing
Fees, Workout Fees or Principal Recovery Fees with respect to the 600 West
Chicago Trust Mortgage Loan or any related REO Property.

          (d) Additional servicing compensation in the form of: (i) all Default
Charges (or portion thereof that is comprised of late payment charges) collected with respect to Specially Serviced Mortgage Loans, to the extent provided in clause seventh of Section 3.26(a), and (subject to Section 3.11(b)(ii)) one hundred percent (100%) of all assumption application fees collected with respect to Specially Serviced Mortgage Loans and (ii) one-hundred percent (100%) of any assumption fee, modification fee or extension fee, to the extent actually paid by a Mortgagor with respect to any Specially Serviced Mortgage Loan and (subject to Section 3.11(b)(ii)) 50% of all assumption application fees, assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees and earn-out fees actually paid by a Mortgagor with respect to any non-Specially
Serviced Mortgage Loan that is a Serviced Mortgage Loan for which Special
Servicer consent is required, shall be retained by the Special Servicer or promptly paid to the Special Servicer by the applicable Master Servicer (subject to Section 3.11(e)) and shall not be required to be deposited in the applicable
Collection Account or any Loan Combination Custodial Account, as the case may be; provided that the Special Servicer's right to receive Default Charges pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay or reimburse the Trust for interest on Advances,
Additional Trust Fund

                                      -173-

Expenses and property inspection costs in respect of the related Serviced
Mortgage Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or as otherwise provided in Section 3.26. The Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) interest or other income earned on deposits in the REO Accounts, if established, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Accounts for each Collection Period); and (ii) to the extent not required to be paid to any Mortgagor under applicable law, any interest or other income earned on deposits in the Servicing Accounts maintained by the Special Servicer. The Special Servicer shall be required to pay out of its own funds all general and administrative expenses incurred by it in connection with its servicing activities hereunder, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in
Section 3.05(a) and/or Section 3.05(e) if and to the extent such expenses are not payable directly out of either Collection Account, the Loan Combination
Custodial Accounts or the REO Accounts, as the case may be.

          (e) If either Master Servicer or the Special Servicer collects an assumption fee or an assumption application fee in connection with any transfer or proposed transfer of any interest in a Mortgagor or a Mortgaged Property in respect of a Serviced Mortgage Loan, then (notwithstanding anything herein to the contrary) such Master Servicer or the Special Servicer, as applicable, will apply that fee to cover the costs and expenses associated with that transfer or proposed transfer that are not otherwise paid by the related Mortgagor and that would otherwise be payable or reimbursable out of the Trust Fund, including any
Rating Agency fees and expenses to the extent such fees and expenses are collectible under applicable law and such Master Servicer or the Special
Servicer, as appropriate, fails to enforce such requirement in accordance with the related Mortgage Loan documents. Any remaining portion of such assumption fee or of such assumption application fee will be applied as additional compensation to such Master Servicer or the Special Servicer in accordance with this Section 3.11. Neither of the Master Servicers nor the Special Servicer
shall waive any assumption fee or assumption application fee, to the extent it would constitute additional compensation for the other such party, without the consent of such other party.

          SECTION 3.12 Property Inspections; Collection of Financial Statements;
                       Delivery of Certain Reports.

          (a) The Special Servicer shall perform or cause to be performed a physical inspection of a Serviced Mortgaged Property as soon as practicable after a related Serviced Mortgage Loan becomes a Specially Serviced Mortgage
Loan, provided that such expense shall be reimbursable first out of Default
Charges otherwise payable to the Special Servicer and the Master Servicers, then as an Additional Trust Fund Expense (other than an expense allocable to a
Non-Trust Loan, which shall be reimbursable from the related Loan Combination
Custodial Account). In addition, after a Serviced Mortgage Loan becomes a
Specially Serviced Mortgage Loan, the Special Servicer shall perform or cause to be performed a physical inspection of the related Mortgaged Property at least once per calendar year, so long as such Serviced Mortgage Loan remains a
Specially Serviced Mortgage Loan. Beginning in 2008, the applicable Master
Servicer for each Serviced Mortgage Loan other than a Specially Serviced
Mortgage Loan or REO Loan, shall at its expense perform or cause to be performed an inspection of all the Serviced Mortgaged Properties at least once per calendar year unless such Mortgaged Property has been inspected in such calendar year by the Special Servicer. The Special Servicer and each Master Servicer shall each prepare (and, in the case of the Special Servicer, shall deliver to the applicable Master Servicer) a written report of each such inspection performed by it that sets forth in detail the condition of the Mortgaged
Property and that specifies the existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which it is aware, (ii) any change in the

                                      -174-

condition, occupancy or value of the Mortgaged Property of which such Master
Servicer or the Special Servicer, as applicable, is aware and considers material, or (iii) any visible waste committed on the Mortgaged Property of which such Master Servicer or the Special Servicer, as applicable, is aware and considers material. Each Master Servicer shall within 45 days of the related inspection, deliver such reports, using the Centerline Naming Convention, complete with any photographs taken thereof in an electronic format to the
Trustee (upon request) and to the Controlling Class Representative (and in the
case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), and the Trustee shall obtain from the applicable Master Servicer and, subject to
Section 3.15, make copies of all such inspection reports available for review by any requesting Certificateholder and Certificate Owner during normal business hours at the offices of the Trustee at all times after Trustee's receipt thereof. Upon written request and at the expense of the requesting party, the
Trustee shall obtain from the applicable Master Servicer and deliver copies of any such inspection reports to Certificateholders and Certificate Owners. The
Special Servicer shall have the right to inspect or cause to be inspected (at its own expense) every calendar year any Serviced Mortgaged Property related to a loan that is not a Specially Serviced Mortgage Loan, provided that the Special
Servicer obtains the approval of the applicable Master Servicer prior to such inspection, and provides a copy of such inspection, using the Centerline Naming
Convention, to such Master Servicer; and provided, further, that such Master
Servicer and the Special Servicer shall not both inspect a Serviced Mortgaged
Property that is not securing a Specially Serviced Mortgage Loan in the same calendar year. If the Special Servicer performs such inspection, such inspection shall satisfy the applicable Master Servicer's inspection obligations pursuant to this paragraph (a).

          (b) The Special Servicer shall from time to time (and, in any event, upon request) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and Administered
REO Properties as may be necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Certificate Administrator. Without limiting the generality of the foregoing, not later than 12:00 p.m. (New York City time) on the Business Day following each Determination Date, beginning in September 2007, the Special
Servicer shall prepare and deliver or cause to be delivered to the applicable
Master Servicer (in CMSA format (as in effect from time to time) and in an electronic format (using the Centerline Naming Convention) reasonably acceptable to both the Special Servicer and the applicable Master Servicer) the CMSA
Special Servicer Loan File that contains the information called for in, or that will enable such Master Servicer to produce, the CMSA files and reports required to be delivered by such Master Servicer to the Certificate Administrator as set forth below, in each case with respect to all Specially Serviced Mortgage Loans and the REO Properties.

          (c) Each Master Servicer shall deliver to the Certificate
Administrator, no later than 1:00 p.m. New York City time on the second Business
Day prior to each Distribution Date beginning in September 2007, the CMSA Loan
Periodic Update File with respect to the subject Distribution Date and notice of the Discount Rate applicable to each Principal Prepayment received in the related Collection Period. Each CMSA Loan Periodic Update File prepared by the
Master Servicers shall be accompanied by a CMSA Advance Recovery Report. The preparation of each CMSA Advance Recovery Report shall constitute a responsibility of the Master Servicers and shall not constitute a responsibility of any other party. Notwithstanding anything in this Agreement that suggests otherwise, the Master Servicers shall not be required to deliver a CMSA Advance
Recovery Report (and no CMSA Loan Periodic Update File need be accompanied by any such report) with respect to any Collection Period for which all of the entries in the report would be "zero" or "not applicable". The Master Servicers'
responsibilities under this Section 3.12 with respect to information to be provided by the Special Servicer with respect to

                                      -175-

Specially Serviced Mortgage Loans and Administered REO Properties shall be subject to the satisfaction of the Special Servicer's obligations under Section
3.12(b), but the failure of the Special Servicer to provide information required by it shall not relieve either Master Servicer of its duties to provide the related reports, absent such information. Notwithstanding the foregoing, because the Master Servicers will not receive the Servicing Files until the Closing Date and will not have sufficient time to review and analyze such Servicing Files before the initial Distribution Date, the parties agree that the CMSA Loan
Periodic Update File required to be delivered by the Master Servicers in
September 2007 will be based solely upon information generated from actual collections received by the Master Servicers and from information Mortgage Loan
Sellers deliver or cause to be delivered to the Master Servicers (including but not limited to information prepared by third-party servicers of the subject
Serviced Mortgage Loans with respect to the period prior to the Closing Date).
If any Mortgage Loan Seller fails to deliver to the applicable Master Servicer the information required by such Master Servicer to prepare its initial CMSA
Loan Periodic Update File, such Master Servicer shall notify the Depositor and the Certificate Administrator of such failure. On or before 4:00 p.m., New York
City time, on each P&I Advance Date beginning in November 2007, each Master
Servicer shall deliver or cause to be delivered to the Certificate Administrator the following reports with respect to the Mortgage Loans (and, if applicable, the related REO Properties, providing the required information as of the related
Determination Date): (i) a CMSA Comparative Financial Status Report; (ii) a CMSA
Delinquent Loan Status Report; (iii) a CMSA Historical Loan Modification and
Corrected Mortgage Loan Report; (iv) a CMSA Historical Liquidation Loss
Template; (v) a CMSA Appraisal Reduction Template; (vi) a CMSA Servicer Realized
Loss Template, (vii) a CMSA Total Loan Report, (viii) a CMSA REO Status Report;
(ix) a CMSA Servicer Watch List; (x) a CMSA Property File; (xi) a CMSA Loan
Setup File; (xii) a CMSA Financial File; and (xiii) a CMSA Loan Level
Reserve/LOC Report. Such reports shall be in CMSA format (as in effect from time to time) and shall be in an electronic format reasonably acceptable to both the
Certificate Administrator and the Master Servicers. Each Master Servicer shall make available promptly upon request of the other Master Servicer a report setting forth each Advance then outstanding by such Master Servicer. Master
Servicer No. 1 shall incorporate in the foregoing reports any information and reports received (by the date in the month of such Distribution Date that such information and reports are scheduled to be received in accordance with the
CGCMT Series 2007-C6 Pooling and Servicing Agreement) from the CGCMT Series
2007-C6 Applicable Servicer with respect to the 600 West Chicago Trust Mortgage
Loan.

          (d) The Special Servicer shall deliver to the Master Servicers the reports set forth in Section 3.12(b) and this Section 3.12(d), and the Master
Servicers shall deliver to the Certificate Administrator the reports set forth in Section 3.12(c) in an electronic format reasonably acceptable to the Special
Servicer, each Master Servicer and the Certificate Administrator. Each Master
Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section
3.12(d) and, with respect to the 600 West Chicago Trust Mortgage Loan, by the
CGCMT Series 2007-C6 Applicable Servicer pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement. The Certificate Administrator may, absent manifest error, conclusively rely on the CMSA Loan Periodic Update Files to be provided by the Master Servicers pursuant to Section 3.12(c). In the case of information or reports to be furnished by the Master Servicers to the Certificate
Administrator pursuant to this Section 3.12, to the extent that such information or reports are based on information or reports to be provided by the Special
Servicer pursuant to Section 3.12(b) and this Section 3.12(d) and, to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) or by the CGCMT Series
2007-C6 Applicable Servicer pursuant to the CGCMT 2007-C6 Pooling and Servicing
Agreement, neither Master Servicer shall have an obligation to provide such information to the Certificate Administrator until it has

                                      -176-

received such information from the Special Servicer or the CGCMT Series 2007-C6
Applicable Servicer, as applicable, and neither Master Servicer shall be in default hereunder due to a delay in providing information required by this
Section 3.12 to the extent caused by the Special Servicer's failure to timely provide any information or report required under Section 3.12(b) and this
Section 3.12(d) of this Agreement or the CGCMT Series 2007-C6 Applicable
Servicer's failure to provide any information or report required to be provided to the holder of the 600 West Chicago Trust Mortgage Loan pursuant to the CGCMT
Series 2007-C6 Pooling and Servicing Agreement, but neither Master Servicer shall be relieved of its obligation to timely provide such reports absent the information not provided by the Special Servicer as required by this Section
3.12 or by the CGCMT Series 2007-C6 Applicable Servicer.

          Commencing with respect to the fiscal quarter ended December 31, 2007, the Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each non-Specially Serviced
Mortgage Loan, shall make reasonable efforts to collect promptly from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents. In addition, the
Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each Administered REO
Property and shall collect all such items promptly following their preparation.
The Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the applicable Master
Servicer within 30 days of its receipt thereof. Each Master Servicer shall deliver all items obtained by it, and all items required to be delivered to it by the Special Servicer pursuant to the immediately preceding sentence to the
Controlling Class Representative (and in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)), and the Certificate
Administrator in an imaged format.

          Each Master Servicer shall maintain a CMSA Operating Statement
Analysis Report with respect to each Serviced Mortgaged Property and
Administered REO Property related to each Serviced Mortgage Loan serviced thereby. Within 60 days after receipt by the applicable Master Servicer from the related Mortgagor or otherwise, as to each non-Specially Serviced Mortgage Loan and within 30 days after receipt by the applicable Master Servicer from the
Special Servicer or otherwise, as to a Specially Serviced Mortgage Loan or an
Administered REO Property, of any annual operating statements and rent rolls with respect to any Serviced Mortgaged Property or Administered REO Property,
such Master Servicer shall, based upon such operating statements or rent rolls, prepare (or, if previously prepared, update) the CMSA Operating Statement
Analysis Report, using the Centerline Naming Convention, for the subject
Serviced Mortgaged Property or Administered REO Property. Each Master Servicer
shall remit a copy of each CMSA Operating Statement Analysis Report prepared or updated by it (promptly following initial preparation and each update thereof), together with, if not already provided pursuant to this Section 3.12, the underlying operating statements and rent rolls, to the Controlling Class
Representative (and in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)), the Certificate Administrator and the Special
Servicer. Within 60 days (or, in the case of items received from the Special
Servicer or otherwise with respect to Specially Serviced Mortgage Loans and
Administered REO Properties, 30 days) after receipt by the applicable Master
Servicer of any quarterly or annual operating statements with respect to any
Serviced Mortgaged Property or Administered REO Property, such Master Servicer shall prepare or update and forward to the Certificate Administrator, the
Special Servicer and the Controlling Class Representative (and in the case of a
Serviced Loan Combination, the related Non-Trust Loan Holder(s)) a CMSA NOI
Adjustment Worksheet using the same format (using the Centerline Naming
Convention) as the CMSA Operating

                                      -177-

Statement Analysis Report for such Serviced Mortgaged Property or Administered
REO Property, together with, if so requested and not previously provided pursuant to this Section 3.12, the related quarterly or annual operating statements.

          (e) Except with respect to delivery to the Special Servicer or the
Controlling Class Representative, which deliveries shall be made in electronic format (using the Centerline Naming Convention), if either Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, such Master Servicer or the Special
Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or
(z) making such statement, report or information available on such Master
Servicer's Internet Website or the Certificate Administrator's Internet Website,
unless this Agreement expressly specifies a particular method of delivery.
Notwithstanding the foregoing, the Certificate Administrator may request delivery in paper format of any statement, report or information required to be delivered to the Certificate Administrator.

          (f) Notwithstanding any other provision in this Agreement, the failure of either Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12, or that may otherwise be disclosed pursuant to Section 3.15 or Section 4.02, shall not constitute a breach of this Agreement to the extent such Master Servicer or the Special
Servicer so fails because such disclosure, in the reasonable belief of such
Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged
Properties or would constitute a waiver of the attorney-client privilege on behalf of the Trust, such Master Servicer or the Special Servicer. Either Master
Servicer and the Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law, the related Mortgage Loan documents and the Servicing
Standard. Either Master Servicer or the Special Servicer may affix to any information provided by it under this Agreement any disclaimer it deems appropriate in its discretion (without suggesting liability on the part of any other party hereto).

          (g) Each Master Servicer shall, contemporaneously with any related delivery to the Certificate Administrator or the Special Servicer, as
applicable, provide any reports that contain information regarding a Loan
Combination Mortgaged Property or financial information regarding the related
Mortgagor to the related Non-Trust Loan Holder(s).

          (h) For the purposes of the production by either Master Servicer or the Special Servicer of any such report that is required to state information with respect to any Serviced Mortgage Loan for any period prior to the related
Due Date in September 2007, such Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the related Mortgage Loan
Seller, by the related Mortgagor or (x) in the case of such a report produced by such Master Servicer, by the Special Servicer (if other than such Master
Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by either Master Servicer (if other than such Special
Servicer or an Affiliate thereof). Absent manifest error of which it has actual knowledge, neither the Master Servicers nor the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgage Loan Seller, any other party to this Agreement, a Mortgagor or another third party that is included in any reports, statements, materials or information prepared or provided by either such Master Servicer or the Special
Servicer, as the case may be. The Certificate Administrator shall not be

                                      -178-

responsible for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section. Neither the Certificate Administrator, nor the Master Servicers nor the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party. All reports provided pursuant this Section 3.12 shall be in an electronic format reasonably acceptable to both the Certificate Administrator and each Master Servicer.

          (i) The preparation and maintenance by each Master Servicer and the
Special Servicer of all the reports specified in this Section 3.12 with respect to a Serviced Loan Combination, the corresponding Mortgaged Property and/or any related REO Property, including the calculations made therein, shall be done in accordance with CMSA standards, to the extent applicable thereto.

          SECTION 3.13 Annual Statement as to Compliance.

          Each of the Certificate Administrator, the Master Servicers and the
Special Servicer shall itself deliver (or, in the case of the Certificate
Administrator, make available), and shall cause each Additional Item 1123
Servicer retained or engaged by it to deliver (but if the related Additional
Item 1123 Servicer is a Designated Sub-Servicer, then the applicable Master
Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before May 1 of each year, beginning in 2008 (provided that if the Certificate Administrator (or, a similar party with respect to any Non-Trust Loan Securitization Trust identified to such delivering party) requires the following statement in connection with any filing with the Commission, each of the Certificate Administrator, the Master Servicers and the Special Servicer shall deliver, and shall cause each Additional Item
1123 Servicer retained or engaged by it to deliver (but if the related
Additional Item 1123 Servicer is a Designated Sub-Servicer, then the applicable
Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before March 15th of the subject year), to the Depositor, the Controlling Class Representative, the
Certificate Administrator (to whom delivery shall be made in EDGAR-compatible format (e.g. Microsoft Word or Microsoft Excel)), each Non-Trust Loan Holder, and each Rating Agency and, in the case of the Special Servicer or an Additional
Item 1123 Servicer, to each Master Servicer, a statement of compliance (the
"Annual Statement of Compliance") from the Certificate Administrator, each
Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, signed by an authorized officer thereof, to the effect that:
(i) a review of the activities of the Certificate Administrator, each Master
Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an Additional Item 1123
Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Certificate
Administrator, each Master Servicer, the Special Servicer or such Additional
Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement (or, in the case of an Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

          In the event that either Master Servicer, the Special Servicer or the
Certificate Administrator is terminated or resigns pursuant to the terms of this
Agreement, such party shall provide, and each such party shall use its reasonable efforts to cause any Additional Item 1123 Servicer that

                                      -179-

resigns or is terminated under any applicable servicing agreement to provide, an
Annual Statement of Compliance pursuant to this Section 3.13 with respect to the period of time that such Master Servicer, the Special Servicer or the
Certificate Administrator was subject to this Agreement or the period of time that the Additional Item 1123 Servicer was subject to such other servicing agreement.

          In the event the Certificate Administrator or the Depositor does not receive the Annual Statement of Compliance with respect to any party hereto or, if the Certificate Administrator has been notified of the existence thereof, any
Additional Item 1123 Servicer contemplated to deliver such report pursuant to the preceding paragraph, by March 15th of any year during which a Form 10-K
Annual Report is required to be filed with the Commission with respect to the
Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Person (or, in the case of an Additional Item 1123
Servicer known to the Certificate Administrator or the Depositor, as the case may be, to the party hereto that retained or engaged such Additional Item 1123
Servicer), with a copy of such Servicer Notice to the Depositor (if the
Certificate Administrator is sending the Servicer Notice) or the Certificate
Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. Any party hereto that retains or engages a Servicing Representative (other than a Designated Sub-Servicer) that is, at the time of appointment, or subsequently becomes an Additional Item 1123
Servicer shall so notify the Certificate Administrator (unless such party is the
Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become an
Additional Item 1123 Servicer; and, further, if such Servicing Representative does not deliver an Annual Statement of Compliance with respect to itself by
March 15th (with no grace period) of any year during which a Form 10-K Annual
Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall so notify the Certificate Administrator (unless such party is the Certificate
Administrator) and the Depositor in writing no later than the Business Day following such March 15th, together with an explanation regarding such failure.

          SECTION 3.14 Reports on Assessment of Compliance with Servicing
                       Criteria; Registered Public Accounting Firm Attestation
                       Reports.

          Each Servicing Function Participant shall itself deliver (or, in the case of the Certificate Administrator, make available), and each party hereto shall cause any Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Additional Item 1123 Servicer is a Designated
Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before May 1 of each year, beginning in 2008 (provided that if the Certificate Administrator (or, a similar party with respect to any Non-Trust
Loan Securitization Trust identified to such delivering party) requires the following reports in connection with any filing with the Commission, each
Servicing Function Participant shall deliver (or, in the case of the Certificate
Administrator, make available), and each party hereto shall cause any
Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Additional Item 1123 Servicer is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before March
15th of the subject year), at its own expense, to the Certificate Administrator, the Depositor, the Controlling Class Representative, the Trustee (to whom delivery shall be made in EDGAR-compatible format (e.g. Microsoft Word or
Microsoft Excel)), each Non-Trust Loan Holder, and each Rating Agency the following reports: (i) as required under Rule 13a-18 or Rule 15d-18 of the
Exchange Act and Item 1122 of Regulation AB, a report on an assessment of compliance by it with the Servicing Criteria (an "Annual Assessment Report"), signed by an authorized officer of such Servicing

                                      -180-

Function Participant or such Sub-Servicing Function Participant, as the case may be, which report shall contain (A) a statement by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, of its responsibility for assessing compliance with the Relevant Servicing
Criteria, (B) a statement that such Servicing Function Participant or such
Sub-Servicing Function Participant, as the case may be, used the Servicing
Criteria to assess compliance with the Relevant Servicing Criteria, (C) such
Servicing Function Participant's or such Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing
Criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the Relevant Servicing Criteria identified by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, and
(D) a statement that a registered public accounting firm has issued an attestation report on such Servicing Function Participant's or such
Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for such period ending
December 31st of the preceding calendar year; and (ii) as to each report delivered by a Servicing Function Participant or a Sub-Servicing Function
Participant pursuant to the immediately preceding clause (i), a report from a registered public accounting firm (made in accordance with the standards for attestation engagements issued or adopted by the PCAOB) (an "Annual Attestation
Report") that attests to, and reports on, the assessment made by the asserting party in such report delivered pursuant to the immediately preceding clause (i), together with (if required to be filed with the Commission) a consent from such registered public accounting firm authorizing the filing of the subject Annual
Attestation Report with the Commission (an "Accountant's Consent"). Each Annual
Attestation Report must be available for general use and may not contain restricted use language. Promptly after receipt of each such report delivered pursuant to the second preceding sentence, the Depositor shall review such report and, if applicable, shall be entitled to consult with the appropriate party hereto as to the nature of any material instance of noncompliance with the
Relevant Servicing Criteria by such party or any Sub-Servicing Function
Participant retained or engaged by it.

          In the event that any Servicing Function Participant is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party hereto shall cause any Sub-Servicing Function Participant engaged by it to provide (but if the related Additional Item 1123 Servicer is a
Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), an Annual Assessment Report pursuant to this Section 3.14, coupled with an Annual Attestation Report pursuant to this Section with respect to the period of time that the Servicing Function Participant was subject to this
Agreement or the period of time that the Sub-Servicing Function Participant was subject to such other servicing agreement.

          In the event the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any
Sub-Servicing Function Participant retained or engaged by a party hereto that is known to the Certificate Administrator or the Depositor, as the case may be, by
March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate
Administrator shall, and the Depositor may, forward a Servicer Notice to such
Servicing Function Participant or the party hereto that retained or engaged such
Sub-Servicing Function Participant, as the case may be, with a copy of such
Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is
sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Section 3.14, as well as Section 3.13 and clause (B) of

                                      -181-

Section 7.01(a)(V) of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, in the case of the Master
Servicers and the Special Servicer, notwithstanding the provisions of Section
11.05, e-mail or facsimile notice which, in the case of e-mail transmission, shall be forwarded to all of the following e-mail addresses: (1) in the case of the initial Master Servicer No. 1, bryan_s_nitcher@keybank.com,
dan_olsen@keybank.com and tony_a_nemec@keybank.com; (2) in the case of the initial Master Servicer No. 2, cms.compliance@wellsfargo.com; and (3) in the case of the initial Special Servicer, lwright@centerline.com,
junell@centerline.com and ccrouch@centerline.com or such other e-mail addresses as are provided in writing by either Master Servicer or the Special Servicer to the Certificate Administrator and the Depositor; provided that any party to this
Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to each Master Servicer to no more than three
e-mail addresses in the aggregate in order to fulfill its notification requirement as set forth in the preceding sentence and/or under the provisions of clause (B) of Section 7.01(a)(v); and provided, further, that a copy of any
Servicer Notice to the Special Servicer shall be forwarded by the means provided in Section 11.05. Any party hereto that retains or engages a Servicing
Representative (other than a Designated Sub-Servicer) that is, at the time of appointment, or subsequently becomes a Sub-Servicing Function Participant shall so notify the Certificate Administrator (unless such party is the Certificate
Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become a
Sub-Servicing Function Participant; and, further, if such Servicing
Representative does not deliver or cause the delivery of an Annual Assessment
Report, an Annual Attestation Report and/or, if required to be filed with the
Commission, an Accountant's Consent with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the
Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate
Administrator (unless such party is the Certificate Administrator) and the
Depositor in writing no later than the second Business Day following such March
15th, together with an explanation of such failure.

          The Master Servicers, the Special Servicer and the Certificate
Administrator, in each case, to the extent applicable, shall reasonably cooperate with the Depositor (and any depositor for a Non-Trust Loan
Securitization Trust that is identified in a notice delivered under the final paragraph of Section 8.16(c)) in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the Depositor (or such other depositor) in connection with the Depositor's (or such other depositor's) reporting requirements in respect of the Trust (or such Non-Trust
Loan Securitization Trust) pursuant to the Exchange Act, provided that the
Master Servicers, the Special Servicer and the Certificate Administrator shall each be entitled to charge the Depositor (or such other depositor) for any reasonable additional costs and expenses incurred by it in affording the
Depositor (or such other depositor) such cooperation.

          SECTION 3.15 Access to Certain Information.

          (a) Upon 10 days' prior written notice, each Master Servicer (with respect to the items in clauses (a), (b), (c), (d), (e), (f), (h), (i) and (k)
below, to the extent such items are in its possession), the Special Servicer
(with respect to the items in clauses (d), (e), (f), (g), (h) and (i) below, to the extent those items are in its possession) and the Certificate Administrator or the Trustee, as applicable (with respect to the items in clauses (a) through
(k) below in the case of the Certificate Administrator and clause (c) in the case of the Trustee, to the extent those items are in their possession) shall make available at their respective offices primarily responsible for administration of the Mortgage Loans (or in the case of the Trustee, at its
Corporate Trust Office), during normal business hours, or

                                      -182-

send to the requesting party, such party having been certified to the
Certificate Administrator, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in accordance with (a) and (b) in the following paragraph, as appropriate, at the expense of such requesting party (unless otherwise provided in this Agreement), for review by any Certificate Owner or
Certificateholder or any prospective transferee of any Certificate or interest therein, the Trustee, the Rating Agencies, the Underwriters and the Depositor
originals or copies of the following items: (a) this Agreement and any amendments thereto, (b) all Distribution Date Statements delivered to holders of the relevant Class of Certificates since the Closing Date and all reports, statements and analyses delivered by each Master Servicer since the Closing Date pursuant to Section 3.12(c), (c) all Officer's Certificates delivered by each
Master Servicer or the Special Servicer since the Closing Date pursuant to
Section 3.13, (d) all accountants' reports delivered to each Master Servicer in respect of itself or the Special Servicer since the Closing Date as described in
Section 3.14, (e) the most recent property inspection report prepared by or on behalf of each Master Servicer in respect of each Serviced Mortgaged Property and any Environmental Assessments prepared pursuant to Section 3.09, (f) the most recent Serviced Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of each Master Servicer, (g) any and all modifications, waivers and amendments of the terms of a Serviced Mortgage Loan and the Asset Status Report prepared by the Special Servicer pursuant to Section
3.21(c), (h) the Servicing File relating to each Serviced Mortgage Loan, (i) any and all Officer's Certificates and other evidence delivered by each Master
Servicer or the Special Servicer, as the case may be, to support its determination that any Advance was, or if made, would be, a Nonrecoverable
Advance including appraisals affixed thereto and any Required Appraisal prepared pursuant to Section 3.09(a), (j) all reports filed with the Commission with respect to the Trust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
Exchange Act, and (k) the CGCMT Series 2007-C6 Pooling and Servicing Agreement,
and any reports, statements, documents and other written information delivered under this Agreement to the Master Servicer for the Trust on behalf of the
Trustee, or to the Trustee, as holder of the 600 West Chicago Trust Mortgage
Loan. Copies of any and all of the foregoing items will be available from the
Certificate Administrator, either Master Servicer, the Special Servicer or the
Trustee, as the case may be, upon request and payment of reasonable copying costs but shall be provided to any of the Rating Agencies and the Controlling
Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Loan Holder(s)) at no cost pursuant to their reasonable requests. The Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee may each satisfy its obligations under this Section
3.15(a) by making such items available for review on its Internet Website with the use of a password.

          In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 3.15, or with respect to the Controlling Class Representative (and in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)), in connection with providing access to or copies of any items in accordance with this Agreement, the Certificate Administrator, either Master Servicer, the Special Servicer or the Trustee, as applicable, shall require: (a) in the case of Certificate
Owners, Certificateholders and the Controlling Class Representative (and in the
case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), a confirmation executed by the requesting Person substantially in the form of
Exhibit I-1 hereto (or such other form as may be reasonably acceptable to the
Certificate Administrator, either Master Servicer, the Special Servicer or the
Trustee, as applicable, and which may provide indemnification for the
Certificate Administrator, either Master Servicer, the Special Servicer and the
Trustee) generally to the effect that such Person is a beneficial holder of
Book-Entry Certificates, or a representative of a beneficial holder of
Book-Entry Certificates, and, subject to the last sentence of this paragraph, will keep such information confidential (except that any such Certificate Owner, any such Certificateholder and the

                                      -183-

Controlling Class Representative (and in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) may provide such information to any other Person that holds or is contemplating the purchase of any
Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (b) in the case of a prospective purchaser of a Certificate or an interest therein, confirmation executed by the requesting Person substantially in the form of Exhibit I-2 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, either
Master Servicer, the Special Servicer, the Trustee, as applicable, and which may provide indemnification for the Certificate Administrator either Master
Servicer, the Special Servicer or the Trustee, as applicable) generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential. The Certificate Owners and
Holders of the Certificates, by their acceptance thereof, and the Controlling
Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), by its acceptance of its appointment, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide such information obtained by it to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other
Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and agrees not to use such information in any manner that would violate federal, state or local securities laws. Notwithstanding the foregoing, no Certificateholder,
Certificate Owner or prospective Certificateholder or Certificate Owner shall be obligated to keep confidential any information received from the Certificate
Administrator or either Master Servicer, as applicable, pursuant to this Section
3.15 that has previously been made available on an unrestricted basis and without a password via the Certificate Administrator's or either Master
Servicer's, as applicable, Internet Website or has previously been filed with the Commission, and the Certificate Administrator or either Master Servicer, as applicable, shall not require either of the certifications contemplated in connection with providing any information pursuant to this Section 3.15 that has previously been made available without a password via the Certificate
Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Commission.

          Each of the Master Servicers and the Special Servicer shall afford to the Certificate Administrator, the Trustee, the Rating Agencies and the
Depositor, and to the OTS, the FDIC, the Federal Reserve Board and any other banking or insurance regulatory authority that may exercise authority over any
Certificateholder, access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the
Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of either Master
Servicer or the Special Servicer, as the case may be, designated by it.

          The Certificate Administrator, the Trustee, the Master Servicers, the
Special Servicer and the Underwriters may require payment from the
Certificateholder or Certificate Owner of a sum sufficient to cover the reasonable costs and expenses of providing any such information or access pursuant to this Section 3.15 to, or at the request of, the Certificateholders or Certificate Owners or prospective transferees, including, without limitation, copy charges and, in the case of Certificateholders or Certificate Owners requiring on site review in excess of three Business Days, reasonable fees for employee time and for space.

                                      -184-

          (b) The Certificate Administrator shall, and the Master Servicers may but are not required to, make available each month to any interested party on their respective Internet Websites (i) the Distribution Date Statement and (ii)
this Agreement, the Prospectus and the Prospectus Supplement. In addition, on each Distribution Date, the Certificate Administrator shall make available to any interested party via the Certificate Administrator's Internet Website the
Unrestricted Reports, the CMSA Loan Periodic Update File, the CMSA Loan Setup
File, the CMSA Bond Level File, the CMSA Collateral Summary File, the CMSA
Historical Bond/Collateral Realized Loss Reconciliation Template, the CMSA
Interest Shortfall Reconciliation Template and the CMSA Reconciliation of Funds
Template, in each case for such Distribution Date, and any other information at the request of the Depositor. The Certificate Administrator shall make available on each Distribution Date (i) the Restricted Reports and (ii) the CMSA Property
File to any Privileged Person via the Certificate Administrator's Internet
Website with the use of a password (or other comparable restricted access mechanism) provided by the Certificate Administrator.

          Either Master Servicer may, but is not required to, make available each month via its Internet Website to any Privileged Person, with the use of a password provided by such Master Servicer, the reports and files comprising the
CMSA Investor Reporting Package.

          (c) In connection with providing access to the Certificate
Administrator's Internet Website or either Master Servicer's Internet Website, the Certificate Administrator or either Master Servicer, as applicable, may require registration and the acceptance of a disclaimer and may otherwise adopt reasonable rules and procedures that may include, to the extent either Master
Servicer or Certificate Administrator, as applicable, deems necessary or appropriate, conditioning access on the execution and delivery of an agreement
(which may be in the form of Exhibit I-1 or I-2 (or such other form as may be reasonably acceptable to the Certificate Administrator or either Master
Servicer, as applicable)) governing the availability, use and disclosure of such information and providing indemnification to either Master Servicer or
Certificate Administrator, as applicable, for any liability or damage that may arise therefrom.

          Each Master Servicer and Certificate Administrator may, in accordance with such reasonable rules and procedures as each may adopt (including conditioning access on the execution and delivery of an agreement (which may be in the form of Exhibit I-1 or I-2 (or such other form as may be reasonably acceptable to the Certificate Administrator or either Master Servicer, as applicable)) governing the availability, use and disclosure of information and providing indemnification to either Master Servicer or the Certificate
Administrator, as applicable, for any liability or damage that may arise therefrom), also make available, through its Internet Website or otherwise, any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Mortgagors for review by any Persons to whom either Master Servicer or the Certificate Administrator, as applicable, believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by the related Mortgage Loan (in the case of the Certificate
Administrator, if it has actual knowledge of such prohibition by the related
Mortgage Loan).

          Notwithstanding anything in this Agreement to the contrary, the Master
Servicers and the Certificate Administrator may withhold (other than with respect to items required to be delivered under this Agreement to the
Controlling Class Representative (and, in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s))) any information not yet included in a Form 8-K Current Report filed with the Commission or otherwise made publicly available with respect to which

                                      -185-

the Certificate Administrator or either Master Servicer has determined that such withholding is appropriate.

          Any transmittal of information by either Master Servicer or the
Certificate Administrator to any Person other than the Rating Agencies or the
Depositor may be accompanied by a letter containing the following provision:

               "By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public
               information regarding the Trust that issued Merrill Lynch
               Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
               Certificates, Series 2007-C1, from purchasing or selling such
               Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being
               provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another
               Certificateholder or prospective purchaser of such Certificates or beneficial interest therein".

          (d) If three or more Holders or the Controlling Class Representative
(hereinafter referred to as "Applicants" with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single Applicant for these purposes) apply in writing to the
Certificate Administrator, and such application states that the Applicants'
desire to communicate with other Holders with respect to their rights under this
Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Certificate
Administrator shall, within five Business Days after the receipt of such application, send, at the Applicants' expense, the written communication proffered by the Applicants to all Certificateholders at their addresses as they appear in the Certificate Register.

          (e) The Master Servicers and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from either
Master Servicer or the Special Servicer under this Agreement. None of the Master
Servicers, the Special Servicer or the Certificate Administrator shall be liable for the dissemination of information in accordance with the terms of this
Agreement. The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator's Internet Website and assumes no responsibility therefor. In addition, the Certificate Administrator, the
Master Servicers and the Special Servicer may disclaim responsibility for any information distributed by the Certificate Administrator, either Master Servicer or the Special Servicer, respectively, for which it is not the original source.

          SECTION 3.16 Title to REO Property; REO Accounts.

          (a) If title to any Serviced Mortgaged Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders and, in the case of a Loan Combination Mortgaged
Property, on behalf of the related Non-Trust Loan Holder(s). If, pursuant to
Section 3.09(b), the Special Servicer formed or caused to be formed, at the expense of the Trust, a single member limited liability company (of which the
Trust is the sole member) for the purpose of

                                      -186-

taking title to one or more Administered REO Properties pursuant to this
Agreement, then (subject to the interests of, if affected, the related Non-Trust
Loan Holder(s)), the deed or certificate of sale with respect to any such REO
Property shall be issued to such single member limited liability company. The limited liability company shall be a manager-managed limited liability company, with the Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement.

          The Special Servicer, on behalf of the Trust Fund and, in the case of any Loan Combination REO Property, the related Non-Trust Loan Holder(s), shall sell any Administered REO Property as soon as practicable in accordance with the
Servicing Standard, but prior to the end of the third year following the calendar year in which REMIC I acquires ownership of such Administered REO
Property for purposes of Section 860G(a)(8) of the Code, unless the Special
Servicer either (i) applies for, more than 60 days prior to the end of such third succeeding year, and is granted an extension of time (an "REO Extension")
by the Internal Revenue Service to sell such Administered REO Property or (ii)
obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, the
Special Servicer and the applicable Master Servicer, to the effect that the holding by REMIC I of such Administered REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on
"prohibited transactions" (as defined in Section 860F of the Code) on either of
REMIC I or REMIC II or cause either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding. If the Special
Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell the subject Administered REO Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be.
Any expense incurred by the Special Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, or for the creation of and the operating of a single member limited liability company, shall be covered as, and reimbursable as, a Servicing
Advance.

          (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any Administered REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur in respect of any Serviced Mortgaged Property (other than a Loan Combination
Mortgaged Property), the Special Servicer shall establish and maintain one or more accounts (collectively, the "Pool REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each Administered REO
Property (other than any Loan Combination REO Property). If such REO Acquisition occurs with respect to a Loan Combination Mortgaged Property, then the Special
Servicer shall establish an REO Account solely with respect to such property (an
"Loan Combination REO Account"), to be held for the benefit of the
Certificateholders and the related Non-Trust Loan Holder. The Pool REO Account and each Loan Combination REO Account shall each be an Eligible Account. The
Special Servicer shall deposit, or cause to be deposited, in the applicable REO
Account all REO Revenues, Insurance Proceeds and Liquidation Proceeds received in respect of any Administered REO Property within 2 Business Days of receipt.
Funds in the REO Accounts may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from each REO Account to pay itself, as additional special servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in such REO Account as provided in Section
3.06(b) (but only to the extent of the Net Investment Earnings

                                      -187-

with respect to such REO Account for any Collection Period). The Special
Servicer shall give written notice to the Trustee and the Master Servicers of the location of each REO Account, and shall give notice to the related Non-Trust
Loan Holder(s) of the location of any Loan Combination REO Account, in each case when first established and of the new location of any such REO Account prior to any change thereof.

          (c) The Special Servicer shall withdraw from the related REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating to such Administered REO Property
(including any monthly reserve or escrow amounts necessary to accumulate sufficient funds for taxes, insurance and anticipated capital expenditures (the
"Impound Reserve")). On each Determination Date, the Special Servicer shall withdraw from the Pool REO Account and deposit into the applicable Collection
Account, or deliver to the applicable Master Servicer or such other Person as may be designated by such Master Servicer (which shall deposit such amounts into the applicable Collection Account) the aggregate of all amounts received in respect of the related Administered REO Property during the Collection Period ending on such Determination Date, net of any withdrawals made out of such amounts pursuant to the preceding sentence. On each Determination Date, the
Special Servicer shall withdraw from each Loan Combination REO Account and deposit into the related Loan Combination Custodial Account, or deliver to the applicable Master Servicer or such other Person as may be designated by such
Master Servicer (which shall deposit such amounts into the related Loan
Combination Custodial Account) the aggregate of all amounts then on deposit therein that were received in respect of the related Loan Combination REO
Property during the Collection Period ending on such Determination Date, net of any withdrawals made out of such amounts pursuant to the second preceding sentence. Notwithstanding the foregoing, in addition to the Impound Reserve, the
Special Servicer may retain in the applicable REO Account such portion of proceeds and collections in respect of any Administered REO Property as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such Administered REO
Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount reasonably estimated to be sufficient to cover such items estimated to be incurred during the following twelve-month period.

          (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c). The
Special Servicer shall provide the applicable Master Servicer any information with respect to each REO Account as is reasonably requested by such Master
Servicer.

          SECTION 3.17 Management of REO Property.

          (a) Prior to the acquisition by it of title to a Serviced Mortgaged
Property, the Special Servicer shall review the operation of such Serviced
Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special
Servicer determines from such review that:

               (i) None of the income from Directly Operating such Serviced
     Mortgaged Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions or would be subject to the tax imposed on "prohibited transactions"

                                      -188-

     under Section 860F of the Code (either such tax referred to herein as an
     "REO Tax"), then such Serviced Mortgaged Property may be Directly Operated by the Special Servicer as REO Property;

               (ii) Directly Operating such Serviced Mortgaged Property as an
     Administered REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an
     REO Tax, then the Special Servicer may (provided that in the reasonable judgment of the Special Servicer (exercised in accordance with the
     Servicing Standard), such alternative is commercially reasonable) acquire such Serviced Mortgaged Property as Administered REO Property and so lease or operate such Administered REO Property; or

               (iii) It is reasonable to believe that Directly Operating such property as Administered REO Property could result in income subject to an
     REO Tax and that no commercially reasonable means exists to operate such property as Administered REO Property without the Trust Fund incurring or possibly incurring an REO Tax on income from such property, the Special
     Servicer shall deliver to the REMIC Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as Administered REO
     Property. Such plan shall include potential sources of income, and, to the extent reasonably possible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the REMIC Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the REMIC Administrator's federal income tax reporting position with respect to the various sources of income that the
     Trust Fund would derive under the Proposed Plan. In addition, the REMIC
     Administrator shall (to the extent reasonably possible) advise the Special
     Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the REMIC
     Administrator, the Special Servicer shall either (A) implement the Proposed
     Plan (after acquiring the respective Serviced Mortgaged Property as
     Administered REO Property) or (B) manage such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property. All of the REMIC Administrator's expenses (including any fees and expenses of counsel or other experts reasonably retained by it)
     incurred pursuant to this Section shall be reimbursed to it from the Trust
     Fund in accordance with Section 10.01(e).

          The Special Servicer's decision as to how each Administered REO
Property shall be managed and operated shall be based on the Servicing Standard and, further, based on the reasonable judgment of the Special Servicer as to which means would be in the best interest of the Certificateholders (and, in the case of any Loan Combination REO Property, the related Non-Trust Loan
Holder(s)), as a collective whole, by maximizing (to the extent commercially reasonable and consistent with Section 3.17(b)) the net after-tax REO Revenues received by the Trust Fund with respect to such property and, to the extent consistent with the foregoing, in the same manner as would prudent mortgage loan servicers operating acquired mortgaged property comparable to the respective
Serviced Mortgaged Property. Both the Special Servicer and the REMIC
Administrator may, at the expense of the Trust Fund payable pursuant to Section
3.05(a)(xiii) consult with counsel.

                                     -189-

          (b) If title to any Administered REO Property is acquired, the Special
Servicer shall manage, conserve, protect and operate such Administered REO
Property for the benefit of the Certificateholders (and, in the case of any Loan
Combination REO Property, the related Non-Trust Loan Holder(s)) solely for the purpose of its prompt disposition and sale in a manner that does not and will not: (i) cause such Administered REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code for purposes of
Section 860D(a) of the Code; or (ii) except as contemplated by Section 3.17(a), either result in the receipt by any REMIC of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or result in an
Adverse REMIC Event or an Adverse Grantor Trust Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the related REO Account, to the extent of amounts on deposit therein with respect to any Administered REO
Property, funds necessary for the proper operation, management, maintenance and disposition of such Administered REO Property, including without limitation:

               (i) all insurance premiums due and payable in respect of such
     Administered REO Property;

               (ii) all real estate taxes and assessments in respect of such
     Administered REO Property that may result in the imposition of a lien thereon;

               (iii) any ground rents in respect of such Administered REO
     Property; and

               (iv) all costs and expenses necessary to maintain, lease, sell, protect, manage and restore such Administered REO Property.

          To the extent that amounts on deposit in the applicable REO Account in respect of any Administered REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such Administered REO Property, the applicable Master Servicer, subject to Section 3.03(c), shall make Servicing
Advances in such amounts as are necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee) such Master Servicer determines, in accordance with the Servicing Standard, that such payment would be a Nonrecoverable Advance; provided, however, that such Master Servicer may make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

          (c) Without limiting the generality of the foregoing, the Special
Servicer shall not, with respect to any Administered REO Property:

               (i) enter into, renew or extend any New Lease with respect to such Administered REO Property, if the New Lease, by its terms would give rise to any income that does not constitute Rents from Real Property;

               (ii) permit any amount to be received or accrued under any New
     Lease other than amounts that will constitute Rents from Real Property;

               (iii) authorize or permit any construction on such Administered
     REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before

                                     -190-

     default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

               (iv) Directly Operate, or allow any other Person, other than an
     Independent Contractor, to Directly Operate such Administered REO Property on any date more than 90 days after the related REO Acquisition;

unless, in any such case, the Special Servicer has obtained an Opinion of
Counsel (the cost of which shall be paid by the applicable Master Servicer, at the direction of the Special Servicer, and shall be reimbursable as a Servicing
Advance) to the effect that such action would not cause such Administered REO
Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code at any time that it is held by REMIC I, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

          (d) Unless Section 3.17(a)(i) applies, the Special Servicer shall contract with any Independent Contractor for the operation and management of any
Administered REO Property, provided that:

               (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

               (ii) the fees of such Independent Contractor (which shall be expenses of the Trust Fund) shall be reasonable and customary in consideration of the nature and locality of such Administered REO Property;

               (iii) except as permitted under Section 3.17(a), any such
     contract shall require, or shall be administered to require, that the
     Independent Contractor, in a timely manner, (A) pay out of related REO
     Revenues all costs and expenses incurred in connection with the operation and management of such Administered REO Property, including, without limitation, those listed in Section 3.17(b) above, and (B) except to the extent that such revenues are derived from any services rendered by the
     Independent Contractor to tenants of such Administered REO Property that are not customarily furnished or rendered in connection with the rental of real property (within the meaning of Section 1.856-4(b)(5) of the Treasury regulations or any successor provision), remit all related revenues collected (net of its fees and such costs and expenses) to the Special
     Servicer upon receipt;

               (iv) none of the provisions of this Section 3.17(d) relating to any such contract or to actions taken through any such Independent
     Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of such Administered REO Property; and

               (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such
     Administered REO Property.

The Special Servicer shall be entitled to enter into any agreement with any
Independent Contractor performing services for it related to its duties and obligations under Section 3.16 and this Section 3.17 for indemnification of the
Special Servicer by any such Independent Contractor, and nothing in this
Agreement shall be deemed to limit or modify such indemnification. No agreement entered into

                                     -191-

pursuant to this Section 3.17(d) shall be deemed a Sub-Servicing Agreement for purposes of Section 3.22.

          SECTION 3.18 Resolution of Defaulted Mortgage Loans and REO
                       Properties.

          (a) Either Master Servicer, the Special Servicer or the Trustee may
sell or purchase, or permit the sale or purchase of, a Trust Mortgage Loan or an
REO Property related thereto only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Section 2.03(a), Section 9.01 and/or any related co-lender, intercreditor or similar agreement to which the Trust is a party.

          (b) After a Trust Mortgage Loan becomes a Trust Defaulted Mortgage
Loan, the Special Servicer shall determine the fair value of the Trust Mortgage
Loan in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Trust Mortgage Loan contained herein may have on the value of such Trust Defaulted Mortgage Loan; provided, further, that the
Special Servicer shall use reasonable efforts promptly to obtain an Appraisal
(including, without limitation, in the case of the 600 West Chicago Trust
Mortgage, from the CGCMT 2007-C6 Applicable Servicer) with respect to the related Mortgaged Property unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the
Special Servicer's judgment would materially affect the validity of such
Appraisal. The Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal, if applicable. The Special Servicer will be permitted, from time to time, to adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with the Servicing Standard; provided, however, that the Special
Servicer shall update its fair value determination at least once every 90 days;
and provided, further, that absent the Special Servicer having actual knowledge of a material change in circumstances affecting the value of the related
Mortgaged Property, the Special Servicer shall not be obligated to update such determination. The Special Servicer shall notify the Trustee, the applicable
Master Servicer, each Rating Agency, the Plurality Subordinate Certificateholder
and the Controlling Class Representative promptly upon its fair value determination and any adjustment thereto. The Special Servicer shall also deliver to the applicable Master Servicer, the Plurality Subordinate
Certificateholder and the Controlling Class Representative, the most recent
Appraisal of the related Mortgaged Property then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that the Special Servicer reasonably believes to be relevant to the fair value determination with respect to such
Trust Mortgage Loan (such materials are, collectively, the "Determination
Information"). Notwithstanding the foregoing, the Special Servicer shall not be required to deliver the Determination Information to the applicable Master
Servicer, and shall instead deliver the Determination Information to the
Trustee, if such Master Servicer will not be determining whether the Option
Price represents fair value for the Trust Defaulted Mortgage Loan, pursuant to this Section 3.18.

          In determining the fair value of any Trust Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Trust Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged
Property and the expected recoveries from pursuing a work-out or foreclosure strategy instead of selling the Trust Defaulted Mortgage Loan to the Purchase
Option holder. In addition, the Special Servicer shall refer to all other relevant

                                     -192-

information obtained by it or otherwise contained in the related Mortgage File;
provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special
Servicer that has occurred subsequent to, and that would, in the Special
Servicer's reasonable judgment, materially affect the value of the related
Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged
Property is located. In the case of the 600 West Chicago Trust Mortgage Loan, the Special Servicer may consider and rely upon information provided by the
CGCMT 2007-C6 Applicable Servicer. If a Pari Passu Trust Mortgage Loan that is part of a Serviced Loan Combination becomes a Trust Defaulted Mortgage Loan, and such Pari Passu Non-Trust Loan has been included in a Non-Trust Loan
Securitization Trust, then the Special Servicer shall provide the special servicer for that Non-Trust Loan Securitization Trust, subject to payment of reasonable costs, copies of any information used by the Special Servicer to determine the fair value of the subject Pari Passu Trust Mortgage Loan.

          (c) Subject to the terms set forth in Section 2.03, in the event a
Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, each of the
Plurality Subordinate Certificateholder and the Special Servicer (each, together with their respective assignees, an "Option Holder") shall have an assignable option (a "Purchase Option") (with respect to any Trust Mortgage Loan that is part of a Loan Combination, subject to the related Loan Combination Co-Lender
Agreement and Section 3.18(o)) to purchase such Trust Defaulted Mortgage Loan from the Trust Fund at a price (the "Option Price") equal to (i) the Purchase
Price, if the Special Servicer has not yet determined the fair value of the
Trust Defaulted Mortgage Loan, or (ii) the fair value of the Trust Defaulted
Mortgage Loan as determined by the Special Servicer in the manner described in
Section 3.18(b) and in accordance with the Servicing Standard, if the Special
Servicer has made such fair value determination; provided that, if (A) the
Purchase Option is being exercised by an Option Holder that is an assignee of the Special Servicer or the Plurality Subordinate Certificateholder that is not an Affiliate of the Special Servicer or the Plurality Subordinate
Certificateholder, (B) the assignment of the Purchase Option was to such Option
Holder for no material consideration, and (C) the Purchase Option is exercised by such Option Holder more than 90 days following a determination of the fair value of the subject Trust Defaulted Mortgage Loan, the Special Servicer shall be entitled to receive a Principal Recovery Fee, which Principal Recovery Fee shall be deducted from the Option Price received. The Special Servicer shall, promptly after a Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, deliver to the Plurality Subordinate Certificateholder and the Controlling Class
Representative a notice substantially in the form of Exhibit M-1. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase
Option with respect to any Trust Defaulted Mortgage Loan to any party at any time after the related Trust Mortgage Loan becomes a Trust Defaulted Mortgage
Loan. The transferor of any Purchase Option shall notify the Trustee and the applicable Master Servicer of such transfer and such notice shall include (i) in the case of the Plurality Subordinate Certificateholder, an assignment substantially in the form of Exhibit M-3, or (ii) in the case of the Special
Servicer, an assignment substantially in the form of Exhibit M-2.
Notwithstanding the foregoing, the Plurality Subordinate Certificateholder (or its assignee) shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer; provided, however, if the Purchase Option is not exercised by the Plurality Subordinate
Certificateholder or any assignee thereof within 60 days of the fair value determination being made with respect to the subject Trust Defaulted Mortgage
Loan, then the Special Servicer (or its assignee) shall have the right to exercise its Purchase Option prior to any exercise by the Plurality Subordinate
Certificateholder and the Special Servicer or its assignee may exercise such

                                     -193-

Purchase Option at any time during the 15 day period immediately following the expiration of such 60-day period. Following the expiration of such 15 day period, the Plurality Subordinate Certificateholder (or its assignee) shall again have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer. If not exercised earlier, the
Purchase Option with respect to any Trust Defaulted Mortgage Loan will automatically terminate (i) once the related Trust Defaulted Mortgage Loan is no longer a Trust Defaulted Mortgage Loan; provided, however, that if such Trust
Mortgage Loan subsequently becomes a Trust Defaulted Mortgage Loan, the related
Purchase Option shall again be exercisable, (ii) upon, in the case of a Serviced
Trust Defaulted Mortgage Loan, the acquisition, by or on behalf of the Trust
Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure or (iii) the modification or pay-off, in full or at a discount, of such Trust Defaulted Mortgage Loan in connection with a workout. In addition, the Purchase Option with respect to a Trust Defaulted Mortgage Loan held by any Person will terminate upon the exercise of the Purchase Option and consummation of the purchase by any other holder of a Purchase Option.

          (d) [RESERVED]

          (e) Upon receipt of notice from the Special Servicer indicating that a
Trust Mortgage Loan has become a Trust Defaulted Mortgage Loan, the holder
(whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable
Master Servicer, the Trustee and the Controlling Class Representative, written notice thereof (the "Purchase Option Notice"), which notice shall identify the
Person that, on its own or through an Affiliate, will acquire the related Trust
Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. The exercise of any Purchase Option pursuant to this clause (e) shall be irrevocable; provided that the assignor of the
Purchase Option shall have no liability to the Trust Fund or any other party hereto for the failure of its third party assignee to close the sale of the
Trust Defaulted Mortgage Loan after its exercise of the Purchase Option and upon such failure, the Purchase Option shall revert to the Option Holder as provided herein as if the Purchase Option had not been exercised, and the Special
Servicer shall pursue against such assignee whatever remedies the Trust Fund may have against the assignee.

          (f) If the Special Servicer or the Plurality Subordinate
Certificateholder, or any of their respective Affiliates, is identified in the
Purchase Option Notice as the Person expected to acquire the related Trust
Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, then the applicable Master Servicer (or, if such Master
Servicer and the Special Servicer are the same Person, the Trustee) shall determine whether the Special Servicer's determination of the Option Price represents fair value for the Trust Defaulted Mortgage Loan, in the manner set forth in Section 3.18(b). In such event, the Special Servicer shall promptly deliver to the applicable Master Servicer (or the Trustee, if the Trustee is
making the determination as contemplated in the preceding sentence) the
Determination Information, including information regarding any change in circumstance regarding the Trust Defaulted Mortgage Loan known to the Special
Servicer that has occurred subsequent to, and that would materially affect the value of the related Mortgaged Property reflected in, the most recent related
Appraisal. Notwithstanding the foregoing, and if the Special Servicer has not already done so, the applicable Master Servicer (or the Trustee, if the Trustee is making the determination as contemplated in the preceding sentences) may (at its option) designate an Independent Appraiser or other Independent expert of recognized standing having experience in evaluating the value of defaulted mortgage loans, selected with reasonable care by such Master Servicer or the
Trustee, as the

                                     -194-

case may be, to confirm that the Special Servicer's determination of the Option
Price represents fair value for the Trust Defaulted Mortgage Loan (which opinion shall be based on a review, analysis and evaluation of the Determination
Information, and to the extent such an Independent Appraiser or third party deems any such Determination Information to be defective, incorrect, insufficient or unreliable, such Person may base its opinion on such other information it deems reasonable or appropriate). In that event, the applicable
Master Servicer or the Trustee, as the case may be, absent manifest error, may conclusively rely on the opinion of any such Person. The costs of all appraisals, inspection reports and opinions of value incurred by the Special
Servicer, the applicable Master Servicer, the Trustee or any such third party pursuant to this paragraph shall be advanced by such Master Servicer (or the
Trustee, if applicable) and shall constitute, and be reimbursable as, Servicing
Advances. In addition, the applicable Master Servicer (or, if applicable, the
Trustee) shall be entitled to receive out of its Collection Account a fee in the amount of $2,500, for the initial confirmation of the Special Servicer's Option
Price determination (but no fee for any subsequent confirmation) that is made by it with respect to any Trust Defaulted Mortgage Loan, in accordance with this
Section 3.18(f). In the case of the 600 West Chicago Trust Mortgage Loan, the applicable Master Servicer (or the Certificate Administrator, if applicable), may consider and rely upon information provided by the CGCMT 2007-C6 Applicable
Servicer.

          Notwithstanding anything contained in this Section 3.18(f) to the contrary, if the Special Servicer, the Plurality Subordinate Certificateholder
or any of their respective Affiliates, is identified in the Purchase Option
Notice as the Person expected to acquire the related Trust Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, and the applicable Master Servicer and the Special Servicer are Affiliates, the
Trustee shall determine whether the Option Price represents fair value for the
Trust Defaulted Mortgage Loan, in the manner set forth in Section 3.18(b) and as soon as reasonably practicable but in any event within 30 days (except as such period may be extended as set forth in this paragraph) of its receipt of the
Purchase Option Notice and Determination Information from the Special Servicer.
In determining whether the Option Price represents the fair value of such Trust
Defaulted Mortgage Loan, the Trustee may obtain an opinion as to the fair value of such Trust Defaulted Mortgage Loan, taking into account the factors set forth in Section 3.18(b), from an Independent Appraiser or other Independent expert of recognized standing having experience in evaluating the value of defaulted mortgage loans which opinion shall be based on a review, analysis and evaluation of the Determination Information, and to the extent such an Independent
Appraiser or third party deems any such Determination Information to be defective, incorrect, insufficient or unreliable, such Person may base its opinion on such other information it deems reasonable or appropriate, and absent manifest error, the Trustee may conclusively rely on the opinion of any such
Person which was chosen by the Trustee with reasonable care. Notwithstanding the
30 day time period referenced above in this paragraph, the Trustee will have an additional 15 days to make a fair value determination if the Person referenced in the immediately preceding sentence has determined that the Determination
Information is defective, incorrect, insufficient or unreliable. The reasonable costs of all appraisals, inspection reports and opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this paragraph shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as, Servicing Advances. In connection with the Trustee's determination of fair value the Special Servicer shall deliver to the Trustee the Determination Information for the use of the Trustee or any such third party. In the case of the 600 West Chicago Trust Mortgage Loan, the Certificate
Administrator may consider and rely upon information provided by the CGCMT
2007-C6 Applicable Servicer.

          In the event a designated third party determines that the Option Price is less than the fair value of the Trust Defaulted Mortgage Loan, such party shall provide its determination, together will all

                                     -195-

information and reports it relied upon in making such determination, to the
Special Servicer, the applicable Master Servicer or the Trustee, as the case may be, and the Special Servicer shall then adjust its fair value determination and, consequently, the Option Price, pursuant to Section 3.18(b). The Special
Servicer shall promptly provide written notice of any adjustment of the Option
Price to the Option Holder whose Purchase Option has been declared effective pursuant to Section 3.18(e) above. Upon receipt of such notice, such Option
Holder shall have three (3) Business Days to (i) accept the Option Price as adjusted and proceed in accordance with Section 3.18(g) below, or (ii) reject the Option Price as adjusted, in which case such Option Holder shall not be obligated to close the purchase of the Trust Defaulted Mortgage Loan. Upon notice from such Option Holder, that it rejects the Option Price as adjusted, the Special Servicer and the Trustee shall provide the notices described in
Section 3.18(h) below and thereafter any Option Holder may exercise its purchase option in accordance with this Section 3.18, at the Option Price as adjusted.

          (g) The Option Holder whose Purchase Option is declared effective pursuant to Section 3.18(e) above shall be required to pay the purchase price specified in its Purchase Option Notice to the applicable Master Servicer within
10 Business Days of its receipt of such Master Servicer's notice confirming that the exercise of its Purchase Option is effective. Upon receipt of a Request for
Release from the applicable Master Servicer specifying the date for closing the purchase of the related Trust Defaulted Mortgage Loan, and the purchase price to be paid therefor, the Trustee shall deliver at such closing for release to or at the direction of such Option Holder, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by such Option Holder and are reasonably necessary to vest in the purchaser or any designee thereof the ownership of such Trust Mortgage Loan. In connection with any such purchase by any Person other than it, the Special Servicer shall deliver the related
Mortgage File to or at the direction of the purchaser. In any case, the applicable Master Servicer shall deposit the purchase price (except that portion of any purchase price constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account) into its Collection Account within one (1) Business Day following receipt.

          (h) The Special Servicer shall immediately notify the Trustee and the applicable Master Servicer upon the holder of the effective Purchase Option's failure to remit the purchase price specified in its Purchase Option Notice pursuant to this Section 3.18(h). Thereafter, the Trustee shall notify each
Option Holder of such failure and any Option Holder may then exercise its purchase option in accordance with this Section 3.18.

          (i) Unless and until the Purchase Option with respect to a Serviced
Trust Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such
Serviced Trust Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Serviced Trust Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option.

          (j) In the event that title to any REO Property is acquired by the
Trust in respect of any Serviced Trust Defaulted Mortgage Loan, the deed or certificate of sale shall be issued to the Trust, the Trustee or to its nominees. The Special Servicer, after notice to the Controlling Class
Representative, shall use its reasonable best efforts to sell any REO Property as soon as practicable in accordance with Section 3.16(a). If the Special
Servicer on behalf of the Trustee has not received an REO Extension or an
Opinion of Counsel described in Section 3.16(a) and the Special Servicer is not

                                     -196-

able to sell such REO Property within the period specified above, or if an REO
Extension has been granted and the Special Servicer is unable to sell such REO
Property within the extended time period, the Special Servicer shall, after consultation with the Controlling Class Representative, before the end of such period or extended period, as the case may be, auction the REO Property to the highest bidder (which may be the Special Servicer) in accordance with the
Servicing Standard. The Special Servicer shall give the Controlling Class
Representative, the applicable Master Servicer and the Trustee (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s))
not less than five days' prior written notice of its intention to sell any
Administered REO Property, and in respect of such sale, the Special Servicer shall offer such Administered REO Property in a commercially reasonable manner.
Where any Interested Person is among those bidding with respect to an
Administered REO Property, the Special Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. No Interested Person shall be permitted to purchase the Administered REO Property at a price less than the Purchase Price;
and provided, further, that if the Special Servicer intends to bid on any
Administered REO Property, (i) the Special Servicer shall notify the Trustee of such intent, (ii) the Trustee shall promptly obtain, at the expense of the Trust
Fund, an Appraisal of such Administered REO Property and (iii) the Special
Servicer shall not bid less than the greater of (A) the fair market value set forth in such Appraisal or (B) the Purchase Price.

          (k) Subject to the REMIC Provisions, the Special Servicer shall act on behalf of the Trust in negotiating and taking any other action necessary or appropriate in connection with the sale of any Administered REO Property or the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any Administered REO Property or purchase any Trust
Defaulted Mortgage Loan. Any sale of a Trust Defaulted Mortgage Loan (pursuant to a Purchase Option) or an Administered REO Property shall be without recourse to, or representation or warranty by, the Trustee, any Fiscal Agent, the
Depositor, the Special Servicer, the applicable Master Servicer, any Mortgage
Loan Seller or the Trust. None of the Special Servicer, the applicable Master
Servicer, the Depositor, the Trustee or any Fiscal Agent shall have any liability to the Trust or any Certificateholder with respect to the price at which a Trust Defaulted Mortgage Loan is sold if the sale is consummated in accordance with the terms of this Agreement.

          (l) Upon exercise of a Purchase Option, the holder of such Purchase
Option shall be required to pay the purchase price specified in its Purchase
Option Notice to the Special Servicer within 10 Business Days of exercising its
Purchase Option. The proceeds of any sale of a Trust Defaulted Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited by the Special Servicer in the applicable Master Servicer's
Collection Account.

          (m) Notwithstanding anything herein to the contrary, the Special
Servicer shall not take or refrain from taking any action pursuant to instructions from the Controlling Class Representative that would cause it to violate applicable law or any term or provision of this Agreement, including the
REMIC Provisions and the Servicing Standard.

          (n) The amount paid for a Trust Defaulted Mortgage Loan or related
Administered REO Property purchased under this Agreement shall be deposited into the applicable Master Servicer's Collection Account. Upon receipt of an
Officer's Certificate from the applicable Master Servicer to the effect that such deposit has been made, the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to

                                     -197-

vest in the purchaser of such Trust Defaulted Mortgage Loan or related
Administered REO Property ownership of the Trust Defaulted Mortgage Loan or
Administered REO Property. The Custodian, upon receipt of a Request for Release, shall release or cause to be released to the applicable Master Servicer or the
Special Servicer the related Mortgage File. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the purchaser of a Serviced Trust Defaulted Mortgage Loan or related Administered
REO Property.

          (o) Pursuant to the terms of each Loan Combination Co-Lender Agreement that relates to an A/B Loan Combination, upon the occurrence of one or more specified events set forth in each such agreement with respect to the related
Trust Mortgage Loan, each related Non-Trust Loan Holder may, at its option and subject to the terms of such agreement, purchase the subject Trust Mortgage Loan at the purchase price set forth in such agreement. Any exercise of a Purchase
Option under this Section 3.18 with respect to a Trust Mortgage Loan that is part of a Loan Combination shall be subject to the rights of the related
Non-Trust Loan Holder(s) to purchase such Trust Mortgage Loan pursuant to the related Loan Combination Co-Lender Agreement.

          SECTION 3.19 Additional Obligations of the Master Servicers.

          (a) Each Master Servicer shall deposit in its Collection Account on each P&I Advance Date (prior to any transfer of funds from such Collection
Account to the Distribution Account on such date), without any right of reimbursement therefor with respect to those Trust Mortgage Loans for which it is the Master Servicer (including, in the case of Master Servicer No. 1, the 600
West Chicago Trust Mortgage Loan) that were, in each such case, subject to a
Principal Prepayment during the most recently ended Collection Period (other than Principal Prepayments made out of Insurance Proceeds or Liquidation
Proceeds and other than Casualty/Condemnation Principal Prepayments) creating a
Prepayment Interest Shortfall, an aggregate amount equal to the lesser of (i)
the amount of the related Prepayment Interest Shortfalls in respect of such
Trust Mortgage Loans and (ii) the sum of (A) that portion of such Master
Servicer's Master Servicing Fees on the portion of the Mortgage Pool for which it is the applicable Master Servicer that represents an accrual at a rate of
0.01% per annum and (B) the total amount of Prepayment Interest Excesses that were collected during the related Collection Period; provided, however, that if a Prepayment Interest Shortfall occurs as a result of the applicable Master
Servicer's allowing the related Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (x)
subsequent to a material default under the related Mortgage Loan documents, (y)
pursuant to applicable law or a court order or (z) at the request or with the consent of the Special Servicer or the Controlling Class Representative), then, for purposes of determining the payment that such Master Servicer is required to make to cover that Prepayment Interest Shortfall, the reference to "Master
Servicing Fee" in clause (A) above shall be construed to include (1) the entire
Master Servicing Fees payable to such Master Servicer with respect to the related Collection Period, inclusive of any portion payable to a third-party primary servicer and inclusive of any portion thereof that constitutes the related Excess Servicing Strip and (2) the amount of any investment income earned by such Master Servicer on the related Principal Prepayment while on deposit in its Collection Account.

          Following the payments made by the applicable Master Servicer pursuant to the preceding paragraph (excluding the payments contemplated by the proviso to the sole sentence of the preceding paragraph), such Master Servicer shall apply any remaining Prepayment Interest Excesses to offset any
Casualty/Condemnation Interest Shortfall incurred with respect to any Trust
Mortgage Loan during the subject Collection Period.

                                     -198-

          Except as provided in the preceding paragraphs, no other compensation to the Master Servicers shall be available to cover Prepayment Interest
Shortfalls. Each Master Servicer's obligation to make any particular deposit in respect of any Collection Period as set forth in this Section 3.19(a) shall not, in the absence of default under this Section 3.19(a), carry over to any subsequent Collection Period.

          Without the consent of the Special Servicer (which consent shall be deemed given if the Special Servicer does not respond within five (5) Business
Days following receipt of a request for consent), neither Master Servicer shall allow a Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding voluntary Principal Prepayments (other than with respect to
Principal Prepayments made out of Insurance Proceeds or Liquidation Proceeds and other than Casualty/Condemnation Principal Prepayments) if a Prepayment Interest
Shortfall, in excess of the amount required to be deposited by such Master
Servicer in its Collection Account pursuant to the third preceding paragraph, would occur as a result of such deviation.

          (b) The applicable Master Servicer shall, as to each Serviced Mortgage
Loan that is secured by the interest of the related Mortgagor under a Ground
Lease, promptly (and in any event within 60 days of the Closing Date) notify the related ground lessor in writing of the transfer of such Serviced Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to such Master Servicer. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.

          (c) Each Master Servicer shall deliver to each Mortgage Loan Seller upon request, without charge, no more than twice per calendar year a current list of the Mortgagors relating to the Mortgage Loans (as identified on the
Mortgage Loan Schedule) sold by such Mortgage Loan Seller to the Depositor and their respective billing addresses and telephone numbers; provided, however, that neither Master Servicer shall be under an obligation to provide any such information not in its possession.

          (d) The Master Servicers and the Special Servicer shall each be responsible for providing (i) to each Non-Trust Loan Holder such notices regarding defaults and events of default with respect to the related Serviced
Loan Combination as are required from the holder of the related Trust Mortgage
Loan that is part the related Serviced Loan Combination under the related Loan
Combination Co-Lender Agreement, and (ii) to any lender of related mezzanine debt as may be required from the Trust, as holder of a Trust Mortgage Loan, under any related co-lender, intercreditor or similar agreement.

          SECTION 3.20 Modifications, Waivers, Amendments and Consents.

          (a) The Master Servicers (with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan) and the Special Servicer (with respect to any Specially Serviced Mortgage Loan) each may (consistent with the Servicing
Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of (in the case of either Master Servicer, subject to a maximum of two separate one-year extensions without the consent of the Special Servicer), defer or forgive interest (including Penalty Interest and Additional Interest)
on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Mortgagor on or any guarantor of, any Serviced Mortgage Loan, and/or provide consents with respect to

                                     -199-

any leasing activity at a Mortgaged Property securing any Serviced Mortgage Loan without the consent of the Trustee or any Certificateholder; provided, that the
Master Servicers' and the Special Servicer's rights to do so shall be subject to
Section 3.08 and Section 6.11 (and, in the case of a Serviced Loan Combination, subject to the terms of the related Loan Combination Co-Lender Agreement) and, further, to the following subsections of this Section 3.20; and provided, further, that other than as provided in Sections 3.02(a) (relating to waivers of
Default Charges), 3.08, 3.20(d) and 3.20(e), neither Master Servicer shall agree to any modification, waiver, forbearance or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any
Mortgage Loan, unless such Master Servicer has obtained the consent of the
Special Servicer (it being understood and agreed that (A) such Master Servicer will promptly provide the Special Servicer with notice of any Mortgagor request for such modification, waiver, forbearance or amendment, and the Master
Servicer's written recommendations and analysis, and all information reasonably available to such Master Servicer that the Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the
Servicing Standard and Section 6.11 and (C) if any such consent has not been expressly denied within 10 Business Days (or, if the Controlling Class
Representative or any applicable Loan Combination Controlling Party is entitled to object pursuant to Section 6.11 or Section 6.12, 15 Business Days, which 15
Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) after the Special Servicer's receipt from such Master Servicer of such Master Servicer's recommendations and analysis and all information reasonably requested thereby and reasonably available to such Master Servicer in order to make an informed decision (or, if the Special Servicer did not request any information, within 10 Business Days
(or 15 Business Days, if applicable) after such notice), such consent shall be deemed to have been granted).

          (b) All modifications, waivers or amendments of any Serviced Mortgage
Loan shall be in writing and shall be considered and effected in accordance with the Servicing Standard. Neither of the Master Servicers nor the Special
Servicer, as applicable, shall make or permit or consent to, as applicable, any modification, waiver or amendment of any term of any Serviced Mortgage Loan that would result in an Adverse REMIC Event. Either Master Servicer or the Special
Servicer shall determine and may conclusively rely on an Opinion of Counsel
(which Opinion of Counsel shall be an expense of the Trust Fund to the extent not paid by the related Mortgagor) to the effect that such modification, waiver or amendment would not (1) effect an exchange or reissuance of the Serviced
Mortgage Loan under Treasury Regulations Section 1.860G-2(b) of the Code, (2)
cause either of REMIC I or REMIC II to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or
"contributions" after the Startup Day under the REMIC Provisions, or (3)
adversely affect the status of any of MLMT 2007-C1 Grantor Trust FL, Grantor
Trust Z or Grantor Trust E under the Code.

          (c) The Special Servicer, on behalf of the Trust Fund, may agree or consent to (or permit either Master Servicer to agree or consent to) any modification, waiver or amendment of any term of any Serviced Mortgage Loan that would:

               (i) affect the amount or timing of any related payment of
     principal, interest or other amount (including Prepayment Premiums or Yield
     Maintenance Charges, but excluding Penalty Interest and amounts payable as additional servicing compensation) payable thereunder- (including, subject to the discussion in the following paragraph, any related Balloon Payment);
     or

                                     -200-

               (ii) affect the obligation of the related Mortgagor to pay a
     Prepayment Premium or Yield Maintenance Charge or permit a Principal
     Prepayment during any period in which the related Mortgage Note prohibits
     Principal Prepayments; or

               (iii) in the judgment of the Special Servicer, materially impair the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon;

only if (A) a material default on the Serviced Mortgage Loan has occurred or, in the Special Servicer's judgment, a material default on the Serviced Mortgage
Loan is reasonably foreseeable, and (B) the modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to the
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)), as a collective whole, on a present value basis, than would liquidation.

          In addition, subject to the third paragraph of this Section 3.20(c), the Special Servicer may extend the date on which any Balloon Payment is scheduled to be due in respect of a Specially Serviced Mortgage Loan if the conditions set forth in the proviso to the prior paragraph are satisfied and the
Special Servicer has obtained an Appraisal of the related Mortgaged Property in connection with such extension, which Appraisal supports the determination of the Special Servicer contemplated by clause (B) of the proviso to the immediately preceding paragraph.

          In no event will either Master Servicer or the Special Servicer (i)
extend the maturity date of a Serviced Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date and (ii) if the Serviced
Mortgage Loan is secured by a Ground Lease (and not by the corresponding fee simple interest), extend the maturity date of such Serviced Mortgage Loan beyond a date which is less than 20 years (or, to the extent consistent with the
Servicing Standard, giving due consideration to the remaining term of the Ground
Lease, and with the consent of the Controlling Class Representative, 10 years)
prior to the expiration of the term of such Ground Lease including any unilateral options to extend such term.

          The determination of the Special Servicer contemplated by clause (B)
of the proviso to the first paragraph of this Section 3.20(c) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee, the applicable Master Servicer and, in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s) and describing in reasonable detail the basis for the Special Servicer's determination. The Special Servicer shall append to such Officer's Certificate any information including but not limited to income and expense statements, rent rolls, property inspection reports and appraisals that support such determination.

          (d) Except as expressly contemplated by the related Mortgage Loan documents, the Special Servicer shall not consent to either Master Servicer releasing, which consent shall be deemed given if not denied in writing within
10 Business Days (or, if the Controlling Class Representative or any applicable
Loan Combination Controlling Party is entitled to object pursuant to Section
6.11 or Section 6.12, 15 Business Days, which 15 Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of
Section 6.11), any real property collateral securing an outstanding Serviced
Mortgage Loan, except as provided in Section 3.09 or 3.20(e), or except in connection with a permitted defeasance, or except where a Serviced Mortgage Loan
(or, in the case of a Crossed Loan Group, where such entire Crossed Loan Group)
is satisfied, or except in the case of a release of real property collateral provided the Rating Agencies have been notified in writing and, with respect to a Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, (A)
either (1) such release will not, in the reasonable judgment of the Special
Servicer (exercised in accordance with the

                                     -201-

Servicing Standard), materially and adversely affect the net operating income being generated by or the then-current use of the related Mortgaged Property, or
(2) there is a corresponding principal pay down of such Serviced Mortgage Loan in an amount at least equal to the Appraised Value of the collateral to be released (or substitute real property collateral with an Appraised Value at least equal to that of the collateral to be released, is delivered), (B) the release does not materially adversely affect the adequacy of the remaining
Mortgaged Property (together with any substitute real property collateral), in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), as security for the Serviced Mortgage Loan and (C) if the real property collateral to be released has an Appraised Value in excess of
$1,500,000, such release would not, in and of itself, result in an Adverse
Rating Event (as confirmed in writing to the Trustee by each Rating Agency).

          (e) Notwithstanding anything in this Section 3.20, Section 3.08 or
Section 6.11 to the contrary, neither Master Servicer shall be required to seek the consent of, or provide prior notice to, the Special Servicer, any
Certificateholder or the Controlling Class Representative or obtain any confirmation of the Certificate ratings from the Rating Agencies in order to approve the following modifications, waivers or amendments of the Mortgage Loans
(but, in the case of the actions described in clauses (iii) and (iv) of this sentence, shall notify the Controlling Class Representative thereof): (i)
waivers of non-material covenant defaults (other than financial covenants), including late financial statements; (ii) waivers of Default Charges, to the extent allowed under Section 3.02; (iii) releases of unimproved parcels of a
Mortgaged Property; (iv) grants of easements, rights-of-way or other similar agreements in accordance with Section 3.08(b); (v) approval of routine leasing activities (including any subordination, stand still and attornment agreements)
that affect less than the lesser of 30,000 square feet or 30% of the net rentable area of the related Mortgaged Property; (vi) approval of annual budgets to operate the Mortgaged Property; (vii) temporary waivers of any requirements in the related Mortgage Loan documents with respect to insurance deductible amounts or claims-paying ability ratings of insurance providers; and (viii)
consenting to changing the property manager with respect to any Mortgage Loan with an unpaid principal balance of less than $2,000,000; provided that any such modification, waiver or amendment, or agreeing to any such modification, waiver or amendment, (w) would not in any way affect a payment term of the
Certificates, (x) would not constitute a "significant modification" of such
Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC or an
Adverse Grantor Trust Event with respect to any of Grantor Trust Z or Grantor
Trust E, (y) would be consistent with the Servicing Standard, and (z) shall not violate the terms, provisions or limitations of this Agreement or any other document contemplated hereby; and provided, further, that Master Servicer No. 1 shall promptly notify the Special Servicer of any requests not subject to this
Section 3.20(e) for which the Special Servicer is responsible pursuant to this
Section 3.20 and shall deliver to the Special Servicer (which delivery may be by electronic transmission in a format acceptable to such Master Servicer and the
Special Servicer) a copy of the request, and all information in the possession of such Master Servicer that the Special Servicer may reasonably request related thereto.

          (f) Any payment of interest that is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to
Certificateholders, be added to the unpaid principal balance or Stated Principal
Balance of the related Serviced Mortgage Loan, notwithstanding that the terms of such modification, waiver or amendment so permit. The foregoing shall in no way limit the Special Servicer's ability to charge and collect from the Mortgagor costs otherwise collectible under the terms of the related Mortgage Note and this Agreement together with interest thereon.

                                     -202-

          (g) The Special Servicer or either Master Servicer may, as a condition to granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Serviced Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, provided such fee would not itself be a
"significant modification" pursuant to Treasury Regulations Section
1.1001-3(e)(2) and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Mortgagor.

          (h) The Master Servicers and the Special Servicer shall notify each other, the Trustee, the Controlling Class Representative and, in the case of a
Serviced Loan Combination, the related Non-Trust Loan Holder(s), in writing, of any modification, waiver or amendment of any term of any Serviced Mortgage Loan
(including fees charged the Mortgagor) and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, (in the case of the
Special Servicer, with a copy to the applicable Master Servicer), an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Serviced Mortgage Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the applicable Master Servicer pursuant to Section 3.15(a) hereof.

          (i) With respect to each Serviced Mortgage Loan that provides for defeasance, each Master Servicer shall, to the extent permitted by the terms of such Serviced Mortgage Loan, require the related Mortgagor (i) to provide replacement collateral consisting of U.S. government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Serviced Mortgage Loan (or defeased portion thereof) when due (and assuming, in the case of an ARD Loan, to the extent consistent with the related Mortgage Loan documents, that such
Serviced Mortgage Loan matures on its Anticipated Repayment Date), (ii) to deliver a certificate from an independent certified public accounting firm certifying that the replacement collateral is sufficient to make such payments,
(iii) at the option of such Master Servicer, to designate a single purpose entity (which may be a subsidiary of such Master Servicer established for the purpose of assuming all defeased Serviced Mortgage Loans) to assume the Serviced
Mortgage Loan (or defeased portion thereof) and own the Defeasance Collateral,
(iv) to implement such defeasance only after the second anniversary of the
Closing Date, (v) to provide an Opinion of Counsel that the Trustee has a perfected, first priority security interest in the new collateral (subject to bankruptcy, insolvency and similar standard exceptions), and (vi) in the case of a partial defeasance of the Serviced Mortgage Loan, to defease a principal amount equal to at least 125% (or such lower percentage as the related Mortgagor is entitled to partially defease a principal amount pursuant to the related
Mortgage Loan documents, it being understood that neither Master Servicer is authorized to modify such terms) of the allocated loan amount for the Serviced
Mortgaged Property or Properties to be released. If the subject Serviced
Mortgage Loan is not a Significant Mortgage Loan and if either the terms of the subject Serviced Mortgage Loan permit the applicable Master Servicer to impose the foregoing requirements or such Master Servicer satisfies such requirements on its own, then confirmation that such defeasance will not result in an Adverse
Rating Event is not required from Fitch or S&P so long as such Master Servicer delivers to Fitch and S&P a certification substantially in the form attached hereto as Exhibit K. In such case, the applicable Master Servicer shall provide the Rating Agencies and the Controlling Class Representative with notice that the foregoing requirements have been met with respect to the subject

                                     -203-

Serviced Mortgage Loan. However, if the subject Serviced Mortgage Loan is a
Significant Mortgage Loan or if the terms of the subject Serviced Mortgage Loan do not permit the applicable Master Servicer to impose such requirements and such Master Servicer does not satisfy such requirements on its own, then such
Master Servicer shall so notify the Rating Agencies and the Controlling Class
Representative (and, in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)), as applicable and, so long as such a requirement would not violate applicable law or the Servicing Standard, obtain a confirmation from each Rating Agency that such defeasance will not result in an
Adverse Rating Event. Subject to the related Mortgage Loan documents and applicable law, the applicable Master Servicer shall not execute a defeasance unless (a) the subject Serviced Mortgage Loan requires the Mortgagor to pay all
Rating Agency fees associated with defeasance (if Rating Agency confirmation of the absence of an Adverse Rating Event is a specific condition thereto) and all expenses associated with defeasance or other arrangements for payment of such costs are made at no expense to the Trust Fund or such Master Servicer
(provided, however, that in no event shall such proposed "other arrangements"
result in any liability to the Trust Fund including any indemnification of such
Master Servicer or the Special Servicer which may result in legal expenses to the Trust Fund), and (b) the Mortgagor is required to provide or such Master
Servicer receives from Independent counsel at the Mortgagor's expense all
Opinions of Counsel, including Opinions of Counsel that the defeasance will not cause an Adverse REMIC Event or an Adverse Grantor Trust Event and that the
Mortgage Loan documents are fully enforceable in accordance with their terms
(subject to bankruptcy, insolvency and similar standard exceptions), and any applicable rating confirmations. In addition, if in connection with a defeasance of any Serviced Mortgage Loan the applicable Mortgage Loan Seller bears the costs and expenses associated with such defeasance in accordance with the terms of the applicable Mortgage Loan Purchase Agreement, any costs and expenses subsequently recovered by the applicable Master Servicer from the related
Mortgagor in respect of such defeasance shall be promptly remitted by such
Master Servicer to the applicable Mortgage Loan Seller.

          Subsequent to the second anniversary of the Closing Date, to the extent that the applicable Master Servicer is entitled to, in accordance with the related Mortgage Loan documents, require defeasance of any Serviced Mortgage
Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment Premium or Yield Maintenance
Charge, such Master Servicer shall, to the extent it is consistent with the
Servicing Standard, require such defeasance, provided that the conditions set forth in clauses (i) through (vi) of the first sentence of the immediately preceding paragraph have been satisfied. Notwithstanding the foregoing, if at any time, a court with jurisdiction in the matter shall hold that the related
Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the Defeasance Collateral contemplated by the related Mortgage Loan documents (or cash sufficient to purchase such
Defeasance Collateral), then the applicable Master Servicer shall (i) if consistent with the related Mortgage Loan documents, refuse to allow the defeasance of the Serviced Mortgage Loan or (ii) if such Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase Defeasance
Collateral, such Master Servicer shall either (A) to the extent of the cash delivered by the Mortgagor, purchase Defeasance Collateral or (B) apply the cash to a prepayment of the Serviced Mortgage Loan, in either case, in accordance with the Servicing Standard.

          For purposes of this paragraph, a "single purpose entity" shall mean a
Person, other than an individual, whose organization documents provide as follows: it is formed solely for the purpose of owning and operating a single property, assuming one or more Serviced Mortgage Loans (or, in the case of a
Serviced Loan Combination, the Serviced Loan Combination) and owning and pledging the related Defeasance Collateral; it may not engage in any business unrelated to such property and the financing

                                     -204-

thereof; it does not have and may not own any assets other than those related to its interest in the property or the financing thereof and may not incur any indebtedness other than as permitted by the related Mortgage; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity-level formalities and record keeping; it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other person; it shall not commingle its assets or funds with those of any other person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with affiliates; it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with affiliates on an arm's length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other person. The single purpose entity organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the single purpose entity requirements during the term of the Serviced Mortgage Loan (or the
Serviced Loan Combination, if applicable).

          (j) To the extent that either Master Servicer or the Special Servicer waives any Default Charges in respect of any Serviced Mortgage Loan, whether pursuant to Section 3.02(a) or this Section 3.20, the respective amounts of additional servicing compensation payable to such Master Servicer and the
Special Servicer under Section 3.11 out of such Default Charges shall be reduced proportionately, based upon the respective amounts that had been payable thereto out of such Default Charges immediately prior to such waiver.

          (k) Notwithstanding anything to the contrary in this Agreement, neither of the Master Servicers nor the Special Servicer, as applicable, shall give any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager with respect to any Mortgaged Property that secures a Significant Mortgage Loan unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents, and if not so allowed, paid as an Additional Trust Fund Expense) from the Rating Agencies that such action will not result in an Adverse Rating Event.

          (l) Notwithstanding anything in this Section 3.20 to the contrary:

               (i) the limitations, conditions and restrictions set forth in this Section 3.20 shall not apply to any act or event (including, without limitation, a release of collateral) in respect of any Mortgage Loan that is required under the Mortgage Loan documents or that either occurs automatically or results from the exercise of a unilateral option by the related Mortgagor within the meaning of Treasury Regulations Section
     1.1001-3(c)(2)(iii), in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Qualified Substitute
     Mortgage Loan, on the related date of substitution); and

               (ii) neither the Master Servicers nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Mortgagor if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

                                     -205-

          (m) Neither the Special Servicer nor the Master Servicers shall have any liability to the Trust, the Certificateholders, any Non-Trust Loan Holder or
any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by this Section 3.20 is reasonably likely to produce a greater recovery to Certificateholders (as a collective whole) on a present value basis than would liquidation should prove to be wrong or incorrect, so long as the analysis and determination were made by the Special Servicer and/or the subject Master Servicer consistent with the
Servicing Standard.

          SECTION 3.21 Transfer of Servicing Between the Master Servicers
                       and the Special Servicer; Record Keeping.

          (a) Upon the applicable Master Servicer or the Special Servicer determining that a Servicing Transfer Event has occurred with respect to any
Serviced Mortgage Loan, the applicable Master Servicer shall promptly notify the
Trustee, the Special Servicer and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), and if such Master Servicer is not also the Special Servicer, such Master
Servicer shall promptly deliver or cause to be delivered a copy of the related
Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof)
and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Serviced Mortgage Loan, either in such
Master Servicer's or any of its directors', officers', employees', affiliates'
or agents' possession or control or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the Special
Servicer to enable it to assume its functions hereunder with respect thereto.
The applicable Master Servicer shall use reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each related
Servicing Transfer Event; provided, however, if the information, documents and records requested by the Special Servicer are not contained in the Servicing
File, such Master Servicer shall have such period of time as reasonably necessary to make such delivery. After the occurrence of a Servicing Transfer
Event, the Special Servicer shall collect payments on such Mortgage Loan and make remittances to the applicable Master Servicer in accordance with Section
3.04.

          Upon determining that a Specially Serviced Mortgage Loan has become a
Corrected Mortgage Loan and if the applicable Master Servicer is not also the
Special Servicer, the Special Servicer shall immediately give notice thereof to such Master Servicer and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), and shall return the related Servicing File and all other information, documents and records that were not part of the Servicing File when it was delivered to the
Special Servicer within five Business Days of the occurrence, to such Master
Servicer (or such other Person as may be directed by such Master Servicer) and upon giving such notice, and returning such Servicing File, to such Master
Servicer (or such other Person as may be directed by such Master Servicer), the
Special Servicer's obligation to service such Mortgage Loan, and the Special
Servicer's right to receive the Special Servicing Fee with respect to such
Mortgage Loan, shall terminate, and the obligations of such Master Servicer to service and administer such Mortgage Loan shall resume.

          (b) In servicing any Specially Serviced Mortgage Loans, the Special
Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File
(with a copy of each such original to the applicable Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor.

                                     -206-

          (c) No later than 60 days after a Serviced Mortgage Loan becomes a
Specially Serviced Mortgage Loan (or, in the case of any Serviced Loan
Combination, such other number of days provided in the related Loan Combination
Co-Lender Agreement), the Special Servicer shall deliver to each Rating Agency, the Trustee, the applicable Master Servicer and the Controlling Class
Representative and, if applicable, the related Non-Trust Loan Holder(s), a report (the "Asset Status Report") with respect to such Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

               (i) summary of the status of such Specially Serviced Mortgage
     Loan and negotiations with the related Mortgagor;

               (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing
     Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

               (iii) the most current rent roll and income or operating
     statement available for the related Mortgaged Property;

               (iv) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof;

               (v) summary of the Special Servicer's recommended action with respect to such Specially Serviced Mortgage Loan; and

               (vi) such other information as the Special Servicer deems
     relevant in light of the Servicing Standard;

provided, however, that if a Serviced Loan Combination is involved, the Asset
Status Report shall be in respect of the entire Serviced Loan Combination and shall also contain any additional information required to be contained in such
Asset Status Report pursuant to the related Loan Combination Co-Lender
Agreement.

          With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination in respect of which the related Loan
Combination Co-Lender Agreement provides a different process for the review and approval of Asset Status Reports), within 10 Business Days of receiving an Asset
Status Report which relates to a recommended action as to which the Controlling
Class Representative is entitled to object under Section 6.11, the Controlling
Class Representative does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such
Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard, or the terms of the applicable Mortgage Loan documents. If, subject to Section 6.11 or, if applicable, Section 6.12, the Controlling Class Representative disapproves such Asset Status Report, the Special Servicer will revise such Asset Status
Report and deliver to the Controlling Class Representative, the Rating Agencies,
the Trustee and the applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval.

                                     -207-

          With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination in respect of which the related Loan
Combination Co-Lender Agreement provides a different process for the review and approval of Asset Status Reports), the Special Servicer shall revise such Asset
Status Report as described above in this Section 3.21(c) until the Controlling
Class Representative shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below.
With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a
Serviced Loan Combination in respect of which the related Loan Combination
Co-Lender Agreement provides a different process for the review and approval of
Asset Status Reports), the Special Servicer may, from time to time, modify any
Asset Status Report it has previously delivered and implement such modified report, provided such modified report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report (and consistent with the terms hereof) before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders (and, in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)) and it has made a reasonable effort to contact the Controlling Class Representative and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders (and, in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) pursuant to the Servicing
Standard.

          In the event the Controlling Class Representative and the Special
Servicer have been unable to agree upon an Asset Status Report with respect to a
Specially Serviced Mortgage Loan (excluding any Mortgage Loan that is part of a
Serviced Loan Combination in respect of which the related Loan Combination
Co-Lender Agreement provides a different process for the review and approval of
Asset Status Reports) within 90 days of the Controlling Class Representative's receipt of the initial Asset Status Report, the Special Servicer shall implement the actions directed by the Controlling Class Representative unless doing so would result in any of the consequences set forth in the last paragraph of this
Section 3.21, in which case the Special Servicer shall implement the actions described in the most recent Asset Status Report submitted to the Controlling
Class Representative by the Special Servicer.

          In the case of each Serviced Loan Combination, the review and approval of Asset Status Reports shall be conducted in accordance with the provisions of the related Loan Combination Co-Lender Agreement if a different process for the review and approval of such reports is provided for therein.

          The Special Servicer shall have the authority to meet with the
Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standard, the terms hereof and the related Asset
Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard.

          Notwithstanding the fact that an Asset Status Report has been prepared and/or approved, the Controlling Class Representative will remain entitled to advise and object regarding the actions set forth in Section 6.11(a) and any related Asset Status Report shall not be a substitute for the exercise of those rights.

                                     -208-

          No direction of, objection by, or failure to approve by, the
Controlling Class Representative or the majority of the Certificateholders (or, if applicable, in the case of a Serviced Loan Combination, any related Non-Trust
Loan Holder(s)) in connection with any Asset Status Report shall (w) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage
Loan, applicable law or any provision of this Agreement, including the Special
Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each REMIC, (x) result in the imposition of a
"prohibited transaction" or "prohibited contribution" tax under the REMIC
Provisions or (y) expose the applicable Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, the Trust Fund, the Trustee,
the Certificate Administrator, the Custodian or any Fiscal Agent or the officers and the directors of each party to any claim, suit or liability to which they would not otherwise be subject absent such direction or (z) expand the scope of the applicable Master Servicer's, the Trustee's, any Fiscal Agent's or the
Special Servicer's responsibilities under this Agreement.

          SECTION 3.22 Sub-Servicing Agreements.

          (a) Subject to Section 3.22(b) and Section 3.22(f), each Master
Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder, provided that, in each case, the Sub-Servicing Agreement:
(i) is consistent with this Agreement in all material respects, requires the
Sub-Servicer to comply with all of the applicable conditions of this Agreement, includes events of default with respect to the Sub-Servicer substantially similar to the Events of Default set forth in Section 7.01(a) hereof (other than
Section 7.01(a) (x) and (xi)) to the extent applicable (modified to apply to the
Sub-Servicer instead of the applicable Master Servicer) and, if the Sub-Servicer has responsibilities that include receiving or maintaining collections on a
Mortgage Loan or in respect of an escrow or otherwise handling funds in respect thereof, includes such requirements for the maintenance of errors and omissions insurance and a fidelity bond as are set forth in Section 3.07(c); (ii) provides that, if the Sub-Servicer constitutes an Additional Item 1123 Servicer, then it will deliver to the applicable parties an Annual Statement of Compliance in respect of the Sub-Servicer as and when contemplated by Section 3.13 and, if the
Sub-Servicer constitutes a Sub-Servicing Function Participant, then it will deliver, or cause to be delivered, to the applicable parties, an Annual
Assessment Report in respect of the Sub-Servicer and a corresponding Annual
Attestation Report (and the consent of the applicable registered public accounting firm to file it with the Commission) as and when contemplated by
Section 3.14; (iii) provides that if the applicable Master Servicer or the
Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of
Default), the Trustee or its designee may thereupon (1) assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the applicable Master Servicer or the Special
Servicer, as the case may be, under such agreement or (2) (except with respect only to the Sub-Servicing Agreements in effect as of the date of this Agreement
(the Sub-Servicers that are party to such agreements are indicated on Schedule V hereto) (such Sub-Servicers, "Designated Sub-Servicers")) may terminate such sub-servicing agreement without cause and without payment of any penalty or termination fee (other than the right of reimbursement and indemnification);
(iv) provides that the Trustee, for the benefit of the Certificateholders and, in the case of a Sub-Servicing Agreement relating to a Serviced Loan
Combination, the related Non-Trust Loan Holder(s), shall each be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the applicable Master Servicer or the
Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, any Fiscal Agent, the
Trust Fund, any successor Master Servicer or Special Servicer, as the case may be, any Non-

                                     -209-

Trust Loan Holder or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (v) permits any purchaser of a Trust Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Trust Mortgage Loan at its option and without penalty; (vi) does not permit the Sub-Servicer to enter into or consent to any modification, extension, waiver or amendment or otherwise take any action on behalf of the applicable Master Servicer or the Special Servicer contemplated by Section 3.08, Section 3.09 and Section 3.20 hereof without the consent of such Master Servicer or the Special Servicer or conduct any foreclosure action, accept any deed-in-lieu of foreclosure, or conduct any sale of a Mortgage Loan or REO Property contemplated by Section 3.18; and (vii) does not permit the
Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund. In addition, each Sub-Servicing Agreement entered into by either Master Servicer (including any with an effective date on or before the
Closing Date) shall provide that such agreement shall, with respect to any
Mortgage Loan serviced thereunder, terminate at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan (or, alternatively, be subject to the
Special Servicer's rights to service such Mortgage Loan for so long as such
Mortgage Loan continues to be a Specially Serviced Mortgage Loan), and each
Sub-Servicing Agreement entered into by the Special Servicer shall relate only to Specially Serviced Mortgage Loans and shall terminate with respect to any such Mortgage Loan that ceases to be a Specially Serviced Mortgage Loan. The
Master Servicers and the Special Servicer shall each be solely liable for all fees owed by it to any Sub-Servicer with which it has entered into a
Sub-Servicing Agreement, irrespective of whether its compensation under this
Agreement is sufficient to pay those fees. The Master Servicers and the Special
Servicer each shall deliver to the Trustee and each other copies of all
Sub-Servicing Agreements, as well as any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by either Master Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or the Special
Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of such Master Servicer hereunder to make P&I Advances or Servicing Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, such P&I Advances or Servicing Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master
Servicer. For so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.03(d) and 4.03(d), as applicable, such interest to be allocable between the applicable Master Servicer or the Special Servicer, as the case may be, and such Sub-Servicer as they may agree. For purposes of this
Agreement, the applicable Master Servicer and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer and the Special Servicer each shall notify the other, the Trustee, the Depositor and, if a Serviced Loan Combination
is involved, the related Non-Trust Loan Holder(s), in writing promptly of the appointment by it of any Sub-Servicer after the date of this Agreement. The applicable Master Servicer and the Special Servicer shall each notify the
Trustee and the Depositor in writing, promptly upon becoming aware thereof, whether any Sub-Servicer constitutes an Additional Item 1123 Servicer or a
Sub-Servicing Function Participant. Each of the initial Master Servicers and the initial Special Servicer hereby represents and warrants that, as of the Closing
Date, it has not retained and does not expect to retain any particular Person or group of affiliated Persons to act as a Servicer with respect to 10% or more of the Mortgage Pool (by balance); provided that, neither Master Servicer nor the
Special Servicer makes the preceding representation with respect to any
Designated Sub-Servicers.

          (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by

                                     -210-

applicable law. In addition, the applicable Master Servicer shall use reasonable efforts to ensure that any Sub-Servicer of a MERS Mortgage Loan, other than any
Designated Sub-Servicer, is registered with MERS if the Master Servicer is not so registered.

          (c) The Master Servicers and the Special Servicer, for the benefit of the Trustee and the Certificateholders and, in the case of a Serviced Loan
Combination, also for the benefit of the related Non-Trust Loan Holder(s), shall
(at no expense to the Trustee, the Certificateholders, the subject Serviced Loan
Combination, any related Non-Trust Loan Holder or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing
Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as either Master Servicer or the Special Servicer, as applicable, in its good faith business judgment, would require were it the owner of the subject Mortgage Loans. Subject to the terms of the related Sub-Servicing
Agreement, the Master Servicers and the Special Servicer may each have the right to remove a Sub-Servicer at any time it considers such removal to be in the best interests of Certificateholders.

          (d) In the event of the resignation, removal or other termination of
Wells Fargo or KRECM or any successor Master Servicer to such Person hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master Servicer, shall elect, with respect to any
Sub-Servicing Agreement in effect as of the date of this Agreement: (i) to assume the rights and obligations of the departing Master Servicer under such
Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including without limitation the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such
Sub-Servicer on such terms as the Trustee or other successor Master Servicer and such Sub-Servicer shall mutually agree (it being understood that such
Sub-Servicer is under no obligation to accept any such new Sub-Servicing
Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer in which case the existing Sub-Servicing Agreement shall remain in effect); or (iii) to terminate the Sub-Servicing Agreement if
(but only if) an event of default (within the meaning of such Sub-Servicing
Agreement) has occurred and is continuing (that is not subject to any applicable grace or cure period under the Sub-Servicing Agreement), in each case without paying any sub-servicer termination fee.

          (e) Notwithstanding any Sub-Servicing Agreement, the Master Servicers
and the Special Servicer shall remain obligated and liable to the Trustee, the
Certificateholders and any Non-Trust Loan Holder for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loans and/or REO
Properties for which it is responsible. The foregoing sentence shall not operate to impose on either Master Servicer or the Special Servicer a greater obligation than, as set forth herein, to use reasonable efforts to cause a Designated
Sub-Servicer to deliver any Annual Statement of Compliance, any Annual
Assessment Report or any Annual Attestation Report.

          In addition, the Special Servicer may not enter into any Sub-Servicing
Agreement without the approval of the Controlling Class Representative, and the rights and obligations of each Master Servicer and the Special Servicer to appoint a Sub-Servicer with respect to a Serviced Loan Combination shall be subject to the related Loan Combination Co-Lender Agreement. Furthermore,

                                     -211-

notwithstanding anything herein to the contrary, until the commencement of the first year that is not an Exchange Act Reporting Year, neither the Master
Servicers nor the Special Servicer shall retain or engage any Sub-Servicer or other Servicing Representative that, in any case, would constitute an Additional
Item 1123 Servicer or a Sub-Servicing Function Participant, without the express written consent of the Depositor.

          SECTION 3.23 Representations and Warranties of Each Master
                       Servicer and the Special Servicer.

          (a) Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the
Certificateholders, the Depositor, the Special Servicer, the Certificate
Administrator, the Custodian, any Fiscal Agent and each Non-Trust Loan Holder, as of the Closing Date, that:

               (i) In the case of Master Servicer No. 1, it is a corporation, duly organized and validly existing under the laws of the State of Ohio, and in the case of Master Servicer No. 2, it is a national banking association, duly organized and validly existing under the laws of the
     United States, and in each case, it is in compliance with the laws of each
     State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on its ability to perform its obligations hereunder.

               (ii) The execution and delivery of this Agreement by such Master
     Servicer, and the performance and compliance with the terms of this
     Agreement by such Master Servicer, will not violate such Master Servicer's articles of incorporation or by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)
     under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

               (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
     Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such
     Master Servicer in accordance with the terms hereof, subject to (A)
     applicable bankruptcy, liquidation, receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
     general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) Such Master Servicer is not in violation of, and its
     execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith reasonable judgment, is likely to affect materially and adversely either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer.

                                     -212-

               (vi) No litigation is pending or, to the best of such Master
     Servicer's knowledge, threatened, against such Master Servicer that would prohibit such Master Servicer from entering into this Agreement or, in such
     Master Servicer's good faith reasonable judgment, is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such
     Master Servicer, calculated on a consolidated basis.

               (vii) Each officer, director, or employee of such Master Servicer with responsibilities concerning the servicing and administration of
     Mortgage Loans is covered by errors and omissions insurance and a fidelity bond in the amounts and with the coverage as, and to the extent, required by Section 3.07(c).

               (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Master Servicer of or compliance by such Master
     Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective, or if any such consent, approval, authorization or order has not been or cannot be obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, the lack of such item would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations under this Agreement.

          (b) The Special Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the
Certificateholders, the Depositor, the Master Servicers, the Certificate
Administrator, the Custodian any Fiscal Agent and each Non-Trust Loan Holder, as of the Closing Date, that:

               (i) The Special Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

               (ii) The execution and delivery of this Agreement by the Special
     Servicer, and the performance and compliance with the terms of this
     Agreement by the Special Servicer, will not violate the Special Servicer's operating agreement or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument by which it is bound.

               (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
     Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the
     Special Servicer in accordance with the terms hereof, subject to (A)
     applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B)
     general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                                     -213-

               (v) The Special Servicer is not in violation of, and its
     execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

               (vi) No litigation is pending or, to the best of the Special
     Servicer's knowledge, threatened, against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the
     Special Servicer's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the
     Special Servicer.

               (vii) Each officer, director and employee of the Special Servicer and each consultant or advisor of the Special Servicer with responsibilities concerning the servicing and administration of Mortgage
     Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

               (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Special Servicer of or compliance by the Special
     Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

               (ix) The Special Servicer possesses all insurance required pursuant to Section 3.07(c) of this Agreement.

          (c) The representations and warranties of the Master Servicers and the
Special Servicer, set forth in Section 3.23(a) (with respect to the Master
Servicers) and Section 3.23(b) (with respect to the Special Servicer), respectively, shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

          SECTION 3.24 Sub-Servicing Agreement Representation and Warranty.

          Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, any Fiscal Agent and the Special Servicer, as of the
Closing Date, that each Sub-Servicing Agreement satisfies the requirements for such Sub-Servicing Agreements set forth in Section 3.22(a) and the second paragraph of Section 3.22(d) in all material respects.

          SECTION 3.25 Designation of Controlling Class Representative

          (a) The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class shall be entitled in accordance with this Section 3.25 to select a representative (the "Controlling Class

                                     -214-

Representative") having the rights and powers specified in this Agreement
(including those specified in Section 6.11) or to replace an existing
Controlling Class Representative. Upon (i) the receipt by the Certificate
Administrator of written requests for the selection of a Controlling Class
Representative from the Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Certificate Administrator that the Controlling Class has changed, the
Certificate Administrator shall promptly notify the Depositor and the Holders
(and, in the case of Book-Entry Certificates, to the extent actually known to a
Responsible Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, the Certificate Owners) of the
Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process for selecting a Controlling Class
Representative, which shall be the designation of the Controlling Class
Representative by the Holders (or Certificate Owners) of Certificates
representing more than 50% of the Class Principal Balance of the Controlling
Class by a writing delivered to the Certificate Administrator. No appointment of any Person as a Controlling Class Representative shall be effective until such
Person provides the Certificate Administrator, the Master Servicers and the
Special Servicer with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers); provided that the initial Controlling Class
Representative shall be Centerline REIT Inc. and no further notice shall be required for such appointment to be effective.

          (b) Within 10 Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from either Master Servicer or the Special Servicer, the
Certificate Administrator shall deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible
Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, each Certificate Owner) of the Controlling
Class, including, in each case, names and addresses. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it by the Depository, and the Master Servicers and the Special Servicer shall be entitled to conclusively rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that the Master Servicers and the Special Servicer may have to deliver information or otherwise communicate with the Controlling
Class Representative or any of the Holders (or, if applicable, Certificate
Owners) of the Controlling Class. In addition to the foregoing, within two (2)
Business Days of the selection, resignation or removal of a Controlling Class
Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event. The expenses incurred by the Certificate
Administrator in connection with obtaining information from the Depository or
Depository Participants with respect to any Book-Entry Certificate shall be expenses of the Trust Fund payable out of the Collection Accounts pursuant to
Section 3.05(a).

          (c) The Controlling Class Representative may at any time resign as such by giving written notice to the Certificate Administrator and to each
Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the
Controlling Class. The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the
Certificate Administrator and to such existing Controlling Class Representative.

                                     -215-

          (d) Once a Controlling Class Representative has been selected pursuant to this Section 3.25 each of the parties to this Agreement and each
Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Holders (or, in the case of
Book-Entry Certificates, the Certificate Owners) of the Controlling Class, by
aggregate Certificate Principal Balance, or such Controlling Class
Representative, as applicable, shall have notified the Certificate Administrator and each other Holder (or, in the case of Book-Entry Certificates, Certificate
Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

          (e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of
Certificates of the Controlling Class, pro rata among such Holders (or
Certificate Owners) according to their respective Percentage Interests in such
Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Mortgagor with respect to this
Agreement or any particular Mortgage Loan, the Controlling Class Representative
shall immediately notify the Certificate Administrator, the Master Servicers and
the Special Servicer, whereupon (if the Special Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special
Servicer, (i) the Controlling Class Representative had acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii) there is no potential for the Special Servicer or the Trust Fund to be an adverse party in such action as regards the Controlling Class Representative)
the Special Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class
Representative. This provision shall survive the termination of this Agreement and the termination or resignation of the Controlling Class Representative.

          SECTION 3.26 Application of Default Charges.

          (a) Any and all Default Charges that are actually received with respect to any Mortgage Loan or REO Loan (but, in the case of the 600 West
Chicago Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, only to the extent of the Default Charges, if any, remitted to the
Trust in accordance with the CGCMT Series 2007-C6 Pooling and Servicing
Agreement and/or the 600 West Chicago Co-Lender and Servicing Agreement) shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such Default Charges:

               first, to pay to any Fiscal Agent, the Trustee, the applicable
     Master Servicer or the Special Servicer, in that order (except that payments to the Special Servicer and the applicable Master Servicer shall be made concurrently on a pro rata and pari passu basis), any interest due and owing to such party on outstanding Advances made thereby with respect to such Mortgage Loan or REO Loan, as the case may be;

               second, to reimburse the Trust for any interest on Advances paid to any Fiscal Agent, the Trustee, the applicable Master Servicer or the
     Special Servicer since the Closing Date with respect to such Mortgage Loan or REO Loan, as the case may be, which interest was paid from a source other than Default Charges collected on such Mortgage Loan or REO Loan, as the case may be;

               third, to pay any outstanding expense incurred by the Special
     Servicer in connection with inspecting the related Mortgaged Property or
     REO Property, as applicable, pursuant to Section 3.12;

                                     -216-

               fourth, to reimburse the Trust for any expenses reimbursed to the
     Special Servicer since the Closing Date in connection with inspecting the related Mortgaged Property or REO Property, as applicable, pursuant to
     Section 3.12, which expenses were previously paid from a source other than
     Default Charges collected on such Mortgage Loan or REO Loan, as the case may be;

               fifth, to pay the appropriate party for any other outstanding expense incurred thereby with respect to such Mortgage Loan or REO Loan, as the case may be, which expense, if not paid out of Default Charges collected on such Mortgage Loan or REO Loan, as the case may be, will likely become an Additional Trust Fund Expense;

               sixth, to reimburse the Trust for any other Additional Trust Fund
     Expense paid to the appropriate party since the Closing Date with respect to such Mortgage Loan or REO Loan, as the case may be, which Additional
     Trust Fund Expense was paid from a source other than Default Charges collected on such Mortgage Loan or REO Loan, as the case may be; and

               seventh, to pay (A) if such Mortgage Loan is a Non-Trust Loan, any remaining portion of such Default Charges that is comprised of late payment charges and (B) if such Mortgage Loan is a Trust Mortgage Loan or such REO Loan is a Trust REO Loan, as the case may be, any remaining portion of such Default Charges, in each case as additional master servicing compensation to the applicable Master Servicer, if such Default
     Charges (or portion thereof comprised of late payment charges) were collected when the loan was a non-Specially Serviced Mortgage Loan, and otherwise to pay (X) if such Mortgage Loan is a Non-Trust Loan, any remaining portion of such Default Charges that is comprised of late payment charges and (Y) if such Mortgage Loan is a Trust Mortgage Loan or such REO
     Loan is a Trust REO Loan, as the case may be, any remaining portion of such
     Default Charges, in each case as additional special servicing compensation to the Special Servicer.

          (b) Default Charges applied to reimburse the Trust pursuant to any of clause second, clause fourth or clause sixth of Section 3.26(a) are intended to be available for distribution on the Certificates pursuant to Section 4.01(a)
and Section 4.01(b), subject to application pursuant to Section 3.05(a) or
3.05(b) for any items payable out of general collections on the Mortgage Pool, and if such Default Charges so applied relate to a Loan Combination, they shall be transferred from the related Loan Combination Custodial Account to the applicable Collection Account. Default Charges applied to reimburse the Trust pursuant to any of clause second, clause fourth or clause sixth of Section
3.26(a) shall be deemed to offset payments of interest on Advances, costs of property inspections or other Additional Trust Fund Expenses (depending on which clause is applicable) in the chronological order in which they were made or incurred with respect to the subject Mortgage Loan or REO Loan (whereupon such interest on Advances, costs of property inspections or other Additional Trust
Fund Expenses (depending on which clause is applicable) shall thereafter be deemed to have been paid out of Default Charges).

          (c) The portion of any Default Charges with respect to a Non-Trust
Loan that is not applied as provided for above in this Section 3.26, shall be applied pursuant to the related Loan Combination Co-Lender Agreement.
Notwithstanding the foregoing, Section 3.26(a), in the case of each Serviced
Loan Combination that includes one or more Pari-Passu Non-Trust Loans, each of clauses first and second above shall be construed to require application to both
(i) the payment or reimbursement of any amount described in such clause and (ii)
the payment or reimbursement of any similar amount

                                     -217-

with respect to the related Pari Passu Non-Trust Loan(s) incurred by or on behalf of a party similar to a party described in such clause in connection the related Non-Trust Loan Securitization Trust (if any), on a pro rata and pari passu basis (according to the amounts payable), provided that any similar party with respect to a related Non-Trust Loan Securitization has notified the applicable party to this Agreement of such similar amounts so incurred.

          SECTION 3.27 Controlling Class Representative Contact with Servicer.

          No less often than on a monthly basis, each of the Master Servicers and the Special Servicer shall, without charge, make a knowledgeable Servicing
Officer via telephone available to verbally answer questions from the
Controlling Class Representative regarding the performance and servicing of the
Mortgage Loans and/or REO Properties for which such Master Servicer or the
Special Servicer, as the case may be, is responsible, at a time mutually agreed upon during normal business hours. Any such telephone contact shall be conditioned on the Controlling Class Representative's delivery to the applicable
Master Servicer of an agreement substantially in the form of Exhibit I-1 (or such other form as may be reasonably acceptable to such Master Servicer or the
Special Servicer, as applicable).

          SECTION 3.28 Certain Matters Regarding the Loan Combinations.

          (a) The parties hereto, the Controlling Class Representative by its acceptance of its rights and obligations set forth herein, and each
Certificateholder by its acceptance of a Certificate, hereby acknowledge the right of the Non-Trust Loan Holders, upon the occurrence of certain specified events under the related Loan Combination Co-Lender Agreement and to the extent so provided in the related Loan Combination Co-Lender Agreement, to purchase the related Trust Mortgage Loan that is a part of the related Loan Combination from the Trust, subject to the terms, conditions and limitations set forth in, and at the price specified in, the related Loan Combination Co-Lender Agreement, and the parties hereto agree to take such actions contemplated by the related Loan
Combination Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow a Non-Trust Loan Holder to purchase the related Trust Mortgage Loan from the Trust.

          (b) In connection with any purchase of a Trust Mortgage Loan that is part of a Loan Combination by a related Non-Trust Loan Holder pursuant to the related Loan Combination Co-Lender Agreement, the applicable Master Servicer or the Special Servicer shall (i) if it receives the applicable purchase price provided for in the related Loan Combination Co-Lender Agreement and/or any other amounts payable in connection with the purchase, deposit same, or remit same to such Master Servicer for deposit, as applicable, into the applicable
Collection Account or the related Loan Combination Custodial Account, as applicable, and so notify the Trustee; and (ii) deliver the related Servicing
File to the Person effecting the purchase or its designee. In addition, upon its receipt of a Request for Release from the applicable Master Servicer, the
Custodian shall: (i) deliver the related Mortgage File to the Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of the subject Trust Mortgage Loan in the appropriate purchaser, without recourse, representations or warranties.

          (c) The parties hereto acknowledge that each Non-Trust Loan Holder shall not (1) owe any fiduciary duty to the Trustee, the applicable Master
Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Loan
Combination Co-Lender

                                     -218-

Agreement or the giving of any consent or for errors in judgment. Each
Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that each Non-Trust Loan Holder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interest of the Certificateholders and shall be deemed to have agreed to take no action against a Non-Trust Loan Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

          (d) To the extent not otherwise expressly provided for herein, the applicable Master Servicer and the Special Servicer shall provide or make available to each Non-Trust Loan Holder or its designee, with respect to the related Non-Trust Loan, the related Loan Combination Mortgage Property or any related Loan Combination REO Property, subject to the same conditions and restrictions on the distribution of information as apply with respect to reports, documents and other information with respect to the Trust Mortgage
Loans, the same reports, documents and other information that the applicable
Master Servicer or the Special Servicer, as the case may be, provides to the
Trustee and the Certificate Administrator with respect to the related Loan
Combination Trust Mortgage Loan, the related Mortgagor, the related Loan
Combination Mortgaged Property or the related Loan Combination REO Property, and on a concurrent basis. The Trustee, the Certificate Administrator, the applicable Master Servicer and the Special Servicer shall each provide or make available to each Non-Trust Loan Holder or its designee, with respect to the related Non-Trust Loan or any related Loan Combination REO Property, the same reports, documents and other information (including, without limitation, CMSA reports) that the Trustee, the applicable Master Servicer or the Special
Servicer, as the case may be, provides to the Controlling Class Representative, in so far as they relate to the related Loan Combination Trust Mortgage Loan or the related Loan Combination REO Property, and on a concurrent basis. In addition, the Trustee, the applicable Master Servicer or the Special Servicer, as the case may be, shall, upon receipt of a written request, provide or make available to a Non-Trust Loan Holder or its designee (at such holder's cost) all other documents and information that such holder, a Master Servicer or its designed may reasonably request with respect to the related Non-Trust Loan or any Loan Combination REO Property, to the extent such documents and information are in its possession. Notwithstanding the foregoing, none of the Trustee, a
Master Servicer or the Special Servicer shall be required to deliver or make available to any Non-Trust Loan Holder or its designee any particular report, document or other information pursuant to this Section 3.28(e) if and to the extent that (but only if and to the extent that) such particular report, document or other information is otherwise delivered to such Non-Trust Loan
Holder within the same time period contemplated by this Section 3.28(e) pursuant to any other section of this Agreement.

          SECTION 3.29 The Swap Agreements.

          (a) The Grantor Trust Trustee is hereby authorized and directed, not in its individual capacity but solely as Grantor Trust Trustee and on behalf, and for the benefit, of MLMT 2007-C1 Grantor Trust FL, to execute and deliver each Swap Agreement on the Closing Date and to perform obligations as described herein with respect to each Swap Agreement. Furthermore, the Grantor Trust
Trustee is hereby authorized and directed to, and shall, perform all obligations on the part of the Grantor Trust Trustee and/or MLMT 2007-C1 Grantor Trust FL
under each Swap Agreement; provided that (i) payments to be made to the Class
A-2FL Swap Counterparty pursuant to Section 3.29(d) shall be made out of amounts allocable as interest (or, in the case of Class A-2FL Additional Fixed Swap
Payments, Yield Maintenance Charges and Prepayment Premiums) distributable on or with respect to the Class A-2FL REMIC II Regular Interest, (ii) payments to be made to the Class A-3FL Swap Counterparty pursuant to Section 3.29(d) shall be made out of amounts allocable as interest (or, in the case of Class A-3FL
Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment
Premiums) distributable on or with respect to the Class A-3FL REMIC II Regular
Interest, (iii) payments to be made to the Class AJ-FL Swap Counterparty pursuant to Section 3.29(d) shall be made

                                     -219-

out of amounts allocable as interest (or, in the case of Class AJ-FL Additional
Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums)
distributable on or with respect to the Class AJ-FL REMIC II Regular Interest and (iv) any termination payment owing to a Swap Counterparty shall be payable solely out of any upfront payment made by a replacement swap counterparty with respect thereto in connection with entering into a replacement interest rate swap agreement with the Trust, (net of any costs or expenses incurred by MLMT
2007-C1 Grantor Trust FL in connection therewith) and the Grantor Trust Trustee shall not be responsible for using its own funds in making such payments. Upon the Grantor Trust Trustee entering into the Swap Agreements on behalf of the
Trust, MLMT 2007-C1 Grantor Trust FL shall be bound by the terms and conditions of the Swap Agreements.

          (b) Notwithstanding anything to the contrary in this Agreement, the
Class A-2FL Depositor's Retained Amount shall not be a part of MLMT 2007-C1
Grantor Trust FL or the Trust Fund, but instead shall belong to the Depositor;
and the Grantor Trust Trustee, on behalf of MLMT 2007-C1 Grantor Trust FL, hereby assigns to the Depositor MLMT 2007-C1 Grantor Trust FL's entire right, title and interest in and to the Class A-2FL Depositor's Retained Amount.

          (c) The related Swap Counterparty shall act as "calculation agent"
under each Swap Agreement and shall timely perform all duties associated therewith.

          In addition, by 5:00 p.m. (New York time) on the Business Day prior to
(or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection
Period provided by the Master Servicer pursuant to Section 3.12, the Grantor
Trust Trustee shall notify the Class A-2FL Swap Counterparty in writing of (i)
the Class Principal Balance of the Class A-2FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and
Yield Maintenance Charges distributable with respect to the Class A-2FL REMIC II
Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class A-2FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

          In addition, by 5:00 p.m. (New York time) on the Business Day prior to
(or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection
Period provided by the Master Servicer pursuant to Section 3.12, the Grantor
Trust Trustee shall notify the Class A-3FL Swap Counterparty in writing of (i)
the Class Principal Balance of the Class A-3FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and
Yield Maintenance Charges distributable with respect to the Class A-3FL REMIC II
Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class A-3FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

          In addition, by 5:00 p.m. (New York time) on the Business Day prior to
(or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection
Period provided by the Master Servicer pursuant to Section 3.12, the Trustee shall notify the Class AJ-FL Swap Counterparty in writing of (i) the Class
Principal Balance of the Class AJ-FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and Yield

                                      -220-

Maintenance Charges distributable with respect to the Class AJ-FL REMIC II
Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class AJ-FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

          (d) On each Distribution Date, following all deposits to the Floating
Rate Account on or prior to that date pursuant to Section 3.04(c), the Grantor
Trust Trustee shall (i) remit to the Class A-2FL Swap Counterparty the excess, if any, of (a) the sum of (1) the Class A-2FL Fixed Swap Payment, (2) the Class
A-2FL Additional Fixed Swap Payment and (3) the Class A-2FL Fixed Payer
Shortfall Reimbursement Payment over (b) the Class A-2FL Floating Swap Payment out of amounts on deposit in the Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of the
Class A-2FL Additional Fixed Swap Payments, Yield Maintenance Charges and
Prepayment Premiums) in respect of the Class A-2FL REMIC II Regular Interest;
(ii) remit to the Class A-3FL Swap Counterparty the excess, if any, of (a) the sum of (1) the Class A-3FL Fixed Swap Payment, (2) the Class A-3FL Additional
Fixed Swap Payment and (3) the Class A-3FL Fixed Payer Shortfall Reimbursement
Payment over (b) the Class A-3FL Floating Swap Payment, out of amounts on deposit in the Floating Rate Account that represent distributions of
Distributable Certificate Interest (or, in the case of the Class A-3FL
Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment
Premiums) in respect of the Class A-3FL REMIC II Regular Interest; and (iii)
remit to the Class AJ-FL Swap Counterparty the excess, if any, of (a) the sum of
(1) the Class AJ-FL Fixed Swap Payment, (2) the Class AJ-FL Additional Fixed
Swap Payment and (3) the Class AJ-FL Fixed Payer Shortfall Reimbursement Payment
over (b) the Class AJ-FL Floating Swap Payment out of amounts on deposit in the
Floating Rate Account that represent distributions of Distributable Certificate
Interest (or, in the case of the Class AJ-FL Additional Fixed Swap Payments,
Yield Maintenance Charges and Prepayment Premiums) in respect of the Class AJ-FL
REMIC II Regular Interest; provided that, during the continuation of a Swap
Payment Default under a Swap Agreement while the Grantor Trust Trustee is pursuing remedies under such Swap Agreement, or following the termination of a
Swap Agreement, the Grantor Trust Trustee shall not make such payments to the related Swap Counterparty. If by 3:00 p.m. New York City time on any Class A-2FL
Swap Payment Date the Grantor Trust Trustee has not received from the Class
A-2FL Swap Counterparty the excess, if any, of (a) the Class A-2FL Floating Swap
Payment over (b) the sum of (1) the Class A-2FL Fixed Swap Payment, (2) the
Class A-2FL Additional Fixed Swap Payment and (3) the Class A-2FL Fixed Payer
Shortfall Reimbursement Payment on such date, the Grantor Trust Trustee shall, consistent with the Class A-2FL Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Class
A-2FL Swap Counterparty that the Grantor Trust Trustee has not received such payment. If by 3:00 p.m. New York City time on any Class A-3FL Swap Payment Date the Grantor Trust Trustee has not received from the Class A-3FL Swap
Counterparty the excess, if any, of (a) the Class A-3FL Floating Swap Payment over (b) the sum of (1) the Class A-3FL Fixed Swap Payment, (2) the Class A-3FL
Additional Fixed Swap Payment and (3) the Class A-3FL Fixed Payer Shortfall
Reimbursement Payment on such date, the Grantor Trust Trustee shall, consistent with the Class A-3FL Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Class A-3FL
Swap Counterparty that the Grantor Trust Trustee has not received such payment.
If by 3:00 p.m. New York City time on any Class AJ-FL Swap Payment Date the
Grantor Trust Trustee has not received from the Class AJ-FL Swap Counterparty the excess, if any, of (a) the Class AJ-FL Floating Swap Payment over (b) the sum of (1) the Class AJ-FL Fixed Swap Payment, (2) the Class AJ-FL Additional
Fixed Swap Payment and (3) the Class AJ-FL Fixed Payer Shortfall Reimbursement
Payment on such date, the Grantor Trust Trustee shall, consistent with the Class
AJ-FL Swap Agreement, in order to, among other things, cause the commencement of the

                                      -221-

applicable grace period, promptly notify the Class AJ-FL Swap Counterparty that the Grantor Trust Trustee has not received such payment.

          (e) Subject to Section 8.02(iii), the Grantor Trust Trustee shall at all times enforce MLMT 2007-C1 Grantor Trust FL's rights under the Class A-2FL
Swap Agreement. In the event of a Swap Default under the Class A-2FL Swap
Agreement, the Grantor Trust Trustee shall (i) provide notice of such Swap
Default on the date of such default to the Class A-2FL Swap Counterparty and
(ii) promptly provide written notice to the Holders of the Class A-2FL
Certificates and, subject to Section 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class A-2FL Swap Agreement), unless otherwise directed in writing by the
Holders or Certificate Owners of Class A-2FL Certificates representing at least
51% of the Class Principal Balance of the Class A-2FL Certificates, to enforce such rights of MLMT 2007-C1 Grantor Trust FL under the Class A-2FL Swap
Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class A-2FL Swap
Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that meets all applicable eligibility requirements under the Class A-2FL Swap Agreement. If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class A-2FL Certificates would exceed the amount of any Swap Termination Fees received from the Class A-2FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class A-2FL
Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class A-2FL Certificates on the immediately succeeding Distribution Date as part of the Class A-2FL Interest
Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class A-2FL Certificates with the
Trust, the Grantor Trust Trustee shall distribute such fee: first, to the Class
A-2FL Swap Counterparty in respect of the terminated Class A-2FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class A-2FL
Swap Counterparty under, and in connection with the termination of, such Swap
Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class A-2FL Swap Counterparty in respect of the terminated Class A-2FL Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Grantor Trust Trustee in connection with enforcing the Class A-2FL Swap
Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class A-2FL Certificateholders.

          Any Class A-2FL Distribution Conversion shall become permanent following the determination by the Grantor Trust Trustee (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class A-2FL Certificates representing at least 51% of the Class Principal Balance of the Class A-2FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap
Termination Fees paid by the Class A-2FL Swap Counterparty to the Holders of the
Class A-2FL Certificates. Any Swap Default under, or termination of, the Class
A-2FL Swap Agreement and the consequent Class A-2FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this
Agreement.

          Upon any change in the payment terms on the Class A-2FL Certificates, including as a result of a Class A-2FL Distribution Conversion, termination of a
Class A-2FL Distribution Conversion, a Swap Default under the Class A-2FL Swap
Agreement or the cure of a Swap Default under the

                                      -222-

Class A-2FL Swap Agreement, the Grantor Trust Trustee shall promptly notify the
Depository of the change in payment terms.

          (f) Subject to Section 8.02(iii), the Grantor Trust Trustee shall at all times enforce MLMT 2007-C1 Grantor Trust FL's rights under the Class A-3FL
Swap Agreement. In the event of a Swap Default under the Class A-3FL Swap
Agreement, the Grantor Trust Trustee shall (i) provide notice of such Swap
Default on the date of such default to the Class A-3FL Swap Counterparty and
(ii) promptly provide written notice to the Holders of the Class A-3FL
Certificates and, subject to Section 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class A-3FL Swap Agreement), unless otherwise directed in writing by the
Holders or Certificate Owners of Class A-3FL Certificates representing at least
51% of the Class Principal Balance of the Class A-3FL Certificates, to enforce such rights of MLMT 2007-C1 Grantor Trust FL under the Class A-3FL Swap
Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class A-3FL Swap
Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that meets all applicable eligibility requirements under the Class A-3FL Swap Agreement. If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class A-3FL Certificates would exceed the amount of any Swap Termination Fees received from the Class A-3FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class A-3FL
Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class A-3FL Certificates on the immediately succeeding Distribution Date as part of the Class A-3FL Interest
Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class A-3FL Certificates with the
Trust, the Grantor Trust Trustee shall distribute such fee: first, to the Class
A-3FL Swap Counterparty in respect of the terminated Class A-3FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class A-3FL
Swap Counterparty under, and in connection with the termination of, such Swap
Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class A-3FL Swap Counterparty in respect of the terminated Class A-3FL Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Grantor Trust Trustee in connection with enforcing the Class A-3FL Swap
Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class A-3FL Certificateholders.

          Any Class A-3FL Distribution Conversion shall become permanent following the determination by the Grantor Trust Trustee (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class A-3FL Certificates representing at least 51% of the Class Principal Balance of the Class A-3FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap
Termination Fees paid by the Class A-3FL Swap Counterparty to the Holders of the
Class A-3FL Certificates. Any Swap Default under, or termination of, the Class
A-3FL Swap Agreement and the consequent Class A-3FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this
Agreement.

          Upon any change in the payment terms on the Class A-3FL Certificates, including as a result of a Class A-3FL Distribution Conversion, termination of a
Class A-3FL Distribution Conversion, a Swap Default under the Class A-3FL Swap
Agreement or the cure of a Swap Default under the

                                      -223-

Class A-3FL Swap Agreement, the Grantor Trust Trustee shall promptly notify the
Depository of the change in payment terms.

          (g) Subject to Section 8.02(iii), the Grantor Trust Trustee shall at all times enforce the Trust's rights under the Class AJ-FL Swap Agreement. In the event of a Swap Default under the Class AJ-FL Swap Agreement, the Grantor
Trust Trustee shall (i) provide notice of such Swap Default on the date of such default to the Class AJ-FL Swap Counterparty and (ii) promptly provide written notice to the Holders of the Class AJ-FL Certificates and, subject to Section
8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class AJ-FL Swap Agreement), unless otherwise directed in writing by the Holders or Certificate Owners of Class
AJ-FL Certificates representing at least 51% of the Class Principal Balance of the Class AJ-FL Certificates, to enforce such rights of MLMT 2007-C1 Grantor
Trust FL under the Class AJ-FL Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class AJ-FL Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that meets all applicable eligibility requirements under the Class AJ-FL Swap Agreement. If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class AJ-FL
Certificates would exceed the amount of any Swap Termination Fees received from the Class AJ-FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class AJ-FL Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class
AJ-FL Certificates on the immediately succeeding Distribution Date as part of the Class AJ-FL Interest Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class AJ-FL
Certificates with the Trust, the Grantor Trust Trustee shall distribute such fee: first, to the Class AJ-FL Swap Counterparty in respect of the terminated
Class AJ-FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class AJ-FL Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class AJ-FL Swap Counterparty in respect of the terminated Class AJ-FL
Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Grantor Trust Trustee in connection with enforcing the Class AJ-FL Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class AJ-FL Certificateholders.

          Any Class AJ-FL Distribution Conversion shall become permanent following the determination by the Grantor Trust Trustee (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class AJ-FL Certificates representing at least 51% of the Class Principal Balance of the Class AJ-FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap
Termination Fees paid by the Class AJ-FL Swap Counterparty to the Holders of the
Class AJ-FL Certificates. Any Swap Default under, or termination of, the Class
AJ-FL Swap Agreement and the consequent Class AJ-FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this
Agreement.

          Upon any change in the payment terms on the Class AJ-FL Certificates, including as a result of a Class AJ-FL Distribution Conversion, termination of a
Class AJ-FL Distribution Conversion, a Swap Default under the Class AJ-FL Swap
Agreement or the cure of a Swap Default under the Class AJ-FL Swap Agreement, the Grantor Trust Trustee shall promptly notify the Depository of the change in payment terms.

                                      -224-

          (h) The Grantor Trust Trustee is hereby directed to perform the obligations of the custodian under the Class A-2FL Swap Credit Support Annex (in such capacity, the "Class A-2FL Swap Custodian").

          The Grantor Trust Trustee is hereby directed to perform the obligations of the custodian under the Class A-3FL Swap Credit Support Annex (in such capacity, the "Class A-3FL Swap Custodian").

          The Grantor Trust Trustee is hereby directed to perform the obligations of the custodian under the Class AJ-FL Swap Credit Support Annex (in such capacity, the "Class AJ-FL Swap Custodian").

          SECTION 3.30 Deliveries in Connection with Securitization of a
                       Serviced Mortgage Loan that is a Non-Trust Loan.

          (a) Each of the Master Servicers and the Special Servicer shall, upon reasonable written request, permit a related Non-Trust Loan Holder with respect to a Serviced Loan Combination to use the description of such party contained in the Prospectus Supplement (updated as appropriate by such Master Servicer or the
Special Servicer, as applicable) for inclusion in the disclosure materials relating to any Non-Trust Loan Securitization Trust; provided, that, (i) such disclosure with respect to such Master Servicer or Special Servicer is required under Regulation AB in connection with a public offering of securities to be backed by such Non-Trust Loan and (ii) such Master Servicer or Special Servicer is afforded reasonable notice and opportunity to review the relevant disclosure documents.

          (b) Each of the Master Servicers and the Special Servicer shall, upon reasonable written request, each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the depositor and any underwriters with respect to any Non-Trust Loan Securitization
Trust, such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the description(s) referred in Section 3.30(a) with respect to such party, substantially similar to those, if any, delivered by such
Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the
Prospectus Supplement and/or any other disclosure materials relating to the
Certificates. Neither Master Servicer nor the Special Servicer shall be obligated to deliver any such item with respect to the creation of a Non-Trust
Loan Securitization Trust if it did not deliver a corresponding item in connection with the creation of the Trust Fund.

          (c) This Section 3.30 shall inure to the benefit of the holder of each applicable Non-Trust Loan as to which the disclosure contemplated above in this
Section 3.30 is required pursuant to Regulation AB. Neither Master Servicer nor the Special Servicer shall be terminable under Article VII for a failure to comply with this Section 3.30. The foregoing sentence shall not operate to limit any remedies any Non-Trust Holder may have at law or in equity for a failure of a Master Servicer or the Special Servicer to comply with this Section 3.30.

                                      -225-

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

          SECTION 4.01 Distributions.

          (a) On each Distribution Date, the Certificate Administrator shall
(except as otherwise provided in Section 9.01), based on, among other things, information provided by the Master Servicers and the Special Servicer, apply amounts on deposit in the Distribution Account, after payment of amounts payable from the Distribution Account in accordance with Section 3.05(b)(ii) through
(ix) and deemed distributions from REMIC I pursuant to Section 4.01(i), for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Loan Group 1 Available Distribution
Amount and/or the Loan Group 2 Available Distribution Amount, as applicable:

               (i) to make distributions of interest to the Holders of the Class
     A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates and to
     the Floating Rate Accounts with respect to the Class A-2FL REMIC II Regular
     Interest and the Class A-3FL REMIC II Regular Interest, from the Loan Group
     1 Available Distribution Amount, in an amount equal to, and pro rata as among those Classes of Senior Certificates and the Class A-2FL REMIC II
     Regular Interest and the Class A-3FL REMIC II Regular Interest in
     accordance with, all Distributable Certificate Interest in respect of each such Class of Senior Certificates and the Class A-2FL REMIC II Regular
     Interest and the Class A-3FL REMIC II Regular Interest for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates; and concurrently, to make distributions of interest to the Holders of the Class A-1A Certificates, from the Loan Group 2 Available
     Distribution Amount in an amount equal to all Distributable Certificate
     Interest in respect of the Class A-1A Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates; and also concurrently, to make distributions of interest to the
     Holders of the Class X Certificates, from the Loan Group 1 Available
     Distribution Amount and/or the Loan Group 2 Available Distribution Amount,
     in an amount equal to all Distributable Certificate Interest in respect of the Class X Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2
     Available Distribution Amount is insufficient to pay in full the
     Distributable Certificate Interest payable as described above in respect of any Class of Senior Certificates or the Class A-2FL REMIC II Regular
     Interest or the Class A-3FL REMIC II Regular Interest, as the case may be, on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Senior Certificates (exclusive of the Class A-2FL
     Certificates and Class A-3FL Certificates) and the Class A-2FL REMIC II
     Regular Interest and Class A-3FL REMIC II Regular Interest up to an amount equal to, and pro rata as among such Classes of Senior Certificates and the
     Class A-2FL REMIC II Regular Interest and the Class A-3FL REMIC II Regular
     Interest in accordance with, the Distributable Certificate Interest in respect of each such Class of Senior Certificates and the Class A-2FL REMIC
     II Regular Interest and Class A-3FL REMIC II Regular Interest for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates, if any;

               (ii) to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance is reduced to the Class A-SB

                                      -226-

     Planned Principal Balance for such Distribution Date, second, to the
     Holders of the Class A-1 Certificates, until the related Class Principal
     Balance is reduced to zero, third, to the Holders of the Class A-2
     Certificates and the Floating Rate Account with respect to the Class A-2FL
     REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, until such related Class Principal Balances are reduced to zero, fourth, to the Holders of the Class A-3 Certificates and the Floating Rate Account with respect to the Class A-3FL REMIC II Regular
     Interest, on a pro rata basis in accordance with the respective Class
     Principal Balances thereof outstanding immediately prior to such
     Distribution Date, until such related Class Principal Balances are reduced to zero, fifth, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to sub-clause first of this clause (ii))
     is reduced to zero, and sixth, to the Holders of the Class A-4 Certificates until the related Class Principal Balance is reduced to zero, in that order, in an aggregate amount for sub-clauses first through sixth above
     (not to exceed the aggregate of the Class Principal Balances of those
     Classes of Senior Certificates and the Class A-2FL REMIC II Regular
     Interest and the Class A-3FL REMIC II Regular Interest outstanding immediately prior to such Distribution Date) equal to the Loan Group 1
     Principal Distribution Amount for such Distribution Date; and concurrently, to make distributions of principal to the Holders of the Class A-1A
     Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates outstanding immediately prior to such
     Distribution Date) equal to the Loan Group 2 Principal Distribution Amount for such Distribution Date; provided that, if the portion of the Available
     Distribution Amount for such Distribution Date remaining after the distributions of interest made pursuant to the immediately preceding clause
     (i) is less than the Principal Distribution Amount for such Distribution
     Date, then the Holders of the Class A-1, Class A-2, Class A-3, Class A-SB
     and Class A-4 Certificates and the Class A-2FL REMIC II Regular Interest
     and the Class A-3FL REMIC II Regular Interest shall have a prior right, relative to the Holders of the Class A-1A Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group 1 Available Distribution Amount for
     such Distribution Date and the Holders of the Class A-1A Certificates shall have a prior right, relative to the Holders of the Class A-1, Class A-2,
     Class A-3, Class A-SB and Class A-4 Certificates and the Class A-2FL REMIC
     II Regular Interest and the Class A-3FL REMIC II Regular Interest, to
     receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group 2 Available Distribution Amount for such Distribution Date; and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal Balances of the
     Class AM, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class
     F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P
     and Class Q Certificates has previously been reduced to zero, then distributions of principal will be made to the Holders of the Class A-1,
     Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates and
     to the Floating Rate Account with respect to the Class A-2FL REMIC II
     Regular Interest and the Class A-3FL REMIC II Regular Interest pursuant to this clause (ii) up to an amount equal to, and pro rata as among such
     Classes of Senior Certificates and the Class A-2FL REMIC II Regular
     Interest and the Class A-3FL REMIC II Regular Interest in accordance with, the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date (and without regard to Loan Groups or the
     Principal Distribution Amount for such Distribution Date);

               (iii) after the Class Principal Balance of the Class A-1A
     Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-SB

                                      -227-

     Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB
     Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to the Class A-SB Planned Principal
     Balance for such Distribution Date, second to the Holders of the Class A-1
     Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-1
     Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, third, to the Holders of the
     Class A-2 Certificates and the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof then outstanding, until such related Class Principal Balances (after taking into account any distributions of principal with respect to the Class A-2 Certificates and the Class A-2FL REMIC II Regular Interest on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, fourth, to the Holders of the Class A-3 Certificates and the Floating Rate
     Account with respect to the Class A-3FL REMIC II Regular Interest, on a pro
     rata basis in accordance with the respective Class Principal Balances thereof then outstanding, until such related Class Principal Balances
     (after taking into account any distributions of principal with respect to the Class A-3 Certificates and the Class A-3FL REMIC II Regular Interest on
     such Distribution Date pursuant to the immediately preceding clause (ii))
     is reduced to zero, fifth, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)
     and/or subclause first of this clause (iii))) is reduced to zero, and sixth, to the Holders of the Class A-4 Certificates, until the related
     Class Principal Balance is reduced to zero, in that order, in an aggregate amount for subclauses first through sixth above (not to exceed the aggregate of the Class Principal Balances of those Classes of Senior
     Certificates and the Class A-2FL REMIC II Regular Interest and Class A-3FL
     REMIC II Regular Interest outstanding immediately prior to such
     Distribution Date, reduced by any distributions of principal made with respect to those Classes of Senior Certificates and the Class A-2FL REMIC
     II Regular Interest and Class A-3FL REMIC II Regular Interest on such
     Distribution Date pursuant to the immediately preceding clause (ii)) equal to the excess, if any, of (A) the Loan Group 2 Principal Distribution
     Amount for such Distribution Date, over (B) the distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to the immediately preceding clause (ii);

               (iv) after the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates and
     the Class A-2FL REMIC II Regular Interest and Class A-3FL REMIC II Regular
     Interest have been reduced to zero, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class A-1A Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1A Certificates on such
     Distribution Date pursuant to clause (ii) above) equal to the excess, if any, of (A) the Loan Group 1 Principal Distribution Amount for such
     Distribution Date, over (B) the aggregate distributions of principal made with respect to the Class A-1, Class A-2, Class A-3, Class A-SB and/or
     Class A-4 Certificates and/or the Class A-2FL REMIC II Regular Interest and
     Class A-3FL REMIC II Regular Interest on such Distribution Date pursuant to clause (ii) above;

                                      -228-

               (v) to make distributions to the Holders of the Class A-1, Class
     A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates and to
     the Floating Rate Account with respect to the Class A-2FL REMIC II Regular
     Interest and Class A-3FL REMIC II Regular Interest, in an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Senior Certificates and the Class A-2FL REMIC II Regular
     Interest and Class A-3FL REMIC II Regular Interest, respectively, and not previously reimbursed;

               (vi) to make distributions of interest to the Holders of the
     Class AM Certificates in an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates;

               (vii) after the Class Principal Balances of the Class A-1, Class
     A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates and the
     Class A-2FL REMIC II Regular Interest and Class A-3FL REMIC II Regular
     Interest have been reduced to zero, to make distributions of principal to the Holders of the Class AM Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class AM Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal
     Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of
     Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest and Class A-3FL REMIC
     II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (viii) to make distributions to the Holders of the Class AM
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class AM Certificates and not previously reimbursed;

               (ix) to make distributions of interest to the Holders of the
     Class AJ Certificates and the Floating Rate Account with respect to the
     Class AJ-FL REMIC II Regular Interest, in an amount equal to, and pro rata as between that Class of Certificates and the Class AJ-FL REMIC II Regular
     Interest in accordance with, all Distributable Certificate Interest in respect of such Class of Certificates and the Class AJ-FL REMIC II Regular
     Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (x) after the Class Principal Balance of the Class AM
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class AJ Certificates and the Floating Rate Account
     with respect to the Class AJ-FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, in an amount (not to exceed the aggregate Class Principal Balance of the Class AJ
     Certificates and the Class AJ-FL REMIC II Regular Interest outstanding immediately prior to such Distribution Date) equal to the entire Principal
     Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of
     Sequential Pay Certificates pursuant to any prior clause of this Section
     4.01(a));

               (xi) to make distributions to the Holders of the Class AJ
     Certificates and the Floating Rate Account with respect to the Class AJ-FL
     REMIC II Regular Interest, in an amount

                                      -229-

     equal to, pro rata in accordance with, and in reimbursement of, all
     Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class AJ Certificates and the Class AJ-FL REMIC II Regular
     Interest, respectively, and not previously reimbursed;

               (xii) to make distributions of interest to the Holders of the
     Class B Certificates in an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates;

               (xiii) after the Class Principal Balance of the Class AJ
     Certificates and the Class AJ-FL REMIC II Regular Interest has been reduced to zero, to make distributions of principal to the Holders of the Class B
     Certificates, in an amount (not to exceed the Class Principal Balance of the Class B Certificates outstanding immediately prior to such Distribution
     Date) equal to the entire Principal Distribution Amount for such
     Distribution Date (net of any portion thereof distributed on such
     Distribution Date to the Holders of any other Class of Sequential Pay
     Certificates and/or to the Floating Rate Account with respect to the Class
     A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest
     and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xiv) to make distributions to the Holders of the Class B
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class B Certificates and not previously reimbursed;

               (xv) to make distributions of interest to the Holders of the
     Class C Certificates in an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates;

               (xvi) after the Class Principal Balance of the Class B
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class C Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xvii) to make distributions to the Holders of the Class C
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class C Certificates and not previously reimbursed;

               (xviii) to make distributions of interest to the Holders of the
     Class D Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class D Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xix) after the Class Principal Balance of the Class C
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, in

                                      -230-

     an amount (not to exceed the Class Principal Balance of the Class D
     Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating
     Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II
     Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xx) to make distributions to the Holders of the Class D
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class D Certificates and not previously reimbursed;

               (xxi) to make distributions of interest to the Holders of the
     Class E Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class E Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxii) after the Class Principal Balance of the Class D
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class E Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xxiii) to make distributions to the Holders of the Class E
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class E Certificates and not previously reimbursed;

               (xxiv) to make distributions of interest to the Holders of the
     Class F Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class F Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxv) after the Class Principal Balance of the Class E
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class F Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xxvi) to make distributions to the Holders of the Class F
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class F Certificates and not previously reimbursed;

                                      -231-

               (xxvii) to make distributions of interest to the Holders of the
     Class G Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class G Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxviii) after the Class Principal Balance of the Class F
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class G Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xxix) to make distributions to the Holders of the Class G
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class G Certificates and not previously reimbursed;

               (xxx) to make distributions of interest to the Holders of Class H
     Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class H Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxxi) after the Class Principal Balance of the Class G
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class H Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class H Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xxxii) to make distributions to the Holders of the Class H
     Certificates in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class H Certificates and not previously reimbursed;

               (xxxiii) to make distributions of interest to the Holders of the
     Class J Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class J Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxxiv) after the Class Principal Balance of the Class H
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class J Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class J Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular

                                      -232-

     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xxxv) to make distributions to the Holders of the Class J
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class J Certificates and not previously reimbursed;

               (xxxvi) to make distributions of interest to the Holders of the
     Class K Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class K Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxxvii) after the Class Principal Balance of the Class J
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class K Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class K Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xxxviii) to make distributions to the Holders of the Class K
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class K Certificates and not previously reimbursed;

               (xxxix) to make distributions of interest to the Holders of the
     Class L Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class L Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xl) after the Class Principal Balance of the Class K
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class L Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class L Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xli) to make distributions to the Holders of the Class L
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class L Certificates and not previously reimbursed;

               (xlii) to make distributions of interest to the Holders of the
     Class M Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class M Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                                      -233-

               (xliii) after the Class Principal Balance of the Class L
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class M Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class M Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xliv) to make distributions to the Holders of the Class M
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class M Certificates and not previously reimbursed;

               (xlv) to make distributions of interest to the Holders of the
     Class N Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class N Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xlvi) after the Class Principal Balance of the Class M
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class N Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class N Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (xlvii) to make distributions to the Holders of the Class N
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class N Certificates and not previously reimbursed;

               (xlviii) to make distributions of interest to the Holders of the
     Class P Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class P Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xlix) after the Class Principal Balance of the Class N
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class P Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class P Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

                                      -234-

               (l) to make distributions to the Holders of the Class P
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class P Certificates and not previously reimbursed;

               (li) to make distributions of interest to the Holders of the
     Class Q Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class Q Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (lii) after the Class Principal Balance of the Class P
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class Q Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class Q Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential
     Pay Certificates and/or to the Floating Rate Account with respect to the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

               (liii) to make distributions to the Holders of the Class Q
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class Q Certificates and not previously reimbursed;

               (liv) to make distributions to the Holders of the Class R II
     Certificates, in an amount equal to the excess, if any, of (A) the aggregate distributions deemed made in respect of the REMIC I Regular
     Interests, over (B) the aggregate distributions made in respect of the
     Regular Certificates, the Class A-2FL REMIC II Regular Interest, the Class
     A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular
     Interest on such Distribution Date pursuant to clauses (i) through (liii)
     above; and

               (lv) to make distributions to the Holders of the Class R I
     Certificates of the excess, if any, of (A) the Available Distribution
     Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the REMIC II Certificates, the Class A-2FL REMIC II
     Regular Interest, the Class A-3FL REMIC II Regular Interest and the
     Class AJ-FL REMIC II Regular Interest on such Distribution Date pursuant to clauses (i) through (liv) above.

Distributions in reimbursement of Realized Losses and Additional Trust Fund
Expenses previously allocated to a Class of Sequential Pay Certificates, the
Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest
or the Class AJ-FL REMIC II Regular Interest shall not constitute distributions of principal and shall not result in reduction of the related Class Principal
Balance.

All distributions of interest made in respect of the Class X Certificates on any
Distribution Date pursuant to clause (i) above, shall be deemed to have been made in respect of all the Class X Components, pro rata in accordance with the respective amounts of Accrued Component Interest with respect to the Class X
Components for such Distribution Date, together with any amounts thereof remaining unpaid from previous Distribution Dates.:

                                     -235-

          (b) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts on deposit therein that represent Prepayment Premiums and/or Yield Maintenance Charges actually collected on the Trust Mortgage Loans and any Trust REO Loans during the related
Collection Period (excluding any portion of such Prepayment Premiums and/or
Yield Maintenance Charges applied pursuant to Section 4.01(k) to reimburse the
Holders of one or more Classes of Sequential Pay Certificates and/or to the
Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II
Regular Interest in respect of Realized Losses and/or Additional Trust Fund
Expenses previously allocated thereto) and shall be deemed to distribute such
Prepayment Premiums and/or Yield Maintenance Charges (or remaining portion thereof) from REMIC I to REMIC II in respect of REMIC I Regular Interest LA 1
(whether or not such REMIC I Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute each such Prepayment Premium and/or Yield Maintenance Charge (or remaining portion thereof), as additional yield, as follows:

               (i) first, to the Holders of the respective Classes of Sequential
     Pay Certificates (other than any Excluded Class thereof) entitled to distributions of principal pursuant to Section 4.01(a) on such Distribution
     Date with respect to the Loan Group that includes the prepaid Trust
     Mortgage Loan or Trust REO Loan, as the case may be, and to the Floating
     Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the
     Class A-3FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II
     Regular Interest (if distributions of principal are being made with respect thereto on such Distribution Date pursuant to Section 4.01(a)), up to an amount equal to, and pro rata based on, the Additional Yield and Prepayment
     Amount for each such Class of Certificates, the Class A-2FL REMIC II
     Regular Interest (if applicable), Class A-3FL REMIC II Regular Interest (if applicable) and/or the Class AJ-FL REMIC II Regular Interest (if
     applicable) for such Distribution Date with respect to the subject
     Prepayment Premium or Yield Maintenance Charge, as the case may be; and

               (ii) second, to the Holders of the Class X Certificates, to the extent of any remaining portion of the subject Yield Maintenance Charge or
     Prepayment Premium, as the case may be (excluding any portion of such
     Prepayment Premium and/or Yield Maintenance Charge applied pursuant to
     Section 4.01(k) to reimburse the Holders of one or more Classes of
     Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
     II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest in
     respect of Realized Losses and/or Additional Trust Fund Expenses previously allocated thereto).;

On each Distribution Date, the Certificate Administrator shall withdraw from the
Additional Interest Account any amounts that represent Additional Interest actually collected during the related Collection Period on the Trust ARD Loans and any successor Trust REO Loans with respect thereto and shall distribute such amounts among the Holders of the Class Z Certificates, in accordance with their respective Percentage Interests of such Class.

                                     -236-

          (c) Subject to Section 3.29, on each Distribution Date, the Grantor
Trust Trustee shall apply amounts on deposit in the Class A-2FL Sub Account for the following purposes and in the following order of priority, in each case to the extent of the Class A-2FL Available Funds (exclusive of any portion thereof that constitutes Yield Maintenance Charges and/or Prepayment Premiums) for such
Distribution Date:

               (i) to make distributions of interest to the Holders of the Class
     A-2FL Certificates, up to the Class A-2FL Interest Distribution Amount for
     such Distribution Date;

               (ii) to make distributions of principal to the Holders of the
     Class A-2FL Certificates, in reduction of the Class Principal Balance thereof, up to the Class A-2FL Principal Distribution Amount for such
     Distribution Date, until such Class Principal Balance has been reduced to zero;

               (iii) to reimburse the Holders of the Class A-2FL Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to the Class A-2FL Certificates, but not previously reimbursed, have been reimbursed in full; and

               (iv) to make distributions to the Holders of the Class A-2FL
     Certificates of any remaining amount.

For so long as the Class A-2FL Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Class A-2FL Swap
Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Class A-2FL REMIC II Regular Interest shall be payable to the Class A-2FL
Swap Counterparty pursuant to the terms of the Class A-2FL Swap Agreement.
However, during the occurrence of a payment default on the part of the Class
A-2FL Swap Counterparty under the Class A-2FL Swap Agreement or if the Class
A-2FL Swap Agreement is terminated and a replacement Class A-2FL Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the Floating Rate Account with respect to the Class A-2FL REMIC
II Regular Interest shall be distributed by the Grantor Trust Trustee to the
Holders of the Class A-2FL Certificates on the subject Distribution Date.

          Subject to Section 3.29, on each Distribution Date, the Grantor Trust
Trustee shall apply amounts on deposit in the Class A-3FL Sub Account for the following purposes and in the following order of priority, in each case to the extent of the Class A-3FL Available Funds (exclusive of any portion thereof that constitutes Yield Maintenance Charges and/or Prepayment Premiums) for such
Distribution Date:

               (i) to make distributions of interest to the Holders of the Class
     A-3FL Certificates, up to the Class A-3FL Interest Distribution Amount for
     such Distribution Date;

               (ii) to make distributions of principal to the Holders of the
     Class A-3FL Certificates, in reduction of the Class Principal Balance thereof, up to the Class A-3FL Principal Distribution Amount for such
     Distribution Date, until such Class Principal Balance has been reduced to zero;

               (iii) to reimburse the Holders of the Class A-3FL Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to the Class A-3FL Certificates, but not previously reimbursed, have been reimbursed in full; and

                                     -237-

               (iv) to make distributions to the Holders of the Class A-3FL
     Certificates of any remaining amount.

For so long as the Class A-3FL Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Class A-3FL Swap
Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Class A-3FL REMIC II Regular Interest shall be payable to the Class A-3FL
Swap Counterparty pursuant to the terms of the Class A-3FL Swap Agreement.
However, during the occurrence of a payment default on the part of the Class
A-3FL Swap Counterparty under the Class A-3FL Swap Agreement or if the Class
A-3FL Swap Agreement is terminated and a replacement Class A-3FL Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the Floating Rate Account with respect to the Class A-3FL REMIC
II Regular Interest shall be distributed by the Grantor Trust Trustee to the
Holders of the Class A-3FL Certificates on the subject Distribution Date.

          Subject to Section 3.29, on each Distribution Date, the Grantor Trust
Trustee shall apply amounts on deposit in the Class AJ-FL Sub-Account for the following purposes and in the following order of priority, in each case to the extent of the Class AJ-FL Available Funds (exclusive of any portion thereof that constitutes Yield Maintenance Charges and/or Prepayment Premiums) for such
Distribution Date:

               (i) to make distributions of interest to the Holders of the Class
     AJ-FL Certificates, up to the Class AJ-FL Interest Distribution Amount for
     such Distribution Date;

               (ii) to make distributions of principal to the Holders of the
     Class AJ-FL Certificates, in reduction of the Class Principal Balance thereof, up to the Class AJ-FL Principal Distribution Amount for such
     Distribution Date, until such Class Principal Balance has been reduced to zero;

               (iii) to reimburse the Holders of the Class AJ-FL Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to the Class AJ-FL Certificates, but not previously reimbursed, have been reimbursed in full; and

               (iv) to make distributions to the Holders of the Class AJ-FL
     Certificates of any remaining amount.

For so long as the Class AJ-FL Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Class AJ-FL Swap
Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Class AJ-FL REMIC II Regular Interest shall be payable to the Class AJ-FL
Swap Counterparty pursuant to the terms of the Class AJ-FL Swap Agreement.
However, during the occurrence of a payment default on the part of the Class
AJ-FL Swap Counterparty under the Class AJ-FL Swap Agreement or if the Class
AJ-FL Swap Agreement is terminated and a replacement Class AJ-FL Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the Floating Rate Account with respect to the Class AJ-FL REMIC
II Regular Interest shall be distributed by the Grantor Trust Trustee to the
Holders of the Class AJ-FL Certificates on the subject Distribution Date.

          (d) All distributions made with respect to each Class on each
Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each

                                     -238-

Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the
Certificate Administrator with wiring instructions no less than five Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the
Certificate Register. The final distribution on each Certificate (determined, in the case of a Sequential Pay Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate
Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a
Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense
previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate
Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate
Administrator, the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate
Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the
Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Holders of the Class R II Certificates.

          (e) Each distribution with respect to a Book Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its
Depository Participants in accordance with its normal procedures. Each
Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Certificate Administrator, the Certificate Registrar, the Depositor, the
Master Servicers, the Special Servicer or any Fiscal Agent shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate Administrator and the Depositor shall perform their respective obligations under a Letter of Representations among the
Depositor, the Certificate Administrator and the Initial Depository dated as of the Closing Date.

          (f) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates
nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

                                     -239-

          (g) Except as otherwise provided in Section 9.01, whenever the
Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than five days after the related Determination Date, mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

               (i) the Certificate Administrator expects that the final
     distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such
     Certificates at the office of the Certificate Registrar or at such other location therein specified, and

               (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such
Certificateholders following the first anniversary of the delivery of such second notice to the non tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Holders of the Class R II Certificates all unclaimed funds and other assets which remain subject thereto.

          (h) Notwithstanding any other provision of this Agreement, the
Certificate Administrator shall comply with all federal income tax withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The Certificate Registrar shall promptly provide the
Certificate Administrator with any IRS Form W 9 or W 8 (including Form W 8ECI, W
8BEN or W IMY) upon its receipt thereof. The consent of Certificateholders shall not be required for such withholding. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal income tax withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders.

          (i) All distributions of interest, principal and reimbursements of previously allocated Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Regular Certificates on each Distribution Date pursuant to Section 4.01(a), 4.01(j) or 4.01(k) shall be deemed to have first been distributed from REMIC I to REMIC II in respect of its Corresponding REMIC I
Regular

                                     -240-

Interest. All distributions made in respect of the Class X Certificates on each
Distribution Date pursuant to Section 4.01(a), and allocable to any particular
Class X Component in accordance with the second paragraph of Section 4.01(a), shall be deemed to have first been distributed from REMIC I to REMIC II in respect of such Class X Component's Corresponding REMIC I Regular Interest. In
each case, if such distribution on any such Class of Regular Certificates was a distribution of interest or principal or in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses in respect of such
Class of Regular Certificates, then the corresponding distribution deemed to be made on a REMIC I Regular Interest pursuant to either of the preceding two sentences shall be deemed to also be a distribution of interest or principal or in reimbursement of previously allocated Realized Losses and Additional Trust
Fund Expenses, as the case may be, in respect of such REMIC I Regular Interest.

          If a Class of Sequential Pay Certificates has two or more
Corresponding REMIC I Regular Interests, then:

               (i) deemed distributions of accrued interest made on such
     Corresponding REMIC I Regular Interests on any Distribution Date shall be allocated between or among them, as applicable, on a pro rata basis in accordance with the respective amounts of unpaid interest in respect of such Corresponding REMIC I Regular Interests as of such Distribution Date;

               (ii) deemed distributions of principal made on such Corresponding
     REMIC I Regular Interests on any Distribution Date shall be allocated to them in numeric order (i.e., from lowest number to highest number) of the respective ending numbers of the respective alphanumeric designations for such Corresponding REMIC I Regular Interests, in each case up to an amount equal to the REMIC I Principal Balance of the subject Corresponding REMIC I
     Regular Interest outstanding immediately prior to such Distribution Date
     (such that no deemed distributions of principal will be made on any such
     Corresponding REMIC I Regular Interest until the REMIC I Principal Balance of each other such Corresponding REMIC I Regular Interest, if any, with an alphanumeric designation that ends in a lower number, has been paid in full);

               (iii) deemed distributions of additional interest (in the form of
     Prepayment Premiums and Yield Maintenance Charges) made on such
     Corresponding REMIC I Regular Interests on any Distribution Date shall be allocated between or among them, as applicable, on a pro rata basis in accordance with the respective amounts of principal deemed distributed in respect of such Corresponding REMIC I Regular Interests on such
     Distribution Date;

               (iv) deemed distributions made on such Corresponding REMIC I
     Regular Interests on any Distribution Date in reimbursement of Realized
     Losses and Additional Trust Fund Expenses previously allocated thereto shall be allocated to them in the same order that deemed distributions of principal made on such Corresponding REMIC I Regular Interests are allocated to them pursuant to subclause (ii) of this paragraph, in each case up to the aggregate amount of all Realized Losses and Additional previously allocated to the subject REMIC I Regular Interest; and

               (v) for purposes of determining the portion of the Accrued REMIC
     I Interest in respect of any such Corresponding REMIC I Regular Interest for any Distribution Date that is allocable to deemed distributions thereon, any reduction in the Distributable Certificate Interest in respect of such Class of Sequential Pay Certificates for such Distribution Date as a result of a Net Aggregate Prepayment Interest Shortfall shall be deemed to have first

                                     -241-

     been allocated among all such Corresponding REMIC I Regular Interests to reduce the interest distributable thereon on a pro rata basis in accordance with the respective amounts of Accrued REMIC I Interest in respect thereof for such Distribution Date.

          (j) On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain on Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Sequential Pay Certificates (other than the Class A-2FL, the Class A-3FL Certificates and the Class AJ-FL Certificates)
and to reimburse the Floating Rate Account with respect to the Class A-2FL REMIC
II Regular Interest, the Class A-3FL REMIC II Regular Interest and the Class
AJ-FL REMIC II Regular Interest (in the same order as such reimbursements would be made pursuant to Section 4.01(a)) up to an amount equal to all Realized
Losses and Additional Trust Fund Expenses, if any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain on Sale Reserve Account will not reduce the Class Principal Balance of any Class of Sequential Pay
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest. Any
amounts remaining in the Gain on Sale Reserve Account after such distributions shall be applied to offset future Realized Losses and Additional Trust Fund
Expenses and, upon termination of the Trust Fund, any amounts remaining in the
Gain on Sale Reserve Account shall be distributed to the Class R I
Certificateholders.

          (k) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account an amount equal to any Prepayment Premium and/or Yield Maintenance Charge that was received in respect of a Trust
Specially Serviced Mortgage Loan during the related Collection Period to the extent that Realized Losses and/or Additional Trust Fund Expenses had been allocated to one or more Classes of Sequential Pay Certificates (other than the
Class A-2FL, Class A-3FL and Class AJ-FL Certificates), the Class A-2FL REMIC II
Regular Interest, the Class A-3FL REMIC II Regular Interest and/or the Class
AJ-FL REMIC II Regular Interest pursuant to Section 4.04 and had not been previously reimbursed, and the Certificate Administrator shall distribute such amounts to reimburse the Holders of the Sequential Pay Certificates (other than the Class A-2FL, the Class A-3FL and Class AJ-FL Certificates) and to reimburse the Floating Rate Account with respect to the Class A-2FL REMIC II Regular
Interest, Class A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II
Regular Interest (in the same order as such reimbursements would be made pursuant to Section 4.01(a)) up to an amount equal to all such Realized Losses and Additional Trust Fund Expenses, if any, previously deemed allocated to them and remaining unreimbursed after application of the Available Distribution
Amount for such Distribution Date and the amounts on deposit in the Gain on Sale
Reserve Account. Any such amounts paid from the Distribution Account will not reduce the Class Principal Balance of any Class of Sequential Pay Certificates,
the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
Interest or the Class AJ-FL REMIC II Regular Interest.

                                     -242-

          SECTION 4.02 Statements to Certificateholders.

          (a) On each Distribution Date, the Certificate Administrator shall make available electronically via its Internet Website or, upon written request, by first class mail, to each Certificateholder, each initial Certificate Owner and (upon written request made to the Certificate Administrator) each subsequent
Certificate Owner (as identified to the reasonable satisfaction of the
Certificate Administrator), the Depositor, the Trustee, the Master Servicers,
the Special Servicer, the Underwriters, each Rating Agency and any other Person designated in writing by the Depositor, a statement (a "Distribution Date
Statement"), as to the distributions made on such Distribution Date, based solely on information provided to it by the Master Servicers and the Special
Servicer. Each Distribution Date Statement shall be in the form set forth on
Exhibit B hereto and, in any event, shall set forth:

               (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Sequential Pay Certificates in reduction of the Class Principal Balance thereof;

               (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates, the Class A-2FL
     Certificates, the Class A-3FL Certificates and/or the Class AJ-FL
     Certificates allocable to Distributable Certificate Interest, the Class
     A-2FL Interest Distribution Amount, the Class A-3FL Interest Distribution
     Amount and/or the Class AJ-FL Interest Distribution Amount, as the case may be;

               (iii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates, the Class A-2FL
     Certificates, the Class A-3FL Certificates and/or the Class AJ-FL
     Certificates allocable to Prepayment Premiums and/or Yield Maintenance
     Charges;

               (iv) the amount of the distribution on such Distribution Date to the Holders of each Class of Sequential Pay Certificates in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses;

               (v) the total payments and other collections received by the
     Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), the Available
     Distribution Amount for such Distribution Date and the respective portions of such Available Distribution Amount attributable to each Loan Group;

               (vi) (a) the aggregate amount of P&I Advances made with respect to the entire Mortgage Pool, and made with respect to each Loan Group, for such Distribution Date pursuant to Section 4.03(a), including, without limitation, any amounts applied pursuant to Section 4.03(a)(ii), and the aggregate amount of unreimbursed P&I Advances with respect to the entire
     Mortgage Pool, and with respect to each Loan Group, that had been outstanding at the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master
     Servicers, the Trustee or any Fiscal Agent in respect of such unreimbursed
     P&I Advances in accordance with Section 4.03(d) as of the close of business on the related Determination Date, (b) the aggregate amount of Servicing
     Advances with respect to the entire Mortgage Pool, and with respect to each
     Loan Group, as of the close of business on the related Determination Date and (c) the aggregate amount of all Nonrecoverable Advances with

                                     -243-

     respect to the entire Mortgage Pool, and with respect to each Loan Group, as of the close of business on the related Determination Date;

               (vii) the aggregate unpaid principal balance of the Mortgage Pool and of each Loan Group outstanding as of the close of business on the related Determination Date;

               (viii) the aggregate Stated Principal Balance of the Mortgage
     Pool and of each Loan Group outstanding immediately before and immediately after such Distribution Date;

               (ix) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Trust
     Mortgage Loans as of the close of business on the related Determination
     Date;

               (x) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date) and aggregate Stated
     Principal Balance (immediately after such Distribution Date) of the Trust
     Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C)
     delinquent more than 89 days, (D) as to which foreclosure proceedings have been commenced, and (E) to the actual knowledge of either Master Servicer or the Special Servicer, in bankruptcy proceedings;

               (xi) as to each Trust Mortgage Loan referred to in the preceding clause (x) above, (A) the loan number thereof, (B) the Stated Principal
     Balance thereof immediately following such Distribution Date, and (C) a brief description of any executed loan modification;

               (xii) with respect to any Trust Mortgage Loan as to which a
     Liquidation Event occurred during the related Collection Period (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all
     Liquidation Proceeds and other amounts received in connection with such
     Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in connection with such Liquidation Event;

               (xiii) with respect to any Trust Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

               (xiv) with respect to any Trust Mortgage Loan as to which an uncured and unresolved Breach or Document Defect that materially and adversely affects the value of such Trust Mortgage Loan or the interests of the Certificateholders, is alleged to exist, (A) the loan number thereof,
     (B) the unpaid principal balance thereof, (C) a brief description of such
     Breach or Document Defect, as the case may be, and (D) the status of such
     Breach or Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the applicable Mortgage Loan Seller with respect thereto;

               (xv) with respect to any Trust Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related
     Collection Period, the loan number of such Trust Mortgage Loan and the
     Stated Principal Balance of such Trust Mortgage Loan as of the related date of acquisition;

                                     -244-

               (xvi) with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related
     Trust Mortgage Loan, the book value of such REO Property and the amount of
     REO Revenues and other amounts, if any, received by the trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the
     Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

               (xvii) with respect to any REO Property included in the Trust
     Fund as to which a Final Recovery Determination was made during the related
     Collection Period, (A) the loan number of the related Trust Mortgage Loan,
     (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and
     (C) the amount of any Realized Loss in respect of the related Trust REO
     Loan in connection with such Final Recovery Determination;

               (xviii) the Accrued Certificate Interest and Distributable
     Certificate Interest in respect of each Class of Regular Certificates, the
     Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
     Interest and the Class AJ-FL REMIC II Regular Interest, as well as the
     Class A-2FL Interest Distribution Amount, the Class A-3FL Interest
     Distribution Amount and the Class AJ-FL Interest Distribution Amount for
     such Distribution Date;

               (xix) any unpaid Distributable Certificate Interest in respect of each Class of Regular Certificates, the Class A-2FL REMIC II Regular
     Interest, the Class A-3FL REMIC II Regular Interest and the Class AJ-FL
     REMIC II Regular Interest, respectively, as well as any unpaid portion of the Class A-2FL Interest Distribution Amount, the Class A-3FL Interest
     Distribution Amount and the Class AJ-FL Interest Distribution Amount,
     respectively, after giving effect to the distributions made on such
     Distribution Date;

               (xx) the Pass-Through Rate for each Class of Regular
     Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL
     REMIC II Regular Interest, the Class AJ-FL REMIC II Regular Interest, the
     Class A-2FL Certificates, the Class A-3FL Certificates and the Class AJ-FL
     Certificates, respectively, for such Distribution Date;

               (xxi) the Principal Distribution Amount, the Loan Group 1
     Principal Distribution Amount and the Loan Group 2 Principal Distribution
     Amount for such Distribution Date, in each case, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal received during the related
     Collection Period, the loan number for the related Trust Mortgage Loan and the amount of such prepayment or other collection of principal);

               (xxii) the aggregate of all Realized Losses incurred during the related Collection Period and all Additional Trust Fund Expenses incurred during the related Collection Period;

               (xxiii) the aggregate of all Realized Losses and Additional Trust
     Fund Expenses that were allocated on such Distribution Date;

                                     -245-

               (xxiv) the Class Principal Balance and Class X Notional Amount,
     as applicable, of each Class of Regular Certificates outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such Distribution Date;

               (xxv) the Certificate Factor for each Class of Regular
     Certificates, the Class A-2FL Certificates, the Class A-3FL Certificates
     and the Class AJ-FL Certificates, respectively, immediately following such
     Distribution Date;

               (xxvi) the aggregate amount of interest on P&I Advances in respect of the Mortgage Pool and in respect of each Loan Group paid to the
     Master Servicers, the Trustee and any Fiscal Agent during the related
     Collection Period in accordance with Section 4.03(d);

               (xxvii) the aggregate amount of interest on Servicing Advances in respect of the Mortgage Pool and in respect of each Loan Group paid to the
     Master Servicers, the Special Servicer, the Trustee and any Fiscal Agent
     during the related Collection Period in accordance with Section 3.03(d);

               (xxviii) the aggregate amount of servicing compensation
     (separately identifying the amount of each category of compensation) paid to the Master Servicers and the Special Servicer during the related
     Collection Period;

               (xxix) the loan number for each Trust Required Appraisal Mortgage
     Loan and any related Appraisal Reduction Amount as of the related
     Determination Date;

               (xxx) the original and then current credit support levels for each Class of Regular Certificates, the Class A-2FL Certificates, the Class
     A-3FL Certificates and the Class AJ-FL Certificates, respectively;

               (xxxi) the original and then current ratings known to the
     Certificate Administrator for each Class of Regular Certificates;

               (xxxii) the aggregate amount of Prepayment Premiums and Yield
     Maintenance Charges collected during the related Collection Period;

               (xxxiii) the value of any REO Property included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, based on the most recent Appraisal or valuation;

               (xxxiv) the amounts, if any, actually distributed with respect to the Class Z Certificates, the Class R-I Certificates and the Class R-II
     Certificates, respectively, on such Distribution Date; and

               (xxxv) a brief description of any uncured Event of Default known to the Certificate Administrator (to the extent not previously reported)
     and, as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item 1121(a) of Regulation AB that can, in the Certificate Administrator's reasonable judgment, be included on the Distribution Date Statement without undue difficulty.

                                     -246-

          In the case of information to be furnished pursuant to clauses (i)
through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single
Certificate. In the case of information provided to the Certificate
Administrator as a basis for information to be furnished pursuant to clauses (x)
through (xvii), (xxviii) and (xxxiii) above, insofar as the underlying information is solely within the control of the Special Servicer, the
Certificate Administrator and the Master Servicers may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

          Each Distribution Date Statement shall identify the Distribution Date to which it relates and the Record Date, the Interest Accrual Period, the
Determination Date and the Collection Period that correspond to such
Distribution Date.

          The Certificate Administrator may conclusively rely on and shall not be responsible absent manifest error for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution
Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

          On each Distribution Date, the Certificate Administrator shall make available via its Internet Website the information specified in Section 3.15(b)
to the Persons specified therein. Absent manifest error, none of the Master
Servicers or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by either Master Servicer or the Special Servicer, as applicable.
The Certificate Administrator shall not be responsible absent manifest error for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section. None of the Certificate Administrator, the Master
Servicers or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party.

          Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) of the description of "Distribution Date
Statement" above and, upon request, the items provided to Certificateholders pursuant to clauses (iii) and (iv) of the description of "Distribution Date
Statement" above and such other information as may be required to enable such
Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of
Certificates and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

          If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive
Certificate evidencing its ownership interest in the related Class of Book-Entry
Certificates, then the Certificate Administrator shall mail or cause the mailing of, or provide electronically or cause the provision electronically of, such statements, reports and/or other written information to such Certificate Owner upon the request of such Certificate Owner made in writing to the Corporate
Trust Office (accompanied by current verification of such Certificate Owner's ownership interest). Such portion of

                                     -247-

such information as may be agreed upon by the Depositor and the Certificate
Administrator shall be furnished to any such Person via overnight courier delivery or facsimile from the Trustee; provided that the cost of such overnight courier delivery or facsimile shall be an expense of the party requesting such information.

          The Certificate Administrator shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives the necessary underlying information from the Special
Servicer or either Master Servicer, as applicable, and shall not be liable for any failure to deliver any statement, report or information on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Certificate Administrator or either Master Servicer to violate any applicable law prohibiting disclosure of information with respect to any Mortgagor and the failure of the Certificate
Administrator, either Master Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

          (b) In the performance of its obligations set forth in Section 4.05 and its other duties hereunder, the Certificate Administrator may, absent bad faith, conclusively rely on reports provided to it by the Master Servicers, and the Certificate Administrator shall not be responsible to recompute, recalculate or verify the information provided to it by the Master Servicers.

          SECTION 4.03 P&I Advances; Reimbursement of P&I Advances and Servicing
                       Advances.

          (a) On or before 1:30 p.m. (New York City time) on each P&I Advance
Date, each Master Servicer shall (i) apply amounts in its respective Collection
Account received after the end of the related Collection Period or otherwise held for future distribution to Certificateholders in subsequent months in discharge of its obligation to make P&I Advances or (ii) subject to Section
4.03(c) below, remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of
P&I Advances, if any, to be made in respect of the related Distribution Date.
The Master Servicers may also make P&I Advances in the form of any combination of clauses (i) and (ii) above aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Accounts for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable
Master Servicer's records and replaced by such Master Servicer by deposit in its
Collection Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:00 p.m. (New York City time) on any P&I Advance Date, the applicable Master Servicer shall not have made any P&I Advance required to be made on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Trustee (with a copy to the Certificate Administrator) the requisite
Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee (with a copy to the
Certificate Administrator) shall provide notice of such failure to a Servicing
Officer of such Master Servicer by facsimile transmission sent to (816)
204-2290, and by e-mail to bryan_s_nitcher@keybank.com and
andrew_j_lindenman@keybank.com in the case of Master Servicer No. 1, or (415)
975-7819 and by e-mail to cms.compliance@wellsfargo.com in the case of Master
Servicer No. 2 (or, in the case of the subject Master Servicer, such alternative number provided by such Master Servicer to the Trustee in writing) as soon as possible, but in any event before 4:00 p.m. (New York City time) on such P&I
Advance Date. If the Certificate Administrator does not receive the full amount of such P&I Advances by 11:00 a.m. (New York City time) on the related
Distribution Date, then, subject to Section 4.03(c), (i)

                                     -248-

the Trustee shall, no later than 12:00 p.m., or if the Trustee fails, any Fiscal
Agent shall, no later than 1:00 p.m. (New York City time), on such related
Distribution Date make the portion of such P&I Advances that was required to be, but was not, made by the applicable Master Servicer on such P&I Advance Date, and (ii) with respect to such Master Servicer, the provisions of Sections 7.01 and 7.02 shall apply.

          (b) The aggregate amount of P&I Advances to be made by either Master
Servicer, the Trustee or any Fiscal Agent in respect of the Mortgage Pool for any Distribution Date shall, subject to Section 4.03(c) below, equal the aggregate of all Periodic Payments (other than Balloon Payments) and any Assumed
Periodic Payments, net of related Master Servicing Fees (and, in the case of the
600 West Chicago Trust Mortgage Loan, net of the CGCMT Series 2007-C6 Servicing
Fee), in respect of the Trust Mortgage Loans (including, without limitation,
Trust Balloon Loans delinquent as to their respective Balloon Payments) and any
Trust REO Loans on their respective Due Dates during the related Collection
Period, in each case to the extent such amount was not paid by or on behalf of the related Mortgagor or otherwise collected (including as net income from REO
Properties) as of the close of business on the related Determination Date;
provided that: (x) if the Periodic Payment on any Trust Mortgage Loan has been reduced in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of the 600 West
Chicago Trust Mortgage Loan, by the CGCMT Series 2007-C6 Applicable Servicer
pursuant to the CGCMT Series 2007-C6 Pooling and Servicing Agreement), or if the
final maturity on any Trust Mortgage Loan shall be extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of the 600 West Chicago Trust Mortgage
Loan, by the CGCMT Series 2007-C6 Applicable Servicer pursuant to the CGCMT
Series 2007-C6 Pooling and Servicing Agreement), and the Periodic Payment due
and owing during the extension period is less than the related Assumed Periodic
Payment, then the applicable Master Servicer, the Trustee or any Fiscal Agent shall, as to such Trust Mortgage Loan only, advance only the amount of the
Periodic Payment due and owing after taking into account such reduction (net of related Master Servicing Fees and, in the case of the 600 West Chicago Trust
Mortgage Loan, net of the CGCMT Series 2007-C6 Servicing Fee) in the event of subsequent delinquencies thereon; and (y) if any Trust Mortgage Loan or Trust
REO Loan is a Required Appraisal Mortgage Loan as to which it is determined that an Appraisal Reduction Amount exists or, in the case of the 600 West Chicago
Trust Mortgage Loan, the CGCMT 2007-C6 Applicable Servicer has determined that an Appraisal Reduction Amount exists under the CGCMT Series 2007-C6 Pooling and
Servicing Agreement, then, with respect to the Distribution Date immediately following the date of such determination and with respect to each subsequent
Distribution Date for so long as such Appraisal Reduction Amount exists, the applicable Master Servicer, the Trustee or any Fiscal Agent will be required in the event of subsequent delinquencies to advance in respect of such Trust
Mortgage Loan or Trust REO Loan, as the case may be, only an amount equal to the sum of (A) the interest portion of the P&I Advance required to be made equal to the product of (1) the amount of the interest portion of the P&I Advance for that Trust Mortgage Loan or Trust REO Loan, as the case may be, for the related
Distribution Date without regard to this sentence, and (2) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Trust Mortgage Loan or Trust REO Loan, as the case may be, immediately prior to the related Distribution Date, net of the related Appraisal Reduction
Amount, if any, and the denominator of which is equal to the Stated Principal
Balance of that Trust Mortgage Loan or Trust REO Loan, as the case may be, immediately prior to the related Distribution Date, and (B) the amount of the principal portion of the P&I Advance that would otherwise be required without regard to this clause (y). In the case of each Loan Combination Trust Mortgage

                                     -249-

Loan or any successor Trust REO Loan with respect thereto, the reference to
"Appraisal Reduction Amount" in clause (y) of the proviso to the preceding sentence means the portion of any Appraisal Reduction Amount with respect to the related Loan Combination that is allocable, in accordance with the definition of
"Appraisal Reduction Amount", to such Loan Combination Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, as the case may be.

          (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the applicable
Master Servicer or the Special Servicer that a prior P&I Advance (or, assuming that it was still outstanding, any Unliquidated Advance in respect thereof) that has been made constitutes a Nonrecoverable P&I Advance or that any proposed P&I
Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Trustee, any Fiscal Agent and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information, including
Appraisals (the cost of which may be paid out of the applicable Master
Servicer's Collection Account pursuant to Section 3.05(a)) (or, if no such
Appraisal has been performed pursuant to this Section 4.03(c), a copy of an
Appraisal of the related Mortgaged Property performed within the twelve months preceding such determination), related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged
Properties, engineers' reports, environmental surveys and any similar reports that the applicable Master Servicer may have obtained consistent with the
Servicing Standard and at the expense of the Trust Fund, that support such determination by such Master Servicer. As soon as practical after making such determination, the Special Servicer shall report to the applicable Master
Servicer, the Trustee and any Fiscal Agent, the Special Servicer's determination that any P&I Advance made with respect to any previous Distribution Date or required to be made with respect to the next following Distribution Date with respect to any Trust Specially Serviced Mortgage Loan or Trust REO Loan is a
Nonrecoverable P&I Advance. The applicable Master Servicer, the Trustee and any
Fiscal Agent shall act in accordance with such determination and shall be entitled to conclusively rely on such determination; provided that, no party hereto may reverse any determination made by another party hereto that a P&I
Advance is a Nonrecoverable Advance. The Trustee and any Fiscal Agent shall be entitled to rely, conclusively, on any determination by the applicable Master
Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance (and the
Trustee and any Fiscal Agent shall rely on such Master Servicer's determination that the P&I Advance would be a Nonrecoverable Advance if the Trustee or any
Fiscal Agent determines that it does not have sufficient time to make such determination); provided, however, that if such Master Servicer has failed to make a P&I Advance for reasons other than a determination by such Master
Servicer or the Special Servicer that such P&I Advance would be a Nonrecoverable
Advance, the Trustee or any Fiscal Agent shall make such Advance within the time periods required by Section 4.03(a) unless the Trustee or any Fiscal Agent, as the case may be, in good faith makes a determination prior to the times specified in Section 4.03(a) that such P&I Advance would be a Nonrecoverable
Advance. The Special Servicer, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a
Nonrecoverable Advance, shall be subject to the standards applicable to each
Master Servicer hereunder.

          Notwithstanding the foregoing, if the CGCMT Series 2007-C6 Master
Servicer provides Master Servicer No. 1 with written notice to the effect that it has determined that a proposed P&I Advance, if made, would be a
Nonrecoverable P&I Advance or that an outstanding P&I Advance is a
Nonrecoverable P&I Advance, Master Servicer No. 1 shall not make any P&I
Advances with respect to the 600 West Chicago Trust Mortgage Loan until it has consulted with the CGCMT Series 2007-C6 Master Servicer and agreed that circumstances with respect to the 600 West Chicago Loan Combination

                                     -250-

have changed such that it is not expected that a proposed future P&I Advance would be a Nonrecoverable P&I Advance.

          (d) In connection with the recovery by either Master Servicer, the
Trustee or any Fiscal Agent of any P&I Advance out of the applicable Collection
Account pursuant to Section 3.05(a), subject to the following sentence, such
Master Servicer shall be entitled to pay itself, the Trustee or any Fiscal
Agent, as the case may be, out of any amounts then on deposit in its Collection
Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement, such interest to be payable first out of Default Charges received on the related Trust Mortgage
Loan or Trust REO Loan during the Collection Period in which such reimbursement is made, then from general collections on the Trust Mortgage Loans then on deposit in such Master Servicer's Collection Account; provided, however, that no interest shall accrue on any P&I Advance made with respect to a Trust Mortgage
Loan if the related Periodic Payment is received on or prior to the Due Date of such Trust Mortgage Loan, prior to the expiration of any applicable grace period or prior to the related P&I Advance Date; and provided, further, that, if such
P&I Advance was made with respect to a Trust Mortgage Loan that is part of a
Serviced Loan Combination or any successor Trust REO Loan with respect thereto, then such interest on such P&I Advance shall first be payable out of amounts on deposit in the related Loan Combination Custodial Account in accordance with
Section 3.05(e). Subject to Section 4.03(f), the applicable Master Servicer shall reimburse itself, the Trustee or any Fiscal Agent, for any outstanding P&I
Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by such Master Servicer on or prior to the related P&I Advance Date.

          (e) In no event shall either Master Servicer, the Trustee or any
Fiscal Agent make a P&I Advance with respect to any Non-Trust Loan.

          (f) Upon the determination that a previously made Advance is a
Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections deposited in the Collection Accounts, the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent, at its own option, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one-month Collection Period ending on the then-current Determination Date. If any of the applicable Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such
Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). Notwithstanding the foregoing, no party entitled to reimbursement for a Nonrecoverable Advance or a portion of a Nonrecoverable Advance may defer the reimbursement of that Nonrecoverable Advance or the subject portion of a
Nonrecoverable Advance for a period greater than 12 months without the consent of the Controlling Class Representative. In connection with a potential election by any of the applicable Master Servicer, the Special Servicer, the Trustee or
any Fiscal Agent to refrain from the reimbursement of a particular
Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, such

                                     -251-

Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof until the end of such Collection Period. The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection or to comply with the terms of this subsection and the other provisions of this Agreement that apply once such an election, if any, has been made. Any election by any of the applicable Master Servicer, the
Special Servicer, the Trustee or any Fiscal Agent to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on any of such Master Servicer, the Special Servicer, the Trustee or any
Fiscal Agent, as the case may be, any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of such Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, to otherwise be reimbursed for such Nonrecoverable Advance (together with interest thereon). Any such election by any of the applicable Master Servicer, the Special Servicer, the
Trustee or any Fiscal Agent shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any
Certificateholder or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more
Collection Periods shall not limit the accrual of interest on such
Nonrecoverable Advance for the period prior to the actual reimbursement of such
Nonrecoverable Advance. None of the applicable Master Servicer, the Special
Servicer, the Trustee, any Fiscal Agent or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election, and any such election shall not, with respect to the applicable Master Servicer or the Special Servicer, constitute a violation of the Servicing Standard nor, with respect to the Trustee or any Fiscal Agent, constitute a violation of any fiduciary duty to the Certificateholders or any contractual duty under this Agreement. Nothing herein shall give the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent the right to defer reimbursement of a Nonrecoverable Advance to the extent that principal collections then available in the Collection Accounts are sufficient to reimburse such Nonrecoverable Advances pursuant to Section 3.05(a)(vii).

          SECTION 4.04 Allocation of Realized Losses and Additional Trust Fund
                       Expenses.

          (a) On each Distribution Date, following all distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall allocate to the respective Classes of Sequential Pay Certificates (exclusive of the Class A-2FL Certificates, the Class A-3FL Certificates and the Class AJ-FL
Certificates), the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest and the Class AJ-FL REMIC II Regular Interest as follows the aggregate of all Realized Losses and Additional Trust Fund Expenses that were incurred at any time following the Cut-off Date through the end of the related
Collection Period and in any event that were not previously allocated pursuant to this Section 4.04(a) on any prior Distribution Date, but only to the extent that (i) the aggregate of the Class Principal Balances of the Sequential Pay
Certificates (exclusive of the Class A-2FL Certificates, the Class A-3FL
Certificates and the Class AJ-FL Certificates), the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest and the Class AJ-FL REMIC II
Regular Interest as of such Distribution Date (after taking into account all of the

                                     -252-

distributions made on such Distribution Date pursuant to Section 4.01), exceeds
(ii) the aggregate Stated Principal Balance of, and any Unliquidated Advances
with respect to, the Mortgage Pool that will be outstanding immediately following such Distribution Date: first, sequentially, to the Class Q, Class P,
Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E,
Class D, Class C, Class B, Class AJ and Class AJ-FL on a pro rata and pari passu basis, and Class AM Certificates, in that order, in each case until the remaining Class Principal Balance thereof is reduced to zero; and then, pro rata
(based on remaining Class Principal Balances) to the Class A-1, Class A-2, Class
A-3, Class A-SB, Class A-4 and Class A-1A Certificates, the Class A-2FL REMIC II
Regular Interest and the Class A-3FL REMIC II Regular Interest until the respective Class Principal Balances thereof are reduced to zero. Any Realized
Losses and Additional Trust Fund Expenses allocated to the Class A-2FL REMIC II
Regular Interest shall, in turn, be deemed allocated to the Class A-2FL
Certificates. Any Realized Losses and Additional Trust Fund Expenses allocated to the Class A-3FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class A-3FL Certificates. Any Realized Losses and Additional Trust Fund
Expenses allocated to the Class AJ-FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class AJ-FL Certificates. Any allocation of Realized
Losses and Additional Trust Fund Expenses to a Class of Sequential Pay
Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC
II Regular Interest and the Class AJ-FL REMIC II Regular Interest shall be made by reducing the Class Principal Balance thereof by the amount so allocated. All
Realized Losses and Additional Trust Fund Expenses, if any, allocated to a Class of Sequential Pay Certificates shall be allocated among the respective
Certificates of such Class in proportion to the Percentage Interests evidenced thereby. All Realized Losses and Additional Trust Fund Expenses, if any, that have not been allocated to the Sequential Pay Certificates (exclusive of the
Class A-2FL, the Class A-3FL and Class AJ-FL Certificates), the Class A-2FL
REMIC II Regular Interest, the Class A-3FL REMIC II Regular Interest and/or the
Class AJ-FL REMIC II Regular Interest as of the Distribution Date on which the aggregate of the Class Principal Balances of the Sequential Pay Certificates
(exclusive of the Class A-2FL, the Class A-3FL and Class AJ-FL Certificates),
the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
Interest and the Class AJ-FL REMIC II Regular Interest has been reduced to zero, shall be deemed allocated to the Residual Certificates.

          If and to the extent any Nonrecoverable Advances (and/or interest thereon) that were reimbursed from principal collections on the Mortgage Pool and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Trust Mortgage Loan or Trust REO Loan, then, on the Distribution Date immediately following the Collection Period in which such recovery occurs, the Class Principal Balances of the respective
Classes of Sequential Pay Certificates (exclusive of the Class A-2FL, Class
A-3FL and Class AJ-FL Certificates), the Class A-2FL REMIC II Regular Interest,
the Class A-3FL REMIC II Regular Interest, and/or the Class AJ-FL REMIC II
Regular Interest shall be increased, in the reverse order from which Realized
Losses and Additional Trust Fund Expenses are allocated pursuant to Section
4.04(a), by the amount of any such recoveries that are included in the Principal
Distribution Amount for the current Distribution Date; provided, however, that, in any case, the Class Principal Balance of any Class of Sequential Pay
Certificates (exclusive of the Class A-2FL, Class A-3FL Certificates and Class
AJ-FL Certificates), the Class A-2FL REMIC II Regular Interest, the Class A-3FL
REMIC II Regular Interest, and the Class AJ-FL REMIC II Regular Interest shall in no event be increased by more than the amount of unreimbursed Realized Losses and Additional Trust Fund Expenses previously allocated thereto (which unreimbursed Realized Losses and Additional Trust Fund Expenses shall be reduced by the amount of the increase in such Class Principal Balance); and provided, further, that the aggregate increase in the Class Principal Balances of the respective Classes of the Sequential Pay Certificates (exclusive of the Class
A-2FL, Class A-3FL and Class AJ-FL Certificates), the Class A-2FL REMIC II
Regular Interest, the Class A-3FL

                                     -253-

REMIC II Regular Interest, and the Class AJ-FL REMIC II Regular Interest on any
Distribution Date shall not exceed the excess, if any, of (1) the aggregate
Stated Principal Balance of, and all Unliquidated Advances with respect to, the
Mortgage Pool that will be outstanding immediately following such Distribution
Date, over (2) the aggregate of the Class Principal Balances of the respective
Classes of the Sequential Pay Certificates (exclusive of the Class A-2FL, Class
A-3FL and Class AJ-FL Certificates), the Class A-2FL REMIC II Regular Interest,
the Class A-3FL REMIC II Regular Interest, and the Class AJ-FL REMIC II Regular
Interest outstanding immediately following the distributions to be made on such
Distribution Date, but prior to any such increase in any of those Class
Principal Balances. If the Class Principal Balance of any Class of Sequential
Pay Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-3FL
REMIC II Regular Interest, or the Class AJ-FL REMIC II Regular Interest is so
increased, the amount of unreimbursed Realized Losses and/or Additional Trust
Fund Expenses considered to be allocated to such Class shall be decreased by such amount.

          (b) If the Class Principal Balance of any Class of Sequential Pay
Certificates (exclusive of the Class A-2FL Certificates, the Class A-3FL
Certificates and the Class AJ-FL Certificates), the Class A-2FL REMIC II Regular
Interest, Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II
Regular Interest is reduced on any Distribution Date pursuant to the first paragraph of Section 4.04(a), then the REMIC I Principal Balance of such Class's
Corresponding REMIC I Regular Interest (or, if applicable, the aggregate REMIC I
Principal Balance of such Class's Corresponding REMIC I Regular Interests) shall be deemed to have first been reduced on such Distribution Date by the exact same amount. If a Class of Sequential Pay Certificates has two or more Corresponding
REMIC I Regular Interests, then the respective REMIC I Principal Balances of such Corresponding REMIC I Regular Interests shall be reduced as contemplated by the preceding sentence in the same sequential order that principal distributions are deemed made on such Corresponding REMIC I Regular Interests pursuant to
Section 4.01(i), such that no reduction shall be made in the REMIC I Principal
Balance of any such Corresponding REMIC I Regular Interest pursuant to this
Section 4.04(b) until the REMIC I Principal Balance of each other such
Corresponding REMIC I Regular Interest, if any, with an alphanumeric designation that ends in a lower number, has been reduced to zero. Any and all such reductions in the REMIC I Principal Balances of the respective REMIC I Regular
Interests shall be deemed to constitute allocations of Realized Losses and
Additional Trust Fund Expenses thereto.

          If the Class Principal Balance of any Class of Sequential Pay
Certificates (exclusive of the Class A-2FL Certificates, Class A-3FL
Certificates and the Class AJ-FL Certificates), the Class A-2FL REMIC II Regular
Interest, the Class A-3FL REMIC II Regular Interest or the Class AJ-FL REMIC II
Regular Interest is increased on any Distribution Date pursuant to the second paragraph of Section 4.04(a), then the REMIC I Principal Balance of such Class's
Corresponding REMIC I Regular Interest (or, if applicable, the aggregate REMIC I
Principal Balance of such Class's Corresponding REMIC I Regular Interests) shall be deemed to have first been increased on such Distribution Date by the exact same amount. In circumstances where there are multiple Corresponding REMIC I
Regular Interests with respect to a Class of Sequential Pay Certificates, the increases in the respective REMIC I Principal Balances of such Corresponding
REMIC I Regular Interests as contemplated by the prior sentence shall be made in the reverse order that reductions are made to such REMIC I Principal Balances pursuant to the prior paragraph of this Section 4.04(b), in each case up to the amount of the remaining unreimbursed Realized Losses and Additional Trust Fund
Expenses previously deemed allocated to the subject REMIC I Regular Interest.

                                     -254-

          SECTION 4.05 Calculations.

          The Certificate Administrator shall, provided it receives the necessary information from the Master Servicers and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section
4.01, Section 5.02(d) and Article IX and the actual and deemed allocations of
Realized Losses, Additional Trust Fund Expenses and other items to be made pursuant to Section 4.04. The Certificate Administrator shall calculate the
Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement, and the
Certificate Administrator shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or either Master
Servicer. The calculations by the Certificate Administrator of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                                     -255-

                                    ARTICLE V

                                THE CERTIFICATES

          SECTION 5.01 The Certificates.

          (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7 and A-8, as
applicable; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only;
provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Sequential Pay Certificates and the Class X Certificates shall initially be held and transferred through the book-entry facilities of the
Depository. The Sequential Pay Certificates and the Class X Certificates will be issuable only in denominations corresponding to initial Certificate Principal
Balances or initial Certificate Notional Amounts, as the case may be, as of the
Closing Date of not less than $25,000 in the case of the Registered Certificates and not less than $100,000 in the case of Non-Registered Certificates (other than the Class Z Certificates and the Residual Certificates), and in each such case in integral multiples of $1 in excess thereof. The Class R-I and Class R-II
Certificates will be issuable in minimum Percentage Interests of 10%. The Class
Z Certificates shall have no minimum denomination and shall each be represented by a single Definitive Certificate.

          (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator by the Certificate
Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the
Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All
Certificates shall be dated the date of their authentication.

          SECTION 5.02 Registration of Transfer and Exchange of Certificates.

          (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in
which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar (located as of the Closing Date at the
Corporate Trust Office of the Certificate Administrator) shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed
(and hereby agrees to act in accordance with the terms hereof) as Certificate
Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Master
Servicers, the Special Servicer and (if the Trustee is not the Certificate
Registrar) the Certificate

                                     -256-

Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar. The Depositor, the Trustee (if it is no longer the Certificate Registrar), the Master Servicers and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the
Certificate Registrar as to the information set forth in the Certificate
Register.

          Upon written request of any Certificateholder made for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, the Certificate Registrar shall promptly furnish such
Certificateholder with a list of the other Certificateholders of record identified in the Certificate Register at the time of the request.

          (b) No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of any Definitive Non-Registered Certificate is to be
made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, in the case of a Global
Certificate for any Class of Book-Entry Non-Registered Certificates, a Transfer
thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit E-1 and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as Exhibit E-2A or, except in the case of the Class Z, Class R-I or Class R-II Certificates, as Exhibit E-2B;
or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that the prospective Transferee is a Qualified Institutional Buyer or, except in the case of the Class Z, Class R-I or Class R-II Certificates, an
Institutional Accredited Investor, and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special
Servicer, the REMIC Administrator, the Certificate Administrator or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

          No beneficial interest in the Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If a Transfer of any interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered
Certificates or a Transfer of any interest therein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the

                                     -257-

form attached hereto as Exhibit E-2C, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and
such Transfer may be made without registration under the Securities Act. If any
Transferee of an interest in the Rule 144A Global Certificate for any Class of
Book-Entry Non-Registered Certificates does not, in connection with the subject
Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit
E-2C hereto are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such
Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D hereto to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the certification described in the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D hereto are, with respect to the subject
Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global

                                     -258-

Certificate set forth in the third paragraph of this Section 5.02(b) and (ii)
delivers or causes to be delivered to the Certificate Registrar and the
Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph of this Section 5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry
Non-Registered Certificates to be transferred. Upon delivery to the Certificate
Registrar and the Certificate Administrator of such certification(s) and/or
Opinion of Counsel and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the
Certificate Administrator of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global
Certificate, to be executed, authenticated and delivered in accordance with this
Agreement to the applicable Transferee.

          None of the Depositor, the Trustee, the Certificate Administrator or
the Certificate Registrar is obligated to register or qualify any Class of
Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the
Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Initial
Purchaser, the Certificate Administrator, any Fiscal Agent, the Master
Servicers, the Special Servicer, the REMIC Administrator and the Certificate
Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

                                     -259-

          (c) No Transfer of a Certificate or any interest therein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section
4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. The foregoing sentence notwithstanding, no
Transfer of the Class Z, Class R-I and R-II Certificates shall be made to a Plan or to a Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the
Non-Registered Certificates or any Transfer of a Non-Registered Certificate or
any interest therein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, in the case of a Global
Certificate for any Class of Book-Entry Non-Registered Certificates, any
Transfer thereof to a successor Depository or to the applicable Certificate
Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry
Non-Registered Certificates shall be required to obtain from its prospective
Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, except in the case of the Class Z, Class R-I and Class R-II Certificates, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and
III of Prohibited Transaction Class Exemption 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade
Certificate that is being acquired by or on behalf of a Plan in reliance on the
Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y)
is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the
Certificate Administrator, the Depositor, any Mortgage Loan Seller, either
Master Servicer, the Special Servicer, any Sub-Servicer, any Fiscal Agent, any
Person responsible for servicing the 600 West Chicago Trust Mortgage Loan or related 600 West Chicago REO Property, any Exemption-Favored Party or any
Mortgagor with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z)
agrees that it will obtain from each of its Transferees that is a Plan a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that is a Plan a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv)
alternatively, except in the case of the Class R-I and Class R-II Certificates, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code and, in the case of a
Class A-2FL Certificate (prior to a Class A-2FL Distribution Conversion becoming permanent as contemplated in Section

                                     -260-

3.29(e)), or a Class A-3FL Certificate (prior to a Class A-3FL Distribution
Conversion becoming permanent as contemplated in Section 3.29(e)) or a Class
AJ-FL Certificate (prior to the Class AJ-FL Distribution Conversion becoming permanent as contemplated in Section 3.29(e)), a certification that the purchase and holding of such Certificate satisfies the requirements for exemptive relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE
91-38, Section I of PTCE 95-60, PTCE 96-23 or a similar exemption. It is hereby acknowledged that the forms of certification attached hereto as Exhibit F-1 (in the case of Definitive Non-Registered Certificates) and Exhibit F-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of a Certificate
(including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or
Opinion of Counsel contemplated by the second preceding sentence, then such
Transferee shall be deemed to have represented and warranted that either: (i)
such Transferee is not a Plan and is not directly or indirectly purchasing such
Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such
Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

          (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such
Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (ii)(A)
below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

               (A)  Each Person holding or acquiring any Ownership Interest in a
                    Residual Certificate shall be a Permitted Transferee and
                    shall promptly notify the REMIC Administrator and the
                    Certificate Administrator of any change or impending change in its status as a Permitted Transferee.

               (B)  In connection with any proposed Transfer of any Ownership
                    Interest in a Residual Certificate, the Certificate
                    Registrar shall require delivery to it, and shall not
                    register the Transfer of any Residual Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit G-1 (a "Transfer Affidavit and Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its
                    Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or
                    agent for any Person that is not a Permitted Transferee,
                    that for so long as it retains its Ownership Interest in a
                    Residual Certificate, it will endeavor to remain a Permitted
                    Transferee and that it has reviewed the provisions of this
                    Section 5.02(d) and agrees to be bound by them.

                                     -261-

               (C)  Notwithstanding the delivery of a Transfer Affidavit and
                    Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate
                    Administrator or the Certificate Registrar has actual
                    knowledge that the proposed Transferee is not a Permitted
                    Transferee, no Transfer of an Ownership Interest in a
                    Residual Certificate to such proposed Transferee shall be
                    effected.

               (D)  Each Person holding or acquiring any Ownership Interest in a
                    Residual Certificate shall agree (1) to require a Transfer
                    Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Residual Certificate and (2) not to Transfer its
                    Ownership Interest in such Residual Certificate unless it
                    provides to the Certificate Registrar a certificate
                    substantially in the form attached hereto as Exhibit G-2
                    stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted
                    Transferee.

               (E)  Each Person holding or acquiring an Ownership Interest in a
                    Residual Certificate, by purchasing such Ownership Interest, agrees to give the REMIC Administrator and the Certificate
                    Administrator written notice that it is a "pass-through
                    interest holder" within the meaning of temporary Treasury
                    Regulations Section 1.67-3T(a)(2)(i)(A) immediately upon
                    acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual
                    Certificate on behalf of, a "pass-through interest holder".

               (ii) (A) If any purported Transferee shall become a Holder of a
     Residual Certificate in violation of the provisions of this Section
     5.02(d), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual
     Certificate. None of the Depositor, the Certificate Administrator or the
     Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such
     Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

          (B) If any purported Transferee shall become a Holder of a Residual
Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that the retroactive restoration of the rights of the preceding
Holder of such Residual Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Certificate Administrator shall have the right but not the obligation, to cause the Transfer of such Residual
Certificate to a Permitted Transferee selected by the Certificate Administrator on such terms as the Certificate Administrator may choose, and the Certificate
Administrator shall not be liable to any Person having an Ownership Interest in such Residual Certificate as a result of the Certificate Administrator's exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Residual Certificate in accordance with the instructions of the
Certificate Administrator. Such Permitted Transferee may be the Certificate
Administrator itself or any Affiliate of the Certificate Administrator.

                                     -262-

               (iii) The REMIC Administrator shall make available to the
     Internal Revenue Service and to those Persons specified by the REMIC
     Provisions all information furnished to it by the other parties hereto that is necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a
     Disqualified Organization, including the information described in Treasury
     Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the
     "excess inclusions" of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a
     Disqualified Organization, and each of the other parties hereto shall furnish to the REMIC Administrator all information in its possession necessary for the REMIC Administrator to discharge such obligation. The
     Person holding such Ownership Interest shall be responsible for the reasonable compensation of the REMIC Administrator for providing such information thereto pursuant to this subsection (d)(iii) and Section
     10.01(g)(i).

               (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the
     REMIC Administrator the following:

               (A)  written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause an Adverse Rating Event; and

               (B)  an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the REMIC Administrator,
                    obtained at the expense of the party seeking such
                    modification of, addition to or elimination of such
                    provisions (but in no event at the expense of the
                    Certificate Administrator, the REMIC Administrator or the
                    Trust Fund), to the effect that doing so will not (1) cause
                    REMIC I or REMIC II to cease to qualify as a REMIC or be
                    subject to an entity-level tax caused by the Transfer of any
                    Residual Certificate to a Person which is not a Permitted
                    Transferee, or (2) cause a Person other than the prospective
                    Transferee to be subject to a REMIC-related tax caused by
                    the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

          (e) If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Non-Registered Certificate, to the Certificate Owner
that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator
(or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

          (f) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the
Certificate Registrar maintained for such

                                     -263-

purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

          (g) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the
Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

          (h) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

          (i) No service charge shall be imposed for any transfer or exchange of
Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          (j) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar
shall dispose of such canceled Certificates in accordance with its standard procedures.

          (k) Upon request, the Certificate Registrar shall provide to the
Master Servicers, the Special Servicer and the Depositor notice of each transfer of a Certificate and shall provide to each such Person with an updated copy of the Certificate Register.

          SECTION 5.03 Book-Entry Certificates.

          (a) Each Class of Regular Certificates, the Class A-2FL Certificates,
the Class A-3FL Certificates and the Class AJ-FL Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.03(c) and Section 5.02(b), a
Transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such
Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective
Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) and
Section 5.02(b), shall not be entitled to definitive, fully registered
Certificates ("Definitive Certificates") in respect of such Ownership Interests.
The Class X, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class P and Class Q Certificates initially sold to Qualified
Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Class X, Class E, Class F, Class G, Class H, Class J,
Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates
initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global
Certificate for such Class, which shall be deposited with the Certificate
Administrator as custodian for the Depository and registered in the name of Cede
& Co. as nominee of

                                     -264-

the Depository. All Transfers by Certificate Owners of their respective
Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate
Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Each Certificate Owner is deemed, by virtue of its acquisition of an Ownership Interest in the applicable
Class of Book-Entry Certificates, to agree to comply with the transfer requirements provided for in Section 5.02.

          (b) The Certificate Administrator, the Master Servicers, the Special
Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of
Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry
Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The
Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

          (c) If (i)(A) the Depositor advises the Certificate Administrator and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the
Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Certificate
Administrator and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected
Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the
Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the
Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. None of the
Depositor, the Master Servicers, the Special Servicer, the Certificate
Administrator or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of
Definitive Certificates for purposes of evidencing ownership of any Class of
Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

          (d) Notwithstanding any other provisions contained herein, neither the
Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered
Certificate or any Subordinated Certificate) which interests are transferable through the book-entry facilities of the Depository.

                                      -265-

          SECTION 5.04 Mutilated, Destroyed, Lost or Stolen Certificates.

          If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the
Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same
Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar
may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

          SECTION 5.05 Persons Deemed Owners.

          Prior to due presentment for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the
Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as of the related Record Date as the owner of such Certificate for the purpose of receiving distributions pursuant to Section
4.01 and may treat the person in whose name each Certificate is registered as of the relevant date of determination as owner of such Certificate for all other purposes whatsoever and none of the Depositor, the Master Servicers, the Special
Servicer, the Certificate Administrator, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                                      -266-

                                   ARTICLE VI

       THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE
                        CONTROLLING CLASS REPRESENTATIVE

          SECTION 6.01 Liability of Depositor, Master Servicers and Special
                       Servicer.

          The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicers and the Special Servicer herein.

          SECTION 6.02 Merger, Consolidation or Conversion of Depositor or
                       Master Servicers or Special Servicer.

          Subject to the following paragraph, the Depositor, the Master
Servicers and the Special Servicer shall each keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Trust Mortgage
Loans and to perform its respective duties under this Agreement.

          The Depositor, either Master Servicer or the Special Servicer may be merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets (which, in the case of either
Master Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the
Depositor, either Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business (which, in the case of either Master
Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, the subject Master Servicer or the Special
Servicer, shall be the successor of the Depositor, the subject Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of either Master
Servicer or the Special Servicer unless (i) as evidenced in writing by the
Rating Agencies, such succession will not result in an Adverse Rating Event and
(ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23.

          SECTION 6.03 Limitation on Liability of the Depositor, the Master
                       Servicers, the Special Servicer and Others.

          (a) None of the Depositor, the Master Servicers, the Special Servicer
nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them shall be under any liability to the
Trust Fund, the Underwriters, the parties hereto, the Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment;
provided, however, that this provision shall not protect the Depositor, either
Master Servicer, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them against any liability to the Trust Fund, the Trustee, the
Certificateholders or any other Person for

                                      -267-

the breach of warranties or representations made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its obligations or duties hereunder or negligent disregard of such obligations or duties. The Depositor, the Master
Servicers, the Special Servicer and any director, officer, employee or agent of the Depositor, either Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

          The Depositor, the Master Servicers, the Special Servicer, and any
Affiliate, director, shareholder, member, partner, manager, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the
Trust Fund out of the Collection Accounts or the Distribution Account, as
applicable in accordance with Section 3.05, against any loss, liability or expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim relating to this Agreement, the Mortgage Loans or the Certificates (including, without limitation, the distribution or posting of reports or other information as contemplated by this Agreement), other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof or that would otherwise constitute a Servicing
Advance; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder or negligent disregard of such obligations or duties; or (iv) incurred in connection with any violation by any of them of any state or federal securities law; provided, however, that if and to the extent that a Serviced
Loan Combination and/or a related Non-Trust Loan Holder is involved, such expenses, costs and liabilities shall be payable out of the related Loan
Combination Custodial Account pursuant to Section 3.05(e) and, if and to the extent not solely attributable to a related Non-Trust Loan (or any successor REO
Loan with respect thereto), shall also be payable out of the Collection Accounts if amounts on deposit in the related Loan Combination Custodial Account are insufficient therefor; and provided, further, that in making a determination as to whether any such indemnity is solely attributable to a Non-Trust Loan (or any successor REO Loan with respect thereto), the fact that any related legal action was instituted by such Non-Trust Loan Holder shall not create a presumption that such indemnity is solely attributable thereto.

          (b) None of the Depositor, the Master Servicers or the Special
Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and, unless it is specifically required to bear the costs thereof, that in its opinion may involve it in any expense or liability for which it is not reasonably assured of reimbursement by the Trust; provided, however, that the Depositor, either Master
Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal fees, expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the applicable Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Pool on deposit in the Collection Accounts as provided by Section 3.05(a); provided, however, that if a Serviced Loan Combination is involved, such expenses, costs and liabilities shall be payable out of the related Loan Combination Custodial
Account pursuant to Section 3.05(e) and, if and to the extent not solely attributable to a related Non-Trust Loan (or any successor REO Loan with respect thereto), shall also be payable out of the Collection Accounts if amounts on deposit in the related Loan Combination Custodial

                                      -268-

Account are insufficient therefor, and provided, further, that in making a determination as to whether any such expenses, costs and liabilities are solely attributable to a Non-Trust Loan (or any successor REO Loan with respect thereto), the fact that any related legal action was instituted by such
Non-Trust Loan Holder shall not create a presumption that such expenses, costs and liabilities are solely attributable thereto.

          In no event shall either Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by the other of them or by the Depositor, the Trustee or any Certificateholder, subject to the provisions of Section 8.05(b).

          (c) Each Master Servicer and the Special Servicer agrees to indemnify the Depositor, the Trust Fund, the Trustee, the Certificate Administrator and
the Custodian and any Affiliate, director, officer, employee or agent thereof, and hold it harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of such Master Servicer or the Special
Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made by it herein. The Master Servicers and the Special Servicer may consult with counsel, and any written advice or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith in accordance with the Servicing Standard and in accordance with such advice or Opinion of Counsel relating to (i) tax matters, (ii) any amendment of this Agreement under Article XI, (iii) the defeasance of any Trust Defeasance Mortgage Loan or (iv) any matter involving legal proceedings with a Mortgagor.

          The Trustee shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust Fund or the
Trustee to indemnification hereunder, whereupon either Master Servicer or the
Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either
Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Trust Fund or the Trustee, as the case may be, may have to indemnification under this Agreement or otherwise, unless either Master
Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Depositor shall immediately notify either Master Servicer or the
Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Depositor to indemnification hereunder, whereupon either Master Servicer or the Special
Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Depositor may have to indemnification under this Agreement or otherwise, unless either Master Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The

                                      -269-

indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Certificate Administrator or the Custodian shall immediately notify either Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Certificate Administrator or the Custodian to indemnification hereunder, whereupon either Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either Master Servicer or the
Special Servicer, as the case may be, shall not affect any rights that the
Certificate Administrator or the Custodian may have to indemnification under this Agreement or otherwise, unless either Master Servicer's or Special
Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Depositor agrees to indemnify the Master Servicers, the Special
Servicer, the Trustee, the Certificate Administrator, the Custodian and any
Affiliate, director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the Depositor in the performance of the Depositor's obligations and duties under this Agreement. Each
Master Servicer, the Special Servicer, the Certificate Administrator, the
Custodian or the Trustee, as applicable, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement or the
Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Depositor shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

          The Trustee agrees to indemnify the Master Servicers, the Special
Servicer, the Certificate Administrator, the Custodian and the Depositor and any
Affiliate, director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties made by it herein or as a result of any willful misfeasance, bad faith or negligence of the Trustee in the performance of its obligations and duties under this
Agreement or the negligent disregard by the Trustee of its duties and obligations hereunder. The Depositor, the Certificate Administrator, the
Custodian, either Master Servicer or the Special Servicer, as applicable, shall immediately notify the Trustee if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Trustee shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's

                                      -270-

defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Certificate Administrator agrees to indemnify the Master
Servicers, the Special Servicer, the Trustee, the Custodian, the Depositor and
any Affiliate, director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the
Certificate Administrator in the performance of the Certificate Administrator's obligations and duties under this Agreement. Either Master Servicer, the Special
Servicer, the Depositor, the Custodian or the Trustee, as applicable, shall immediately notify the Certificate Administrator if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Certificate Administrator shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Certificate Administrator shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Certificate
Administrator's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

          The Custodian agrees to indemnify the Master Servicers, the Special
Servicer, the Trustee, the Certificate Administrator, the Depositor and any
Affiliate, director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the Custodian in the performance of the Custodian's obligations and duties under this Agreement.
Either Master Servicer, the Special Servicer, the Depositor, the Certificate
Administrator or the Trustee, as applicable, shall immediately notify the
Custodian if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Custodian shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the
Custodian shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Custodian's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

          SECTION 6.04 Resignation of Master Servicers and the Special Servicer.

          The Master Servicers and, subject to Section 6.09, the Special
Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of either Master
Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by either Master Servicer or the Special
Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of either Master Servicer or the Special
Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee.

                                      -271-

Unless applicable law requires either Master Servicer's or Special Servicer's resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with
Section 6.09 or Section 7.02 hereof. The Master Servicers and, subject to the rights of the Controlling Class under Section 6.09 to appoint a successor special servicer, the Special Servicer shall each have the right to resign at any other time provided that (i) a willing successor thereto has been found by either Master Servicer or the Special Servicer, as applicable, (ii) each of the
Rating Agencies confirms in writing that the resignation and the successor's appointment will not result in an Adverse Rating Event, (iii) the resigning party pays all costs and expenses in connection with such resignation and the resulting transfer of servicing, and (iv) the successor accepts appointment prior to the effectiveness of such resignation and agrees in writing to be bound by the terms and conditions of this Agreement. Neither of the Master Servicers nor the Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04.

          Consistent with the foregoing, neither of the Master Servicers nor the
Special Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder (except for the assignment or other transfer of the right to receive the Excess Servicing Strip) to any other Person, or, except as provided in Section 3.22, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of either Master Servicer or the Special Servicer are transferred to a successor thereto, the applicable Master Servicing Fee
(except as expressly contemplated by Section 3.11(a)), the Special Servicing
Fee, any Workout Fee (except as expressly contemplated by Section 3.11(c))
and/or any Principal Recovery Fee, as applicable, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

          SECTION 6.05 Rights of Depositor, Trustee, Custodian and Certificate
                       Administrator in Respect of Master Servicers and the
                       Special Servicer.

          The Master Servicers and the Special Servicer shall each afford the
Depositor, the Underwriters, the Certificate Administrator, the Custodian and
the Trustee, upon reasonable notice, during normal business hours access to all records maintained thereby in respect of its rights and obligations hereunder and access to officers thereof responsible for such obligations. Upon reasonable request, the Master Servicers and the Special Servicer shall each furnish the
Depositor, the Underwriters, the Certificate Administrator, the Custodian and
the Trustee with its most recent publicly available audited financial statements and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise, except to the extent such information constitutes proprietary information or is subject to a privilege under applicable law. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of either Master Servicer or the Special Servicer hereunder or exercise the rights of either Master Servicer and the Special Servicer hereunder; provided, however, that neither the Master Servicers nor the Special
Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee and, provided, further, that the
Depositor may not exercise any right pursuant to Section 7.01 to terminate either Master Servicer or the Special Servicer as a party to this Agreement. The
Depositor shall not have any responsibility or liability for any action or failure to act by either Master Servicer or

                                      -272-

the Special Servicer and is not obligated to supervise the performance of either
Master Servicer or the Special Servicer under this Agreement or otherwise.

          SECTION 6.06 Depositor, Master Servicers and Special Servicer to
                       Cooperate with Trustee, Certificate Administrator and
                       Custodian.

          The Depositor, the Master Servicers and the Special Servicer shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information (including, with regard to either Master
Servicer, the identity of any Non-Trust Loan Holder that holds a Non-Trust Loan that is part of a Loan Combination as to which such Master Servicer is the applicable Master Servicer) as are reasonably requested by the Trustee, the
Certificate Administrator and the Custodian in order to enable them to perform their duties hereunder.

          SECTION 6.07 Depositor, Special Servicer, Certificate Administrator,
                       Custodian and Trustee to Cooperate with Master Servicers.

          The Depositor, the Special Servicer, Certificate Administrator,
Custodian and the Trustee shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information as are reasonably requested by the Master Servicers in order to enable it to perform its duties hereunder.

          SECTION 6.08 Depositor, Master Servicers, Certificate Administrator,
                       Custodian and Trustee to Cooperate with Special Servicer.

          The Depositor, the Master Servicers, the Certificate Administrator,
the Custodian and the Trustee shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information as are reasonably requested by the Special Servicer in order to enable it to perform its duties hereunder.

          SECTION 6.09 Designation of Special Servicer by the Controlling Class
                       and Others.

          Subject to the following paragraphs of this Section 6.09, the Holder or Holders (or, in the case of Book-Entry Certificates, the Certificate Owner or
Certificate Owners) of the Certificates evidencing a majority of the Voting
Rights allocated to the Controlling Class may at any time and from time to time designate a Person meeting the requirements set forth in Section 6.04
(including, without limitation, Rating Agency confirmation) to serve as Special
Servicer hereunder and to replace any existing Special Servicer or any Special
Servicer that has resigned or otherwise ceased to serve as Special Servicer;
provided that such Holder or Holders (or such Certificate Owner or Certificate
Owners, as the case may be) shall pay all costs related to the transfer of servicing if the Special Servicer is replaced other than due to an Event of
Default. Such Holder or Holders (or such Certificate Owner or Certificate
Owners, as the case may be) of the Certificates evidencing a majority of the
Voting Rights allocated to the Controlling Class shall so designate a Person to serve as replacement Special Servicer by the delivery to the Trustee, the Master
Servicers and the existing Special Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as Exhibit H-1. If such Holder or Holders (or such Certificate
Owner or Certificate Owners, as the case may be) of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have not replaced the Special Servicer within 30 days of such Special Servicer's resignation or the date such

                                      -273-

Special Servicer has ceased to serve in such capacity, the Trustee shall designate a successor Special Servicer meeting the requirements set forth in
Section 6.04. Any designated Person shall become the Special Servicer, subject to satisfaction of the other conditions set forth below, on the date that the
Trustee shall have received written confirmation from all of the Rating Agencies that the appointment of such Person will not result in an Adverse Rating Event.
The appointment of such designated Person as Special Servicer shall also be subject to receipt by the Trustee of (1) an Acknowledgment of Proposed Special
Servicer in the form attached hereto as Exhibit H-2, executed by the designated
Person, and (2) an Opinion of Counsel (at the expense of the Person designated to become the Special Servicer) to the effect that the designation of such
Person to serve as Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated
Person shall be bound by the terms of this Agreement, and subject to customary limitations, that this Agreement shall be enforceable against the designated
Person in accordance with its terms. Any existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the resigning Special
Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation, and it shall continue to be entitled to the benefits of Section
6.03 notwithstanding any such resignation. Such resigning Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer (within two Business Days of the terminated Special Servicer receiving notice from the Trustee that all conditions to the appointment of the replacement Special Servicer hereunder have been satisfied) to the replacement Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the
Special Servicer to the Collection Accounts or the applicable REO Account or should have been delivered to the Master Servicers or that are thereafter received with respect to Specially Serviced Mortgage Loans and REO Properties.

          Notwithstanding the foregoing, pursuant to the Och-Ziff Retail
Portfolio Intercreditor Agreement, the rights of the Controlling Class
Representative set forth above to remove and replace the Special Servicer shall, with respect to the Och-Ziff Portfolio Loan Combination, be exercised only by the related Non-Trust Loan Holder in the manner and subject to the requirements set forth above. Such Non-Trust Loan Holder shall have the right to remove the
Special Servicer only with respect to the Och-Ziff Portfolio Loan Combination;
provided, that such Non-Trust Holder shall be required to consult in a non-binding manner with the Controlling Class Representative.

          Notwithstanding the foregoing, pursuant to the Encanto-SLB Puerto Rico
Intercreditor Agreement, as long as no Encanto-SLB Puerto Rico Control Appraisal
Event exists or is continuing with respect to the Encanto-SLB Puerto Rico Loan
Combination, the related B-Note Loan Holder may remove the Special Servicer only with respect to the Encanto-SLB Puerto Rico Loan Combination, upon at least 30 days prior notice to the Special Servicer only for cause on account of a default by the Special Servicer under this Agreement or the Encanto-SLB Puerto Rico
Intercreditor Agreement. In the event of such a termination, the related B-Note
Loan Holder, who shall pay all costs (including, without limitation, the reasonable costs and expenses of counsel to any third parties and amounts required to be paid to the Special Servicer under this Agreement) related to the transfer of servicing, shall designate a successor Special Servicer, meeting the requirements set forth in Section 6.04 (including, without limitation, Rating
Agency confirmation) to replace the terminated Special Servicer and serve as replacement Special Servicer with respect to the Encanto-SLB Puerto Rico Loan
Combination by the delivery to the Trustee a written notice stating such designation. Any designated successor Special

                                      -274-

Servicer shall become the Special Servicer with respect to the Encanto-SLB
Puerto Rico Loan Combination subject to satisfaction of the other conditions set forth below, including the receipt by the Trustee of written confirmation from each of the Rating Agencies that the appointment of such successor Special
Servicer will not result in an Adverse Rating Event. The appointment of such designated successor Special Servicer as Special Servicer shall also be subject to receipt by the Trustee of (1) an Acknowledgment of Proposed Special Servicer
in the form attached hereto as Exhibit H-2, executed by the designated successor
Special Servicer, and (2) an Opinion of Counsel (at the expense of the successor
Special Servicer designated to become the Special Servicer or of the related
B-Note Loan Holder) to the effect that the designation of such successor Special
Servicer to serve as Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated successor Special Servicer shall be bound by the terms of this Agreement, and subject to customary limitations, that this Agreement shall be enforceable against the designated successor Special Servicer in accordance with its terms.
If within 30 days after giving notice of the removal of the existing Special
Servicer the related B Note Loan Holder's appointment of the successor Special
Servicer has not become effective, the Trustee acting at the direction of the related B-Note Loan Holder shall have the right to designate a successor Special
Servicer acceptable to the Rating Agencies (which may be the existing Special
Servicer, notwithstanding such notice of removal) as the successor Special
Servicer, to serve until such time as the appointment of a successor designated by the related B-Note Loan Holder in accordance with Encanto-SLB Puerto Rico
Intercreditor Agreement has become effective.

          If a replacement special servicer is appointed with respect to the
Och-Ziff Portfolio Loan Combination or the Encanto-SLB Puerto Rico Loan
Combination at the request of the related Non-Trust Loan Holder as contemplated in this Section 6.09 (any such replacement special servicer, a "Loan Combination
Special Servicer"), with the result that there are multiple parties acting as
Special Servicer hereunder, then, unless the context clearly requires otherwise:
(i) when used in the context of imposing duties and obligations on the Special
Servicer hereunder or the performance of such duties and obligations, the term
"Special Servicer" shall mean the applicable Loan Combination Special Servicer, insofar as such duties and obligations relate to the Och-Ziff Portfolio Loan
Combination or the Encanto-SLB Puerto Rico Loan Combination, as the case may be, and shall mean the General Special Servicer (as defined below), in all other cases (provided that in Section 3.13, Section 3.14, Section 3.15 and Section
8.16, the term "Special Servicer" shall mean the Loan Combination Special
Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term "Special Servicer" shall mean the applicable Loan
Combination Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the Och-Ziff Portfolio Loan Combination or the Encanto-SLB Puerto Rico Loan Combination, as the case may be, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Trust Defaulted
Mortgage Loans pursuant to Section 3.18, the term "Special Servicer" shall mean the applicable Loan Combination Special Servicer, if such Trust Defaulted
Mortgage Loan is part of the Och-Ziff Portfolio Loan Combination or the
Encanto-SLB Puerto Rico Loan Combination, as the case may be, and shall mean the
General Special Servicer, in all other cases; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Trust Mortgage
Loans and any REO Properties remaining in the Trust Fund pursuant to Section
9.01, the term "Special Servicer" shall mean the General Special Servicer only;
(v) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term
"Special Servicer" shall mean both the Loan Combination Special Servicers and the General Special Servicer; and (vi) when used in the context of requiring indemnification from, imposing liability on, or exercising

                                      -275-

any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the
Special Servicer responsible for any of the foregoing, the term "Special
Servicer" shall mean the applicable Loan Combination Special Servicer or the
General Special Servicer, as applicable. References in this Section 6.09 to
"General Special Servicer" means the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of the Och-Ziff Portfolio Loan Combination or the Encanto-SLB Puerto Rico Loan
Combination, as the case may be, if a Loan Combination Special Servicer has been appointed in respect thereof).

          SECTION 6.10 Either Master Servicer or the Special Servicer as Owner
                       of a Certificate.

          Either Master Servicer or an Affiliate of either Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the
Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as set forth in the definition of
"Certificateholder") the same rights it would have if it were not a Master
Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which either Master Servicer or the Special Servicer or an Affiliate of either
Master Servicer or the Special Servicer is the Holder of (or, in the case of a
Book-Entry Certificate, Certificate Owner with respect to) any Certificate, either Master Servicer or the Special Servicer proposes to take action
(including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the
Special Servicer's good faith judgment, violate the Servicing Standard, and (ii)
if taken, might nonetheless, in such Master Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the
Servicing Standard, then such Master Servicer or the Special Servicer may (but need not) seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (a) states that it is delivered pursuant to this Section 6.10, (b) identifies the Percentage Interest in each
Class of Certificates beneficially owned by such Master Servicer or the Special
Servicer or an Affiliate of such Master Servicer or the Special Servicer, as appropriate, and (c) describes in reasonable detail the action that such Master
Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the subject
Master Servicer and its Affiliates or the Special Servicer and its Affiliates,
as appropriate), together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the subject Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as appropriate) shall have failed to object in writing to the proposal described in the written notice, and if such Master Servicer or the Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing Standard. The Trustee shall be entitled to reimbursement from the applicable Master Servicer or the Special
Servicer, as applicable, for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that a Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

                                      -276-

          SECTION 6.11 The Controlling Class Representative.

          (a) Subject to Section 6.11(b), the Controlling Class Representative
will be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer with respect to the Serviced Trust Mortgage
Loans (excluding the Encanto-SLB Puerto Rico Trust Mortgage Loan for so long as the Encanto-SLB Puerto Rico B-Note Non-Trust Loan is not then subject to an
Encanto-SLB Puerto Rico Control Appraisal Event as to which Section 6.12 shall apply and, in the case of the Och-Ziff Retail Portfolio Loan Combination, subject to the third to last paragraph of this Section 6.11(a)) and any
Administered REO Properties, and notwithstanding anything herein to the contrary, except as necessary or advisable to avoid an Adverse REMIC Event and except as set forth in, and in any event subject to, Section 6.11(b), the
Special Servicer will not be permitted to take (or permit the applicable Master
Servicer to take) any of the following actions with respect to the Serviced
Trust Mortgage Loans and any Administered REO Properties as to which the
Controlling Class Representative has objected in writing within 10 Business Days of being notified in writing thereof, which notification with respect to the action described in clauses (vi) and (viii) below shall be copied by the Special
Servicer to the applicable Master Servicer (provided that if such written objection has not been received by the Special Servicer within such 10 Business
Day period, then the Controlling Class Representative's approval will be deemed to have been given):

               (i) any foreclosure upon or comparable conversion (which may include acquisitions of an Administered REO Property) of the ownership of properties securing such of the Trust Specially Serviced Mortgage Loans as come or have come into and continue in default;

               (ii) any modification or consent to a modification of a material term of a Serviced Trust Mortgage Loan (excluding the waiver of any due-on-sale or due-on-encumbrance clause, as set forth in clause (vii)
     below), including the timing of payments or a modification consisting of the extension of the maturity date of a Serviced Trust Mortgage Loan;

               (iii) any proposed sale of any Serviced Trust Defaulted Mortgage
     Loan or any Administered REO Property (other than in connection with the termination of the Trust Fund or, in the case of a Serviced Trust Defaulted
     Mortgage Loan, pursuant to Section 3.18) for less than the Purchase Price of the subject Trust Defaulted Mortgage Loan or related Trust REO Loan, as applicable;

               (iv) any determination to bring an Administered REO Property into compliance with applicable environmental laws or to otherwise address
     Hazardous Materials located at an Administered REO Property;

               (v) any release of material real property collateral for any
     Serviced Trust Mortgage Loan, other than (A) where the release is not conditioned upon obtaining the consent of the lender or certain specified conditions being satisfied, (B) upon satisfaction of that Serviced Trust
     Mortgage Loan, (C) in connection with a pending or threatened condemnation action or (D) in connection with a full or partial defeasance of that
     Serviced Trust Mortgage Loan;

               (vi) any acceptance of substitute or additional real property collateral for any Serviced Trust Mortgage Loan (except where the acceptance of the substitute or additional collateral is not conditioned upon obtaining the consent of the lender, in which case only notice to the
     Controlling Class Representative will be required);

                                      -277-

               (vii) any waiver of a due-on-sale or due-on-encumbrance clause in any Serviced Trust Mortgage Loan;

               (viii) any releases of earn-out reserves or related letters of credit with respect to a Mortgaged Property securing a Trust Mortgage Loan
     (other than where the release is not conditioned upon obtaining the consent of the lender, in which case only notice to the Controlling Class
     Representative will be required);

               (ix) any termination or replacement, or consent to the
     termination or replacement, of a property manager with respect to any
     Serviced Mortgaged Property or any termination or change, or consent to the termination or change, of the franchise for any Serviced Mortgaged Property operated as a hospitality property (other than where the action is not conditioned upon obtaining the consent of the lender, in which case only prior notice to the Controlling Class Representative will be required);

               (x) any determination that an insurance-related default in respect of a Serviced Trust Mortgage Loan is an Acceptable Insurance
     Default or that earthquake or terrorism insurance is not available at commercially reasonable rates; and

               (xi) any waiver of insurance required under the related Mortgage
     Loan documents for a Serviced Trust Mortgage Loan (except as contemplated in clause (x) above);

provided that, with respect to any Trust Mortgage Loan (other than a Trust
Specially Serviced Mortgage Loan), the 10 Business Days within which the
Controlling Class Representative must object to any such action shall not exceed by more than five Business Days the 10 Business Day period the Special Servicer has to object to the applicable Master Servicer taking such action as set forth in Sections 3.02, 3.08 and 3.20.

          Notwithstanding the foregoing, in the case of the Och-Ziff Portfolio
Loan Combination, the rights of the Controlling Class Representative set forth above shall be exercised by the related Non-Trust Loan Holder, who shall also have the right to approve the additional "Major Decisions" set forth in the related Loan Combination Co-Lender Agreement; provided, that, such Non-Trust
Holder shall be required to consult with the Controlling Class Representative
(who shall itself be entitled to consult with the Special Servicer with respect to the foregoing actions and any "Major Decisions" set forth in the related Loan
Combination Co-Lender Agreement).

          Notwithstanding the foregoing, in the case of each other Serviced Loan
Combination, the Special Servicer shall, if required pursuant to the related
Loan Combination Co-Lender Agreement, consult with related Non-Trust Holder(s)
in respect of the foregoing actions and any other decisions or actions specified in such Loan Combination Co-Lender Agreement.

          In addition, subject to the foregoing and to Section 6.11(b), the
Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, any such actions as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein.

          (b) Notwithstanding anything herein to the contrary, no advice, direction or objection given or made, or consent withheld, by the Controlling
Class Representative, contemplated by Section 6.11(a) or any other section of this Agreement, may (i) require or cause the applicable Master Servicer

                                      -278-

or the Special Servicer to violate any applicable law, the terms of any Serviced
Trust Mortgage Loan, any provision of this Agreement, including without limitation such Master Servicer's or the Special Servicer's obligation to act in accordance with the Servicing Standard or the Mortgage Loan documents for any
Serviced Trust Mortgage Loan, (ii) result in an Adverse REMIC Event with respect to REMIC I or REMIC II or otherwise violate the REMIC Provisions or result in an
Adverse Grantor Trust Event or result in an adverse tax consequence for the
Trust Fund, except that the Controlling Class Representative may advise or direct that the Trust Fund earn "net income from foreclosure property" that is subject to tax with the consent of the Special Servicer, if the Special Servicer determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net-leasing the subject REO Property, (iii)
expose the Depositor, the applicable Master Servicer, the Special Servicer, the
Trust Fund, the Trustee, any Fiscal Agent or any of their respective Affiliates, directors, officers, employees or agents, to any claim, suit or liability to which they would not otherwise be subject absent such advice, direction or objection or consent withheld, (iv) materially expand the scope of the applicable Master Servicer's or the Special Servicer's responsibilities hereunder or (v) cause the applicable Master Servicer or the Special Servicer to act, or fail to act, in a manner which violates the Servicing Standard. The applicable Master Servicer and the Special Servicer shall disregard any action, direction or objection on the part of the Controlling Class Representative that would have any of the effects described in clauses (i) through (v) of the prior sentence. In addition, if the applicable Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the
Certificateholders (as a collective whole), it may take such action without waiting for a response from the Controlling Class Representative.

          The Special Servicer shall not be obligated to seek approval from the
Controlling Class Representative under Section 6.11(a) for any actions to be taken by the Special Servicer with respect to any particular Trust Specially
Serviced Mortgage Loan if (i) the Special Servicer has, as set forth in the first paragraph of Section 6.11(a), notified the Controlling Class
Representative in writing of various actions that the Special Servicer proposes to take with respect to the work-out or liquidation of that Trust Specially
Serviced Mortgage Loan and (ii) for 60 days following the first such notice, the
Controlling Class Representative has objected to all of the proposed actions and has failed to suggest any alternative actions that the Special Servicer considers to be consistent with the Servicing Standard.

          (c) The Controlling Class Representative will have no duty or liability to the Certificateholders (other than the Controlling Class) for any action taken, or for refraining from the taking of any action pursuant to this
Agreement, or for errors in judgment. By its acceptance of a Certificate, each
Certificateholder confirms its understanding that the Controlling Class
Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the
Controlling Class Representative may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Controlling Class Representative may act solely in the interests of the
Holders of the Controlling Class, that the Controlling Class Representative does not have any duties to the Holders of any Class of Certificates other than the
Controlling Class, that the Controlling Class Representative shall have no liability by reason of its having acted solely in the interests of the Holders of the Controlling Class, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.

          (d) Any right to take action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Controlling Class
Representative under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Controlling

                                      -279-

Class Representative by written notice given to the Trustee or Master Servicer, as applicable. Upon delivery of any such notice of waiver given by the
Controlling Class Representative, any time period (exclusive or otherwise)
afforded the Controlling Class Representative to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired. Any waiver of rights by a Controlling Class
Representative, as set forth above, shall not be binding any subsequent
Controlling Class Representative.

          SECTION 6.12 Certain Matters with Respect to the Encanto-SLB Puerto
                       Rico Loan Combination.

          The applicable Master Servicer and the Special Servicer each hereby agree that for so long as the Encanto-SLB Puerto Rico B-Note Non-Trust Loan is not then subject to an Encanto-SLB Puerto Rico Control Appraisal Event, prior to taking any of the Encanto-SLB Puerto Rico Loan Combination Specially Designated
Servicing Actions it shall consult with, provide required notices and information to, obtain the consent of, receive objection(s) from and/or take advice and/or direction from, the related B-Note Loan Holder subject to, and to the extent required by, the Encanto-SLB Puerto Rico Intercreditor Agreement.
Notwithstanding the foregoing, the Controlling Class Representative, at any time when the Encanto-SLB Puerto Rico B-Note Non-Trust Loan is not then subject to an
Encanto-SLB Puerto Rico Control Appraisal Event, shall have the right to consult with the Special Servicer (who shall not be obligated, as a result of such consultation, to take any action that would conflict with any actions that it is taking at the direction of the related B-Note Loan Holder pursuant to this
Section 6.12 and the Encanto-SLB Puerto Rico Intercreditor Agreement) with respect to the Encanto-SLB Puerto Rico Loan Combination pursuant to the
Encanto-SLB Puerto Rico Intercreditor Agreement.

          The applicable Master Servicer (to the extent the Encanto-SLB Puerto
Rico A-Note Trust Mortgage Loan is a Performing Mortgage Loan) shall provide the
Special Servicer and the Controlling Class Representative with notice of the occurrence of a Encanto-SLB Puerto Rico Control Appraisal Event promptly upon becoming aware of the occurrence thereof.

          Each of the rights of the B-Note Loan Holder with respect to the
Encanto-SLB Puerto Rico B-Note Non-Trust Loan under or contemplated by this
Section 6.12 shall be exercisable, to the extent not prevented by the
Encanto-SLB Puerto Rico Intercreditor Agreement, by a designee thereof on its behalf; provided that the applicable Master Servicer, the Special Servicer and the Certificate Administrator are provided with written notice by such B-Note
Loan Holder of such designation (upon which such party may conclusively rely)
and the contact details of the designee.

                                      -280-

                                   ARTICLE VII

                                     DEFAULT

          SECTION 7.01 Events of Default.

          (a) "Event of Default", wherever used herein, means any one of the following events:

               (i) any failure by either Master Servicer to deposit into its
     Collection Account or Loan Combination Custodial Account any amount required to be so deposited by it under this Agreement, which failure continues unremedied for two Business Days following the date on which the deposit was required to be made; or

               (ii) any failure by either Master Servicer to deposit into, or to remit to the Certificate Administrator for deposit into, the Distribution
     Account or any other account maintained by the Certificate Administrator hereunder, any amount required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 11:00 a.m. New
     York City time on the Business Day following the date on which the remittance was required to be made, provided that to the extent such Master
     Servicer does not timely make such remittances, such Master Servicer shall pay the Certificate Administrator (for the account of the Certificate
     Administrator) interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made; or

               (iii) any failure by the Special Servicer to deposit into the applicable REO Account or to deposit into, or to remit to the applicable
     Master Servicer for deposit into, the applicable Collection Account, any amount required to be so deposited or remitted by it under this Agreement provided; however that the failure to deposit or remit such amount shall not be an Event of Default if such failure is remedied within one Business
     Day and in any event on or prior to the related P&I Advance Date; or

               (iv) any failure by either Master Servicer to timely make any
     Servicing Advance required to be made by it hereunder, which Servicing
     Advance remains unmade for a period of three Business Days following the date on which notice shall have been given to such Master Servicer by the
     Trustee as provided in Section 3.03(c) or by any other party to this
     Agreement; or

               (v) any failure on the part of either Master Servicer or the
     Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Master Servicer or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer or the Special Servicer, as the case may be, by any other party hereto (with a copy to each other party hereto) or by the Holders of Certificates entitled to at least 25% of the
     Voting Rights, provided, however, that (A) with respect to any such failure
     (other than a failure referred to in clause (v)(B) below) which is not curable within such 30-day period, such Master Servicer or the Special
     Servicer, as the case may be, shall have an additional cure period of 30 days to effect such cure so long as such Master Servicer or the Special
     Servicer, as the case may

                                      -281-

     be, has commenced to cure the subject failure within the initial 30-day period and has provided the Certificate Administrator and any affected
     Non-Trust Loan Holder(s) with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure, or (B) in the case of a failure to deliver to the Certificate
     Administrator and the Depositor the Annual Statement of Compliance, the
     Annual Assessment Report, the Annual Attestation Report and/or, if required to be filed with the Commission, the Accountant's Consent with respect to such Master Servicer (or any Additional Item 1123 Servicer or Sub-Servicing
     Function Participant, as applicable, engaged thereby that is not a
     Designated Sub-Servicer) or the Special Servicer (or any Additional Item
     1123 Servicer or Sub-Servicing Function Participant, as applicable, engaged thereby that is not a Designated Sub-Servicer), as applicable, pursuant to
     Section 3.13 or Section 3.14, as applicable, which is required to be part of or incorporated in a Subsequent Exchange Act Report required to be filed with respect to the Trust pursuant to the Exchange Act and this Agreement, continues unremedied beyond 5:00 p.m. (New York City time) on the Business
     Day after the date on which Servicer Notice of the subject failure has been given to such Master Servicer or the Special Servicer, as the case may be, by or on behalf of any other party hereto; in accordance with Section 3.13 or Section 3.14, as applicable, or (C) in the case of a failure to notify the Certificate Administrator and the Depositor that an Additional Item
     1123 Servicer or a Sub-Servicing Function Participant has been retained or engaged by it, which Additional Item 1123 Servicer or Sub-Servicing
     Function Participant was performing duties with respect to all or any part of the Trust Fund on behalf of such Master Servicer or Special Servicer, as applicable, during an Exchange Act Reporting Year, continues unremedied for
     30 days; or

               (vi) any breach on the part of either Master Servicer or the
     Special Servicer of any representation or warranty contained in this
     Agreement that materially and adversely affects the interests of any Class of Certificateholders and which breach continues unremedied for a period of
     30 days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the subject Master
     Servicer or the Special Servicer, as the case may be, by any other party hereto (with a copy to each other party hereto) or by the Holders of
     Certificates entitled to at least 25% of the Voting Rights, provided, however, that with respect to any such breach which is not curable within such 30-day period, such Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days so long as such Master Servicer or the Special Servicer, as the case may be, has commenced to cure such breach within the initial 30-day period and provided the Trustee with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure; or

               (vii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against either Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days, provided, however, that such Master Servicer or the
     Special Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as such Master Servicer or the Special Servicer, as appropriate, has commenced the appropriate proceedings to have such decree or order dismissed, discharged or stayed within the initial 60 day period; or

                                      -282-

               (viii) either Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

               (ix) either Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

               (x) Fitch has (1) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (2) placed one or more
     Classes of the Certificates on "watch status" (and such "watch status"
     placement shall not have been withdrawn by Fitch within 60 days thereof), and, in the case of either clauses (1) or (2), cited servicing concerns with a Master Servicer or the Special Servicer as the sole or material factor in such rating action;

               (xi) either Master Servicer or the Special Servicer is removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master
     Servicer or a U.S. Commercial Mortgage Special Servicer, as the case may be, and is not reinstated within 60 days after its removal therefrom; or

               (xii) either Master Servicer ceases to be rated at least "CMS3"
     by Fitch or the Special Servicer ceases to be rated at least "CSS3" by
     Fitch and such rating is not restored within 30 days after the subject downgrade or withdrawal.

          (b) If any Event of Default shall occur with respect to either Master
Servicer or the Special Servicer (in either case, for purposes of this Section
7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Controlling Class
Representative or the Holders of Certificates entitled to at least 25% of the
Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party
(with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations (but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this
Agreement and in and to the Trust Fund and each Non-Trust Loan, other than its rights, if any, as a Certificateholder hereunder or as holder of a Non-Trust
Loan; provided that each Master Servicer and the Special Servicer shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it (and each of its directors, partners, members, managers, officers, employees or agents) shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination; provided, further, that nothing contained in this Section 7.01(b) shall terminate any rights purchased or otherwise owned or held by either Master Servicer to primary service any of the Mortgage Loans as a Sub-Servicer to the Trustee or any other replacement Master Servicer;
provided, further, that neither Master Servicer may be terminated solely for an
Event of Default that affects only a Non-Trust Loan Holder; and provided, further, that (without limiting the rights of the Non-Trust Loan Holders with respect to the Och-Ziff Retail Portfolio Loan Combination and the Encanto-SLB
Puerto Rico Loan Combination to terminate the Special Servicer as contemplated in Section 6.09) the Special Servicer may not be terminated solely for an Event of Default that affects only a Non-Trust Loan Holder. From

                                      -283-

and after the receipt by the Defaulting Party of such written notice of termination, all authority and power of the Defaulting Party under this
Agreement, whether with respect to the Certificates (other than as a holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the
Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and the Special Servicer agree that, if it is terminated pursuant to this Section
7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee or a successor Master Servicer or Special Servicer to assume the functions of such terminated Master Servicer or Special Servicer, as the case may be, hereunder, and shall cooperate with the Trustee in effecting the termination of the responsibilities and rights hereunder of such terminated
Master Servicer or Special Servicer, as the case may be, including, without limitation, (i) the transfer within 5 Business Days to the Trustee or a successor Master Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by such Master Servicer to its
Collection Account, any Loan Combination Custodial Account, the Distribution
Account, a Servicing Account or a Reserve Account (if such Master Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or (ii) the transfer within two Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special
Servicer to an REO Account, the applicable Collection Account, any Loan
Combination Custodial Account, a Servicing Account or a Reserve Account or
delivered to the applicable Master Servicer (if the Special Servicer is the
Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property. Any costs or expenses in connection with any actions to be taken by either Master Servicer, the Special
Servicer or the Trustee pursuant to this paragraph shall be borne by the
Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such costs and expenses shall be reimbursed by the Trust Fund; provided, however, that the Defaulting Party shall not thereby be relieved of its liability for such costs and expenses. If and to the extent that the Defaulting Party has not reimbursed such costs and expenses, the Trustee shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of and at the expense of the Trust Fund. For purposes of this Section 7.01 and of
Section 7.03(b), the Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of Default described in clauses (i)-(viii) of subsection (a)
above unless a Responsible Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the Trustee and such notice references the Certificates, the Trust
Fund or this Agreement.

          (c) Notwithstanding Section 7.01(b) of this Agreement, if a Master
Servicer receives a notice of termination solely due to an Event of Default under Section 7.01(a)(x) or (xi) and the terminated Master Servicer provides the
Trustee with the appropriate "request for proposal" materials within the five
(5) Business Days after receipt of such notice of termination, then such Master
Servicer shall continue to serve as a Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such "request for proposal" materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service under this Agreement the Mortgage
Loans in respect of which the terminated Master Servicer is the applicable
Master Servicer from at least

                                      -284-

three (3) Persons qualified to act as successor Master Servicer hereunder in accordance with Section 6.02 and Section 7.02 for which the Trustee has received written confirmation from each Rating Agency for the Rated Certificates that the appointment of such Person would not result in an Adverse Rating Event (any such
Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are
Qualified Bidders; provided, however, that (i) at the Trustee's request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; (ii) prior to making such solicitation, the
Trustee or, upon request of the Trustee, the terminated Master Servicer, shall have consulted with (although it shall not be required to have obtained the approval of) the Controlling Class Representative with respect to the identity and quality of each of the Persons from whom the Trustee is to solicit bids; and
(iii) the Trustee shall not be responsible if less than three (3) or no
Qualified Bidders submit bids for the right to master service the subject
Mortgage Loans under this Agreement. The bid proposal shall require any
Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer with respect to the applicable
Mortgage Loans, and to agree to be bound by the terms hereof, within forty-five
(45) days after the receipt by the terminated Master Servicer of a notice of termination referred to above in this Section 7.01(c). The Trustee shall solicit bids (i) on the basis of such successor Master Servicer (x) retaining any applicable Sub-Servicers to continue the primary servicing of the applicable
Mortgage Loans pursuant to the terms of their respective Sub-Servicing
Agreements and (y) entering into a Sub-Servicing Agreement with the terminated
Master Servicer under which the terminated Master Servicer would sub-service each of the Mortgage Loans for which it was the applicable Master Servicer and which were not then subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each applicable Mortgage Loan, the excess of the related Master Servicing Fee Rate minus one basis point (each, a
"Servicing-Retained Bid") and (ii) on the basis of terminating each applicable
Sub-Servicing Agreement and each applicable Sub-Servicer (other than a
Designated Sub-Servicer and its Sub-Servicing Agreement) that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into a Sub-Servicing Agreement with the terminated Master Servicer (each, a
"Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash
Servicing-Released Bid) (the "Successful Bidder") to act as successor Master
Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a
Sub-Servicing Agreement with the terminated Master Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Master Servicer. In no event shall the bid procedures under this subsection (c) purport to offer the servicing right of any Designated
Sub-Servicer that is not then in default under its Sub-Servicing Agreement.

          Upon the assignment and acceptance of the applicable master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred by the Trustee in connection with obtaining such bid and transferring servicing). The terminated Master Servicer shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to master service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses.

          If the Successful Bidder has not entered into this Agreement as successor Master Servicer within forty-five (45) days after the applicable
Master Servicer received a notice of termination or no Successful Bidder was identified within such forty-five (45) day period, the terminated Master
Servicer shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in

                                      -285-

connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as a Master Servicer hereunder in accordance with the provisions of Section 7.02.

          SECTION 7.02 Trustee to Act; Appointment of Successor.

          On and after the time a Master Servicer or the Special Servicer resigns pursuant to Section 6.04 or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, unless a successor is appointed pursuant to
Section 6.04 or 6.09, be the successor in all respects to such Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this
Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or the Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities (except as provided in the next sentence) of a Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, without limitation, if a
Master Servicer is the resigning or terminated party, such Master Servicer's obligation to make P&I Advances, the unmade P&I Advances that gave rise to such
Event of Default; provided that any failure to perform such duties or responsibilities caused by either Master Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section
7.01 shall not be considered a default by the Trustee hereunder. Notwithstanding anything contrary in this Agreement, the Trustee shall in no event be held responsible or liable with respect to any of the representations and warranties of the resigning or terminated party (other than the Trustee) or for any losses incurred by such resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder
(subject to Section 3.11(a) with respect to the Excess Servicing Strip).
Notwithstanding the above and subject to its obligations under Section 3.22(d)
and 7.01(b), the Trustee may, if it shall be unwilling in its sole discretion to so act as either a Master Servicer or the Special Servicer, as the case may be, or shall, if it is unable to so act as either a Master Servicer or the Special
Servicer, as the case may be, or shall, if the Trustee is not approved as a
Master Servicer or the Special Servicer, as the case may be, by any of the
Rating Agencies, or if either the Controlling Class Representative or the
Holders of Certificates entitled to a majority of the Voting Rights so request in writing to the Trustee, promptly appoint, subject to the approval of each of the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse
Rating Event), or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that meets the requirements of
Section 6.02 (including, without limitation, rating agency confirmation), which institution shall, in the case of an appointment by the Trustee, be reasonably acceptable to the Controlling Class Representative; provided, however, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders or Certificate Owners of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section 6.09. Except with respect to an appointment provided below, no appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption of the successor to such party of all its responsibilities, duties and liabilities under this Agreement. Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. Notwithstanding the above, the Trustee shall, if a Master
Servicer is the resigning or terminated party and the Trustee is prohibited by law or regulation from making P&I Advances, promptly appoint any established mortgage loan servicing institution that has a net worth of not less than
$15,000,000 and is otherwise acceptable to each Rating Agency (as evidenced by written confirmation therefrom to the

                                      -286-

effect that the appointment of such institution would not cause an Adverse
Rating Event), as the successor to the departing Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer hereunder (including, without limitation, the obligation to make P&I Advances), which appointment will become effective immediately. In connection with any such appointment and assumption described herein, the
Trustee may (subject to Section 3.11(a) with respect to the Excess Servicing
Strip) make such arrangements for the compensation of such successor out of payments on the Mortgage Loans and REO Properties as it and such successor shall agree, subject to the terms of this Agreement and/or any Loan Combination
Co-Lender Agreement limiting the use of funds received in respect of a Loan
Combination to matters related to the related Loan Combination; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

          SECTION 7.03 Notification to Certificateholders.

          (a) Upon any resignation of either Master Servicer or the Special
Servicer pursuant to Section 6.04, any termination of either Master Servicer or the Special Servicer pursuant to Section 7.01, any appointment of a successor to either Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section
6.09, the Certificate Administrator shall give prompt written notice thereof to
Certificateholders at their respective addresses appearing in the Certificate
Register and each Non-Trust Loan Holder.

          (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five days after a Responsible Officer of the Trustee has notice of the occurrence of such an event, the Trustee shall notify the Depositor, the Custodian, the Certificate Administrator (who should then notify all Certificateholders), each Non-Trust Loan Holder (if affected thereby) and the Rating Agencies of such occurrence, unless such default shall have been cured.

          SECTION 7.04 Waiver of Events of Default.

          The Holders representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that an Event of
Default under clauses (i), (ii), (iii), (x) or (xi) of Section 7.01(a) may be
waived only by all of the Certificateholders of the affected Classes; and
provided, further, that an Event of Default contemplated by clause (B) or clause
(C) of Section 7.01(a)(v) may only be waived with the consent of the Depositor.
Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder.
No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived.
Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to
Voting Rights with respect to the matters described above.

          SECTION 7.05 Additional Remedies of Trustee Upon Event of Default.

          During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the

                                      -287-

right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). No remedy provided for by this
Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default. Under no circumstances shall the rights provided to the Trustee under this Section 7.05 be construed as a duty or obligation of the Trustee.

                                      -288-

                                  ARTICLE VIII

    CONCERNING THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN AND
                                THE FISCAL AGENT

          SECTION 8.01 Duties of Trustee, Certificate Administrator and
                       Custodian

          (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the
Trustee shall exercise such of the rights and powers vested in it by this
Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty. The Trustee, the Custodian and the Certificate
Administrator shall be liable only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee, the Custodian and the
Certificate Administrator hereunder.

          (b) The Trustee, the Certificate Administrator and the Custodian, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Certificate
Administrator or the Custodian, as the case may be, that are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of
Article II), shall examine them to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein or therein. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee, the Certificate Administrator or the Custodian, as the case may be, shall take such action as it deems appropriate to have the instrument corrected. None of the Trustee, the
Certificate Administrator or Custodian shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor or either Master Servicer or the Special Servicer, and accepted by the Trustee, the Certificate
Administrator or the Custodian, as the case may be, in good faith, pursuant to this Agreement.

          (c) No provision of this Agreement shall be construed to relieve the
Trustee, the Certificate Administrator or the Custodian from liability for its own negligent action, its own negligent failure to act or its own misconduct;
provided, however, that:

               (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Certificate Administrator or the Custodian, as
     the case may be, such party may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such party and conforming to the requirements of this Agreement;

               (ii) None of the Trustee, the Certificate Administrator or the
     Custodian shall be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, the
     Certificate Administrator or the Custodian, as the case

                                      -289-

     may be, unless it shall be proved that such party was negligent in ascertaining the pertinent facts if it was required to do so;

               (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, under this
     Agreement or, as holder of the 600 West Chicago Trust Mortgage Loan, under the CGCMT Series 2007-C6 Pooling and Servicing Agreement; and

               (iv) The protections, immunities and indemnities afforded to the
     Certificate Administrator hereunder shall also be available to it in its capacity as Authenticating Agent, Certificate Registrar and REMIC
     Administrator.

          SECTION 8.02 Certain Matters Affecting the Trustee, the Certificate
                       Administrator and the Custodian.

          Except as otherwise provided in Section 8.01 and Article X:

               (i) the Trustee, the Certificate Administrator and the Custodian
     may, in the absence of bad faith or negligence on the part of each such party, conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

               (ii) each of the Trustee, the Custodian and the Certificate
     Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

               (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement, and none of the
     Trustee, the Certificate Administrator or the Custodian shall be under any obligation to make any investigation of matters arising hereunder or, except as provided in Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the
     Trustee, the Certificate Administrator or the Custodian, as the case may be, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in
     Section 10.01 or 10.02, none of the Trustee, the Certificate Administrator or the Custodian shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the
     Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care

                                      -290-

     and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

               (iv) none of the Trustee, the Certificate Administrator or the
     Custodian shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this
     Agreement;

               (v) prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee, may require reasonable indemnity against such expense or liability as a condition to taking any such action;

               (vi) the Trustee may execute any of the trusts or powers
     hereunder, and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents or attorneys;
     provided, however, that the Trustee or the Certificate Administrator, as the case may be, shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder and provided, further, that, unless and until the Certificate Administrator has filed a Form 15 with respect to the Trust in accordance with Section 8.16, neither of the Trustee or the Certificate Administrator may engage any such agent or attorney-in-fact that would constitute an Additional Item 1123
     Servicer or a Sub-Servicing Function Participant, unless it first (i)
     obtains the written consent of the Depositor, which consent shall not be unreasonably withheld, and (ii) delivers to the Depositor an indemnity reasonably acceptable to the Depositor to cover any losses, liabilities, claims, damages, costs or expenses incurred by the Depositor by reason of such agent or attorney-in-fact failing to timely deliver an Annual
     Statement of Compliance, an Annual Assessment Report or an Annual
     Attestation Report, in each case as contemplated by Section 3.13 and/or
     Section 3.14, as applicable;

               (vii) none of the Trustee, the Certificate Administrator or the
     Custodian shall be responsible for any act or omission of either Master
     Servicer, the Special Servicer (unless the Trustee is acting as a Master
     Servicer or as the Special Servicer), the Trustee (in the case of the
     Certificate Administrator and the Custodian), the Certificate Administrator
     (in the case of the Trustee and the Custodian) and the Custodian (in the
     case of the Trustee and the Certificate Administrator) or the Depositor or
     any party to the CGCMT Series 2007-C6 Pooling and Servicing Agreement; and

               (viii) neither the Trustee, the Certificate Administrator nor the
     Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to

                                      -291-

     require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration of record ownership of Certificates in the Certificate
     Register and to examine the same to determine substantial compliance with the express requirements of this Agreement. The Trustee, the Certificate
     Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration of record ownership in the Certificate Register.

          Whenever in the administration of the provisions of this Agreement the
Trustee, the Certificate Administrator or the Custodian, as the case may be, shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter
(unless other evidence in respect thereof be herein specifically prescribed)
may, in the absence of negligence or bad faith on the part of the Trustee, the
Certificate Administrator or the Custodian, as the case may be, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the
Trustee, the Certificate Administrator or the Custodian, as applicable, and such certificate, in the absence of negligence or bad faith on the part of the
Trustee, the Certificate Administrator or the Custodian, as the case may be, shall be full warrant to the Trustee, the Certificate Administrator or the
Custodian, as applicable, for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

          SECTION 8.03 Trustee, Certificate Administrator, Custodian and Fiscal
                       Agent Not Liable for Validity or Sufficiency of
                       Certificates or Mortgage Loans.

          The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee, the Certificate Administrator or the
Custodian in Article II and Section 8.15, the statements attributed to any
Fiscal Agent in Section 8.19 and the signature of the Certificate Registrar and the Authenticating Agent set forth on each outstanding Certificate, shall be taken as the statements of the Depositor, either Master Servicer or the Special
Servicer, as the case may be, and none of the Trustee, the Certificate
Administrator, the Custodian or any Fiscal Agent assumes any responsibility for their correctness. Except as set forth in Section 8.15, the Trustee, the
Certificate Administrator and the Custodian make no representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature of the Certificate Administrator set forth thereon) or of any
Mortgage Loan or related document or of MERS or the MERS(R) System. None of the
Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent shall be accountable for the use or application by the Depositor of any of the
Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Trust Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Collection Accounts or any other account by or on behalf of the Depositor, either Master Servicer or the Special Servicer. None of the Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent
shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the
Depositor, either Master Servicer or the Special Servicer, and accepted by the
Trustee, the Certificate Administrator or the Custodian, as the case may be, in good faith, pursuant to this Agreement.

                                      -292-

          SECTION 8.04 Trustee, Certificate Administrator, Custodian and Fiscal
                       Agent May Own Certificates.

          The Trustee, the Certificate Administrator, the Custodian. any Fiscal
Agent or any agent of the Trustee, the Certificate Administrator, the Custodian
or any Fiscal Agent, in its individual or any other capacity, may become the owner or pledgee of Certificates with the same rights (except as otherwise provided in the definition of "Certificateholder") it would have if it were not the Trustee or such agent.

          SECTION 8.05 Fees and Expenses of Trustee, Certificate Administrator
                       and Custodian; Indemnification of and by the Trustee,
                       Certificate Administrator and Custodian.

          (a) On each Distribution Date, the Certificate Administrator shall withdraw from the general funds on deposit in the Distribution Account as provided in Section 3.05(b), prior to any distributions to be made therefrom on such date, and pay to the Trustee, the Certificate Administrator and the
Custodian all earned but unpaid Trust Administration Fees for such Distribution
Date and, to the extent not previously paid, for all prior Distribution Dates, as compensation for all services rendered by the Trustee, the Certificate
Administrator and the Custodian in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the
Trustee, the Certificate Administrator and the Custodian hereunder. Except as contemplated by Section 3.06, the Trust Administration Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's, the Certificate Administrator's and the Custodian's sole compensation for such services to be rendered by it.

          (b) The Trustee, the Certificate Administrator and the Custodian
(whether in their individual capacities or their capacities as Trustee,
Certificate Administrator or Custodian, as the case may be) and any director, officer, employee, affiliate, agent or "control" person within the meaning of the Securities Act of 1933, as amended, of the Trustee, the Certificate
Administrator and the Custodian shall be entitled to be indemnified for and held harmless by the Trust Fund out of the Collection Accounts (and, to the extent that any Serviced Loan Combination and/or any related REO Property is affected, by the Trust Fund and/or the related Non-Trust Loan Holder(s) out of the related
Loan Combination Custodial Account) against any loss, liability or reasonable
"out-of-pocket" expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with this
Agreement, the Mortgage Loans or the Certificates or any act of either Master
Servicer or the Special Servicer taken on behalf of the Trustee, the Certificate
Administrator or the Custodian as provided for herein, provided that such expense constitutes an "unanticipated expense" within the meaning of Treasury
Regulations Section 1.860G-1(b)(3)(ii); and provided, further, that none of the
Trustee, the Certificate Administrator, the Custodian or any of the other above specified Persons shall be entitled to indemnification pursuant to this Section
8.05(b) for (1) any liability specifically required to be borne thereby pursuant to the terms hereof, (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the
Trustee's, the Certificate Administrator's or the Custodian's, as the case may be, obligations and duties hereunder, or by reason of its negligent disregard of such obligations and duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee, the Certificate
Administrator or the Custodian made herein, or (3) any loss, liability or expense that constitutes an Advance (the reimbursement of which is separately addressed

                                      -293-

herein) or allocable overhead. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

          SECTION 8.06 Eligibility Requirements for Trustee, Certificate
                       Administrator and Custodian.

          The Trustee, the Certificate Administrator and the Custodian hereunder shall at all times be an association, a bank, a trust company or a corporation organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least
$100,000,000 (or in the case of the Custodian, at least $10,000,000) and subject to supervision or examination by a federal or state banking authority. If such association, bank, trust company or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such association, bank, trust company or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Each of the Trustee and the
Certificate Administrator shall also be an entity with a long term unsecured debt rating of at least "A" and a short term unsecured debt rating of at least
"F-1" from Fitch and a long term unsecured debt rating of at least "AA" from S&P or an entity that has a fiscal agent with such ratings, or such other rating that shall not result in an Adverse Rating Event as confirmed in writing.

          In case at any time the Trustee, the Certificate Administrator or the
Custodian shall cease to be eligible in accordance with the provisions of this
Section, the Trustee, the Certificate Administrator or the Custodian, as
applicable, shall resign immediately in the manner and with the effect specified in Section 8.07; provided that if any of the Trustee, the Certificate
Administrator or the Custodian shall cease to be so eligible because its combined capital and surplus is no longer at least $100,000,000 (or, in the case of the Custodian, of at least $10,000,000) or, in the case of the Trustee or the
Certificate Administrator, its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding paragraph, and if the
Trustee, the Certificate Administrator or the Custodian, as applicable, proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to) each of them, and if in light of such agreement the Trustee's, the Certificate Administrator's or the Custodian's continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) result in an
Adverse Rating Event, then upon the execution and delivery of such agreement the
Trustee, the Certificate Administrator or the Custodian, as applicable, shall not be required to resign, and may continue in such capacity, for so long as no
Adverse Rating Event occurs as a result of the Trustee's, the Certificate
Administrator's or the Custodian's continuing in such capacity. The bank, trust company, corporation or association serving as Trustee, Certificate
Administrator or Custodian may have normal banking and trust relationships with the Depositor, the Master Servicers, the Special Servicer and their respective
Affiliates but, except to the extent permitted or required by Section 7.02, the
Trustee shall not be an "Affiliate" (as such term is defined in Section III of
PTE 2000-58) of either Master Servicer, the Special Servicer, any sub-servicer, the Depositor, or any obligor with respect to Trust Mortgage Loans constituting more than 5.0% of the aggregate authorized principal balance of the Trust
Mortgage Loans as of the date of the initial issuances of the Certificates or any "Affiliate" (as such term is defined in Section III of PTE 2000-58) of any such person.

                                      -294-

          SECTION 8.07 Resignation and Removal of Trustee, Certificate
                       Administrator and Custodian.

          (a) The Trustee, the Certificate Administrator and the Custodian may
at any time resign, and in the case of the Trustee, be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the
Master Servicers, the Special Servicer, to all Certificateholders at their respective addresses set forth in the Certificate Register. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee, certificate administrator or custodian, as the case may be, meeting the requirements in Section 8.06 and acceptable to the Rating Agencies by written instrument, in duplicate, which instrument shall be delivered to the resigning
Trustee, Certificate Administrator or Custodian, as the case may be and to the successor trustee, certificate administrator or custodian, as the case may be. A copy of such instrument shall be delivered to the Master Servicers, the Special
Servicer and the Certificateholders. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

          (b) If at any time the Trustee, the Certificate Administrator or the
Custodian, as the case may be, shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or either Master Servicer, or if at any time the
Trustee, the Certificate Administrator or the Custodian, as the case may be, shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee, the Certificate Administrator or the Custodian, as
the case may be, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Certificate Administrator or the Custodian or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or the Certificate Administrator
shall fail (other than, in the case of the Certificate Administrator, by reason of the failure of either Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's or Certificate Administrator's reasonable control), to timely deliver any report to be delivered by the Certificate Administrator pursuant to
Section 4.02 and such failure shall continue unremedied for a period of five days, or if the Certificate Administrator shall fail (other than by reason of the failure of either Master Servicer, the Special Servicer or the Depositor to
timely perform its obligations hereunder or as a result of other circumstances beyond the Certificate Administrator's reasonable control) to timely perform any of its obligations set forth in Section 3.13, Section 3.14 or Section 8.16(a)
and such failure adversely affects the Depositor's ability to use or file a registration statement on Form S-3 for purposes of publicly offering commercial mortgage-backed securities, or if the Certificate Administrator fails to make distributions required pursuant to Section 3.05(b), 4.01 or 9.01, then the
Depositor may remove the Trustee, the Certificate Administrator or the
Custodian, as the case may be, and the Trustee may remove the Certificate
Administrator or the Custodian, as the case may be, and appoint a successor trustee, certificate administrator or custodian, if necessary, acceptable to the
Master Servicers and the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event) by written instrument, in duplicate, which instrument shall be delivered to the Trustee, the Certificate Administrator or the
Custodian so removed and to the successor trustee, certificate administrator or custodian, as applicable. A copy of such instrument shall be delivered to the
Master Servicers, the Special Servicer and the Certificateholders by the
Depositor.

                                     -295-

          (c) The Holders of Certificates entitled to at least 51% of the Voting
Rights may at any time remove the Trustee, the Certificate Administrator or the
Custodian and appoint a successor trustee, certificate administrator or custodian, as the case may be, if necessary, by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee, Certificate Administrator or Custodian, as the case may be, so removed and one complete set to the successor trustee, certificate administrator or custodian so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the successor trustee so appointed.

          (d) In the event that the Trustee, the Certificate Administrator or the Custodian is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including, in the case of the Trustee, without limitation, P&I Advances and accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal and no termination without cause shall be effective until the payment of such amounts to the Trustee, the Certificate Administrator or the
Custodian, as the case may be).

          (e) Any resignation or removal of the Trustee, the Certificate
Administrator or the Custodian and appointment of a successor trustee, certificate administrator or custodian, pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee, certificate administrator or custodian, as provided in
Section 8.08.

          SECTION 8.08 Successor Trustee, Certificate Administrator and
                       Custodian.

          (a) Any successor trustee, certificate administrator or custodian appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, the Special Servicer and its predecessor trustee, certificate administrator or custodian, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee, certificate administrator or custodian, as the case may be, shall become effective and such successor trustee, certificate administrator or custodian, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or custodian herein. The predecessor custodian shall deliver to the successor custodian all Mortgage
Files and related documents and statements held by it hereunder and the
Depositor, the Master Servicers, the Special Servicer and the predecessor trustee, certificate administrator and custodian shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in their successors as trustee, certificate administrator or custodian, as the case may be, all such rights, powers, duties and obligations, and to enable the successor trustee, certificate administrator or custodian, as the case may be, to perform its obligations hereunder. Any and all costs and expenses associated with transferring the duties of a Trustee,
Certificate Administrator or Custodian that has resigned or been removed or terminated, as contemplated by Section 8.07, to a successor trustee, certificate administrator or custodian, as the case may be, including those associated with transfer of the Mortgage Files and other documents and statements held by the predecessor custodian to the successor custodian, as contemplated by Section
8.08(a), shall be paid by: (i) the predecessor trustee, certificate administrator or custodian, as the case may be, if such predecessor

                                     -296-

trustee, certificate administrator or custodian, as the case may be, has resigned in accordance with Section 8.07(a), has been removed in accordance with
Section 8.07(b) or has been removed with cause in accordance with Section
8.07(c); (ii) the Certificateholders that effected the removal, if the predecessor trustee, certificate administrator or custodian, as the case may be, has been removed without cause in accordance with Section 8.07(c); and (iii) the
Trust, if such costs and expenses are not paid by the predecessor trustee, certificate administrator or custodian, as the case may be, or the subject
Certificateholders, as contemplated by the immediately preceding clauses (i) and
(ii), within 90 days after they are incurred (provided that such predecessor trustee, certificate administrator or custodian, as the case may be, or such subject Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

          (b) No successor trustee, certificate administrator or custodian, as the case may be, shall accept appointment as provided in this Section 8.08, unless at the time of such acceptance such successor trustee, certificate administrator or custodian, as the case may be, shall be eligible under the provisions of Section 8.06 and the Rating Agencies have provided confirmation pursuant to such Section.

          (c) Upon acceptance of appointment by a successor trustee, certificate administrator or custodian, as the case may be, as provided in this Section
8.08, such successor trustee, certificate administrator or custodian, as the case may be, shall mail notice of the succession of such trustee, certificate administrator or custodian, as the case may be, hereunder to the Depositor, the
Certificateholders and each Non-Trust Loan Holder.

          SECTION 8.09 Merger or Consolidation of Trustee, Certificate
                       Administrator or Custodian.

          Any entity into which the Trustee, Certificate Administrator or
Custodian may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the
Trustee, Certificate Administrator or Custodian shall be a party, or any entity succeeding to the corporate trust business of the Trustee, Certificate
Administrator or Custodian shall be the successor of the Trustee, Certificate
Administrator or Custodian hereunder, provided such entity shall be eligible under the provisions of Section 8.06 and, in the case of a successor trustee or certificate administrator, the Rating Agencies have provided confirmation pursuant to such Section, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 8.10 Appointment of Co-Trustee or Separate Trustee.

          (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the
Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of
Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

                                     -297-

          (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or the Special Servicer hereunder), the
Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction)
shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

          (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

          (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

          (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

          SECTION 8.11 [RESERVED]

          SECTION 8.12 Appointment of Authenticating Agents.

          (a) The Certificate Administrator may, at the Certificate
Administrator's expense, appoint one or more Authenticating Agents, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such
Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, in accordance with the obligations and responsibilities herein. Each
Authenticating Agent must be organized and doing business under the laws of the
United States of America or of any State, authorized under such laws to do a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each
Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the
Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the Authenticating Agent. If Wells Fargo is removed as Certificate Administrator, then it shall be terminated as
Authenticating Agent. If the Authenticating Agent (other than Wells Fargo)
resigns or is terminated, the Certificate Administrator shall appoint a

                                     -298-

successor Authenticating Agent which may be the Certificate Administrator or an
Affiliate thereof. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof.
Notwithstanding anything herein to the contrary, if the Certificate
Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate
Administrator.

          (b) Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any
Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the
Certificate Administrator or the Authenticating Agent.

          (c) Any Authenticating Agent may at any time resign by giving at least
30 days' advance written notice of resignation to the Certificate Administrator, the Certificate Registrar, each Master Servicer, the Special Servicer and the
Depositor. The Certificate Administrator may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such
Authenticating Agent, each Master Servicer, the Certificate Registrar and the
Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Certificate
Administrator may appoint a successor Authenticating Agent, in which case the
Certificate Administrator shall give written notice of such appointment to each
Master Servicer, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent. No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

          SECTION 8.13 Access to Certain Information.

          The Trustee and the Custodian shall afford to each Master Servicer, the Special Servicer, each Rating Agency and the Depositor, to any
Certificateholder or Certificate Owner and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any
Certificateholder, access to any documentation regarding the Mortgage Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee or the Custodian, as applicable, designated by it. Upon request and with the consent of the Depositor and at the cost of the requesting Party, the Trustee or the Custodian, as applicable, shall provide copies of such documentation to the Depositor, any Certificateholder and to the OTS, the FDIC
and any other bank or insurance regulatory authority that may exercise authority over any Certificateholder.

                                     -299-

          SECTION 8.14 Appointment of REMIC Administrators.

          (a) The Certificate Administrator may appoint, at the Certificate
Administrator's expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Sections 3.17, 10.01 and 10.02 herein. The Certificate
Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which such REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the
Certificate Administrator from any of its obligations hereunder, and the
Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC
Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo is removed as
Certificate Administrator, then it shall be terminated as REMIC Administrator.

          (b) Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC
Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the
Certificate Administrator or the REMIC Administrator.

          (c) Any REMIC Administrator may at any time resign by giving at least
30 days' advance written notice of resignation to the Certificate Administrator, the Certificate Registrar, each Master Servicer, the Special Servicer and the
Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC
Administrator, each Master Servicer, the Certificate Registrar and the
Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 8.14, the Certificate
Administrator may appoint a successor REMIC Administrator, in which case the
Certificate Administrator shall give written notice of such appointment to each
Master Servicer and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor REMIC
Administrator shall be appointed unless eligible under the provisions of this
Section 8.14. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

                                     -300-

          SECTION 8.15 Representations, Warranties and Covenants of the Trustee,
                       the Certificate Administrator and the Custodian.

          Each of the Trustee, the Certificate Administrator and the Custodian
(each such party, with respect to the representations made as to itself, the
"Representing Party") hereby represents and warrants to each Master Servicer, the Special Servicer and the Depositor and for the benefit of the
Certificateholders, as of the Closing Date, that:

          (a) The Representing Party is a national banking association duly organized, validly existing and in good standing under the laws of the United
States.

          (b) The execution and delivery of this Agreement by the Representing
Party, and the performance and compliance with the terms of this Agreement by the Representing Party, will not violate the Representing Party's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

          (c) Except to the extent that the laws of certain jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

          (d) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Representing Party, enforceable against the Representing Party in accordance with the terms hereof (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

          (e) The Representing Party is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Representing Party's good faith reasonable judgment, is likely to affect materially and adversely the ability of the Representing Party to perform its obligations under this Agreement.

          (f) No litigation is pending or, to the best of the Representing
Party's knowledge, threatened against the Representing Party that, if determined adversely to the Representing Party, would prohibit the Representing Party from entering into this Agreement or, in the Representing Party's good faith reasonable judgment, is likely to materially and adversely affect the ability of the Representing Party to perform its obligations under this Agreement.

          (g) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Representing Party of or compliance by the Representing Party with this
Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

                                     -301-

          (h) With respect to any Trust Mortgage Loan that is part of a Loan
Combination, the Trustee is qualified to hold that Trust Mortgage Loan under the related Loan Combination Co-Lender Agreement.

          SECTION 8.16 Reports to the Commission.

          (a) With respect to any Exchange Act Reporting Year, the Certificate
Administrator shall:

               (i) as soon as reasonably practicable (and, in any event, within
     15 days or such other period as may be provided under the Exchange Act and the rules and regulations promulgated thereunder) after each Distribution
     Date during such Exchange Act Reporting Year, in accordance with the
     Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 10-D
     Distribution Report with or including, as the case may be, a copy of the applicable Distribution Date Statement, any applicable Certificate
     Administrator Reportable Events (and related information) to be reported for the period covered by the subject Form 10-D Distribution Report and, to the extent that a Responsible Party of the Certificate Administrator has
     been provided written notice thereof, any other Form 10-D Required
     Information to be reported for the period covered by the subject Form 10-D
     Distribution Report;

               (ii) during such Exchange Act Reporting Year, at the direction of the Depositor, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 8-K Current Report regarding and disclosing any Form 8-K Required Information (except in the case where it relates to a Certificate Administrator Reportable Event, to the extent a
     Responsible Officer of the Certificate Administrator has been provided with written notice of such information), within the time periods specified under Form 8-K, the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the
     Commission; provided that the Depositor shall cooperate with the
     Certificate Administrator to determine the applicable required time period;
     and provided, further, that, if the Depositor directs the Certificate
     Administrator to file a Form 8-K Current Report in accordance with this clause (ii), the Depositor shall cooperate with the Certificate
     Administrator in preparing such Form 8-K Current Report and the Certificate
     Administrator will report the subject information in accordance with the
     Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission;

               (iii) within 90 days following the end of such Exchange Act
     Reporting Year, prepare, arrange for execution by the Depositor and properly and timely file with the Commission, with respect to the Trust, a
     Form 10-K Annual Report, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits each Annual Statement of Compliance, Annual
     Assessment Report and Annual Attestation Report delivered pursuant to or as contemplated by Section 3.13 and/or Section 3.14, with respect to either
     Master Servicer, the Special Servicer or other applicable

                                     -302-

     Person for such Exchange Act Reporting Year, and which shall further include a certification in the form attached hereto as Exhibit O (a
     "Sarbanes-Oxley Certification") (or in such other form as required by the
     Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the
     Commission's staff)) and shall include any other Form 10-K Required
     Information to be reported for such Exchange Act Reporting Year (except in the case where it relates to a Certificate Administrator Reportable Event, to the extent a Responsible Officer of the Certificate Administrator has
     been provided written notice thereof); and

               (iv) at the reasonable request of, and in accordance with the reasonable directions of, the Depositor, prepare for filing, arrange for execution by the senior officer in charge of securitization for the
     Depositor and promptly file with the Commission an amendment to any Form
     8-K Current Report, Form 10-D Distribution Report or Form 10-K Annual
     Report previously filed with the Commission with respect to the Trust during or relating to, as applicable, such Exchange Act Reporting Year;

provided that (x) the Certificate Administrator shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from either
Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft
Word" or another format reasonably acceptable to the Certificate Administrator)
and shall not have any responsibility to convert any such items to such format
(other than those items generated by it or readily convertible to such format), and (y) the Depositor shall be responsible for preparing, executing and filing
(via the EDGAR system) a Current Report on Form 8-K reporting the establishment of the Trust and a Current Report on Form 8-K whereby this Agreement will be filed as an exhibit (the Current Reports on Form 8-K contemplated by this subclause (y) being herein referred to as the "Initial Form 8-K Current
Report"); and provided, further, that if all or any required portion of a Form
10-K Annual Report or a Form 10-D Distribution Report cannot be timely filed by the Certificate Administrator (other than for a reason contemplated by Rule
12b-25(g) of the Exchange Act), then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor, (ii) the Certificate Administrator shall (to the extent appropriate, and at the direction of the Depositor) file a Form 12b-25 (17
C.F.R. 249.322) in connection therewith consistent with Rule 12b-25 of the
Exchange Act, each party hereto shall reasonably cooperate with the Certificate
Administrator and the Depositor to complete the subject Exchange Act Report and such Exchange Act Report (or the applicable portions thereof) shall be filed with the Commission as soon as reasonably practicable and, if the Depositor is relying upon Rule 12b-25 of the Exchange Act, within the time frames contemplated thereby; and provided, further, that if all or any required portion of any Exchange Act Report cannot be timely filed by the Certificate
Administrator for the sole reason that the Certificate Administrator is unable to file the report in electronic format, then (i) the Certificate Administrator
(upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor and, as determined by the Depositor, the
Depositor and the Certificate Administrator shall comply with either Rule 201 or
202 of Regulation S-T or apply for an adjustment of filing date pursuant to Rule
13b of Regulation S-T. Each of the other parties to this Agreement shall deliver to the Certificate Administrator in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system
(such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from either Master Servicer or the Special Servicer pursuant to
Section 3.12), "Microsoft Word" or another format reasonably acceptable to the
Certificate

                                     -303-

Administrator) any and all items contemplated to be filed with the Commission pursuant to this Section 8.16.

          All Form 8-K Current Reports, Form 10-D Distribution Reports and Form
10-K Annual Reports, as well as any amendments to those reports, that are to be filed with respect to the Trust pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and this Section 8.16(a), are (together with the exhibits thereto) herein referred to as the "Exchange Act Reports". The
Exchange Act Reports, exclusive of the Initial Current Reports on Form 8-K, are herein referred to as the "Subsequent Exchange Act Reports". All Subsequent
Exchange Act Reports prepared by the Certificate Administrator pursuant to this
Section 8.16(a) shall be executed by the Depositor promptly upon delivery thereto and subject to the Subsequent Exchange Act Report being in form and substance reasonably acceptable thereto. The Senior Officer in charge of securitization for the Depositor shall sign the Sarbanes-Oxley Certification included in each Form 10-K Report with respect to the Trust.

          The Depositor hereby represents to the Certificate Administrator that
(1) the Depositor has filed all reports required to be filed by Section 13 or
15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and (2) it has been subject to such filing requirement for the past 90 days.

          The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the Form 10-K to be filed cannot be checked
"yes" with respect to the matters represented in clauses (1) and (2) of the paragraph above; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period
(not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The
Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K. The Depositor shall notify the
Certificate Administrator in writing, at any time prior to the Business Day on which the Trust is required to file a Form 10-D if the Form 10-D to be filed cannot be checked "yes" with respect to the matters represented in clauses (1)
and (2) of the paragraph above; provided, however, that if the failure of the
Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange
Act reports prepared or required to be prepared and filed by the Certificate
Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the
Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

          The Certificate Administrator shall have no liability to
Certificateholders or the Trust or the Depositor or the Underwriters with respect to any failure to properly prepare or file with the Commission any of the reports under the Exchange Act contemplated by this Section 8.16(a) to the extent that such failure did not result from any negligence, bad faith or willful misconduct on the part of

                                     -304-

the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this
Section 8.16 related to the timely preparation, arrangement for execution and filing of Subsequent Exchange Act Reports is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under Sections 3.13, 3.14 and 8.16. The Certificate Administrator has no duty under this Section 8.16 or otherwise under this Agreement to enforce the performance by the parties of their duties under this Section 8.16.

          The Certificate Administrator shall make available to all
Certificateholders and Certificate Owners on its internet website each
Subsequent Exchange Act Report that is prepared and filed by it with the
Commission with respect to the Trust. The Certificate Administrator shall post each such report on its internet website as soon as reasonably practicable after the filing thereof with the Commission. In addition, the Certificate
Administrator shall, free of charge, upon request, deliver to any
Certificateholder, Certificate Owner or party identified as a prospective
Certificateholder or Certificate Owner copies of all Subsequent Exchange Act
Reports that are filed with the Commission with respect to the Trust. Any request contemplated by the prior sentence shall be made to Wells Fargo Bank,
National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045,
Attention: Corporate Trust Services (CMBS) Merrill Lynch Mortgage Trust 2007-C1
or to such other Person, address and/or phone number as the Certificate
Administrator may specify by notice to Certificateholders.

          (b) All Form 10-K Annual Reports with respect to the Trust shall include a Sarbanes-Oxley Certification, in so far as it is required to be part of any particular Form 10-K Annual Report. The Senior Officer in charge of securitization for the Depositor shall sign the Sarbanes-Oxley Certification.
Each Master Servicer, the Special Servicer and the Trustee (each, a "Performing
Party") shall provide a certification (each, a "Performance Certification") to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person"),
to the Depositor in the form set forth on Exhibit P-1 hereto (with respect to each Master Servicer), Exhibit P-2 hereto (with respect to the Trustee), or
Exhibit P-3 hereto (with respect to the Special Servicer's certification to the
Certifying Person of the Depositor), as applicable, on which the Certifying
Person and the Depositor may rely. Each partner, representative, Affiliate, member, manager, shareholder, director, officer, employee and agent of the
Depositor (such persons, together with the Depositor, collectively,
"Certification Parties") may rely on a Performance Certification to the same extent as the Depositor. Following notice that any Non-Trust Loan that is also a
Serviced Mortgage Loan has been included in a Non-Trust Loan Securitization
Trust that is subject to the reporting requirements of the Exchange Act, the applicable Master Servicer, the Special Servicer and the Trustee shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such
Non-Trust Loan Securitization Trust with a Performance Certification, upon which such Person, the depositor for such trust and such depositor's partners, representatives, Affiliates, members, managers, shareholders, directors, officers, employees and agents may rely. Notwithstanding the foregoing, nothing in this paragraph shall require any Performing Party to (i) certify or verify the accurateness or completeness of any information provided to such Performing
Party by third parties, (ii) to certify information other than to such
Performing Party's knowledge and in accordance with such Performing Party's responsibilities hereunder or under any other applicable servicing agreement or
(iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Performing Party have been completed except as they have been left blank on their face. In addition, with respect to any report regarding one or more Specially Serviced Mortgage Loans, the Special Servicer shall not be required to include in any such report prepared by it specific detailed information related to the status or nature of any workout negotiations with the related Mortgagor with respect to such Mortgage Loan or any facts material to the

                                     -305-

position of the Trust (or, in the case of a Serviced Loan Combination, the position of the Trust and the related Non-Trust Loan Holder(s)) in any such negotiations if (A) the Special Servicer determines, in its reasonable judgment in accordance with the Servicing Standard, that stating such information in such report would materially impair the interests of the Trust (or, in the case of a
Serviced Loan Combination, the interest of the Trust and the related Non-Trust
Loan Holder(s)) in such negotiations, and (B) the Special Servicer included in such report a general description regarding the status of the subject Mortgage
Loan and an indication that workout negotiations were ongoing. In the event any
Performing Party is terminated or resigns pursuant to the terms of this
Agreement, such Performing Party shall provide a Performance Certification to the Depositor and the Certifying Person pursuant to this Section 8.16 with respect to the period of time such Performing Party was subject to this
Agreement.

          (c) At all times during each Exchange Act Reporting Year, each of the
Trustee, the Master Servicers and the Special Servicer shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee to)
monitor for, and (in accordance with the timeframes set forth in this Section
8.16(c)) notify (including with such notice the Exchange Act Reportable Event
Notification attached hereto as Exhibit J) the Depositor and the Certificate
Administrator in writing of, the occurrence or existence of any and all events, conditions, circumstances and/or matters that constitute related Exchange Act
Reportable Events with respect to such Person as set forth in or pursuant to the definition of such term herein. Each of the Trustee, Master Servicers and
Special Servicer shall provide such notice of any Exchange Act Reportable Event to the Certificate Administrator and the Depositor (i) no later than 5 calendar days after the Distribution Date with respect to any Exchange Act Reportable
Event to be disclosed on Form 10-D, (ii) no later than March 15th in any year in which the Certificate Administrator will file a Form 10-K for the Trust with respect to any Exchange Act Reportable Event to be disclosed on Form 10-K, and
(iii) no later than Noon (New York City time) on the 2nd Business Day after the occurrence of any Exchange Act Reportable Event to be disclosed on Form 8-K.
Notwithstanding the foregoing, in connection with any Mortgage Loans that are the subject of a Sub-Servicing Agreement in effect as of the Closing Date between the applicable Master Servicer and a Designated Sub-Servicer, the sole obligation of such Master Servicer to provide monitoring, notice, information or reports as otherwise set forth above shall be to use reasonable efforts to cause the related Designated Sub-Servicer to comply with such similar reporting and delivery obligations as such Designated Sub-Servicer may have under such
Sub-Servicing Agreement. In addition, for purposes of the duties set forth above, each of the Trustee, the Certificate Administrator, either Master
Servicer and the Special Servicer (and any Additional Servicer or Servicing
Function Participant) shall be entitled to assume the accuracy and completeness of the Prospectus Supplement as of the Closing Date as to all matters other than the information for which the Trustee, the Certificate Administrator, such
Master Servicer or the Special Servicer, respectively, is responsible under the
Trustee Indemnification Agreement, the Certificate Administrator Indemnification
Agreement, the related Master Servicer Indemnification Agreement or the Special
Servicer Indemnification Agreement, as the case may be. Upon becoming aware of any Form 8-K Required Information, the Certificate Administrator shall promptly notify the Depositor that the filing of a Form 8-K Current Report may be required with respect to any of the events, conditions, circumstances and/or matters that are the subject of that information and, further, shall consult with the Depositor regarding whether to prepare and file a Form 8-K Current
Report under Section 8.16(a)(ii) above with respect to such events, conditions, circumstances and/or matters and, if prepared, the form and content of such filing (and the Certificate Administrator shall be entitled to rely on the direction of the Depositor with regard to whether to make, and the form and content of, such filing). For purposes of this paragraph, none of the Trustee, either Master Servicer or the Special Servicer shall be considered to be aware of any related Exchange Act Reportable Event, and the Trustee shall not be considered to be

                                     -306-

aware of any Form 8-K Required Information, Form 10-D Required Information or
Form 10-K Required Information, unless a Responsible Officer (in the case of the
Trustee) or a Servicing Officer (in the case of either Master Servicer or the
Special Servicer) thereof has actual knowledge.

          Upon reasonable request of the Depositor or the Trustee, each other party hereto (including the Trustee, if the Depositor is the requesting party, and the Depositor, if the Trustee is the requesting party) shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee, to)
promptly provide to the requesting party any information in its possession as is necessary or appropriate for the Depositor or the Certificate Administrator, as
applicable, to prepare fully and properly any Exchange Act Report with respect to the Trust in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

          If, during any Exchange Act Reporting Year, a new Master Servicer,
Special Servicer or Trustee is appointed, then such new Master Servicer, Special
Servicer or Trustee, as the case may be, shall in connection with its acceptance of such appointment provide the Depositor and, in the case of a new Master
Servicer or Special Servicer, the Trustee with such information regarding itself, its business and operations and its experience and practices regarding the duties it is to perform under this Agreement, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K. If, during any Exchange Act
Reporting Year, either Master Servicer, the Special Servicer or the Trustee appoints a Servicing Representative (excluding any Designated Sub-Servicer) that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB in respect of the Subject Securitization Transaction, then such Master Servicer, the Special Servicer or the Trustee, as the case may be, shall cause such
Servicing Representative, in connection with its acceptance of such appointment, to provide the Depositor and the Certificate Administrator with such information regarding itself, its business and operations and its servicing experience and practices, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K.

          Each of the Trustee, the Master Servicers and the Special Servicer
acknowledges and agrees that the information to be provided by it (or by any
Servicing Representative acting on its behalf hereunder or, solely in the case of the Trustee, any Trustee Appointee) pursuant to or as contemplated by this
Section 8.16(c) is intended to be used in connection with the preparation of
Exchange Act Reports with respect to the Trust.

          It is hereby acknowledged that the Mortgagors under the Trust Mortgage
Loans identified under the definition of "Significant Obligor" in Section 1.01
(Empirian Multifamily Portfolio Pool 1 and Empirian Multifamily Portfolio Pool
3) are "significant obligors" (within the meaning of Item 1101(k) of Regulation
AB) that together represent (by aggregate Cut-off Date Balance) more than 10%, but less than 20%, of the aggregate Cut-off Date Balance of all the Trust
Mortgage Loans, and that Item 6 of Form 10-D and General Instruction J of Form
10-K provide for the inclusion of updated net operating income of each such
Mortgagor, as required by Item 1112(b) of Regulation AB, on each Form 10-D to be filed by the Trust with respect to the Distribution Date following the date on which each financial statement of such Significant Obligors is required to be delivered to the lender under the related Mortgage Loan documents), or on each
Form 10-K filed by the Trust, as applicable. Upon receipt of the updated net operating income information, Master Servicer No. 1 shall update the following columns of the CMSA Loan Periodic Update File for the applicable Distribution
Date: BB, BP, BT and BU (corresponding fields 54, 68, 72 and 73).

                                     -307-

          In the event that Master Servicer No. 1 does not receive the financial information required to be delivered under the related Mortgage Loan documents with respect to the Significant Obligors within 10 Business Days after the date such financial information is required to be delivered under the related
Mortgage Loan documents, Master Servicer No. 1 shall notify the Depositor that it has not received them. Master Servicer No. 1 shall use efforts consistent with the Servicing Standard to continue to attempt to obtain such financial information. Master Servicer No. 1 shall retain written evidence of each instance in which it attempts to obtain the required financial information and is unsuccessful and, within five Business Days prior to the date in which a Form
10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward an Officer's Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor. This Officer's
Certificate should be addressed to the Certificate Administrator as follows:
Wells Fargo Bank, N.A., 9062 Old Annapolis Road, Columbia, Maryland 21045,
Attention: SEC Reporting Group, or e-mailed to
cts.sec.notification@wellsfargo.com.

          If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or General
Instruction J of Form 10-K (insofar as it relates to Item 1112(b) of Form 8-k), as the case may be (by the day that the related Mortgagor is required to provide such information under the related loan agreement) it shall include the following statement with respect to Item 6 on the related Form 10-D or General
Instruction J of Form 10-K (insofar as it relates to Item 1112(b)) on the related Form 10-K: "The information required for this [Item 6][General
Instruction J (Item 1112(b))] rests with a person or entity which is not affiliated with the registrant. Requests have been made on behalf of the registrant to obtain the information required for this [Item 6][General
Instruction J (Item 1112(b))], and the parties making such request have been unable to obtain such information to include on this [Form 10-D][Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended."

          Upon notice that any Non-Trust Loan that is also a Serviced Mortgage
Loan has been included in a Non-Trust Loan Securitization Trust, then the Form
8-K Required Information, Form 10-D Required Information and Form 10-K Required
Information required to be reported to the Depositor under this Section 8.16(c)
shall simultaneously be reported to the depositor and trustee in respect of such
Non-Trust Loan Securitization Trust to the extent required for such depositor and/or trustee to satisfy any Exchange Act reporting requirements in respect of such Non-Trust Loan Securitization Trust. Furthermore, if any Non-Trust Loan
Securitization Trust containing a Non-Trust Loan that is also a Serviced
Mortgage Loan is subject to Exchange Act reporting requirements for any fiscal year of such trust that does not constitute an Exchange Act Reporting Year in respect of the Trust, and if the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator are so notified thereof, then each of the Master Servicers, the Special Servicer, the Trustee and the Certificate
Administrator shall report to the depositor and the trustee in respect of such
Non-Trust Loan Securitization all Form 8-K Required Information, Form 10-D
Required Information and Form 10-K Required Information that it would have, and at the same time that it would have, so reported thereto in accordance with this
Section 8.16(c) if it had been an Exchange Act Reporting Year for the Trust, and shall provide such certifications as are reasonably requested by the depositor and the trustee.

          (d) No later than (i) 12:00 noon, New York City time, on the Business
Day prior to any filing deadline of a Current Report on Form 8-K (other than an
Initial Current Report on Form 8-K) that is to be made with respect to the Trust as contemplated by Section 8.16(a), (ii) March 20th of the applicable calendar year in which the filing of any Annual Report on Form 10-K is to be made with

                                     -308-

respect to the Trust as contemplated by Section 8.16(a), and (iii) two (2)
Business Days prior to any filing (or, in the case of a Form 10-D Distribution
Report, any filing deadline) of a Form 10-D Distribution Report or any other
Subsequent Exchange Act Report that is to be made with respect to the Trust as contemplated by Section 8.16(a), the Certificate Administrator shall deliver a copy of such Exchange Act Report, together with all exhibits thereto (to the extent received by the Certificate Administrator), to the Depositor, which delivery shall include an e-mail transmission of such applicable report to
david_rodgers@ml.com or to such other e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

          (e) If as of the beginning of any fiscal year for the Trust (other than fiscal year 2007 and, unless it receives the notice contemplated by the next paragraph, 2008), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the Depository)
by less than 300 Holders and/or Depository Participants having accounts with the
Depository, the Certificate Administrator shall, in accordance with the Exchange
Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act. The Depositor hereby directs the
Certificate Administrator to execute such Form 15. In addition, the Certificate
Administrator shall deliver a copy of such Form 15 to the Depositor by e-mail addressed to david_rodgers@ml.com or to such other e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in
writing.

          It is hereby acknowledged by the parties hereto that the prospectus delivery requirements under the Securities Act with respect to the Registered
Certificates may extend beyond December 31, 2007. Accordingly, the parties hereto agree to continue to act during the calendar year 2008 in accordance with the provisions of this Agreement relating to or arising out of reporting under the Exchange Act, unless and until the Depositor notifies each of the other parties hereto to the effect that they are no longer required to so act, notwithstanding that the reporting requirements of the Exchange Act with respect to the Trust may otherwise be automatically suspended in accordance with Section
15(d) of the Exchange Act.

          (f) Each Performing Party shall indemnify and hold harmless each
Certification Party (and each similar party for a Non-Trust Loan Securitization
Trust that is described in Section 8.16(c)) from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses incurred by such
Certification Party or similar party with respect to a Non-Trust Loan
Securitization Trust arising out of (i) any material misstatement in a
Performance Certification delivered by such Performing Party on which such
Certification Party is entitled to rely, (ii) an actual breach by the applicable
Performing Party of its obligations under this Section 8.16 or (iii) negligence, bad faith or willful misconduct on the part of such Performing Party in the performance of its obligations otherwise under this Agreement. A Performing
Party shall have no obligation to indemnify any Certification Party or similar party with respect to a Non-Trust Loan Securitization Trust for an inaccuracy in the Performance Certification of any other Performing Party. If the indemnification provided for in this Section 8.16(f) is unavailable or insufficient to hold harmless a Certification Party or similar party with respect to a Non-Trust Loan Securitization Trust (on grounds of public policy or otherwise), then each Performing Party shall contribute to the amount paid or payable by such Certification Party as a result of the losses, claims, damages or liabilities of such Certification Party in such proportion as is appropriate to reflect the relative fault of such Certification Party on the one hand and such Performing Party on the other. The obligations of the Performing Parties in this

                                     -309-

Section 8.16(f) to contribute are several in the proportions described in the preceding sentence and not joint.

          (g) The respective parties hereto agree to cooperate with all reasonable requests made by any Certifying Person in connection with such
Person's attempt to conduct any due diligence that such Person reasonably believes to be appropriate in order to allow it to deliver any Sarbanes-Oxley
Certification or portion thereof with respect to the Trust.

          (h) The respective parties hereto shall deliver to the Certificate
Administrator, no later than March 15th of any year in which a Form 10-K Annual
Report is to be filed, any items required to be delivered by such party that are to be an exhibit to such Form 10-K Annual Report. The Certificate Administrator hereby notifies the Master Servicers and the Special Servicer that a Form 10-K
Annual Report shall be required to be filed with respect to the Trust for 2007.

          (i) [RESERVED]

          (j) Prior to April 1 of the first year that is not an Exchange Act
Reporting Year, if at any time a Servicing Representative retained or engaged by either Master Servicer, the Special Servicer, the Certificate Administrator or
the Trustee with respect to all or any portion of the Trust Fund fails to deliver, if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in the following clauses (i), (ii)
and/or (iii), then such Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, shall deliver a written notice thereof to the Depositor and shall (or, in the case of a Designated
Sub-Servicer, shall use reasonable efforts to) promptly terminate all engagements with the subject Servicing Representative relating to the Subject
Securitization Transaction: (i) any Annual Statement of Compliance contemplated by Item 1123 of Regulation AB, as and when provided under Section 3.13; or (ii)
any Annual Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB, together with any corresponding required Accountant's Consent, as and when provided under Section 3.14. In addition, prior to April 1 of the first year in which the Certificate
Administrator has filed a Form 15 with the Commission in accordance with this section, if at any time the Depositor delivers a written notice to either Master
Servicer, the Special Servicer, the Certificate Administrator or the Trustee
stating that any Servicing Representative retained or engaged thereby has defaulted on its obligation to deliver, (i) if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under this Agreement, or (ii) if and to the extent applicable in accordance with
Regulation AB and another pooling and servicing agreement to which the Depositor is a party, any of the items similar to those set forth in clauses (i), (ii)
and/or (iii) of the preceding sentence, as and when provided under such other pooling and servicing agreement, then such Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee, as the case may be, shall (or, in the case of a Designated Sub-Servicer, shall use reasonable efforts to) promptly terminate all engagements with the subject Servicing
Representative relating to the Subject Securitization Transaction.

          (k) Each of the Master Servicers, the Special Servicer, the
Certificate Administrator and the Trustee shall each indemnify the Depositor and its Affiliates (and, in the case of any Non-Trust Loan that is also a Serviced
Mortgage Loan for which a notice was given as described in the final paragraph of Section 8.16(c), the depositor or the related Non-Trust Loan Securitization
Trust and its Affiliates) for, and hold the Depositor and its Affiliates harmless from and against, any and all losses,

                                     -310-

liabilities, claims, damages, costs and expenses whatsoever, as incurred, arising out of or based upon the failure of any Servicing Representative (other than a Designated Sub-Servicer) acting on behalf of the subject Master Servicer, the Special Servicer or the Certificate Administrator or the Trustee, as the
case may be, to deliver, if and to the extent applicable in accordance with
Regulation AB and this Agreement: (i) any Annual Statement of Compliance contemplated by Item 1123 of Regulation AB, as and when provided under Section
3.13; or (ii) any Annual Assessment Report contemplated by Item 1122 of
Regulation AB, as and when provided under Section 3.14; or (iii) any Annual
Attestation Report contemplated by Item 1122 of Regulation AB, together with (if required to be filed with the Commission) any corresponding required
Accountant's Consent, as and when provided under Section 3.14.

          (l) In the event the parties to this Agreement desire to further clarify or amend any provision of this Section 8.16, this Agreement shall be amended to reflect the new agreement between the parties covering matters in this Section 8.16 pursuant to Section 11.01, which amendment shall not require any Opinion of Counsel or Rating Agency confirmations or the consent of any
Certificateholder or any Non-Trust Loan Holder; provided that no such amendment shall diminish the filing requirements under this Section 8.16 on the part of the parties to this Agreement, as a collective whole, in contravention of applicable law.

          (m) With respect to any notice required to be delivered by the
Certificate Administrator to the Depositor pursuant to this Section 8.16 or
Sections 3.13 or 3.14, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in addition to the form of delivery required pursuant to Section 11.05, by telephone call made to David Rodgers at
212-449-3611, in which event the Certificate Administrator shall also deliver the same notice via e-mail to david.rodgers@ml.com or to such other telephone number and/or e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

          SECTION 8.17 Maintenance of Mortgage File.

          Except for the release of items in the Mortgage File contemplated by this Agreement, including, without limitation, as necessary for the enforcement of the holder's rights and remedies under the related Trust Mortgage Loan, the
Custodian covenants and agrees that it shall maintain each Mortgage File in the
State of Illinois, and that it shall not move any Mortgage File outside the
State of Illinois, other than as specifically provided for in this Agreement, unless it shall first obtain and provide, at the expense of the Custodian, an
Opinion of Counsel to the Depositor and the Rating Agencies to the effect that the Trustee's first priority interest in the Mortgage Notes has been duly and fully perfected under the applicable laws and regulations of such other jurisdiction.

          SECTION 8.18 Appointment of Fiscal Agent.

          (a) Insofar as the Trustee would not otherwise satisfy the rating requirements of Section 8.06, the Trustee may appoint, at the Trustee's own expense, a Fiscal Agent for purposes of making Advances hereunder that are otherwise required to be made by the Trustee. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA" from S&P and "AA" from Fitch (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event (as confirmed in writing to the
Trustee and the Depositor by such Rating Agency)). Any Person so appointed by the Trustee pursuant to this Section 8.18(a) shall become the Fiscal Agent on the date as of which the Trustee and the Depositor have received: (i) if the long-term unsecured debt of the designated Person is not rated at least "AA" by
S&P and "A" by Fitch, written confirmation from each

                                     -311-

Rating Agency that the appointment of such designated Person will not result in an Adverse Rating Event; (ii) a written agreement whereby the designated Person is appointed as, and agrees to assume and perform the duties of, Fiscal Agent hereunder, executed by such designated Person and the Trustee (such agreement, the "Fiscal Agent Agreement"); and (iii) an opinion of counsel (which shall be paid for by the designated Person or the Trustee) substantially to the effect that (A) the appointment of the designated Person to serve as Fiscal Agent is in compliance with this Section 8.18, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the related Fiscal Agent Agreement has been duly authorized, executed and delivered by the designated Person and (D) upon execution and delivery of the related Fiscal Agent Agreement, the designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any
Person that acts as Fiscal Agent shall, for so long as it so acts, be deemed a party to this Agreement for all purposes hereof. Pursuant to the related Fiscal
Agent Agreement, each Fiscal Agent, if any, shall make representations and warranties with respect to itself that are comparable to those made by the
Trustee pursuant to Section 8.15(a).

          (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as a successor Master Servicer or otherwise, and has failed to do so in accordance with the terms hereof, a
Fiscal Agent (if one has been appointed by the Trustee) shall make such Advance when and as required by the terms of this Agreement on behalf the Trustee as if such Fiscal Agent were the Trustee hereunder. To the extent that a Fiscal Agent
(if one has been appointed by the Trustee) makes an Advance pursuant to this
Section 8.18 or otherwise pursuant to this Agreement, the obligations of the
Trustee under this Agreement in respect of such Advance shall be satisfied.

          (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities to which the Trustee is entitled hereunder (including, without limitation, pursuant to Section 8.05(b)) as if it were the Trustee, except that all fees and expenses of a Fiscal Agent (other than interest owed to such Fiscal Agent in respect of unreimbursed Advances)
incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the
Trust, the Depositor, either Master Servicer or the Special Servicer.

          (d) The obligations of a Fiscal Agent set forth in this Section 8.18 or otherwise pursuant to this Agreement shall exist only for so long as the
Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such
Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent in accordance with Section 8.18(a) shall belong to the successor trustee insofar as such appointment is necessary for such successor trustee to satisfy the eligibility requirements of Section 8.06).

          (e) The Trustee shall promptly notify the other parties hereto and the
Certificateholders in writing of the appointment, resignation or removal of a
Fiscal Agent.

                                     -312-

                                   ARTICLE IX

                                   TERMINATION

          SECTION 9.01 Termination Upon Repurchase or Liquidation of All Trust
                       Mortgage Loans.

          Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master
Servicers, the Special Servicer, the Certificate Administrator, any Fiscal
Agent, the Custodian and the Trustee (other than the obligations of the
Certificate Administrator to provide for and make distributions to
Certificateholders as hereafter set forth) shall terminate upon distribution (or provision for distribution) (i) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so distributed on the
Distribution Date following the earlier to occur of (A) the purchase by either
Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder of all Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund at a price equal to
(1) the aggregate Purchase Price of all the Trust Mortgage Loans then included in the Trust Fund, plus (2) the appraised value of each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein), if any, then included in the Trust Fund, such appraisal to be conducted by an Independent Appraiser mutually agreed upon by the Master Servicers, the Special Servicer and the Trustee, minus (3) if the purchaser is a Master Servicer, the aggregate amount of unreimbursed Advances made by such Master Servicer, together with any interest accrued and payable to such Master Servicer in respect of unreimbursed Advances in accordance with
Sections 3.03(d) and 4.03(d) and any unpaid Master Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to such
Master Servicer in connection with such purchase), (B) the exchange by the Sole
Certificate Owner of all the Certificates for all the Trust Mortgage Loans and
each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01 and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Trust Mortgage Loan or REO Property (in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, and (ii) to the
Trustee, the Certificate Administrator, the Custodian, the Master Servicers, the
Special Servicer, any Fiscal Agent and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them hereunder; provided, however, that in no event shall the Trust Fund created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

          Each of the Plurality Subordinate Certificateholder (or, as
contemplated in the following paragraph, the Controlling Class Representative if one is then so acting), either Master Servicer and the Special Servicer may at its option elect to purchase (with the Plurality Subordinate Certificateholder having the first priority) all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) (A) of the immediately preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that (i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.00% of the aggregate Cut-off Date Balances of the Trust Mortgage Loans, (ii) the Special Servicer shall not have the right to effect such a purchase if, within 30 days following the

                                     -313-

Special Servicer's delivery of a notice of election pursuant to this paragraph, the Plurality Subordinate Certificateholder shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the
Trust's interest therein) remaining in the Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof, (iii) a Master
Servicer shall not have the right to effect such a purchase if, within 30 days following a Master Servicer's delivery of a notice of election pursuant to this paragraph, the Special Servicer (subject to the Plurality Subordinate
Certificateholder's prior right as set forth in clause (ii) above) or the
Plurality Subordinate Certificateholder shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO Property remaining in the
Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof and (iv) if a Master Servicer makes such an election, then the other Master Servicer shall have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund for which it is the applicable Master Servicer.
Neither Master Servicer may elect to purchase solely the Mortgage Loans and REO
Properties it is servicing hereunder if the other Master Servicer is not similarly purchasing the Mortgage Loans and REO Properties it is servicing. If the Trust Fund is to be terminated in connection with the Plurality Subordinate
Certificateholder's, a Master Servicer's or the Special Servicer's purchase of all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan
Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, the Plurality Subordinate
Certificateholder, the purchasing Master Servicer or the Special Servicer, as applicable, shall deliver to the Master Servicers (or, if a Master Servicer is a
purchaser, the non-purchasing Master Servicer) for deposit in their respective
Collection Accounts not later than the Determination Date relating to the
Distribution Date on which the final distribution on the Certificates is to occur an amount in immediately available funds equal to the above-described purchase price. In addition, each Master Servicer shall transfer to the
Distribution Account all amounts required to be transferred thereto on the related P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its
Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposit has been made, the Trustee shall release or cause to be released to the Plurality Subordinate Certificateholder, the purchasing Master Servicer or the Special Servicer, as applicable, the Mortgage
Files for the remaining Trust Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Plurality Subordinate
Certificateholder, such Master Servicer or the Special Servicer, as applicable, as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO
Properties (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) to the Plurality
Subordinate Certificateholder, such Master Servicer or the Special Servicer (or their respective designees), as applicable.

          The foregoing notwithstanding, if a Controlling Class Representative has been appointed and is acting in that capacity, the Controlling Class
Representative shall have the option, in lieu of the Plurality Subordinate
Certificateholder, to purchase all the Trust Mortgage Loans and REO Properties remaining in the Trust as described in the preceding paragraph.

          Following the date on which the aggregate Certificate Principal
Balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-3FL, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B, Class C
and Class D Certificates is reduced to zero, if one Person is the owner of a
100% Ownership Interest of each of the other outstanding Classes of Regular
Certificates (any such Person, the "Sole Certificate Owner"), then the Sole
Certificate Owner shall have the right to exchange all of the outstanding
Certificates owned by the Sole Certificate Owner for all of the Trust

                                     -314-

Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i)(B) of the first paragraph of this Section 9.01(a), by giving written notice to all the parties hereto and each Non-Trust Loan Holder no later than 60 days prior to the anticipated date of exchange; provided that no such exchange may occur if any of the remaining REO Properties relates to a Loan
Combination. In the event that the Sole Certificate Owner elects to exchange all of the Certificates owned by the Sole Certificate Owner for all of the Trust
Mortgage Loans and, subject to the proviso to the preceding sentence, each REO
Property remaining in the Trust Fund, the Sole Certificate Owner, not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the applicable
Collection Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicers, the Special Servicer,
the Trustee and any Fiscal Agent pursuant to Section 3.05(a), or that may be withdrawn from the Distribution Account pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the applicable
Collection Account. In addition, on the P&I Advance Date immediately preceding the final Distribution Date, each Master Servicer shall transfer to the
Distribution Account all amounts required to be transferred thereto on such P&I
Advance Date from its Collection Account pursuant to the first paragraph of
Section 3.04(b), together with any other amounts on deposit in its Collection
Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made and following the surrender of all the
Certificates on the final Distribution Date, the Trustee shall release or cause to be released to a designee of the Sole Certificate Owner, the Mortgage Files for the remaining Trust Mortgage Loans and REO Properties and shall execute all assignments, endorsements and other instruments furnished to it by the Sole
Certificate Owner as shall be necessary to effectuate transfer of the Trust
Mortgage Loans and REO Properties remaining in the Trust Fund; provided that, if any Trust Mortgage Loan exchanged pursuant to this Section 9.01 is part of a
Loan Combination, then the release, endorsement or assignment of the documents constituting the related Mortgage File and Servicing File shall be in the manner contemplated by Section 3.10. Any transfer of Trust Mortgage Loans pursuant to this paragraph, except with respect to the 600 West Chicago Trust Mortgage Loan, shall be on a servicing-released basis.

          Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders mailed (a) if such notice is given in connection with the Plurality Subordinate Certificateholder's (or the Controlling Class
Representative's), either Master Servicer's or the Special Servicer's purchase of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan
Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such
Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated. The Trustee shall give such notice to the Master Servicers, the Special Servicer and the Depositor at the time such notice is given to Certificateholders. Upon presentation and surrender of the
Certificates by the Certificateholders on the final Distribution Date, the
Certificate Administrator shall distribute to each such Certificateholder so presenting and surrendering its Certificates the amounts payable thereto on such final Distribution Date in accordance with Section 4.01.

          Any funds not distributed to any Holder or Holders of Certificates on the final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on

                                     -315-

such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any
Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering
Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, and shall deal with all such unclaimed amounts in accordance with applicable law. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former
Holder on any amount held in trust hereunder.

          SECTION 9.02 Additional Termination Requirements.

          (a) If the Plurality Subordinate Certificateholder, either Master
Servicer or the Special Servicer purchases all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the
Trust Fund as provided in Section 9.01, the Trust Fund (and, accordingly, REMIC
I and REMIC II) shall be terminated in accordance with the following additional requirements, unless the Person effecting the purchase obtains at its own expense and delivers to the Certificate Administrator, an Opinion of Counsel,
addressed to the Certificate Administrator, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited transactions" of REMIC I or
REMIC II as defined in Section 860F of the Code or cause either of REMIC I or
REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding:

               (i) the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax
     Return for each of REMIC I and REMIC II pursuant to Treasury Regulations
     Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder as set forth in the Opinion of Counsel obtained pursuant to Section 9.01 from the party effecting the purchase of all the Trust Mortgage Loans and
     REO Property remaining in the Trust Fund;

               (ii) during such 90-day liquidation period and at or prior to the time of making of the final payment on the Certificates, the Certificate
     Administrator shall sell all of the assets of REMIC I to the applicable
     Master Servicer, the Special Servicer or the Plurality Subordinate
     Certificateholder, as the case may be, for cash; and

               (iii) at the time of the making of the final payment on the
     Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with Section 9.01 all cash on hand (other than cash retained to meet claims), and each of REMIC I and REMIC II shall terminate at that time.

          (b) In the event the Trust Fund is to be terminated while a Swap
Agreement is still in effect, the Grantor Trust Trustee shall promptly notify the related Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of such Swap Agreement shall be reduced to zero on such date. Based on the date of termination, the Grantor
Trust Trustee, prior

                                     -316-

to any final distributions to the Holders of the Class A-2FL Certificates, the
Holders of the Class A-3FL Certificates and/or the Holders of the Class AJ-FL
Certificates as contemplated by Section 9.01, shall remit payments to the Class
A-2FL Swap Counterparty, the Class A-3FL Swap Counterparty and/or the Class
AJ-FL Swap Counterparty in accordance with Section 3.29 of this Agreement.

          (c) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Certificate Administrator to specify the 90-day liquidation period for each of REMIC I and REMIC II, which authorization shall be binding upon all successor Certificateholders.

          SECTION 9.03 Non-Serviced Trust Mortgage Loans.

          References to "REO Property" and "REO Properties" in Sections 9.01 and
9.02 shall be deemed to include the Trust's rights with respect to any REO
Property relating to the 600 West Chicago Trust Mortgage Loan and such rights shall be taken into account in calculating the Purchase Price.

                                     -317-

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

          SECTION 10.01 REMIC Administration.

          (a) The REMIC Administrator shall elect to treat each of REMIC I and
REMIC II as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made on Form 1066 or other appropriate federal or state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

          (b) The Closing Date is hereby designated as the "startup day" of
REMIC I and REMIC II within the meaning of Section 860G(a)(9) of the Code. The
"latest possible maturity date" of the REMIC I Regular Interests, the Regular
Certificates (exclusive of the Class X Certificates), the Class X Components,
the Class A-2FL REMIC II Regular Interest, the Class A-3FL REMIC II Regular
Interest and the Class AJ-FL REMIC II Regular Interest shall be the Rated Final
Distribution Date.

          (c) The related Plurality Residual Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each of REMIC I and REMIC II, and shall act on behalf of the related REMIC in relation to any tax matter or controversy and shall represent the related REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the REMIC Administrator is hereby irrevocably appointed to act and shall act as agent and attorney-in-fact for the Tax Matters Person for each of REMIC I and REMIC II in the performance of its duties as such.

          (d) Except as otherwise provided in Section 3.17(a) and subsections
(i) and (j) below, the REMIC Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each of REMIC I and REMIC II (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the REMIC Administrator from the Trust Fund unless otherwise provided in Section
10.01(h) or 10.01(i)).

          (e) Within 30 days after the Closing Date, the REMIC Administrator shall obtain taxpayer identification numbers for each of REMIC I and REMIC II by preparing and filing Internal Revenue Service Forms SS-4 and shall prepare and file with the Internal Revenue Service Form 8811, "Information Return for Real
Estate Mortgage Investment Conduits (REMICs) and Issuers of Collateralized Debt
Obligations" for the Trust Fund. In addition, the REMIC Administrator shall prepare, cause the Trustee to sign and the REMIC Administrator shall file all of the other Tax Returns in respect of REMIC I and REMIC II. The expenses of preparing and filing such returns shall be borne by the REMIC Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the REMIC Administrator or its designee such information with respect to each of REMIC I and REMIC II as is in its possession and reasonably requested by the REMIC Administrator to enable it to perform its obligations under this Article. Without limiting the generality of the foregoing, the Depositor, within 10 days following the REMIC Administrator's request therefor, shall provide in writing to the REMIC Administrator such information as is reasonably requested by the REMIC Administrator for tax purposes, as to the valuations and issue prices of the Certificates, and the
REMIC Administrator's duty to perform its reporting and other tax compliance obligations under this

                                     -318-

Article X shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the
REMIC Administrator to perform such obligations.

          (f) The REMIC Administrator shall perform on behalf of each of REMIC I and REMIC II all reporting and other tax compliance duties that are the responsibility of each such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or, with respect to
State and Local Taxes, any state or local taxing authority. Included among such duties, the REMIC Administrator shall provide to: (i) any Transferor of a
Residual Certificate or agent of a Non-Permitted Transferee, such information as is necessary for the application of any tax relating to the transfer of a
Residual Certificate to any Person who is not a Permitted Transferee; (ii) the
Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the
Prepayment Assumption as required hereunder); and (iii) the Internal Revenue
Service, the name, title, address and telephone number of the Person who will serve as the representative of each of REMIC I and REMIC II.

          (g) The REMIC Administrator shall perform its duties hereunder so as to maintain the status of each of REMIC I and REMIC II and as a REMIC under the
REMIC Provisions (and the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall assist the REMIC Administrator to the extent reasonably requested by the REMIC Administrator and to the extent of information within the Trustee's, the Certificate Administrator's, either Master
Servicer's or the Special Servicer's possession or control). None of the REMIC
Administrator, the Master Servicers, the Special Servicer, or the Certificate
Administrator shall knowingly take (or cause REMIC I or REMIC II to take) any action or fail to take (or fail to cause to be taken) any action that, under the
REMIC Provisions, if taken or not taken, as the case may be, could be reasonably be expected to (i) endanger the status of REMIC I or REMIC II as a REMIC, or
(ii) except as provided in Section 3.17(a), result in the imposition of a tax upon either of REMIC I or REMIC II (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code or the tax on contributions to a REMIC set forth in Section 860G(d) of the Code (any such endangerment or imposition or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse REMIC Event")), unless the REMIC Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the REMIC
Administrator seeks to take such action or to refrain from acting for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC Event. The REMIC Administrator shall not take any action or fail to take any action (whether or not authorized hereunder)
as to which a Master Servicer or the Special Servicer has advised it in writing that such Master Servicer or the Special Servicer has received or obtained an
Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to
REMIC I or REMIC II, or causing either of REMIC I or REMIC II to take any action, that is not expressly permitted under the terms of this Agreement, each
Master Servicer or the Special Servicer shall consult with the REMIC
Administrator or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur. Neither of the Master Servicers nor the Special Servicer shall take any such action or cause either of REMIC I or
REMIC II to take any such action as to which the REMIC Administrator has advised it in writing that an Adverse REMIC Event could occur, and neither the Master
Servicers nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the REMIC
Administrator. The REMIC Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the

                                     -319-

Certificate Administrator or the REMIC Administrator. At all times as may be required by the Code, the REMIC Administrator shall make reasonable efforts to ensure that substantially all of the assets of each of REMIC I and REMIC II will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

          (h) If any tax is imposed on either of REMIC I or REMIC II, including, without limitation, "prohibited transactions" taxes as defined in Section
860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code, any taxes on contributions to either of
REMIC I or REMIC II after the Startup Day pursuant to Section 860G(d) of the
Code, and any other tax imposed by the Code or any applicable provisions of
State or Local Tax laws (other than any tax permitted to be incurred by the
Special Servicer pursuant to Section 3.17(a)), such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the REMIC
Administrator, if such tax arises out of or results from a breach by the REMIC
Administrator of any of its obligations under this Article X provided that no liability shall be imposed upon the REMIC Administrator under this clause if another party has responsibility for payment of such tax under clauses (iii) or
(v) of this Section; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under
Article III or this Article X; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Article X; (iv) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator, of any of its respective obligations under Article IV, Article VIII or this Article
X; or (v) the Trust Fund, excluding the portion thereof constituting MLMT
2007-C1 Grantor Trust FL, Grantor Trust Z and Grantor Trust E, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to
Section 3.17(a) shall be charged to and paid by the Trust Fund. Any such amounts payable by the Trust Fund shall be paid by the Certificate Administrator upon the written direction of the REMIC Administrator out of amounts on deposit in the Distribution Account in reduction of the Available Distribution Amount pursuant to Section 3.05(b).

          (i) The REMIC Administrator shall, for federal income tax purposes, maintain books and records with respect to each of REMIC I and REMIC II on a calendar year and on an accrual basis. For yield calculations with respect to the REMIC tax, the collateral cash flow will be assumed to be equivalent to a single stream of cash flow that accrues from the 8th day of each month to the
7th day of the following month.

          (j) Following the Startup Day, none of the Trustee, the Master
Servicers, and the Special Servicer shall accept any contributions of assets to either of REMIC I or REMIC II unless it shall have received an Opinion of
Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund, the Trustee) to the effect that the inclusion of such assets in such REMIC will not cause: (i) such REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii)
the imposition of any tax on such REMIC under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

          (k) None of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any of the Trust Mortgage Loans (except in connection with (A) the default or foreclosure of a Trust Mortgage Loan, including, but not limited to, the sale or other disposition of a Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of either of REMIC I or REMIC II, (C) the termination of REMIC I and REMIC II pursuant to Article IX of this Agreement, or

                                     -320-

(D) a purchase of Trust Mortgage Loans pursuant to or as contemplated by Article
II or III of this Agreement); (ii) the sale or disposition of any investments in the Collection Accounts, the Distribution Account or an REO Account for gain; or
(iii) the acquisition of any assets on behalf of REMIC I or REMIC II (other than
(1) a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a Trust Defaulted Mortgage Loan, (2) a
Qualified Substitute Mortgage Loan pursuant to Article II hereof and (3)
Permitted Investments acquired in connection with the investment of funds in the
Collection Accounts, any Loan Combination Custodial Account, the Distribution
Account or an REO Account); in any event unless it has received an Opinion of
Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition but in no event at the expense of the Trust Fund, the Certificate
Administrator) to the effect that such sale, disposition, or acquisition will not cause: (x) either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (y) the imposition of any tax on either of REMIC I or REMIC II under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

          (l) Except as permitted by Section 3.17(a), none of the Trustee, the
Master Servicers and the Special Servicer shall enter into any arrangement by which REMIC I or REMIC II will receive a fee or other compensation for services nor permit REMIC I or REMIC II to receive any income from assets other than
"qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

          SECTION 10.02 Grantor Trust Administration.

          (a) The REMIC Administrator shall treat each of MLMT 2007-C1 Grantor
Trust FL, Grantor Trust Z and Grantor Trust E for tax return preparation purposes, as a "grantor trust" under the Code and shall treat (i) the Additional
Interest and amounts held from time to time in the Additional Interest Account that represent Additional Interest as separate assets of the Grantor Trust Z,
(ii) the Class A-2FL Swap Agreement and payments thereunder, the Class A-2FL
REMIC II Regular Interest, the Class A-2FL Sub-Account, the Class A-3FL Swap
Agreement and payments thereunder, the Class A-3FL REMIC II Regular Interest, the Class A-3FL Sub-Account, the Class AJ-FL Swap Agreement and payments thereunder, the Class AJ-FL REMIC II Regular Interest and the Class AJ-FL
Sub-Account as separate assets of MLMT 2007-C1 Grantor Trust FL, and (iii) the
Excess Servicing Strip as separate assets of Grantor Trust E. The Class Z
Certificates are hereby designated as representing an undivided beneficial interest in Additional Interest payable on the Trust Mortgage Loans and proceeds thereof. The Class A-2FL Certificates are hereby designated as representing an undivided beneficial ownership interest in the portion of MLMT 2007-C1 Grantor
Trust FL related to the Class A-2FL Swap Agreement (including payments thereunder), the Class A-2FL REMIC II Regular Interest and the Class A-2FL
Sub-Account. The Class A-3FL Certificates are hereby designated as representing an undivided beneficial ownership interest in the portion of MLMT 2007-C1
Grantor Trust FL related to the Class A-3FL Swap Agreement (including payments thereunder), the Class A-3FL REMIC II Regular Interest and the Class A-3FL
Sub-Account. The Class AJ-FL Certificates are hereby designated as representing an undivided beneficial ownership interest in the portion of MLMT 2007-C1
Grantor Trust FL related to the Class AJ-FL Swap Agreement (including payments thereunder), the Class AJ-FL REMIC II Regular Interest and the Class AJ-FL
Sub-Account. The holder of the Excess Servicing Strip is hereby designated as owning an undivided beneficial interest in the Excess Servicing Strip payable on the Serviced Mortgage Loans and the REO Loans and proceeds thereof.

          (b) The REMIC Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to
MLMT 2007-C1 Grantor Trust FL,

                                     -321-

Grantor Trust Z and Grantor Trust E (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities which extraordinary expenses shall be payable or reimbursable to the
REMIC Administrator from the Trust Fund unless otherwise provided in Section
10.02(e) or 10.02(j)).

          (c) The REMIC Administrator shall prepare, cause the Trustee to sign and the REMIC Administrator shall file when due all of the Tax Returns in respect of MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z and Grantor Trust E.
The expenses of preparing and filing such returns shall be borne by the REMIC
Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the REMIC Administrator or its designee such information with respect to MLMT 2007-C1 Grantor Trust FL, Grantor
Trust Z and Grantor Trust E as is in its possession and reasonably requested by the REMIC Administrator to enable it to perform its obligations under this
Section 10.02. Without limiting the generality of the foregoing, the Depositor, within 10 days following the REMIC Administrator's request therefor, shall provide in writing to the REMIC Administrator such information as is reasonably requested by the REMIC Administrator for tax purposes, and the REMIC
Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.02 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the REMIC Administrator to perform such obligations.

          (d) Each of the MLMT 2006-C1 Grantor Trust FL, Grantor Trust E and
Grantor Trust Z is a WHFIT that is a NMWHFIT. The Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate
Administrator shall assume that the Depository is the only "middleman" (as such term is defined in the WHFIT Regulations) with respect to the Class A-2FL
Certificates, Class A-3FL Certificates and Class AJ-FL Certificates unless a beneficial owner thereof or the Depositor provides the Certificate Administrator with the identities of other "middlemen" with respect to the Class A-2FL
Certificates, Class A-3FL Certificates and Class AJ-FL Certificates. The holder of the Excess Servicing Strip and the Class Z Certificates shall provide the
Certificate Administrator with information identifying any such holder that is a
"middleman". The Certificate Administrator shall be entitled to rely on the first sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the IRS makes a determination that the first sentence of this paragraph is incorrect.

          (e) The Certificate Administrator, in its discretion, will report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The
Certificate Administrator will be under no obligation to determine whether a
Holder of a Class A-2FL, Class A-3FL, Class AJ-FL or Class Z Certificate or the
holder of the Excess Servicing Strip uses the cash or accrual method. The
Certificate Administrator will make available WHFIT information to the Holders of Class A-2FL, Class A-3FL, Class AJ-FL and Class Z Certificates and the holder of the Excess Servicing Strip annually. In addition, the Certificate
Administrator will not be responsible or liable for providing subsequently amended, revised or updated information to any certificate holder or holder of the Excess Servicing Strip, unless requested by a Holder of a Class A-2FL, Class
A-3FL, Class AJ-FL or Class Z Certificate or the holder of the Excess Servicing
Strip.

          (f) The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the

                                     -322-

lack of reasonably necessary information being provided to the Certificate
Administrator, (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator or (iii) the inability of the
Certificate Administrator, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the 2007 calendar year. Each Holder of a Class
A-2FL, Class A-3FL, Class AJ-FL Certificate or Class Z Certificate or the holder of the Excess Servicing Strip, by acceptance of its interest in such Class of
Certificates or in the Grantor Trust E Assets, as the case may be, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such Certificates or Excess Servicing Strip, including the price, amount of proceeds and date of sale. Absent receipt of such information, and unless informed otherwise by the Depositor, the Certificate Administrator will assume there is no secondary market trading of WHFIT interests.

          (g) To the extent required by the WHFIT Regulations, the Certificate
Administrator will use reasonable efforts to publish on an appropriate website the CUSIPs for the Class A-2FL, Class A-3FL, Class AJ-FL and Class Z
Certificates. The Certificate Administrator will make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator will not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

          (h) The REMIC Administrator shall furnish or cause to be furnished to
(i) the Holders of the Class Z Certificates, (ii) the Holders of the Class A-2FL
Certificates, (iii) the Holders of the Class A-3FL Certificates, (iv) the
Holders of the Class AJ-FL Certificates, and (v) the holder of the Excess
Servicing Strip, on the cash or accrual method of accounting, as applicable, such information as to their respective portions of the income and expenses of
MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z or Grantor Trust E, as the case may be, as may be required under the Code, and shall perform on behalf of MLMT
2007-C1 Grantor Trust FL, Grantor Trust Z and Grantor Trust E all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust Provisions or other compliance guidance issued by the Internal
Revenue Service or any state or local taxing authority.

          (i) The REMIC Administrator shall perform its duties hereunder so as to maintain the status of each of MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z and Grantor Trust E as a "grantor trust" under the Grantor Trust Provisions (and the Trustee, the Certificate Administrator, the Master Servicers and the Special
Servicer shall assist the REMIC Administrator to the extent reasonably requested by the REMIC Administrator and to the extent of information within the
Trustee's, the Certificate Administrator's, either Master Servicer's or the
Special Servicer's possession or control). None of the REMIC Administrator,
Certificate Administrator, the Master Servicers, the Special Servicer and the
Trustee shall knowingly take (or cause any of MLMT 2007-C1 Grantor Trust FL,
Grantor Trust Z or Grantor Trust E to take) any action or fail to take (or fail to cause to be taken) any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could reasonably be expected to endanger the status of any of MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z or Grantor
Trust E as a grantor trust under the Grantor Trust Provisions (any such endangerment of grantor trust status, an "Adverse Grantor Trust Event"), unless the REMIC Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the REMIC Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action
(whether or not

                                     -323-

authorized hereunder) as to which the REMIC Administrator has advised it in writing that the REMIC Administrator has received or obtained an Opinion of
Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to any of MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z or Grantor Trust E or
causing the Trust Fund to take any action that is not expressly permitted under the terms of this Agreement, the Master Servicers and the Special Servicer shall consult with the REMIC Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur.
Neither the Master Servicers nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the REMIC Administrator. The REMIC Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the REMIC Administrator, the
Certificate Administrator or the Trustee. Under no circumstances may the REMIC
Administrator vary the assets of any of MLMT 2007-C1 Grantor Trust FL, Grantor
Trust Z or Grantor Trust E so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Class A-2FL Certificates,
Holders of the Class A-3FL Certificates, Holders of the Class AJ-FL
Certificates, or the holders of the applicable Additional Interest, or the holders of the Excess Servicing Strip, as the case may be.

          (j) If any tax is imposed on any of MLMT 2007-C1 Grantor Trust FL,
Grantor Trust Z and Grantor Trust E, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the REMIC Administrator, if such tax arises out of or results from a breach by the REMIC Administrator of any of its obligations under this Section 10.02; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.02; (iii) a Master
Servicer, if such tax arises out of or results from a breach by such Master
Servicer of any of its obligations under Article III or this Section 10.02; (iv)
the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator, of any of its obligations under Article
IV, Article VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z or Grantor Trust E,
as the case may be, in all other instances.

                                     -324-

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          SECTION 11.01 Amendment.

          (a) This Agreement may be amended from time to time by the agreement of the Master Servicers, the Special Servicer, the Certificate Administrator,
the Trustee, the Custodian and any Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the description of this Agreement set forth in the
Prospectus or the Prospectus Supplement, (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be materially inconsistent with the existing provisions hereof, (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated, (v) to modify, eliminate or add to the provisions of Section 5.02(d)
or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being "residual interests" in a REMIC provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is not a Permitted Transferee,
(vi) to relax or eliminate any requirement hereunder imposed by the Securities
Act or the rules thereunder if the Securities Act or those rules are amended or clarified so as to allow for the relaxation or elimination of that requirement,
(vii) if such amendment, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master
Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) delivered to the Master Servicers, the Special Servicer and the Trustee, is advisable or reasonably necessary to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to REMIC I, REMIC II or any grantor trust created hereunder at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any such REMIC or grantor trust or (viii) to otherwise modify or delete existing provisions of this Agreement; provided that no such amendment hereof that is covered solely by clause (iii) or (viii) above may, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) obtained by or delivered to the
Master Servicers, the Special Servicer, the Certificate Administrator, the
Custodian and the Trustee, adversely affect in any material respect the interests of any Certificateholder or Non-Trust Loan Holder; and provided, further, that no such amendment may adversely affect the rights and/or interests of the Depositor without its consent; and provided, further, that the Master
Servicers, the Special Servicer and the Trustee shall have first obtained from each Rating Agency written confirmation that such amendment will not result in an Adverse Rating Event; and provided, further, that no such amendment shall be effected without the consent of any related Non-Trust Loan Holder(s) if such amendment is an amendment as to which the consent of such Non-Trust Holder(s) is required pursuant to the related Loan Combination Intercreditor Agreement; and
provided, further, that no such amendment hereof that is covered by any of clauses (i) through (viii) above may

                                     -325-

significantly change the permitted activities of the Trust such that the Trust would no longer qualify as a "Qualified Special Purpose Entity" under FASB
Statement 140 (Accounting For Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities) as in effect on the Closing Date.

          (b) This Agreement may also be amended from time to time by the agreement of the Master Servicers, the Special Servicer, the Certificate
Administrator, the Custodian, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Trust Mortgage Loans that are required to be distributed on any Certificate without the consent of the Holder of such
Certificate, (ii) as evidenced by an Opinion of Counsel obtained by or delivered to the Master Servicers, the Special Servicer, the Certificate Administrator,
the Custodian and the Trustee, adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i) without the consent of the Holders of all Certificates of such
Class, (iii) modify the provisions of this Section 11.01 without the consent of the Holders of all Certificates then outstanding, (iv) modify the provisions of
Section 3.20 without the consent of the Holders of Certificates entitled to all of the Voting Rights, (v) modify the definition of Servicing Standard or the specified percentage of Voting Rights which are required to be held by
Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all
Certificates then outstanding, (vi) significantly change the activities of the
Trust without the consent of the Holders of Certificates entitled to at least
51% of the Voting Rights, without regard to any Certificates held by the
Depositor or any of its Affiliates or agents, (vii) amend defined terms contained in this Agreement as they relate to Sections 2.01(c) and 2.01(d) of this Agreement or any other provision of Article II of this Agreement that affects the document delivery or the repurchase and/or substitution obligations of any Mortgage Loan Seller unless such Mortgage Loan Seller shall have agreed to such amendment in writing, (viii) adversely affect, in any material respect, the rights and/or interests of a Non-Trust Loan Holder without its consent or be effected without the consent of any related Non-Trust Loan Holder(s) if such amendment is an amendment as to which the consent of such Non-Trust Holder(s) is required pursuant to the related Loan Combination Intercreditor Agreement, or
(ix) adversely affect the rights and/or interests of the Depositor without its consent. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01,
Certificates registered in the name of the Depositor or any Affiliate of the
Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Trust Mortgage Loans.

          (c) Notwithstanding any contrary provision of this Agreement, the
Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master
Servicer, the Certificate Administrator, the Custodian or the Special Servicer
that protects or is in furtherance of the interests of the Certificateholders, and, otherwise, at the expense of the party seeking such amendment) to the effect that (i) such amendment or the exercise of any power granted to the
Trustee, the subject Master Servicer, the Certificate Administrator, the
Custodian or the Special Servicer in accordance with such amendment will not result in the imposition of a tax on REMIC I or REMIC II pursuant to the REMIC
Provisions or on MLMT 2007-C1 Grantor Trust FL, Grantor Trust Z or Grantor Trust
E or cause either of REMIC I or REMIC II to fail to qualify as a REMIC or any of
MLMT 2007-

                                     -326-

C1 Grantor Trust FL, Grantor Trust Z or Grantor Trust E to fail to qualify as a grantor trust at any time that any Certificates are outstanding and (ii) such amendment complies with the provisions of this Section 11.01.

          (d) Promptly after the execution of any such amendment, the Trustee shall send a copy thereof to each Certificateholder and each Non-Trust Loan
Holder.

          (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

          (f) Each Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee, the Custodian and any Fiscal Agent may but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

          (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a), (b) or (c) shall be borne by the Person seeking the related amendment, except that if either Master Servicer, the Special Servicer, the
Certificate Administrator, the Custodian or the Trustee requests any amendment of this Agreement that protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a), (b) or (c) shall be payable out of the applicable Collection Account or the Distribution Account pursuant to Section
3.05.

          (h) The Trustee shall give the Depositor reasonable prior written notice of any amendment sought to be entered into pursuant to subsection (a) or
(b) above.

          SECTION 11.02 Recordation of Agreement; Counterparts.

          (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the applicable Master Servicer, if required, at the expense of the
Trust Fund or, to the extent that it benefits one or more Non-Trust Loan
Holders, such Non-Trust Loan Holder(s), but only upon direction accompanied by an Opinion of Counsel (the cost of which may be paid out of the applicable
Collection Account pursuant to Section 3.05(a) or, to the extent that it benefits such Non-Trust Loan Holder(s), out of the related Loan Combination
Custodial Account pursuant to Section 3.05(e)) to the effect that such recordation materially and beneficially affects the interests of the
Certificateholders and/or one or more Non-Trust Loan Holders; provided, however, that the Trustee shall have no obligation or responsibility to determine whether any such recordation of this Agreement is required.

          (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

                                     -327-

          SECTION 11.03 Limitation on Rights of Certificateholders.

          (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such
Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the
Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

          (b) No Certificateholder (except as expressly provided for herein)
shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

          (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Trust
Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the
Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each
Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every
Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

          SECTION 11.04 Governing Law; Waiver of Trial By Jury

          This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereunder each irrevocably waive, to the extent permitted by applicable law, all right to trial by jury in any action, claim, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby.

                                     -328-

          SECTION 11.05 Notices.

          Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when sent by either certified mail (return receipt requested) or by courier service (proof of delivery requested) to the intended recipient at the address set forth below:

               (i) in the case of the Depositor, Merrill Lynch Mortgage
     Investors, Inc., c/o Global Commercial Real Estate, 4 World Financial
     Center, 16th Floor, 250 Vesey Street, New York, New York 10080, Attention:
     David M. Rodgers, with a copy to Merrill Lynch Mortgage Investors, Inc.,
     c/o Global Commercial Real Estate, 4 World Financial Center, 16th Floor,
     250 Vesey Street, New York, New York 10080, Attention: Director of CMBS
     Securitizations, and a copy to Merrill Lynch Mortgage Investors, Inc., 4
     World Financial Center, 12th Floor, 250 Vesey Street, New York, New York
     10080, Attention: General Counsel for Global Commercial Real Estate in the
     Office of the General Counsel;

               (ii) in the case of Master Servicer No. 1, KeyCorp Real Estate
     Capital Markets, Inc., 911 Main Street, Suite 1500, Kansas City, Missouri
     64105, Facsimile No.: (816) 204-2290, Attention: Bryan Nitcher, with a copy to: KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114,
     Facsimile No.: (216) 689-5681, Attention: Robert C. Bowes, with an additional copy to: Polsinelli Shalton Flanigan Suelthaus PC, 700 W. 47th
     Street, Suite 1000, Kansas City, Missouri 64112, Facsimile No.: (816)
     753-1536, Attention: Kraig Kohring; provided that any communication addressed to KRECM shall also be transmitted by facsimile transmission to the facsimile number indicated above (which communication shall be deemed to have been duly given when transmitted)];

               (iii) in the case of Master Servicer No. 2, Wells Fargo Bank,
     National Association, 45 Fremont Street, 2nd Floor, San Francisco,
     California 94105, Attention: Commercial Mortgage Servicing, with a copy to
     Robert F. Darling, Esq., Wells Fargo Bank, National Association, 633 Folsom
     Street, 7th Floor, San Francisco, California 94111;

               (iv) in the case of the Special Servicer, Centerline Servicing
     Inc., 5221 N. O'Connor Blvd. Suite 600, Irving, Texas 75039, Attention:
     Lindsey Wright, with copies to Chris Crouch and Jenna Unell, Esq.;

               (v) in the case of the Trustee, U.S. Bank National Association,
     Corporate Trust Services, One Federal Street, 3rd Floor, Boston,
     Massachusetts 02110, Attention: Merrill Lynch Mortgage Trust 2007-C1,
     Commercial Mortgage Pass-Through Certificates, Series 2007-C1, facsimile number: (617) 603-6637;

               (vi) in the case of the Certificate Administrator, Wells Fargo
     Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland
     21045, Attention: Corporate Trust Services, Merrill Lynch Mortgage Trust
     2007-C1, facsimile number: (410) 715-2380;

               (vii) in the case of the Custodian, LaSalle Bank National
     Association, 135 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603,
     Attention: Global Services and Trust Services - MLMT 2007-C1;

                                     -329-

               (viii) in the case of the Underwriters,

                    (A)  Merrill Lynch, Pierce, Fenner & Smith Incorporated, c/o
                         Global Commercial Real Estate, 4 World Financial
                         Center, 16th Floor, 250 Vesey Street, New York, New
                         York 10080, Attention: David M. Rodgers, with a copy to
                         Merrill Lynch, Pierce, Fenner & Smith Incorporated, c/o
                         Global Commercial Real Estate, 4 World Financial
                         Center, 16th Floor, 250 Vesey Street, New York, New
                         York 10080, Attention: Director of CMBS
                         Securitizations, and a copy to Merrill Lynch, Pierce,
                         Fenner & Smith Incorporated, 4 World Financial Center,
                         12th Floor, 250 Vesey Street, New York, New York 10080,
                         Attention: General Counsel for Global Commercial Real
                         Estate in the Office of the General Counsel, 4 World
                         Financial Center, 250 Vesey Street, 12th Floor, New
                         York, New York 10080;

                    (B)  Morgan Stanley & Co. Incorporated, 1585 Broadway, New
                         York, New York 10036, Attention: Warren Friend, with a
                         copy to Anthony Sfarra, 1585 Broadway, New York, New
                         York 10036;

                    (C)  Goldman, Sachs & Co., 85 Broad Street, New York, New
                         York 10004, facsimile number: (212) 346-3594,
                         Attention: Emily Brooks, Re: MLMT Commercial Mortgage
                         Trust 2007-C1, Commercial Mortgage Pass-Through
                         Certificates, Series 2007-C1, with a copy to David
                         Stiepleman, 85 Broad Street, New York, New York 10004,
                         facsimile number: (212) 428-3141;

               (ix) in the case of the Rating Agencies,

                    (A)  Standard & Poor's Ratings Services, 55 Water Street,
                         New York, New York 10041-0003, Attention: CMBS
                         Surveillance Group, facsimile number: (212) 438-2662
                         Re: Merrill Lynch Mortgage Trust 2007-C1, Commercial
                         Mortgage Pass-Through Certificates, Series 2007-C1; and

                    (B)  Fitch, Inc., Commercial Mortgage Backed Securities, One
                         State Street Plaza, New York, New York 10004,
                         Attention: Surveillance; and

               (x) in the case of the initial Controlling Class Representative,
     5221 N. O'Connor Blvd, Suite 600. Irving, Texas 75039, Attention: Jenna
     Unell, facsimile number: (972) 868-5494, Re: Merrill Lynch Mortgage Trust
     2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1;
     provided that any communication addressed to the initial Controlling Class
     Representative shall also be transmitted by facsimile transmission to the telecopy numbers indicated above (which communication shall be deemed to have been duly given when transmitted);

or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall

                                     -330-

be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

          SECTION 11.06 Severability of Provisions.

          If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this
Agreement or of the Certificates or the rights of the Holders thereof.

          SECTION 11.07 Grant of a Security Interest.

          The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Trust
Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund.

          SECTION 11.08 Streit Act.

          Any provisions required to be contained in this Agreement by Section
126 of Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 shall not have any effect, and if said Section 126 should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 shall cease to have any further effect upon the provisions of this Agreement. In case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the
New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

          SECTION 11.09 Successors and Assigns; Beneficiaries.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each of the Sub-Servicers that is a party to a Sub-Servicing Agreement in effect on the Closing Date (or being negotiated as of the Closing Date and in effect within 90 days thereafter) shall be a third-party beneficiary to the obligations of a successor Master Servicer under Section 3.22, provided that the sole remedy for any claim by a Sub-Servicer as a third party beneficiary pursuant to this
Section 11.09 shall be against a successor Master Servicer solely in its corporate capacity and no Sub-Servicer shall have any rights or claims against the Trust Fund or any party hereto (other than a successor Master Servicer in its corporate capacity as set forth in this Section 11.09) as a result of any rights conferred on such Sub-Servicer as a third party beneficiary pursuant to this Section 11.09. Each Non-Trust Loan Holder and any designee thereof acting on behalf of or exercising

                                     -331-

the rights of such Non-Trust Loan Holder shall be a third party beneficiary to this Agreement with respect to its rights as specifically provided for herein and under the related Loan Combination Co-Lender Agreement. The CGCMT Series
2007-C6 Master Servicer and the CGCMT Series 2007-C6 Special Servicer shall each be a third party beneficiary to this Agreement with respect to the rights as specifically provided for herein and under the 600 West Chicago Co-Lender and
Servicing Agreement. This Agreement may not be amended in any manner that would adversely affect the rights of any third party beneficiary hereof without its consent (such consent not to be unreasonably withheld, conditioned, or delayed).
No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

          SECTION 11.10 Article and Section Headings.

          The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

          SECTION 11.11 Notices to Rating Agencies.

          (a) The Certificate Administrator shall promptly provide notice to each Rating Agency and the Controlling Class Representative (and, if affected thereby, any Non-Trust Loan Holder) with respect to each of the following of which it has actual knowledge:

               (i) any material change or amendment to this Agreement;

               (ii) the occurrence of any Event of Default that has not been cured;

               (iii) the resignation or termination of the Trustee, the
     Certificate Administrator, the Custodian, either Master Servicer or the
     Special Servicer;

               (iv) the repurchase of Trust Mortgage Loans by any of the
     Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase
     Agreement;

               (v) any change in the location of the Distribution Account;

               (vi) the final payment to any Class of Certificateholders; and

               (vii) any sale or disposition of any Trust Mortgage Loan or REO
     Property.

          (b) Each Master Servicer shall promptly provide notice to each Rating
Agency (and, if affected thereby, any Non-Trust Loan Holder) with respect to each of the following of which it has actual knowledge:

               (i) the resignation or removal of the Trustee, the Certificate
     Administrator or the Custodian;

               (ii) any change in the location of its Collection Account;

               (iii) the assumption of any Significant Mortgage Loan;

               (iv) the release or substitution of any Mortgaged Property securing a Significant Mortgage Loan;

                                     -332-

               (v) the incurrence of additional indebtedness secured by all or a portion of the Mortgaged Property securing a Significant Mortgage Loan; and

               (vi) a change in lien priority with respect to any Trust Mortgage
     Loan.

          (c) The Special Servicer shall furnish each Rating Agency and the
Controlling Class Representative (and, with respect to a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) with respect to a Trust
Specially Serviced Mortgage Loan such information as the Rating Agency or
Controlling Class Representative (and, with respect to a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) shall reasonably request and which the Special Servicer can reasonably provide in accordance with applicable law.

          (d) To the extent applicable, each Master Servicer and the Special
Servicer shall promptly furnish to each Rating Agency copies of the following items:

               (i) each of its annual statements as to compliance described in
     Section 3.13;

               (ii) each of its annual independent public accountants' servicing reports described in Section 3.14; and

               (iii) any Officer's Certificate delivered by it to the Trustee pursuant to Section 3.03(e), 4.03(c) or 3.08.

          (e) The Certificate Administrator shall (i) make available to each
Rating Agency and the Controlling Class Representative, upon reasonable notice, the items described in Section 3.15(a) and (ii) promptly deliver to each Rating
Agency and the Controlling Class Representative a copy of any notices given pursuant to Section 7.03(a) or Section 7.03(b).

          (f) Each of the Trustee, the Certificate Administrator, the Custodian,
the Master Servicers and the Special Servicer shall provide to each Rating
Agency such other information with respect to the Trust Mortgage Loans and the
Certificates, to the extent such party possesses such information, as such
Rating Agency shall reasonably request.

          (g) The applicable Master Servicer shall give each Rating Agency at least 15 days' notice prior to any reimbursement to it of Nonrecoverable
Advances from amounts in the applicable Collection Account allocable to interest on the Trust Mortgage Loans unless (1) such Master Servicer determines in its sole discretion that waiting 15 days after such a notice could jeopardize such
Master Servicer's ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to such Master
Servicer that could affect or cause a determination of whether any Advance is a
Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable
Advance or the determination in clause (1) above, or (3) such Master Servicer has not timely received from the Trustee information requested by such Master
Servicer to consider in determining whether to defer reimbursement of a
Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, such
Master Servicer shall give each Rating Agency notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the applicable
Collection Account allocable to interest on the Trust Mortgage Loans as soon as reasonably practicable in such circumstances. Neither Master Servicer shall have any liability for any loss, liability or expense

                                     -333-

resulting from any notice provided to any Rating Agency contemplated by the immediately preceding sentence.

          (h) Notwithstanding any provision herein to the contrary, each Master
Servicer, the Special Servicer, the Certificate Administrator, the Custodian and
the Trustee shall deliver to any Underwriter any report prepared by such party hereunder upon request.

          SECTION 11.12 Complete Agreement.

          This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

                                     -334-

          IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                       MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                       Depositor

                                       By:   /s/ David M. Rodgers
                                          --------------------------------------
                                       Name: David M. Rodgers
                                       Title:Executive Vice President

                                       KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                                       Master Servicer No. 1

                                       By:   /s/ Bryan Nitcher
                                          --------------------------------------
                                       Name: Bryan Nitcher
                                       Title:Senior Vice President

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       Master Servicer No. 2

                                       By:   /s/ Kristian Bornemann
                                          -------------------------------------
                                       Name: Kristian Bornemann
                                       Title:Vice President

                                       CENTERLINE SERVICING INC.
                                       Special Servicer

                                       By:   /s/ Paul Smyth
                                          --------------------------------------
                                       Name: Paul Smyth
                                       Title:President and COO

                        POOLING AND SERVICING AGREEMENT

                                       U.S. BANK NATIONAL ASSOCIATION
                                       Trustee

                                       By:   /s/ Karen R. Beard
                                          --------------------------------------
                                       Name: Karen R. Beard
                                       Title:Vice President

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       Certificate Administrator

                                       By:   /s/ Jennifer L. Richardson
                                          --------------------------------------
                                       Name: Jennifer L. Richardson
                                       Title:Vice President

                                       LASALLE BANK NATIONAL ASSOCIATION
                                       Custodian

                                       By:   /s/ Michelle G. Duffy
                                          --------------------------------------
                                       Name: Michelle G. Duffy
                                       Title:Assistant Vice President

                        POOLING AND SERVICING AGREEMENT

STATE OF NEW YORK    )
                     )ss.:
COUNTY OF NEW YORK   )

          On the 9th day of August, 2007, before me, a notary public in and for said State, personally appeared David M. Rodgers, known to me to be an Executive
Vice President and Chief Officer in Charge of Commercial Mortgage Securitization
of MERRILL LYNCH MORTGAGE INVESTORS, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Edward J. Welch
                                       -----------------------------------------
                                                     Notary Public

[Notarial Seal]

                        POOLING AND SERVICING AGREEMENT

STATE OF   Missouri   )
                      )ss.:
COUNTY OF  Jackson    )

          On the 16th day of August, 2007, before me, a notary public in and for said State, personally appeared Bryan Nitcher, known to me to be a Senior Vice
President of KEYCORP REAL ESTATE CAPITAL MARKETS, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Patricia Clark
                                       -----------------------------------------

[Notarial Seal]

                        POOLING AND SERVICING AGREEMENT

STATE OF   California      )
                           )ss.:
COUNTY OF  San Francisco   )

          On the 10 day of August, 2007, before me, a notary public in and for said State, personally appeared Kristian J.F. Bornemann, known to me to be a
Vice President of WELLS FARGO BANK, NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Wade H. Howard
                                       -----------------------------------------
                                                     Notary Public

[Notarial Seal]

                         POOLING AND SERVICING AGREEMENT

STATE OF TEXAS                )
                              )ss.:
COUNTY OF  Dallas             )

          On the 13th day of August, 2007, before me, a notary public in and for said State, personally appeared Paul Smyth, known to me to be a President and
COO of CENTERLINE SERVICING INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Robin Behrns
                                       -----------------------------------------
                                                     Notary Public

[Notarial Seal]

                         POOLING AND SERVICING AGREEMENT

STATE OF Massachusetts        )
                              )ss.:
COUNTY OF Suffolk             )

          On the 16th day of August, 2007, before me, a notary public in and for said State, personally appeared Karen R. Beard, known to me to be a Vice
President of U.S. BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Christopher J. Twardpath
                                       -----------------------------------------
                                                     Notary Public

[Notarial Seal]

                         POOLING AND SERVICING AGREEMENT

STATE OF Maryland             )
                              )ss.:
COUNTY OF Howard              )

          On the 16th day of August, 2007, before me, a notary public in and for said State, personally appeared Jennifer L. Richardson, known to me to be a Vice
President of WELLS FARGO BANK, NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Darron C. Woodus
                                       -----------------------------------------
                                                     Notary Public

[Notarial Seal]

                         POOLING AND SERVICING AGREEMENT

STATE OF Illinois              )
                               )ss.:
COUNTY OF Cook                 )

          On the 16th day of August, 2007, before me, a notary public in and for said State, personally appeared Michelle G. Duffy, known to me to be a Assistant
Vice President of LASALLE BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             /s/ Diane O'Neal
                                       -----------------------------------------
                                                     Notary Public

[Notarial Seal]

                         POOLING AND SERVICING AGREEMENT

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                       I-1

MLMT 07-C1:  MORTGAGE LOAN SCHEDULE

LOAN #        LOAN GROUP   PROPERTY NAME                                         LOAN / PROPERTY
------------------------------------------------------------------------------------------------

  1               2        Empirian Multifamily Portfolio Pool 1                 Loan
 1.01             2        Indian Lake I                                         Property
 1.02             2        Stewart Way I                                         Property
 1.03             2        Garden Terrace                                        Property
 1.04             2        Canterbury Crossings                                  Property
 1.05             2        Mosswood                                              Property
 1.06             2        Shadowood                                             Property
 1.07             2        Cambridge Common                                      Property
 1.08             2        Acadia Court                                          Property
 1.09             2        Holly Sands                                           Property
 1.1              2        Marabou Mills                                         Property
 1.11             2        Rosewood Commons                                      Property
 1.12             2        Annhurst I                                            Property
 1.13             2        Sugartree                                             Property
 1.14             2        Ramblewood - Augusta                                  Property
 1.15             2        Winter Woods                                          Property
 1.16             2        Woodlands - Streetsboro                               Property
 1.17             2        Windwood                                              Property
 1.18             2        Hidden Acres                                          Property
 1.19             2        Bridgeport                                            Property
 1.2              2        Elmwood - West Palm Beach                             Property
 1.21             2        Heathmoore - Canton                                   Property
 1.22             2        Olivewood - Indianapolis                              Property
 1.23             2        Plumwood                                              Property
 1.24             2        Cedargate - Lancaster                                 Property
 1.25             2        Slate Run - Louisville                                Property
 1.26             2        Marsh Landing                                         Property
 1.27             2        Roanoke - Rochester Hills                             Property
 1.28             2        Annhurst - Clairton                                   Property
 1.29             2        Red Deer                                              Property
 1.3              2        The Willows                                           Property
 1.31             2        Montgomery Court                                      Property
 1.32             2        Suffolk Grove                                         Property
 1.33             2        Larkspur                                              Property
 1.34             2        Dartmouth Place                                       Property
 1.35             2        Cedarwood - Ocala                                     Property
 1.36             2        Kings Colony                                          Property
 1.37             2        Springtree                                            Property
 1.38             2        Suntree                                               Property
 1.39             2        Palm Side                                             Property
 1.4              2        Willowood East                                        Property
 1.41             2        High Points                                           Property
 1.42             2        Redwood Hollow                                        Property
 1.43             2        Harbinwood                                            Property
 1.44             2        Oak Ridge                                             Property
 1.45             2        Oakwood Village - Hudson                              Property
 1.46             2        Valleyfield - Lexington                               Property
 1.47             2        Forest Village                                        Property
 1.48             2        Blueberry Hill I                                      Property
 1.49             2        Pinellas Pines                                        Property
 1.5              2        Ketwood                                               Property
 1.51             2        Cedar Hill                                            Property
 1.52             2        Glenwood Village                                      Property
 1.53             2        Rosewood - Columbus                                   Property
 1.54             2        Winthrop Court                                        Property
 1.55             2        Parkway North                                         Property
 1.56             2        Northridge                                            Property
 1.57             2        Timbercreek                                           Property
 1.58             2        Hickory Place                                         Property
 1.59             2        Morgan Trace                                          Property
 1.6              2        Meadowood - Nicholasville                             Property
 1.61             2        Link Terrace                                          Property
 1.62             2        Willow Run - Stone Mountain                           Property
 1.63             2        Old Archer Court                                      Property
 1.64             2        Sherbrook - Indianapolis                              Property
 1.65             2        Willowood - Grove City                                Property
 1.66             2        Riverwood                                             Property
 1.67             2        Willow Creek I                                        Property
 1.68             2        Meadowood - Cuyahoga Falls                            Property
 1.69             2        Oakley Woods                                          Property
 1.7              2        Aragon Woods                                          Property
 1.71             2        Greenglen II                                          Property
 1.72             2        Amberwood - Massillon                                 Property
 1.73             2        Willow Run - New Albany                               Property
 1.74             2        Carriage Hill                                         Property
 1.75             2        Sandalwood                                            Property
 1.76             2        Andover Court                                         Property
 1.77             2        Heathmoore - Louisville                               Property
 1.78             2        Meadowood - Mansfield                                 Property
  2               2        Empirian Multifamily Portfolio Pool 3                 Loan
 2.01             2        Forsythia Court - Abingdon                            Property
 2.02             2        Ashgrove - Sterling Heights                           Property
 2.03             2        Woodlands - Columbus                                  Property
 2.04             2        Greengate                                             Property
 2.05             2        Oak Gardens                                           Property
 2.06             2        Holly Ridge                                           Property
 2.07             2        Cherry Tree                                           Property
 2.08             2        Ridgewood - Lexington                                 Property
 2.09             2        Shadow Bay                                            Property
 2.1              2        Sanford Court                                         Property
 2.11             2        Candlelight                                           Property
 2.12             2        Cherry Glen                                           Property
 2.13             2        Daniel Court                                          Property
 2.14             2        Ridgewood - Decatur                                   Property
 2.15             2        Cedargate - Bloomington                               Property
 2.16             2        Whispering Pines                                      Property
 2.17             2        Merrifield                                            Property
 2.18             2        Woodlands - Zelienople                                Property
 2.19             2        Annhurst - Belcamp                                    Property
 2.2              2        Meldon Place                                          Property
 2.21             2        Camellia Court - Dayton                               Property
 2.22             2        Terrace Trace                                         Property
 2.23             2        Heron Pointe                                          Property
 2.24             2        Cedargate - Clayton                                   Property
 2.25             2        Mark Landing I                                        Property
 2.26             2        Oakwood Manor                                         Property
 2.27             2        Miguel Place                                          Property
 2.28             2        Amesbury                                              Property
 2.29             2        University Square                                     Property
 2.3              2        Ambergate                                             Property
 2.31             2        Indian Ridge                                          Property
 2.32             2        Applegate - Muncie                                    Property
 2.33             2        Millburn Court                                        Property
 2.34             2        Ramblewood - Valdosta                                 Property
 2.35             2        Rosewood - Louisville                                 Property
 2.36             2        Winthrop Court I (OH)                                 Property
 2.37             2        Capital Ridge                                         Property
 2.38             2        Driftwood                                             Property
 2.39             2        Wilcrest Woods                                        Property
 2.4              2        Annhurst - Indianapolis                               Property
 2.41             2        Manchester                                            Property
 2.42             2        Laurel Glen                                           Property
 2.43             2        Countryside Manor                                     Property
 2.44             2        Parkville - Columbus                                  Property
 2.45             2        Sandpiper II                                          Property
 2.46             2        Ranchside                                             Property
 2.47             2        Westway                                               Property
 2.48             2        Jefferson Way I                                       Property
 2.49             2        Wentworth                                             Property
 2.5              2        Roanoke - Louisville                                  Property
 2.51             2        Applegate - Columbus                                  Property
 2.52             2        Valleybrook                                           Property
 2.53             2        Brandon Court                                         Property
 2.54             2        Ashford Hill                                          Property
 2.55             2        Shadow Ridge                                          Property
 2.56             2        Sutton Place                                          Property
 2.57             2        Greenbriar Glen                                       Property
 2.58             2        Ridgewood - Louisville                                Property
 2.59             2        Meadowland                                            Property
 2.6              2        West of Eastland                                      Property
 2.61             2        Timberwood                                            Property
 2.62             2        Stonehenge - Indianapolis                             Property
 2.63             2        Springwood                                            Property
 2.64             2        Meadowood - Franklin                                  Property
 2.65             2        Foxton II                                             Property
 2.66             2        Glen Arm Manor                                        Property
 2.67             2        Slate Run - Hopkinsville                              Property
 2.68             2        Stonehenge I                                          Property
 2.69             2        Sherbrook - Columbus                                  Property
 2.7              2        Millburn                                              Property
 2.71             2        Barrington                                            Property
 2.72             2        Hickory Mill                                          Property
 2.73             2        Stonehenge - Glasgow                                  Property
 2.74             2        Quail Call                                            Property
 2.75             2        Stonehenge - Massillon                                Property
 2.76             2        Spicewood                                             Property
 2.77             2        Whisperwood                                           Property
 2.78             2        Slate Run - Miamisburg                                Property
 2.79             2        Beckford Place - New Castle                           Property
  3               1        Town Center at Cobb                                   Loan
  4               1        DRA / Colonial Office Portfolio                       Loan
 4.01             1        Heathrow Inter. Business Ctr.                         Property
 4.02             1        Research Office Park                                  Property
 4.03             1        CC at Town Park                                       Property
 4.04             1        Colonial Place I & II                                 Property
 4.05             1        CC at Colonnade                                       Property
 4.06             1        Peachtree Street                                      Property
 4.07             1        CP Town Park Combined                                 Property
 4.08             1        Concourse Center                                      Property
 4.09             1        CC at Town Park 600                                   Property
 4.1              1        Riverchase Center                                     Property
 4.11             1        International Office Park                             Property
 4.12             1        Colonial Center at Bayside                            Property
 4.13             1        Colonial Center at Blue Lake                          Property
 4.14             1        Shops at Colonnade - Retail                           Property
 4.15             1        Colonial Plaza                                        Property
 4.16             1        Esplanade                                             Property
 4.17             1        Maitland Office Building                              Property
 4.18             1        HIBC 1000 Building                                    Property
 4.19             1        One Independence Plaza                                Property
  5               1        Och - Ziff Retail Portfolio                           Loan
 5.01             1        Colonial Pinnacle at Portofino                        Property
 5.02             1        Colonial Promenade Beechwood                          Property
 5.03             1        Colonial Promenade Trussville                         Property
 5.04             1        Colonial Promenade Alabaster                          Property
 5.05             1        Kingswood Commons                                     Property
 5.06             1        Colonial Promenade Hunter's Creek                     Property
 5.07             1        Colonial Promenade Lakewood                           Property
 5.08             1        Colonial Promenade Northdale                          Property
 5.09             1        Colonial Promenade Burnt Store                        Property
 5.1              1        Colonial Promenade Trussville II                      Property
 5.11             1        Colonial Shoppes Clay                                 Property
                  1        U-Haul Self Storage Portfolio 14, 15, 16, 17          Crossed
  6               1        U-Haul SAC 14                                         Loan
 6.01             1        U-Haul Lincoln Park                                   Property
 6.02             1        U-Haul Center North Rancho                            Property
 6.03             1        U-Haul Center Albany                                  Property
 6.04             1        U-Haul Of Inwood                                      Property
 6.05             1        U-Haul Center Texas Avenue                            Property
 6.06             1        U-Haul Center Of Olathe                               Property
  7               1        U-Haul SAC 17                                         Loan
 7.01             1        U-Haul Of Medford                                     Property
 7.02             1        U-Haul Center Of Round Rock                           Property
 7.03             1        U-Haul Kings Highway                                  Property
 7.04             1        U-Haul Center Rockville                               Property
 7.05             1        U-Haul Center Downtown                                Property
 7.06             1        U-Haul Center Beaumont                                Property
  8               1        U-Haul SAC 15                                         Loan
 8.01             1        U-Haul Center Of Salisbury                            Property
 8.02             1        U-Haul Storage Glendora                               Property
 8.03             1        U-Haul Storage Black Rock                             Property
 8.04             1        U-Haul Storage Ivar Avenue                            Property
 8.05             1        U-Haul Storage Tarrant Road                           Property
 8.06             1        U-Haul Storage Waxahachie                             Property
 8.07             1        U-Haul Storage Laurelwood                             Property
 8.08             1        U-Haul Storage Business Avenue                        Property
 8.09             1        U-Haul Storage I-30                                   Property
 8.1              1        U-Haul Storage Hulen                                  Property
  9               1        U-Haul SAC 16                                         Loan
 9.01             1        U-Haul Center White Lane                              Property
 9.02             1        U-Haul Storage South Side                             Property
 9.03             1        U-Haul Storage Sycamore Avenue                        Property
 9.04             1        U-Haul Storage Burlington                             Property
 9.05             1        U-Haul Storage Westchase                              Property
 9.06             1        U-Haul Storage Alma                                   Property
 9.07             1        U-Haul Storage Rio Salado                             Property
 9.08             1        U-Haul Storage Ridgeway Avenue                        Property
 9.09             1        U-Haul Storage Middletown                             Property
 9.1              1        U-Haul Storage Rufe Snow                              Property
  10              2        B2 Portfolio                                          Loan
10.01             2        Sinclair                                              Property
10.02             2        Steeple Chase                                         Property
10.03             2        Vacaro                                                Property
10.04             2        Alden Ridge                                           Property
10.05             2        Somerset                                              Property
10.06             2        Chelsea Point                                         Property
10.07             2        Waverly 1 & II                                        Property
10.08             2        La Cota                                               Property
10.09             2        Ashland                                               Property
 10.1             2        Hunt Club                                             Property
10.11             2        The Lakes at Meadowland                               Property
  11              1        Gwinnett Place                                        Loan
  12              1        1101 New York Avenue                                  Loan
  13              1        Mann & Sylmar Biomedical Parks                        Loan
13.01             1        Mann Biomedical Park                                  Property
13.02             1        Sylmar Biomedical Park                                Property
  14              1        600 West Chicago                                      Loan
  15              2        Columbia/Brook Park MHC Rollup                        Loan
15.01             2        Columbia Park MHC                                     Property
15.02             2        Brook Park MHC                                        Property
  16              1        OfficeMax Headquarters                                Loan
  17              1        Radisson - Alexandria                                 Loan
  18              1        The Shoppes at Old Bridge                             Loan
  19              1        Amylin                                                Loan
  20              1        University West Apartments                            Loan
20.01             1        Mortensen Place                                       Property
20.02             1        Fieldstone Grand                                      Property
20.03             1        Celtic Place Apartments                               Property
20.04             1        Fieldstone Townhomes & Apartments                     Property
20.05             1        Bird Place Apartments                                 Property
20.06             1        4501 & 4509 Steinbeck Street                          Property
20.07             1        4502 & 4510 Steinbeck Street                          Property
20.08             1        4518 Steinbeck Street                                 Property
20.09             1        4533 Steinbeck Street                                 Property
 20.1             1        4541 Steinbeck Street                                 Property
  21              1        FIDM Los Angeles                                      Loan
  22              1        Kapaa Quarry Industrial Complex                       Loan
  23              1        Holiday Inn - Alexandria                              Loan
  24              1        Bayshore Shopping Center                              Loan
  25              1        Sports Authority - Tempe                              Loan
                  1        Albuquerque Hotel Portfolio                           Crossed
  26              1        Hilton Garden Inn Albuquerque                         Loan
  27              1        Holiday Inn Hotel & Suites Albuquerque                Loan
  28              1        Homewood Suites Albuquerque Airport                   Loan
  29              1        Jefferson Crossing Shopping Center                    Loan
  30              2        Timber Ridge & Maplewood West                         Loan
  31              1        Hampton Inn - BWI                                     Loan
  32              1        GMH - The Ridge                                       Loan
  33              2        Broadstone Heights                                    Loan
  34              2        Weston Ranch Apartments                               Loan
  35              1        Ordnance Plaza 2                                      Loan
  36              1        ConAgra Foods                                         Loan
  37              1        Featherock Park                                       Loan
  38              2        GMH - Uptown                                          Loan
  39              2        Greystone Summit                                      Loan
  40              1        Raymour & Flanigan-Seekonk                            Loan
  44              2        Starlite Mobile Estates                               Loan
  45              1        Emily Morgan Hotel                                    Loan
  46              1        RDR Apartments                                        Loan
46.01             1        Crestview Apartments                                  Property
46.02             1        Valley View Apartments                                Property
46.03             1        Pinecrest Apartments                                  Property
46.04             1        Hall Valley Apartments                                Property
46.05             1        Quarry Apartments                                     Property
  47              1        Plaza Nine                                            Loan
  48              1        Grand Mart-Little River                               Loan
  49              1        Encanto- SLB Puerto Rico                              Loan
49.01             1        Unit #624/702 - Pizza Hut/TB - Isla Verde             Property
49.02             1        Unit #503 - KFC - Bayamon Victory                     Property
49.03             1        Unit #504 - KFC - Barbosa                             Property
49.04             1        Unit #532/653 - KFC/PH - 65th Infanteria              Property
49.05             1        Unit #518 - KFC - Caguas                              Property
49.06             1        Unit #546 - KFC - Fajardo                             Property
49.07             1        Unit #523 - KFC/TB - Vega Baja                        Property
49.08             1        Unit #527/664 - KFC - Ponce Bypass                    Property
49.09             1        Unit #622 - Pizza Hut - Ponce II                      Property
 49.1             1        Unit #512 - KFC - Cupey                               Property
49.11             1        Unit #516 - KFC - Puerta de Tierra                    Property
49.12             1        Unit #639 - Pizza Hut - Guayama                       Property
49.13             1        Unit #529 - KFC/TB - Mayaguez Post                    Property
49.14             1        Unit #514 - KFC - Carolina                            Property
49.15             1        Unit #636 - Pizza Hut - San German                    Property
49.16             1        Unit #559 - KFC - Pinero                              Property
49.17             1        Unit #506 - KFC - Loiza Street                        Property
49.18             1        Unit #644 - Pizza Hut - Levittown                     Property
  50              2        GMH - University Heights                              Loan
  51              2        The Greens at McKinney                                Loan
  52              2        Cobblestone Crossing                                  Loan
  53              1        Huntington Park Retail                                Loan
53.01             1        Pacific Belgrave Retail Center                        Property
53.02             1        Pacific Randolph Center                               Property
  54              2        Sunrise Fountains Apartments                          Loan
  55              1        Thunderbird Paseo Medical Plaza                       Loan
  56              1        Kohl's Scottsdale                                     Loan
  57              1        Clinton Hotel                                         Loan
  58              1        Azusa Center                                          Loan
  59              1        Grand Bank Center                                     Loan
  60              1        Palm Beach Office Building                            Loan
  61              1        Lexus of Fremont                                      Loan
  62              2        GMH - University Walk                                 Loan
  63              1        Kingsley Square                                       Loan
  64              1        Laurel Executive Bldg                                 Loan
  65              2        Stone Ridge Apartments                                Loan
  66              1        Malibu Vista Plaza                                    Loan
  67              1        Best Buy - Everett, MA                                Loan
  68              1        North Bay Centre                                      Loan
  69              1        Nugget Market - Roseville                             Loan
  70              1        Laurelwood Collection                                 Loan
  71              1        Hampton Inn Bensalem                                  Loan
  72              1        The Papermill                                         Loan
  73              1        Crowne Plaza Hotel - Mundelein                        Loan
  74              2        GMH - Campus Edge                                     Loan
  75              2        The Seasons on 4th Avenue                             Loan
  76              1        Chester County Medical Associates                     Loan
  77              1        Pinewood Facility                                     Loan
  78              1        Plaza Royale                                          Loan
  79              2        Continental West                                      Loan
  80              1        Rivergate Shopping Center                             Loan
  81              2        Candlewood Park MHC                                   Loan
  82              2        Forest Meadow Apartments                              Loan
  83              1        Gander Mountain                                       Loan
  84              1        8360 & 7318 Melrose                                   Loan
84.01             1        8360 Melrose                                          Property
84.02             1        7318 Melrose                                          Property
  85              2        Lakeshore Landings MHC                                Loan
  86              1        MedVenture Building                                   Loan
  87              2        Greens at Derby Phase II                              Loan
  88              1        National American University                          Loan
  89              1        Temecula Creek Village                                Loan
  90              1        Hilton Garden Inn - Bozeman, MT                       Loan
  91              1        Fairfield Inn Potomac Mills                           Loan
  92              1        SpringHill Suites Chesapeake Suffolk                  Loan
  93              1        Toledo Hilton                                         Loan
  94              1        Lindbergh Plaza                                       Loan
  95              1        Oak Grove Crossing                                    Loan
  96              1        Shoppes at Hamilton                                   Loan
  97              1        Drury Inn - Bowling Green, KY                         Loan
  98              1        Executive Ten                                         Loan
  99              1        Mid Valley Plaza SC                                   Loan
 100              1        Elkhorn                                               Loan
 101              1        Aliso Viejo / Mission Viejo SS                        Loan
101.01            1        Aliso Viejo                                           Property
101.02            1        Mission Viejo RV Storage                              Property
 102              1        Lakewood Ranch                                        Loan
 103              2        Germantown Garden Apartments                          Loan
 104              1        Charlestown Crossing                                  Loan
 105              1        2100 Milvia Office                                    Loan
 106              1        Rochling Distribution Facility                        Loan
 107              1        Wilmot Professional Plaza                             Loan
 108              1        815 Middle Ground Boulevard                           Loan
 109              2        Ridgeway-Pecan Portfolio                              Loan
109.01            2        Ridgeway Village Apartments                           Property
109.02            2        Pecan Ridge Apartments                                Property
 110              1        Comfort Inn Downtown Orlando                          Loan
 111              1        Silverlake Shopping Center Pearland                   Loan
 112              1        Cedar Cliff                                           Loan
112.01            1        Cedar Cliff Shopping Center                           Property
112.02            1        Cedar Cliff Office Building                           Property
 113              1        210 Celebration Place                                 Loan
 114              1        Hawthorn Suites Naples                                Loan
 115              1        Rush Creek Shopping Center                            Loan
 116              1        Hilton Garden Inn - Fort Wayne                        Loan
 117              1        FRIH Taco, LLC                                        Loan
117.01            1        Unit #16897 - TB - Cleveland                          Property
117.02            1        Unit #2431 - TB - Pigeon Forge                        Property
117.03            1        Unit #2963 - TB/LJS - Birmingham                      Property
117.04            1        Unit #3812 - TB - Abingdon                            Property
117.05            1        Unit #4553 - TB/LJS - Cullman                         Property
117.06            1        Unit #3454 - TB - Johnson City                        Property
117.07            1        Unit #2692 - TB - Auburn                              Property
117.08            1        Unit #17590 - TB - Bristol                            Property
117.09            1        Unit #16666 - TB - Hoover                             Property
117.1             1        Unit #3586 - TB - Morristown                          Property
 118              1        North Shore Office                                    Loan
 119              1        Konikoff Professional Center                          Loan
 120              1        Plaza Del Rio                                         Loan
 121              1        Roundy's Pick' n Save                                 Loan
 122              1        Inverness Business Park                               Loan
 123              1        Roundy's Pick' n Save 35th St                         Loan
 124              1        Towne Centre North                                    Loan
 125              1        Centerpointe - Wickes Furniture                       Loan
 126              1        Brentwood Village Shopping Center                     Loan
 127              2        Cimarron Apartments                                   Loan
 128              2        Arrow Glen MHC                                        Loan
 129              1        Janaf Crossings                                       Loan
 130              1        Holiday Inn Express Blythewood, SC                    Loan
 131              1        Bare Hills Corporate Center Building C                Loan
 132              1        Walgreens - McKinney, TX                              Loan
 133              1        Nipomo Retail Center                                  Loan
 134              1        Cross Rock Shops                                      Loan
 135              1        Skyline MHC                                           Loan
 136              1        Canoe Bay                                             Loan
 137              2        Meadowbrook Apartments                                Loan
 138              1        Wadsworth Commons                                     Loan
 139              1        Mezzetta Court Industrial                             Loan
 140              1        6230 South Decatur Boulevard                          Loan
 141              1        OST Self-Storage                                      Loan
 142              1        Hampton Inn Newberry-Opera House                      Loan
 143              1        Bryant Portfolio                                      Loan
143.01            1        Navarre Beach                                         Property
143.02            1        Gulf Pines                                            Property
 144              1        CVS -  Monroe                                         Loan
 145              1        CVS St Lucie                                          Loan
 146              1        Fairfield Inn & Suites Greenwood                      Loan
 147              1        Eastgate Shopping Center                              Loan
 148              1        Auburn Way Self Storage                               Loan
 149              2        The Park at Westover                                  Loan
 150              2        The Apartments at Oakbrook Court                      Loan
 151              1        Bailey Brothers Shoppes                               Loan
 152              1        Lammers Grocery Retail Center                         Loan
 153              1        Tractor Supply 1                                      Loan
 154              1        35 Raymond                                            Loan
 155              1        Holiday Inn Cherry Hill                               Loan
 156              1        Parkway Collection                                    Loan
 157              2        Rio Puente                                            Loan
 158              1        Bear Building                                         Loan
 159              1        Quality Inn and Suites                                Loan
 160              1        Four Corners Shopping Center                          Loan
 161              1        Cottonwood Crest                                      Loan
 162              2        Raintree Apartments                                   Loan
 163              1        Fairfield Inn & Suites Columbus East                  Loan
 164              1        ZYA Merrimack                                         Loan
 165              1        Dixie Shoppes                                         Loan
 166              1        Alpha Business Center                                 Loan
 167              1        Walgreens - Chiefland, FL                             Loan
 168              1        Bast Properties                                       Loan
 169              1        5655 Peachtree Parkway                                Loan
 170              1        Walgreens - Tucson                                    Loan
 171              1        Clock Tower Court                                     Loan
 172              2        Kavanaugh - Napier Multifamily Portfolio              Loan
172.01            2        Mossy Pond Apartments                                 Property
172.02            2        Woodland Apartments                                   Property
172.03            2        Steelman Apartments                                   Property
172.04            2        Heatherwood Apartments                                Property
 173              1        Central Storage at Longneck                           Loan
 174              1        Northridge Plaza                                      Loan
 175              1        Walgreens Woodruff                                    Loan
 176              1        CVS - Sugarland                                       Loan
 177              1        I-10 Durham                                           Loan
 179              1        Scripps Executive Plaza                               Loan
 180              2        Peachtree Trace Apartments                            Loan
 181              1        18933 South Reyes Avenue Industrial                   Loan
 182              1        503 Old Waterford Way                                 Loan
 183              2        La Crosse Apartment Portfolio                         Loan
183.01            2        Hutch Apartments                                      Property
183.02            2        Parkview Apartments                                   Property
 184              1        Healthspring                                          Loan
 185              1        Holbrook Center                                       Loan
 186              1        190 East Maple                                        Loan
 187              1        Yankee Shoppes                                        Loan
 188              1        Cornell Square                                        Loan
 189              2        Oakshire Village of Centennial Park                   Loan
 190              2        Ellis Apartments                                      Loan
 191              1        United Rentals and Burger King Portfolio              Loan
191.01            1        United Rentals                                        Property
191.02            1        Burger King - Napoleon                                Property
 192              2        Bent Tree Apartments                                  Loan
 193              1        Flowers Bakery                                        Loan
193.01            1        Flowers Bakery-Grand Prairie                          Property
193.02            1        Flowers Bakery-Corpus Christi                         Property
193.03            1        Flowers Bakery-Houston                                Property
193.04            1        Flowers Bakery-Fort Worth                             Property
 194              1        Lacey Medical Plaza                                   Loan
 195              2        Mobile Manor                                          Loan
 196              1        Crosspointe Plaza                                     Loan
 197              1        Security Mini Storage North                           Loan
 198              2        Homecrest MHC                                         Loan
 199              1        Walgreens - Jasper, IN                                Loan
 201              1        Gateway Center - Antioch                              Loan
 202              1        Frisco Plaza II                                       Loan
 203              2        Woodhollow Apartments                                 Loan
 204              1        The Ohlone Retail Center                              Loan
 205              1        Vanderveer Industrial Park - Building #3              Loan
 206              1        Shaw Blythe Project                                   Loan
 207              1        85 Metro                                              Loan
 208              1        5410 Powers Center Point                              Loan
 209              1        Southwood Village Shopping Center                     Loan
 210              1        Bandera Collection                                    Loan
 211              1        Inman Plaza                                           Loan
 212              1        Broadstone Taco Bell Portfolio                        Loan
212.01            1        Pensacola Taco Bell                                   Property
212.02            1        Augusta Taco Bell                                     Property
 214              1        Tractor Supply Company - San Benito, TX               Loan
 215              1        Ardent Health Services Building                       Loan
 216              2        Carson Gardens MHC                                    Loan
 217              1        American Mini Storage - Chandler                      Loan
 218              1        Logan Building                                        Loan
 219              1        Century 21 Sedona                                     Loan
 220              1        Redlands Autoplex                                     Loan
 221              1        Tractor Supply Co Hurricane, West Virginia            Loan
 222              1        Tractor Supply - Alice                                Loan
 223              1        Extra Space - Trotwood                                Loan
 224              1        Coventry Square                                       Loan
 225              1        Northgate Shopping Center - Appleton, WI              Loan
 226              1        Kersey MHP                                            Loan
 227              1        Off Broadway Partners                                 Loan
 228              1        National Wood Products                                Loan
 229              1        The Annex at Pima Crossing                            Loan
 230              1        Magnolia Crossings                                    Loan
 231              1        Island Storage                                        Loan
 232              1        Staples - Dollar Tree                                 Loan
 233              1        FedEx Kinkos                                          Loan
 234              1        National Tire and Battery - Rosenberg                 Loan
 235              1        Keller Williams Office                                Loan
 236              2        Clinton House Apartments                              Loan
 237              1        Chapel Ridge Shoppes                                  Loan
 238              1        Madera Retail Building                                Loan
 239              1        Brentwood Self Storage                                Loan
 240              1        TD Banknorth                                          Loan
 241              1        Red Rock Street Office                                Loan
 242              2        Huckleberry Apartments                                Loan
 243              1        CVS, Carlisle                                         Loan
 244              1        225 Valencia Street                                   Loan
 245              1        7803 Afton Road Medical Building                      Loan
 246              1        Charleston SS                                         Loan
 247              1        Executive Office Building Pearland                    Loan
 248              1        Bridgestone Firestone Tire Center                     Loan
 249              1        Security Mini Storage - WACO                          Loan
 250              1        4128 W. Commonwealth Avenue                           Loan
 251              1        972-980 S. Western Avenue Retail                      Loan
 252              1        Melrose Ave. Retail                                   Loan
 253              1        Sherwin Williams and Men's Wearhouse Buildings        Loan
 254              1        Goodwill Industries                                   Loan
 255              2        Crosswinds Apartments                                 Loan
 256              2        Hidden Harbor Villas                                  Loan
 257              1        Old Post Plaza                                        Loan
 258              2        North Boyd Apartments                                 Loan
 259              1        Regency Square Plaza                                  Loan
 260              2        Arvin Mobile Home Estates                             Loan
 261              1        1243 Greenfield Drive                                 Loan
 262              1        Lonestar Self Storage                                 Loan
 263              1        500 Horton Court                                      Loan
 264              2        Maple Heights Apartments                              Loan
 265              2        Maple Hill Apartments                                 Loan
 266              1        Blockbuster Little Elm, Texas                         Loan
 267              1        Commerce Bank - Edison                                Loan
 268              2        249 New Britain Avenue                                Loan
 269              1        One Forsythe Associates Building                      Loan
 270              1        Circle K- Raleigh                                     Loan
 271              1        928 Berdan Avenue                                     Loan

                           PROPERTY
LOAN #       ORIGINATOR    TYPE                    STREET ADDRESS
---------------------------------------------------------------------------------------------------------------------

   1         MLML          Multifamily             Various
 1.01        MLML          Multifamily             100 Indian Lake Drive
 1.02        MLML          Multifamily             302 West General Stewart Way
 1.03        MLML          Multifamily             8725 Del Ray Court
 1.04        MLML          Multifamily             318 Monks Court
 1.05        MLML          Multifamily             101 Mosswood Circle
 1.06        MLML          Multifamily             1927 A Sanford Circle
 1.07        MLML          Multifamily             4959 Oakhurst Drive
 1.08        MLML          Multifamily             3008 Acadia Court
 1.09        MLML          Multifamily             5 Sandalwood Drive
  1.1        MLML          Multifamily             3402 Marabou Mills Drive
 1.11        MLML          Multifamily             5549 Rosewood Commons Drive
 1.12        MLML          Multifamily             4975 Clancy Court
 1.13        MLML          Multifamily             1801 Sugartree Circle
 1.14        MLML          Multifamily             2549 Center West Parkway
 1.15        MLML          Multifamily             15300 West Colonial Drive
 1.16        MLML          Multifamily             833 Frost Road
 1.17        MLML          Multifamily             1530 Windwood Drive North East
 1.18        MLML          Multifamily             1284 Hidden Circle- East
 1.19        MLML          Multifamily             3385 Creek Ridge Road
  1.2        MLML          Multifamily             5111 Elmhurst Street
 1.21        MLML          Multifamily             41299 Heathmoore Court
 1.22        MLML          Multifamily             2091 Olivewood Drive
 1.23        MLML          Multifamily             1050 Plumrose Drive
 1.24        MLML          Multifamily             1410 Sheridan Drive
 1.25        MLML          Multifamily             806 Granite Drive
 1.26        MLML          Multifamily             3875 Darien Highway
 1.27        MLML          Multifamily             6 Roanoke Lane
 1.28        MLML          Multifamily             535 North Lewis Run
 1.29        MLML          Multifamily             2202 Roseanne Court
  1.3        MLML          Multifamily             2228 Bruce Road
 1.31        MLML          Multifamily             7884 Rhapsody Drive
 1.32        MLML          Multifamily             2288 Suffolk Lane
 1.33        MLML          Multifamily             5350 Jasmine Lane
 1.34        MLML          Multifamily             705 South Lincoln
 1.35        MLML          Multifamily             1529-C North East 39th Avenue
 1.36        MLML          Multifamily             1425 King George Boulevard
 1.37        MLML          Multifamily             4772 Elmhurst Road
 1.38        MLML          Multifamily             4602 Cresthaven Boulevard
 1.39        MLML          Multifamily             210 Interchange Drive
  1.4        MLML          Multifamily             3787 Willowood Drive
 1.41        MLML          Multifamily             6611 Trichel Lane
 1.42        MLML          Multifamily             600 Weakley Lane
 1.43        MLML          Multifamily             1295 Harbins Road
 1.44        MLML          Multifamily             1600 South Highway 27
 1.45        MLML          Multifamily             18933 Quercus Street
 1.46        MLML          Multifamily             2875 Palumbo Drive
 1.47        MLML          Multifamily             1481 Forest Hill Road
 1.48        MLML          Multifamily             33230 Ryan Drive
 1.49        MLML          Multifamily             8501 52nd Street North
  1.5        MLML          Multifamily             2224-G Ketwood Place
 1.51        MLML          Multifamily             8324 Gleason Drive
 1.52        MLML          Multifamily             1420 Gray Highway
 1.53        MLML          Multifamily             5470 Yellowbud Drive
 1.54        MLML          Multifamily             720 Ridgeview Drive
 1.55        MLML          Multifamily             8049 Stillwater Court North West
 1.56        MLML          Multifamily             400 Northside Drive
 1.57        MLML          Multifamily             2140 Timbercreek Dive
 1.58        MLML          Multifamily             2323 South West 35th Place
 1.59        MLML          Multifamily             4065 Jonesboro Road
  1.6        MLML          Multifamily             201 Orchard Drive
 1.61        MLML          Multifamily             110 Link Street
 1.62        MLML          Multifamily             4941 Central Drive
 1.63        MLML          Multifamily             3001 SW Archer Road
 1.64        MLML          Multifamily             8026 McFarland Court
 1.65        MLML          Multifamily             3466 Willowood Place
 1.66        MLML          Multifamily             4803 Street Johns Avenue
 1.67        MLML          Multifamily             101 Rhodes Lane
 1.68        MLML          Multifamily             3202 Prange Drive
 1.69        MLML          Multifamily             6300 Oakley Road
  1.7        MLML          Multifamily             8172 Aragon Woods Drive
 1.71        MLML          Multifamily             2015 North Mccord Road
 1.72        MLML          Multifamily             3648-A Wales Avenue North West
 1.73        MLML          Multifamily             One Plaza Drive
 1.74        MLML          Multifamily             604 Hillcrest Parkway
 1.75        MLML          Multifamily             4804 West Bancroft Street
 1.76        MLML          Multifamily             1095-A Beech Street
 1.77        MLML          Multifamily             11559 Ford Place
 1.78        MLML          Multifamily             798 Straub Road
   2         MLML          Multifamily             Various
 2.01        MLML          Multifamily             300-B Forsythia Drive
 2.02        MLML          Multifamily             15151 Ashgrove Drive
 2.03        MLML          Multifamily             5354 Deerbrook Lane
 2.04        MLML          Multifamily             2357-B Greengate Circle
 2.05        MLML          Multifamily             2484 Oak Garden Lane
 2.06        MLML          Multifamily             3215 South West 52nd Avenue
 2.07        MLML          Multifamily             9 Windsor Way
 2.08        MLML          Multifamily             2170 Fort Harrods Drive
 2.09        MLML          Multifamily             8833 Old Kings Road South
  2.1        MLML          Multifamily             3291 South Sanford Avenue
 2.11        MLML          Multifamily             965 Candlelight Boulevard
 2.12        MLML          Multifamily             2752 Cherry Glen Way
 2.13        MLML          Multifamily             640 Daniel Court
 2.14        MLML          Multifamily             3863 Memorial Drive
 2.15        MLML          Multifamily             3073 East Amy Lane
 2.16        MLML          Multifamily             4591 Whispering Pines Lane
 2.17        MLML          Multifamily             1027 Adams Avenue
 2.18        MLML          Multifamily             700 Woodlands Drive
 2.19        MLML          Multifamily             4600-C Annhurst Drive
  2.2        MLML          Multifamily             1736-C Brownstone Boulevard
 2.21        MLML          Multifamily             4542 Kalida Court
 2.22        MLML          Multifamily             9135 Talina Lane
 2.23        MLML          Multifamily             2553 State Road (Heron Pointe)
 2.24        MLML          Multifamily             701 North Union Road
 2.25        MLML          Multifamily             7967 SE Courtney Terrace
 2.26        MLML          Multifamily             2650 North 26th Terrace
 2.27        MLML          Multifamily             8940 Miguel Place
 2.28        MLML          Multifamily             3155 Harshman Drive
 2.29        MLML          Multifamily             2900 University Square Drive
  2.3        MLML          Multifamily             2233 Ambergate Lane
 2.31        MLML          Multifamily             2924 Miccosukee Road
 2.32        MLML          Multifamily             4055 North Everett Road
 2.33        MLML          Multifamily             8324 Millwheel Drive
 2.34        MLML          Multifamily             3131 North Oak Street
 2.35        MLML          Multifamily             13905 Sassafras Tree Drive
 2.36        MLML          Multifamily             2531 Arborview Drive
 2.37        MLML          Multifamily             3255 Capitol Circle North East
 2.38        MLML          Multifamily             91 11th Street West
 2.39        MLML          Multifamily             701 Penn Waller Road
  2.4        MLML          Multifamily             4958 Dawn Drive
 2.41        MLML          Multifamily             2900 Coronet Lane
 2.42        MLML          Multifamily             4191 Lake Acworth Drive
 2.43        MLML          Multifamily             8800 Countryside Way
 2.44        MLML          Multifamily             2346 Parkgreen Place
 2.45        MLML          Multifamily             2403 South 25th Street
 2.46        MLML          Multifamily             2508 Ranchside Terrace
 2.47        MLML          Multifamily             2006 Commercial Drive South
 2.48        MLML          Multifamily             409 Jefferson Avenue
 2.49        MLML          Multifamily             27010 Wentworth Drive
  2.5        MLML          Multifamily             4603 Roxann Boulevard
 2.51        MLML          Multifamily             2230 Applegate Drive
 2.52        MLML          Multifamily             169 Roscoe Road
 2.53        MLML          Multifamily             2381 Brandon Court
 2.54        MLML          Multifamily             1367 Beeler Drive
 2.55        MLML          Multifamily             2424 West Tharpe Street
 2.56        MLML          Multifamily             3150 Pyramid Parkway
 2.57        MLML          Multifamily             3030 Continental Colony Parkway
 2.58        MLML          Multifamily             3206 Abshire Lane
 2.59        MLML          Multifamily             200 Crane Drive
  2.6        MLML          Multifamily             3752 Knightsway Lane
 2.61        MLML          Multifamily             710 Mason Terrace Road
 2.62        MLML          Multifamily             7980 Dunston Drive
 2.63        MLML          Multifamily             5470 Yellowbud Drive
 2.64        MLML          Multifamily             820 Hospital Road
 2.65        MLML          Multifamily             4341 Foxton Court
 2.66        MLML          Multifamily             2609 Gillionville Road
 2.67        MLML          Multifamily             850-A North Elm Street
 2.68        MLML          Multifamily             3735 South A Street
 2.69        MLML          Multifamily             6677 Guinevere Drive
  2.7        MLML          Multifamily             4392 Millburn Avenue
 2.71        MLML          Multifamily             750 Northern Avenue
 2.72        MLML          Multifamily             2769 Hickory Mill Drive
 2.73        MLML          Multifamily             1000 Stonehenge Place
 2.74        MLML          Multifamily             2414 North Brierwood Drive
 2.75        MLML          Multifamily             799 17th Street North West
 2.76        MLML          Multifamily             3700 Brill Road
 2.77        MLML          Multifamily             1506 East 16th Avenue
 2.78        MLML          Multifamily             248 Heincke Road
 2.79        MLML          Multifamily             2900 South Memorial Drive
   3         MLML          Retail                  400 Ernest West Barrett Parkway
   4         WFB           Various                 Various
 4.01        WFB           Office                  300, 400, 701, 801, 901 & 1001 International Parkway
 4.02        WFB           Office                  12301-4 Research Boulevard, Buildings III & IV
 4.03        WFB           Office                  100, 200 & 300 Colonial Center Parkway
 4.04        WFB           Office                  4300 & 4350 Cypress Street
 4.05        WFB           Office                  3500, 3700 & 3800 Colonnade Parkway
 4.06        WFB           Office                  1355 Peachtree Street NE
 4.07        WFB           Mixed Use               950 Market Promenade Avenue
 4.08        WFB           Office                  3501, 3503, 3505 & 3507 Frontage Road
 4.09        WFB           Office                  600 Colonial Center Parkway
  4.1        WFB           Office                  2100, 2200 & 2300 Riverchase Center
 4.11        WFB           Office                  1800 & 1900 International Park Drive
 4.12        WFB           Office                  17757 US Highway 19 North
 4.13        WFB           Office                  3500 Blue Lake Drive
 4.14        WFB           Retail                  3409-3443 Colonnade Parkway
 4.15        WFB           Office                  2101 6th Avenue North
 4.16        WFB           Office                  2101 Rexford Road
 4.17        WFB           Office                  901 Lake Destiny Drive
 4.18        WFB           Office                  1000 Business Center Drive
 4.19        WFB           Office                  One Independence Drive
   5         LaSalle       Retail                  Various
 5.01        LaSalle       Retail                  19075 Interstate 45 South
 5.02        LaSalle       Retail                  196 Alps Road
 5.03        LaSalle       Retail                  5895-5993 Trussville Crossings Parkway
 5.04        LaSalle       Retail                  300 Colonial Promenade Parkway
 5.05        LaSalle       Retail                  600 Kingwood Drive
 5.06        LaSalle       Retail                  3900-4112 Town Center Boulevard
 5.07        LaSalle       Retail                  5620 San Jose Boulevard
 5.08        LaSalle       Retail                  15700-15800 North Dale Mabry Highway
 5.09        LaSalle       Retail                  3941 Tamiami Trail
  5.1        LaSalle       Retail                  5870-5890 Trussville Crossings Parkway
 5.11        LaSalle       Retail                  5100 Old Springville Road
             MLML          Self Storage            Various
   6         MLML          Self Storage            Various
 6.01        MLML          Self Storage            1200 West Fullerton
 6.02        MLML          Self Storage            3969 North Rancho Drive
 6.03        MLML          Self Storage            139 Broadway
 6.04        MLML          Self Storage            20A Sheridan Boulevard
 6.05        MLML          Self Storage            2813 Texas Avenue
 6.06        MLML          Self Storage            12540 South Rogers Road
   7         MLML          Self Storage            Various
 7.01        MLML          Self Storage            600 Mystic Valley Parkway
 7.02        MLML          Self Storage            1535 Round Rock Avenue
 7.03        MLML          Self Storage            1641 South Kings Highway
 7.04        MLML          Self Storage            230-240 Maple Avenue
 7.05        MLML          Self Storage            1301 Monticello Avenue
 7.06        MLML          Self Storage            3885 Milam
   8         MLML          Self Storage            Various
 8.01        MLML          Self Storage            6 Merrill Street
 8.02        MLML          Self Storage            1301 East Route 66
 8.03        MLML          Self Storage            3029 Fairfield Avenue
 8.04        MLML          Self Storage            3527 Ivar Avenue
 8.05        MLML          Self Storage            2455 Tarrant Road
 8.06        MLML          Self Storage            1103 West 287 Bypass
 8.07        MLML          Self Storage            611 Blackwood Clementon Road
 8.08        MLML          Self Storage            5600 Business Avenue
 8.09        MLML          Self Storage            9302 Interstate Highway 30
  8.1        MLML          Self Storage            7225 South Hulen
   9         MLML          Self Storage            Various
 9.01        MLML          Self Storage            6201 - 6261 White Lane
 9.02        MLML          Self Storage            2101 South Kingshighway Boulevard
 9.03        MLML          Self Storage            36 North Sycamore Avenue
 9.04        MLML          Self Storage            94 Connecticut Drive
 9.05        MLML          Self Storage            7741-43 Eckhert Road
 9.06        MLML          Self Storage            3401 Alma Drive
 9.07        MLML          Self Storage            500 North Scottsdale Road
 9.08        MLML          Self Storage            2055 Ridgeway Avenue
 9.09        MLML          Self Storage            1200 Newfield Street (Route 3)
  9.1        MLML          Self Storage            6550 Browning Drive
  10         GECC          Multifamily             Various
 10.01       GECC          Multifamily             3600 Park Colony Drive
 10.02       GECC          Multifamily             5940 Singleton Road
 10.03       GECC          Multifamily             3504 Joyce Court
 10.04       GECC          Multifamily             1500 Post Oak Drive
 10.05       GECC          Multifamily             100 Summerwalk Parkway
 10.06       GECC          Multifamily             6617 Bickford Lane
 10.07       GECC          Multifamily             5010 Split Rail Circle
 10.08       GECC          Multifamily             6664 Peachtree Industrial Boulevard
 10.09       GECC          Multifamily             1 Aspen Drive
 10.1        GECC          Multifamily             103 Echo Glen Drive
 10.11       GECC          Multifamily             101 Meadowood Street
  11         MLML          Retail                  2100 Pleasant Hill Road
  12         WFB           Office                  1101 New York Avenue NW
  13         MLML          Mixed Use               Various
 13.01       MLML          Mixed Use               25100 Rye Canyon Loop
 13.02       MLML          Mixed Use               12744 San Fernando Road
  14         LaSalle       Office                  600 West Chicago Avenue, 900-950 West Kingsbury, 811 North Larabee
  15         GECC          Manufactured Housing    Various
 15.01       GECC          Manufactured Housing    7100 Columbia Road
 15.02       GECC          Manufactured Housing    11800 Brookpark Road
  16         LaSalle       Office                  263 Shuman Boulevard
  17         GECC          Hospitality             901 North Fairfax Street
  18         LaSalle       Retail                  Route 9 and State Highway 18
  19         WFB           Office                  9360 and 9390 Towne Centre Drive
  20         MLML          Multifamily             Various
 20.01       MLML          Multifamily             800-1106 Pinon Drive
 20.02       MLML          Multifamily             1405-1425 Coconino Road
 20.03       MLML          Multifamily             1300 Coconino Drive
 20.04       MLML          Multifamily             4305-4345 Maricopa Drive
 20.05       MLML          Multifamily             1400 Coconino Drive
 20.06       MLML          Multifamily             4501 & 4509 Steinbeck Street
 20.07       MLML          Multifamily             4502 & 4510 Steinbeck Street
 20.08       MLML          Multifamily             4518 Steinbeck Street
 20.09       MLML          Multifamily             4533 Steinbeck Street
 20.1        MLML          Multifamily             4541 Steinbeck Street
  21         MLML          Office                  919 South Grand Avenue
  22         MLML          Industrial              905 & 909 Kalanianaole Highway
  23         GECC          Hospitality             625 First Street
  24         GECC          Retail                  521 Montauk Highway
  25         GECC          Retail                  7760 South Priest Drive
             WFB           Hospitality             Various
  26         WFB           Hospitality             2601 Yale Boulevard SE
  27         WFB           Hospitality             5050 Jefferson Street NE
  28         WFB           Hospitality             1520 Sunport Place SE
  29         WFB           Retail                  100 Flowing Springs Rd
  30         GECC          Multifamily             1025 Adams Circle
  31         LaSalle       Hospitality             829 Elkridge Landing Road
  32         GECC          Multifamily             350 Wedgewood Drive
  33         LaSalle       Multifamily             8100 Barstow Street NE
  34         MLML          Multifamily             4095 Lawson's Ridge Drive
  35         GECC          Retail                  595 East Ordnance Road
  36         LaSalle       Office                  215 West Diehl Road
  37         WFB           Manufactured Housing    2200 Highway 60 East
  38         GECC          Multifamily             2601 West Oak Street
  39         GECC          Multifamily             5200 Greystone Summit Drive
  40         GECC          Retail                  100 Highland Avenue
  44         GECC          Manufactured Housing    1045 North Azusa Avenue
  45         GECC          Hospitality             705 Houston Street
  46         GECC          Multifamily             Various
 46.01       GECC          Multifamily             1 Crestview Terrace
 46.02       GECC          Multifamily             1210 Valley View Avenue
 46.03       GECC          Multifamily             200 Pinecrest Drive
 46.04       GECC          Multifamily             100 Hall Valley Drive
 46.05       GECC          Multifamily             Overlook Drive
  47         LaSalle       Office                  900 Route 9 North
  48         MLML          Retail                  6229-6259 Little River Turnpike
  49         WFB           Retail                  Various
 49.01       WFB           Retail                  PR Road No. 187 Km 1.0, Isla Verde Food Mall
 49.02       WFB           Retail                  PR Road No. 167, Urb. County Estates
 49.03       WFB           Retail                  Corner Barbosa Avenue & America St
 49.04       WFB           Retail                  Corner of 65th Infantry & 31st St., Sabana Liana Ward
 49.05       WFB           Retail                  Corner PR State Rd No. 172 & Asturias St
 49.06       WFB           Retail                  State Rd. No. 3 Km 46.0, Quebrada Ward
 49.07       WFB           Retail                  PR Road No.2, Cabo Caribe Ward
 49.08       WFB           Retail                  PR Road No.2 Km 26.6, San Anton Ward
 49.09       WFB           Retail                  PR Road No.2 Km 260.4
 49.1        WFB           Retail                  115 Amazonas St., Urb. El Paraiso
 49.11       WFB           Retail                  Munoz Rivera Ave. & San Juan Bautista St
 49.12       WFB           Retail                  PR Road No. 3 Km 135.3
 49.13       WFB           Retail                  Post St., Miradero Ward
 49.14       WFB           Retail                  PR Road No. 3, Carolina Industrial Park
 49.15       WFB           Retail                  PR Road No. 102 Km 204.8
 49.16       WFB           Retail                  1251 Jesus T. Pinero Avenue
 49.17       WFB           Retail                  Corner Loiza & Corchado St
 49.18       WFB           Retail                  T-1569 Boulevard Ave., Levittown Lakes
  50         GECC          Multifamily             1319 Knotty Pine Way
  51         GECC          Multifamily             3191 Medical Center Drive
  52         MLML          Multifamily             1808 Cobblestone Way South
  53         MLML          Retail                  6001-6081 Pacific Boulevard
 53.01       MLML          Retail                  6001-6021 Pacific Boulevard
 53.02       MLML          Retail                  6041-6081 Pacific Boulevard
  54         MLML          Multifamily             2104 South Lewis Street
  55         MLML          Office                  5601-5605 West Eugie Avenue
  56         WFB           Retail                  8680 East Raintree Drive
  57         LaSalle       Hospitality             825 - 835 Washington Avenue
  58         MLML          Retail                  1123-1175 East Alosta Avenue
  59         GECC          Office                  3501& 3601 PGA Boulevard
  60         MLML          Office                  4400 PGA Boulevard
  61         MLML          Retail                  5600 Cushing Parkway
  62         GECC          Multifamily             1205 University Walk Circle
  63         GECC          Retail                  7203-7215 Skillman Street
  64         LaSalle       Office                  312 Marshall Avenue
  65         LaSalle       Multifamily             1115 Highway 146 North
  66         MLML          Office                  22761 Pacific Coast Highway
  67         WFB           Retail                  162 Santilli Highway
  68         MLML          Retail                  6305 Commerce Boulevard
  69         LaSalle       Retail                  771 Pleasant Grove Boulevard
  70         LaSalle       Retail                  4609-4637 Poplar Avenue
  71         WFB           Hospitality             1329 Bristol Pike
  72         LaSalle       Office                  3299 K Street NW
  73         GECC          Hospitality             510 East Route 83
  74         GECC          Multifamily             1300 Varsity Lane
  75         GECC          Multifamily             8180 West 4th Avenue
  76         GECC          Office                  600, 602, 606 East Marshall Street
  77         GECC          Office                  6701 Dale Mabry Highway
  78         GECC          Mixed Use               3802 Newberry Road
  79         LaSalle       Manufactured Housing    3740 North Romero Road
  80         MLML          Retail                  2310-2352 Sunrise Boulevard
  81         WFB           Manufactured Housing    424 32nd Rd.
  82         MLML          Multifamily             1000 West Forest Meadows Street
  83         MLML          Retail                  550 Belz Outlet Boulevard
  84         MLML          Mixed Use               8360 & 7318 Melrose Avenue
 84.01       MLML          Mixed Use               8360 Melrose Avenue
 84.02       MLML          Mixed Use               7318 Melrose Avenue
  85         GECC          Manufactured Housing    2000 West 33rd Street
  86         LaSalle       Industrial              2301 Centennial Boulevard
  87         GECC          Multifamily             1500 East Tall Tree Road
  88         LaSalle       Office                  5301 South Highway 16
  89         GECC          Retail                  31285-31333 Highway 79
  90         LaSalle       Hospitality             2023 Commerce Way
  91         WFB           Hospitality             2610 Prince William Parkway
  92         LaSalle       Hospitality             2424 Gum Road
  93         GECC          Hospitality             3100 Glendale Avenue
  94         GECC          Retail                  7425-7517 South Lindbergh Boulevard
  95         GECC          Retail                  18285 & 18295 Collier Avenue
  96         GECC          Retail                  1450-1496 South Erie Boulevard
  97         WFB           Hospitality             3250 Scottsville Road
  98         GECC          Office                  2200 Route 10 West
  99         GECC          Retail                  1543-1756 Mt. Hood Avenue
  100        GECC          Retail                  4403 Elkhorn Boulevard
  101        GECC          Self Storage            Various
101.01       GECC          Self Storage            36 Journey
101.02       GECC          Self Storage            26692 Avery Parkway
  102        MLML          Office                  5501 Communications Parkway
  103        MLML          Multifamily             730 Germantown Circle
  104        MLML          Retail                  1260 Stelton Road
  105        GECC          Office                  2100 Milvia Street
  106        LaSalle       Industrial              1375 Howell Road
  107        LaSalle       Office                  6260 - 6296 East Grant Road
  108        MLML          Retail                  815 Middle Ground Boulevard
  109        GECC          Multifamily             Various
109.01       GECC          Multifamily             100 East Ridgeway Drive
109.02       GECC          Multifamily             1301 Pecan Ridge Drive
  110        WFB           Hospitality             2416 North Orange Avenue
  111        GECC          Retail                  10200 and 10228 Broadway (FM518)
  112        MLML          Mixed Use               2121 & 2125 Cliff Road
112.01       MLML          Retail                  2125 Cliff Road
112.02       MLML          Office                  2121 Cliff Road
  113        LaSalle       Office                  210 Celebration Place
  114        GECC          Hospitality             3557 Pine Ridge Road
  115        MLML          Retail                  2506-2610 West Pioneer Parkway
  116        MLML          Hospitality             8615 US 24 West
  117        WFB           Retail                  Various
117.01       WFB           Retail                  2675 APD-40
117.02       WFB           Retail                  3310 Parkway
117.03       WFB           Retail                  4623 Highway 280 East
117.04       WFB           Retail                  495 Cummings Street
117.05       WFB           Retail                  5961 Alabama Highway 157
117.06       WFB           Retail                  2000 North Roan Street
117.07       WFB           Retail                  271 South Gay Street
117.08       WFB           Retail                  3130 Lee Highway
117.09       WFB           Retail                  1821 Montgomery Highway S
 117.1       WFB           Retail                  2235 West Andrew Johnson Highway
  118        MLML          Office                  4093 North West Urbandale Drive
  119        GECC          Office                  2100 Lynnhaven Parkway
  120        GECC          Office                  101 Riverfront Boulevard
  121        LaSalle       Retail                  1100 East Garfield Avenue
  122        LaSalle       Industrial              109 - 111 Inverness Drive East
  123        LaSalle       Retail                  2355 North 35th Street
  124        MLML          Retail                  6 & 8 Stonebridge Boulevard
  125        MLML          Retail                  26520 Carl Boyer Drive
  126        MLML          Retail                  8017 South 84th Street
  127        GECC          Multifamily             500 North Judge Ely Boulevard
  128        GECC          Manufactured Housing    19850 East Arrow Highway
  129        MLML          Retail                  5900 East Virginia Beach Boulevard
  130        LaSalle       Hospitality             120 Creech Road
  131        LaSalle       Office                  1425 Clarkview Road
  132        GECC          Retail                  1651 West University Drive
  133        LaSalle       Retail                  671 and 681 West Tefft Street
  134        LaSalle       Retail                  3521 West Memorial Road
  135        GECC          Manufactured Housing    2205 Butterfield Road
  136        LaSalle       Hospitality             16065 Hogback Road
  137        GECC          Multifamily             3605 Walden Lane
  138        LaSalle       Retail                  1154 Hinkle Drive
  139        LaSalle       Industrial              110 Mezzetta Court
  140        GECC          Retail                  6230 South Decatur Boulevard
  141        GECC          Self Storage            2915 Old Spanish Trail
  142        LaSalle       Hospitality             1201 Nance Street
  143        MLML          Manufactured Housing    Various
143.01       MLML          Manufactured Housing    9201 Navarre Parkway
143.02       MLML          Manufactured Housing    8700 Gulf Pines Drive
  144        MLML          Retail                  306 Applegarth Road
  145        GECC          Retail                  1300-1310 SW St. Lucie West Boulevard
  146        LaSalle       Hospitality             527 Bypass 72 NW
  147        MLML          Retail                  660 East Boise Avenue
  148        GECC          Self Storage            4501 Auburn Way North
  149        MLML          Multifamily             1000 Burton Hill Road
  150        LaSalle       Multifamily             3 Oakbrook Court
  151        MLML          Retail                  4673 Highway 280 East
  152        LaSalle       Retail                  1512 9th Street
  153        WFB           Retail                  3095 South Delsea Drive
  154        LaSalle       Retail                  35 North Raymond Avenue
  155        WFB           Hospitality             2715 West Marlton Pike
  156        LaSalle       Retail                  1400 N. Germantown Parkway
  157        GECC          Manufactured Housing    6656 Rosecrans Avenue
  158        WFB           Mixed Use               2-8 East. Colorado Boulevard and 12-18 South Fair Oaks Avenue
  159        LaSalle       Hospitality             134 River Road
  160        GECC          Retail                  9413 Apison Pike
  161        MLML          Office                  1996 East 6400 South
  162        MLML          Multifamily             800 South Highway 1417
  163        LaSalle       Hospitality             2826 Taylor Road SW
  164        MLML          Retail                  11 Executive Park Drive
  165        GECC          Retail                  8249 Vineland Road
  166        GECC          Office                  4300-4350 Alpha Road
  167        GECC          Retail                  2227 North Young Boulevard
  168        LaSalle       Office                  1399, 1401 and 1415 Vischer Ferry Road
  169        LaSalle       Office                  5655 Peachtree Parkway
  170        LaSalle       Retail                  525 West Valencia Road
  171        LaSalle       Retail                  6622 Mineral Point Road
  172        MLML          Multifamily             Various
172.01       MLML          Multifamily             337-361 Richburg Road
172.02       MLML          Multifamily             403 North 39th Avenue
172.03       MLML          Multifamily             361 Steelman Road
172.04       MLML          Multifamily             246 McMahon Road
  173        GECC          Self Storage            32440 Longneck Road
  174        LaSalle       Retail                  210 & 230 North Bolingbrook Drive
  175        LaSalle       Retail                  900 1st Avenue
  176        LaSalle       Retail                  16515 Lexington Boulevard
  177        LaSalle       Retail                  1801 Durham Drive
  179        GECC          Office                  10085 Carroll Canyon Road
  180        LaSalle       Multifamily             3519 West Hill Street
  181        WFB           Industrial              18933 S. Reyes Avenue
  182        LaSalle       Retail                  503 Old Waterford Way
  183        LaSalle       Multifamily             Various
183.01       LaSalle       Multifamily             1414 Pine Street
183.02       LaSalle       Multifamily             625 12th Avenue North
  184        LaSalle       Office                  601 Mainstream Drive
  185        GECC          Retail                  951 Main Street
  186        LaSalle       Industrial              190 East Maple Road
  187        WFB           Retail                  7027 Yankee Road
  188        LaSalle       Retail                  2401 Northeast Cornell Road
  189        LaSalle       Multifamily             500 East Centennial Drive
  190        LaSalle       Multifamily             503 West C Street
  191        LaSalle       Retail                  Various
191.01       LaSalle       Retail                  1018 - 1026 Ann Street
191.02       LaSalle       Retail                  2296 Scott Street
  192        LaSalle       Multifamily             410 Oakwood Avenue
  193        WFB           Industrial              Various
193.01       WFB           Industrial              180 W. Pioneer Parkway
193.02       WFB           Industrial              3717 Saratoga Boulevard
193.03       WFB           Industrial              7750 Bluff Point Drive
193.04       WFB           Industrial              4751 Blue Mound Road
  194        LaSalle       Office                  530 Kings County Drive
  195        LaSalle       Manufactured Housing    3503 58th Avenue North
  196        MLML          Retail                  285 Route 18 South
  197        LaSalle       Self Storage            502 Industrial Boulevard
  198        GECC          Manufactured Housing    815 South Curtis Road
  199        GECC          Retail                  3626 North Newton Street
  201        LaSalle       Industrial              2101 West 10th Street
  202        MLML          Retail                  9288 State Highway 121
  203        LaSalle       Multifamily             2451 Lake Road
  204        LaSalle       Retail                  20 Ohlone Parkway
  205        GECC          Industrial              3 Industrial Court
  206        WFB           Industrial              5096 North Blythe Avenue
  207        LaSalle       Office                  85 Metro Park
  208        LaSalle       Office                  5410 Powers Center Point
  209        WFB           Retail                  21039 Timberlake Road
  210        LaSalle       Retail                  9123 North Loop 1604 W
  211        MLML          Retail                  976 Inman Avenue
  212        WFB           Retail                  Various
212.01       WFB           Retail                  2011 Airport Boulevard
212.02       WFB           Retail                  3104 Peach Orchard Road
  214        WFB           Retail                  901 Paseo Real
  215        WFB           Office                  8080 East Academy Road
  216        GECC          Manufactured Housing    437 West Carson Street
  217        WFB           Self Storage            1150 N Hamilton Street
  218        LaSalle       Office                  60 Gregory Road
  219        WFB           Office                  361 Forest Road
  220        WFB           Retail                  1647 - 1667 Redlands Boulevard
  221        WFB           Retail                  3790 Teays Valley Road
  222        LaSalle       Retail                  3736 East Highway 44
  223        WFB           Self Storage            5520 Salem Bend Drive
  224        WFB           Office                  12000 North Dale Mabry Highway
  225        WFB           Retail                  2701 North Oneida Street
  226        WFB           Manufactured Housing    800 1st Street
  227        WFB           Industrial              146-148 West 132nd Street
  228        LaSalle       Industrial              8435 24th Avenue
  229        LaSalle       Retail                  8670 East Shea Boulevard
  230        WFB           Office                  33300 Egypt Lane
  231        LaSalle       Self Storage            9859 Ocean Highway 17
  232        LaSalle       Retail                  3500 - 3504 East Race Street
  233        WFB           Retail                  972 Dillon Road
  234        WFB           Retail                  6504 Reading Road
  235        LaSalle       Office                  1001 Sylvan Avenue
  236        LaSalle       Multifamily             550 Clinton Avenue
  237        WFB           Retail                  5409-5421 Meijer Drive
  238        WFB           Retail                  2175 North Schnoor Avenue
  239        LaSalle       Self Storage            1714 General George Patton Drive
  240        WFB           Retail                  324 White Horse Pike
  241        WFB           Office                  3571 Red Rock St
  242        LaSalle       Multifamily             704 West B Street
  243        LaSalle       Retail                  841 East High Street
  244        WFB           Office                  225 Valencia Street
  245        WFB           Office                  7803 Afton Road
  246        LaSalle       Self Storage            8501 West Charleston Boulevard
  247        LaSalle       Office                  1346 Broadway Street
  248        WFB           Retail                  606 Highway 79
  249        LaSalle       Self Storage            8811 Van American Drive
  250        WFB           Office                  4128 W. Commonwealth Avenue
  251        WFB           Retail                  972-980 S. Western Avenue
  252        LaSalle       Retail                  7961-7963 Melrose Avenue
  253        WFB           Retail                  3570 & 4088 Miller Road
  254        WFB           Retail                  6526 Staples Street
  255        WFB           Multifamily             515 W. 10th Street
  256        LaSalle       Multifamily             305 Locust Street West
  257        MLML          Retail                  2263-2267 Woodbridge Avenue
  258        WFB           Multifamily             3499 13th Avenue N
  259        LaSalle       Retail                  48530-48582 Van Dyke Avenue
  260        WFB           Manufactured Housing    200 5th Avenue
  261        WFB           Industrial              1243 Greenfield Drive
  262        LaSalle       Self Storage            5250 Grisham Drive
  263        LaSalle       Industrial              500 Horton Court
  264        LaSalle       Multifamily             2701 North Maple Lane
  265        LaSalle       Multifamily             2601 North Maple Lane
  266        WFB           Retail                  2501 FM 423
  267        MLML          Retail                  2064 Oak Tree Road
  268        WFB           Multifamily             249 New Britain Avenue
  269        LaSalle       Mixed Use               One Forsythe Road
  270        WFB           Retail                  4100 Western Boulevard
  271        WFB           Industrial              928 Berdan Avenue

                                                                                                    CUT-OFF DATE      ORIGINAL
LOAN #     CITY                    COUNTY                                  STATE    ZIP CODE         BALANCE ($)    BALANCE ($)
-------------------------------------------------------------------------------------------------------------------------------

   1       Various                 Various                                Various   Various          384,750,000    384,750,000
 1.01      Morrow                  Clayton                                GA        30260             11,120,000     11,120,000
 1.02      Hinesville              Liberty                                GA        31313             10,310,000     10,310,000
 1.03      Tampa                   Hillsborough                           FL        33617             10,122,000     10,122,000
 1.04      Lake Mary               Seminole                               FL        32746             10,120,000     10,120,000
 1.05      Winter Springs          Seminole                               FL        32708              9,160,000      9,160,000
 1.06      Sarasota                Sarasota                               FL        34234              8,568,000      8,568,000
 1.07      Indianapolis            Marion                                 IN        46254              8,450,000      8,450,000
 1.08      Bloomington             Monroe                                 IN        47401              8,400,000      8,400,000
 1.09      Ft. Walton Beach        Okaloosa                               FL        32548              8,200,000      8,200,000
  1.1      Indianapolis            Marion                                 IN        46214              7,600,000      7,600,000
 1.11      Indianapolis            Marion                                 IN        46254              7,190,000      7,190,000
 1.12      Gahanna                 Franklin                               OH        43230              7,160,000      7,160,000
 1.13      New Smyrna Beach        Volusia                                FL        32168              7,140,000      7,140,000
 1.14      Augusta                 Richmond                               GA        30909              6,880,000      6,880,000
 1.15      Winter Garden           Orange                                 FL        34787              6,610,000      6,610,000
 1.16      Streetsboro             Portage                                OH        44241              6,400,000      6,400,000
 1.17      Palm Bay                Brevard                                FL        32905              6,300,000      6,300,000
 1.18      Sarasota                Manatee                                FL        34243              6,290,000      6,290,000
 1.19      Brandon                 Hillsborough                           FL        33511              6,290,000      6,290,000
  1.2      West Palm Beach         Palm Beach                             FL        33417              6,230,000      6,230,000
 1.21      Canton                  Wayne                                  MI        48187              6,160,000      6,160,000
 1.22      Indianapolis            Marion                                 IN        46219              5,920,000      5,920,000
 1.23      Columbus                Franklin                               OH        43228              5,860,000      5,860,000
 1.24      Lancaster               Fairfield                              OH        43130              5,820,000      5,820,000
 1.25      Louisville              Jefferson                              KY        40223              5,750,000      5,750,000
 1.26      Brunswick               Glynn                                  GA        31525              5,480,000      5,480,000
 1.27      Rochester Hills         Oakland                                MI        48309              5,280,000      5,280,000
 1.28      Clairton                Allegheny                              PA        15025              5,200,000      5,200,000
 1.29      Fairborn                Greene                                 OH        45324              5,040,000      5,040,000
  1.3      Delaware                Delaware                               OH        43015              5,010,000      5,010,000
 1.31      Dublin                  Franklin                               OH        43016              5,000,000      5,000,000
 1.32      Grove City              Franklin                               OH        43123              4,980,000      4,980,000
 1.33      Hilliard                Franklin                               OH        43026              4,940,000      4,940,000
 1.34      Kent                    Portage                                OH        44240              4,800,000      4,800,000
 1.35      Ocala                   Marion                                 FL        34470              4,790,000      4,790,000
 1.36      Savannah                Chatham                                GA        31419              4,790,000      4,790,000
 1.37      West Palm Beach         Palm Beach                             FL        33417              4,720,000      4,720,000
 1.38      West Palm Beach         Palm Beach                             FL        33415              4,580,000      4,580,000
 1.39      Palm Bay                Brevard                                FL        32907              4,480,000      4,480,000
  1.4      Indianapolis            Marion                                 IN        46235              4,480,000      4,480,000
 1.41      New Port Richey         Pasco                                  FL        34653              4,290,000      4,290,000
 1.42      Smyrna                  Rutherford                             TN        37167              4,250,000      4,250,000
 1.43      Norcross                Gwinnett                               GA        30093              4,240,000      4,240,000
 1.44      Clermont                Lake                                   FL        34711              4,220,000      4,220,000
 1.45      Hudson                  Pasco                                  FL        34667              4,040,000      4,040,000
 1.46      Lexington               Fayette                                KY        40509              4,000,000      4,000,000
 1.47      Macon                   Bibb                                   GA        31210              4,000,000      4,000,000
 1.48      Leesburg                Lake                                   FL        34788              3,970,000      3,970,000
 1.49      Pinellas Park           Pinellas                               FL        33781              3,950,000      3,950,000
  1.5      Kettering               Montgomery                             OH        45420              3,800,000      3,800,000
 1.51      Knoxville               Knox                                   TN        37919              3,660,000      3,660,000
 1.52      Macon                   Bibb                                   GA        31211              3,600,000      3,600,000
 1.53      Columbus                Franklin                               OH        43231              3,560,000      3,560,000
 1.54      Frankfort               Franklin                               KY        40601              3,540,000      3,540,000
 1.55      Ft. Myers               Lee                                    FL        33903              3,520,000      3,520,000
 1.56      Carrollton              Carroll                                GA        30117              3,520,000      3,520,000
 1.57      Toledo                  Lucas                                  OH        43615              3,490,000      3,490,000
 1.58      Gainesville             Alachua                                FL        32608              3,380,000      3,380,000
 1.59      Union City              Fulton                                 GA        30291              3,360,000      3,360,000
  1.6      Nicholasville           Jessamine                              KY        40356              3,350,000      3,350,000
 1.61      Hinesville              Liberty                                GA        31313              3,280,000      3,280,000
 1.62      Stone Mountain          Dekalb                                 GA        30083              3,280,000      3,280,000
 1.63      Gainesville             Alachua                                FL        32608              3,210,000      3,210,000
 1.64      Indianapolis            Marion                                 IN        46227              3,200,000      3,200,000
 1.65      Grove City              Franklin                               OH        43123              3,010,000      3,010,000
 1.66      Palatka                 Putnam                                 FL        32177              2,980,000      2,980,000
 1.67      Griffin                 Spalding                               GA        30224              2,720,000      2,720,000
 1.68      Cuyahoga Falls          Summit                                 OH        44223              2,680,000      2,680,000
 1.69      Union City              Fulton                                 GA        30291              2,640,000      2,640,000
  1.7      Indianapolis            Marion                                 IN        46214              2,580,000      2,580,000
 1.71      Toledo                  Lucas                                  OH        43615              2,560,000      2,560,000
 1.72      Massillon               Stark                                  OH        44646              2,430,000      2,430,000
 1.73      New Albany              Floyd                                  IN        47150              2,400,000      2,400,000
 1.74      Dublin                  Laurens                                GA        31021              2,250,000      2,250,000
 1.75      Toledo                  Lucas                                  OH        43615              2,250,000      2,250,000
 1.76      Mt. Vernon              Knox                                   OH        43050              2,080,000      2,080,000
 1.77      Louisville              Jefferson                              KY        40241              2,060,000      2,060,000
 1.78      Mansfield               Richland                               OH        44904              1,780,000      1,780,000
   2       Various                 Various                                Various   Various          330,250,000    330,250,000
 2.01      Abingdon                Harford                                MD        21009             10,320,000     10,320,000
 2.02      Sterling Hts.           Macomb                                 MI        48313              9,840,000      9,840,000
 2.03      Columbus                Franklin                               OH        43213              9,000,000      9,000,000
 2.04      West Palm Beach         Palm Beach                             FL        33415              8,400,000      8,400,000
 2.05      Hollywood               Broward                                FL        33020              8,180,000      8,180,000
 2.06      Pembroke Park           Broward                                FL        33023              7,640,000      7,640,000
 2.07      Rosedale                Baltimore                              MD        21237              7,180,000      7,180,000
 2.08      Lexington               Fayette                                KY        40513              6,620,000      6,620,000
 2.09      Jacksonville            Duval                                  FL        32257              6,380,000      6,380,000
  2.1      Sanford                 Seminole                               FL        32773              6,150,000      6,150,000
 2.11      Brooksville             Hernando                               FL        34601              5,950,000      5,950,000
 2.12      Indianapolis            Marion                                 IN        46227              5,760,000      5,760,000
 2.13      Cincinnati              Clermont                               OH        45244              5,640,000      5,640,000
 2.14      Decatur                 Dekalb                                 GA        30032              5,600,000      5,600,000
 2.15      Bloomington             Monroe                                 IN        47401              5,600,000      5,600,000
 2.16      Ft. Pierce              Saint Lucie                            FL        34982              5,440,000      5,440,000
 2.17      Salisbury               Wicomico                               MD        21804              5,400,000      5,400,000
 2.18      Zelienople              Butler                                 PA        16063              5,250,000      5,250,000
 2.19      Belcamp                 Harford                                MD        21017              5,120,000      5,120,000
  2.2      Toledo                  Lucas                                  OH        43614              5,040,000      5,040,000
 2.21      Dayton                  Montgomery                             OH        45424              4,940,000      4,940,000
 2.22      Tampa                   Hillsborough                           FL        33637              4,870,000      4,870,000
 2.23      Atlantic Beach          Duval                                  FL        32233              4,860,000      4,860,000
 2.24      Clayton                 Montgomery                             OH        45315              4,830,000      4,830,000
 2.25      Hobe Sound              Martin                                 FL        33455              4,800,000      4,800,000
 2.26      Hollywood               Broward                                FL        33020              4,730,000      4,730,000
 2.27      Port Richey             Pasco                                  FL        34668              4,650,000      4,650,000
 2.28      Reynoldsburg            Franklin                               OH        43068              4,650,000      4,650,000
 2.29      Tampa                   Hillsborough                           FL        33612              4,610,000      4,610,000
  2.3      West Palm Beach         Palm Beach                             FL        33415              4,580,000      4,580,000
 2.31      Tallahassee             Leon                                   FL        32308              4,430,000      4,430,000
 2.32      Muncie                  Delaware                               IN        47304              4,430,000      4,430,000
 2.33      Centerville             Montgomery                             OH        45458              4,380,000      4,380,000
 2.34      Valdosta                Lowndes                                GA        31602              4,320,000      4,320,000
 2.35      Louisville              Jefferson                              KY        40245              4,280,000      4,280,000
 2.36      Columbus                Franklin                               OH        43229              4,240,000      4,240,000
 2.37      Tallahassee             Leon                                   FL        32308              3,900,000      3,900,000
 2.38      Atlantic Beach          Duval                                  FL        32233              3,810,000      3,810,000
 2.39      Savannah                Chatham                                GA        31410              3,800,000      3,800,000
  2.4      Indianapolis            Marion                                 IN        46268              3,740,000      3,740,000
 2.41      Jacksonville            Duval                                  FL        32207              3,700,000      3,700,000
 2.42      Acworth                 Cobb                                   GA        30101              3,640,000      3,640,000
 2.43      Douglasville            Douglas                                GA        30134              3,600,000      3,600,000
 2.44      Columbus                Franklin                               OH        43229              3,560,000      3,560,000
 2.45      Ft. Pierce              Saint Lucie                            FL        34981              3,450,000      3,450,000
 2.46      New Port Richey         Pasco                                  FL        34655              3,430,000      3,430,000
 2.47      Brunswick               Glynn                                  GA        31525              3,360,000      3,360,000
 2.48      Orange Park             Clay                                   FL        32065              3,320,000      3,320,000
 2.49      Roseville               Macomb                                 MI        48066              3,320,000      3,320,000
  2.5      Louisville              Jefferson                              KY        40218              3,180,000      3,180,000
 2.51      Columbus                Bartholomew                            IN        47203              3,150,000      3,150,000
 2.52      Newnan                  Coweta                                 GA        30263              3,120,000      3,120,000
 2.53      Bloomington             Monroe                                 IN        47401              3,080,000      3,080,000
 2.54      Reynoldsburg            Franklin                               OH        43068              3,020,000      3,020,000
 2.55      Tallahassee             Leon                                   FL        32303              3,000,000      3,000,000
 2.56      Lakeland                Polk                                   FL        33805              3,000,000      3,000,000
 2.57      Atlanta                 Fulton                                 GA        30331              3,000,000      3,000,000
 2.58      Louisville              Jefferson                              KY        40220              2,910,000      2,910,000
 2.59      Bogart                  Clarke                                 GA        30622              2,880,000      2,880,000
  2.6      Columbus                Franklin                               OH        43232              2,820,000      2,820,000
 2.61      Perry                   Houston                                GA        31069              2,640,000      2,640,000
 2.62      Indianapolis            Marion                                 IN        46239              2,640,000      2,640,000
 2.63      Columbus                Franklin                               OH        43229              2,640,000      2,640,000
 2.64      Franklin                Johnson                                IN        46131              2,560,000      2,560,000
 2.65      Dayton                  Montgomery                             OH        45414              2,540,000      2,540,000
 2.66      Albany                  Dougherty                              GA        31707              2,410,000      2,410,000
 2.67      Hopkinsville            Christian                              KY        42240              2,400,000      2,400,000
 2.68      Richmond                Wayne                                  IN        47374              2,400,000      2,400,000
 2.69      Columbus                Franklin                               OH        43229              2,360,000      2,360,000
  2.7      Stow                    Summit                                 OH        44224              2,320,000      2,320,000
 2.71      Clarkston               Dekalb                                 GA        30021              2,240,000      2,240,000
 2.72      Hilliard                Franklin                               OH        43026              2,220,000      2,220,000
 2.73      Glasgow                 Barren                                 KY        42141              2,080,000      2,080,000
 2.74      Albany                  Dougherty                              GA        31705              2,080,000      2,080,000
 2.75      Massillon               Stark                                  OH        44646              2,080,000      2,080,000
 2.76      Indianapolis            Marion                                 IN        46227              1,920,000      1,920,000
 2.77      Cordele                 Crisp                                  GA        31015              1,730,000      1,730,000
 2.78      Miamisburg              Montgomery                             OH        45342              1,680,000      1,680,000
 2.79      New Castle              Henry                                  IN        47362              1,410,000      1,410,000
   3       Kennesaw                Cobb                                   GA        30144            280,000,000    280,000,000
   4       Various                 Various                                Various   Various          247,302,419    247,302,419
 4.01      Lake Mary               Seminole                               FL        32746             34,630,982     34,630,982
 4.02      Austin                  Travis                                 TX        78759             26,447,908     26,447,908
 4.03      Lake Mary               Seminole                               FL        32746             23,265,602     23,265,602
 4.04      Tampa                   Hillsborough                           FL        33607             20,379,333     20,379,333
 4.05      Birmingham              Jefferson                              AL        35243             19,575,196     19,575,196
 4.06      Atlanta                 Fulton                                 GA        30309             15,561,000     15,561,000
 4.07      Lake Mary               Seminole                               FL        32746             14,764,167     14,764,167
 4.08      Tampa                   Hillsborough                           FL        33607             12,254,067     12,254,067
 4.09      Lake Mary               Seminole                               FL        32746             11,926,964     11,926,964
  4.1      Birmingham              Shelby                                 AL        35244              9,226,014      9,226,014
 4.11      Birmingham              Jefferson                              AL        35243              8,717,915      8,717,915
 4.12      Clearwater              Pinellas                               FL        33764              8,370,268      8,370,268
 4.13      Birmingham              Jefferson                              AL        35243              7,380,812      7,380,812
 4.14      Birmingham              Jefferson                              AL        35243              7,225,554      7,225,554
 4.15      Birmingham              Jefferson                              AL        35203              6,712,260      6,712,260
 4.16      Charlotte               Mecklenburg                            NC        28211              6,685,518      6,685,518
 4.17      Maitland                Orange                                 FL        32751              5,273,750      5,273,750
 4.18      Lake Mary               Seminole                               FL        32746              4,679,862      4,679,862
 4.19      Birmingham              Jefferson                              AL        35209              4,225,247      4,225,247
   5       Various                 Various                                Various   Various          140,000,000    140,000,000
 5.01      Shenandoah              Montgomery                             TX        77385             28,257,687     28,257,687
 5.02      Athens                  Clarke                                 GA        30606             18,282,991     18,282,991
 5.03      Trussville              Jefferson                              AL        35235             17,366,884     17,366,884
 5.04      Alabaster               Shelby                                 AL        35007             16,213,020     16,213,020
 5.05      Houston                 Montgomery                             TX        77339             14,786,130     14,786,130
 5.06      Orlando                 Orange                                 FL        32837             11,464,257     11,464,257
 5.07      Jacksonville            Duval                                  FL        32207             10,601,521     10,601,521
 5.08      Tampa                   Hillsborough                           FL        33624              9,378,030      9,378,030
 5.09      Punta Gorda             Charlotte                              FL        33950              5,447,373      5,447,373
  5.1      Trussville              Jefferson                              AL        35235              4,302,971      4,302,971
 5.11      Trussville              Jefferson                              AL        35126              3,899,136      3,899,136
           Various                 Various                                Various   Various          135,891,937    136,000,000
   6       Various                 Various                                Various   Various           36,141,061     36,170,000
 6.01      Chicago                 Cook                                   IL        60614              9,531,368      9,539,000
 6.02      Las Vegas               Clark                                  NV        89130              6,851,514      6,857,000
 6.03      Albany                  Albany                                 NY        12202              6,488,804      6,494,000
 6.04      Inwood                  Nassau                                 NY        11096              5,758,389      5,763,000
 6.05      College Station         Brazos                                 TX        77840              3,924,857      3,928,000
 6.06      Olathe                  Johnson                                KS        66062              3,586,128      3,589,000
   7       Various                 Various                                Various   Various           34,302,533     34,330,000
 7.01      Somerville              Middlesex                              MA        2144              15,747,391     15,760,000
 7.02      Round Rock              Williamson                             TX        78681              4,543,362      4,547,000
 7.03      Saint Louis             Saint Louis                            MO        63110              3,821,940      3,825,000
 7.04      Rockville Centre        Nassau                                 NY        11570              3,808,950      3,812,000
 7.05      Norfolk                 Norfolk                                VA        23510              3,752,995      3,756,000
 7.06      Beaumont                Jefferson                              TX        77701              2,627,896      2,630,000
   8       Various                 Various                                Various   Various           33,473,197     33,500,000
 8.01      Salisbury               Essex                                  MA        1952               9,009,786      9,017,000
 8.02      Glendora                Los Angeles                            CA        91740              4,610,308      4,614,000
 8.03      Bridgeport              Fairfield                              CT        6605               4,567,343      4,571,000
 8.04      Rosemead                Los Angeles                            CA        91770              4,101,716      4,105,000
 8.05      Grand Prairie           Tarrant                                TX        75050              2,453,036      2,455,000
 8.06      Waxahachie              Ellis                                  TX        75165              2,182,253      2,184,000
 8.07      Lindenwold              Camden                                 NJ        8024               1,990,406      1,992,000
 8.08      Clay                    Onondaga                               NY        13041              1,691,645      1,693,000
 8.09      Little Rock             Pulaski                                AR        72209              1,545,762      1,547,000
  8.1      Fort Worth              Tarrant                                TX        76133              1,320,942      1,322,000
   9       Various                 Various                                Various   Various           31,975,145     32,000,000
 9.01      Bakersfield             Kern                                   CA        93309              4,898,193      4,902,000
 9.02      Saint Louis             Saint Louis                            MO        63110              4,817,256      4,821,000
 9.03      Pasadena                Los Angeles                            CA        91107              4,116,800      4,120,000
 9.04      Burlington              Burlington                             NJ        8016               4,074,833      4,078,000
 9.05      San Antonio             Bexar                                  TX        78240              3,658,156      3,661,000
 9.06      Plano                   Collin                                 TX        75023              2,783,836      2,786,000
 9.07      Tempe                   Maricopa                               AZ        85281              2,712,891      2,715,000
 9.08      Rochester               Monroe                                 NY        14626              2,263,241      2,265,000
 9.09      Middletown              Middlesex                              CT        6457               1,982,459      1,984,000
  9.1      North Richland Hills    Tarrant                                TX        76180                667,481        668,000
  10       Various                 Various                                Various   Various          130,500,000    130,500,000
 10.01     Norcross                Gwinnett                               GA        30093             16,900,000     16,900,000
 10.02     Norcross                Gwinnett                               GA        30093             15,050,000     15,050,000
 10.03     Chesapeake              Chesapeake City                        VA        23321             14,400,000     14,400,000
 10.04     Clarkston               DeKalb                                 GA        30021             13,925,000     13,925,000
 10.05     Tucker                  Gwinnett                               GA        30024             13,200,000     13,200,000
 10.06     Portsmouth              Portsmouth City                        VA        23703             11,900,000     11,900,000
 10.07     Winston-Salem           Forsyth                                NC        27106             11,550,000     11,550,000
 10.08     Atlanta                 DeKalb                                 GA        30360             11,400,000     11,400,000
 10.09     Greensboro              Guilford                               NC        27409             11,250,000     11,250,000
 10.1      Winston-Salem           Forsyth                                NC        27106              5,475,000      5,475,000
 10.11     Greensboro              Guilford                               NC        27409              5,450,000      5,450,000
  11       Duluth                  Gwinnett                               GA        30096            115,000,000    115,000,000
  12       Washington              District of Columbia                   DC        20005            112,500,000    112,500,000
  13       Various                 Los Angeles                            CA        Various           65,000,000     65,000,000
 13.01     Santa Clarita           Los Angeles                            CA        91355             56,000,000     56,000,000
 13.02     Sylmar                  Los Angeles                            CA        91342              9,000,000      9,000,000
  14       Chicago                 Cook                                   IL        60610             64,750,000     64,750,000
  15       Various                 Cuyahoga                               OH        Various           55,000,000     55,000,000
 15.01     Olmsted Falls           Cuyahoga                               OH        44138             52,120,000     52,120,000
 15.02     Cleveland               Cuyahoga                               OH        44130              2,880,000      2,880,000
  16       Naperville              DuPage                                 IL        60563             49,000,000     49,000,000
  17       Alexandria              Fairfax                                VA        22314             42,500,000     42,500,000
  18       Old Bridge              Middlesex                              NJ        08857             40,000,000     40,000,000
  19       San Diego               San Diego                              CA        92121             35,350,000     35,350,000
  20       Ames                    Story                                  IA        50014             35,200,000     35,200,000
 20.01     Ames                    Story                                  IA        50014              9,295,000      9,295,000
 20.02     Ames                    Story                                  IA        50014              7,967,000      7,967,000
 20.03     Ames                    Story                                  IA        50014              6,383,000      6,383,000
 20.04     Ames                    Story                                  IA        50014              5,376,000      5,376,000
 20.05     Ames                    Story                                  IA        50014              3,064,000      3,064,000
 20.06     Ames                    Story                                  IA        50014                890,000        890,000
 20.07     Ames                    Story                                  IA        50014                890,000        890,000
 20.08     Ames                    Story                                  IA        50014                445,000        445,000
 20.09     Ames                    Story                                  IA        50014                445,000        445,000
 20.1      Ames                    Story                                  IA        50014                445,000        445,000
  21       Los Angeles             Los Angeles                            CA        90015             33,000,000     33,000,000
  22       Kailua                  Honolulu                               HI        96734             31,975,836     32,000,000
  23       Alexandria              Fairfax                                VA        22314             30,500,000     30,500,000
  24       Bayshore                Suffolk                                NY        11706             30,100,000     30,100,000
  25       Tempe                   Maricopa                               AZ        85284             29,920,000     29,920,000
           Albuquerque             Bernalillo                             NM        Various           28,460,000     28,460,000
  26       Albuquerque             Bernalillo                             NM        87106              9,760,000      9,760,000
  27       Albuquerque             Bernalillo                             NM        87109              9,700,000      9,700,000
  28       Albuquerque             Bernalillo                             NM        87106              9,000,000      9,000,000
  29       Charles Town            Jefferson                              WV        25414             28,250,000     28,250,000
  30       Boulder                 Boulder                                CO        80303             25,500,000     25,500,000
  31       Linthicum Heights       Anne Arundel                           MD        21090             24,500,000     24,500,000
  32       Morgantown              Monongalia                             WV        26505             23,120,000     23,120,000
  33       Albuquerque             Bernalillo                             NM        87122             22,600,000     22,600,000
  34       Madison                 Madison                                AL        35757             22,500,000     22,500,000
  35       Glen Burnie             Anne Arundel                           MD        21060             22,400,000     22,400,000
  36       Naperville              DuPage                                 IL        60563             21,000,000     21,000,000
  37       Valrico                 Hillsborough                           FL        33594             21,000,000     21,000,000
  38       Denton                  Denton                                 TX        76201             20,160,000     20,160,000
  39       Columbus                Muscogee                               GA        31909             20,000,000     20,000,000
  40       Seekonk                 Bristol                                MA        2771              19,982,223     20,000,000
  44       Covina                  Los Angeles                            CA        91722             19,550,000     19,550,000
  45       San Antonio             Bexar                                  TX        78205             19,500,000     19,500,000
  46       Various                 Various                                WV        Various           18,500,000     18,500,000
 46.01     Bridgeport              Harrison                               WV        26330              6,311,812      6,311,812
 46.02     Morgantown              Monongalia                             WV        26505              4,354,351      4,354,351
 46.03     Morgantown              Monongalia                             WV        26508              3,835,025      3,835,025
 46.04     Bridgeport              Harrison                               WV        26330              2,340,963      2,340,963
 46.05     Clarksburg              Harrison                               WV        26301              1,657,849      1,657,849
  47       Woodbridge              Middlesex                              NJ        07095             18,480,000     18,480,000
  48       Alexandria              Fairfax                                VA        22312             18,392,013     18,400,000
  49       Various                                                        PR        Various           18,265,767     18,300,000
 49.01     Carolina                NAP                                    PR        982                2,302,217      2,306,532
 49.02     Bayamon                 NAP                                    PR        619                1,521,904      1,524,756
 49.03     Hato Rey                NAP                                    PR        918                1,455,416      1,458,144
 49.04     Infanteria              NAP                                    PR        984                1,411,578      1,414,224
 49.05     Caguas                  NAP                                    PR        725                1,323,172      1,325,652
 49.06     Fajardo                 NAP                                    PR        738                1,277,142      1,279,536
 49.07     Vega Baja               NAP                                    PR        693                1,206,271      1,208,532
 49.08     Ponce Bypass            NAP                                    PR        731                1,122,979      1,125,084
 49.09     Ponce                   NAP                                    PR        731                1,026,536      1,028,460
 49.1      San Juan                NAP                                    PR        928                  865,797        867,420
 49.11     Puerta de Tierra        NAP                                    PR        901                  802,232        803,736
 49.12     Guayama                 NAP                                    PR        784                  765,701        767,136
 49.13     Mayaguez Post           NAP                                    PR        680                  751,088        752,496
 49.14     Carolina                NAP                                    PR        983                  705,789        707,112
 49.15     San German              NAP                                    PR        683                  560,394        561,444
 49.16     Puerto Nuevo            NAP                                    PR        920                  417,190        417,972
 49.17     Santurce                NAP                                    PR        908                  397,463        398,208
 49.18     Toa Baja                NAP                                    PR        949                  352,895        353,556
  50       Knoxville               Knox                                   TN        37920             18,160,000     18,160,000
  51       McKinney                Collin                                 TX        75069             17,586,684     18,743,000
  52       Terre Haute             Vigo                                   IN        47802             17,400,000     17,400,000
  53       Huntington Park         Los Angeles                            CA        90255             17,200,000     17,200,000
 53.01     Huntington Park         Los Angeles                            CA        90255              8,835,368      8,835,368
 53.02     Huntington Park         Los Angeles                            CA        90255              8,364,632      8,364,632
  54       Anaheim                 Orange                                 CA        92802             17,160,000     17,160,000
  55       Glendale                Maricopa                               AZ        85304             17,000,000     17,000,000
  56       Scottsdale              Maricopa                               AZ        85260             15,760,000     15,760,000
  57       Miami Beach             Dade                                   FL        33139             15,700,000     15,700,000
  58       Azusa                   Los Angeles                            CA        91702             15,600,000     15,600,000
  59       Palm Beach Gardens      Palm Beach                             FL        33410             15,500,000     15,500,000
  60       Palm Beach Gardens      Palm Beach                             FL        33410             15,000,000     15,000,000
  61       Fremont                 Alameda                                CA        94538             14,988,473     15,000,000
  62       Charlotte               Mecklenburg                            NC        28213             14,760,000     14,760,000
  63       Dallas                  Dallas                                 TX        75231             14,630,000     14,630,000
  64       Laurel                  Prince Georges                         MD        20707             14,500,000     14,500,000
  65       Texas City              Galveston                              TX        77590             14,000,000     14,000,000
  66       Malibu                  Los Angeles                            CA        90265             14,000,000     14,000,000
  67       Everett                 Middlesex                              MA        02149             13,250,000     13,250,000
  68       Rohnert Park            Sonoma                                 CA        94928             13,000,000     13,000,000
  69       Roseville               Placer                                 CA        95678             12,664,185     12,700,000
  70       Memphis                 Shelby                                 TN        38117             12,500,000     12,500,000
  71       Bensalem                Bucks                                  PA        19020             12,476,304     12,500,000
  72       Washington              District of Columbia                   DC        20007             12,000,000     12,000,000
  73       Mundelein               Lake                                   IL        60060             12,000,000     12,000,000
  74       Charlotte               Mecklenburg                            NC        28262             11,845,000     11,845,000
  75       Kennewick               Benton                                 WA        99336             11,500,000     11,500,000
  76       West Chester            Chester                                PA        19380             11,007,309     11,100,000
  77       Tampa                   Hillsborough                           FL        33611             11,000,000     11,000,000
  78       Gainesville             Alachua                                FL        32607             10,968,474     11,000,000
  79       Tuscon                  Pima                                   AZ        85705             10,950,000     10,950,000
  80       Rancho Cordova          Sacramento                             CA        95670             10,300,000     10,300,000
  81       Clifton                 Mesa                                   CO        81520             10,300,000     10,300,000
  82       Flagstaff               Coconino                               AZ        86001             10,300,000     10,300,000
  83       St. Augustine           Saint Johns                            FL        32084             10,226,000     10,226,000
  84       Los Angeles             Los Angeles                            CA        90069             10,144,086     10,150,000
 84.01     Los Angeles             Los Angeles                            CA        90069              8,371,305      8,376,185
 84.02     Los Angeles             Los Angeles                            CA        90069              1,772,781      1,773,815
  85       Orlando                 Orange                                 FL        32839             10,000,000     10,000,000
  86       Jeffersonville          Clark                                  IN        47130             10,000,000     10,000,000
  87       Derby                   Sedgwick                               KS        67037              9,979,097     10,000,000
  88       Rapid City              Pennington                             SD        57701              9,975,000      9,975,000
  89       Temecula                Riverside                              CA        92592              9,540,000      9,540,000
  90       Bozeman                 Gallatin                               MT        59715              9,473,554      9,500,000
  91       Woodbridge              Prince William                         VA        22192              9,440,000      9,440,000
  92       Chesapeake              Chesapeake                             VA        23321              9,311,920      9,330,000
  93       Toledo                  Lucas                                  OH        43614              9,300,000      9,300,000
  94       St. Louis               St. Louis                              MO        63125              9,200,000      9,200,000
  95       Lake Elsinore           Riverside                              CA        92530              9,000,000      9,000,000
  96       Hamilton                Butler                                 OH        45011              8,995,000      8,995,000
  97       Bowling Green           Warren                                 KY        42104              8,991,524      9,000,000
  98       Parsippany              Morris                                 NJ        7054               8,952,036      8,960,000
  99       Woodburn                Marion                                 OR        97071              8,650,000      8,650,000
  100      Sacramento              Sacramento                             CA        95842              8,592,000      8,592,000
  101      Various                 Orange                                 CA        Various            8,500,000      8,500,000
101.01     Aliso Viejo             Orange                                 CA        92656              6,379,988      6,379,988
101.02     Mission Viejo           Orange                                 CA        92692              2,120,012      2,120,012
  102      Sarasota                Sarasota                               FL        34240              8,492,721      8,500,000
  103      East Ridge              Hamilton                               TN        37412              8,400,000      8,400,000
  104      Piscataway              Middlesex                              NJ        8854               8,250,000      8,250,000
  105      Berkeley                Alameda                                CA        94704              8,000,000      8,000,000
  106      Duncan                  Spartanburg                            SC        29334              7,700,000      7,700,000
  107      Tuscon                  Pima                                   AZ        85712              7,605,000      7,605,000
  108      Newport News            Newport News                           VA        23606              7,470,000      7,470,000
  109      Midlothian              Ellis                                  TX        76065              7,500,000      7,500,000
109.01     Midlothian              Ellis                                  TX        76065              5,000,000      5,000,000
109.02     Midlothian              Ellis                                  TX        76065              2,500,000      2,500,000
  110      Orlando                 Orange                                 FL        32804              7,500,000      7,500,000
  111      Pearland                Brazoria                               TX        77584              7,440,000      7,440,000
  112      Eagan                   Dakota                                 MN        55122              7,330,000      7,330,000
112.01     Eagan                   Dakota                                 MN        55122              5,640,000      5,640,000
112.02     Eagan                   Dakota                                 MN        55122              1,690,000      1,690,000
  113      Celebration             Osceloa                                FL        34747              7,200,000      7,200,000
  114      Naples                  Collier                                FL        34109              7,073,202      7,200,000
  115      Pantego                 Tarrant                                TX        76013              7,000,000      7,000,000
  116      Fort Wayne              Allen                                  IN        46804              6,971,251      7,000,000
  117      Various                 Various                                Various   Various            6,928,922      7,150,000
117.01     Cleveland               Bradley                                TN        37323                817,923        840,674
117.02     Pigeon Forge            Sevier                                 TN        37863                813,436        840,674
117.03     Birmingham              Shelby                                 AL        35242                768,036        799,061
117.04     Abingdon                Washington                             VA        24210                739,324        764,249
117.05     Cullman                 Cullman                                AL        35058                676,572        695,467
117.06     Johnson City            Washington                             TN        37601                673,324        687,855
117.07     Auburn                  Lee                                    AL        36830                661,622        687,824
117.08     Bristol                 Bristol City                           VA        24201                632,643        649,611
117.09     Hoover                  Jefferson                              AL        35244                587,510        611,399
 117.1     Morristown              Hamblen                                TN        37814                558,530        573,186
  118      Urbandale               Polk                                   IA        50322              6,894,267      6,900,000
  119      Virginia Beach          Norfolk-Virginia Beach-Newport News    VA        23456              6,800,000      6,800,000
  120      Bradenton               Manatee                                FL        34205              6,600,000      6,600,000
  121      Milwaukee               Milwaukee                              WI        53212              6,585,000      6,585,000
  122      Englewood               Arapahoe                               CO        80212              6,500,000      6,500,000
  123      Milwaukee               Milwaukee                              WI        53210              6,415,000      6,415,000
  124      Jackson                 Jackson                                TN        38305              6,400,000      6,400,000
  125      Santa Clarita           Los Angeles                            CA        91350              6,330,000      6,330,000
  126      La Vista                Sarpy                                  NE        68128              6,250,000      6,250,000
  127      Abilene                 Taylor                                 TX        79601              6,200,000      6,200,000
  128      Covina                  Los Angeles                            CA        91724              6,099,000      6,099,000
  129      Norfolk                 Norfolk                                VA        23502              6,080,000      6,080,000
  130      Blythewood              Richland                               SC        29016              5,963,637      5,980,000
  131      Baltimore               Baltimore                              MD        21209              5,963,422      5,975,000
  132      McKinney                Collin                                 TX        75069              5,672,000      5,672,000
  133      Nipomo                  San Luis Obispo                        CA        93444              5,500,000      5,500,000
  134      Oklahoma City           Oklahoma                               OK        73134              5,355,356      5,360,000
  135      Yakima                  Yakima                                 WA        98901              5,250,000      5,250,000
  136      Chetek                  Rusk                                   WI        54728              5,094,230      5,100,000
  137      High Point              Guilford                               NC        27265              5,000,000      5,000,000
  138      Wadsworth               Medina                                 OH        44281              5,000,000      5,000,000
  139      American Canyon         Napa                                   CA        94503              4,995,601      5,000,000
  140      Las Vegas               Clark                                  NV        89118              4,956,095      5,000,000
  141      Houston                 Harris                                 TX        77054              4,881,000      4,881,000
  142      Newberry                Newberry                               SC        29108              4,786,866      4,800,000
  143      Various                 Santa Rosa                             FL        Various            4,780,000      4,780,000
143.01     Navarre                 Santa Rosa                             FL        32566              3,967,400      3,967,400
143.02     Milton                  Santa Rosa                             FL        32583                812,600        812,600
  144      Monroe                  Middlesex                              NJ        8831               4,775,000      4,775,000
  145      Port St. Lucie          St. Lucie                              FL        34986              4,750,000      4,750,000
  146      Greenwood               Greenwood                              SC        29649              4,694,684      4,725,000
  147      Boise                   Ada                                    ID        83706              4,693,616      4,700,000
  148      Auburn                  King                                   WA        98002              4,650,000      4,650,000
  149      Fort Worth              Tarrant                                TX        76114              4,600,000      4,600,000
  150      Bloomington             McLean                                 IL        61704              4,500,000      4,500,000
  151      Birmingham              Shelby                                 AL        35242              4,496,843      4,500,000
  152      Menomonie               Dunn                                   WI        54751              4,475,000      4,475,000
  153      Vineland                Cumberland                             NJ        08360              4,456,958      4,465,000
  154      Pasadena                Los Angeles                            CA        91103              4,250,000      4,250,000
  155      Cherry Hill             Camden                                 NJ        08002              4,246,365      4,250,000
  156      Cordova                 Shelby                                 TN        38016              4,225,000      4,225,000
  157      Paramount               Los Angeles                            CA        90723              4,200,000      4,200,000
  158      Pasadena                Los Angeles                            CA        91005              4,192,021      4,200,000
  159      Sequim                  Clallam                                WA        98382              4,188,666      4,200,000
  160      Collegedale             Hamilton                               TN        37363              4,080,000      4,080,000
  161      Murray                  Salt Lake                              UT        84121              4,080,000      4,080,000
  162      Sherman                 Grayson                                TX        75092              3,997,269      4,000,000
  163      Reynoldsburg            Fairfield                              OH        43068              3,996,676      4,000,000
  164      Merrimack               Hillsborough                           NH        3054               3,995,840      4,000,000
  165      Orlando                 Orange                                 FL        32821              3,980,000      3,980,000
  166      Farmers Branch          Dallas                                 TX        75244              3,963,742      4,000,000
  167      Chiefland               Levy                                   FL        32626              3,944,000      3,944,000
  168      Halfmoon                Saratoga                               NY        12065              3,900,000      3,900,000
  169      Atlanta                 Gwinett                                GA        30341              3,900,000      3,900,000
  170      Tucson                  Pima                                   AZ        85706              3,900,000      3,900,000
  171      Madison                 Dane                                   WI        53705              3,825,000      3,825,000
  172      Various                 Various                                MS        Various            3,793,278      3,800,000
172.01     Hattiesburg             Lamar                                  MS        39402              1,597,170      1,600,000
172.02     Hattiesburg             Forrest                                MS        39401                918,373        920,000
172.03     Hattiesburg             Lamar                                  MS        39402                638,868        640,000
172.04     Purvis                  Lamar                                  MS        39475                638,868        640,000
  173      Millsboro               Sussex                                 DE        19966              3,750,000      3,750,000
  174      Bolingbrook             Will                                   IL        60440              3,684,490      3,700,000
  175      Woodruff                Oneida                                 WI        54568              3,612,923      3,620,000
  176      Sugar Land              Fort Bend                              TX        77479              3,600,000      3,600,000
  177      Houston                 Harris                                 TX        77007              3,375,000      3,375,000
  179      San Diego               San Diego                              CA        92131              3,300,000      3,300,000
  180      Clarkston               Dekalb                                 GA        30021              3,267,000      3,267,000
  181      Rancho Dominguez        Los Angeles                            CA        90221              3,243,920      3,250,000
  182      Leland                  Brunswick                              NC        28451              3,194,080      3,200,000
  183      La Crosse               La Crosse                              WI        54601              3,180,963      3,190,000
183.01     La Crosse               La Crosse                              WI        54601              2,604,701      2,612,101
183.02     La Crosse               La Crosse                              WI        54601                576,261        577,899
  184      Nashville               Davidson                               TN        37228              3,094,404      3,100,000
  185      Holbrook                Suffolk                                NY        11741              3,040,000      3,040,000
  186      Troy                    Oakland                                MI        48083              2,994,548      3,000,000
  187      Liberty Township        Butler                                 OH        45044              2,990,000      2,990,000
  188      Hillsboro               Washington                             OR        97124              2,875,957      2,900,000
  189      Oak Creek               Milwaukee                              WI        53154              2,865,000      2,865,000
  190      Butner                  Granville                              NC        27509              2,794,680      2,800,000
  191      Various                 Various                                Various   Various            2,692,473      2,700,000
191.01     Madison                 Dane                                   WI        53713              1,713,392      1,718,182
191.02     Napoleon                Henry                                  OH        43545                979,081        981,818
  192      Hot Springs             Garland                                AR        71913              2,650,000      2,650,000
  193      Various                 Various                                TX        Various            2,595,136      2,600,000
193.01     Grand Prairie           Dallas                                 TX        75051                953,315        955,102
193.02     Corpus Christi          Nueces                                 TX        78415                635,544        636,735
193.03     Houston                 Harris                                 TX        77086                635,544        636,735
193.04     Fort Worth              Tarrant                                TX        76106                370,733        371,428
  194      Hanford                 Kings                                  CA        93230              2,525,000      2,525,000
  195      St. Petersburg          Pinellas                               FL        33714              2,468,369      2,475,000
  196      East Brunswick          Middlesex                              NJ        8816               2,400,000      2,400,000
  197      Temple                  Bell                                   TX        76501              2,400,000      2,400,000
  198      Boise                   Ada                                    ID        83705              2,350,000      2,350,000
  199      Jasper                  Dubois                                 IN        47546              2,320,000      2,320,000
  201      Antioch                 Contra Costa                           CA        94509              2,300,000      2,300,000
  202      Frisco                  Collin                                 TX        75035              2,293,312      2,300,000
  203      Huntsville              Walker                                 TX        77340              2,250,000      2,250,000
  204      Watsonville             Santa Cruz                             CA        95076              2,220,847      2,225,000
  205      Howell                  Monmouth                               NJ        7728               2,196,268      2,198,000
  206      Fresno                  Fresno                                 CA        93722              2,193,938      2,200,000
  207      Rochester               Monroe                                 NY        14623              2,193,770      2,200,000
  208      Colorado Springs        El Paso                                CO        80920              2,150,000      2,150,000
  209      Lynchburg               Lynchburg City                         VA        24502              2,148,329      2,150,000
  210      San Antonio             Bexar                                  TX        78249              2,100,000      2,100,000
  211      Edison                  Middlesex                              NJ        8820               2,100,000      2,100,000
  212      Various                 Various                                Various   Various            2,094,930      2,100,000
212.01     Pensacola               Escambia                               FL        32504              1,227,031      1,230,000
212.02     Augusta                 Richmond                               GA        30906                867,900        870,000
  214      San Benito              Cameron                                TX        78586              2,006,524      2,010,000
  215      Albuquerque             Bernalillo                             NM        87111              2,000,000      2,000,000
  216      Carson                  Los Angeles                            CA        90745              2,000,000      2,000,000
  217      Chandler                Maricopa                               AZ        85225              1,997,351      2,000,000
  218      Belville                Brunswick                              NC        28451              1,994,659      2,000,000
  219      Sedona                  Coconino                               AZ        86336              1,994,476      2,000,000
  220      Redlands                San Bernardino                         CA        92373              1,994,442      2,000,000
  221      Hurricane               Putnam                                 WV        25526              1,970,831      1,974,500
  222      Alice                   Jim Wells                              TX        78332              1,921,327      1,925,000
  223      Trotwood                Montgomery                             OH        45426              1,896,000      1,896,000
  224      Tampa                   Hillsborough                           FL        33618              1,875,000      1,875,000
  225      Appleton                Outagamie                              WI        54911              1,838,676      1,840,000
  226      Kersey                  Weld                                   CO        80644              1,798,520      1,800,000
  227      Los Angeles             Los Angeles                            CA        90061              1,794,959      1,800,000
  228      Sacramento              Sacramento                             CA        95826              1,775,369      1,780,000
  229      Scottsdale              Maricopa                               AZ        85260              1,775,000      1,775,000
  230      Magnolia                Montgomery                             TX        77354              1,750,000      1,750,000
  231      Pawleys Island          Georgetown                             SC        29585              1,746,813      1,750,000
  232      Searcy                  White                                  AR        72143              1,721,942      1,725,000
  233      Louisville              Boulder                                CO        80027              1,700,000      1,700,000
  234      Rosenberg               Fort Bend                              TX        77471              1,684,900      1,688,100
  235      Modesto                 Stanislaus                             CA        95350              1,648,643      1,650,000
  236      Hutchinson              McLeod                                 MN        55350              1,648,488      1,650,000
  237      Fort Wayne              Allen                                  IN        46835              1,640,421      1,645,000
  238      Madera                  Madera                                 CA        93637              1,613,616      1,615,000
  239      Brentwood               Williamson                             TN        37027              1,600,000      1,600,000
  240      Hadden Heights          Camden                                 NJ        08035              1,600,000      1,600,000
  241      Las Vegas               Clark                                  NV        89103              1,597,112      1,600,000
  242      Butner                  Granville                              NC        27509              1,597,033      1,600,000
  243      Carlisle                Cumberland                             PA        17013              1,596,900      1,600,000
  244      San Francisco           San Francisco                          CA        94103              1,560,787      1,565,000
  245      Woodbury                Washington                             MN        55125              1,546,890      1,550,000
  246      Las Vegas               Clark                                  NV        89117              1,540,000      1,540,000
  247      Pearland                Brazoria                               TX        77581              1,530,000      1,530,000
  248      Hutto                   Williamson                             TX        78634              1,527,346      1,530,247
  249      Waco                    McLennan                               TX        76712              1,500,000      1,500,000
  250      Fullerton               Orange                                 CA        92833              1,497,250      1,500,000
  251      Los Angeles             Los Angeles                            CA        90006              1,495,943      1,500,000
  252      Los Angeles             Los Angeles                            CA        90046              1,472,277      1,475,000
  253      Flint                   Genesee                                MI        48507              1,400,000      1,400,000
  254      Corpus Christi          Nueces                                 TX        78413              1,397,666      1,400,000
  255      Dallas                  Dallas                                 TX        75208              1,380,000      1,380,000
  256      Three Oaks              Berrien                                MI        49128              1,360,000      1,360,000
  257      Edison                  Middlesex                              NJ        8817               1,300,000      1,300,000
  258      Grand Forks             Grand Forks                            ND        58203              1,297,574      1,300,000
  259      Utica                   Macomb                                 MI        48317              1,296,474      1,300,000
  260      Arvin                   Kern                                   CA        93203              1,246,647      1,250,000
  261      El Cajon                San Diego                              CA        92021              1,232,970      1,235,000
  262      Rowlett                 Dallas                                 TX        75088              1,200,000      1,200,000
  263      Lexington               Fayette                                KY        40511              1,095,731      1,100,000
  264      Sioux Falls             Minnehaha                              SD        57107              1,067,253      1,070,000
  265      Sioux Falls             Minnehaha                              SD        57107              1,007,407      1,010,000
  266      Little Elm              Denton                                 TX        75068                998,329      1,000,000
  267      Edison                  Middlesex                              NJ        8820                 960,000        960,000
  268      Hartford                Hartford                               CT        06106                960,000        960,000
  269      Presto                  Allegheny                              PA        15017                847,758        850,000
  270      Raleigh                 Wake                                   NC        27606                748,176        750,000
  271      Toledo                  Lucas                                  OH        43612                584,074        585,000

                 MONTHLY P&I DEBT     ANNUAL P&I DEBT   INTEREST      PRIMARY          MASTER           TRUSTEE AND
LOAN #             SERVICE ($)          SERVICE ($)      RATE %    SERVICING FEE    SERVICING FEE     PAYING AGENT FEE
------------ --------------------- ------------------- ---------- --------------- ---------------- -------------------

   1                 2,265,256.09       27,183,073.08     5.8315          0.010           0.010               0.0005
 1.01
 1.02
 1.03
 1.04
 1.05
 1.06
 1.07
 1.08
 1.09
  1.1
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
  1.2
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
  1.3
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
  1.4
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
  1.5
 1.51
 1.52
 1.53
 1.54
 1.55
 1.56
 1.57
 1.58
 1.59
  1.6
 1.61
 1.62
 1.63
 1.64
 1.65
 1.66
 1.67
 1.68
 1.69
  1.7
 1.71
 1.72
 1.73
 1.74
 1.75
 1.76
 1.77
 1.78
   2                 1,944,381.60       23,332,579.25     5.8315          0.010           0.010               0.0005
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
 2.07
 2.08
 2.09
  2.1
 2.11
 2.12
 2.13
 2.14
 2.15
 2.16
 2.17
 2.18
 2.19
  2.2
 2.21
 2.22
 2.23
 2.24
 2.25
 2.26
 2.27
 2.28
 2.29
  2.3
 2.31
 2.32
 2.33
 2.34
 2.35
 2.36
 2.37
 2.38
 2.39
  2.4
 2.41
 2.42
 2.43
 2.44
 2.45
 2.46
 2.47
 2.48
 2.49
  2.5
 2.51
 2.52
 2.53
 2.54
 2.55
 2.56
 2.57
 2.58
 2.59
  2.6
 2.61
 2.62
 2.63
 2.64
 2.65
 2.66
 2.67
 2.68
 2.69
  2.7
 2.71
 2.72
 2.73
 2.74
 2.75
 2.76
 2.77
 2.78
 2.79
   3                 1,361,655.56       16,339,866.72     5.7400          0.010           0.010               0.0005
   4                 1,175,407.79       14,104,893.48     5.6100          0.010           0.010               0.0005
 4.01
 4.02
 4.03
 4.04
 4.05
 4.06
 4.07
 4.08
 4.09
  4.1
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
   5                   748,673.33        8,984,080.00     6.3120          0.010           0.010               0.0005
 5.01
 5.02
 5.03
 5.04
 5.05
 5.06
 5.07
 5.08
 5.09
  5.1
 5.11
                       829,336.94        9,952,043.23   Various
   6                   219,959.89        2,639,518.66     6.1330          0.010           0.010               0.0005
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7                   208,770.33        2,505,244.01     6.1330          0.010           0.010               0.0005
 7.01
 7.02
 7.03
 7.04
 7.05
 7.06
   8                   203,722.87        2,444,674.46     6.1330          0.010           0.010               0.0005
 8.01
 8.02
 8.03
 8.04
 8.05
 8.06
 8.07
 8.08
 8.09
  8.1
   9                   196,883.84        2,362,606.10     6.2430          0.010           0.010               0.0005
 9.01
 9.02
 9.03
 9.04
 9.05
 9.06
 9.07
 9.08
 9.09
  9.1
  10                   627,995.00        7,535,940.00     5.6800          0.010           0.010               0.0005
 10.01
 10.02
 10.03
 10.04
 10.05
 10.06
 10.07
 10.08
 10.09
 10.1
 10.11
  11                   553,405.56        6,640,866.72     5.6800          0.010           0.010               0.0005
  12                   656,162.21        7,873,946.52     5.7450          0.010           0.010               0.0005
  13                   321,825.83        3,861,909.96     5.8440          0.010           0.010               0.0005
 13.01
 13.02
  14                   311,591.39        3,739,096.68     5.6800          0.010           0.010               0.0005
  15                   258,148.61        3,097,783.33     5.5400          0.010           0.010               0.0005
 15.01
 15.02
  16                   230,402.08        2,764,825.00     5.5500          0.010           0.010               0.0005
  17                   212,080.90        2,544,970.83     5.8900          0.010           0.010               0.0005
  18                   239,563.10        2,874,757.24     5.9900          0.010           0.010               0.0005
  19                   216,507.79        2,598,093.48     6.2000          0.010           0.010               0.0005
  20                   194,342.04        2,332,104.48     5.7290          0.010           0.010               0.0005
 20.01
 20.02
 20.03
 20.04
 20.05
 20.06
 20.07
 20.08
 20.09
 20.1
  21                   201,028.12        2,412,337.43     6.5730          0.010           0.010               0.0005
  22                   199,031.81        2,388,381.71     6.3460          0.010           0.010               0.0005
  23                   152,199.24        1,826,390.83     5.8900          0.010           0.010               0.0005
  24                   140,002.63        1,680,031.50     5.4900          0.010           0.010               0.0005
  25                   140,686.33        1,688,236.00     5.5500          0.010           0.010               0.0005
                       175,476.85        2,105,722.20    Various
  26                    60,157.50          721,890.00     6.2600          0.010           0.010               0.0005
  27                    59,787.68          717,452.16     6.2600          0.010           0.010               0.0005
  28                    55,531.67          666,380.04     6.2700          0.010           0.010               0.0005
  29                   137,309.52        1,647,714.24     5.7370          0.010           0.010               0.0005
  30                   117,958.75        1,415,505.00     5.4600          0.010           0.010               0.0005
  31                   146,103.23        1,753,238.77     5.9500          0.010           0.010               0.0005
  32                   108,320.41        1,299,844.93     5.5300          0.010           0.010               0.0005
  33                   122,733.69        1,472,804.33     6.4100          0.010           0.010               0.0005
  34                   108,789.69        1,305,476.28     5.7070                          0.010               0.0005
  35                   103,998.22        1,247,978.67     5.4800          0.010           0.010               0.0005
  36                    98,743.75        1,184,925.00     5.5500          0.010           0.010               0.0005
  37                   102,391.04        1,228,692.48     5.7550          0.010           0.010               0.0005
  38                    94,110.80        1,129,329.60     5.5100          0.010           0.010               0.0005
  39                    96,075.00        1,152,900.00     5.6700          0.010           0.010               0.0005
  40                   116,460.59        1,397,527.09     5.7300          0.010           0.010               0.0005
  44                    92,919.52        1,115,034.25     5.6100          0.010           0.010               0.0005
  45                   115,480.63        1,385,767.50     6.9900          0.010           0.010               0.0005
  46                   114,824.68        1,377,896.11     5.6100          0.010           0.010               0.0005
 46.01
 46.02
 46.03
 46.04
 46.05
  47                   113,304.21        1,359,650.55     6.2100          0.010           0.010               0.0005
  48                   111,910.98        1,342,931.71     6.5590          0.010           0.010               0.0005
  49                   108,543.98        1,302,527.76     5.9000          0.010           0.010               0.0005
 49.01
 49.02
 49.03
 49.04
 49.05
 49.06
 49.07
 49.08
 49.09
 49.1
 49.11
 49.12
 49.13
 49.14
 49.15
 49.16
 49.17
 49.18
  50                    85,235.98        1,022,831.73     5.5400          0.010           0.010               0.0005
  51                    88,504.99        1,062,059.85     5.9400          0.010           0.010               0.0005
  52                    96,782.96        1,161,395.47     5.7910          0.010           0.010               0.0005
  53                   100,156.11        1,201,873.32     5.7300          0.010           0.010               0.0005
 53.01
 53.02
  54                    84,714.87        1,016,578.44     5.8270          0.010           0.010               0.0005
  55                    96,066.15        1,152,793.80     5.9240          0.010           0.010               0.0005
  56                    78,778.11          945,337.32     5.9000          0.010           0.010               0.0005
  57                    92,731.00        1,112,771.98     5.8610          0.010           0.010               0.0005
  58                    86,646.50        1,039,758.03     5.7790          0.010           0.010               0.0005
  59                    75,377.36          904,528.33     5.7400          0.010           0.010               0.0005
  60                    73,911.67          886,940.04     5.8160          0.010           0.010               0.0005
  61                    92,669.99        1,112,039.88     6.2820          0.010           0.010               0.0005
  62                    68,902.55          826,830.60     5.5100          0.010           0.010               0.0005
  63                    76,724.19          920,690.28     6.1900          0.010           0.010               0.0005
  64                    84,066.20        1,008,794.36     5.6900          0.010           0.010               0.0005
  65                    86,018.38        1,032,220.60     6.2300          0.010           0.010               0.0005
  66                    70,810.83          849,729.96     5.9700          0.010           0.010               0.0005
  67                    64,210.97          770,531.64     5.7200          0.010           0.010               0.0005
  68                    60,697.54          728,370.48     5.5110          0.010           0.010               0.0005
  69                    74,194.45          890,333.41     5.7600          0.010           0.010               0.0005
  70                    65,447.92          785,375.00     6.1800          0.010           0.010               0.0005
  71                    73,662.85          883,954.20     5.8400          0.010           0.010               0.0005
  72                    56,933.33          683,200.00     5.6000          0.010           0.010               0.0005
  73                    77,316.17          927,794.02     6.0000          0.010           0.010               0.0005
  74                    55,194.41          662,332.92     5.5000          0.010           0.010               0.0005
  75                    69,244.33          830,931.97     6.0400          0.010           0.010               0.0005
  76                    67,696.21          812,354.47     6.1600          0.010           0.010               0.0005
  77                    53,959.58          647,515.00     5.7900          0.010           0.010               0.0005
  78                    68,936.06          827,232.73     5.7100          0.010           0.010               0.0005
  79                    63,692.70          764,312.36     5.7200          0.010           0.010               0.0005
  80                    59,179.84          710,158.03     6.0650          0.010           0.010               0.0005
  81                    64,157.59          769,891.08     6.3600          0.010           0.010               0.0005
  82                    61,071.79          732,861.53     6.3360          0.010           0.010               0.0005
  83                    61,784.20          741,410.40     6.0720          0.010           0.010               0.0005
  84                    56,214.00          674,568.02     5.7550          0.010           0.010               0.0005
 84.01
 84.02
  85                    47,190.28          566,283.33     5.5700          0.010           0.010               0.0005
  86                    62,158.25          745,899.05     6.3400          0.010           0.010               0.0005
  87                    56,090.67          673,088.08     5.3900          0.010           0.010               0.0005
  88                    60,254.82          723,057.85     6.0700          0.010           0.010               0.0005
  89                    45,746.95          548,963.40     5.6600          0.010           0.010               0.0005
  90                    60,513.67          726,164.06     5.8800          0.010           0.010               0.0005
  91                    56,233.94          674,807.28     5.9400          0.010           0.010               0.0005
  92                    54,388.09          652,657.10     5.7400          0.010           0.010               0.0005
  93                    55,758.20          669,098.39     6.0000                          0.010               0.0005
  94                    48,871.17          586,454.00     6.2700          0.010           0.010               0.0005
  95                    42,471.25          509,655.00     5.5700          0.010           0.010               0.0005
  96                    44,886.30          538,635.59     5.8900          0.010           0.010               0.0005
  97                    51,101.01          613,212.12     5.5000          0.010           0.010               0.0005
  98                    52,174.34          626,092.13     5.7300          0.010           0.010               0.0005
  99                    51,306.31          615,675.69     5.9000          0.010           0.010               0.0005
  100                   41,492.20          497,906.40     5.7000          0.010           0.010               0.0005
  101                   48,957.63          587,491.57     5.6300          0.010           0.010               0.0005
101.01
101.02
  102                   50,280.71          603,368.52     5.8750          0.010           0.010               0.0005
  103                   41,426.12          497,113.44     5.8210          0.010           0.010               0.0005
  104                   48,102.84          577,234.08     5.7420          0.010           0.010               0.0005
  105                   37,481.11          449,773.33     5.5300          0.010           0.010               0.0005
  106                   36,597.46          439,169.50     5.6100          0.010           0.010               0.0005
  107                   42,609.52          511,314.26     5.3800          0.010           0.010               0.0005
  108                   47,831.23          573,974.75     6.6250          0.010           0.010               0.0005
  109                   35,646.88          427,762.50     5.6100          0.010           0.010               0.0005
109.01
109.02
  110                   44,918.09          539,017.08     5.9900          0.010           0.010               0.0005
  111                   36,559.33          438,712.00     5.8000          0.010           0.010               0.0005
  112                   45,065.35          540,784.20     6.2360          0.010           0.010               0.0005
112.01
112.02
  113                   35,280.00          423,360.00     5.8800          0.010           0.010               0.0005
  114                   47,407.22          568,886.67     6.2300          0.010           0.010               0.0005
  115                   38,327.97          459,935.64     5.6600          0.010           0.010               0.0005
  116                   44,567.75          534,812.95     5.8750          0.010           0.010               0.0005
  117                   48,277.31          579,327.72     6.5000          0.010           0.010               0.0005
117.01
117.02
117.03
117.04
117.05
117.06
117.07
117.08
117.09
 117.1
  118                   41,329.07          495,948.83     5.9910          0.010           0.010               0.0005
  119                   39,639.77          475,677.20     5.7400          0.010           0.010               0.0005
  120                   39,062.59          468,751.03     5.8800          0.010           0.010               0.0005
  121                   37,803.10          453,637.21     5.6000          0.010           0.010               0.0005
  122                   38,221.77          458,661.27     5.8200          0.010           0.010               0.0005
  123                   36,827.17          441,926.00     5.6000          0.010           0.010               0.0005
  124                   38,128.80          457,545.60     5.9410          0.010           0.010               0.0005
  125                   37,452.43          449,429.18     5.8770          0.010           0.010               0.0005
  126                   37,898.90          454,786.80     6.1060          0.010           0.010               0.0005
  127                   35,788.62          429,463.43     5.6500          0.010           0.010               0.0005
  128                   29,298.07          351,576.86     5.6700          0.010           0.010               0.0005
  129                   36,468.31          437,619.72     6.0040          0.010           0.010               0.0005
  130                   38,456.15          461,473.77     5.9800          0.010           0.010               0.0005
  131                   34,830.53          417,966.37     5.7400          0.010           0.010               0.0005
  132                   30,947.06          371,364.75     6.4400          0.010           0.010               0.0005
  133                   32,411.65          388,939.81     5.8400          0.010           0.010               0.0005
  134                   31,552.44          378,629.23     5.8300          0.010           0.010               0.0005
  135                   25,531.04          306,372.50     5.7400          0.010           0.010               0.0005
  136                   34,754.92          417,059.09     6.6000          0.010           0.010               0.0005
  137                   23,595.14          283,141.67     5.5700          0.010           0.010               0.0005
  138                   30,332.04          363,984.52     6.1100          0.010           0.010               0.0005
  139                   29,242.20          350,906.40     5.7700          0.010           0.010               0.0005
  140                   29,720.84          356,650.13     5.9200          0.010           0.010               0.0005
  141                   28,422.21          341,066.49     5.7300          0.010           0.010               0.0005
  142                   30,867.81          370,413.73     5.9800          0.010           0.010               0.0005
  143                   33,784.05          405,408.60     7.0000          0.010           0.010               0.0005
143.01
143.02
  144                   24,123.23          289,478.76     5.9630          0.010           0.010               0.0005
  145                   22,415.38          268,984.58     5.5700          0.010           0.010               0.0005
  146                   33,119.52          397,434.24     5.7300          0.010           0.010               0.0005
  147                   29,363.85          352,366.20     5.6780          0.010           0.010               0.0005
  148                   24,267.83          291,214.00     6.1600          0.010           0.010               0.0005
  149                   26,173.16          314,077.88     5.5190          0.010           0.010               0.0005
  150                   27,037.66          324,451.96     6.0200          0.010           0.010               0.0005
  151                   28,766.40          345,196.83     6.6090          0.010           0.010               0.0005
  152                   26,371.30          316,455.57     5.8400          0.010           0.010               0.0005
  153                   26,971.20          323,654.40     6.0700          0.010           0.010               0.0005
  154                   22,064.58          264,775.00     6.2300          0.010           0.010               0.0005
  155                   25,153.94          301,847.28     5.8800          0.010           0.010               0.0005
  156                   22,336.17          268,034.00     6.2400          0.010           0.010               0.0005
  157                   20,033.42          240,401.00     5.6300          0.010           0.010               0.0005
  158                   24,723.92          296,687.04     5.8300          0.010           0.010               0.0005
  159                   27,214.91          326,578.93     6.0600          0.010           0.010               0.0005
  160                   23,835.70          286,028.37     5.7600          0.010           0.010               0.0005
  161                   24,347.55          292,170.60     6.3920          0.010           0.010               0.0005
  162                   24,689.63          296,275.57     6.3750          0.010           0.010               0.0005
  163                   23,956.31          287,475.72     5.9900          0.010           0.010               0.0005
  164                   28,271.17          339,254.01     7.0000          0.010           0.010               0.0005
  165                   19,489.84          233,878.07     5.7800          0.010           0.010               0.0005
  166                   24,550.70          294,608.34     6.2200          0.010           0.010               0.0005
  167                   18,912.58          226,950.91     5.6600          0.010           0.010               0.0005
  168                   24,522.55          294,270.61     6.4500          0.010           0.010               0.0005
  169                   22,982.81          275,793.68     5.8400          0.010           0.010               0.0005
  170                   19,395.46          232,745.50     5.8700          0.010           0.010               0.0005
  171                   22,394.61          268,735.34     5.7800          0.010           0.010               0.0005
  172                   23,150.67          277,808.04     6.1500          0.010           0.010               0.0005
172.01
172.02
172.03
172.04
  173                   21,883.98          262,607.79     5.7500          0.010           0.010               0.0005
  174                   23,299.30          279,591.61     5.7600          0.010           0.010               0.0005
  175                   21,010.50          252,125.95     5.7000          0.010           0.010               0.0005
  176                   19,093.00          229,116.00     6.2600          0.010           0.010               0.0005
  177                   17,299.22          207,590.63     6.0500          0.010           0.010               0.0005
  179                   16,383.58          196,603.00     5.8600          0.010           0.010               0.0005
  180                   19,840.07          238,080.89     6.1200          0.010           0.010               0.0005
  181                   19,276.94          231,323.28     5.9000          0.010           0.010               0.0005
  182                   19,082.87          228,994.45     5.9500          0.010           0.010               0.0005
  183                   18,595.71          223,148.57     5.7400          0.010           0.010               0.0005
183.01
183.02
  184                   18,705.82          224,469.81     6.0600          0.010           0.010               0.0005
  185                   14,603.40          175,240.80     5.6700          0.010           0.010               0.0005
  186                   18,044.42          216,533.03     6.0300          0.010           0.010               0.0005
  187                   17,734.78          212,817.36     5.9000          0.010           0.010               0.0005
  188                   22,549.24          270,590.83     5.9000          0.010           0.010               0.0005
  189                   16,774.00          201,288.04     5.7800          0.010           0.010               0.0005
  190                   16,482.62          197,791.39     5.8300          0.010           0.010               0.0005
  191                   15,859.53          190,314.36     5.8100          0.010           0.010               0.0005
191.01
191.02
  192                   15,532.08          186,385.01     5.7900          0.010           0.010               0.0005
  193                   15,421.55          185,058.60     5.9000          0.010           0.010               0.0005
193.01
193.02
193.03
193.04
  194                   14,687.13          176,245.55     5.7200          0.010           0.010               0.0005
  195                   14,807.07          177,684.79     5.9800          0.010           0.010               0.0005
  196                   14,097.36          169,168.32     5.8100          0.010           0.010               0.0005
  197                   14,389.21          172,670.55     6.0000          0.010           0.010               0.0005
  198                   11,388.36          136,660.33     5.7200          0.010           0.010               0.0005
  199                   12,304.38          147,652.53     6.2600          0.010           0.010               0.0005
  201                   13,276.42          159,317.08     5.6500          0.010           0.010               0.0005
  202                   14,296.22          171,554.64     5.6250          0.010           0.010               0.0005
  203                   13,460.97          161,531.63     5.9800          0.010           0.010               0.0005
  204                   13,211.53          158,538.34     5.9100          0.010           0.010               0.0005
  205                   13,447.81          161,373.70     6.1900                          0.010               0.0005
  206                   12,992.75          155,913.00     5.8600          0.010           0.010               0.0005
  207                   13,880.25          166,563.03     5.7800          0.010           0.010               0.0005
  208                   12,793.74          153,524.84     5.9300          0.010           0.010               0.0005
  209                   13,223.94          158,687.28     6.2400          0.010           0.010               0.0005
  210                   12,335.19          148,022.28     5.8100          0.010           0.010               0.0005
  211                   12,311.12          147,733.44     5.7920          0.010           0.010               0.0005
  212                   14,429.68          173,156.16     6.6900          0.010           0.010               0.0005
212.01
212.02
  214                   12,375.92          148,511.04     6.2500          0.010           0.010               0.0005
  215                   12,070.85          144,850.20     6.0620          0.010           0.010               0.0005
  216                    9,861.67          118,340.00     5.8200          0.010           0.010               0.0005
  217                   12,654.75          151,857.00     5.8100          0.010           0.010               0.0005
  218                   13,033.13          156,397.59     6.1200          0.010           0.010               0.0005
  219                   11,798.82          141,585.84     5.8500          0.010           0.010               0.0005
  220                   12,751.88          153,022.56     5.8900          0.010           0.010               0.0005
  221                   11,749.41          140,992.92     5.9300          0.010           0.010               0.0005
  222                   11,307.26          135,687.09     5.8100          0.010           0.010               0.0005
  223                   11,698.67          140,384.04     6.2700          0.010           0.010               0.0005
  224                   11,139.31          133,671.72     5.9150          0.010           0.010               0.0005
  225                   11,654.26          139,851.12     6.5200          0.010           0.010               0.0005
  226                   10,826.65          129,919.80     6.0300          0.010           0.010               0.0005
  227                   10,550.10          126,601.20     5.7900          0.010           0.010               0.0005
  228                   11,764.13          141,169.56     6.2700          0.010           0.010               0.0005
  229                   10,756.41          129,076.89     6.1000          0.010           0.010               0.0005
  230                   10,301.63          123,619.56     5.8300          0.010           0.010               0.0005
  231                   10,514.65          126,175.76     6.0200          0.010           0.010               0.0005
  232                   10,498.02          125,976.24     6.1400          0.010           0.010               0.0005
  233                   10,478.25          125,739.00     6.2600          0.010           0.010               0.0005
  234                    9,948.02          119,376.24     5.8400          0.010           0.010               0.0005
  235                    9,924.43          119,093.17     6.0300          0.010           0.010               0.0005
  236                    9,482.71          113,792.52     5.6100          0.010           0.010               0.0005
  237                   10,478.42          125,741.04     5.8800          0.010           0.010               0.0005
  238                    9,551.27          114,615.24     5.8730          0.010           0.010               0.0005
  239                    9,398.24          112,778.88     5.8100          0.010           0.010               0.0005
  240                   10,155.21          121,862.52     6.5400          0.010           0.010               0.0005
  241                    9,654.62          115,855.44     6.0600          0.010           0.010               0.0005
  242                    9,531.18          114,374.11     5.9400          0.010           0.010               0.0005
  243                    9,327.00          111,924.05     5.7400          0.010           0.010               0.0005
  244                    9,342.76          112,113.12     5.9600          0.010           0.010               0.0005
  245                   11,077.87          132,934.44     5.9700          0.010           0.010               0.0005
  246                    8,957.69          107,492.33     5.7200          0.010           0.010               0.0005
  247                    9,242.09          110,905.11     6.0700          0.010           0.010               0.0005
  248                    9,017.79          108,213.48     5.8400          0.010           0.010               0.0005
  249                    9,119.01          109,428.10     6.1300          0.010           0.010               0.0005
  250                    8,983.62          107,803.44     5.9900          0.010           0.010               0.0005
  251                    8,935.48          107,225.76     5.9400          0.010           0.010               0.0005
  252                    8,805.47          105,665.69     5.9600          0.010           0.010               0.0005
  253                    8,339.78          100,077.36     5.9400          0.010           0.010               0.0005
  254                    8,766.25          105,195.00     6.4100          0.010           0.010               0.0005
  255                    8,708.93          104,507.16     6.4850          0.010           0.010               0.0005
  256                    7,988.50           95,862.05     5.8100          0.010           0.010               0.0005
  257                    7,609.59           91,315.08     5.7780          0.010           0.010               0.0005
  258                    7,719.09           92,629.08     5.9100          0.010           0.010               0.0005
  259                    8,399.77          100,797.29     6.0300          0.010           0.010               0.0005
  260                    7,474.30           89,691.60     5.9750          0.010           0.010               0.0005
  261                    7,781.69           93,380.28     6.4700          0.010           0.010               0.0005
  262                    7,271.94           87,263.25     6.1000          0.010           0.010               0.0005
  263                    7,215.62           86,587.44     6.1900          0.010           0.010               0.0005
  264                    6,525.67           78,308.04     6.1600          0.010           0.010               0.0005
  265                    6,159.74           73,916.94     6.1600          0.010           0.010               0.0005
  266                    6,255.06           75,060.72     6.4000          0.010           0.010               0.0005
  267                    4,653.89           55,846.68     5.7220          0.010           0.010               0.0005
  268                    5,829.96           69,959.52     6.1200          0.010           0.010               0.0005
  269                    5,575.71           66,908.48     6.1900          0.010           0.010               0.0005
  270                    5,134.57           61,614.84     6.6500          0.010           0.010               0.0005
  271                    3,747.75           44,973.00     6.6300          0.010           0.010               0.0005

                                            NET                                 MONTHLY
              SUB SERVICIN     ADMIN.     MORTGAGE                              PAYMENT
LOAN #          FEE RATE       FEE %       RATE %     ACCRUAL TYPE    TERM       DATE       REM. TERM
-------------------------------------------------------------------------------------------------------

   1                            0.0205      5.81100   Actual/360        120        8           118
 1.01
 1.02
 1.03
 1.04
 1.05
 1.06
 1.07
 1.08
 1.09
  1.1
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
  1.2
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
  1.3
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
  1.4
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
  1.5
 1.51
 1.52
 1.53
 1.54
 1.55
 1.56
 1.57
 1.58
 1.59
  1.6
 1.61
 1.62
 1.63
 1.64
 1.65
 1.66
 1.67
 1.68
 1.69
  1.7
 1.71
 1.72
 1.73
 1.74
 1.75
 1.76
 1.77
 1.78
   2                            0.0205      5.81100   Actual/360        120        8           118
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
 2.07
 2.08
 2.09
  2.1
 2.11
 2.12
 2.13
 2.14
 2.15
 2.16
 2.17
 2.18
 2.19
  2.2
 2.21
 2.22
 2.23
 2.24
 2.25
 2.26
 2.27
 2.28
 2.29
  2.3
 2.31
 2.32
 2.33
 2.34
 2.35
 2.36
 2.37
 2.38
 2.39
  2.4
 2.41
 2.42
 2.43
 2.44
 2.45
 2.46
 2.47
 2.48
 2.49
  2.5
 2.51
 2.52
 2.53
 2.54
 2.55
 2.56
 2.57
 2.58
 2.59
  2.6
 2.61
 2.62
 2.63
 2.64
 2.65
 2.66
 2.67
 2.68
 2.69
  2.7
 2.71
 2.72
 2.73
 2.74
 2.75
 2.76
 2.77
 2.78
 2.79
   3                            0.0205      5.71950   Actual/360        60         8            58
   4                            0.0205      5.58950   Actual/360        84         1            83
 4.01
 4.02
 4.03
 4.04
 4.05
 4.06
 4.07
 4.08
 4.09
  4.1
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
   5                            0.0205      6.29150   Actual/360        85         6            84
 5.01
 5.02
 5.03
 5.04
 5.05
 5.06
 5.07
 5.08
 5.09
  5.1
 5.11
                                     0      0.00000   Actual/360         0         8            0
   6                            0.0205      6.11250   Actual/360        132        8           131
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7                            0.0205      6.11250   Actual/360        132        8           131
 7.01
 7.02
 7.03
 7.04
 7.05
 7.06
   8                            0.0205      6.11250   Actual/360        132        8           131
 8.01
 8.02
 8.03
 8.04
 8.05
 8.06
 8.07
 8.08
 8.09
  8.1
   9                            0.0205      6.22250   Actual/360        144        8           143
 9.01
 9.02
 9.03
 9.04
 9.05
 9.06
 9.07
 9.08
 9.09
  9.1
  10                            0.0205      5.65950   Actual/360        60         1            57
 10.01
 10.02
 10.03
 10.04
 10.05
 10.06
 10.07
 10.08
 10.09
 10.1
 10.11
  11                            0.0205      5.65950   Actual/360        60         8            58
  12                            0.0205      5.72450   Actual/360        120        5           119
  13                            0.0205      5.82350   Actual/360        120        8           120
 13.01
 13.02
  14                            0.0205      5.65950   Actual/360        120        1           118
  15                            0.0205      5.51950   Actual/360        120        1           118
 15.01
 15.02
  16                 0.0100     0.0305      5.51950   Actual/360        120        1           119
  17                            0.0205      5.86950   Actual/360        120        1           118
  18                            0.0205      5.96950   Actual/360        120        1           119
  19                            0.0205      6.17950   Actual/360        120        1           119
  20                            0.0205      5.70850   Actual/360        120        8           118
 20.01
 20.02
 20.03
 20.04
 20.05
 20.06
 20.07
 20.08
 20.09
 20.1
  21                            0.0205      6.55250   Actual/360        120        8           120
  22                            0.0205      6.32550   Actual/360        120        8           119
  23                            0.0205      5.86950   Actual/360        120        1           118
  24                            0.0205      5.46950   Actual/360        120        1           118
  25                            0.0205      5.52950   Actual/360        120        1           117
                                     0      0.00000   Actual/360        120        1           120
  26                            0.0205      6.23950   Actual/360        120        1           120
  27                            0.0205      6.23950   Actual/360        120        1           120
  28                            0.0205      6.24950   Actual/360        120        1           120
  29                            0.0205      5.71650   Actual/360        120        1           117
  30                            0.0205      5.43950   Actual/360        120        1           116
  31                 0.0500     0.0705      5.87950   Actual/360        120        1           119
  32                            0.0205      5.50950   Actual/360        60         1            57
  33                            0.0205      6.38950   Actual/360        120        1           119
  34                 0.0300     0.0405      5.66650   Actual/360        120        8           118
  35                            0.0205      5.45950   Actual/360        120        1           116
  36                 0.0100     0.0305      5.51950   Actual/360        120        1           119
  37                            0.0205      5.73450   Actual/360        120        1           118
  38                            0.0205      5.48950   Actual/360        60         1            57
  39                            0.0205      5.64950   Actual/360        120        1           118
  40                            0.0205      5.70950   Actual/360        120        1           119
  44                            0.0205      5.58950   Actual/360        120        1           118
  45                            0.0205      6.96950   Actual/360        84         1            83
  46                            0.0205      5.58950   Actual/360        120        1           120
 46.01
 46.02
 46.03
 46.04
 46.05
  47                            0.0205      6.18950   Actual/360        120        1           119
  48                            0.0205      6.53850   Actual/360        120        8           119
  49                            0.0205      5.87950   Actual/360        120        1           118
 49.01
 49.02
 49.03
 49.04
 49.05
 49.06
 49.07
 49.08
 49.09
 49.1
 49.11
 49.12
 49.13
 49.14
 49.15
 49.16
 49.17
 49.18
  50                            0.0205      5.51950   Actual/360        60         1            57
  51                            0.0205      5.91950   Actual/360        144        1            87
  52                            0.0205      5.77050   Actual/360        120        8           119
  53                            0.0205      5.70950   30/360            120        8           119
 53.01
 53.02
  54                            0.0205      5.80650   Actual/360        60         8            58
  55                            0.0205      5.90350   Actual/360        84         8            82
  56                            0.0205      5.87950   Actual/360        120        1           119
  57                            0.0205      5.84050   Actual/360        120        1           119
  58                            0.0205      5.75850   Actual/360        120        8           119
  59                            0.0205      5.71950   Actual/360        120        1           118
  60                            0.0205      5.79550   Actual/360        60         8            57
  61                            0.0205      6.26150   Actual/360        120        8           119
  62                            0.0205      5.48950   Actual/360        60         1            57
  63                 0.0500     0.0705      6.11950   Actual/360        60         1            59
  64                 0.0500     0.0705      5.61950   Actual/360        120        1           119
  65                            0.0205      6.20950   Actual/360        120        1           119
  66                            0.0205      5.94950   Actual/360        120        8           118
  67                            0.0205      5.69950   Actual/360        120        1           119
  68                            0.0205      5.49050   Actual/360        120        8           118
  69                            0.0205      5.73950   Actual/360        120        1           117
  70                 0.0100     0.0305      6.14950   Actual/360        120        1           119
  71                            0.0205      5.81950   Actual/360        120        1           118
  72                            0.0205      5.57950   Actual/360        120        1           118
  73                            0.0205      5.97950   Actual/360        60         1            57
  74                            0.0205      5.47950   Actual/360        60         1            57
  75                            0.0205      6.01950   Actual/360        120        1           119
  76                            0.0205      6.13950   Actual/360        60         1            51
  77                            0.0205      5.76950   Actual/360        60         1            58
  78                            0.0205      5.68950   Actual/360        120        1           118
  79                            0.0205      5.69950   Actual/360        120        1           116
  80                            0.0205      6.04450   Actual/360        60         8            58
  81                            0.0205      6.33950   Actual/360        120        1           119
  82                            0.0205      6.31550   Actual/360        120        8           120
  83                            0.0205      6.05150   Actual/360        120        8           118
  84                            0.0205      5.73450   Actual/360        120        8           119
 84.01
 84.02
  85                            0.0205      5.54950   Actual/360        120        1           117
  86                            0.0205      6.31950   Actual/360        120        1           119
  87                            0.0205      5.36950   Actual/360        120        1           118
  88                 0.0500     0.0705      5.99950   Actual/360        120        1           118
  89                            0.0205      5.63950   Actual/360        120        1           119
  90                            0.0205      5.85950   Actual/360        120        1           118
  91                            0.0205      5.91950   Actual/360        120        1           119
  92                            0.0205      5.71950   Actual/360        120        1           118
  93                 0.0600     0.0705      5.92950   Actual/360        120        1           117
  94                            0.0205      6.24950   Actual/360        120        1           120
  95                            0.0205      5.54950   Actual/360        120        1           116
  96                            0.0205      5.86950   Actual/360        120        1           119
  97                            0.0205      5.47950   Actual/360        120        1           119
  98                            0.0205      5.70950   Actual/360        120        1           119
  99                            0.0205      5.87950   Actual/360        120        1           119
  100                           0.0205      5.67950   Actual/360        120        1           119
  101                           0.0205      5.60950   Actual/360        120        1           118
101.01
101.02
  102                           0.0205      5.85450   Actual/360        120        8           119
  103                           0.0205      5.80050   Actual/360        120        8           117
  104                           0.0205      5.72150   Actual/360        120        8           118
  105                           0.0205      5.50950   Actual/360        120        1           119
  106                           0.0205      5.58950   Actual/360        120        1           119
  107                           0.0205      5.35950   Actual/360        120        1           119
  108                           0.0205      6.60450   Actual/360        120        8           120
  109                           0.0205      5.58950   Actual/360        120        1           117
109.01
109.02
  110                           0.0205      5.96950   Actual/360        120        1           119
  111                           0.0205      5.77950   Actual/360        120        1           118
  112                           0.0205      6.21550   Actual/360        120        8           118
112.01
112.02
  113                           0.0205      5.85950   30/360            60         1            59
  114                           0.0205      6.20950   Actual/360        120        1           107
  115                           0.0205      5.63950   Actual/360        120        8           118
  116                           0.0205      5.85450   Actual/360        120        8           117
  117                           0.0205      6.47950   Actual/360        120        1            97
117.01
117.02
117.03
117.04
117.05
117.06
117.07
117.08
117.09
 117.1
  118                           0.0205      5.97050   Actual/360        120        8           119
  119                           0.0205      5.71950   Actual/360        120        1           117
  120                           0.0205      5.85950   Actual/360        120        1           120
  121                0.0300     0.0505      5.54950   Actual/360        120        1           117
  122                           0.0205      5.79950   Actual/360        120        1           117
  123                0.0300     0.0505      5.54950   Actual/360        120        1           117
  124                           0.0205      5.92050   Actual/360        120        8           117
  125                           0.0205      5.85650   Actual/360        120        8           119
  126                           0.0205      6.08550   Actual/360        120        8           119
  127                0.0400     0.0605      5.58950   Actual/360        120        1           113
  128                           0.0205      5.64950   Actual/360        120        1           117
  129                           0.0205      5.98350   Actual/360        120        8           119
  130                0.0400     0.0605      5.91950   Actual/360        120        1           118
  131                           0.0205      5.71950   Actual/360        120        1           118
  132                           0.0205      6.41950   Actual/360        120        1           119
  133                           0.0205      5.81950   Actual/360        120        1           119
  134                           0.0205      5.80950   Actual/360        120        1           119
  135                           0.0205      5.71950   Actual/360        60         1            58
  136                           0.0205      6.57950   Actual/360        120        1           119
  137                           0.0205      5.54950   Actual/360        120        1           119
  138                0.0500     0.0705      6.03950   Actual/360        120        1           119
  139                           0.0205      5.74950   Actual/360        120        1           119
  140                           0.0205      5.89950   Actual/360        120        1           111
  141                           0.0205      5.70950   Actual/360        120        1           117
  142                0.0400     0.0605      5.91950   Actual/360        120        1           118
  143                           0.0205      6.97950   Actual/360        120        8           120
143.01
143.02
  144                           0.0205      5.94250   Actual/360        120        8           118
  145                           0.0205      5.54950   Actual/360        120        1           118
  146                0.0400     0.0605      5.66950   Actual/360        120        1           117
  147                           0.0205      5.65750   Actual/360        120        8           119
  148                           0.0205      6.13950   Actual/360        84         1            83
  149                           0.0205      5.49850   Actual/360        120        8           119
  150                           0.0205      5.99950   Actual/360        120        1           119
  151                           0.0205      6.58850   Actual/360        120        8           119
  152                0.0500     0.0705      5.76950   Actual/360        120        1           119
  153                           0.0205      6.04950   Actual/360        120        1           118
  154                           0.0205      6.20950   30/360            120        1           119
  155                           0.0205      5.85950   Actual/360        120        1           119
  156                0.0100     0.0305      6.20950   Actual/360        120        1           119
  157                           0.0205      5.60950   Actual/360        120        1           116
  158                           0.0205      5.80950   Actual/360        120        1           118
  159                           0.0205      6.03950   Actual/360        120        1           118
  160                           0.0205      5.73950   Actual/360        120        1           118
  161                           0.0205      6.37150   Actual/360        120        8           120
  162                           0.0205      6.35450   Actual/360        120        5           119
  163                           0.0205      5.96950   Actual/360        120        1           119
  164                           0.0205      6.97950   Actual/360        120        8           119
  165                           0.0205      5.75950   Actual/360        120        1           118
  166                           0.0205      6.19950   Actual/360        120        1           110
  167                           0.0205      5.63950   Actual/360        120        1           117
  168                           0.0205      6.42950   Actual/360        120        1           119
  169                           0.0205      5.81950   Actual/360        120        1           118
  170                           0.0205      5.84950   Actual/360        120        1           118
  171                0.0500     0.0705      5.70950   Actual/360        120        1           118
  172                           0.0205      6.12950   Actual/360        120        8           118
172.01
172.02
172.03
172.04
  173                           0.0205      5.72950   Actual/360        120        1           117
  174                           0.0205      5.73950   Actual/360        120        1           117
  175                           0.0205      5.67950   Actual/360        120        1           118
  176                0.0600     0.0805      6.17950   Actual/360        120        1           119
  177                           0.0205      6.02950   Actual/360        60         1            58
  179                           0.0205      5.83950   Actual/360        120        1           117
  180                0.0500     0.0705      6.04950   Actual/360        120        1           118
  181                           0.0205      5.87950   Actual/360        120        1           118
  182                0.0800     0.1005      5.84950   Actual/360        120        1           118
  183                0.0500     0.0705      5.66950   Actual/360        120        1           117
183.01
183.02
  184                0.0800     0.1005      5.95950   Actual/360        84         1            82
  185                           0.0205      5.64950   Actual/360        120        1           118
  186                0.0500     0.0705      5.95950   Actual/360        120        1           118
  187                           0.0205      5.87950   Actual/360        120        1           118
  188                0.0600     0.0805      5.81950   Actual/360        120        1           117
  189                           0.0205      5.75950   Actual/360        120        1           118
  190                0.0800     0.1005      5.72950   Actual/360        120        1           118
  191                0.0500     0.0705      5.73950   Actual/360        120        1           117
191.01
191.02
  192                           0.0205      5.76950   Actual/360        120        1           117
  193                           0.0205      5.87950   Actual/360        84         1            82
193.01
193.02
193.03
193.04
  194                           0.0205      5.69950   Actual/360        120        1           118
  195                           0.0205      5.95950   Actual/360        120        1           117
  196                           0.0205      5.78950   Actual/360        120        8           118
  197                           0.0205      5.97950   Actual/360        120        1           118
  198                           0.0205      5.69950   Actual/360        120        1           117
  199                           0.0205      6.23950   Actual/360        120        1           120
  201                           0.0205      5.62950   Actual/360        120        1           114
  202                           0.0205      5.60450   Actual/360        120        8           118
  203                           0.0205      5.95950   Actual/360        120        1           118
  204                           0.0205      5.88950   Actual/360        120        1           118
  205                0.0600     0.0705      6.11950   Actual/360        120        1           119
  206                           0.0205      5.83950   Actual/360        120        1           117
  207                           0.0205      5.75950   Actual/360        120        1           118
  208                0.0600     0.0805      5.84950   Actual/360        120        1           119
  209                           0.0205      6.21950   Actual/360        120        1           119
  210                           0.0205      5.78950   Actual/360        120        1           118
  211                           0.0205      5.77150   Actual/360        120        8           118
  212                           0.0205      6.66950   Actual/360        120        1           118
212.01
212.02
  214                           0.0205      6.22950   Actual/360        120        1           118
  215                           0.0205      6.04150   Actual/360        120        1           117
  216                           0.0205      5.79950   Actual/360        120        1           116
  217                           0.0205      5.78950   Actual/360        120        1           119
  218                0.1250     0.1455      5.97450   Actual/360        120        1           118
  219                           0.0205      5.82950   Actual/360        120        1           117
  220                0.0500     0.0705      5.81950   Actual/360        120        1           118
  221                           0.0205      5.90950   Actual/360        120        1           118
  222                           0.0205      5.78950   Actual/360        120        1           118
  223                0.0500     0.0705      6.19950   Actual/360        120        1           119
  224                0.0500     0.0705      5.84450   Actual/360        120        1           118
  225                           0.0205      6.49950   Actual/360        120        1           119
  226                           0.0205      6.00950   Actual/360        120        1           119
  227                           0.0205      5.76950   Actual/360        120        1           117
  228                           0.0205      6.24950   Actual/360        120        1           118
  229                0.0500     0.0705      6.02950   Actual/360        120        1           118
  230                           0.0205      5.80950   Actual/360        120        1           118
  231                           0.0205      5.99950   Actual/360        120        1           118
  232                0.0500     0.0705      6.06950   Actual/360        120        1           118
  233                0.0500     0.0705      6.18950   Actual/360        120        1           119
  234                           0.0205      5.81950   Actual/360        120        1           118
  235                0.0500     0.0705      5.95950   Actual/360        120        1           119
  236                           0.0205      5.58950   Actual/360        120        1           119
  237                           0.0205      5.85950   Actual/360        120        1           118
  238                           0.0205      5.85250   Actual/360        120        1           119
  239                0.0600     0.0805      5.72950   Actual/360        120        1           118
  240                           0.0205      6.51950   Actual/360        120        1           118
  241                           0.0205      6.03950   Actual/360        120        1           118
  242                0.1250     0.1455      5.79450   Actual/360        120        1           118
  243                           0.0205      5.71950   Actual/360        120        1           118
  244                           0.0205      5.93950   Actual/360        120        1           117
  245                           0.0205      5.94950   Actual/360        120        1           119
  246                           0.0205      5.69950   Actual/360        120        1           118
  247                0.0600     0.0805      5.98950   Actual/360        120        1           118
  248                           0.0205      5.81950   Actual/360        120        1           118
  249                           0.0205      6.10950   Actual/360        120        1           119
  250                           0.0205      5.96950   Actual/360        120        1           118
  251                           0.0205      5.91950   Actual/360        120        1           117
  252                0.0500     0.0705      5.88950   Actual/360        120        1           118
  253                0.0500     0.0705      5.86950   Actual/360        120        1           117
  254                           0.0205      6.38950   Actual/360        120        1           118
  255                           0.0205      6.46450   Actual/360        120        1           119
  256                           0.0205      5.78950   Actual/360        120        1           118
  257                           0.0205      5.75750   Actual/360        120        8           118
  258                           0.0205      5.88950   Actual/360        120        1           118
  259                           0.0205      6.00950   Actual/360        120        1           118
  260                           0.0205      5.95450   Actual/360        120        1           117
  261                           0.0205      6.44950   Actual/360        120        1           118
  262                0.0600     0.0805      6.01950   Actual/360        120        1           117
  263                           0.0205      6.16950   Actual/360        120        1           117
  264                           0.0205      6.13950   Actual/360        120        1           117
  265                           0.0205      6.13950   Actual/360        120        1           117
  266                           0.0205      6.37950   Actual/360        120        1           118
  267                           0.0205      5.70150   Actual/360        120        8           118
  268                           0.0205      6.09950   Actual/360        120        1           118
  269                0.1250     0.1455      6.04450   Actual/360        120        1           118
  270                           0.0205      6.62950   Actual/360        120        1           118
  271                           0.0205      6.60950   Actual/360        120        1           118

         MATURITY/     AMORT                                          ARD
LOAN #    ARD DATE     TERM    REM. AMORT  TITLE TYPE      ARD LOAN   STEP UP
------------------------------------------------------------------------------------------------------------------------------------

   1        6/8/2017    360       360      Fee
 1.01                                      Fee
 1.02                                      Fee
 1.03                                      Fee
 1.04                                      Fee
 1.05                                      Fee
 1.06                                      Fee
 1.07                                      Fee
 1.08                                      Fee
 1.09                                      Fee
  1.1                                      Fee
 1.11                                      Fee
 1.12                                      Fee
 1.13                                      Fee
 1.14                                      Fee
 1.15                                      Fee
 1.16                                      Fee
 1.17                                      Fee
 1.18                                      Fee
 1.19                                      Fee
  1.2                                      Fee
 1.21                                      Fee
 1.22                                      Fee
 1.23                                      Fee
 1.24                                      Fee
 1.25                                      Fee
 1.26                                      Fee
 1.27                                      Fee
 1.28                                      Fee
 1.29                                      Fee
  1.3                                      Fee
 1.31                                      Fee
 1.32                                      Fee
 1.33                                      Fee
 1.34                                      Fee
 1.35                                      Fee
 1.36                                      Fee
 1.37                                      Fee
 1.38                                      Fee
 1.39                                      Fee
  1.4                                      Fee
 1.41                                      Fee
 1.42                                      Fee
 1.43                                      Fee
 1.44                                      Fee
 1.45                                      Fee
 1.46                                      Fee
 1.47                                      Fee
 1.48                                      Fee
 1.49                                      Fee
  1.5                                      Fee
 1.51                                      Fee
 1.52                                      Fee
 1.53                                      Fee
 1.54                                      Fee
 1.55                                      Fee
 1.56                                      Fee
 1.57                                      Fee
 1.58                                      Fee
 1.59                                      Fee
  1.6                                      Fee
 1.61                                      Fee
 1.62                                      Fee
 1.63                                      Fee
 1.64                                      Fee
 1.65                                      Fee
 1.66                                      Fee
 1.67                                      Fee
 1.68                                      Fee
 1.69                                      Fee
  1.7                                      Fee
 1.71                                      Fee
 1.72                                      Fee
 1.73                                      Fee
 1.74                                      Fee
 1.75                                      Fee
 1.76                                      Fee
 1.77                                      Fee
 1.78                                      Fee
   2        6/8/2017    360       360      Fee
 2.01                                      Fee
 2.02                                      Fee
 2.03                                      Fee
 2.04                                      Fee
 2.05                                      Fee
 2.06                                      Fee
 2.07                                      Fee
 2.08                                      Fee
 2.09                                      Fee
  2.1                                      Fee
 2.11                                      Fee
 2.12                                      Fee
 2.13                                      Fee
 2.14                                      Fee
 2.15                                      Fee
 2.16                                      Fee
 2.17                                      Fee
 2.18                                      Fee
 2.19                                      Fee
  2.2                                      Fee
 2.21                                      Fee
 2.22                                      Fee
 2.23                                      Fee
 2.24                                      Fee
 2.25                                      Fee
 2.26                                      Fee
 2.27                                      Fee
 2.28                                      Fee
 2.29                                      Fee
  2.3                                      Fee
 2.31                                      Fee
 2.32                                      Fee
 2.33                                      Fee
 2.34                                      Fee
 2.35                                      Fee
 2.36                                      Fee
 2.37                                      Fee
 2.38                                      Fee
 2.39                                      Fee
  2.4                                      Fee
 2.41                                      Fee
 2.42                                      Fee
 2.43                                      Fee
 2.44                                      Fee
 2.45                                      Fee
 2.46                                      Fee
 2.47                                      Fee
 2.48                                      Fee
 2.49                                      Fee
  2.5                                      Fee
 2.51                                      Fee
 2.52                                      Fee
 2.53                                      Fee
 2.54                                      Fee
 2.55                                      Fee
 2.56                                      Fee
 2.57                                      Fee
 2.58                                      Fee
 2.59                                      Fee
  2.6                                      Fee
 2.61                                      Fee
 2.62                                      Fee
 2.63                                      Fee
 2.64                                      Fee
 2.65                                      Fee
 2.66                                      Fee
 2.67                                      Fee
 2.68                                      Fee
 2.69                                      Fee
  2.7                                      Fee
 2.71                                      Fee
 2.72                                      Fee
 2.73                                      Fee
 2.74                                      Fee
 2.75                                      Fee
 2.76                                      Fee
 2.77                                      Fee
 2.78                                      Fee
 2.79                                      Fee
   3        6/8/2012     0         0       Fee
   4        7/1/2014     0         0       Fee                        NAP
 4.01                                      Fee
 4.02                                      Fee
 4.03                                      Fee
 4.04                                      Fee
 4.05                                      Fee
 4.06                                      Fee
 4.07                                      Fee
 4.08                                      Fee
 4.09                                      Fee
  4.1                                      Fee
 4.11                                      Fee
 4.12                                      Fee
 4.13                                      Fee
 4.14                                      Fee
 4.15                                      Fee
 4.16                                      Fee
 4.17                                      Fee
 4.18                                      Fee
 4.19                                      Fee
   5        8/6/2014     0         0       Fee
 5.01                                      Fee
 5.02                                      Fee
 5.03                                      Fee
 5.04                                      Fee
 5.05                                      Fee
 5.06                                      Fee
 5.07                                      Fee
 5.08                                      Fee
 5.09                                      Fee
  5.1                                      Fee
 5.11                                      Fee
         Various         0         0       Fee             Yes        2
   6        7/8/2018    360       359      Fee             Yes        2
 6.01                                      Fee
 6.02                                      Fee
 6.03                                      Fee
 6.04                                      Fee
 6.05                                      Fee
 6.06                                      Fee
   7        7/8/2018    360       359      Fee             Yes        2
 7.01                                      Fee
 7.02                                      Fee
 7.03                                      Fee
 7.04                                      Fee
 7.05                                      Fee
 7.06                                      Fee
   8        7/8/2018    360       359      Fee             Yes        2
 8.01                                      Fee
 8.02                                      Fee
 8.03                                      Fee
 8.04                                      Fee
 8.05                                      Fee
 8.06                                      Fee
 8.07                                      Fee
 8.08                                      Fee
 8.09                                      Fee
  8.1                                      Fee
   9        7/8/2019    360       359      Fee             Yes        2
 9.01                                      Fee
 9.02                                      Fee
 9.03                                      Fee
 9.04                                      Fee
 9.05                                      Fee
 9.06                                      Fee
 9.07                                      Fee
 9.08                                      Fee
 9.09                                      Fee
  9.1                                      Fee
  10        5/1/2012     0         0       Fee
 10.01                                     Fee
 10.02                                     Fee
 10.03                                     Fee
 10.04                                     Fee
 10.05                                     Fee
 10.06                                     Fee
 10.07                                     Fee
 10.08                                     Fee
 10.09                                     Fee
 10.1                                      Fee
 10.11                                     Fee
  11        6/8/2012     0         0       Fee
  12        7/5/2017    360       360      Fee/Leasehold              NAP
  13        8/8/2017     0         0       Fee
 13.01                                     Fee
 13.02                                     Fee
  14        6/1/2017     0         0       Fee
  15        6/1/2017     0         0       Fee
 15.01                                     Fee
 15.02                                     Fee
  16        7/1/2017     0         0       Fee
  17        6/1/2017     0         0       Fee
  18        7/1/2017    360       360      Fee
  19        7/1/2017    360       360      Fee                        NAP
  20        6/8/2017    420       420      Fee/Leasehold
 20.01                                     Fee/Leasehold
 20.02                                     Fee
 20.03                                     Fee
 20.04                                     Fee
 20.05                                     Fee
 20.06                                     Fee
 20.07                                     Fee
 20.08                                     Fee
 20.09                                     Fee/Leasehold
 20.1                                      Fee
  21        8/8/2017    420       420      Fee
  22        7/8/2017    360       359      Fee/Leasehold
  23        6/1/2017     0         0       Fee
  24        6/1/2017     0         0       Fee
  25        5/1/2017     0         0       Fee
            8/1/2017    360       360      Fee                        NAP
  26        8/1/2017    360       360      Fee                        NAP
  27        8/1/2017    360       360      Fee                        NAP
  28        8/1/2017    360       360      Fee                        NAP
  29        5/1/2017     0         0       Fee                        NAP
  30        4/1/2017     0         0       Fee
  31        7/1/2017    360       360      Fee
  32        5/1/2012     0         0       Fee
  33        7/1/2017     0         0       Fee
  34        6/8/2017     0         0       Fee
  35        4/1/2017     0         0       Fee
  36        7/1/2017     0         0       Fee
  37        6/1/2017     0         0       Fee                        NAP
  38        5/1/2012     0         0       Fee
  39        6/1/2017     0         0       Fee
  40        7/1/2017    360       359      Fee
  44        6/1/2017     0         0       Fee
  45        7/1/2014     0         0       Fee
  46        8/1/2017    300       300      Fee
 46.01                                     Fee
 46.02                                     Fee
 46.03                                     Fee
 46.04                                     Fee
 46.05                                     Fee
  47        7/1/2017    360       360      Fee
  48        7/8/2017    420       419      Fee
  49        6/1/2017    360       358      Fee                        NAP
 49.01                                     Fee
 49.02                                     Fee
 49.03                                     Fee
 49.04                                     Fee
 49.05                                     Fee
 49.06                                     Fee
 49.07                                     Fee
 49.08                                     Fee
 49.09                                     Fee
 49.1                                      Fee
 49.11                                     Fee
 49.12                                     Fee
 49.13                                     Fee
 49.14                                     Fee
 49.15                                     Fee
 49.16                                     Fee
 49.17                                     Fee
 49.18                                     Fee
  50        5/1/2012     0         0       Fee
  51       11/1/2014     0         0       Fee
  52        7/8/2017    420       420      Fee/Leasehold
  53        7/8/2017    360       360      Fee
 53.01                                     Fee
 53.02                                     Fee
  54        6/8/2012     0         0       Fee
  55        6/8/2014    420       420      Leasehold
  56        7/1/2017     0         0       Fee                        NAP
  57        7/1/2017    360       360      Fee
  58        7/8/2017    420       420      Fee
  59        6/1/2017     0         0       Fee
  60        5/8/2012     0         0       Fee
  61        7/8/2017    360       359      Fee/Leasehold
  62        5/1/2012     0         0       Fee
  63        7/1/2012     0         0       Leasehold
  64        7/1/2017    360       360      Fee
  65        7/1/2017    360       360      Fee
  66        6/8/2017     0         0       Fee
  67        7/1/2017     0         0       Fee                        NAP
  68        6/8/2017     0         0       Fee
  69        5/1/2017    360       357      Fee
  70        7/1/2017     0         0       Fee/Leasehold
  71        6/1/2017    360       358      Fee                        NAP
  72        6/1/2017     0         0       Fee
  73        5/1/2012    300       300      Fee
  74        5/1/2012     0         0       Fee
  75        7/1/2017    360       360      Fee
  76       11/1/2011    360       351      Fee/Leasehold   Yes        2.5
  77        6/1/2012     0         0       Fee
  78        6/1/2017    300       298      Fee
  79        4/1/2017    360       360      Fee
  80        6/8/2012    420       420      Fee
  81        7/1/2017    360       360      Fee                        NAP
  82        8/8/2017    420       420      Fee
  83        6/8/2017    360       360      Fee
  84        7/8/2017    420       419      Fee
 84.01                                     Fee
 84.02                                     Fee
  85        5/1/2017     0         0       Fee
  86        7/1/2017    360       360      Fee
  87        6/1/2017    360       358      Fee
  88        6/1/2017    360       360      Fee
  89        7/1/2017     0         0       Fee
  90        6/1/2017    300       298      Fee
  91        7/1/2017    360       360      Fee                        NAP
  92        6/1/2017    360       358      Fee
  93        5/1/2017    360       360      Leasehold
  94        8/1/2017     0         0       Fee
  95        4/1/2017     0         0       Fee
  96        7/1/2017     0         0       Fee
  97        7/1/2017    360       359      Fee                        NAP
  98        7/1/2017    360       359      Fee
  99        7/1/2017    360       360      Fee
  100       7/1/2017     0         0       Fee
  101       6/1/2017    360       360      Fee
101.01                                     Fee
101.02                                     Fee
  102       7/8/2017    360       359      Fee
  103       5/8/2017     0         0       Fee
  104       6/8/2017    360       360      Fee
  105       7/1/2017     0         0       Fee
  106       7/1/2017     0         0       Fee             Yes        0.02
  107       7/1/2017    360       360      Fee
  108       8/8/2017    360       360      Fee
  109       5/1/2017     0         0       Fee
109.01                                     Fee
109.02                                     Fee
  110       7/1/2017    360       360      Leasehold       Yes        5.0% plus the greater of (i) 5.990% and (ii) the Treasury Rate
  111       6/1/2017     0         0       Fee
  112       6/8/2017    360       360      Fee
112.01                                     Fee
112.02                                     Fee
  113       7/1/2012     0         0       Fee
  114       7/1/2016    300       287      Fee
  115       6/8/2017    420       420      Fee
  116       5/8/2017    300       297      Fee
  117       9/1/2015    300       277      Fee                        NAP
117.01                                     Fee
117.02                                     Fee
117.03                                     Fee
117.04                                     Fee
117.05                                     Fee
117.06                                     Fee
117.07                                     Fee
117.08                                     Fee
117.09                                     Fee
 117.1                                     Fee
  118       7/8/2017    360       359      Fee
  119       5/1/2017    360       360      Fee
  120       8/1/2017    360       360      Leasehold
  121       5/1/2017    360       360      Fee
  122       5/1/2017    360       360      Fee
  123       5/1/2017    360       360      Fee
  124       5/8/2017    360       360      Fee
  125       7/8/2017    360       360      Fee
  126       7/8/2017    360       360      Fee
  127       1/1/2017    360       360      Fee
  128       5/1/2017     0         0       Fee
  129       7/8/2017    360       360      Fee/Leasehold
  130       6/1/2017    300       298      Fee
  131       6/1/2017    360       358      Fee
  132       7/1/2017     0         0       Fee
  133       7/1/2017    360       360      Fee
  134       7/1/2017    360       359      Fee
  135       6/1/2012     0         0       Fee
  136       7/1/2017    300       299      Fee/Leasehold
  137       7/1/2017     0         0       Fee
  138       7/1/2017    360       360      Fee
  139       7/1/2017    360       359      Fee
  140      11/1/2016    360       351      Fee
  141       5/1/2017    360       360      Fee
  142       6/1/2017    300       298      Fee
  143       8/8/2017    300       300      Fee
143.01                                     Fee
143.02                                     Fee
  144       6/8/2017     0         0       Leasehold
  145       6/1/2017     0         0       Fee
  146       5/1/2017    240       237      Fee
  147       7/8/2017    300       299      Fee
  148       7/1/2014     0         0       Fee
  149       7/8/2017    360       360      Fee
  150       7/1/2017    360       360      Fee
  151       7/8/2017    360       359      Fee
  152       7/1/2017    360       360      Fee
  153       6/1/2017    360       358      Fee                        NAP
  154       7/1/2017     0         0       Fee
  155       7/1/2017    360       359      Fee                        NAP
  156       7/1/2017     0         0       Fee
  157       4/1/2017     0         0       Fee
  158       6/1/2017    360       358      Fee                        NAP
  159       6/1/2017    300       298      Fee
  160       6/1/2017    360       360      Fee
  161       8/8/2017    420       420      Fee
  162       7/5/2017    372       371      Fee
  163       7/1/2017    360       359      Fee
  164       7/8/2017    300       299      Fee
  165       6/1/2017     0         0       Fee
  166      10/1/2016    360       350      Fee
  167       5/1/2017     0         0       Fee
  168       7/1/2017    360       360      Fee
  169       6/1/2017    360       360      Fee
  170       6/1/2017     0         0       Fee
  171       6/1/2017    360       360      Fee
  172       6/8/2017    360       358      Fee
172.01                                     Fee
172.02                                     Fee
172.03                                     Fee
172.04                                     Fee
  173       5/1/2017    360       360      Fee
  174       5/1/2017    300       297      Fee
  175       6/1/2017    360       358      Fee
  176       7/1/2017     0         0       Fee
  177       6/1/2012     0         0       Fee
  179       5/1/2017     0         0       Fee
  180       6/1/2017    360       360      Fee
  181       6/1/2017    360       358      Fee                        NAP
  182       6/1/2017    360       358      Fee
  183       5/1/2017    360       357      Fee
183.01                                     Fee
183.02                                     Fee
  184       6/1/2014    360       358      Fee
  185       6/1/2017     0         0       Fee
  186       6/1/2017    360       358      Fee
  187       6/1/2017    360       360      Fee                        NAP
  188       5/1/2017    204       201      Leasehold
  189       6/1/2017    360       360      Fee
  190       6/1/2017    360       358      Fee
  191       5/1/2017    360       357      Fee
191.01                                     Fee
191.02                                     Fee
  192       5/1/2017    360       360      Fee
  193       6/1/2014    360       358      Fee                        NAP
193.01                                     Fee
193.02                                     Fee
193.03                                     Fee
193.04                                     Fee
  194       6/1/2017    360       360      Fee
  195       5/1/2017    360       357      Fee
  196       6/8/2017    360       360      Fee
  197       6/1/2017    360       360      Fee
  198       5/1/2017     0         0       Fee
  199       8/1/2017     0         0       Leasehold
  201       2/1/2017    360       360      Fee
  202       6/8/2017    300       298      Fee
  203       6/1/2017    360       360      Fee
  204       6/1/2017    360       358      Fee
  205       7/1/2017    360       359      Fee
  206       5/1/2017    360       357      Fee                        NAP
  207       6/1/2017    300       298      Fee
  208       7/1/2017    360       360      Fee
  209       7/1/2017    360       359      Fee                        NAP
  210       6/1/2017    360       360      Fee
  211       6/8/2017    360       360      Fee
  212       6/1/2017    300       298      Fee                        NAP
212.01                                     Fee
212.02                                     Fee
  214       6/1/2017    360       358      Fee                        NAP
  215       5/1/2017    360       360      Fee                        NAP
  216       4/1/2017     0         0       Fee
  217       7/1/2017    300       299      Fee                        NAP
  218       6/1/2017    300       298      Fee
  219       5/1/2017    360       357      Fee                        NAP
  220       6/1/2017    300       298      Fee                        NAP
  221       6/1/2017    360       358      Fee                        NAP
  222       6/1/2017    360       358      Fee
  223       7/1/2017    360       360      Fee                        NAP
  224       6/1/2017    360       360      Fee                        NAP
  225       7/1/2017    360       359      Fee                        NAP
  226       7/1/2017    360       359      Fee                        NAP
  227       5/1/2017    360       357      Fee                        NAP
  228       6/1/2017    300       298      Fee
  229       6/1/2017    360       360      Fee
  230       6/1/2017    360       360      Fee                        NAP
  231       6/1/2017    360       358      Fee
  232       6/1/2017    360       358      Leasehold
  233       7/1/2017    360       360      Fee                        NAP
  234       6/1/2017    360       358      Fee                        NAP
  235       7/1/2017    360       359      Fee
  236       7/1/2017    360       359      Fee
  237       6/1/2017    300       298      Fee                        NAP
  238       7/1/2017    360       359      Fee                        NAP
  239       6/1/2017    360       360      Fee
  240       6/1/2017    360       360      Fee                        NAP
  241       6/1/2017    360       358      Fee                        NAP
  242       6/1/2017    360       358      Fee
  243       6/1/2017    360       358      Fee
  244       5/1/2017    360       357      Fee                        NAP
  245       7/1/2017    240       239      Fee                        NAP
  246       6/1/2017    360       360      Fee
  247       6/1/2017    360       360      Fee
  248       6/1/2017    360       358      Fee                        NAP
  249       7/1/2017    360       360      Fee
  250       6/1/2017    360       358      Fee                        NAP
  251       5/1/2017    360       357      Fee                        NAP
  252       6/1/2017    360       358      Fee
  253       5/1/2017    360       360      Fee                        NAP
  254       6/1/2017    360       358      Fee                        NAP
  255       7/1/2017    360       360      Fee                        NAP
  256       6/1/2017    360       360      Fee
  257       6/8/2017    360       360      Fee
  258       6/1/2017    360       358      Fee                        NAP
  259       6/1/2017    300       298      Fee
  260       5/1/2017    360       357      Fee                        NAP
  261       6/1/2017    360       358      Fee                        NAP
  262       5/1/2017    360       360      Fee
  263       5/1/2017    300       297      Fee
  264       5/1/2017    360       357      Fee
  265       5/1/2017    360       357      Fee
  266       6/1/2017    360       358      Fee                        NAP
  267       6/8/2017     0         0       Fee
  268       6/1/2017    360       360      Fee                        NAP
  269       6/1/2017    300       298      Fee
  270       6/1/2017    300       298      Fee                        NAP
  271       6/1/2017    360       358      Fee                        NAP

                                                            PARTIAL
         ENVIRONMENTAL       CROSS      CROSS              DEFEASANCE    LETTER OF              LOCKBOX
LOAN #     INSURANCE       DEFAULTED    COLLATERALIZED      ALLOWED       CREDIT                  TYPE
--------------------------------------------------------------------------------------------------------------------

   1          No                                              Yes                   Hard
 1.01         No
 1.02         No
 1.03         No
 1.04         No
 1.05         No
 1.06         No
 1.07         No
 1.08         No
 1.09         No
  1.1         No
 1.11         No
 1.12         No
 1.13         No
 1.14         No
 1.15         No
 1.16         No
 1.17         No
 1.18         No
 1.19         No
  1.2         No
 1.21         No
 1.22         No
 1.23         No
 1.24         No
 1.25         No
 1.26         No
 1.27         No
 1.28         No
 1.29         No
  1.3         No
 1.31         No
 1.32         No
 1.33         No
 1.34         No
 1.35         No
 1.36         No
 1.37         No
 1.38         No
 1.39         No
  1.4         No
 1.41         No
 1.42         No
 1.43         No
 1.44         No
 1.45         No
 1.46         No
 1.47         No
 1.48         No
 1.49         No
  1.5         No
 1.51         No
 1.52         No
 1.53         No
 1.54         No
 1.55         No
 1.56         No
 1.57         No
 1.58         No
 1.59         No
  1.6         No
 1.61         No
 1.62         No
 1.63         No
 1.64         No
 1.65         No
 1.66         No
 1.67         No
 1.68         No
 1.69         No
  1.7         No
 1.71         No
 1.72         No
 1.73         No
 1.74         No
 1.75         No
 1.76         No
 1.77         No
 1.78         No
   2          No                                              Yes                   Hard
 2.01         No
 2.02         No
 2.03         No
 2.04         No
 2.05         No
 2.06         No
 2.07         No
 2.08         No
 2.09         No
  2.1         No
 2.11         No
 2.12         No
 2.13         No
 2.14         No
 2.15         No
 2.16         No
 2.17         No
 2.18         No
 2.19         No
  2.2         No
 2.21         No
 2.22         No
 2.23         No
 2.24         No
 2.25         No
 2.26         No
 2.27         No
 2.28         No
 2.29         No
  2.3         No
 2.31         No
 2.32         No
 2.33         No
 2.34         No
 2.35         No
 2.36         No
 2.37         No
 2.38         No
 2.39         No
  2.4         No
 2.41         No
 2.42         No
 2.43         No
 2.44         No
 2.45         No
 2.46         No
 2.47         No
 2.48         No
 2.49         No
  2.5         No
 2.51         No
 2.52         No
 2.53         No
 2.54         No
 2.55         No
 2.56         No
 2.57         No
 2.58         No
 2.59         No
  2.6         No
 2.61         No
 2.62         No
 2.63         No
 2.64         No
 2.65         No
 2.66         No
 2.67         No
 2.68         No
 2.69         No
  2.7         No
 2.71         No
 2.72         No
 2.73         No
 2.74         No
 2.75         No
 2.76         No
 2.77         No
 2.78         No
 2.79         No
   3          No                                                                    Hard
   4          No                                              Yes                   None at Closing, Springing Hard
 4.01         No
 4.02         No
 4.03         No
 4.04         No
 4.05         No
 4.06         No
 4.07         No
 4.08         No
 4.09         No
  4.1         No
 4.11         No
 4.12         No
 4.13         No
 4.14         No
 4.15         No
 4.16         No
 4.17         No
 4.18         No
 4.19         No
   5          No                                                                    Hard
 5.01         No
 5.02         No
 5.03         No
 5.04         No
 5.05         No
 5.06         No
 5.07         No
 5.08         No
 5.09         No
  5.1         No
 5.11         No
              No                                              Yes                   Soft
   6          No                                              Yes                   Soft
 6.01         No
 6.02         No
 6.03         No
 6.04         No
 6.05         No
 6.06         No
   7          No                                              Yes                   Soft
 7.01         No
 7.02         No
 7.03         No
 7.04         No
 7.05         No
 7.06         No
   8          No                                              Yes                   Soft
 8.01         No
 8.02         No
 8.03         No
 8.04         No
 8.05         No
 8.06         No
 8.07         No
 8.08         No
 8.09         No
  8.1         No
   9          No                                              Yes                   Soft
 9.01         No
 9.02         No
 9.03         No
 9.04         No
 9.05         No
 9.06         No
 9.07         No
 9.08         No
 9.09         No
  9.1         No
  10          No                                                         0          Soft at Closing, Springing Hard
 10.01         0
 10.02         0
 10.03         0
 10.04         0
 10.05         0
 10.06         0
 10.07         0
 10.08         0
 10.09         0
 10.1          0
 10.11         0
  11          No                                                                    Hard
  12          No                                                                    Hard
  13          No                                              Yes
 13.01        No
 13.02        No
  14          No                                                                    Hard
  15          No                                              Yes        0
 15.01         0
 15.02         0
  16          No                                                                    Hard
  17          No                                                         Yes        Soft
  18          No
  19          No                                              Yes                   None at Closing, Springing Hard
  20          No                                              Yes
 20.01        No
 20.02        No
 20.03        No
 20.04        No
 20.05        No
 20.06        No
 20.07        No
 20.08        No
 20.09        No
 20.1         No
  21          No                                                                    Hard
  22          No
  23          No                                                         0          Soft
  24          No                                                         Yes
  25          No                                                         0
              No
  26          No
  27          No
  28          No
  29          No
  30          No                                                         0
  31          No
  32          No                                                         0
  33          No
  34          No
  35          No                                                         0  Hard
  36          No                                                         Yes        Hard
  37          No
  38          No                                                         0
  39          No                                                         0
  40          No                                                         0
  44          No                                                         0
  45          No                                                         0
  46          No                                              Yes        0
 46.01         0
 46.02         0
 46.03         0
 46.04         0
 46.05         0
  47          No
  48          No
  49          No                                              Yes                   None at Closing, Springing Soft
 49.01        No
 49.02        No
 49.03        No
 49.04        No
 49.05        No
 49.06        No
 49.07        No
 49.08        No
 49.09        No
 49.1         No
 49.11        No
 49.12        No
 49.13        No
 49.14        No
 49.15        No
 49.16        No
 49.17        No
 49.18        No
  50          No                                                         0
  51          No                                                         0
  52          No                                                         Yes
  53          No                                                                    None at Closing, Springing Hard
 53.01        No
 53.02        No
  54          No
  55          No
  56          No                                                                    None at Closing, Springing Hard
  57          No
  58          No
  59          No                                                         0
  60          No
  61          No                                                                    Hard
  62          No                                                         0
  63          Yes                                             Yes        0
  64          No
  65          No                                                         Yes
  66          No                                                         Yes
  67          No
  68          No
  69          No
  70          No
  71          No                                                                    None at Closing, Springing Hard
  72          No
  73          No                                                         0
  74          No                                                         0
  75          No                                                         0
  76          No                                                         0          None at Closing, Springing Hard
  77          No                                                         0
  78          No                                                         0
  79          No
  80          No                                                                    Hard
  81          No
  82          No
  83          No                                                                    Hard
  84          No
 84.01        No
 84.02        No
  85          No                                                         0
  86          No
  87          No                                                         0
  88          No
  89          No                                                         0
  90          No
  91          No                                                                    None at Closing, Springing Hard
  92          No
  93          No                                                         0
  94          No                                                         0
  95          No                                                         0
  96          No                                                         0
  97          No                                                                    None at Closing, Springing Hard
  98          No                                                         0
  99          No                                                         0
  100         No                                                         0
  101         No                                                         0
101.01         0
101.02         0
  102         No                                                                    Hard
  103         No
  104         No
  105         No                                                         0
  106         No                                                                    Hard
  107         No
  108         No                                                                    Hard
  109         No                                                         0
109.01         0
109.02         0
  110         No                                                                    None at Closing, Springing Hard
  111         No                                                         0
  112         No
112.01        No
112.02        No
  113         No                                                                    Hard
  114         No                                                         0
  115         No                                                                    None at Closing, Springing Hard
  116         No                                                                    Soft at Closing, Springing Hard
  117         Yes                                                                   Hard
117.01        Yes
117.02        Yes
117.03        Yes
117.04        Yes
117.05        Yes
117.06        Yes
117.07        Yes
117.08        Yes
117.09        Yes
 117.1        Yes
  118         No                                                                    None at Closing, Springing Hard
  119         No                                                         0
  120         No                                                         0
  121         No
  122         No
  123         No
  124         No
  125         No                                                                    None at Closing, Springing Hard
  126         No
  127         No                                                         0
  128         No                                                         0
  129         No
  130         No
  131         No
  132         No                                                         0          Hard
  133         No
  134         No
  135         No                                                         0
  136         No
  137         No                                                         0
  138         No
  139         No
  140         No                                                         Yes
  141         No                                                         0
  142         No
  143         No
143.01        No
143.02        No
  144         No                                                                    Hard
  145         No                                                         0
  146         No
  147         No
  148         No                                                         0
  149         No
  150         No
  151         No
  152         No
  153         Yes                                                                   None at Closing, Springing Hard
  154         No
  155         No                                                                    None at Closing, Springing Hard
  156         No
  157         No                                                         0
  158         Yes
  159         No
  160         No                                                         0
  161         No
  162         No
  163         No
  164         No                                                                    Hard
  165         No                                                         Yes
  166         No                                                         0
  167         No                                                         0
  168         No
  169         No
  170         No
  171         No                                                         Yes
  172         No                                              Yes
172.01        No
172.02        No
172.03        No
172.04        No
  173         No                                                         0
  174         No
  175         No
  176         No
  177         No
  179         No                                                         0
  180         No
  181         No
  182         No
  183          0
183.01        No
183.02        No
  184         No                                                                    None at Closing, Springing Hard
  185         No                                                         0
  186         No
  187         Yes
  188         No
  189         No
  190         No
  191         No                                                         Yes
191.01        No
191.02        No
  192         No
  193         Yes                                                                   None at Closing, Springing Hard
193.01        Yes
193.02        Yes
193.03        Yes
193.04        Yes
  194         No
  195         No
  196         No
  197         No
  198         No                                                         0
  199         No                                                         0          Hard
  201         No
  202         No
  203         No
  204         No
  205         No                                                         0
  206         Yes
  207         No
  208         No
  209         Yes
  210         No
  211         No
  212         No                                                                    Hard
212.01        No
212.02        No
  214         Yes                                                                   None at Closing, Springing Hard
  215         Yes                                                                   None at Closing, Springing Hard
  216         No                                                         0
  217         Yes
  218         No
  219         Yes
  220         No
  221         No                                                                    None at Closing, Springing Hard
  222         No
  223         Yes
  224         Yes                                                                   None at Closing, Springing Hard
  225         No
  226         Yes
  227         Yes
  228         No
  229         No
  230         Yes
  231         No
  232         No                                                         Yes        None at Closing, Springing Hard
  233         Yes
  234         Yes                                                                   None at Closing, Springing Hard
  235         No                                                                    None at Closing, Springing Hard
  236         No
  237         Yes
  238         Yes
  239         No
  240         Yes                                                                   Hard
  241         Yes
  242         No
  243         No
  244         Yes                                                                   None at Closing, Springing Hard
  245         No
  246         No
  247         No                                                                    None at Closing, Springing Hard
  248         Yes                                                                   None at Closing, Springing Hard
  249         No
  250         Yes
  251         Yes
  252         No
  253         Yes
  254         Yes                                                                   None at Closing, Springing Hard
  255         Yes
  256         No
  257         No
  258         Yes
  259         No
  260         Yes
  261         Yes
  262         No
  263         No
  264         No
  265         No                                                         0
  266         Yes                                                                   None at Closing, Springing Hard
  267         No                                                                    Hard
  268         Yes
  269         No
  270         No                                                                    None at Closing, Springing Soft
  271         Yes

                         UPFRONT        UPFRONT         UPFRONT        UPFRONT        UPFRONT        UPFRONT         MONTHLY
          HOLDBACK     ENGINEERING       CAPEX           TI/LC          RE TAX         INS.           OTHER           CAPEX
LOAN #     AMOUNT      RESERVE ($)    RESERVE ($)     RESERVE ($)    RESERVE ($)    RESERVE ($)    RESERVE ($)     RESERVE ($)
-------------------------------------------------------------------------------------------------------------------------------

   1                        424,364                                     2,664,654      1,663,555                       172,553
 1.01
 1.02
 1.03
 1.04
 1.05
 1.06
 1.07
 1.08
 1.09
  1.1
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
  1.2
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
  1.3
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
  1.4
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
  1.5
 1.51
 1.52
 1.53
 1.54
 1.55
 1.56
 1.57
 1.58
 1.59
  1.6
 1.61
 1.62
 1.63
 1.64
 1.65
 1.66
 1.67
 1.68
 1.69
  1.7
 1.71
 1.72
 1.73
 1.74
 1.75
 1.76
 1.77
 1.78
   2                        309,041                                     2,430,923      1,407,291         75,000        148,720
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
 2.07
 2.08
 2.09
  2.1
 2.11
 2.12
 2.13
 2.14
 2.15
 2.16
 2.17
 2.18
 2.19
  2.2
 2.21
 2.22
 2.23
 2.24
 2.25
 2.26
 2.27
 2.28
 2.29
  2.3
 2.31
 2.32
 2.33
 2.34
 2.35
 2.36
 2.37
 2.38
 2.39
  2.4
 2.41
 2.42
 2.43
 2.44
 2.45
 2.46
 2.47
 2.48
 2.49
  2.5
 2.51
 2.52
 2.53
 2.54
 2.55
 2.56
 2.57
 2.58
 2.59
  2.6
 2.61
 2.62
 2.63
 2.64
 2.65
 2.66
 2.67
 2.68
 2.69
  2.7
 2.71
 2.72
 2.73
 2.74
 2.75
 2.76
 2.77
 2.78
 2.79

 4.01
 4.02
 4.03
 4.04
 4.05
 4.06
 4.07
 4.08
 4.09
  4.1
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
   5                                                                    2,456,647        538,617
 5.01
 5.02
 5.03
 5.04
 5.05
 5.06
 5.07
 5.08
 5.09
  5.1
 5.11
                            421,213        199,367                      1,101,000         77,111        836,775

 6.01
 6.02
 6.03
 6.04
 6.05
 6.06

 7.01
 7.02
 7.03
 7.04
 7.05
 7.06

 8.01
 8.02
 8.03
 8.04
 8.05
 8.06
 8.07
 8.08
 8.09
  8.1

 9.01
 9.02
 9.03
 9.04
 9.05
 9.06
 9.07
 9.08
 9.09
  9.1
  10                                                                      940,270         45,000                        60,519
 10.01
 10.02
 10.03
 10.04
 10.05
 10.06
 10.07
 10.08
 10.09
 10.1
 10.11

  12                                                    19,583,542                                    6,097,819          9,775
  13                                       477,449       1,636,010        417,083        110,740         93,750          9,875
 13.01
 13.02
  14                                     3,000,000      14,000,000        951,608         97,134     11,912,235
  15                        429,625                                                                   3,252,000
 15.01
 15.02

  18                                                                      126,672
  19                                                                                                          0
  20                         70,643        150,000                        136,491
 20.01
 20.02
 20.03
 20.04
 20.05
 20.06
 20.07
 20.08
 20.09
 20.1
  21                                                                      188,545         50,531                         3,142
  22                                                       400,000                        12,328                         1,512

  24                                                                      103,226                         2,100

                                                                           68,880                     #N/A              21,497
  26                                                                       16,880                             0         11,343
  27                                                                       29,000                             0          5,716
  28                                                                       23,000                             0          4,438
  29                                                                       30,580         18,553              0          2,653
  30                                                                       38,120         11,918                         9,327
  31                                                                      139,202                                       20,930
  32                                                                       31,281         27,766                         6,709
  33                          9,000                                        30,879         18,884
  34        300,000                                                       110,761        103,400        300,000
  35                          2,381                                       135,059         59,225        116,250          3,868

  37                                                                      253,248                             0
  38                                                                      209,784         23,842                         5,879
  39                          6,125                                       124,157         28,572        185,459          4,281
  40                                                                       46,534
  44                                                                       23,319
  45                         94,450                                        66,671
  46                                                                       84,676                     2,159,300
 46.01
 46.02
 46.03
 46.04
 46.05
  47                                                     1,100,000        142,389         40,308                         1,405
  48                        228,244                                        29,075         13,048         22,500            817
  49                                                                                                    154,592
 49.01
 49.02
 49.03
 49.04
 49.05
 49.06
 49.07
 49.08
 49.09
 49.1
 49.11
 49.12
 49.13
 49.14
 49.15
 49.16
 49.17
 49.18
  50                                                                      115,815         30,286                         6,625
  51                        108,625                                       319,000         22,750                         5,800
  52                                                                                                  1,370,000          3,100
  53                         25,208                        200,000         78,833                                        1,251
 53.01
 53.02
  54                          4,000         47,582                         66,198         12,249        680,000          2,045
  55                                                       444,500        134,501         13,800                         1,609
  56                                                                                                          0
  57                                                                      112,177         33,353                        16,512
  58                         65,621                                        63,729                        50,680          1,067
  59                                                         5,000        193,338         24,607         82,362            772
  60                                                       250,000         91,143                                        1,339
  61                                                                       28,960         83,194      1,700,000            902
  62                                                                       68,509         18,295                         5,000
  63                                                                       20,454          4,394        518,872
  64                         13,475                                       160,609
  65                                                                                                                     5,167
  66                         36,358         29,617           2,500        185,004          1,129      1,000,000            637
  67                                                                                                    231,449
  68                                        31,621                         51,759          2,684                         1,581
  69                                                                       70,562                     1,100,000            799
  70                                                                      106,632         18,180
  71                                                                       83,586         44,596              0         13,900
  72                                                                      102,964         10,220                         1,429
  73                                                                       84,039                                       26,170
  74                                                                       42,639         13,167                         4,000
  75                                                                       44,039         29,495                         2,450
  76                                                                        8,210          3,220      1,800,000          1,135
  77                                                                       86,831         23,674
  78                                                                      100,163         16,292                         1,565
  79                         10,000                                        10,834                                          930
  80                                                        50,000          6,577                     1,000,000          1,714
  81                                                                        6,528                             0
  82                                                                       25,123         31,453                         2,750

  84                                                                       55,825          2,656      1,050,000            366
 84.01
 84.02

  86                                                                                         574
  87                                                                      141,035         12,408                         3,200
  88                                                                       26,688          7,261                         1,566
  89                        240,000
  90                                                                       20,215         31,011                         6,803
  91                                     1,100,000                         10,153         10,656              0          6,440
  92                                                                        6,101                                        8,181
  93                                                                                      15,862                        17,970

  95                                                                                                  1,365,190
  96                                                                                                     89,025
  97                                                                                                          0
  98                          6,250                                        40,599          2,514        116,520          1,355
  99                                                                       27,041          9,073         48,765
  100                        28,125                                        25,000          2,919         11,736
  101                                                                      16,807          6,820                         1,044
101.01
101.02
  102                                                                      94,500         13,433         70,612
  103                                       36,300                         61,260                                        4,839
  104                                                                      13,952         24,455

  106                                                      540,000                                      250,000          2,565
  107                        25,000                        275,000         45,876            844
  108                       127,000                         76,200         13,262         11,594        629,125
  109                                                                      72,001         11,090                         4,000
109.01
109.02
  110                                                                      53,217         56,622              0         10,474
  111                                                                      52,069          4,127                           370
  112                       207,098                         90,000         50,129                        30,000            876
112.01
112.02

  114                                                                      53,472         60,426                         8,855
  115                        26,600                         95,327         53,459          6,577                           949
  116                                                                      45,316         13,659                         9,251
  117                                                                                                   951,000
117.01
117.02
117.03
117.04
117.05
117.06
117.07
117.08
117.09
 117.1
  118                        78,000                                        91,273            632         10,000
  119                                                                      23,416          1,689                           747
  120                                                                      93,339         13,354        246,100            945
  121                                                                                                                      519

  123                                                                                                                      566
  124                                                       75,000         27,390          4,661                           648
  125                                                                                                   192,207
  126       840,000                                         40,000                         1,034        840,000            579
  127                                                                      11,798         14,802        200,000          7,361
  128                                                                       4,460
  129                                                      374,389                         3,994        550,000            520
  130                        35,125                                        28,806          4,661                         6,902
  131                                                                      32,649          2,797         20,000            568
  132                                                                                                   100,000
  133                                                                      15,355          6,675                           249
  134                                                                      17,160          9,106                           307
  135                       295,000                                        12,418          2,458                           535
  136                                                                                                                    5,934
  137                        11,813                                        37,576         19,976                         3,170
  138                                                                                      2,299
  139                       871,236                                        19,808          2,048                           496
  140                                                                       8,392          2,636         18,686            355
  141                                                                      56,089                                          627
  142                                                                      19,546          4,409                         3,567
  143                       400,000                                        29,426          9,782        150,000            933
143.01
143.02

  146                                                                      30,188         27,115                         5,104
  147                                                                      17,917          5,069                         1,196
  148                                                                                                                      875
  149                                                                      39,173          4,410                         3,083
  150                                                                      15,122          2,112                         1,500
  151                                                                      30,540            974        300,000            400
  152                                       46,311          88,695          5,651          4,664
  153                                                                                                         0

  155                        15,619      1,000,000                        148,949         67,424        243,238         20,951
  156                                                                      46,384          9,375         70,459
  157                                                                       1,374
  158                                                       35,000            700          1,644              0            283
  159                                                                       7,490          5,807                         4,667
  160                                                                      22,173          3,089                           520
  161                                                       90,000         21,851            581                           278
  162                                                                      64,560          9,904                         3,000
  163                                                                                      1,577                         4,692
  164                                                                      17,459
  165                                                                      12,846
  166                        31,563                                        43,282         11,496         48,675            620
  167                                                                                                   104,000
  168                                                                      39,299            709                           857
  169                        69,375                                        38,558          2,203                           777

  171                                                                       5,406                                          469
  172                                                                      19,439          1,409         67,050          1,250
172.01
172.02
172.03
172.04
  173                                                                       9,961            848                           844

  177                                        9,859          42,721         22,630          1,847          2,000
  179                        14,888                                         3,178          1,167                           760
  180                                                                      33,709         18,106                         1,896
  181                                                                                                         0
  182                                                                       4,488          1,885                           269
  183                                                                                                                      650
183.01
183.02

  185                                                                       1,876
  186                                                                      44,591                        96,323            765
  187        55,000                                                                        1,355         55,000            251
  188                                                                      31,655          5,984
  189                                                                      11,526            720                           890
  190                                                                      19,993          2,561                         1,141
  191                                                                                                     2,750
191.01
191.02
  192                                                                      14,051          9,354                         1,542
  193                                                                                                         0            302
193.01
193.02
193.03
193.04
  194                                                                                                    20,000
  195                                                                      13,754          1,183
  196                                                       70,000          8,216          3,354
  197                                                                      11,125            648                           870
  198                                                                      17,033            936         30,000            315

  201                                                                      22,802            612         50,000            212

  203                                                                      25,874            933                         1,750

  205                                                                      21,516         11,848                           563
  206                                                                                                    22,560

  208                                                                       5,732          3,234
  209        69,328           5,000                                         6,920          3,578         69,328            991
  210                                                                       4,607            499                            96
  211                                                                       4,705          4,784
  212                                                                                                         0
212.01
212.02
  214                                                                      33,579                           500
  215                                                      125,000          3,021            307              0            377
  216                                                                       2,627
  217                                                                      11,229          5,533              0
  218                                                                       5,035          1,978                           205
  219                                                                                                         0
  220                                                                                                         0
  221                                                                                                       500

  223                                       76,000                          6,084            548              0            920
  224                        15,625                         75,000         18,648          3,999         16,875            404
  225                        10,436                                        20,083            620              0            294
  226                         9,000                                         1,230          1,224              0            353
  227                                                       12,250          2,657          1,194              0
  228                         2,775                                         4,554            867
  229                                                                       7,832            397                           107
  230                                                       35,000         19,068          2,128              0            338
  231                                                                       4,693         18,264                           383
  232                                                                      10,631          2,324                           399
  233                                                                       5,312            440              0
  234                                                                                                       500
  235                                                                       4,759            884
  236                                                                       8,076         10,250
  237                                                                       4,470                         8,867
  238                                                       85,000                                            0
  239                                                                                                                      521
  240                                                                                      2,457              0            138
  241                                                                       5,064          1,481              0            182
  242                                                                                                                      667
  243                                                                       3,426                                          125
  244                                                                         700          2,849              0
  245                                                                      16,360          3,570              0
  246                                                                      12,069            606                           264
  247                                                                      21,259            962          1,250            234
  248                                                                                                       500
  249                                                                      19,891          1,010                           473
  250                                                                       1,972          1,085              0
  251                                                                                                         0
  252                                                                       5,128          4,033                           464
  253                                                                       8,187                         5,000
  254                                                                      14,112          3,521              0
  255                                                                      24,510          9,378              0          1,200
  256                        12,500                                        10,033         14,115                         1,000
  257                                                                       6,231          4,383
  258                                                                       3,065          8,977              0            500
  259                                                                      17,721          4,115                           489
  260                                                                                                         0
  261                                                                       4,056          2,112              0            317
  262                                                                      15,890          1,271                           609
  263                                                                      10,006          1,007                           250
  264                                                                       4,530          7,107                           526
  265                                                                       4,208          5,680                           500
  266                                                                                                     6,755

  268                                                                      14,130          9,810              0            583
  269                                                                      10,468          8,060                           131
  270                                                                                                         0
  271                                                                       1,408         19,799              0            271

              MONTHLY          MONTHLY           MONTHLY          MONTHLY        MONTHLY        MONTHLY
               CAPEX            TI/LC             TI/LC            RE TAX          INS.          OTHER       GRACE       GRACE
LOAN #    RESERVE CAP ($)    RESERVE ($)     RESERVE CAP ($)    RESERVE ($)    RESERVE ($)    RESERVE ($)   TO LATE   TO DEFAULT
---------------------------------------------------------------------------------------------------------------------------------

   1                                                                 380,665        184,839                        0            0
 1.01
 1.02
 1.03
 1.04
 1.05
 1.06
 1.07
 1.08
 1.09
  1.1
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
  1.2
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
  1.3
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
  1.4
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
  1.5
 1.51
 1.52
 1.53
 1.54
 1.55
 1.56
 1.57
 1.58
 1.59
  1.6
 1.61
 1.62
 1.63
 1.64
 1.65
 1.66
 1.67
 1.68
 1.69
  1.7
 1.71
 1.72
 1.73
 1.74
 1.75
 1.76
 1.77
 1.78
   2                                                                 347,275        156,366                        0            0
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
 2.07
 2.08
 2.09
  2.1
 2.11
 2.12
 2.13
 2.14
 2.15
 2.16
 2.17
 2.18
 2.19
  2.2
 2.21
 2.22
 2.23
 2.24
 2.25
 2.26
 2.27
 2.28
 2.29
  2.3
 2.31
 2.32
 2.33
 2.34
 2.35
 2.36
 2.37
 2.38
 2.39
  2.4
 2.41
 2.42
 2.43
 2.44
 2.45
 2.46
 2.47
 2.48
 2.49
  2.5
 2.51
 2.52
 2.53
 2.54
 2.55
 2.56
 2.57
 2.58
 2.59
  2.6
 2.61
 2.62
 2.63
 2.64
 2.65
 2.66
 2.67
 2.68
 2.69
  2.7
 2.71
 2.72
 2.73
 2.74
 2.75
 2.76
 2.77
 2.78
 2.79
   3                                                                                                               0            0
   4                                                                                                               7            7
 4.01
 4.02
 4.03
 4.04
 4.05
 4.06
 4.07
 4.08
 4.09
  4.1
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
   5                                                                 301,545         44,885                        0            0
 5.01
 5.02
 5.03
 5.04
 5.05
 5.06
 5.07
 5.08
 5.09
  5.1
 5.11
                                                                                                                   0            0
   6                                                                                                               0            0
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7                                                                                                               0            0
 7.01
 7.02
 7.03
 7.04
 7.05
 7.06
   8                                                                                                               0            0
 8.01
 8.02
 8.03
 8.04
 8.05
 8.06
 8.07
 8.08
 8.09
  8.1
   9                                                                                                               0            0
 9.01
 9.02
 9.03
 9.04
 9.05
 9.06
 9.07
 9.08
 9.09
  9.1
  10                                                                 143,996         62,500                        5            5
 10.01
 10.02
 10.03
 10.04
 10.05
 10.06
 10.07
 10.08
 10.09
 10.1
 10.11
  11                                                                                                               0            0
  12                     0              0                   0        170,561              0                        0            2
  13                               25,000           1,600,000         59,583         15,820                        0            0
 13.01
 13.02
  14                               97,787           2,500,000        190,322                                       3            3
  15                                  880                             50,875                                       5            5
 15.01
 15.02
  16                                                                                                               0            5
  17                                                                                      0                        7            5
  18                                                                  42,224                                       5            5
  19                     0              0                   0              0              0                        5            5
  20                                                                  45,497                                       0            0
 20.01
 20.02
 20.03
 20.04
 20.05
 20.06
 20.07
 20.08
 20.09
 20.1
  21                                                                  37,709          4,594                        0            0
  22                                                  200,000         13,622          6,164                        0            0
  23                                                                                                               7            5
  24                                                                  51,613                                       5            5
  25                                                                                                               5            8
                 1,017,000              0                   0         17,220              0                        5            5
  26               408,000              0                   0          4,220              0                        5            5
  27               343,000              0                   0          7,250              0                        5            5
  28               266,000              0                   0          5,750              0                        5            5
  29                     0          3,000             108,000         15,290          3,711                        5            5
  30               335,775                                             9,530          3,973                        5            5
  31                                                                                                               5            5
  32                                                                  15,640          4,628                        5            5
  33                                                                  10,293          3,777                        5            5
  34                                                                  18,460         10,352                        0            0
  35                                2,083             160,000         16,882          6,502                        5            5
  36                                                                                                               0            5
  37                     0              0                   0         31,656              0                        5            5
  38                                                                 125,870          3,974                        5            5
  39                                                                  17,737          3,175                        5            5
  40                                                                  15,511                                       5            5
  44                                                                   7,773                                       5            5
  45                                                                  16,668                                       5            5
  46                                                                  14,113                                       5            5
 46.01
 46.02
 46.03
 46.04
 46.05
  47                51,000          9,377             230,000         34,777          3,664                        5            5
  48                29,412          3,500             150,000         14,538          3,262                        0            0
  49                     0              0                   0              0              0                        5            5
 49.01
 49.02
 49.03
 49.04
 49.05
 49.06
 49.07
 49.08
 49.09
 49.1
 49.11
 49.12
 49.13
 49.14
 49.15
 49.16
 49.17
 49.18
  50                                                                  23,163          5,048                        5            5
  51               208,800                                            54,284          4,046                        5            5
  52                37,200                                            15,500                                       0            0
  53                                                                  15,767                                       0            0
 53.01
 53.02
  54                                                                  16,550          2,450                        0            0
  55                                2,778             200,000         33,625          1,851                        0            0
  56                     0              0                   0              0              0                        5            5
  57                                                                  14,022         33,353                        5            5
  58                                                                  15,932                                       0            0
  59                                2,665                             24,167         12,304                        5            5
  60                32,132          6,694             160,662         22,786         20,669                        0            0
  61                21,653                                            14,480         13,866                        0            0
  62                                                                  13,702          3,049                        5            5
  63                                                                   3,409            879                        5            5
  64                                                                  16,061          3,941                        7            7
  65               186,000                                                                                        10            5
  66                                                                  15,417          1,129                        0            0
  67                     0              0                   0              0              0                        5            5
  68                88,523          4,750             200,000         10,352          1,342                        0            0
  69                26,371            533              19,185         17,640                                       5            5
  70                                                                  17,772          1,515                        5            5
  71                     0              0                   0         11,972          4,054                        5            5
  72                                                                  20,593          1,703                        7            7
  73                                                                  10,505                                       5            5
  74                                                                   8,528          2,195                        5            5
  75                58,800                                            11,010          2,548                        5            5
  76                                                                   8,210          1,610                        5            5
  77                                                                  10,854          7,891                        5            5
  78                                6,250             225,000         14,309          8,146                        5            5
  79                11,165                                             5,417                                       5            5
  80                                4,167             100,000          6,577          4,182                        0            0
  81                     0              0                   0          3,264              0                        5            5
  82                66,000                                             5,025          3,495                        0            0
  83                                                                                                               0            0
  84                                1,667              40,000          9,304            885                        0            0
 84.01
 84.02
  85                                                                                                               5            5
  86                                                                                    287                        5            5
  87                76,800                                            17,629          2,482                        5            5
  88                60,000                                            13,344          1,210                        5            5
  89                                                                                                               5            5
  90                                                                  10,107          3,446                        5            5
  91                     0              0                   0          5,923          1,184                        5            5
  92                                                                   6,101                                       7            5
  93                                                                  13,253          3,965                        5            5
  94                                                                                                               5            5
  95                                                                                                               5            5
  96                                                                                                               5            5
  97                     0              0                   0              0              0                        5            5
  98                                7,460             250,000         13,533            838                        5            5
  99                                                                  13,520            825                        5            5
  100                               1,825              75,000          6,250            584                        5            5
  101                                                                 11,202          1,364                        5            5
101.01
101.02
  102                               3,115                             10,500          6,717                        0            0
  103              232,000                                                                                         0            0
  104                                                                  6,976          2,223                        0            0
  105                                                                                                              5            5
  106                                                                                           #VALUE!            5            5
  107               25,000              0             225,000          6,554            844                        5            5
  108                                                                  4,421          2,899                        0            0
  109                                                                 12,000          2,773                        7            5
109.01
109.02
  110                    0              0                   0          6,652         14,156                        5            5
  111                               2,473              89,043         10,414            516                        5            5
  112               21,032                             90,000         16,710                                       0            0
112.01
112.02
  113                                                                                                              5            5
  114                                                                  6,689          7,416                        5            5
  115               11,390                                            10,692          3,288                        0            0
  116                                                                  7,553          1,518                        0            0
  117                    0              0                   0              0              0                        5            5
117.01
117.02
117.03
117.04
117.05
117.06
117.07
117.08
117.09
 117.1
  118                               6,250             225,000         22,818            632                        0            0
  119                               2,522              90,780          3,903            563                        5            5
  120                               5,150                             10,371          2,226                        5            5
  121               12,500                                                                                         5            5
  122                                                                                                              5            5
  123               12,500                                                                                         5            5
  124                               3,125             150,000          6,930          1,165                        0            0
  125                                                                                                              0            0
  126                               3,333              75,000          7,084          1,034                        0            0
  127                                                                 11,798          3,701                        5            5
  128                                                                  4,460                                       5            5
  129                               1,732                              9,188          1,997                        0            0
  130                                                                  4,801            932                        5            5
  131               18,258          2,496             150,000          3,628            400                        5            5
  132                                                                                                              5            5
  133                8,973          1,097              39,475          3,839            607                        5            5
  134               11,000          1,434              51,000          2,145          1,138                        5            5
  135                                                                  4,139            410                        5            5
  136                                                                                                              5            5
  137                                                                  5,368          2,497                       15            5
  138                               1,445              65,000            781            383                        5            5
  139               17,920                                             4,952            683                        5            5
  140                               2,745                              2,784            379                        5            5
  141                                                                  8,013                                       7            7
  142                                                                  3,258            882                        5            5
  143                                                                  2,943          2,445                        0            0
143.01
143.02
  144                                                                                                              0            0
  145                                                                                                              5            5
  146                                                                  6,038          2,712                        5            5
  147               43,061                                             8,958            461                        0            0
  148               20,442                                                                                         5            5
  149                                                                  6,529          4,410                        0            0
  150               54,000                                             7,561            704                        5            5
  151                               2,000              72,000          4,363            974                        0            0
  152               46,311                             88,695          5,651            933                        5            5
  153                    0              0                   0              0              0                        5            5
  154                                                                                           #VALUE!            5            5
  155                    0              0                   0         28,505          5,351                        5            5
  156                               1,169              30,500          7,731            937                        5            5
  157                                                                  1,374                                       5            5
  158               10,188              0                   0            700          1,644                        5            5
  159                                                                  2,497            968                        5            5
  160                               1,565              93,900          4,435          1,545                        5            5
  161                6,672          3,000              90,000          2,428            291                        0            0
  162                                                                 10,760          2,476                        3            3
  163                                                                  6,824            789                        5            5
  164                                                                  8,730                                       0            0
  165                                                                  2,569                                       5            5
  166                               1,530                              8,115          1,102                        5            5
  167                                                                                                              5            5
  168               41,152          2,484             119,244          5,614            354                        5            5
  169               24,300          1,942                              4,284          1,102                        5            5
  170                                                                                                              5            5
  171               11,258          1,447                              5,406                                       5            5
  172                                                                  3,240          1,409                        0            0
172.01
172.02
172.03
172.04
  173                                                                    906            424                        5            5
  174                                                                  2,756            410                        5            5
  175                                                                                                              5            5
  176                                                                                                             10            5
  177                9,859                             42,721          3,772            616                       10            5
  179                               1,744                              3,178            292                        5            5
  180              113,750                                             4,214          1,811                        5            5
  181                    0              0             386,556              0              0                        5            5
  182                                 895                                748            943                       15            5
  183               23,400                                             4,238            650                        5            5
183.01
183.02
  184                                                                  3,860            485                        5            5
  185                                                                    938                                       5            5
  186               27,537          2,541             152,983          6,370            698                        5            5
  187                    0          1,056                   0          3,316            677                        5            5
  188                                                                  4,522            665                       15            5
  189               32,040                                             5,763            360                        5            5
  190                                                                  1,999            854                       15            5
  191                7,500                                                                                         5            5
191.01
191.02
  192                                                                  1,756          1,559                        5            5
  193                    0              0                   0              0              0                        5            5
193.01
193.02
193.03
193.04
  194                                                                                                              5            5
  195                                                                  4,585            592                        5            5
  196                                                                  4,108            305                        0            0
  197               26,113                                             1,854            648                       10            5
  198                                                                  2,839            468                        5            5
  199                                                                                                              5            5
  201                5,076            852              20,440          2,073            153                        5            5
  202                                                                                                              0            0
  203               52,500                                             4,312            933                       10            5
  204                                                                                                              5            5
  205                               1,134                              7,172          1,185                        5            5
  206                    0              0                   0              0              0                        5            5
  207                                                                                                              5            5
  208                                                                  2,866            462                        5            5
  209                    0          2,500              30,000            865            325                        5            5
  210                3,465            529              19,041          2,304            249                        5            5
  211                                                                  2,353            435                        0            0
  212                    0              0                   0              0              0                        5            5
212.01
212.02
  214                    0              0                   0          3,731              0                        5            5
  215                    0              0                   0          3,021            307                        5            5
  216                                                                  2,627                                       5            5
  217                    0              0                   0          3,743            760                        5            5
  218                                 971                                719            220                       15            5
  219                    0              0                   0              0              0                        5            5
  220                    0              0                   0              0              0                        5            5
  221                    0              0                   0              0              0                        5            5
  222                                                                                                              5            5
  223               10,000              0                   0          6,084            548                        5            5
  224                    0              0              75,000          2,664          1,333                        5            5
  225               17,640          1,154              69,260          2,869            311                        5            5
  226                    0              0                   0            610            306                        5            5
  227                    0              0              12,250          2,657            198                        5            5
  228                                                                                                              5            5
  229                6,415            454              25,000          2,611            199                        5            5
  230                    0          1,486                   0          3,178            266                        5            5
  231               18,364                                               782          1,826                        5            5
  232                               1,300                              1,181            581                        5            5
  233                    0              0                   0          2,656            109                        5            5
  234                    0              0                   0              0              0                        5            5
  235                                 630                              1,190            177                        5            5
  236                                                                  1,615          1,025                        7            7
  237                    0            856              30,000          2,235              0                        5            5
  238                    0              0              85,000              0              0                        5            5
  239                                                                  1,676            601                        5            5
  240                    0              0                   0              0            167                        5            5
  241                    0              0                   0          1,265            185                        5            5
  242                                                                  1,483            597                       15            5
  243                                 334                              1,142                                       5            5
  244                    0              0                   0            700            407                        5            5
  245                    0              0                   0          4,090            510                        5            5
  246                9,519                                             1,097            303                        5            5
  247                               1,154              69,235          3,543            321                       10            5
  248                    0              0                   0              0              0                        5            5
  249               14,203                                             2,842            505                       10            5
  250                    0              0                   0          1,972            217                        5            5
  251                    0              0                   0              0              0                        5            5
  252               22,292            397              19,044          1,026            403                        5            5
  253                    0          1,420              51,000          2,729              0                        5            5
  254                    0              0                   0          2,016            502                        5            5
  255                    0              0                   0          4,085          1,381                        5            5
  256                                                                  2,007          1,568                        5            5
  257                                                                  3,116            398                        0            0
  258                    0              0                   0            613            775                        5            5
  259                                 976                              3,544            514                        5            5
  260                    0              0                   0              0              0                        5            5
  261                    0            547              25,000          1,352            176                        5            5
  262                                                                  3,178            635                        5            5
  263                9,000            633              22,800          1,429            252                        5            5
  264                                                                  2,265            790                        5            5
  265                                                                  2,104            631                        5            5
  266                    0              0                   0              0              0                        5            5
  267                                                                                                              0            0
  268                    0              0                   0          2,355            981                        5            5
  269                                 520                              1,163            672                        5            5
  270                    0              0              45,000              0              0                        5            5
  271                    0            653                   0          1,408          1,523                        5            5

                                   SCHEDULE II

                       LIST OF MORTGAGE LOANS WITH SECURED
                    CREDITOR ENVIRONMENTAL INSURANCE POLICIES

--------------------------------------------------------------------------------
 MORTGAGE LOAN SELLER                            LOAN NAME
--------------------------------------------------------------------------------
         GECC                                 Kingsley Square
         WFB                                   FRIH Taco, LLC
         WFB                                  Tractor Supply 1
         WFB                                   Bear Building
         WFB                                   Yankee Shoppes
         WFB                                   Flowers Bakery
         WFB                                Shaw Blythe Project
         WFB                         Southwood Village Shopping Center
         WFB                      Tractor Supply Company - San Benito, TX
         WFB                          Ardent Health Services Building
         WFB                          American Mini Storage - Chandler
         WFB                                 Century 21 Sedona
         WFB                               Extra Space - Trotwood
         WFB                                  Coventry Square
         WFB                                     Kersey MHP
         WFB                               Off Broadway Partners
         WFB                                 Magnolia Crossings
         WFB                                    FedEx Kinkos
         WFB                       National Tire and Battery - Rosenberg
         WFB                                Chapel Ridge Shoppes
         WFB                               Madera Retail Building
         WFB                                    TD Banknorth
         WFB                               Red Rock Street Office
         WFB                                225 Valencia Street
         WFB                         Bridgestone Firestone Tire Center
         WFB                            4128 W. Commonwealth Avenue
         WFB                          972-980 S. Western Avenue Retail
         WFB                   Sherwin Williams and Men's Wearhouse Buildings
         WFB                                Goodwill Industries
         WFB                               Crosswinds Apartments
         WFB                               North Boyd Apartments
         WFB                             Arvin Mobile Home Estates
         WFB                               1243 Greenfield Drive
         WFB                           Blockbuster Little Elm, Texas
--------------------------------------------------------------------------------

                                      II-1

--------------------------------------------------------------------------------
         WFB                                249 New Britain Avenue
--------------------------------------------------------------------------------
         WFB                                   928 Berdan Avenue
--------------------------------------------------------------------------------

                                      II-2

                                  SCHEDULE III

                                   [RESERVED]

                                      III-1

                                   SCHEDULE IV

                 CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

DISTRIBUTION     PRINCIPAL     DISTRIBUTION      PRINCIPAL     DISTRIBUTION       PRINCIPAL    DISTRIBUTION      PRINCIPAL
    DATE          BALANCE          DATE           BALANCE          DATE            BALANCE         DATE           BALANCE
------------     ---------     ------------      ---------     ------------       ---------    ------------      ---------
09/12/2007    $90,343,000.00    02/12/2010    $90,343,000.00    07/12/2012    $90,342,315.18    12/12/2014    $47,836,075.81
10/12/2007    $90,343,000.00    03/12/2010    $90,343,000.00    08/12/2012    $89,094,402.25    01/12/2015    $46,336,099.17
11/12/2007    $90,343,000.00    04/12/2010    $90,343,000.00    09/12/2012    $87,832,517.83    02/12/2015    $44,828,392.31
12/12/2007    $90,343,000.00    05/12/2010    $90,343,000.00    10/12/2012    $86,382,272.05    03/12/2015    $42,770,306.13
01/12/2008    $90,343,000.00    06/12/2010    $90,343,000.00    11/12/2012    $85,106,393.94    04/12/2015    $41,244,213.34
02/12/2008    $90,343,000.00    07/12/2010    $90,343,000.00    12/12/2012    $83,642,530.23    05/12/2015    $39,529,975.37
03/12/2008    $90,343,000.00    08/12/2010    $90,343,000.00    01/12/2013    $82,352,515.66    06/12/2015    $37,987,179.52
04/12/2008    $90,343,000.00    09/12/2010    $90,343,000.00    02/12/2013    $81,055,846.79    07/12/2015    $36,256,687.28
05/12/2008    $90,343,000.00    10/12/2010    $90,343,000.00    03/12/2013    $79,210,272.82    08/12/2015    $34,697,018.10
06/12/2008    $90,343,000.00    11/12/2010    $90,343,000.00    04/12/2013    $77,897,382.14    09/12/2015    $33,129,315.39
07/12/2008    $90,343,000.00    12/12/2010    $90,343,000.00    05/12/2013    $76,397,500.27    10/12/2015    $31,392,373.11
08/12/2008    $90,343,000.00    01/12/2011    $90,343,000.00    06/12/2013    $75,070,095.41    11/12/2015    $29,824,414.21
09/12/2008    $90,343,000.00    02/12/2011    $90,343,000.00    07/12/2013    $73,556,089.11    12/12/2015    $28,070,992.63
10/12/2008    $90,343,000.00    03/12/2011    $90,343,000.00    08/12/2013    $72,206,662.46    01/12/2016    $26,485,926.96
11/12/2008    $90,343,000.00    04/12/2011    $90,343,000.00    09/12/2013    $70,850,274.90    02/12/2016    $24,892,698.81
12/12/2008    $90,343,000.00    05/12/2011    $90,343,000.00    10/12/2013    $69,306,412.57    03/12/2016    $22,938,107.49
01/12/2009    $90,343,000.00    06/12/2011    $90,343,000.00    11/12/2013    $67,935,059.93    04/12/2016    $21,326,602.66
02/12/2009    $90,343,000.00    07/12/2011    $90,343,000.00    12/12/2013    $66,376,634.43    05/12/2016    $19,530,805.36
03/12/2009    $90,343,000.00    08/12/2011    $90,343,000.00    01/12/2014    $64,990,164.02    06/12/2016    $17,901,750.22
04/12/2009    $90,343,000.00    09/12/2011    $90,343,000.00    02/12/2014    $63,596,541.15    07/12/2016    $16,088,878.89
05/12/2009    $90,343,000.00    10/12/2011    $90,343,000.00    03/12/2014    $61,657,872.31    08/12/2016    $14,459,350.81
06/12/2009    $90,343,000.00    11/12/2011    $90,343,000.00    04/12/2014    $60,247,046.53    09/12/2016    $12,821,434.21
07/12/2009    $90,343,000.00    12/12/2011    $90,343,000.00    05/12/2014    $58,650,208.51    10/12/2016    $11,001,464.30
08/12/2009    $90,343,000.00    01/12/2012    $90,343,000.00    06/12/2014    $57,211,940.58    11/12/2016    $ 9,352,009.04
09/12/2009    $90,343,000.00    02/12/2012    $90,343,000.00    07/12/2014    $55,577,634.68    12/12/2016    $ 7,530,445.10
10/12/2009    $90,343,000.00    03/12/2012    $90,343,000.00    08/12/2014    $54,117,686.84    01/12/2017    $ 5,871,271.92
11/12/2009    $90,343,000.00    04/12/2012    $90,343,000.00    09/12/2014    $52,650,087.94    02/12/2017    $ 2,185,287.81
12/12/2009    $90,343,000.00    05/12/2012    $90,343,000.00    10/12/2014    $50,992,771.73    03/12/2017    $       617.48
01/12/2010    $90,343,000.00    06/12/2012    $90,343,000.00    11/12/2014    $49,509,066.05    04/12/2017           -

                                      IV-1

                                   SCHEDULE V

               SUB-SERVICERS AS TO WHICH SUB-SERVICING AGREEMENTS
                        ARE IN EFFECT ON THE CLOSING DATE

1.    GEMSA Loan Services, L.P.

2.    Holiday Fenoglio Fowler L.P.

3.    CBRE Melody of Texas, L.P.

4.    Columbia National Real Estate Finance, LLC.

5.    John B. Levy (Limited)

6.    Financial Federal Savings Bank

7.    Collateral Mortgage Capital, LLC.

8.    Laureate Capital LLC.

9.    Capmark Finance Inc.

10.   LJ Melody & Company of Texas, L.P.

11.   Medalist Capital, Inc.

12.   Bernard Financial Corporation

13.   Pacific SW Realty (Limited)

14.   Pinnacle (Limited)

15.   Newmark Realty Capital, Inc.

16.   Alison Company

17.   Beacon Realty Capital

18.   Northmarq Capital, Inc.

19.   Capstone Realty Advisors, LLC

                                       V-1

                                   SCHEDULE VI

                        LIST OF MORTGAGE LOANS REQUIRING
                        OPERATIONS AND MAINTENANCE PLANS

--------------------------------------------------------------------------------
   MORTGAGE LOAN SELLER                            LOAN NAME
--------------------------------------------------------------------------------
GECC                            Alpha Business Center
GECC                            Columbia/Brook Park MHC
GECC                            Mid Valley Plaza SC
GECC                            Kingsley Square
GECC                            Crowne Plaza Hotel - Mundelein
GECC                            Bayshore SC
GECC                            Carson Gardens MHC
GECC                            Rio Puente
GECC                            Timber Ridge & Maplewood West
GECC                            Shoppes at Hamilton
GECC                            Lakeshore Landings MHC
GECC                            Summit Village
GECC                            Lindbergh Plaza
GECC                            Emily Morgan Hotel
MLML                            Cedar Cliff
MLML                            Huntington Park Retail
MLML                            U-Haul Self Storage Portfolio 14, 15, 16, 17
LaSalle                         Clock Tower Court
LaSalle                         Mobile Manor
LaSalle                         Woodhollow Apartments
LaSalle                         500 Horton Court
LaSalle                         Hidden Harbor Villas
Wells Fargo                     Featherock Park
Wells Fargo                     Bear Building
Wells Fargo                     18933 South Reyes Avenue Industrial
Wells Fargo                     Extra Space - Trotwood
Wells Fargo                     Northgate Shopping Center - Appleton, WI
Wells Fargo                     Kersey MHP
Wells Fargo                     TD Banknorth
Wells Fargo                     225 Valencia Street
Wells Fargo                     972-980 S. Western Avenue Retail
Wells Fargo                     Crosswind Apts
Wells Fargo                     249 New Britain Avenue
Wells Fargo                     928 Berdan Avenue

--------------------------------------------------------------------------------

                                      VI-1

                                   EXHIBIT A-1

         FORM OF CLASS [A-1, A-2, A-3, A-SB, A-4 AND A-1A] CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
                 CLASS [A-1] [A-2] [A-3] [A-SB] [A-4] AND [A-1A]
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE, SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum] [Variable]               Initial Certificate Principal Balance of this Certificate as of the Closing Date:
                                                             $_________________

Date of Pooling and Servicing Agreement:                     Class Principal Balance of all the Class [A-1] [A-2] [A-3]
August 1, 2007                                               [A-SB] [A-4] [A-1A] Certificates as of the Closing Date:
                                                             $_________________

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due
First Distribution Date: September 14, 2007                  on or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers:  KeyCorp Real Estate Capital Markets,      Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.                  CUSIP No.: ________

Certificate No. [A-1] [A-2] [A-3] [A-SB] [A-4] [A-1A]-___    ISIN No.: ________

                                      A-1-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling

                                      A-1-2

and Servicing Agreement, dated as specified above (the "Agreement"), between
Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate
Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and, collectively, the "Master Servicers", which term includes any successor entity under the Agreement), Centerline
Servicing Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the
Agreement), Wells Fargo Bank, National Association, as certificate administrator
(the "Certificate Administrator", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as custodian (the
"Custodian", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this
Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the
Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate

                                      A-1-3

issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the

                                      A-1-4

Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-3FL, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B, Class C
and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class
R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee, the
Certificate Administrator and the Custodian thereunder and the rights of the
Certificateholders thereunder, at any time by the Master Servicers, the Special
Servicer, the Trustee, the Certificate Administrator and the Custodian with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-1-5

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-1-6

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-1] [A-2] [A-3] [A-SB] [A-4] [A-1A]
Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                      A-1-7

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-1-8

                                   EXHIBIT A-2

                          FORM OF CLASS X CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
              CLASS X COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: Variable                                  Initial Certificate Notional Amount of this Certificate as of the Closing Date:
                                                             $_________________

Date of Pooling and Servicing Agreement:                     Original Class X Notional Amount of all the Class X
August 1, 2007                                               Certificates as of the Closing Date:
                                                             $_________________

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on
First Distribution Date: September 14, 2007                  or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers: KeyCorp Real Estate Capital Markets,       Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.                  CUSIP No.: _________

Certificate No. X-___                                        ISIN No.: _________

                                      A-2-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN
THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE

                                      A-2-2

A CERTIFICATE PRINCIPAL BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY
DISTRIBUTIONS OF PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS
OF INTEREST ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN ON THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY
TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional
Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class
Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the
"Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National
Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the
Agreement), Centerline Servicing Inc., as special servicer (the "Special
Servicer", which term includes any successor entity under the Agreement), U.S.
Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association,
as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), and LaSalle Bank National
Association, as custodian (the "Custodian", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This
Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due

                                      A-2-3

notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate
Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates or a
Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner &
Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor
Depository or to the applicable Certificate Owner in accordance with Section
5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special
Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such
Transfer and/or such Certificateholder's prospective Transferee on which such
Opinion of Counsel is based. If any

                                      A-2-4

Transferee of this Certificate does not, in connection with the subject
Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a
Transfer of any interest herein is to be made without registration under the
Securities Act (other than in connection with the initial issuance of the
Certificates or a Transfer of any interest herein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the
Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A
Global Certificate for any Class of Book-Entry Non-Registered Certificates may
be held by any Person that is not a Qualified Institutional Buyer.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate
Registrar and the Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee, as transfer agent for the Depository, to approve the debit of the account of a
Depository Participant by a denomination of interests in such Rule 144A Global
Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the
Certificate Registrar and the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A
Global Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global

                                      A-2-5

Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of
Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the
Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive
Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

                                      A-2-6

            None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated,
the Trustee, any Fiscal Agent, the Master Servicers, the Special Servicer, the
Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global
Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of
ERISA and the excise taxes imposed on such prohibited transactions by Section
4975 of the Code, by reason of Sections I and III of Prohibited Transaction
Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either of S&P or Fitch, and this
Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 90-29, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1)
of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan
Seller, either Master Servicer, the Special Servicer, any Fiscal Agent, any
Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to
Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any
Affiliate of such Person, and (Z) agrees that it will obtain from each of its
Transferees that are Plans a written representation that such Transferee, if a
Plan, satisfies the requirements of the immediately preceding clauses (X) and
(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of

                                      A-2-7

the immediately preceding clauses (X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or
Section 4975 of the Code or result in the imposition of an excise tax under
Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the
Certificate Registrar (if this Certificate constitutes a Definitive Certificate)
or the Transferor (if this Certificate constitutes a Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the
Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's

                                      A-2-8

interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below)
for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust.
The Agreement permits, but does not require, either Master Servicer, the Special
Servicer or the Plurality Subordinate Certificateholder to purchase from the
Trust all Mortgage Loans and any REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate
Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class
A-2FL, Class A-3, Class A-3FL, Class A-SB, Class A-4, Class A-1A, Class AM,
Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Custodian, the Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-2-9

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class X Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                     A-2-10

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-2-11

                                   EXHIBIT A-3

                 FORM OF CLASS [AM, AJ, B, C AND D] CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
        CLASS [AM] [AJ] [B] [C] AND [D] COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATE, SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum] [Variable]               Initial Certificate Principal Balance of this Certificate as of the Closing Date:
                                                             $_________________

Date of Pooling and Servicing Agreement:                     Class Principal Balance of all the Class [AM] [AJ] [B] [C]
August 1, 2007                                               [D] Certificates as of the Closing Date:
                                                             $_________________

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due
First Distribution Date: September 14, 2007                  on or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers: KeyCorp Real Estate Capital Markets,       Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.                  CUSIP No.: ________

Certificate No. [AM] [AJ] [B] [C] [D]-___                    ISIN No.: ________

                                      A-3-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

                                      A-3-2

            This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real
Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement),
Centerline Servicing Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), U.S. Bank National
Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as
custodian (the "Custodian", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this
Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the
Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this

                                      A-3-3

Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person

                                      A-3-4

confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-3FL, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B, Class C
and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class
R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Custodian, the Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

                                      A-3-5

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-3-6

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [AM] [AJ] [B] [C] [D] Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                      A-3-7

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-3-8

                                   EXHIBIT A-4

         FORM OF CLASS [A-2FL, A-3FL, AJ-FL, E, F, G AND H] CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
     CLASS [A-2FL] [AJ-FL] [E] [F] [G] [H] COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATE, SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum] [Variable] [Floating]    Initial Certificate Principal Balance of this Certificate as of the Closing Date:
                                                             $_________________

Date of Pooling and Servicing Agreement:                     Class Principal Balance of all the Class [A-2FL] [AJ-FL] [E]
August 1, 2007                                               [F] [G] [H] Certificates as of the Closing Date:
                                                             $_________________

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on
First Distribution Date: September 14, 2007                  or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers: KeyCorp Real Estate Capital Markets,       Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.                  CUSIP No.: ________

Certificate No. [A-2FL] [AJ-FL] [E] [F] [G] [H]-___          ISIN No.: ________

                                      A-4-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A

                                      A-4-2

"REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF
THE CODE.

[FOR CLASS A-2FL, CLASS A-3FL AND CLASS AJ-FL CERTIFICATES:] SOLELY FOR FEDERAL
INCOME TAX PURPOSES, THIS CERTIFICATE ALSO REPRESENTS AN UNDIVIDED BENEFICIAL
OWNERSHIP INTEREST IN A GRANTOR TRUST THE ASSETS OF WHICH CONSIST PRIMARILY OF
AN INTEREST RATE SWAP AGREEMENT. THE PASS THROUGH RATE ON THIS CERTIFICATE IS
BASED UPON LIBOR AND THEREFORE IS SUBJECT TO CHANGE OVER TIME BASED UPON CHANGES
IN THE RATE OF LIBOR. IN ADDITION, THE PASS-THROUGH RATE ON THIS CLASS [A-2FL]
[A-3FL] [AJ-FL] CERTIFICATE MAY CONVERT TO A DIFFERENT PER ANNUM RATE UNDER
CERTAIN CIRCUMSTANCES SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real
Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement),
Centerline Servicing Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), U.S. Bank National
Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement). and LaSalle Bank National Association, as
custodian (the "Custodian", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed

                                      A-4-3

pursuant to the Agreement on the applicable Distribution Date in respect of the
Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the
Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this
Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the
Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-4-4

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates or a
Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner &
Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor
Depository or to the applicable Certificate Owner in accordance with Section
5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special
Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such
Transfer and/or such Certificateholder's prospective Transferee on which such
Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the
Opinion of Counsel described in clause (ii) of the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the
Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a
Transfer of any interest herein is to be made without registration under the
Securities Act (other than in connection with the initial issuance of the
Certificates or a Transfer of any interest herein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated, or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the
Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A
Global Certificate for any Class of Book-Entry Non-Registered Certificates may
be held by any Person that is not a Qualified Institutional Buyer.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect

                                      A-4-5

such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee, as transfer agent for the
Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred. Upon delivery to the Certificate Registrar and the Trustee of such certifications and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global
Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Trustee, subject to and

                                      A-4-6

in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject
Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the
Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive
Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

            None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated,
the Trustee, any Fiscal Agent, the Master Servicers, the Special Servicer, the
Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate

                                      A-4-7

Owner in accordance with Section 5.03 of the Agreement, the Certificate
Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective
Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by
Section 4975 of the Code, by reason of Sections I and III of Prohibited
Transaction Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either of S&P or Fitch, and this Certificate or an interest herein is being acquired by or on behalf of a
Plan in reliance on Prohibited Transaction Exemption 90-29, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule
501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any
Mortgage Loan Seller, the Master Servicers, the Special Servicer, any Fiscal
Agent, any Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X)
and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such
Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any
Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this
Certificate constitutes a Definitive Certificate) or the Transferor (if this
Certificate constitutes a Global Certificate) a certification and/or Opinion of
Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

            [FOR CLASS A-2FL, A-3FL OR CLASS AJ-FL CERTIFICATES:] For so long as a [Class A-2FL] [Class A-3-FL] [Class AJ-FL] Distribution Conversion has not
occurred and become permanent, any Transferee of this Certificate shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is eligible for the exemptive relief available under any of Prohibited Transaction Class Exemption ("PTCE") 84-14,
PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23 or a similar exemption.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to

                                      A-4-8

cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-3FL, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B, Class C
and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class
R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

                                      A-4-9

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Custodian, the Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-4-10

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-2FL] [AJ-FL] [E] [F] [G] [H]
Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                     A-4-11

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-4-12

                                   EXHIBIT A-5

               FORM OF CLASS [J, K, L, M, N, P AND Q] CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
       CLASS [J] [K] [L] [M] [N] [P] [Q] COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATE, SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum] [Variable]               Initial Certificate Principal Balance of this Certificate
                                                             as of the Closing Date:
                                                             $_________________

Date of Pooling and Servicing Agreement:                     Class Principal Balance of all the Class [J] [K] [L] [M]
August 1, 2007                                               [N] [P] [Q] Certificates as of the Closing Date:
                                                             $_________________

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal
First Distribution Date: September 14, 2007                  due on or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers: KeyCorp Real Estate Capital Markets,       Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.                  CUSIP No.: ________

Certificate No. [J] [K] [L] [M] [N] [P] [Q]-___              ISIN No.: ________

                                      A-5-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A

                                      A-5-2

"REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF
THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real
Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement),
Centerline Servicing Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), U.S. Bank National
Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as
custodian (the "Custodian", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously

                                      A-5-3

allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or
Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates or a
Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner &
Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor
Depository or to the applicable Certificate Owner in accordance with Section
5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer

                                      A-5-4

unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special
Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such
Transfer and/or such Certificateholder's prospective Transferee on which such
Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the
Opinion of Counsel described in clause (ii) of the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the
Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a
Transfer of any interest herein is to be made without registration under the
Securities Act (other than in connection with the initial issuance of the
Certificates or a Transfer of any interest herein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the
Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A
Global Certificate for any Class of Book-Entry Non-Registered Certificates may
be held by any Person that is not a Qualified Institutional Buyer.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate
Registrar and the Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee, as transfer agent for the Depository, to approve the debit of the account of a
Depository Participant by a denomination of interests in such Rule 144A Global
Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject

                                      A-5-5

Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the
Rule 144A Global Certificate in respect of the subject Class of Book-Entry
Non-Registered Certificates, and increase the denomination of the Regulation S
Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global
Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of
Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are

                                      A-5-6

contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global
Certificate, to be executed, authenticated and delivered in accordance with the
Agreement to the applicable Transferee.

            None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated,
the Trustee, any Fiscal Agent, the Master Servicers, the Special Servicer, the
Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global
Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of
ERISA and the excise taxes imposed on such prohibited transactions by Section
4975 of the Code, by reason of Sections I and III of Prohibited Transaction
Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either of S&P or Fitch, and this
Certificate

                                      A-5-7

or an interest herein is being acquired by or on behalf of a Plan in reliance on
Prohibited Transaction Exemption 90-29, a certification to the effect that such
Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section
3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the
Master Servicers, the Special Servicer, any Sub-Servicer, any Fiscal Agent, any
Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and
(Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive Certificate) or the Transferor (if this Certificate constitutes a
Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by
Section 4975 of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the

                                      A-5-8

Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-3FL, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B, Class C
and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class
R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Custodian, the Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-5-9

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-5-10

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [J] [K] [L] [M] [N] [P] [Q] Certificates
referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                     A-5-11

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-5-12

                                   EXHIBIT A-6

                    FORM OF CLASS [R-I AND R-II]CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
        CLASS [R-I] [R-II] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing Agreement:                     Percentage Interest evidenced by this Certificate in the
August 1, 2007                                               related Class:  _____%

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due
First Distribution Date: September 14, 2007                  on or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers:  KeyCorp Real Estate Capital Markets,      Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.

Certificate No. [R-I] [R-II]-___

                                      A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
"QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER THE
SECURITIES ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.
CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL
TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE
REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER
RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR
EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER
FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS
CERTIFICATE.

                                      A-6-2

            This certifies that _______________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The
Trust was created and the Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as specified above (the "Agreement"), between Merrill
Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital
Markets, Inc. and Wells Fargo Bank, National Association, as master servicers
(each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), Centerline Servicing Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), U.S. Bank National Association, as trustee (the
"Trustee", which term includes any successor entity under the Agreement), Wells
Fargo Bank, National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as custodian (the "Custodian", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

                                      A-6-3

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Registrar shall refuse to register such
Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of
Counsel satisfactory to the Trustee to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject
Transfer, true and correct.

                                      A-6-4

            None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Trustee,
any Fiscal Agent, the Master Servicers, the Special Servicer, the Certificate
Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law that is substantially similar to Section 405 or 407 of ERISA or Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of
their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective
Transferee a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. If any
Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

            Each Person who has or who acquires any Ownership Interest in this
Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of Section 5.02(d) of the
Agreement and, if any purported Transferee shall become a Holder of this
Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d)
to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this
Certificate must be a Permitted Transferee and shall promptly notify the Trustee and the REMIC Administrator of any change or impending change in its status as a
Permitted Transferee. In connection with any proposed Transfer of any Ownership
Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit G-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed
Transferee, representing and warranting, among other things, that such
Transferee is a Permitted Transferee, that it is not acquiring its Ownership
Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership
Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of

                                      A-6-5

the Agreement and agrees to be bound by them. Notwithstanding the delivery of a
Transfer Affidavit and Agreement by a proposed Transferee, if the Certificate
Registrar has actual knowledge that the proposed Transferee is not a Permitted
Transferee, the Certificate Registrar shall not register the Transfer of an
Ownership Interest in this Certificate to such proposed Transferee. In addition, the Certificate Registrar shall not register the transfer of an Ownership
Interest in this Certificate to any entity classified as a partnership under the
Code unless at the time of transfer, all of its beneficial owners are United
States Tax Persons.

            Each Person holding or acquiring any Ownership Interest in this
Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to Transfer its Ownership Interest herein and (y) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as
Exhibit G-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Trustee and the REMIC
Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A)
immediately upon acquiring such Ownership Interest, if it is, or is holding such
Ownership Interest on behalf of, a "pass-through interest holder".

            The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the
Trustee and the REMIC Administrator the following: (a) written notification from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to withdraw, qualify or downgrade its then-current rating of any Class of Certificates; and
(b) an opinion of counsel, in form and substance satisfactory to the Trustee and the REMIC Administrator, to the effect that such modification of, addition to or elimination of such provisions will not (i) cause either REMIC I or REMIC II to
(A) cease to qualify as a REMIC or (B) be subject to an entity-level tax caused by the Transfer of a Residual Certificate to a Person which is not a Permitted
Transferee, or (ii) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

            A "Permitted Transferee" is any Transferee that is not (i) a
Disqualified Organization, (ii) any Person as to whom the transfer of this
Certificate may cause either REMIC I or REMIC II to fail to qualify as a REMIC,
(iii) a Disqualified Non-United States Tax Person, (iv) a Disqualified
Partnership or (v) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

            A "Disqualified Organization" is (i) the United States, any State or
political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code
(including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code and (iv) any other Person so designated by the Trustee or the REMIC Administrator based upon an opinion of counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the
Trust or any Person having an Ownership Interest in any Class of Certificates
(other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an
Ownership Interest in a Residual Certificate to such Person. The terms "United
States", "State" and

                                      A-6-6

"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            A "Disqualified Non-United States Tax Person" is, with respect to any Residual Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual
Certificate and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury regulations section 1.860E-1(c)(4)(ii), as a holder of such Residual Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Certificate and intends to pay taxes associated with holding such
Residual Certificate, and (c) has furnished the Transferor and the Trustee with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United
States Tax Person that has delivered to the Transferor, the Trustee and the
Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and
(y) such Transfer of such Residual Certificate will not be disregarded for
United States federal income tax purposes.

            A "Disqualified Partnership" is any domestic entity classified as a partnership under the Code, if any of its beneficial owners are Disqualified
Non-United States Tax Persons.

            A "Non-United States Tax Person" is any Person other than a United
States Tax Person. A "United States Tax Person" is a citizen or resident of the
United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the
United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United
States persons have the authority to control all substantial decisions of the trust (or to the extent provided in the Treasury regulations, if the trust was in existence on August 20, 1996 and elected to be treated as a United States person), all within the meaning of Section 7701(a)(30) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the

                                      A-6-7

person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-3FL, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B, Class C
and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class
R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Custodian, the Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-6-8

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-6-9

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [R-I] [R-II] Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                     A-6-10

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-6-11

                                   EXHIBIT A-7

                                   [RESERVED]

                                      A-7-1

                                   EXHIBIT A-8

                          FORM OF CLASS Z CERTIFICATES

                      MERRILL LYNCH MORTGAGE TRUST 2007-C1
              CLASS Z COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C1

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing Agreement:                     Percentage Interest evidenced by this Certificate in Class Z:
August 1, 2007                                               ___%

Closing Date: August 16, 2007                                Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on
First Distribution Date: September 14, 2007                  or before such date (the "Initial Pool Balance"):
                                                             $_________________

Master Servicers: KeyCorp Real Estate Capital Markets,       Trustee: U.S. Bank National Association
Inc. and Wells Fargo Bank, National Association

Certificate Administrator: Wells Fargo Bank, National        Custodian: LaSalle Bank National Association
Association

Special Servicer: Centerline Servicing Inc.

Certificate No. Z-___

                                      A-8-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
"QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER SECURITIES
ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION
AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING
AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS
FARGO BANK, NATIONAL ASSOCIATION, CENTERLINE SERVICING INC., U.S. BANK NATIONAL
ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY)
RECEIVED IN RESPECT OF THE ARD LOANS SUBJECT TO THE POOLING AND SERVICING
AGREEMENT REFERRED TO HEREIN.

            This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the [Class Z] Certificates. The Trust was created and the
Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors,
Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo
Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), Centerline Servicing Inc., as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), Wells Fargo Bank,
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as custodian (the "Custodian", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used

                                      A-8-2

herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-8-3

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Registrar shall refuse to register such
Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of
Counsel satisfactory to the Trustee to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject
Transfer, true and correct.

            None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Trustee,
any Fiscal Agent, the Master Servicers, the Special Servicer, the Certificate
Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate by the
Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any

                                      A-8-4

of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar a certification and/or Opinion of
Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment
(or any advance with respect thereto) on or other liquidation of the last
Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the

                                      A-8-5

Trust. The Agreement permits, but does not require, either Master Servicer, the
Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate
Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class
A-2FL, Class A-3, Class A-3FL, Class A-SB, Class A-4, Class A-1A, Class AM,
Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Custodian, the Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the
Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this
Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-8-6

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class Z Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Officer

                                      A-8-7

                                   ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

      I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

      Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

      Distributions made by check (such check to be made payable to ____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

      This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-8-8

                                    EXHIBIT B

                       FORM OF DISTRIBUTION DATE STATEMENT

                                       B-1

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                    DISTRIBUTION DATE STATEMENT

                                                         TABLE OF CONTENTS

                           -----------------------------------------------------------------------------
                           STATEMENT SECTIONS                                                   PAGE(s)
                           -----------------------------------------------------------------------------

                           Certificate Distribution Detail                                         2
                           Certificate Factor Detail                                               3
                           Reconciliation Detail                                                   4
                           Other Required Information                                              5
                           Cash Reconciliation Detail                                              6
                           Ratings Detail                                                          8
                           Current Mortgage Loan and Property Stratification Tables              8 - 16
                           Mortgage Loan Detail                                                    17
                           NOI Detail                                                              18
                           Principal Prepayment Detail                                             19
                           Historical Detail                                                       20
                           Delinquency Loan Detail                                                 21
                           Specially Serviced Loan Detail                                       22 - 23
                           Advance Summary                                                         24
                           Modified Loan Detail                                                    25
                           Historical Liquidated Loan Detail                                       26
                           Historical Bond / Collateral Realized Loss Reconciliation               27
                           Interest Shortfall Reconciliation Detail                             28 - 29
                           Defeased Loan Detail                                                    30
                           Supplemental Reporting                                                  31
                           -----------------------------------------------------------------------------

            DEPOSITOR                     MASTER SERVICER               MASTER SERVICER                   SPECIAL SERVICER
---------------------------------  ----------------------------  -------------------------------  --------------------------------

Merrill Lynch Mortgage             KeyCorp Real Estate           Well Fargo Bank, N. A.           Centerline Servicing, Inc.
Investors Inc.                     Capital Markets Inc.          1320 Willow Pass Road,           5221 N. O'Connor Blvd., Ste. 600
                                                                 Suite 300                        Irving, TX 75039
4 World Financial Center,          911 Main Street, Suite 1500   investorreporting@wellsfargo.com
10th Floor 250 Vesey Street        Kansas City, MO 64105         Concord, CA 94520
New York, Ny 10080

Contact:      Michael M. McGovern  Contact:      Marty O'Conner  Contact:      Myung J. Nam       Contact:      Chris Crouch
Phone Number:                      Phone Number: (816) 221-8800  Phone Number:                    Phone Number: (972) 868-5300
---------------------------------  ----------------------------  -------------------------------  --------------------------------

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the
Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

                                                                    Page 1 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                   CERTIFICATE DISTRIBUTION DETAIL

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Realized
                                                                                      Loss/
                                                                                    Additional                           Current
               Pass-Through Original Beginning  Principal     Interest   Prepayment Trust Fund    Total      Ending   Subordination
Class   CUSIP      Rate     Balance   Balance  Distribution Distribution  Premium    Expenses  Distribution  Balance    Level (1)
-----------------------------------------------------------------------------------------------------------------------------------

 A-1             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-2             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-3             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-SB            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-4             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-1A            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  AM             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  AJ             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
A-2FL            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
A-3FL            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
A-4FL            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
AM-FL            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
AJ-FL            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  B              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  C              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  D              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  E              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  F              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  G              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  H              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  J              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  K              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  L              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  M              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  N              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  P              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  Q              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  Z              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  R              0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                        0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                            Original Beginning                                         Ending
               Pass-Through Notional Notional    Interest    Prepayment     Total     Notional
Class   CUSIP      Rate      Amount   Amount   Distribution   Premium    Distribution  Amount
----------------------------------------------------------------------------------------------

 X               0.000000       0.00      0.00         0.00         0.00       0.00       0.00
----------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

                                                                    Page 2 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                      CERTIFICATE FACTOR DETAIL

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Realized
                                                                                                        Loss/
                                                                                                     Additional
                                                                                                        Trust
                                  Beginning         Principal        Interest      Prepayment           Fund          Ending
     Class          CUSIP          Balance         Distribution     Distribution    Premium           Expenses        Balance
-----------------------------------------------------------------------------------------------------------------------------------

      A-1                      0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-2                      0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-3                      0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-SB                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-4                      0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-1A                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       AM                      0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       AJ                      0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
     A-2FL                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
     A-3FL                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
     A-4FL                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
     AM-FL                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
     AJ-FL                     0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       B                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       C                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       D                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       E                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       F                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       G                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       H                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       J                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       K                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       L                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       M                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       N                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       P                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       Q                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       Z                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       R                       0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

                                  Beginning                                          Ending
                                  Notional           Interest      Prepayment       Notional
     Class          CUSIP          Amount          Distribution     Premium          Amount
-------------------------------------------------------------------------------------------------

      X                            0.00000000       0.00000000       0.00000000      0.00000000
-------------------------------------------------------------------------------------------------

                                                                    Page 3 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                          RECONCILIATION DETAIL

PRINCIPAL RECONCILIATION
------------------------------------------------------------------------------------------------------------------------------------
                                   Unpaid                                                        Stated      Unpaid       Current
              Stated Beginning   Beginning                                                       Ending      Ending      Principal
                 Principal       Principal    Scheduled   Unscheduled    Principal   Realized   Principal   Principal   Distribution
 Loan Group       Balance         Balance     Principal    Principal    Adjustments    Loss      Balance     Balance       Amount
------------------------------------------------------------------------------------------------------------------------------------

      1            0.00            0.00          0.00        0.00          0.00        0.00        0.00       0.00          0.00
      2            0.00            0.00          0.00        0.00          0.00        0.00        0.00       0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------
    Total          0.00            0.00          0.00        0.00          0.00        0.00        0.00       0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------

CERTIFICATE INTEREST RECONCILIATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Remaining
                                        Net Aggregate                 Distributable                                       Unpaid
                             Accrued     Prepayment    Distributable   Certificate             Additional              Distributable
         Accrual  Accrual  Certificate    Interest      Certificate     Interest     WAC CAP   Trust Fund   Interest    Certificate
Class     Dates    Days     Interest      Shortfall      Interest      Adjustment   Shortfall   Expenses  Distribution   Interest
------------------------------------------------------------------------------------------------------------------------------------

 A-1        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-2        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-3        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-SB       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-4        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-1A       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  AM        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  AJ        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
A-2FL       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
A-3FL       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
A-4FL       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
AM-FL       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
AJ-FL       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  X         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  B         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  C         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  D         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  E         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  F         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  G         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  H         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  J         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  K         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  L         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  M         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  N         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  P         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  Q         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------
Totals               0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------

                                                                    Page 4 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                     OTHER REQUIRED INFORMATION
------------------------------------------------------------------------------------------------------------------------------------

Available Distribution Amount (1)                                 0.00

Master Servicing Fee Summary

   Current Period Accrued Master Servicing Fees                   0.00
   Less Delinquent Master Servicing Fees                          0.00
   Less Reductions to Master Servicing Fees                       0.00
   Plus Master Servicing Fees for Delinquent Payments Received    0.00
   Plus Adjustments for Prior Master Servicing Calculation        0.00
   Total Master Servicing Fees Collected                          0.00

                                                                           Appraisal Reduction Amount
                                                                           -------------------------------------------------
                                                                                       Appraisal     Cumulative  Most Recent
                                                                            Loan       Reduction        ASER      App. Red.
                                                                           Number      Effected        Amount       Date
                                                                           -------------------------------------------------

                                                                           -------------------------------------------------
                                                                           Total
                                                                           -------------------------------------------------

(1) The Available Distribution Amount includes any Prepayment Premiums.

                                                                    Page 5 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                           CASH RECONCILIATION DETAIL

------------------------------------------------------------------------------------

TOTAL FUNDS COLLECTED
  INTEREST:
      Interest paid or advanced                                         0.00
      Interest reductions due to Non-Recoverability Determinations      0.00
      Interest Adjustments                                              0.00
      Deferred Interest                                                 0.00
      Net Prepayment Interest Shortfall                                 0.00
      Net Prepayment Interest Excess                                    0.00
      Extension Interest                                                0.00
      Interest Reserve Withdrawal                                       0.00
                                                                              ------
            TOTAL INTEREST COLLECTED                                            0.00

  PRINCIPAL:
      Scheduled Principal                                               0.00
      Unscheduled Principal                                             0.00
            Principal Prepayments                                       0.00
            Collection of Principal after Maturity Date                 0.00
            Recoveries from Liquidation and Insurance Proceeds          0.00
            Excess of Prior Principal Amounts paid                      0.00
            Curtailments                                                0.00
      Negative Amortization                                             0.00
      Principal Adjustments                                             0.00
                                                                              ------
            TOTAL PRINCIPAL COLLECTED                                           0.00

  OTHER:
      Prepayment Penalties/Yield Maintenance                            0.00
      Repayment Fees                                                    0.00
      Borrower Option Extension Fees                                    0.00
      Equity Payments Received                                          0.00
      Net Swap Counterparty Payments Received                           0.00
                                                                              ------
            TOTAL OTHER COLLECTED                                               0.00
                                                                              ------
TOTAL FUNDS COLLECTED                                                           0.00
                                                                              ======

    TOTAL FUNDS DISTRIBUTED
      FEES:
          Master Servicing Fee                                          0.00
          Trustee Fee                                                   0.00
          Certificate Administration Fee                                0.00
          Insurer Fee                                                   0.00
          Miscellaneous Fee                                             0.00
                                                                              ------
              TOTAL FEES                                                        0.00

      ADDITIONAL TRUST FUND EXPENSES:                                   0.00

          Reimbursement for Interest on Advances
          ASER Amount                                                   0.00
          Special Servicing Fee                                         0.00
          Rating Agency Expenses                                        0.00
          Attorney Fees & Expenses                                      0.00
          Bankruptcy Expense Taxes                                      0.00
          Taxes Imposed on Trust Fund                                   0.00
          Non-Recoverable Advances                                      0.00
          Other Expenses                                                0.00
                                                                              ------
              TOTAL ADDITIONAL TRUST FUND EXPENSES                              0.00

      INTEREST RESERVE DEPOSIT                                                  0.00

      PAYMENTS TO CERTIFICATEHOLDERS & OTHERS:

          Interest Distribution                                         0.00
          Principal Distribution                                        0.00
          Prepayment Penalties/Yield Maintenance                        0.00
          Borrower Option Extension Fees                                0.00
          Equity Payments Paid                                          0.00
          Net Swap Counterparty Payments Paid                           0.00
                                                                              ------
                 TOTAL PAYMENTS TO CERTIFICATEHOLDERS & OTHERS                  0.00
                                                                              ------
 TOTAL FUNDS DISTRIBUTED                                                        0.00
                                                                              ======

                                                                    Page 6 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                  RATINGS DETAIL

-------------------------------------------------------------------------------------------------------------------
                                                    Original Ratings                     Current Ratings (1)
                                           ------------------------------------------------------------------------
       Class                CUSIP             Fitch       Moody's     S & P         Fitch       Moody's     S & P
-------------------------------------------------------------------------------------------------------------------

        A-1
        A-2
        A-3
        A-SB
        A-4
        A-1A
         AM
         AJ
       A-2FL
       A-3FL
       A-4FL
       AM-FL
       AJ-FL
         X
         B
         C
         D
         E
         F
         G
         H
         J
         K
         L
         M
         N
         P
         Q
-------------------------------------------------------------------------------------------------------------------

      NR  - Designates that the class was not rated by the above agency at the time of original issuance.

       X  - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.

      N/A - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained.
Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                  Moody's Investors Service                          Standard & Poor's Rating Services
One State Street Plaza                       99 Church Street                                   55 Water Street
New York, New York 10004                     New York, New York 10007                           New York, New York 10041
(212) 908-0500                               (212) 553-0300                                     (212) 438-2430
------------------------------------------------------------------------------------------------------------------------------------

                                                                    Page 7 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                                   AGGREGATE POOL

                         SCHEDULED BALANCE                                                       STATE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
    Scheduled    of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
    Balance     loans    Balance    Bal.   (2)    WAC      (1)             State      Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                    Page 8 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                                   AGGREGATE POOL

                    DEBT SERVICE COVERAGE RATIO                                              PROPERTY TYPE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
 Debt Service    of     Scheduled   Agg.   WAM           Avg DSCR          Property     of    Scheduled   Agg.  WAM        Avg DSCR
Coverage Ratio  loans    Balance    Bal.   (2)    WAC      (1)               Type     Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

                             NOTE RATE                                                           SEASONING
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
                 of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
  Note Rate     loans    Balance    Bal.   (2)    WAC      (1)           Seasoning    loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                    Page 9 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                                   AGGREGATE POOL

        ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                    REMAINING STATED TERM (FULLY AMORTIZING LOANS)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
 Anticipated      #                  of                  Weighted         Remaining     #                  of              Weighted
Remaining Term   of     Scheduled   Agg.   WAM           Avg DSCR          Stated       of    Scheduled   Agg.  WAM        Avg DSCR
     (2)        loans    Balance    Bal.   (2)    WAC      (1)              Term      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

        REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                               AGE OF MOST RECENT NOI
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                     Age of                          %
  Remaining       #                  of                  Weighted           Most        #                  of              Weighted
 Amortization    of     Scheduled   Agg.   WAM           Avg DSCR          Recent       of    Scheduled   Agg.  WAM        Avg DSCR
     Term       loans    Balance    Bal.   (2)    WAC      (1)               NOI      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

                                                                   Page 10 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                                      GROUP I

                         SCHEDULED BALANCE                                                       STATE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
   Scheduled     of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
    Balance     loans    Balance    Bal.   (2)    WAC      (1)              State     Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                   Page 11 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                               GROUP I

                    DEBT SERVICE COVERAGE RATIO                                              PROPERTY TYPE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
      Debt                           %                                                                     %
    Service       #                  of                  Weighted                       #                  of              Weighted
    Coverage     of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
     Ratio      loans    Balance    Bal.   (2)    WAC      (1)         Property Type  Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

                             NOTE RATE                                                           SEASONING
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
      Note       of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
      Rate      loans    Balance    Bal.   (2)    WAC      (1)            Seasoning   loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                   Page 12 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                                      GROUP I

         ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                   REMAINING STATED TERM (FULLY AMORTIZING LOANS)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
 Anticipated      #                  of                  Weighted         Remaining     #                  of              Weighted
Remaining Term   of     Scheduled   Agg.   WAM           Avg DSCR          Stated       of    Scheduled   Agg.  WAM        Avg DSCR
     (2)        loans    Balance    Bal.   (2)    WAC      (1)              Term      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

        REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                               AGE OF MOST RECENT NOI
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                     Age of                          %
   Remaining      #                  of                  Weighted           Most        #                  of              Weighted
  Amortization   of     Scheduled   Agg.   WAM           Avg DSCR          Recent       of    Scheduled   Agg.  WAM        Avg DSCR
      Term      loans    Balance    Bal.   (2)    WAC      (1)               NOI      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

                                                                   Page 13 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                                      GROUP II

                         SCHEDULED BALANCE                                                       STATE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
   Scheduled     of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
    Balance     loans    Balance    Bal.   (2)    WAC      (1)              State     Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                   Page 14 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                              GROUP II

                    DEBT SERVICE COVERAGE RATIO                                              PROPERTY TYPE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
      Debt                           %                                                                     %
    Service       #                  of                  Weighted                       #                  of              Weighted
    Coverage     of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
     Ratio      loans    Balance    Bal.   (2)    WAC      (1)         Property Type  Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

                             NOTE RATE                                                           SEASONING
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
      Note       of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
      Rate      loans    Balance    Bal.   (2)    WAC      (1)            Seasoning   loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                   Page 15 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                              GROUP II

         ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                   REMAINING STATED TERM (FULLY AMORTIZING LOANS)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
 Anticipated      #                  of                  Weighted         Remaining     #                  of              Weighted
Remaining Term   of     Scheduled   Agg.   WAM           Avg DSCR          Stated       of    Scheduled   Agg.  WAM        Avg DSCR
     (2)        loans    Balance    Bal.   (2)    WAC      (1)              Term      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

        REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                               AGE OF MOST RECENT NOI
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                     Age of                          %
   Remaining      #                  of                  Weighted           Most        #                  of              Weighted
  Amortization   of     Scheduled   Agg.   WAM           Avg DSCR          Recent       of    Scheduled   Agg.  WAM        Avg DSCR
      Term      loans    Balance    Bal.   (2)    WAC      (1)               NOI      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

                                                                   Page 16 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                        MORTGAGE LOAN DETAIL

--------------------------------------------------------------------------------------------------------------------------------
                  Property                                               Anticipated            Neg.     Beginning    Ending
   Loan             Type                   Interest   Principal  Gross    Repayment   Maturity  Amort    Scheduled   Scheduled
  Number   ODCR     (1)     City   State   Payment     Payment   Coupon     Date        Date    (Y/N)     Balance     Balance
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 Totals
--------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------
            Paid     Appraisal   Appraisal   Res.   Mod.
   Loan     Thru     Reduction   Reduction  Strat.  Code
  Number    Date       Date       Amount     (2)     (3)
----------------------------------------------------------

----------------------------------------------------------
 Totals
----------------------------------------------------------

                      (1) Property Type Code                                        (2) Resolution Strategy Code
                      ----------------------                                        ----------------------------

MF - Multi-Family          OF - Office               1 - Modification      6 - DPO                      10 - Deed in Lieu Of
RT - Retail                MU - Mixed Use            2 - Foreclosure       7 - REO                             Foreclosure
HC - Health Care           LO - Lodging              3 - Bankruptcy        8 - Resolved                 11 - Full Payoff
IN - Industrial            SS - Self Storage         4 - Extension         9 - Pending Return           12 - Reps and Warranties
WH - Warehouse             OT - Other                5 - Note Sale               to Master Servicer     13 - Other or TBD
MH - Mobile Home Park

    (3) Modification Code
    ---------------------

 1 - Maturity Date Extension
 2 - Amortization Change
 3 - Principal Write-Off
 4 - Combination

                                                                   Page 17 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                            NOI DETAIL

----------------------------------------------------------------------------------------------------------------------------------
                                                         Ending            Most            Most       Most Recent    Most Recent
    Loan              Property                          Scheduled         Recent          Recent       NOI Start       NOI End
   Number    ODCR       Type       City      State       Balance        Fiscal NOI          NOI           Date           Date
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   Total
----------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 18 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                     PRINCIPAL PREPAYMENT DETAIL

------------------------------------------------------------------------------------------------------------------------------------

                                                    Principal Prepayment Amount                      Prepayment Penalties
                            Offering Document  -------------------------------------------------------------------------------------
 Loan Number   Loan Group    Cross-Reference     Payoff Amount    Curtailment Amount   Prepayment Premium  Yield Maintenance Premium
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
    Totals
------------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 19 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                          HISTORICAL DETAIL

--------------------------------------------------------------------------------------------------------------------
                                                   Delinquencies
--------------------------------------------------------------------------------------------------------------------
                   30-59 Days      60-89 Days       90 Days or More      Foreclosure        REO        Modifications
Distribution           #
    Date          #   Balance     #    Balance      #       Balance      #   Balance     #   Balance   #     Balance
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------
                       Prepayments             Rate and Maturities
-------------------------------------------------------------------------
                Curtailments      Payoff
Distribution                                    Next Weighted Avg.
    Date        #   Balance      #  Balance     Coupon     Remit    WAM
-------------------------------------------------------------------------

--------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies.

                                                                   Page 20 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                 DELINQUENCY LOAN DETAIL

---------------------------------------------------------------------------------------------------------------------------

                  Offering         # of                    Current    Outstanding    Status of  Resolution
                  Document        Months    Paid Through    P & I        P & I        Mortgage   Strategy       Servicing
 Loan Number   Cross-Reference    Delinq.       Date       Advances   Advances **     Loan (1)   Code (2)     Transfer Date
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
 Totals
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
                                 Actual      Outstanding
                Foreclosure     Principal     Servicing    Bankruptcy   REO
 Loan Number       Date          Balance      Advances        Date      Date
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
 Totals
-----------------------------------------------------------------------------

                    (1) Status of Mortgage Loan                                        (2) Resolution Strategy Code
                    ---------------------------                                        -----------------------------

A - Payments Not Received       2 - Two Months Delinquent             1 - Modification   6 - DPO                  10 - Deed In Lieu
    But Still in Grace Period   3 - Three or More Months Delinquent   2 - Foreclosure    7 - REO                       Of Forclosure
B - Late Payment But Less       4 - Assumed Scheduled Payment         3 - Bankruptcy     8 - Resolved             11 - Full Payoff
    Than 1 Month Delinquent          (Performing Matured Loan)        4 - Extension      9 - Pending Return       12 - Reps and
0 - Current                     7 - Foreclosure                       5 - Note Sale          to Master Servicer        Warranties
1 - One Month Delinquent        9 - REO                                                                           13 - Other or TBD

                                                                   Page 21 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                               SPECIALLY SERVICED LOAN DETAIL - PART 1

-----------------------------------------------------------------------------------------------------------------------------------

                                Offering      Servicing   Resolution
  Distribution     Loan        Document       Transfer     Strategy      Scheduled      Property              Interest      Actual
     Date         Number    Cross-Reference     Date       Code (1)       Balance       Type (2)     State      Rate        Balance
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                    Net                                                Remaining
  Distribution   Operating      NOI             Note     Maturity     Amortization
     Date          Income      Date     DSCR    Date       Date           Term
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

                    (1) Resolution Strategy Code                                    (2) Property Type Code
                     ---------------------------                                    ----------------------

1 - Modification   6 - DPO                  10 - Deed In Lieu Of        MF - Multi-Family            OF - Office
2 - Foreclosure    7 - REO                       Foreclosure            RT - Retail                  MU - Mixed use
3 - Bankruptcy     8 - Resolved             11 - Full Payoff            HC - Health Care             LO - Lodging
4 - Extension      9 - Pending Return       12 - Reps and Warranties    IN - Industrial              SS - Self Storage
5 - Note Sale          to Master Servicer   13 - Other or TBD           WH - Warehouse               OT - Other
                                                                        MH - Mobile Home Park

                                                                   Page 22 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                               SPECIALLY SERVICED LOAN DETAIL - PART 2

------------------------------------------------------------------------------------------------------------------------------------
                          Offering      Resolution      Site
 Distribution   Loan      Document       Strategy    Inspection                 Appraisal   Appraisal      Other REO
     Date      Number  Cross-Reference   Code (1)       Date     Phase 1 Date     Date        Value    Property Revenue     Comment
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                     (1) Resolution Strategy Code
                     ----------------------------

1 - Modification       6 - DPO                        10 - Deed In Lieu Of
2 - Foreclosure        7 - REO                              Foreclosure
3 - Bankruptcy         8 - Resolved                   11 - Full Payoff
4 - Extension          9 - Pending Return             12 - Reps and Warranties
5 - Note Sale              to Master Servicer         13 - Other or TBD

                                                                   Page 23 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                ADVANCE SUMMARY

                   --------------------------------------------------------------------------
                                                                               Current Period
                                                                                  Interest
                                 Current                       Outstanding       on P&I and
                                   P&I         Outstanding      Servicing         Servicing
                   Loan Group    Advances      P&I Advances      Advances       Advances Paid
                   --------------------------------------------------------------------------

                       1             0.00             0.00             0.00              0.00
                       2             0.00             0.00             0.00              0.00
                   --------------------------------------------------------------------------
                     Totals          0.00             0.00             0.00              0.00
                   --------------------------------------------------------------------------

                                                                   Page 24 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                        MODIFIED LOAN DETAIL

------------------------------------------------------------------------------------------------------------------------------------
              Offering
  Loan        Document      Pre-Modification  Post-Modification  Pre-Modification  Post-Modification   Modification     Modification
 Number    Cross-Reference       Balance           Balance         Interest Rate     Interest Rate         Date         Description
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
  Totals
------------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 25 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                  HISTORICAL LIQUIDATED LOAN DETAIL

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Net
                                                                                                      Net           Proceeds
                                   Beginning         Fees,        Most Recent     Gross Sales       Proceeds       Available
    Distribution                   Scheduled       Advances,       Appraised      Proceeds or     Received on         for
        Date          ODCR          Balance     and Expenses *   Value or BPO   Other Proceeds    Liquidation     Distribution
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
         Current Total
-------------------------------------------------------------------------------------------------------------------------------
        Cumulative Total
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

                                Realized     Date of Current  Current Period   Cumulative      Loss to Loan
    Distribution                  Loss         Period Adj.      Adjustment     Adjustment        with Cum
        Date          ODCR      to Trust         to Trust        to Trust       to Trust      Adj. to Trust
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
         Current Total
--------------------------------------------------------------------------------------------------------------
        Cumulative Total
--------------------------------------------------------------------------------------------------------------

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

                                                                   Page 26 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                          HISTORICAL BOND/COLLATERAL LOSS RECONCILIATION DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                                                        Prior
                                                                      Realized
                   Offering         Beginning         Aggregate     Loss Applied       Amounts          Interest       Modification
  Distribution     Document          Balance        Realized Loss        to           Covered by      (Shortages)/      /Appraisal
      Date      Cross-Reference   at Liquidation      on Loans      Certificates    Credit Support      Excesses      Reduction Adj.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            Totals
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                                   (Recoveries)/
                                                 Realized Loss                     Losses Applied
                   Offering       Additional       Applied to     Recoveries of          to
  Distribution     Document      (Recoveries)   Certificates to  Realized Losses    Certificate
      Date      Cross-Reference   /Expenses           Date         Paid as Cash       Interest
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
            Totals
-----------------------------------------------------------------------------------------------------

                                                                   Page 27 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                  INTEREST SHORTFALL RECONCILIATION DETAIL - PART 1

------------------------------------------------------------------------------------------------------------------------------------
                        Stated
     Offering          Principal      Current Ending                 Special Servicing Fees
     Document         Balance at         Scheduled     --------------------------------------------------
 Cross-Reference     Contribution         Balance          Monthly        Liquidation      Work Out          ASER     (PPIS) Excess
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      Totals
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                                                        Modified
                                                        Interest
     Offering       Non-Recoverable     Interest          Rate           Additional
     Document         (Scheduled           on          (Reduction)      Trust Fund
 Cross-Reference      Interest)         Advances         /Excess          Expense
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
      Totals
------------------------------------------------------------------------------------

                                                                   Page 28 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                          INTEREST SHORTFALL RECONCILIATION DETAIL - PART 2

-----------------------------------------------------------------------------------------------------------------------------------

                                                           Reimb of Advances to the
                                                                   Servicer
                       Stated                          ---------------------------------
    Offering          Principal       Current Ending                       Left to           Other
    Document         Balance at         Scheduled                         Reimburse      (Shortfalls)/
 Cross-Reference    Contribution         Balance        Current Month  Master Servicer      Refunds              Comments
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     Totals
-----------------------------------------------------------------------------------------------------------------------------------
     Interest Shortfall Reconciliation Detail Part 2 Total                0.00
-----------------------------------------------------------------------------------------------------------------------------------
     Interest Shortfall Reconciliation Detail Part 1 Total                0.00
-----------------------------------------------------------------------------------------------------------------------------------
     Total Interest Shortfall Allocated to Trust                          0.00
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 29 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                        DEFEASED LOAN DETAIL

---------------------------------------------------------------------------------------------------
                        Offering        Ending
                        Document       Scheduled      Maturity                      Defeasance
    Loan Number      Cross-Reference    Balance         Date          Note Rate       Status
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
      Totals
---------------------------------------------------------------------------------------------------

                                                                   Page 30 of 31

------------
                                           MERRILL LYNCH MORTGAGE TRUST                   -----------------------------------------
 [LOGO]WELLS                      COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES           For Additional Information please contact
       FARGO                                      SERIES 2007-C1                                   CTSLink Customer Service
                                                                                                        (301) 815-6600
------------                                                                               Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 09/14/2007
9062 OLD ANNAPOLIS ROAD                                                                   RECORD DATE:                  08/31/2007
COLUMBIA, MD 21045-1951                                                                   DETERMINATION DATE:           09/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                       SUPPLEMENTAL REPORTING

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 31 of 31

                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

                                                                          [Date]

Merrill Lynch Mortgage Investors, Inc.       Centerline Servicing Inc.
4 World Financial Center                     5221 N. O'Connor Boulevard,
250 Vesey Street, 16th Floor                 Suite 600
New York, New York 10080                     Irving, Texas 75039

Merrill Lynch Mortgage Lending, Inc.         Wells Fargo Bank, National Association
4 World Financial Center                     9062 Old Annapolis Road
250 Vesey Street, 16th Floor                 Columbia, Maryland 21045
New York, New York  10080                    Attention: Corporate Trust Services (CMBS)
                                             Merrill Lynch Mortgage Trust 2007-C1

KeyCorp Real Estate Capital Markets, Inc.    U.S. Bank National Association
911 Main Street                              Corporate Trust Services
Kansas City, Missouri 64105                  One Federal Street, 3rd Floor
                                             Boston, Massachusetts 02110

Wells Fargo Bank, National Association
45 Freemont, Second Floor
San Francisco, California 94105

      Re:   Merrill Lynch Mortgage Trust 2007-C1,
            Commercial Mortgage Pass-Through Certificates, Series 2007-C1

Ladies and Gentlemen:

            LaSalle Bank National Association, as Custodian, hereby certifies to the above referenced parties that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the schedule of exceptions annexed hereto, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (a)(i), (a)(ii),
(a)(iv)(A), (a)(v), (a)(vii) and (b)(i) through (b)(iii) of the definition of
"Mortgage File", and to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Trustee or the Custodian to be
required or to the extent listed on the Mortgage Loan checklist, if any, provided by the related Mortgage Loan Seller pursuant to the related Mortgage
Loan Purchase Agreement, clauses (a)(iii), (a)(iv)(B), (a)(iv)(C), (a)(vi) and
(a)(viii) through (a)(xii) of the definition of "Mortgage File", are in its possession, (ii) all documents delivered or caused to be delivered with respect to a Mortgage Loan by the applicable Mortgage Loan Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face, appear to be executed and appear to relate to such Mortgage Loan, and (iii)
based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Mortgage Loan with respect to the items specified in clauses (v) and (vi)(c) of the definition of
"Mortgage Loan Schedule" is correct.

                                       C-1

            None of the Trustee, the Master Servicers, the Special Servicer, the
Certificate Administrator or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them under the Pooling and Servicing Agreement.

                                       Respectfully,

                                       LASALLE BANK NATIONAL ASSOCIATION

                                       _________________________________________

                                       Name: ___________________________________

                                       Title: __________________________________

                                       C-2

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention: Global Securities and Trust Services, Merrill Lynch Mortgage Trust
2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1
            Commercial Mortgage Pass-Through Certificates, Series 2007-C1

Ladies and Gentlemen:

            In connection with the administration of the Mortgage Files held by you as Custodian under a certain Pooling and Servicing Agreement dated as of
August 1, 2007 (the "Pooling and Servicing Agreement"), by and among Merrill
Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital
Markets, Inc., as Master Servicer No. 1, Wells Fargo Bank, National Association,
as Master Servicer No. 2, Centerline Servicing Inc., as Special Servicer, U.S.
Bank National Association, as Trustee, Wells Fargo Bank, National Association,
as Certificate Administrator, and LaSalle Bank National Association, as
Custodian, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Property Address:

Control No.:

                                      D-1-1

      The Mortgage File should be delivered to the following:

                                   _____________________________________________

                                   _____________________________________________

                                   _____________________________________________

                                        Attn: __________________________________

                                        Phone: _________________________________

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

_____ 1.    Mortgage Loan paid in full.

            The Master Servicer hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to its Collection Account pursuant to the Pooling and Servicing
            Agreement have been or will be so credited.

_____ 2.    Other.  (Describe)

            ____________________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

                                      D-1-2

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the
Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                   KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                                   WELLS FARGO BANK, NATIONAL ASSOCIATION
                                   as Master Servicer

                                   By:__________________________________________

                                        Name____________________________________

                                        Title:__________________________________

                                      D-1-3

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention: Global Securities and Trust Services, Merrill Lynch Mortgage Trust
2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1,
            Commercial Mortgage Pass-Through Certificates, Series 2007-C1

Ladies and Gentlemen:

            In connection with the administration of the Mortgage Files held by you as Trustee under a certain Pooling and Servicing Agreement dated as of
August 1, 2007 (the "Pooling and Servicing Agreement"), by and among Merrill
Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital
Markets, Inc., as Master Servicer No. 1, Wells Fargo Bank, National Association,
as Master Servicer No. 2, Centerline Servicing Inc., as Special Servicer, U.S.
Bank National Association, as Trustee, Wells Fargo Bank, National Association,
as Certificate Administrator, and LaSalle Bank National Association, as
Custodian, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Property Address:

Control No.:

                                      D-2-1

The Mortgage File should be delivered to the following:

                                   _____________________________________________

                                   _____________________________________________

                                   _____________________________________________

                                        Attn: __________________________________

                                        Phone: _________________________________

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

_____ 1.    Mortgage Loan is being foreclosed.

_____ 2.    Other.  (Describe)

            ____________________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the
Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                   CENTERLINE SERVICING INC.
                                   as Special Servicer

                                   By:__________________________________________

                                        Name____________________________________

                                        Title:__________________________________

                                      D-2-2

                                   EXHIBIT E-1

                         FORM OF TRANSFEROR CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                                 _______________________, 200___

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota  55479-0113

Attention: Corporate Trust Services (CMBS), Merrill Lynch Mortgage Trust 2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
            Pass-Through Certificates, Series 2007-C1, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate
            Notional Amount] as of August [__], 2007 (the "Closing Date") of
            $____________________ ] [representing a _________% Percentage
            Interest in the subject Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
____________________________________ (the "Transferor") to
________________________________ (the "Transferee") of the captioned
Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of August 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as
Depositor, KeyCorp Real Estate Capital Markets, Inc., as Master Servicer No. 1,
Wells Fargo Bank, National Association, as Master Servicer No. 2, Centerline
Servicing Inc., as Special Servicer, U.S. Bank National Association, as Trustee,
Wells Fargo Bank, National Association, as Certificate Administrator and
LaSalle Bank National Association, as Custodian. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the
Trustee and the Depositor, that:

            1.    The Transferor is the lawful owner of the Transferred
Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2.    Neither the Transferor nor anyone acting on its behalf has (a)
offered, transferred, pledged, sold or otherwise disposed of any Transferred
Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any
Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a
Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any

                                      E-1-1

Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a)
through (e) hereof) would constitute a distribution of the Transferred
Certificates under the Securities Act of 1933, as amended (the "Securities
Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                   Very truly yours,

                                   _____________________________________________
                                   (Transferor)

                                   By: _________________________________________

                                        Name: __________________________________

                                        Title: _________________________________

                                      E-1-2

                                  EXHIBIT E-2A

                        FORM I OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                                 _______________________, 200___

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota  55479-0113
Attention: Corporate Trust Services (CMBS), Merrill Lynch Mortgage Trust 2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
            Pass-Through Certificates, Series 2007-C1, Class _______, [having an initial aggregate [Certificate Principal Balance] [Certificate
            Notional Amount] as of August [__], 2007 (the "Closing Date") of
            $___________________________ ] [representing a _______% Percentage
            Interest in the subject Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_____________________________________________________________ (the "Transferor")
to _____________________________________ (the "Transferee") of the captioned
Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of August 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as
Depositor, KeyCorp Real Estate Capital Markets, Inc., as Master Servicer No. 1,
Wells Fargo Bank, National Association, as Master Servicer No. 2, Centerline
Servicing Inc., as Special Servicer, U.S. Bank National Association, as Trustee,
Wells Fargo Bank, National Association, as Certificate Administrator, and
LaSalle Bank National Association, as Custodian. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the
Trustee and the Depositor, that:

            1.    The Transferee is a "qualified institutional buyer" (a
      "Qualified Institutional Buyer") as that term is defined in Rule 144A
      ("Rule 144A") under the Securities Act of 1933, as amended (the
      "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The
      Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified
      Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or
      (b) pursuant to another exemption from registration under the Securities
      Act.

            2.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and
      distributions thereon, (c) the nature, performance and servicing of the
      Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund
      created pursuant thereto, and (e) all related matters, that it has requested.

                                     E-2A-1

            3.    If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the
      Nominee Acknowledgment below.

            4.    Check one of the following:*

                  [ ]   The Transferee is a U.S. Person (as defined below) and
      it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

                  [ ]   The Transferee is not a U.S. Person and under applicable
      law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Transferee has attached hereto [(i) a duly executed
      IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Certificate and states that such Transferee is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments)
      or (iii)] **two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the
      Certificate and state that interest and original issue discount on the
      Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form
      W-8IMY or] ** IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate
      Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the
United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the
United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable
Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                                   Very truly yours,

                                   _____________________________________________
                                   (Transferee)

                                   By: _________________________________________

                                        Name: __________________________________

                                        Title: _________________________________

__________________________
* Each Purchaser must include one of the two alternative certifications.

** Strike bracketed language in the case of the Class R-I and R-II Certificates.

                                     E-2A-2

                             Nominee Acknowledgment

            The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                   _____________________________________________
                                   (Nominee)

                                   By: _________________________________________

                                        Name: __________________________________

                                        Title: _________________________________

                                     E-2A-3

                             ANNEX 1 TO EXHIBIT E-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to _____________________
_______ (the "Transferor") and ______________________________, as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

            2.    The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners]
owned and/or invested on a discretionary basis $______________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

      _______     Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
                  Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
                  Revenue Code of 1986, as amended.

      _______     Bank. The Transferee (a) is a national bank or a banking
                  institution organized under the laws of any state, U.S.
                  territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _______     Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is
                  supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign
                  savings and loan association or equivalent institution and (b)
                  has an audited net worth of at least $25,000,000 as
                  demonstrated in its latest annual financial statements, a copy of

_______________________
(1)   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case,
Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                     E-2A-4

                  which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent
                  institution.

      _______     Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as
                  amended.

      _______     Insurance Company. The Transferee is an insurance company
                  whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by
                  insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

      _______     State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any
                  agency or instrumentality of the state or its political
                  subdivisions, for the benefit of its employees.

      _______     ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income
                  Security Act of 1974.

      _______     Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

      _______     QIB Subsidiary. All of the Transferee's equity owners are
                  "qualified institutional buyers" within the meaning of Rule
                  144A.

      _______     Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
                  subsection (a)(1) of Rule 144A pursuant to which it qualifies.
                  Note that registered investment companies should complete
                  Annex 2 rather than this Annex 1)_______________________
                  ________________________________________________________
                  ________________________________________________________
                  ________________________________________________________
                  _______________________________________________________.

            3.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii)
securities that are part of an unsold allotment to or subscription by such
Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with

                                     E-2A-5

generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the
Securities Exchange Act of 1934, as amended.

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

    _______  ________     Will the Transferee be purchasing the Transferred
      Yes       No        Certificates only for the Transferee's own account?

            6.    If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer"
status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.
Until such notice is given, the Transferee's purchase of the Transferred
Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

            8.    Capitalized terms used but not defined herein have the
respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                   _____________________________________________
                                   (Transferee)

                                   By: _________________________________________

                                        Name: __________________________________

                                        Title: _________________________________

                                        Date:___________________________________

                                     E-2A-6

                             ANNEX 2 TO EXHIBIT E-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to _____________________
_______ (the "Transferor") and __________________________, as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if
the Transferee is a "qualified institutional buyer" as that term is defined in
Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2.    The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the
Transferee alone owned and/or invested on a discretionary basis, or the
Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of
Investment Companies, the cost of such securities was used, unless the
Transferee or any member of the Transferee's Family of Investment Companies, as
the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      _______     The Transferee owned and/or invested on a discretionary basis
                  $___________________________ in securities (other than the excluded securities referred to below) as of the end of the
                  Transferee's most recent fiscal year (such amount being
                  calculated in accordance with Rule 144A).

      _______     The Transferee is part of a Family of Investment Companies which owned in the aggregate $_____________________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
                  144A).

            3.    The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4.    The term "securities" as used herein does not include (i)
securities of issuers that are affiliated with the Transferee or are part of the
Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a

                                     E-2A-7

discretionary basis by the Transferee, or owned by the Transferee's Family of
Investment Companies, the securities referred to in this paragraph were excluded.

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

    _______  ________     Will the Transferee be purchasing the Transferred
      Yes       No        Certificates only for the Transferee's own account?

            6.    If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer"
status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The undersigned will notify the parties to which this
certification is made of any changes in the information and conclusions herein.
Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

            8.    Capitalized terms used but not defined herein have the
respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                   _____________________________________________
                                   [Transferee] [Adviser]

                                   By:__________________________________________

                                        Name:___________________________________
                                        Title:__________________________________
                                        Date:  _________________________________

                                   IF AN ADVISER:

                                   _____________________________________________
                                   (Transferee)

                                     Date: _____________________________________

                                     E-2A-8

                                  EXHIBIT E-2B

                        FORM II OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                                 _______________________, 200___

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota  55479-0113
Attention: Corporate Trust Services (CMBS), Merrill Lynch Mortgage Trust 2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
            Pass-Through Certificates, Series 2007-C1, Class _______, [having an initial aggregate [Certificate Principal Balance] [Certificate
            Notional Amount] as of August [___], 2007 (the "Closing Date") of
            $_______________________] ------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
____________________________ (the "Transferor") to _________________________
(the "Transferee") of the captioned Certificates (the "Transferred
Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement
(the "Pooling and Servicing Agreement"), dated as of August 1, 2007, between
Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate
Capital Markets, Inc., as Master Servicer No. 1, Wells Fargo Bank, National
Association, as Master Servicer No. 2, Centerline Servicing Inc., as Special
Servicer, U.S. Bank National Association, as Trustee, Wells Fargo Bank, National
Association, as Certificate Administrator, and LaSalle Bank National
Association, as Custodian. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the
Depositor, that:

            1.    The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities
Act"), or any applicable state securities laws.

            2.    The Transferee understands that (a) the Transferred
Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred
Certificates belong, and (c) neither a Transferred Certificate nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received: (A) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit E-1 to the Pooling and Servicing Agreement and a
certification from such Certificateholder's prospective

                                     E-2B-1

transferee substantially in the form attached either as Exhibit E-2A to the
Pooling and Servicing Agreement or as Exhibit E-2B to the Pooling and Servicing
Agreement; or (B) an opinion of counsel satisfactory to the Trustee with respect to, among other things, the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s)
from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

            3.    The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement,
which provisions it has carefully reviewed, and that each Transferred
Certificate will bear the following legends:

      THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE
      SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE
      SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER
      DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
      REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION
      WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
      IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING
      AND SERVICING AGREEMENT REFERRED TO HEREIN.

      NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE
      TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
      ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME
      SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE
      INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) ANY
      PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR
      SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE
      OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE
      BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE
      PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT
      REFERRED TO HEREIN.

            4.    Neither the Transferee nor anyone acting on its behalf has (a)
offered, pledged, sold, disposed of or otherwise transferred any Transferred
Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any
Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any
Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the
Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state

                                     E-2B-2

securities law or would require registration or qualification of the Transferred
Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

            5.    The Transferee has been furnished with all information
regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage
Loans, and (e) all related matters, that it has requested.

            6.    The Transferee is an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The
Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the
Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

            7.    If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
Acknowledgement below.

            8.    Check one of the following:*

            [ ]   The Transferee is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9
                  (or successor form).

            [ ]   The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to
                  distributions to be made on the Certificate. The Transferee has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the
                  beneficial owner of the Certificate and states that such
                  Transferee is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)] **two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate and state that interest and original issue discount on the
                  Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The
                  Transferee agrees to provide to the Certificate Registrar
                  updated [IRS Form W-8BEN, IRS Form W-8IMY or] ** IRS Form
                  W-8ECI, as the case may be, any applicable successor IRS
                  forms, or such other certifications as the Certificate
                  Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes
                  obsolete, or promptly after the occurrence of any event
                  requiring a change in the most recent IRS form of
                  certification furnished by it to the Certificate Registrar.

_______________________
* Each Purchaser must include one of the two alternative certifications.

** Strike bracketed language in the case of the Class R-I and R-II Certificates.

                                     E-2B-3

            For this purpose, "U.S. Person" means a citizen or resident of the
United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the
United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable
Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                                   Very truly yours,

                                   _____________________________________________
                                        (Transferee)

                                   By:__________________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                     E-2B-4

                             Nominee Acknowledgement

            The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                   _____________________________________________
                                       (Nominee)

                                   By:__________________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                     E-2B-5

                                  EXHIBIT E-2C

                         FORM OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                                 _______________________, 200___

__________________________________
__________________________________
__________________________________
__________________________________
(Name and Address of Transferor)

      Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
            Pass-Through Certificates, Series 2007-C1, Class _______, having an initial aggregate [Certificate Principal Balance] [Certificate
            Notional Amount] as of August [__], 2007 (the "Closing Date") of
            $_________________________

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by
___________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
captioned Certificates (the "Transferred Certificates"), pursuant to Section
5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing
Agreement"), dated as of August 1, 2007, between Merrill Lynch Mortgage
Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc., as
Master Servicer No. 1, Wells Fargo Bank, National Association, as Master
Servicer No. 2, Centerline Servicing Inc., as Special Servicer, U.S. Bank
National Association, as Trustee, Wells Fargo Bank, National Association, as
Certificate Administrator, and LaSalle Bank National Association, as Custodian.
All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that:

            1.    The Transferee is a "qualified institutional buyer" (a
"Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule
144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the
Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring such interest in the Transferred
Certificates for its own account or for the account of another Qualified
Institutional Buyer.

            2.    The Transferee understands that (a) the Transferred
Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) no interest in the
Transferred Certificates may be resold or transferred unless (i) such
Certificates are registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws, or (ii) such interest is sold or

                                     E-2C-6

transferred in a transaction which is exempt from such registration and qualification and the Transferor desiring to effect such transfer has received
(A) a certificate from such Certificate Owner's prospective transferee substantially in the form attached as Exhibit E-2C to the Pooling and Servicing
Agreement or (B) an opinion of counsel to the effect that, among other things, such prospective transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act.

            3.    The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and Servicing
Agreement, which provisions it has carefully reviewed, and that the Transferred
Certificates will bear the following legends:

      THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE
      SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE
      SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER
      DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
      REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION
      WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
      IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING
      AND SERVICING AGREEMENT REFERRED TO HEREIN.

      NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE
      TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
      ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME
      SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE
      INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) ANY
      PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR
      SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE
      OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE
      BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE
      PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT
      REFERRED TO HEREIN.

            4.    The Transferee has been furnished with all information
regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d)
the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto,
(e) any credit enhancement mechanism associated with the Transferred
Certificates, and (f) all related matters, that it has requested.

            5.    Check one of the following:*

            [ ]   The Transferee is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9
                  (or successor form).

            [ ]   The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with

_______________________
* Each Purchaser must include one of the two alternative certifications.

                                     E-2C-7

                  respect to distributions to be made on the Certificate. The
                  Transferee has attached hereto [(i) a duly executed IRS Form
                  W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Certificate and states that such Transferee is not a U.S. Person, (ii) IRS Form W-8IMY
                  (with all appropriate attachments) or (iii)] **two duly
                  executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the
                  Certificate and state that interest and original issue
                  discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate
                  Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or] ** IRS
                  Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate
                  Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes
                  obsolete, or promptly after the occurrence of any event
                  requiring a change in the most recent IRS form of
                  certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the
United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the
United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable
Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                                   Very truly yours,

                                   _____________________________________________
                                       (Transferee)

                                   By:__________________________________________

                                        Name:___________________________________

                                        Title:__________________________________

_______________________
** Strike bracketed language in the case of the Class R-I and R-II Certificates.

                                     E-2C-8

                             ANNEX 1 TO EXHIBIT E-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to _____________________
_______ (the "Transferor") and for the benefit of Merrill Lynch Mortgage
Investors, Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the
"Transferee").

            2.    The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule
144A"), because (i) [the Transferee] [each of the Transferee's equity owners]
owned and/or invested on a discretionary basis $______________________(2) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

      _______     Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
                  Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
                  Revenue Code of 1986, as amended.

      _______     Bank. The Transferee (a) is a national bank or a banking
                  institution organized under the laws of any state, U.S.
                  territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _______     Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is
                  supervised and examined by a state or federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of
______________________
1     Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case,
Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                     E-2C-9

                  which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent
                  institution.

      _______     Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as
                  amended.

      _______     Insurance Company. The Transferee is an insurance company
                  whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by
                  insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

      _______     State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any
                  agency or instrumentality of the state or its political
                  subdivisions, for the benefit of its employees.

      _______     ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income
                  Security Act of 1974.

      _______     Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as
                  amended.

      _______     QIB Subsidiary. All of the Transferee's equity owners are
                  "qualified institutional buyers" within the meaning of Rule
                  144A.

      _______     Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
                  subsection (a)(1) of Rule 144A pursuant to which it qualifies.
                  Note that registered investment companies should complete
                  Annex 2 rather than this Annex 1.)

            3.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii)
securities that are part of an unsold allotment to or subscription by such
Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

                                     E-2C-10

            5.    The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred
Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

                          Will the Transferee be acquiring interests in the
    _______  ________     Transferred Certificates only for the Transferee's own
      Yes       No        account?

            6.    If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred
Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of
Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.
Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

            8.    Capitalized terms used but not defined herein have the
meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                   _____________________________________________
                                       (Transferee)

                                   By:__________________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                        Date:  _________________________________

                                     E-2C-11

                             ANNEX 2 TO EXHIBIT E-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to _____________________
_______ (the "Transferor") and for the benefit of Merrill Lynch Mortgage
Investors, Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquired interests the Transferred Certificates (the "Transferee")
or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2.    The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the
Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of
Investment Companies, the cost of such securities was used, unless the
Transferee or any member of the Transferee's Family of Investment Companies, as
the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      _______     The Transferee owned and/or invested on a discretionary basis
                  $________________________ in securities (other than the
                  excluded securities referred to below) as of the end of the
                  Transferee's most recent fiscal year (such amount being
                  calculated in accordance with Rule 144A).

      _______     The Transferee is part of a Family of Investment Companies which owned in the aggregate $_________________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
                  144A).

            3.    The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4.    The term "securities" as used herein does not include (i)
securities of issuers that are affiliated with the Transferee or are part of the
Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v)

                                     E-2C-12

securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the
Transferee, or owned by the Transferee's Family of Investment Companies, the
securities referred to in this paragraph were excluded.

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

                          Will the Transferee be acquiring interests in the
    _______  ________     Transferred Certificates only for the Transferee's own
      Yes       No        account?

            6.    If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred
Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of
Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The undersigned will notify the parties to which this
certification is made of any changes in the information and conclusions herein.
Until such notice, the Transferee's acquisition of any interest in the
Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

            8.    Capitalized terms used but not defined herein have the
meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                   _____________________________________________
                                   (Transferee or Adviser)

                                   By:__________________________________________

                                        Name ___________________________________

                                        Title:__________________________________

                                        Date: __________________________________

                                   IF AN ADVISER:

                                   Print Name of Transferee

                                   _____________________________________________

                                        Date: __________________________________

                                     E-2C-13

                                  EXHIBIT E-2D

                         FORM OF TRANSFEREE CERTIFICATE
         FOR TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                                                          [Date]

[TRANSFEROR]

Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
      Certificates, Series 2007-C1, Class _______, having an initial aggregate
      [Certificate Principal Balance] [Certificate Notional Amount] as of August
      16, 2007 (the "Closing Date") of $_________________________

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by
______________________ (the "Transferor") to ______________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
dated as of August 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as
Depositor, KeyCorp Real Estate Capital Markets, Inc., as Master Servicer No. 1,
Wells Fargo Bank, National Association, as Master Servicer No. 2, Centerline
Servicing Inc., as Special Servicer, U.S. Bank National Association, as Trustee,
Wells Fargo Bank, National Association, as Certificate Administrator, and
LaSalle Bank National Association, as Custodian. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that the Transferee is not a United States Securities Person.

            For purposes of this certification, "United States Securities
Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the
United States; (iii) any estate of which any executor or administrator is a
United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities
Person if an executor or administrator of the estate who is not a United States
Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities
Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States
Securities Person, (v) any agency or branch of a foreign entity located in the
United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a

                                     E-2D-1

United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities
Person by a dealer or other professional fiduciary organized, incorporated or
(if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by "accredited investors" (as defined in Rule 501(a)) under the United States Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts;
provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the
Asian Development Bank, the African Development Bank, the United Nations and
their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute
United States Securities Persons.

            The Transferee understands that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:  __________, _____

                                   Very truly yours,

                                   (Transferee)

                                   By: _________________________________________
                                       Name:
                                       Title:

                                     E-2D-2

                                   EXHIBIT F-1

      FORM I OF TRANSFEREE CERTIFICATE REGARDING ERISA MATTERS (DEFINITIVE
                          NON-REGISTERED CERTIFICATES)

                                                      ___________________, 200__

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota  55479-0113
Attention: Corporate Trust Services (CMBS), Merrill Lynch Mortgage Trust 2007-C1

Re:         Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
Pass-Through Certificates, Series 2007-C1 (the "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
___________________ (the "Transferor") to __________________________________
(the "Transferee") of the Class _______ Certificates (the "Transferred
Certificates") [having an initial aggregate [Certificate Principal Balance]
[Certificate Notional Amount] as of August 16, 2007 (the "Closing Date"), of $
______________________ ] [evidencing a ______________% interest in the Classes to which they belong]. The Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as of August 1, 2007, between Merrill Lynch Mortgage
Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc., as
Master Servicer No. 1, Wells Fargo Bank, National Association, as Master
Servicer No. 2, Centerline Servicing Inc., as Special Servicer, U.S. Bank
National Association, as Trustee, Wells Fargo Bank, National Association, as
Certificate Administrator, and LaSalle Bank National Association, as Custodian.
Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

      ______      [THIS IS THE ONLY CERTIFICATION THAT CAN BE MADE IN CONNECTION
                  WITH THE CLASS R-I AND R-II CERTIFICATES] The Transferee (A)
                  is not an employee benefit plan or other retirement
                  arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or
                  separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance
                  company general account, that is subject to ERISA or Section
                  4975 of the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a
                  Plan; or

      ______      [NOT APPLICABLE TO TRANSFERS OF THE CLASS R-I AND R-II
                  CERTIFICATES] The Transferee is using funds from an insurance company general account to acquire the Transferred
                  Certificates, however, the purchase and holding of such
                  Certificates by such Person is exempt from the prohibited
                  transaction provisions

                                      F-1-1

                  of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction
                  Class Exemption 95-60.

      ______      [NOT APPLICABLE TO TRANSFERS OF THE CLASS R-I AND R-II
                  CERTIFICATES] The Transferred Certificates are Investment
                  Grade Certificates and are being acquired by or on behalf of a
                  Plan; and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act and
                  Prohibited Transaction Exemption 90-29, (Y) is not sponsored
                  (within the meaning of Section 3(16)(B) of ERISA) by the
                  Trustee, the Depositor, any mortgage loan seller, either
                  Master Servicer, the Special Servicer, any Sub-Servicer, the
                  Swap Counterparty, any Exemption-Favored Party or any
                  Mortgagor with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written
                  agreement that such Transferee will obtain from each of its
                  Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

      ______      [REQUIRED FOR TRANSFERS OF FLOATING RATE CERTIFICATES IF THE
                  IMMEDIATELY PRECEDING REPRESENTATION IS CHECKED] The
                  Transferred Certificates are Floating Rate Certificates and
                  are being acquired by or on behalf of a Plan and the
                  Transferee represents and warrants that at least one of
                  Prohibited Transaction Class Exemption 84-14, 90-1, 91-38,
                  95-60 or 96-23 applies to the Plan's acquisition and holding of the Transferred Certificates.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                   _____________________________________________
                                       (Transferee)

                                   By:__________________________________________

                                        Name ___________________________________

                                        Title:__________________________________

                                      F-1-2

                                   EXHIBIT F-2

            FORM II OF TRANSFEREE CERTIFICATE REGARDING ERISA MATTERS
                    (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                                      ___________________, 200__

___________________________________
___________________________________
___________________________________
___________________________________
(Name and Address of Transferor)

      Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
            Pass-Through Certificates, Series 2007-C1 (the "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
___________________ (the "Transferor") to (the "Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust
Corporation ("DTC") and the Depository Participants) in Class ______
Certificates (the "Transferred Certificates") having an initial aggregate
[Certificate Principal Balance] [Certificate Notional Amount] as of August 16,
2007 (the "Closing Date"), of $ _____________________. The Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of August 1,
2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real
Estate Capital Markets, Inc., as Master Servicer No. 1, Wells Fargo Bank,
National Association, as Master Servicer No. 2, Centerline Servicing Inc., as
Special Servicer, U.S. Bank National Association, as Trustee, Wells Fargo Bank,
National Association, as Certificate Administrator, and LaSalle Bank National
Association, as Custodian. Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

      ______      The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or
                  arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or
                  indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a
                  Plan; or

      ______      The Transferee is using funds from an insurance company
                  general account to acquire the Transferred Certificates,
                  however, the purchase and holding of such Certificates by such
                  Person is exempt from the prohibited transaction provisions of
                  Sections 406 and 407 of ERISA and the excise taxes imposed on such

                                      F-2-1

                  prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class
                  Exemption 95-60.

      ______      The Transferred Certificates are Investment Grade Certificates
                  and are being acquired by or on behalf of a Plan; and such
                  Plan (X) is an accredited investor as defined in Rule
                  501(a)(1) of Regulation D of the Securities Act and Prohibited
                  Transaction Exemption 90-29, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
                  Depositor, any mortgage loan seller, either Master Servicer, the Special Servicer, any Sub-Servicer, the Swap Counterparty,
                  any Exemption-Favored Party or any Mortgagor with respect to
                  Trust Mortgage Loans constituting more than 5% of the
                  aggregate unamortized principal balance of all the Trust
                  Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and
                  (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding
                  clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding
                  satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

      ______      [REQUIRED FOR TRANSFERS OF FLOATING RATE CERTIFICATES IF THE
                  IMMEDIATELY PRECEDING REPRESENTATION IS CHECKED] The
                  Transferred Certificates are Floating Rate Certificates and
                  are being acquired by or on behalf of a Plan and the
                  Transferee represents and warrants that at least one of
                  Prohibited Transaction Class Exemption 84-14, 90-1, 91-38,
                  95-60 or 96-23 applies to the Plan's acquisition and holding of the Transferred Certificates.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                   _____________________________________________
                                       (Transferee)

                                   By:__________________________________________

                                        Name ___________________________________

                                        Title:__________________________________

                                      F-2-2

                                   EXHIBIT G-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                    REGARDING RESIDUAL INTEREST CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO SECTIONS
860D(A)(6)(A) AND 860E(E)(4) OF  THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED, AND
TREASURY REGULATION SECTION 1.860E-1(C)(4)

      Re: Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
      Certificates, Series 2007-C1 (the "Certificates"), issued pursuant to the
      Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
      dated as of August 1, 2007, between Merrill Lynch Mortgage Investors,
      Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc., as Master
      Servicer No. 1, Wells Fargo Bank, National Association, as Master Servicer
      No. 2, Centerline Servicing Inc., as Special Servicer, U.S. Bank National
      Association, as Trustee, Wells Fargo Bank, National Association, as
      Certificate Administrator, and LaSalle Bank National Association, as
      Custodian.

STATE OF __________________________ )
                                    )        ss.:  _____________________________
COUNTY OF ________________________  )

      The undersigned declares that, to the best knowledge and belief of the undersigned, the following representations are true, correct and complete:

      1.    ______________________________ (the "Purchaser"), is acquiring Class
[R-I] [R-II] Certificates representing ________________% of the residual interest in [each of] the real estate mortgage investment conduit[s] ([each,] a
"REMIC") designated as ["REMIC I"] ["REMIC II"], [respectively], relating to the
Certificates for which an election is to be made under Section 860D of the
Internal Revenue Code of 1986, as amended (the "Code").

      2.    The Purchaser is not a "Disqualified Organization" (as defined below), and the Purchaser is not acquiring the Class [R-I] [R-II] Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified
Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v)
any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code)
which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home
Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The

                                      G-1-1

terms "United States" and "international organization" shall have the meanings set forth in Section 7701 of the Code.

      3.    The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any
Class [R-I] [R-II] Certificates to a Disqualified Organization.

      4.    The Purchaser will not transfer the Class [R-I] [R-II] Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 2 and 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

      5.    The Purchaser agrees to such amendments of the Pooling and Servicing
Agreement as may be required to further effectuate the prohibition against transferring the Class [R-I] [R-II] Certificates to a Disqualified Organization,
an agent thereof or a person that does not satisfy the requirements of paragraph
7.

      6.    The Purchaser consents to the designation of the Trustee as the agent of the Tax Matters Person of [REMIC I] [REMIC II] pursuant to Section
10.01(d) of the Pooling and Servicing Agreement.

      7.    No purpose of the acquisition of the Class [R-I] [R-II] Certificates is to impede the assessment or collection of tax.

                    [CHOOSE BETWEEN PARAGRAPHS 8 OR 9 BELOW]

      8.    If the Transferor requires the safe harbor under Treasury
regulations section 1.860E-1 to apply:

      i.    The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the
            Purchaser intends to pay taxes associated with holding the Class
            [R-I] [R-II] Certificates as they become due.

      ii.   The Purchaser understands that it may incur tax liabilities with respect to the Class [R-I] [R-II] Certificates in excess of any cash flows generated by such Certificates.

      iii.  The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States
            Tax Person.

      iv.   The Purchaser will not cause the income from the Class [R-I] [R-II]
            Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a
            United States Tax Person.

                                      G-1-2

         [IF PARAGRAPH 8 IS CHECKED, CHOOSE BETWEEN (v) AND (vi) BELOW]

|_|       v)      In accordance with Treasury Regulations Section 1.860E-1, the
                  Purchaser:

                  a)    is an "eligible corporation" as defined in Section
                  1.860E-1(c)(6)(i) of the Treasury regulations (i.e., a
                  domestic C corporation other than a corporation which is
                  exempt from, or is not subject to, tax under Section 11 of the
                  Code; a Regulated Investment Company as defined in Section
                  851(a) of the Code; a Real Estate Investment Trust as defined in Section 856(a) of the Code; a REMIC as defined in Section
                  860D of the Code; or an organization to which part I of
                  subchapter T of chapter 1 of subtitle A of the Code applies, as to which the income of Class [R-I] [R-II] Certificates will only be subject to taxation in the United States,

                  b)    has, and has had in each of its two preceding fiscal
                  years, gross assets for financial reporting purposes
                  (excluding any obligation of a person related to the
                  transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and

                  c)    hereby agrees only to transfer the Certificate to
                  another "eligible corporation" meeting the criteria set forth in Treasury regulations section 1.860E-1.

          OR

|_|      vi)      The Purchaser is a United States Tax Person and the
                  consideration paid to the Purchaser for accepting the Class
                  [R-I] [R-II] Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits
                  ("Tax Liability Present Value") associated with owning such
                  Certificates, with such present value computed using a
                  discount rate equal to the "Federal short-term rate"
                  prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the
                  Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are
                  accurately stated in Exhibit A to this letter

|_|       9.      If the Transferor does not require the safe harbor under
Treasury regulations section 1.860E-1 to apply: [IF PARAGRAPH 9 IS CHECKED,
CHOOSE BETWEEN (i) AND (ii) BELOW] [CHECK THE STATEMENT THAT APPLIES]

|_|       i)      The Purchaser is a "United States person" as defined in
                  Section 7701(a) of the Code and the regulations promulgated thereunder (the Purchaser's U.S. taxpayer identification
                  number is ______________). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

                                      G-1-3

         OR

|_|      ii)      The Purchaser is not a United States person.  However, the
                  Purchaser:

                  a)    conducts a trade or business within the United States
                  and, for purposes of Treasury regulations section
                  1.860G-3(a)(3), is subject to tax under Section 882 of the
                  Code;

                  b)    understands that, for purposes of Treasury regulations
                  section 1.860E-1(c)(4)(ii), as a holder of a Class [R-I]
                  [R-II] Certificate for United States federal income tax
                  purposes, it may incur tax liabilities in excess of any cash flows generated by such Class [R-I] [R-II] Certificate;

                  c)    intends to pay the taxes associated with holding a Class
                  [R-I] [R-II] Certificate;

                  d)    is not classified as a partnership under the Code (or,
                  if so classified, all of its beneficial owners either satisfy clauses (a), (b) and (c) of this sentence or are United States persons); and

                  e)    has furnished the Transferor and the Trustee with an
                  effective IRS Form W-8ECI or successor form and will update such form as may be required under the applicable Treasury regulations

      Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

                                      G-1-4

      IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this _______ day of
_________________________.

                                   By:__________________________________________

                                   Name_________________________________________

                                   Title:_______________________________________

      Personally appeared before me ___________________________, known or proved to me to be the same person who executed the foregoing instrument and to be a
_______________________ of the Purchaser, and acknowledged to me that he/she executed the same at his/her free act and deed and at the free act and deed of the Purchaser.

                                   Subscribed and sworn before me this
                                   _________ day of __________________, 20_____.

                                   _____________________________________________
                                   Notary Public

                                      G-1-5

                                   EXHIBIT G-2

                         FORM OF TRANSFEROR CERTIFICATE

                     FOR TRANSFERS OF RESIDUAL CERTIFICATES

                                                                          [Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota  55479-0113
Attention: Corporate Trust Services (CMBS), Merrill Lynch Mortgage Trust 2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
            Pass-Through Certificates, Series 2007-C1 (the "Certificates"),
            Class [R-I] [R-II]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_____________________________ (the "Transferor") to
_______________________________ (the "Transferee") of the above-captioned
Certificates evidencing a __________% Percentage Interest in such Class (the
"Residual Interest Certificates"). The Certificates, including the Residual
Interest Certificates, were issued pursuant to the Pooling and Servicing
Agreement, dated as of August 1, 2007, between Merrill Lynch Mortgage Investors,
Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc., as Master
Servicer No. 1, Wells Fargo Bank, National Association, as Master Servicer No.
2, Centerline Servicing Inc., as Special Servicer, U.S. Bank National
Association, as Trustee, Wells Fargo Bank, National Association, as Certificate
Administrator, and LaSalle Bank National Association, as Custodian. All
capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferor hereby certifies, represents and warrants to you, as Certificate
Registrar, that:

                  1.    No purpose of the Transferor relating to the transfer of
      the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

                  2.    The Transferor understands that the Transferee has
      delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit G-1. The Transferor does not know or believe that any representation contained therein is false.

                  3.    The Transferor has at the time of this transfer
      conducted a reasonable investigation of the financial condition of the
      Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Internal Revenue Code of 1986, as amended) as contemplated by Treasury regulations section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the
      Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands

                                      G-2-1

      that the transfer of the Residual Certificates may not be respected for
      United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the
      Transferor has conducted such an investigation.

                                   Very truly yours,

                                   _____________________________________________
                                        (Transferor)

                                   Name:________________________________________

                                   Title:_______________________________________

                                      G-2-2

                                   EXHIBIT H-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                                                          [Date]

Standard & Poor's Ratings Services
55 Water Street
New York, New York 10041-0003

Fitch, Inc.
One State Street Plaza
New York, New York 10001

Ladies and Gentlemen:

            This notice is being delivered pursuant to Section 6.09 of the
Pooling and Servicing Agreement dated as of August 1, 2007 relating to Merrill
Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates,
Series 2007-C1 (the "Agreement"). Any term with initial capital letters not otherwise defined in this notice has the meaning given such term in the
Agreement.

            Notice is hereby given that the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have designated
[name of proposed special servicer] to serve as the Special Servicer under the
Agreement.

            The designation of [name of proposed special servicer] as Special
Servicer will become final if certain conditions are met and on the date you will deliver to U.S. Bank National Association, the trustee under the Agreement
(the "Trustee"), a written confirmation stating that the appointment of the person designated to become the Special Servicer will not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates.

                                      H-1-1

            Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                   Very truly yours,

                                   U.S. BANK NATIONAL ASSOCIATION

                                   By:__________________________________________
                                         Name
                                         Title:

Standard & Poor's Ratings Services.     Fitch, Inc.

By: _________________________           By: _________________________
         Name:                                   Name:
         Title:                                  Title:

Date:________________________           Date:________________________

                                      H-1-2

                                   EXHIBIT H-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                                                          [Date]

U.S. Bank National Association
One Federal Street, 3rd Floor
Mailcode: Ex-Ma-FED
Boston, Massachusetts 02110-2004
Attention: Structured Finance Administration, Merrill Lynch Mortgage Trust
2007-C1

      Re:   Merrill Lynch Mortgage Trust 2007-C1
            Commercial Mortgage Pass-Through Certificates, Series 2007-C1

Ladies & Gentlemen:

            Pursuant to Section 6.09 of the Pooling and Servicing Agreement
dated as of August 1, 2007 relating to Merrill Lynch Mortgage Trust 2007-C1,
Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (the "Agreement"),
the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as Special Servicer under, and as defined in, the
Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein as Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 3.23(b) of the Agreement as if it were the Special Servicer hereunder.

                                   [Name of Proposed Special Servicer]
                                   _____________________________________________

                                   By:__________________________________________

                                        Name____________________________________

                                        Title:__________________________________

                                      H-2-1

                                   EXHIBIT I-1

                        FORM OF INFORMATION REQUEST FROM
                     CERTIFICATEHOLDER OR CERTIFICATE OWNER

                                                   ______________________, 200__

Merrill Lynch Mortgage Investors, Inc.      Centerline Servicing Inc.
4 World Financial Center                    5221 N. O'Connor Boulevard,
250 Vesey Street, 16th Floor                Suite 600
New York, New York 10080                    Irving, Texas 75039

KeyCorp Real Estate Capital Markets, Inc.   Wells Fargo Bank, National Association
911 Main Street                             9062 Old Annapolis Road
Kansas City, Missouri 64105                 Columbia, Maryland 21045
                                            Attention: Corporate Trust Services (CMBS)
                                            Merrill Lynch Mortgage Trust 2007-C1

Wells Fargo Bank, National Association      U.S. Bank National Association
45 Freemont, Second Floor                   Corporate Trust Services
San Francisco, California 94105             One Federal Street, 3rd Floor
                                            Boston, Massachusetts 02110

      Re:   Merrill Lynch Mortgage Trust 2007-C1
            Commercial Mortgage Pass-Through Certificates, Series 2007-C1

            In accordance with the Pooling and Servicing Agreement dated as of
August 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch
Mortgage Investors, Inc., as depositor (the "Depositor"), KeyCorp Real Estate
Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers"),
Centerline Servicing Inc., as special servicer (the "Special Servicer"), U.S.
Bank National Association, as trustee (the "Trustee"), Wells Fargo Bank,
National Association, as certificate administrator (the "Certificate
Administrator"), and LaSalle Bank National Association, as custodian (the
"Custodian"), with respect to the Merrill Lynch Mortgage Trust 2007-C1,
Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (the
"Certificates"), the undersigned (the "Investor") hereby certifies and agrees as follows:

            1.    The Investor is a [holder] [beneficial owner] of [$__________
aggregate [Certificate Principal Balance/Certificate Notional Amount] of] [a
___% Percentage Interest in] the Class ____ Certificates.

            2.    The Investor is requesting access to the following information
(the "Information") solely for use in evaluating the Investor's investment in the Certificates:

            ___         The information available on the Master Servicers'
                        internet websites pursuant to Section 3.15 of the
                        Pooling and Servicing Agreement.

            ___         The information available on the Trustee's internet
                        website pursuant to Sections 3.15 and 4.02 of the
                        Pooling and Servicing Agreement.

                                      I-1-2

            ___         The information identified on Schedule I attached hereto
                        pursuant to Sections 3.15 and 4.02 of the Pooling and
                        Servicing Agreement.

            3.    In consideration of either Master Servicer's or the
Certificate Administrator's disclosure to the Investor of the Information, the
Investor will keep the Information confidential (except from such outside
Persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the applicable Master Servicer, the Trustee or the Certificate Administrator, as applicable, be disclosed by the
Investor or by its Affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the
"Representatives") in any manner whatsoever, in whole or in part; provided, that the Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that the Investor may provide all or any part of the Information to its auditors, legal counsel and regulators; and provided further, that the Investor shall not be obligated to keep confidential any Information that has previously been made available on an unrestricted basis and without a password via the
Trustee's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Securities and Exchange Commission.

            4.    The Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of
1934, as amended, or that would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

            5.    The Investor hereby acknowledges and agrees that:

            (a)   Neither of the Master Servicers nor the Trustee will make any representations or warranties as to the accuracy or
                  completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its internet website;

            (b)   Neither of the Master Servicers nor the Trustee has undertaken any obligation to verify the accuracy or completeness of any information provided by a Mortgagor, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective internet website;

            (c)   Any transmittal of any report, document or other information to the Investor by either Master Servicer or the Trustee is subject to, which transmittal may (but need not be)
                  accompanied by a letter containing, the following provision:

                        By receiving the information set forth herein, you
                        hereby acknowledge and agree that the United States
                        securities laws restrict any person who possesses
                        material, non-public information regarding the Trust
                        which issued Merrill Lynch Mortgage Investors, Inc.,
                        Commercial Mortgage Pass-Through Certificates, Series
                        2007-C1, from purchasing or selling such Certificates in
                        circumstances where the other party to the transaction
                        is not also in possession of such information. You also
                        acknowledge and agree that such

                                      I-1-3

                        information is being provided to you for the purposes
                        of, and such information may be used only in connection
                        with, evaluation by you or another Certificateholder,
                        Certificate Owner or prospective purchaser of such
                        Certificates or beneficial interest therein;

            (d)   When delivering any report, document or other information
                  pursuant to this request, either Master Servicer or the
                  Trustee may (i) indicate the source thereof and may affix
                  thereto any disclaimer it deems appropriate in its discretion and (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any Underwriter, any Rating Agency or Certificateholders or Certificate Owners.

            6.    The Investor agrees to indemnify and hold harmless the Master
Servicers, the Special Servicer, the Depositor, the Trustee, the Certificate
Administrator, the Custodian and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by the Investor or any of its Representatives. The Investor
also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by the
Investor or any of its Representatives and that either Master Servicer, the
Trustee or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

            Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                [CERTIFICATEHOLDER] [BENEFICIAL
                                OWNER OF A CERTIFICATE]

                                By:_____________________________________________

                                Name____________________________________________

                                Title:__________________________________________

                                Telephone No.:__________________________________

                                      I-1-4

                                   SCHEDULE I

                        [DESCRIBE INFORMATION REQUESTED]

                                      I-1-5

                                   EXHIBIT I-2

              FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR

                                                   ______________________, 200__

Merrill Lynch Mortgage Investors, Inc.     Centerline Servicing Inc.
4 World Financial Center                   5221 N. O'Connor Boulevard,
250 Vesey Street, 16th Floor               Suite 600
New York, New York 10080                   Irving, Texas 75039

KeyCorp Real Estate Capital Markets, Inc.  Wells Fargo Bank, National Association
911 Main Street                            9062 Old Annapolis Road
Kansas City, Missouri 64105                Columbia, Maryland 21045
                                           Attention: Corporate Trust Services (CMBS)
                                           Merrill Lynch Mortgage Trust 2007-C1

Wells Fargo Bank, National Association     U.S. Bank National Association
45 Freemont, Second Floor                  Corporate Trust Services
San Francisco, California 94105            One Federal Street, 3rd Floor
                                           Boston, Massachusetts 02110

Re:   Merrill Lynch Mortgage Trust 2007-C1
      Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (the
      "Certificates")

      In accordance with the Pooling and Servicing Agreement dated as of August
1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage
Investors, Inc., as depositor (the "Depositor"), KeyCorp Real Estate Capital
Markets, Inc. and Wells Fargo Bank, National Association, as master servicers
(each, a "Master Servicer" and collectively, the "Master Servicers"), Centerline
Servicing Inc., as special servicer (the "Special Servicer"), U.S. Bank National
Association, as trustee (the "Trustee"), Wells Fargo Bank, National Association,
as certificate administrator (the "Certificate Administrator"), and LaSalle Bank
National Association, as custodian (the "Custodian"), with respect to the
Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
Certificates, Series 2007-C1 (the "Certificates"), the undersigned (the
"Investor") hereby certifies and agrees as follows:

      1.    The Investor is contemplating an investment in the Class ____
            Certificates.

      2.    The Investor is requesting access to the following information (the
            "Information") solely for use in evaluating such possible investment in the Certificates:

            ___   The information available on the Master Servicers' internet websites pursuant to Section 3.15 of the Pooling and Servicing
                  Agreement.

            ___   The information available on the Trustee's internet website pursuant to Sections 3.15 and 4.02 of the Pooling and
                  Servicing Agreement.

                                      I-2-1

            ___   The information identified on Schedule I attached hereto
                  pursuant to Sections 3.15 and 4.02 of the Pooling and
                  Servicing Agreement.

      3.    In consideration of either Master Servicer's, the Trustee's or the
            Certificate Administrator's disclosure to the Investor of the
            Information, the Investor will keep the Information confidential
            (except from such outside Persons as are assisting it in evaluating the Information in connection with the Investor's possible investment), and such Information will not, without the prior written consent of either Master Servicer or the Trustee, as applicable, be disclosed by the Investor or by its Affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the
            "Representatives") in any manner whatsoever, in whole or in part;
            provided, that the Investor may provide all or any part of the
            Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such
            Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that the Investor may provide all or any part of the
            Information to its auditors, legal counsel and regulators; and
            provided further, that the Investor shall not be obligated to keep confidential any Information that has previously been made available on an unrestricted basis and without a password via the Trustee's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Securities and Exchange Commission.

      4.    The Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities
            Act of 1933, as amended (the "Securities Act"), or the Securities
            Exchange Act of 1934, as amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the
            Securities Act.

      5.    The Investor hereby acknowledges and agrees that:

            (a)   Neither of the Master Servicers nor the Trustee will make any representations or warranties as to the accuracy or
                  completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its internet website;

            (b)   Neither of the Master Servicers nor the Trustee has undertaken any obligation to verify the accuracy or completeness of any information provided by a Mortgagor, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective internet website;

            (c)   Any transmittal of any report, document or other information to the Investor by either Master Servicer or the Trustee is subject to, which transmittal may (but need not be)
                  accompanied by a letter containing, the following provision:

                        By receiving the information set forth herein, you
                        hereby acknowledge and agree that the United States
                        securities laws restrict any person who possesses
                        material, non-public information regarding the Trust
                        which issued Merrill Lynch Mortgage Investors, Inc.,
                        Commercial Mortgage

                                      I-2-2

                        Pass-Through Certificates, Series 2007-C1, from
                        purchasing or selling such Certificates in circumstances
                        where the other party to the transaction is not also in
                        possession of such information. You also acknowledge and
                        agree that such information is being provided to you for
                        the purposes of, and such information may be used only
                        in connection with, evaluation by you or another
                        Certificateholder, Certificate Owner or prospective
                        purchaser of such Certificates or beneficial interest
                        therein;

            (d)   When delivering any report, document or other information
                  pursuant to this request, either Master Servicer or the
                  Trustee may (i) indicate the source thereof and may affix
                  thereto any disclaimer it deems appropriate in its discretion and (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any Underwriter, any Rating Agency or Certificateholders or Certificate Owners.

      6.    The Investor agrees to indemnify and hold harmless the Master
            Servicers, the Special Servicer, the Depositor, the Trustee, the
            Certificate Administrator, the Custodian and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by the Investor or any of its Representatives. The Investor also acknowledges and agrees that money damages would be both
            incalculable and an insufficient remedy for any breach of the terms of this letter by the Investor or any of its Representatives and that either Master Servicer, the Trustee or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

      Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

      IN WITNESS WHEREOF, the Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                   [PROSPECTIVE PURCHASER]

                                   By:__________________________________________

                                        Name____________________________________

                                        Title:__________________________________

                                        Telephone No.:__________________________

                                      I-2-3

                                   SCHEDULE I

                        [DESCRIBE INFORMATION REQUESTED]

                                      I-2-4

                                    EXHIBIT J

               FORM OF EXCHANGE ACT REPORTABLE EVENT NOTIFICATION

VIA EMAIL:         DAVID_RODGERS@ML.COM
VIA TELEPHONE:  212-449-3611*
VIA OVERNIGHT MAIL:
[* IF NOTICE IS GIVEN BY TELEPHONE, SIMILAR NOTICE SHOULD ALSO BE GIVEN BY
E-MAIL]

Merrill Lynch Mortgage Investors, Inc., as Depositor
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York 10080

Attention: David Rodgers or Director, CMBS Securitizations

            Re:   Exchange Act Reportable Event Disclosure

Ladies and Gentlemen:

            In accordance with Section 8.16 of the Pooling and Servicing
Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"),
among Merrill Lynch Mortgage Investors, Inc., as depositor, KeyCorp Real Estate
Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers, Centerline Servicing Inc., as special servicer, U.S. Bank National
Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, and LaSalle Bank National Association, as custodian, the undersigned, as [____________], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D]
[10-K] [8-K].

Description of Exchange Act Reportable Event:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

List of any Attachments hereto to be included in the Exchange Act Reportable
Event Disclosure:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                       J-1

            Any inquiries related to this notification should be directed to
[_______________], phone number: [_________]; email address: [_______________].

                                   [NAME OF PARTY],
                                   as [role]

                                   By: _________________________________________
                                       Name:
                                       Title:

                                       J-2

                                    EXHIBIT K

                        FORM OF DEFEASANCE CERTIFICATION

       FOR LOANS HAVING A PRINCIPAL BALANCE OF LESS THAN (A) $20,000,000,
      AND (B) 5% OF OUTSTANDING POOL BALANCE, AND WHICH LOAN IS NOT ONE OF
                   THE 10 LARGEST LOANS IN THE RESPECTIVE POOL

To:   [ ]

From: KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National
      Association, in their capacity as Master Servicers (the "Master
      Servicers") under the Pooling and Servicing Agreement dated as of August
      1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch
      Mortgage Investors, Inc., as depositor, KeyCorp Real Estate Capital
      Markets, Inc. and Wells Fargo Bank, National Association, as master servicers, Centerline Servicing Inc., as special servicer, U.S. Bank
      National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, and LaSalle Bank National Association, as custodian.

Date: _________, 20___

Re:   Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through
      Certificates, Series 2007-C1 -- Mortgage Loan (the "Mortgage Loan")
      heretofore secured by real property known as _______.

      Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

      THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE
UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD
SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR
STANDARD OF CARE GREATER THAN THE DUTIES OF THE MASTER SERVICER UNDER THE
POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

      We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing
Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            1.    The Mortgagor has consummated a defeasance of the Mortgage
                  Loan of the type checked below:

                                       K-1

                  ____  a full defeasance of the entire outstanding principal balance ($___________) of the Mortgage Loan; or

                  ____  a partial defeasance of a portion ($__________) of the
                        Mortgage Loan that represents ___% of the entire
                        principal balance of the Mortgage Loan ($__________);

            2.    The defeasance was consummated on __________, 20__.

            3.    The defeasance was completed in all material respects in
                  accordance with the conditions for defeasance specified in the
                  Mortgage Loan documents and in accordance with the Servicing
                  Standard.

            4.    The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury,
                  (ii) direct debt obligations of the Federal National Mortgage
                  Association, (iii) direct debt obligations of the Federal Home
                  Loan Mortgage Corporation, or (iv) interest-only direct debt obligations of the Resolution Funding Corporation. Such
                  defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not subject to prepayment, call or early redemption.

            5.    After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the
                  original Mortgagor, (ii) is a Single-Purpose Entity (as
                  defined in the [ ] Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original
                  Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Mortgage Loan documents, or (v) has delivered a letter from [ ] confirming that the organizational documents of such
                  Defeasance Obligor were previously approved by Standard &
                  Poor's. The Defeasance Obligor owns no assets other than
                  defeasance collateral and (only in the case of the original
                  Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement
                  (the "Pool").

            6.    If such Defeasance Obligor (together with its affiliates)
                  holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $20
                  Million or more than five percent (5%) of the aggregate
                  certificate balance of the Certificates as of the date of the most recent Distribution Date Statement received by the Master
                  Servicer (the "Current Report").

            7.    The defeasance documents require that the defeasance
                  collateral be credited to an eligible account (as defined in the [ ] Criteria) that must be maintained as a securities
                  account by a securities intermediary that is at all times an
                  Eligible Institution (as defined in the [ ] Criteria). The securities intermediary may

                                       K-2

                  reinvest proceeds of the defeasance collateral only in
                  Permitted Investments (as defined in the Pooling and Servicing
                  Agreement).

            8.    The securities intermediary is obligated to pay from the
                  proceeds of the defeasance collateral, directly to the Master
                  Servicer's Collection Account, all scheduled payments on the
                  Mortgage Loan or, in a partial defeasance, not less than 125%
                  of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the
                  "Scheduled Payments").

            9.    The Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any
                  earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its
                  Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled
                  Payments within four (4) months after the date of receipt,
                  (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor's interest
                  expense for the Mortgage Loan (or the allocated portion
                  thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment
                  Date will occur, when interest income will exceed interest expense.

            10.   The Master Servicer received opinions of counsel that, subject to customary qualifications and exceptions, (i) the defeasance will not cause the Trust to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements
                  executed by the Mortgagor and the Defeasance Obligor in
                  connection with the defeasance are enforceable against them in accordance with their terms, and (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

            11.   The agreements executed in connection with the defeasance (i)
                  prohibit subordinate liens against the defeasance collateral,
                  (ii) provide for payment from sources other than the
                  defeasance collateral of all fees and expenses of the
                  securities intermediary for administering the defeasance and the securities account and all fees and expenses of
                  maintaining the existence of the Defeasance Obligor, (iii)
                  permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the
                  Mortgage Loan has been paid in full, (iv) include
                  representations and/or covenants of the Mortgagor and/or
                  securities intermediary substantially as set forth on Exhibit
                  B hereto, (v) provide for survival of such representations;
                  and (vi) do not permit waiver of such representations and
                  covenants.

            12.   The outstanding principal balance of the Mortgage Loan
                  immediately before the defeasance was less than $20,000,000 and less than 5% of the aggregate certificate balance of the
                  Certificates as of the date of the Current Report. The
                  Mortgage Loan is not one of the ten (10) largest loans in the
                  Mortgage Pool.

                                       K-3

            13.   Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be
                  provided to you upon request.

            14.   The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

      IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.

                                   KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                                   WELLS FARGO BANK NATIONAL ASSOCIATION
                                   as Master Servicer

                                   By:__________________________________________
                                   Name:
                                   Title:

                                       K-4

                                    EXHIBIT L

                           RELEVANT SERVICING CRITERIA

------------------------------------------------------------------------------------------------------------------------
                                                                                                   RELEVANT SERVICING
                                                SERVICING CRITERIA                                      CRITERIA
------------------------------------------------------------------------------------------------------------------------
     REFERENCE                                         CRITERIA
------------------------------------------------------------------------------------------------------------------------
                                           GENERAL SERVICING CONSIDERATIONS
------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(i)         Policies and procedures are instituted to monitor any performance or             Certificate
                      other triggers and events of default in accordance with the transaction         Administrator
                      agreements.                                                                   Master Servicers
                                                                                                    Special Servicer
------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(ii)        If any material servicing activities are outsourced to third parties,            Certificate
                      policies and procedures are instituted to monitor the third party's             Administrator
                      performance and compliance with such servicing activities.                    Master Servicers
                                                                                                    Special Servicer
------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(iii)       Any requirements in the transaction agreements to maintain a back-up                 N/A
                      servicer for the mortgage loans are maintained.
------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(iv)        A fidelity bond and errors and omissions policy is in effect on the party     Master Servicers
                      participating in the servicing function throughout the reporting period       Special Servicer
                      in the amount of coverage required by and otherwise in accordance with            Custodian
                      the terms of the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

                                          CASH COLLECTION AND ADMINISTRATION
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(i)         Payments on mortgage loans are deposited into the appropriate custodial          Certificate
                      bank accounts and related bank clearing accounts no more than two               Administrator
                      business days following receipt, or such other number of days specified       Master Servicers
                      in the transaction agreements.                                                Special Servicer
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(ii)        Disbursements made via wire transfer on behalf of an obligor or to an         Master Servicers
                      investor are made only by authorized personnel.
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(iii)       Advances of funds or guarantees regarding collections, cash flows or          Master Servicers
                      distributions, and any interest or other fees charged for such advances,      Special Servicer
                      are made, reviewed and approved as specified in the transaction                    Trustee*
                      agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(iv)        The related accounts for the transaction, such as cash reserve accounts          Certificate
                      or accounts established as a form of overcollateralization, are                 Administrator
                      separately maintained (e.g., with respect to commingling of cash) as set      Master Servicers
                      forth in the transaction agreements.                                          Special Servicer
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(v)         Each custodial account is maintained at a federally insured depository           Certificate
                      institution as set forth in the transaction agreements. For purposes of         Administrator
                      this criterion, "federally insured depository institution" with respect       Master Servicers
                      to a foreign financial institution means a foreign financial institution      Special Servicer
                      that meets the requirements of Rule 13k-1(b)(1) under the Securities
                      Exchange Act.
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vi)        Unissued checks are safeguarded so as to prevent unauthorized access.
                                                                                                       Certificate
                                                                                                      Administrator
                                                                                                    Master Servicers
                                                                                                    Special Servicer
------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vii)        Reconciliations are prepared on a monthly basis for all asset-backed            Certificate
                      securities related bank accounts, including custodial accounts and              Administrator
                      related bank clearing accounts. These reconciliations are (A)                 Master Servicers
                      mathematically accurate; (B) prepared within 30 calendar days after the       Special Servicer
                      bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

                                       L-1

------------------------------------------------------------------------------------------------------------------------
                                                                                                   RELEVANT SERVICING
                                                SERVICING CRITERIA                                      CRITERIA
------------------------------------------------------------------------------------------------------------------------
     REFERENCE                                         CRITERIA
------------------------------------------------------------------------------------------------------------------------

                                          INVESTOR REMITTANCES AND REPORTING
------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)         Reports to investors, including those to be filed with the Commission,           Certificate
                      are maintained in accordance with the transaction agreements and                Administrator
                      applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D)
                      agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting
                      Servicer.
------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(ii)        Amounts due to investors are allocated and remitted in accordance with           Certificate
                      timeframes, distribution priority and other terms set forth in the              Administrator
                      transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(iii)       Disbursements made to an investor are posted within two business days to         Certificate
                      the  servicer's investor records, or such other number of days specified        Administrator
                      in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(iv)        Amounts remitted to investors per the investor reports agree with                Certificate
                      cancelled checks, or other form of payment, or custodial bank statements.       Administrator
------------------------------------------------------------------------------------------------------------------------

                                              POOL ASSET ADMINISTRATION
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(i)         Collateral or security on mortgage loans is maintained as required by the        Certificate
                      transaction agreements or related mortgage loan documents.                      Administrator
                                                                                                    Master Servicers
                                                                                                    Special Servicer
                                                                                                        Custodian
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ii)        Mortgage loans and related documents are safeguarded as required by the          Certificate
                      transaction agreements                                                          Administrator
                                                                                                    Master Servicers
                                                                                                    Special Servicer
                                                                                                        Custodian
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(iii)       Any additions, removals or substitutions to the asset pool are made,
                      reviewed and approved in accordance with any conditions or requirements          Certificate
                      in the transaction agreements.                                                  Administrator
                                                                                                    Master Servicers
                                                                                                    Special Servicer
                                                                                                        Custodian
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(iv)        Payments on mortgage loans, including any payoffs, made in accordance         Master Servicers
                      with the related mortgage loan documents are posted to the servicer's         Special Servicer
                      obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(v)         The reporting servicer's records regarding the mortgage loans agree with      Master Servicers
                      the reporting servicer's records with respect to an obligor's unpaid principal balance.
------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)
                      Changes with respect to the terms or status of an obligor's mortgage          Master Servicers
                      loans (e.g., loan modifications or re-agings) are made, reviewed and           Special Servicer
                      approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(vii)       Loss mitigation or recovery actions (e.g., forbearance plans,                 Special Servicer
                      modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(viii)      Records documenting collection efforts are maintained during the period a     Master Servicers
                      mortgage loan is delinquent in accordance with the transaction                Special Servicer
                      agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ix)        Adjustments to interest rates or rates of return for mortgage loans with      Master Servicers
                      variable rates are computed based on the related mortgage loan documents.
------------------------------------------------------------------------------------------------------------------------

                                       L-2

------------------------------------------------------------------------------------------------------------------------
                                                                                                   RELEVANT SERVICING
                                                SERVICING CRITERIA                                      CRITERIA
------------------------------------------------------------------------------------------------------------------------
     REFERENCE                                         CRITERIA
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(x)         Regarding any funds held in trust for an obligor (such as escrow              Master Servicers
                      accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xi)        Payments made on behalf of an obligor (such as tax or insurance payments)     Master Servicers
                      are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xii)       Any late payment penalties in connection with any payment to be made on       Master Servicers
                      behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xiii)      Disbursements made on behalf of an obligor are posted within two business     Master Servicers
                      days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xiv)        Delinquencies, charge-offs and uncollectible accounts are recognized and     Master Servicers
                      recorded in accordance with the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xv)        Any external enhancement or other support, identified in Item 1114(a)(1)             N/A
                      through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

* Only if such advances are made by the Trustee

                                       L-3

                                   EXHIBIT M-1

                         FORM OF PURCHASE OPTION NOTICE

                                                                          [Date]

[Purchase Option Holder]

      Re:   Merrill Lynch Mortgage Trust 2007-C1
            Commercial Mortgage Pass-Through Certificates, Series 2007-C1

Ladies and Gentlemen:

            You are the holder of an assignable option (the "Purchase Option")
to purchase Mortgage Loan number ___ from the Trust Fund, pursuant to Section
3.18 of the Pooling and Servicing Agreement (the "Pooling and Servicing
Agreement") dated as of August 1, 2007, by and among Merrill Lynch Mortgage
Investors, Inc., as depositor, KeyCorp Real Estate Capital Markets, Inc. and
Wells Fargo Bank, National Association, as master servicers, Centerline
Servicing Inc., as special servicer, U.S. Bank National Association, as trustee,
Wells Fargo Bank, National Association, as certificate administrator, and
LaSalle Bank National Association, as custodian. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and
Servicing Agreement.

            This notice is to inform you that the exercise of your Purchase
Option in respect of Mortgage Loan number ___, pursuant to your Purchase Option
Notice dated , a copy of which is attached hereto, is effective. Pursuant to
Section 3.18 of the Pooling and Servicing Agreement and your Purchase Option
Notice, closing of [your] [ 's] acquisition of Mortgage Loan number shall occur within ten (10) Business Days of your receipt of this notice, at the place and in the manner described below.

            [Describe closing mechanics. Describe documents or instruments required to be prepared by Purchase Option Holder in connection with assignment and release of the related Mortgage Loan.]

            Upon payment of the Option Price, Mortgage Loan number and the related Mortgaged Property will be released and the related Mortgage Loan File will be delivered to [you] [ ] or at [your] [_________'s] direction.

            Drafts of such instruments of transfer or assignment, in each case without recourse, reasonably necessary to vest in [you] or [ ] the ownership of
Mortgage Loan number , together with [describe other documents or instruments reasonably required to consummate the purchase] should be delivered to [ ] for review as soon as is practicable.

            [Provide Special Servicer contact information.]

                                      M-1-1

            Please acknowledge receipt of this letter by signing the enclosed copy and return it to my attention.

                                      Sincerely,     ___________________________
                                      By:            ___________________________
                                      Name:          ___________________________
                                      Title:         ___________________________

Purchase Option Holder's Acknowledgment
By:          _______________________________
Name:        _______________________________
Title:       _______________________________
Date:        _______________________________

                                      M-1-2

                                   EXHIBIT M-2

                      FORM OF PURCHASE OPTION ASSIGNMENT BY
                              THE SPECIAL SERVICER

      THIS ASSIGNMENT OF PURCHASE OPTION (this "Assignment") is made effective as of [________] by and between Centerline Servicing Inc. ("Assignor") and
[_______________] ("Assignee") in connection with (i) the Pooling and Servicing
Agreement

      dated as of August 1, 2007 (the "Agreement"), by and among Merrill Lynch
Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets,
Inc. and Wells Fargo Bank, National Association, as Master Servicers, Centerline
Servicing Inc., as Special Servicer, U.S. Bank National Association, as trustee
(the "Trustee"), Wells Fargo Bank, National Association, as certificate administrator, and LaSalle Bank National Association, as custodian, with respect to the Merrill Lynch Mortgage Trust 2007-C1, Series 2007-C1 (the "Series 2007-C1
Securitization"), and (ii) the transfer of the Loan (defined below) to Assignee.

      Capitalized terms used but not otherwise defined in this Assignment shall have the respective meanings assigned to them in the Agreement.

      1.    The Trust is the owner of a Mortgage Loan in the original principal amount of $[________] that is included in the Series 2007-C1 Securitization and is secured by the Mortgaged Property commonly known as
[___________________________] (the "Loan"). The Loan is a Defaulted Mortgage
Loan under the Agreement and is being serviced and administered by Assignor in its capacity as Special Servicer.

      2.    Assignor, (i) pursuant to Section 3.18(c) of the Agreement, is the deemed assignee of the Purchase Option with respect to such Loan [for a 15-day period], (ii) pursuant to Section 3.18(c) of the Agreement, has the unconditional right to assign the Purchase Option to a third party, and (iii)
has given all notices, if any, required to be given to any Person in order to assign the Purchase Option and for the assignee thereof to exercise the Purchase
Option and purchase the Loan pursuant thereto.

      3.    Assignee intends to purchase the Loan in compliance with the
Agreement and has requested that Assignor assign the Purchase Option to
Assignee, and Assignor desires to assign the Purchase Option to Assignee, pursuant to the terms and conditions of this Assignment.

      NOW THEREFORE, the parties agree as follows:

      For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to
Assignee all of Assignor's right, title and interest in and to the Purchase
Option with respect to the Loan under Section 3.18 of the Agreement without any representation or warranty of any kind whatsoever.

      This Assignment is being executed by Assignee and Assignor and shall be binding upon Assignee, Assignor and the respective permitted successors and assigns of each of them, for the uses and purposes set forth above and shall be effective as of the date set forth above. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Nothing in this
Assignment shall be

                                      M-2-1

      deemed to create or imply any right or benefit in any person other than
Assignee, Assignor or their respective permitted successors and assigns.

      IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first set forth above.

      ASSIGNOR:                    CENTERLINE SERVICING INC.

                                   By:_______________________________________
                                   Name:_____________________________________
                                   Title:____________________________________

      ASSIGNEE:                    [ASSIGNEE]

                                   By:_______________________________________
                                   Name:_____________________________________
                                   Title:____________________________________

      ASSIGNEE CONTACT INFORMATION:

      Address:______________________________
      ______________________________________
      ______________________________________
      Telephone No.:________________________
      Facsimile:____________________________

                                      M-2-2

                                   EXHIBIT M-3

                       FORM OF PURCHASE OPTION ASSIGNMENT
                   BY PLURALITY SUBORDINATE CERTIFICATEHOLDER

      THIS ASSIGNMENT OF PURCHASE OPTION (this "Assignment") is made effective as of [________] by and between Plurality Subordinate Certificateholder(s)
("Assignor") and [_______________] ("Assignee") in connection with (i) the
Pooling and Servicing Agreement dated as of August 1, 2007 (the "Agreement"), by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real
Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as
Master Servicers, Centerline Servicing Inc., as Special Servicer, U.S. Bank
National Association, as Trustee, Wells Fargo Bank, National Association, as
Certificate Administrator, and LaSalle Bank National Association, as Custodian,
with respect to the Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage
Pass-Through Certificates, Series 2007-C1 (the "Series 2007-C1 Securitization"),
and (ii) the transfer of the Loan (defined below) to Assignee.

      Capitalized terms used but not otherwise defined in this Assignment shall have the respective meanings assigned to them in the Agreement.

      1.    The Trust is the owner of a Mortgage Loan in the original principal amount of $[________] that is included in the Series 2007-C1
            Securitization and is secured by the Mortgaged Property commonly known as [___________________________] (the "Loan"). The Loan is a
            Defaulted Mortgage Loan under the Agreement and is being serviced and administered by Centerline Servicing Inc. as Special Servicer.

      2.    Assignor (i) is the Plurality Subordinate Certificateholder under the Agreement, (ii) pursuant to Section 3.18(c) of the Agreement, holds a Purchase Option with respect to the Loan, (iii) pursuant to
            Section 3.18 of the Agreement, has the unconditional right to assign the Purchase Option to a third party, and (iv) has given all notices, if any, required to be given to any Person in order to assign the Purchase Option and for the assignee thereof to exercise the Purchase Option and purchase the Loan pursuant thereto.

      3.    Assignee intends to purchase the Loan in compliance with the
            Agreement and has requested that Assignor assign the Purchase Option to Assignee, and Assignor desires to assign the Purchase Option to
            Assignee, pursuant to the terms and conditions of this Assignment.

      NOW THEREFORE, the parties agree as follows:

      For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to
Assignee all of Assignor's right, title and interest in and to the Purchase
Option with respect to the Loan under Section 3.18 of the Agreement without any representation or warranty of any kind whatsoever.

      This Assignment is being executed by Assignee and Assignor and shall be binding upon Assignee, Assignor and the respective permitted successors and assigns of each of them, for the uses and purposes set forth above and shall be effective as of the date set forth above. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of

                                      M-3-1

which together shall constitute one and the same instrument. Nothing in this
Assignment shall be deemed to create or imply any right or benefit in any person other than Assignee, Assignor or their respective permitted successors and assigns.

      IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first set forth above.

      ASSIGNOR:                    PLURALITY SUBORDINATE
                                   CERTIFICATEHOLDER

                                   By:

                                   Name:____________________________________
                                   Title:___________________________________

      ASSIGNEE:                    [ASSIGNEE]

                                   By:______________________________________
                                   Name:____________________________________
                                   Title:___________________________________

      ASSIGNEE CONTACT INFORMATION:

      Address:______________________________
      ______________________________________
      ______________________________________
      Telephone No.:________________________
      Facsimile:____________________________

                                      M-3-2

                                    EXHIBIT N

                                   [RESERVED]

                                       N-1

                                    EXHIBIT O

              FORM OF SARBANES-OXLEY CERTIFICATION BY THE DEPOSITOR

Re:   Merrill Lynch Mortgage Trust 2007-C1 (the "Trust"), Commercial Mortgage
      Pass-Through Certificates, Series 2007-C1

      I, [identify the certifying individual], certify that (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, dated as August 1, 2007 (the "Pooling and
Servicing Agreement"), and relating to the Trust:

      1.    I have reviewed this annual report on Form 10-K, and all reports on
Form 10-D required to be filed in respect of the period covered by this annual report on Form 10-K of the Trust (the "Exchange Act Periodic Reports");

      2.    Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;;

      3.    Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

      4.    Based on my knowledge and the servicer compliance statement(s)
required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, each Master Servicer and the
Special Servicer have fulfilled their obligations under the Pooling and
Servicing Agreement in all material respects; and

      5.    All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of
Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

      In giving the certifications set forth above, I have reasonably relied on information provided to me by the following unaffiliated parties: KeyCorp Real
Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as
Master Servicers, Centerline Servicing Inc., as Special Servicer, and U.S. Bank
National Association, as Trustee.

Date:   _________________________

Merrill Lynch Mortgage Investors, Inc.

________________________________
[name of certifying individual]
[title of certifying individual]

                                       O-1

                                   EXHIBIT P-1

                      FORM OF CERTIFICATION TO BE PROVIDED
                    BY THE MASTER SERVICERS TO THE DEPOSITOR

Re:   Merrill Lynch Mortgage Trust 2007-C1 (the "Trust"), Commercial Mortgage
      Pass-Through Certificates, Series 2007-C1 (the "Certificates")

            I, [identify the certifying individual], a [title] of [Master
Servicer] (the "Master Servicer"), on behalf of [Master Servicer], certify to
Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as of August 1, 2007 (the "Pooling and
Servicing Agreement") and relating to the Trust and the Certificates
(capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.    I (or persons under my supervision) have reviewed the servicing reports
      (the "Servicing Reports") relating to the Trust delivered by the Master
      Servicer to the Trustee pursuant to the Pooling and Servicing Agreement during the fiscal year 20__ (the "Fiscal Year");

2.    Based on my knowledge (and assuming (a) the accuracy of the statements required to be made in the corresponding Performance Certification delivered by the Special Servicer pursuant to Section 8.16(b) of the
      Pooling and Servicing Agreement and (b) that the information regarding the
      Mortgage Loans, the Mortgagors and the Mortgaged Properties in the
      Prospectus Supplement (the "Mortgage Information") does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in the light of the circumstances under which such statements were made, not misleading (but only to the extent that such Mortgage Information was used by the Master Servicer to prepare the Servicing Report; provided, however, the Master Servicer has provided any additional information of which it had actual knowledge to the extent such information updated the Mortgage Information and was required to be provided by the Master Servicer pursuant to the Pooling and
      Servicing Agreement)), the servicing information in the Servicing Reports taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Fiscal Year;

3.    Based on my knowledge (and assuming the accuracy of the statements required to be made in the corresponding Performance Certification delivered by the Special Servicer pursuant to Section 8.16(b) of the
      Pooling and Servicing Agreement), all servicing information required to be provided to the Trustee by the Master Servicer under the Pooling and
      Servicing Agreement for inclusion in the reports to be filed by the
      Trustee with the Securities and Exchange Commission pursuant to the
      Pooling and Servicing Agreement with respect to the Fiscal Year is included in the Servicing Reports;

4.    I am responsible for reviewing the activities performed by the Master
      Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in

                                      P-1-1

      preparing the servicer compliance statement required in accordance with item 1123 of Regulation AB under the Pooling and Servicing Agreement with respect to the Master Servicer, and except as disclosed in such servicer compliance statement delivered by the Master Servicer under the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Fiscal Year.

5.    The Master Servicer's report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Master Servicer
      (in accordance with Item 1122 of Regulation AB) in accordance with the
      Pooling and Servicing Agreement discloses all material instances of noncompliance by the Master Servicer with the Relevant Servicing Criteria.

      In addition, notwithstanding the foregoing certifications under clauses
(2) and (3) above, the Master Servicer does not make any certification under such clauses (2) and (3) above with respect to the information in the Servicing
Reports referred to in such clauses (2) and (3) above that is in turn dependent upon information provided by the Special Servicer under the Pooling and
Servicing Agreement beyond the corresponding Performance Certification actually provided by the Special Servicer. Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses (1) through (5) that is in turn dependent upon: (i)
information required to be provided by any Sub-Servicer that is a Designated
Sub-Servicer, or the performance by any such Sub-Servicer of its obligations pursuant to the related Sub-Servicing Agreement, in each case beyond the respective corresponding backup certifications actually provided by such
Sub-Servicer to the Master Servicer with respect to the information that is the subject of such certification.

Date: _____________________________________

___________________________________________
[Name]
[Title]
[MASTER SERVICER]

                                      P-1-2

                                   EXHIBIT P-2

                      FORM OF CERTIFICATION TO BE PROVIDED
                BY THE CERTIFICATE ADMINISTRATOR TO THE DEPOSITOR

Re:   Merrill Lynch Mortgage Trust 2007-C1 (the "Trust"),
      Commercial Mortgage Pass-Through Certificates, Series 2007-C1

            I, [identify the certifying individual], a [title] of [Certificate
Administrator], certify to Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as August 1, 2007 (the
"Pooling and Servicing Agreement") and related to the Trust and the captioned commercial mortgage pass-through certificates (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and
Servicing Agreement), that:

1.    I have reviewed the annual report on Form 10-K for the fiscal year 20__
      (the "Annual Form 10-K Report"), and all reports on Form 10-D required to be filed in respect of periods covered by the annual report on Form 10-K, of the Trust (the "Exchange Act Periodic Reports");

2.    Based on my knowledge, and (with respect to information provided by either
      Master Servicer or the Special Servicer, as the case may be) assuming the accuracy of the statements made in the corresponding certifications of the
      Master Servicers and the Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing Agreement, (i) the information relating to the
      Certificate Administrator, (ii) the information relating to distributions on, or calculations performed by the Certificate Administrator with respect to, the Certificates (including such information contained in the distribution reports filed with the Exchange Act Periodic Reports) and
      (iii) any other information prepared by the Certificate Administrator, in each case as contained in the Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Form 10-K Report;

3.    Based on my knowledge, all of the distribution, servicing and other information required to be provided (i) to the Certificate Administrator by the Master Servicers and the Special Servicer under the Pooling and
      Servicing Agreement and (ii) by the Certificate Administrator under the
      Pooling and Servicing Agreement, in each case for inclusion in the
      Exchange Act Periodic Reports is included in such reports; and

                                      P-2-1

4.    The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Certificate Administrator in accordance with the Pooling and Servicing Agreement discloses, with respect to the Certificate Administrator, all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.

Date: _____________________________________

___________________________________________
[Name]
[Title]
[CERTIFICATE ADMINISTRATOR]

                                      P-2-2

                                   EXHIBIT P-3

                      FORM OF CERTIFICATION TO BE PROVIDED
                    BY THE SPECIAL SERVICER TO THE DEPOSITOR

Re:   Merrill Lynch Mortgage Trust 2007-C1 (the "Trust"), Commercial Mortgage
      Pass-Through Certificates, Series 2007-C1 (the "Certificates")

            I, [identify the certifying individual], a [title] of [Special
Servicer] (the "Special Servicer"), on behalf of the Special Servicer, certify to Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as of August 1, 2007 (the "Pooling and
Servicing Agreement") and relating to the Trust and the Certificates
(capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.    I (or persons under my supervision) have reviewed the servicing reports
      (the "Servicing Reports") relating to the Trust delivered by the Special
      Servicer to the Master Servicers and the Trustee pursuant to the Pooling and Servicing Agreement during the fiscal year 20__ (the "Fiscal Year");

2.    Based on my knowledge, the servicing information in the Servicing Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Fiscal Year;

3.    Based on my knowledge, the servicing information required to be provided to the Master Servicers and the Trustee by the Special Servicer under the
      Pooling and Servicing Agreement with respect to the Fiscal Year is included in the Servicing Reports;

4.    I am responsible for reviewing the activities performed by the Special
      Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required under the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such servicer compliance statement delivered by the Special Servicer under the
      Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Fiscal Year; and

5.    The Special Servicer's report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required under the Pooling and Servicing Agreement discloses all material instances of noncompliance by the Special Servicer with the Relevant Servicing Criteria.

                                      P-3-1

      [TO BE DELETED OR MODIFIED TO REFLECT THE ABSENCE OF ANY UNAFFILIATED
PARTY OR SUB-SERVICER: In addition, I have, in giving the certifications above, reasonably relied on information provided to me by [______________] (each, an unaffiliated party) and, notwithstanding the foregoing certifications, neither I nor the Special Servicer makes any certification under the foregoing clauses (1)
through (5) that is in turn dependent upon: (i) information required to be provided by any Sub-Servicer acting under a Sub-Servicing Agreement or (ii) the performance by any such Sub-Servicer of its obligations pursuant to any such
Sub-Servicing Agreement.]

Date: _____________________________________

___________________________________________
[Name]
[Title]
CENTERLINE SERVICING INC.

                                      P-3-2

                                    EXHIBIT Q

          I. CENTERLINE NAMING CONVENTION FOR ELECTRONIC FILE DELIVERY

Deal Name - Prospectus Loan I.D. - Statement Type - Statement Date - Months
Covered by Statement

For Example:

JPM2000C10-00001.1-OS-12312000-12
JPM2000C10-00001.2-OS-12312000-12
JPM2000C10-00001.1-OSAR-12312000-12
JPM2000C10-00001.1-FS-12312000-12
JPM2000C10-00001.1-RR-12312000

DLJ2000CKP1-00150.1-OS-12312000-12
DLJ2000CKP1-00001.1-OSAR-12312000-12
DLJ2000CKP1-00001.1-FS-12312000-12
DLJ2000CKP1-00001.1-RR-12312000
DLJ2000CKP1-00001.1-PI-12312000

Please note there should not be any special characters in the Deal Name, i.e. no spaces, dashes, underscores, etc.

The Prospectus I.D. should have five leading characters, a decimal point, and the Property # (1,2,3,etc).

The Statement Types are:   OS -  Operating Statement  (PDF or TIF format)
                                 OSAR -Operating Statement Analysis Report &
                                 NOI ADJ Worksheet (Excel Format named
                                 individually, not rolling format)
                                 FS - Borrower Financial Statement (PDF or TIF)
                                 RR - Rent Roll (Excel or PDF or TIF)
                                 PI-- Property Inspection (Excel format)

The Statement Date should be eight characters long - MODAYEAR where MO = months from 01 to 12, DAY = day of month from 01 to 31, YEAR = year such as 1999 or
2000 or 2001.

The Months Covered by the Statement should range from 01 to 12.

                                      Q-1